                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-103149



                                 PXP 3TEC Logo


                   PROPOSED MERGER -- YOUR VOTE IS IMPORTANT

    The boards of directors of Plains Exploration & Production Company and 3TEC Energy Corporation have agreed upon a transaction in which 3TEC will be merged into a newly-formed, wholly-owned subsidiary of Plains. We are sending this joint proxy statement/prospectus to you to ask you to vote in favor of this transaction and other matters.


    Plains will acquire by merger all of the capital stock and warrants of 3TEC for total consideration estimated at $306.0 million. In addition, Plains will assume the balance outstanding on the 3TEC credit facility which was $106.0 million at March 31, 2003.



    The 3TEC common stock, options and purchased warrants will be acquired for an estimated $291 million, or $15.53 per share, composed of


   .  $8.50 per share in cash and


   .  $7.03 per share in Plains common stock,



assuming the merger consideration is based on the closing price of Plains common stock of $8.27 on April 16, 2003. If the price of Plains' common stock falls below $7.65 per share or rises above $12.35 per share, 3TEC common stockholders will receive more or less Plains common stock, respectively, to fix total merger consideration between $15.00 and $19.00 per share of 3TEC common stock owned. The amount of cash consideration is fixed at $8.50 per share of 3TEC common stock owned, and will only increase if the price of Plains common stock falls below $6.25 per share and Plains chooses not to terminate the merger agreement. Holders of 3TEC preferred stock will receive $24.00 in cash per preferred share, plus accrued dividends to the effective time of the merger, estimated to be $0.13 per share.



    We have provided a detailed description of the calculation of the purchase price under the heading "Summary--The Merger" beginning on page 1 and "Terms of the Merger Agreement--Manner and Basis of Converting Stock" beginning on page 79.


    Plains common stock is listed on the New York Stock Exchange under the symbol "PXP."

    3TEC common stock is quoted on The NASDAQ National Market under the symbol "TTEN."

    Your vote is very important. We cannot complete the merger unless the Plains common stockholders vote to approve the issuance of Plains common stock and the 3TEC common and preferred stockholders vote to adopt the merger agreement. Additionally, at the Plains annual meeting, the Plains stockholders are being asked to approve Plains' 2002 Stock Incentive Plan, increase the number of Plains shares reserved for issuance under that plan if the merger occurs, approve the election of five directors to the Plains board, and ratify the appointment of Plains' auditors for 2003.

    This document is a prospectus relating to the shares of Plains common stock to be issued in the merger and a joint proxy statement for Plains to solicit proxies for its annual meeting of stockholders and for 3TEC to solicit proxies for its special meeting of stockholders. It contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement, and related transactions, followed by a more detailed discussion.


    For a discussion of certain significant matters that you should consider before voting on the merger agreement or the issuance of Plains common stock in connection therewith, see "Risk Factors" beginning on page 19.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Plains common stock to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.


    This document is dated May 1, 2003 and is first being mailed to stockholders of Plains and 3TEC on or about May 5, 2003.

                    PLAINS EXPLORATION & PRODUCTION COMPANY
                         500 Dallas Street, Suite 700
                             Houston, Texas 77002
                                (713) 739-6700

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 3, 2003


To the Stockholders of Plains Exploration & Production Company:


    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Plains Exploration & Production Company will be held at the DoubleTree Hotel, Granger Room B, One Allen Center, 400 Dallas Street, Houston, Texas, 77002, on June 3, 2003 at 10:00 a.m., Houston, Texas time, for the following purposes:


    1. to consider and vote upon a proposal to approve the issuance of Plains common stock to the stockholders of 3TEC Energy Corporation as a result of the transactions contemplated by the Agreement and Plan of Merger dated February 2, 2003, by and among Plains, its wholly-owned subsidiary PXP Gulf Coast Inc. and 3TEC Energy Corporation pursuant to which 3TEC will be merged with and into PXP Gulf Coast;

    2.  to consider and vote upon Plains' 2002 Stock Incentive Plan;

    3. to consider and vote upon a proposed adjustment to Plains' 2002 Stock Incentive Plan to increase the number of shares of Plains common stock reserved for issuance under the plan to 1.5 million shares if the merger occurs;

    4. to elect five nominees to the board of directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal;

    5. to ratify the selection of PricewaterhouseCoopers LLP as Plains' independent auditors for the fiscal year ending December 31, 2003; and

    6. to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on April 4, 2003 are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof. Each share of Plains common stock is entitled to one vote per share. For all proposals other than the election of directors, the affirmative vote of a majority of the shares of Plains common stock present and voting is required, except that broker non-votes will not be counted in determining whether a quorum exists for purposes of voting on the share issuance in connection with the merger. The election of directors requires the affirmative vote of a plurality of shares of Plains common stock present and voting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at Plains' offices in Houston, Texas during normal business hours by any holder of Plains common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any Plains stockholder may inspect it for any purpose relevant to the annual meeting.

    The board of directors of Plains has unanimously approved and adopted the merger agreement and the transactions contemplated by it, including the issuance of Plains common stock to the 3TEC stockholders as a result of such transactions, declared its advisability, and unanimously recommends that Plains stockholders vote at the annual meeting "FOR" the issuance of Plains common stock as a result of the transactions contemplated by the merger agreement and also "FOR" proposals 2-4 above. The audit committee of the Plains Board unanimously recommends that Plains stockholders vote at the annual meeting "FOR" the proposal to ratify the selection of PricewaterhouseCoopers LLP as Plains' independent auditors for the fiscal year ending December 31, 2003.

                                          By Order of the Board of Directors,

                                          /s/ James C. Flores

                                          James C. Flores
                                          Chairman of the Board and Chief
                                            Executive Officer

Houston, Texas

May 1, 2003


   Your vote is important. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                            3TEC ENERGY CORPORATION
                         700 Milam Street, Suite 1100
                             Houston, Texas 77002
                                (713) 821-7100

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 3, 2003


To the Stockholders of 3TEC Energy Corporation:


    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of 3TEC Energy Corporation will be held at 3TEC's offices at 700 Milam Street, Suite 1100, Houston, Texas 77002, on June 3, 2003 at 10:00 a.m., Houston, Texas time, for the following purposes:


    1. to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated February 2, 2003, by and among Plains Exploration & Production Company, its wholly-owned subsidiary PXP Gulf Coast Inc. and 3TEC, pursuant to which 3TEC will be merged with and into PXP Gulf Coast; and

    2. to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.


    Only stockholders of record at the close of business on April 11, 2003 are entitled to notice of and to vote at the special meeting or at any adjournments or postponements thereof. Each share of 3TEC common stock and 3TEC preferred stock is entitled to one vote per share and each fractional share is entitled to a corresponding fractional vote. The affirmative vote of a majority of the outstanding 3TEC common stock and 3TEC preferred stock, each voting separately as a class, is required to adopt the merger agreement. A complete list of stockholders entitled to vote at the special meeting will be available for examination at 3TEC's offices in Houston, Texas during normal business hours by any 3TEC common or preferred stockholder for any purpose relevant to the special meeting for a period of ten days prior to the special meeting. This list will also be available at the special meeting and any 3TEC common or preferred stockholder may inspect it for any purpose relevant to the special meeting. Holders of 3TEC common stock and 3TEC preferred stock are entitled to appraisal rights under the Delaware General Corporation Law with respect to the merger.


    The board of directors of 3TEC has determined that the merger agreement and the transactions contemplated by it are advisable and in the best interests of 3TEC and its stockholders, and the 3TEC Board of Directors, with two interested members abstaining, unanimously adopted the merger agreement, declared the merger agreement advisable, and recommends that 3TEC stockholders vote at the special meeting "FOR" approval of the proposal described above. As described on page 7, some 3TEC directors will receive substantial financial benefits as well as other valuable consideration as a result of the merger.

                                          By Order of the Board of Directors,

                                          /s/ Floyd C. Wilson

                                          Floyd C. Wilson
                                          Chairman and Chief Executive Officer

Houston, Texas

May 1, 2003


   Your vote is important. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                               Table of Contents



                                                         Page
                                                         ----
                  QUESTIONS AND ANSWERS ABOUT
                    THE MERGER..........................  iv
                  SUMMARY...............................   1
                   The Companies........................   1
                   The Merger...........................   1
                   Recommendations of the Boards of
                     Directors..........................   3
                   Opinions of Financial Advisors.......   3
                   Board of Directors and Management of
                     Plains Following the Merger........   4
                   The Stockholder Meetings.............   4
                   Record Dates.........................   4
                   Votes Required.......................   5
                   Voting Agreements....................   5
                   Share Ownership of Management........   5
                   Risks Associated with the Merger.....   6
                   Accounting Treatment.................   6
                   Conditions to the Merger.............   6
                   Termination of the Merger
                     Agreement..........................   6
                   Termination Fees.....................   7
                   Interests of Certain Persons in the
                     Merger that Differ from Your
                     Interests..........................   7
                   Acquisition Proposals................   8
                   Material Differences in the Rights of
                     Stockholders.......................   8
                   Comparative Per Share Market Price
                     Information........................   8
                   Summary Selected Historical
                     Consolidated Financial Data........   9
                   Summary Oil and Gas Reserve and
                     Production Information.............  13
                   Summary Unaudited Pro Forma
                     Combined Financial Data of the
                     Combined Company...................  14
                   Summary Pro Forma Oil and Gas
                     Reserve Data of the Combined
                     Company............................  16
                   Comparative Per Share Data...........  17
                   Recent Events........................  18
                  RISK FACTORS..........................  19
                   Risks Relating to the Merger.........  19
                   Risks Relating to the Combined
                     Company After the Merger...........  20
                   Risks Relating to Plains'
                     Reorganization and Spin-off........  28
                  CAUTIONARY STATEMENTS
                    CONCERNING FORWARD-LOOKING
                    STATEMENTS..........................  31


                                                          Page
                                                          ----
                  MARKET PRICE AND DIVIDEND
                    INFORMATION..........................  32
                   Historical Market Prices of Plains and
                     3TEC................................  32
                   No History of Dividends and No
                     Dividends Expected in the
                     Foreseeable Future..................  32
                  THE STOCKHOLDER MEETINGS...............  34
                   Times and Places......................  34
                   Purposes of the Stockholder
                     Meetings............................  34
                   Record Date and Outstanding
                     Shares..............................  35
                   Quorum and Vote Necessary to
                     Approve Proposals...................  35
                   Proxies...............................  35
                   Solicitation of Proxies...............  37
                   Voting Agreements.....................  37
                   Option Exercise Forbearance
                     Agreement...........................  38
                  PLAINS - THE COMBINED COMPANY..........  39
                  THE MERGER.............................  42
                   Background of the Merger..............  42
                   Reasons for the Merger - 3TEC.........  47
                   Reasons for the Merger - Plains.......  49
                   Opinions of 3TEC's Financial
                     Advisors............................  51
                   Opinion of Plains' Financial Advisor..  67
                   Accounting Treatment..................  74
                   Opinions as to Material U.S. Federal
                     Income Tax Consequences of the
                     Merger..............................  74
                   Board of Directors and Management of
                     Plains Following the Merger.........  75
                   Interests of Certain Persons in the
                     Merger..............................  76
                   Financing for the Merger..............  77
                   Appraisal or Dissenters' Rights.......  77
                   Termination of Trading of 3TEC
                     Common Stock........................  78
                  TERMS OF THE MERGER
                    AGREEMENT............................  79
                   Merger................................  79
                   Manner and Basis of Converting
                     Stock...............................  79
                   Representations and Warranties........  85
                   Conduct of Business Pending the
                     Merger..............................  85
                   Additional Provisions.................  86

                                                           Page
                                                           ----
                  Conditions to Consummation of the
                    Merger................................  87
                  Termination.............................  88
                 MATERIAL U.S. FEDERAL INCOME TAX
                   CONSEQUENCES OF THE
                   MERGER.................................  90
                  Tax Consequences to Holders of 3TEC
                    Common Stock..........................  91
                  Tax Consequences to Holders of 3TEC
                    Preferred Stock.......................  92
                  Tax Consequences to Plains and Plains
                    Merger Subsidiary.....................  93
                  Tax Consequences to 3TEC................  93
                  Tax Consequences to Plains
                    Stockholders..........................  93
                 SELECTED HISTORICAL
                   CONSOLIDATED FINANCIAL AND
                   OTHER DATA.............................  94
                 PLAINS EXPLORATION & PRODUCTION
                   COMPANY UNAUDITED PRO FORMA
                   CONSOLIDATED FINANCIAL
                   STATEMENTS.............................  98
                 MANAGEMENT'S DISCUSSION AND
                   ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF
                   PLAINS................................. 107
                  General................................. 107
                  Corporate Reorganization and
                    Spin-Off.............................. 108
                  Results of Operations................... 109
                  Comparison of Year Ended
                    December 31, 2002 to Year Ended
                    December 31, 2001..................... 109
                  Comparison of Year Ended
                    December 31, 2001 to Year Ended
                    December 31, 2000..................... 111
                  Liquidity and Capital Resources......... 112
                  Capital Requirements.................... 115
                  Commitments and Contingencies........... 116
                  Industry Concentration.................. 117
                  Critical Accounting Policies and Factors
                    that May Affect Future Results........ 118
                  Recent Accounting Pronouncements........ 120
                  Qualitative and Quantitative
                    Disclosures About Market Risks........ 121
                 INFORMATION ABOUT PLAINS................. 124
                  Overview................................ 124
                  Recent Developments..................... 124
                  Oil and Gas Reserves.................... 126


                                                          Page
                                                          ----
                   Exploitation and Development.......... 127
                   Onshore California.................... 128
                   Offshore California................... 130
                   Illinois Basin........................ 131
                   Other................................. 131
                   Exploitation, Development, Exploration
                     and Acquisition Expenditures........ 131
                   Production and Sales.................. 132
                   Product Markets and Major
                     Customers........................... 132
                   Productive Wells and Acreage.......... 133
                   Drilling Activities................... 134
                   Real Estate........................... 134
                   Title to Properties................... 134
                   Competition........................... 134
                   Regulation............................ 135
                   Plugging, Abandonment and
                     Remediation Obligations............. 137
                   Legal Proceedings..................... 137
                   Employees............................. 138
                   Plains' Executive Offices and
                     Website............................. 138
                  MANAGEMENT'S DISCUSSION AND
                    ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF
                    OPERATIONS OF 3TEC................... 139
                   General............................... 139
                   Description of Critical Accounting
                     Policies............................ 139
                   Liquidity and Capital Resources....... 141
                   Results of Operations................. 143
                   Comparison of Year Ended
                     December 31, 2002 to Year Ended
                     December 31, 2001................... 143
                   Comparison of Year Ended
                     December 31, 2001 to Year Ended
                     December 31, 2000................... 144
                  INFORMATION ABOUT 3TEC ................ 146
                   Background............................ 146
                   Oil and Gas Properties................ 146
                   Natural Gas and Oil Reserves.......... 147
                   Volumes, Prices and Operating
                     Expenses............................ 148
                   Development, Exploration and
                     Acquisition Capital Expenditures.... 149
                   Drilling Activity..................... 149
                   Productive Wells...................... 149
                   Acreage Data.......................... 150
                   Marketing............................. 150
                   Employees............................. 150

                                                           Page
                                                           ----
                  3TEC's Executive Offices and
                    Website............................... 151
                 SECURITY OWNERSHIP OF
                   PRINCIPAL STOCKHOLDERS................. 152
                 COMPARISON OF STOCKHOLDER
                   RIGHTS................................. 158
                 DESCRIPTION OF PLAINS CAPITAL
                   STOCK.................................. 161
                  Common Stock............................ 161
                  Preferred Stock......................... 161
                  Delaware Anti-Takeover Law and
                    Certain Charter and Bylaw
                    Provisions............................ 162
                  Limitation of Liability; Indemnification 163
                  Stock Exchange.......................... 163
                  Transfer Agent and Registrar............ 163
                 ADOPTION OF THE PLAINS 2002
                   STOCK INCENTIVE PLAN................... 164
                  2002 Stock Incentive Plan............... 164
                  Certain Federal Income Tax
                    Consequences.......................... 167
                  New Plan Benefit........................ 169
                 AMENDMENT TO PLAINS' 2002 STOCK
                   INCENTIVE PLAN......................... 171
                 ELECTION OF DIRECTORS.................... 172
                 Committees of the Board of Directors..... 174
                 Compensation............................. 176
                  Compensation of Directors............... 176
                  Executive Compensation.................. 176
                  Summary Compensation Table.............. 177
                  Option/SAR Grants in 2002............... 178
                  Aggregated SAR Exercises in 2002 and
                    Year-End SAR Values................... 178
                  2002 Stock Incentive Plan............... 179


                                                       Page
                                                       ----
                     Rollover Stock Incentive Plan.... 179
                     Transition Stock Incentive Plan.. 179
                     Employment Agreements and Change-
                       in-Control Arrangements........ 179
                     Indemnification of Directors and
                       Officers....................... 183
                     ORGANIZATION AND
                       COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE
                       COMPENSATION................... 185
                     REPORT OF THE AUDIT
                       COMMITTEE...................... 188
                    PLAINS TRANSACTIONS WITH
                      RELATED PERSONS................. 190
                    SECURITY OWNERSHIP OF PLAINS'
                      PRINCIPAL STOCKHOLDERS.......... 197
                    SECTION 16(a) BENEFICIAL
                      OWNERSHIP REPORTING
                      COMPLIANCE...................... 197
                    RATIFICATION OF INDEPENDENT
                      AUDITORS........................ 198
                    EXPERTS........................... 199
                    LEGAL MATTERS..................... 199
                    STOCKHOLDER PROPOSALS............. 200
                    INCORPORATION OF CERTAIN
                      DOCUMENTS BY REFERENCE ......... 201
                    WHERE YOU CAN FIND MORE
                      INFORMATION..................... 202
                    GLOSSARY OF OIL AND GAS
                      TERMS........................... 203
                    INDEX TO CONSOLIDATED FINANCIAL
                      STATEMENTS...................... F-1


LIST OF ANNEXES

Annex A--Agreement and Plan of Merger
Annex B--Opinion of Lehman Brothers Inc.
Annex C--Opinion of Credit Suisse First Boston LLC
Annex D--Opinion of Bear, Stearns & Co. Inc.
Annex E--Section 262 of the Delaware General Corporation Law
Annex F--Plains Exploration & Production Company Charter of the Audit Committee Annex G--Plains Exploration & Production Company Corporate Governance
        Guidelines for Board of Directors
Annex H--Plains Exploration & Production Company 2002 Stock Incentive Plan Annex I--First Amendment to Plains Exploration & Production Company 2002 Stock Incentive Plan

Annex J--First Amendment to Charter of the Plains Exploration & Production
        Company Audit Committee

                    QUESTIONS AND ANSWERS ABOUT THE MERGER


    Set forth below are commonly asked questions and answers about the merger, including, if applicable, parenthetical page references to the more complete discussion in this document of the questions answered in this section. For a more complete description of the legal and other terms of the merger, please read carefully this entire document and the other available information referred to in "Where You Can Find More Information" on page 202.


Q:  What will happen in the merger?

A: The proposed merger will combine the businesses of Plains and 3TEC. At the effective time of the merger, 3TEC will merge with and into PXP Gulf Coast Inc., a newly-formed, wholly-owned subsidiary of Plains, and PXP Gulf Coast will be the surviving corporation. As a result of the merger, 3TEC will cease to exist, and Plains will continue as a public company, with the surviving entity in the merger as its wholly-owned subsidiary. Based on the closing prices of Plains and 3TEC common stock immediately prior to the mailing of this document, following the merger the combined company will be a large domestic independent oil and gas company with an enterprise value of over $900 million.


Q:  Why are Plains and 3TEC proposing the merger? (see page 39)


A: Plains and 3TEC believe that the merger will create a stronger exploration and production company. Plains and 3TEC believe that the merger will:

   . Create a Larger and More Diversified Asset Base. The merger will increase the amount of the combined company's oil and gas reserves and diversify the composition and location of those reserves. The combined company's pro forma estimated net proved reserves of 302 MMBOE would be approximately 81% oil and 19% gas as of December 31, 2002. During 2002, on a pro forma basis, the combined company would have operated approximately 83% of its production.

   . Improve Financial Flexibility. We believe that the merger will provide the combined company with more efficient access to capital at a lower cost than either Plains or 3TEC has individually. In addition, the combined company should be better positioned to fund future growth and reduce leverage through the possible sale of equity and the divestiture of non-core properties.

A:  Plains believes that the merger will:

   . Diversify Reserve Commodity and Geographic Mix. The merger will reduce Plains' dependence on the California oil market and exposure to the California regulatory system. The merger will add significantly to Plains' reserves and production and will dramatically increase the percentage of Plains' reserves and production that are from gas, thereby reducing Plains' exposure to volatility in oil prices.

   . Shorten Reserve Life to Production Ratio. The merger is expected to increase Plains' current production and its proved developed reserves as a percentage of its total proved reserves thereby shortening its reserve life to production ratio.

   . Provide Meaningful Accretion to Earnings and Cash Flow. The merger should significantly increase Plains' earnings and cash flow.

   . Provide Plains with a Presence in East Texas and the Gulf Coast that can be Used for Future Growth. The merger is in accordance with Plains' long-term strategy of growth through corporate acquisitions, and should create a better platform for further consolidation of oil and gas assets in its core operating areas, particularly the Gulf Coast and East Texas regions.

   . Take Advantage of Favorable Market Conditions. The increase in gas prices occurring contemporaneous with the negotiation of the merger was not reflected in 3TEC's share price which has provided Plains with an opportunity to apply its hedging strategy to 3TEC's gas production at a favorable time.

   . Balance Exploration and Development Opportunities. The merger will provide Plains with a more balanced portfolio of exploitation and exploration opportunities, thereby giving management more flexibility in its capital allocation decisions.


   . Improve Access to Capital Markets. The merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide it more financial flexibility.


   . Provide Fair Merger Consideration. Lehman Brothers Inc. presented its review and opinion to the effect that, based upon its review and assumptions and subject to specific matters stated in the opinion, as of February 2, 2003, the consideration to be paid by Plains in the merger was fair to Plains from a financial point of view.

A:  3TEC believes that the merger will:

   . Provide 3TEC stockholders immediate cash liquidity and the opportunity for continued investment appreciation. The merger agreement requires Plains to pay $8.50 in cash and issue 0.85 of a share of Plains common stock to 3TEC common stockholders for each share of 3TEC common stock they hold. Accordingly, the merger consideration provides 3TEC common stockholders immediate cash liquidity on a portion of their investment and provides the opportunity for longer-term gains with their continued investment in the combined company.

   . Provide Premium Merger Consideration. As of January 31, 2003, the value of the merger consideration to 3TEC's common stockholders represented an 18.5% premium over the last reported sale price per share of 3TEC common stock on that date and a 24% premium over the average last reported sale prices per share of 3TEC common stock for the preceding 10 trading days. In the view of the 3TEC board, the merger consideration reflects a satisfactory premium over the recent market price of 3TEC common stock.


   . Provide Downside Price Protection. Pursuant to the merger agreement, the 3TEC common stockholders will receive $8.50 in cash and 0.85 of a share of Plains common stock for each share of 3TEC common stock owned. If the price of Plains' common stock falls below $7.65 per share or rises above $12.35 per share, 3TEC common stockholders will receive more or less Plains common stock, respectively, to fix total merger consideration between $15.00 and $19.00 per share of 3TEC common stock owned. The amount of cash consideration is fixed at $8.50 per share of 3TEC common stock owned, and will only increase if the price of Plains common stock falls below $6.25 per share and Plains chooses not to terminate the merger agreement. See "Terms of the Merger Agreement--Manner and Basis of Converting Stock" on page 79.


   . Provide Increased Liquidity. Plains common stock trades on the New York Stock Exchange, and 3TEC anticipates that in view of the substantially increased size of the combined company following the effective time of the merger, the Plains common stock will trade greater daily volumes than 3TEC common stock currently trades, thereby providing increased liquidity for 3TEC stockholders.

   . Qualify as a Tax-Free Reorganization. The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and the transaction should be tax free to 3TEC common stockholders, except for the cash received in the merger.

   . Enhance 3TEC's Position in South Louisiana as a Result of the Experience of Plains' Chief Executive Officer. The 3TEC board believes that James C. Flores, the Chief Executive Officer of Plains, has significant and relevant oil and gas experience in south Louisiana, an area in which 3TEC believes it has high quality prospects, acreage and technical capabilities. The 3TEC board believes that Mr. Flores' contacts and experience in south Louisiana should enhance 3TEC's existing position in south Louisiana to the benefit of the 3TEC stockholders receiving Plains stock in the merger.

   . Provide Fair Merger Consideration. Credit Suisse First Boston LLC and Bear, Stearns & Co. Inc. each presented its review and opinion that, based upon its review and assumptions and subject to specific matters stated in the opinion, the merger consideration to be received by the holders of outstanding 3TEC common stock in the merger is fair, from a financial point of view, to the 3TEC common stockholders.

   . Establish a Balance of Oil and Gas Properties. 3TEC's properties are principally gas producing properties in Texas and Louisiana and Plains' properties are principally oil producing properties in California and Illinois. The 3TEC board believes that the nature of the properties of the combined company provides an increased balance to the property base, which should inure to the long-term benefit of the combined company and therefore benefit the 3TEC stockholders receiving Plains common stock in the merger.


Q: How will the merger affect 3TEC common stockholders? What will 3TEC common stockholders receive for their shares? (see page 79)



A: Under the terms of the merger agreement, 3TEC common stockholders will receive $8.50 of cash and 0.85 of a share of Plains common stock for each share of 3TEC common stock they own, which equates to $7.03 per 3TEC common share based on the April 16, 2003 closing price of $8.27 per Plains common share. This exchange ratio is subject to an upward or downward adjustment should the market price of Plains common stock fall below $7.65 per share or rise above $12.35 per share, respectively. This mechanism is intended to provide that the total value of the consideration received by 3TEC common stockholders at the effective time of the merger will be between $15.00 and $19.00 per share of 3TEC common stock. For this purpose, the market price of the Plains common stock is the average of the closing prices of Plains common stock for the 20 consecutive trading days immediately preceding the third trading day prior to closing.



Q: How will the merger affect 3TEC preferred stockholders? What will 3TEC preferred stockholders receive for their shares? (see page 80)


A: Holders of 3TEC Series D preferred stock, the only outstanding preferred stock of 3TEC, will receive $24.00 per share, plus approximately $0.13 per share in declared and unpaid dividends up to the effective time of the merger. 3TEC may redeem the 3TEC preferred stock between the record date and the effective time of the merger for the same price except that declared and unpaid dividends will only be paid through the date of redemption.


Q: What will happen to 3TEC's stock options and warrants in the merger? (see page 81)


A: Prior to the merger, except for certain options that will be cancelled, 3TEC will cause all options to purchase 3TEC common stock issued under its employee benefit plans and non-employee director stock option plans to be vested and all holders of those options to exercise the options in a cashless exercise (based on a value of 3TEC common stock of $17.00 per share) that will cause them to receive 3TEC common stock equal in value to the difference between $17.00 and the exercise price of the option. The 3TEC common stock issued upon exercise of the options will be converted into merger consideration in the same manner as other outstanding 3TEC common stock. Options that are not exercised will terminate at the effective time of the merger.


    Also, at the effective time of the merger, each holder of a warrant to purchase 3TEC common stock for $3.00 per share will receive merger consideration of cash and Plains common stock as if such holder had exercised his or her warrant on a cashless basis into 3TEC common stock based on a value of $17.00 per share. Additionally, at the effective time of the merger, each warrant to purchase 3TEC common stock for $30.00 per share will be exchanged for a Plains warrant having the right to purchase
    0.85 of a share of Plains common stock (subject to adjustment) and to receive $8.50 in cash for a purchase price of $30.00. These warrants will expire in December 2003. For more information, please see "Terms of the Merger Agreement - Manner and Basis of Converting Stock" beginning on page 79.


Q: Describe the spin-off of Plains from Plains Resources Inc. and the related transactions.

A: Prior to December 18, 2002, Plains was a wholly-owned subsidiary of Plains Resources Inc. On December 18, 2002, Plains Resources distributed 100% of the issued and outstanding Plains common stock to the holders of record of Plains Resources' common stock as of December 11, 2002. Each Plains Resources stockholder received one share of Plains common stock for each share of Plains Resources common stock held. Plains Resources received a favorable private letter ruling from the Internal Revenue Service stating that, for United States federal income tax purposes, this distribution by Plains Resources of Plains' capital stock qualified as a tax-free distribution to Plains Resources and its stockholders under Section 355 of the Internal Revenue Code. This spin-off was completed to, among other things, enable Plains and Plains Resources to obtain significant cost savings through access to capital to fund operations, capital expenditures, acquisitions and other business needs at a reduced borrowing cost. In this document we refer to this transaction as Plains' "spin-off."

    In contemplation of the spin-off, on July 3, 2002 Plains Resources contributed to Plains all of the capital stock of its subsidiaries that own oil and gas properties offshore California and in Illinois. In this document we refer to this series of transactions as the "reorganization." Plains Resources also contributed to Plains intercompany payables that Plains or its subsidiaries owed to it which totaled $256.0 million at June 30, 2002. In addition, prior to the spin-off Plains Resources made an aggregate of $52.2 million in cash capital contributions to Plains.

Q:  Will Plains stockholders receive any shares in the merger?

A: No. Plains stockholders will continue to hold the Plains common stock they own prior to the effective time of the merger.

Q:  Where will my shares be traded after the merger?

A: Plains common stock will be traded on the New York Stock Exchange under the symbol "PXP." 3TEC common stock will no longer be quoted.

Q:  When do you expect the merger to be completed?

A: We expect to complete the merger promptly following the Plains annual meeting of stockholders and the 3TEC special meeting of stockholders.

Q:  How do I vote my shares at my stockholder meeting? (see page 35)



A: After carefully reading this document and the information incorporated by reference, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at your stockholder meeting. To assure that we obtain your vote, please vote as instructed on your proxy card, even if you plan to attend your stockholder meeting in person. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement if you are a 3TEC stockholder, and in favor of the issuance of Plains common stock and the other proposals to be voted on at the Plains annual meeting if you are a Plains stockholder, and in favor of any other proposals that may be submitted at your stockholder meeting. You may revoke your proxy on or before the day of your stockholder meeting by following the instructions on page 37. You then may either change your vote or attend your stockholder meeting and vote in person.



Q: What happens if I abstain from voting, or do not submit a proxy or vote? (see page 36)


A: If you are a 3TEC stockholder, any of these actions will have the effect of a vote against the adoption of the merger agreement.


A: If you are a Plains stockholder, if you fail to vote or submit a proxy, your vote will have no effect on the vote regarding the share issuance other than that it will not count for the purpose of determining whether a quorum exists for the share issuance. An abstention will have no effect on any proposal brought at the annual meeting.


    In either case, if you sign your proxy card but do not indicate how you want to vote, your shares will be voted for each proposal.


Q:  What should I do if I want to change my vote? (see page 37)


A: You can change your vote at any time before your proxy card is voted at your stockholder meeting. You can do this in one of three ways:

   . you can send a written notice to the company of which you are a stockholder stating that you would like to revoke your proxy;

   .  you can complete and submit a later dated proxy card to that company; or

   .  you can attend your stockholder meeting and vote in person.

    However, your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure your broker provides to change those instructions.

Q:  What vote does my board of directors recommend?


A: The Plains board of directors unanimously recommends that their stockholders vote at the annual meeting "FOR" the proposals, including the issuance of the Plains common stock as a result of the transactions contemplated by the merger agreement. The 3TEC board of directors, with two interested members abstaining, unanimously recommends that their stockholders vote "FOR" the adoption of the merger agreement. See page 44 for a discussion of why certain 3TEC directors abstained from voting on the proposed merger. As described on page 7, some 3TEC directors will receive substantial financial benefits as well as other valuable consideration as a result of the merger.

Q: If my broker holds my shares in "street name," will my broker vote them for me without my instructions?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure your broker provides.

Q:  Should I send in my stock certificates now?

A: No. After the merger, if you are a 3TEC stockholder, we will send written instructions on how to exchange your 3TEC stock certificates for cash and certificates representing Plains common stock. Plains stockholders should continue to hold their certificates after the merger and do not need to take any further action.

Q:  Am I entitled to appraisal rights?


A: 3TEC common stockholders and 3TEC preferred stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, or DGCL. For more information regarding appraisal rights, please see "Terms of the Merger Agreement--Manner and Basis of Converting Stock--Appraisal Rights" beginning on page 82.


Q:  Is the merger taxable?


A: 3TEC and Plains each expect the merger to be tax free pursuant to Section 368(a) of the Internal Revenue Code, to the extent 3TEC common stockholders receive stock in the merger. 3TEC common stockholders generally will recognize capital gain (but not loss) to the extent of the cash portion of the merger consideration they receive. The consideration, if any, received by the 3TEC preferred stockholders in the merger is expected to constitute ordinary income to the extent received for declared and unpaid dividends. To the extent that cash received other than for declared and unpaid dividends exceeds such stockholder's tax basis in the preferred stock, such stockholder will recognize gain. Such gain will be capital gain unless the receipt of cash has the effect of a distribution of a dividend as described in "Material U.S. Federal Income Tax Consequences--Tax Consequences to Holders of 3TEC Common Stock--Recognition of Gain or Loss" beginning on page 91.



    Please review carefully the information under the caption "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 90 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.


Q:  Are there any risks in the merger that I should consider?


A: Yes. There are risks associated with all business combinations, including the proposed merger. We have described this risk and the other risks in more detail under "Risk Factors" beginning on page 19.


Q:  Where can I find more information about the companies?

A: Both Plains and 3TEC file periodic reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy this information at the SEC's public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the Internet site maintained by the SEC at http://www.sec.gov and at the offices of the New York Stock Exchange. In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, please see "Where You Can Find More Information" on page 202.


Q:  Who can help answer my questions?

A: If you have more questions about the merger, please call the Investor Relations department of Plains at (713) 739-6700 or 3TEC at (713) 821-7100.

                                    SUMMARY


    This summary primarily highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to under "Where You Can Find More Information" on page 199. We encourage you to read the merger agreement, the legal document governing the merger, which is included as Annex A to this joint proxy statement/prospectus. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary. For an explanation of certain oil and gas industry terms used in this document, you should read "Glossary of Oil and Gas Terms" beginning on page 203.


    Although Plains Resources has historically owned and operated Plains' offshore California and Illinois properties through subsidiaries, the discussion in this document assumes Plains owned and operated these properties since the time Plains Resources acquired them. For example, if Plains Resources through Plains' subsidiaries drilled a well in 1999 on an Illinois property, in this document we will state that Plains drilled the well in 1999.

The Companies

Plains Exploration & Production Company
500 Dallas Street, Suite 700
Houston, Texas 77002
(713) 739-6700

    Plains is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. Plains' core operating areas are onshore California, primarily in the Los Angeles Basin, offshore California in the Point Arguello unit, and the Illinois Basin in southern Illinois and Indiana. As of December 31, 2002, Plains had estimated total net proved reserves of 253.0 MMBOE, of which approximately 95% were comprised of oil and approximately 54% were proved developed. Plains common stock is listed on the New York Stock Exchange under the symbol "PXP."

3TEC Energy Corporation
Pennzoil Plaza, North Tower
700 Milam Street, Suite 1100
Houston, Texas 77002
(713) 821-7100

    3TEC is engaged in the acquisition, development, production and exploration of oil and gas reserves. 3TEC's properties are concentrated in East Texas and the Gulf Coast region, both onshore and in the shallow waters of the Gulf of Mexico. As of December 31, 2002, 3TEC had estimated total net proved reserves of 49 MMBOE, of which approximately 87% were gas and approximately 81% were proved developed. 3TEC common stock is quoted on The NASDAQ National Market under the symbol "TTEN."

The Merger

(see page 42)


    Pursuant to the merger agreement, 3TEC will merge with and into a newly formed wholly-owned subsidiary of Plains.

    Under the terms of the merger agreement, 3TEC common stockholders will receive $8.50 of cash and 0.85 of a share of Plains common stock for each share of 3TEC common stock they own, which equates to a total of $16.97 per 3TEC common share based on the January 31, 2003, the last full trading day prior to the public announcement of the merger, closing price of $9.96 per Plains common share. This exchange ratio is subject to an upward or downward adjustment should the market price of Plains common stock fall below $7.65 per share or rise above $12.35 per share, respectively. This mechanism is intended to provide that the total value of the consideration received by 3TEC common stockholders at the effective time of the merger will be between $15.00 and $19.00 per share of 3TEC common stock. For this purpose, the market price of Plains common stock will be the average closing price of Plains common stock for the 20 consecutive trading days immediately preceding the third trading day prior to closing. In addition, if the market price of Plains common stock is less than $6.25 per share, Plains may either (i) terminate the merger agreement or (ii) in lieu of issuing more Plains common stock increase the cash consideration paid per share of 3TEC common stock by the amount the Plains common stock market price is less than $6.25 times the exchange ratio after adjustment.

    The following table illustrates the consideration to be received by holders of 3TEC common stock (assuming exercise or conversion before closing of options and warrants to purchase common stock as described in the merger agreement) in the merger under nine different Plains common stock price scenarios:

                                             Merger Consideration
                        --------------------------------------------------------------
                        $6.00  $6.25  $7.00  $8.00  $9.00  $10.00 $11.00 $12.00 $13.00
Assumed market price(1) ------ ------ ------ ------ ------ ------ ------ ------ ------
 Exchange ratio(2).....   1.04   1.04   0.93   0.85   0.85   0.85   0.85   0.85   0.81
 Stock value(3)........ $ 6.24 $ 6.50 $ 6.50 $ 6.80 $ 7.65 $ 8.50 $ 9.35 $10.20 $10.50
 Cash.................. $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50
 Additional cash(4).... $ 0.26     --     --     --     --     --     --     --     --
 Merger consideration.. $15.00 $15.00 $15.00 $15.30 $16.15 $17.00 $17.85 $18.70 $19.00

--------
(1) The market price of Plains common stock will be calculated at the effective time of the merger based upon the average closing prices of Plains common stock for the 20 consecutive trading days immediately preceding the third trading day prior to the closing.
(2) The number of shares of Plains common stock issued for each share of 3TEC common stock.
(3) The value of Plains common stock has been determined by multiplying the market price as determined under the merger agreement by the exchange ratio. The actual value, or trading price, of the Plains common stock on the closing date of the merger could be different.
(4) If the market price of Plains common stock as determined under the merger agreement is less than $6.25, Plains may terminate the merger agreement. If Plains does not terminate the merger agreement, then the exchange ratio will be determined using $6.25 as the market price and Plains will pay additional cash in an amount equal to the product of (i) $6.25 minus the market price times (ii) the exchange ratio.

    Assuming the market price of Plains common stock is between $7.65 and $12.35, after the merger is completed, 3TEC common stockholders will own approximately 40% of Plains, and Plains stockholders will own approximately 60% of Plains.

    The merger is expected to qualify as a tax free reorganization under
Section 368(a) of the Internal Revenue Code. Accordingly, the merger is expected to be tax free to Plains stockholders and tax free for the stock portion of the consideration received by 3TEC stockholders. Plains anticipates funding the cash portion of the merger through a new credit facility.

    3TEC preferred stockholders will receive $24.00 per share plus approximately $0.13 per share in declared and unpaid dividends up to the estimated effective time of the merger. 3TEC intends to redeem the 3TEC preferred stock between the record date of the special meeting and the effective time of the merger for $24.00 per share plus the declared and unpaid dividends through the redemption date.

    Prior to the merger, except with respect to certain options that will be cancelled, 3TEC will cause all options to purchase 3TEC common stock issued under its employee benefit plans and non-employee director stock option plans to be vested and all holders of those options to exercise the options, based on a value of $17.00 and in a manner that will cause them to receive 3TEC common stock, with a value equal to the difference between $17.00 and the exercise price of the option. The 3TEC common stock issued upon exercise of the options will be converted into merger consideration in the same manner as other holders of 3TEC common stock. Options that are not exercised will terminate upon the consummation of the merger.


    Also, upon the consummation of the merger, each holder of a warrant to purchase 3TEC common stock for $3.00 per share will receive merger consideration of cash and Plains common stock as if such holder had exercised his or her warrant on a cashless basis into 3TEC common stock based on a value of $17.00. Additionally, upon the consummation of the merger, each warrant to purchase 3TEC common stock for $30.00 per share will be exchanged for Plains warrants having the right to purchase 0.85 shares of Plains common stock (subject to adjustment) and $8.50 in cash for a purchase price of $30.00. For more information, please see "Terms of the Merger Agreement--Manner and Basis of Converting Stock" on page 79.


Recommendations of the Boards of Directors

(see pages 34,47 and 50)


    Plains. The board of directors of Plains has unanimously approved and adopted the merger agreement and the transactions contemplated by it, including the issuance of Plains common stock to the 3TEC stockholders as a result of such transactions, declared its advisability and unanimously recommends that Plains stockholders vote at the annual meeting "FOR" the issuance of Plains common stock as a result of the transactions contemplated by the merger agreement. In addition, the Plains board of directors unanimously recommends that Plains stockholders vote "FOR" the 2002 Stock Incentive Plan, the adjustment to that plan and the nominees for director. The audit committee of Plains' board of directors recommends that you vote "FOR" the ratification of PricewaterhouseCoopers LLP as Plains' independent auditors for the fiscal year ending December 31, 2003.


    3TEC. The board of directors of 3TEC has, with two interested members abstaining, unanimously adopted the merger agreement, declared the merger agreement advisable, and recommends that 3TEC stockholders vote at the special meeting "FOR" the adoption of the merger agreement. Because certain affiliates of EnCap Investments L.L.C. own shares and other equity interests of 3TEC and Plains, the two 3TEC directors who are managing directors of EnCap chose to abstain from the discussion and vote related to the merger agreement. See "The Merger--Background of the Merger" beginning on page 42. As described on page 7, some 3TEC directors will receive substantial financial benefits as well as other valuable consideration as a result of the merger.


Opinions of Financial Advisors

(see pages 51 and 67)


    In deciding to recommend the merger, we each considered opinions from our respective financial advisors.

    Plains received a written opinion from its financial advisor, Lehman Brothers Inc., to the effect that as of the date of such opinion, the merger consideration to be paid to the holders of outstanding 3TEC common stock in the merger is fair, from a financial point of view, to Plains.

    3TEC received written opinions from each of its financial advisors, Credit Suisse First Boston LLC and Bear, Stearns & Co. Inc., to the effect that as of the date of the opinions, the merger consideration to be received by the holders of outstanding 3TEC common stock in the merger is fair, from a financial point of view, to the 3TEC common stockholders.

    The full texts of these opinions describe the basis and assumptions on which they were rendered and are attached as Annexes B, C and D. We urge you to read these opinions in their entirety.

Board of Directors and Management of Plains Following the Merger

(see page 75)



    If the merger agreement is adopted, the share issuance is approved and the merger becomes effective, the size of the Plains board of directors will be increased from five to six members. The nominating committee of 3TEC's board of directors will have the right to designate two people who are reasonably acceptable to the Plains board of directors to fill those new board memberships. The Plains board will appoint those designees to serve on the Plains board immediately after the merger. As a result, following the merger, the Plains board will consist of five individuals designated by Plains, each of whom currently serves on the Plains board, and two individuals designated by 3TEC, one of whom currently serves on the Plains board. Plains' senior management will not change as a result of the merger.


The Stockholder Meetings

(see page 34)


    Plains.  The Plains annual meeting will be held for the following purposes:

   . to consider and vote upon a proposal to approve the issuance of Plains common stock to 3TEC stockholders as a result of the transactions contemplated by the Agreement and Plan of Merger dated February 2, 2003 by and among Plains, the Plains merger subsidiary and 3TEC pursuant to which 3TEC will be merged with and into the Plains merger subsidiary;

   .  to consider and vote upon Plains' 2002 Stock Incentive Plan;

   . to consider and vote upon a proposed adjustment to the 2002 Stock Incentive Plan to increase the number of shares of Plains common stock reserved for issuance under the plan to 1.5 million shares if the merger occurs;

   . to elect five nominees to the board of directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal; and

   . to ratify the selection of PricewaterhouseCoopers LLP as Plains' independent auditors for the fiscal year ending December 31, 2003.

    3TEC. At the 3TEC special meeting, holders of 3TEC common stock and 3TEC preferred stock will be asked to adopt the merger agreement.

Record Dates

    Plains. You can vote at the annual meeting of Plains stockholders if you owned Plains common stock at the close of business on April 4, 2003.


    3TEC. You can vote at the special meeting of 3TEC stockholders if you owned 3TEC common stock or 3TEC preferred stock at the close of business on April 11, 2003.

Votes Required

(see page 35)


    Plains. Each share of Plains common stock will be entitled to one vote per share at the annual meeting.

    For the approval the proposals relating to the issuance of Plains common stock in connection with the merger, the approval of Plains' 2002 Stock Incentive Plan, and the adjustment to that plan (if the merger is completed), the affirmative vote of a majority of the shares of Plains common stock present and voting is required; except that for purposes of approving the issuance of Plains common stock in connection with the merger, broker non-votes will not count in determining whether a quorum is present at the meeting.

    The election of directors requires the affirmative vote of a plurality of shares of Plains common stock present and voting, in person or by proxy, at any meeting at which holders of a majority of common stock are present. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate.

    3TEC.   Each share of 3TEC common stock and 3TEC preferred stock is entitled to one vote at the special meeting. Adoption of the merger agreement by 3TEC stockholders requires the affirmative vote of a majority of the outstanding shares of 3TEC common stock and 3TEC preferred stock, each voting separately as a class.

    If you are a holder of 3TEC common stock or 3TEC preferred stock and you do not vote your shares or abstain from voting your shares, such actions will be the equivalent of a "no" vote because the adoption of the merger agreement requires an affirmative vote of a majority of the outstanding shares of 3TEC common stock and 3TEC preferred stock. In addition, broker non-votes will be the equivalent of a "no" vote because the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of 3TEC common stock and 3TEC preferred stock, each voting as a separate class.

Voting Agreements

(see page 37)


    In connection with the signing of the merger agreement, certain directors, executive officers and stockholders of Plains and 3TEC entered into voting agreements to vote all of their shares of common stock and, if applicable, 3TEC preferred stock in favor of the adoption of the merger agreement. The total number of shares of Plains common stock subject to these voting agreements represents approximately 12% of the outstanding shares of Plains common stock and the total number of shares of 3TEC stock subject to these voting agreements represents approximately 22% of the outstanding shares of 3TEC common stock and 74% of the outstanding shares of 3TEC preferred stock as of the record date.

Share Ownership of Management

(see page 152)



    Plains. As of the record date for the Plains annual meeting, there were 24,225,075 shares of Plains common stock outstanding. Directors and executive officers of Plains beneficially owned approximately 5.2% of the outstanding Plains common stock on the record date.



    3TEC. As of the record date for the 3TEC special meeting, there were 16,780,776 shares of 3TEC common stock and 613,919 shares of 3TEC preferred stock outstanding. Directors and executive officers of 3TEC beneficially owned approximately 18% of the fully diluted shares of 3TEC common stock and none of the outstanding 3TEC preferred stock on the record date.


Risks Associated with the Merger


    You should be aware of and carefully consider the risks relating to the merger described under "Risk Factors" beginning on page 19. These risks include possible difficulties in combining two companies that have previously operated independently.


Accounting Treatment

(see page 74)


    The merger will be accounted for as an acquisition of 3TEC by Plains using the "purchase" method of accounting. In addition, Plains will continue to use the full cost method of accounting for its oil and gas properties.

Conditions to the Merger

(see page 87)


    We will complete the merger only if the conditions to the merger are satisfied, including the following:

   . the adoption of the merger agreement by 3TEC common and preferred stockholders;

   . the approval of the Plains common stock issuance in connection with the merger by the Plains stockholders;

   . the receipt of tax opinions from counsel for each of Plains and 3TEC that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code;

   . the receipt of a supplemental ruling from the Internal Revenue Service or a tax opinion from counsel for Plains that the merger will not adversely affect the tax treatment of the recently completed spin-off of Plains from Plains Resources pursuant to Section 355 of the Internal Revenue Code;

   .  the absence of any material adverse effect upon either Plains or 3TEC; and

   .  the absence of any law or court order that prohibits the merger.


    Prior to the effective time of the merger, either of us may choose to complete the merger even though a condition has not been satisfied if the law allows us to do so. However, if there is a material waiver after the merger agreement has been adopted by the 3TEC common or preferred stockholders, we will resolicit the approval of the stockholders.


Termination of the Merger Agreement

    We can agree to terminate the merger agreement at any time. In addition, either of us can unilaterally terminate the merger agreement in various circumstances, including the following:

   . if the merger has not been completed by August 31, 2003, and if the terminating company has not materially breached its obligations under the merger agreement that proximately contributed to the failure to consummate the merger on or prior to such date; and

   . if the stockholders of 3TEC fail to adopt the merger agreement or the stockholders of Plains fail to approve the issuance of Plains common shares as a result of the merger.

    In addition, Plains can unilaterally terminate the merger agreement if the 20-day average closing price of Plains common stock is less than $6.25 at the time the stock portion of the merger consideration is calculated.


    The merger agreement can be terminated in other circumstances which are described on pages 88 and 89.


Termination Fees

(see page 89)


    The occurrence of certain termination events in connection with an offer or proposal regarding a business combination including 3TEC or the purchase of a substantial amount of 3TEC's assets or stock that are not contemplated by the merger agreement, will require 3TEC to pay Plains a termination fee of $9.0 million plus the payment of up to $1.0 million of Plains' expenses.

Interests of Certain Persons in the Merger that Differ from Your Interests

(see page 76)


    Some of 3TEC's directors and officers have interests in the merger that differ from, or are in addition to, your interests as stockholders of 3TEC. These interests include:

   . at the effective time of the merger, the nominating committee of 3TEC's board of directors will have the right to designate two individuals to Plains' board of directors;

   . on or before the effective time of the merger, 45,000 stock options with a weighted average exercise price of $11.78 per share held by Floyd C. Wilson, who is currently the Chairman and Chief Executive Officer of 3TEC, will vest and will be converted into merger consideration on a cashless exercise basis;

   . on or before the effective time of the merger, 21,666 stock options with a weighted average exercise price of $10.80 per share held by R.A. Walker, who is currently the President, Chief Financial Officer and a director of 3TEC, will vest and will be converted into merger consideration on a cashless exercise basis;

   . all other outstanding stock options that have not vested (except for 80,000 stock options held by Mr. Wilson and 70,000 stock options held by Mr. Walker, which will be cancelled), including 99,998 held by 3TEC's executive officers (other than Mr. Wilson and Mr. Walker) and independent directors, will fully vest on or before the effective time of the merger and will be converted into merger consideration on a cashless exercise basis.

   . all restrictions on restricted common stock held by 3TEC's executive officers and directors (except 37,500 shares held by Mr. Wilson and 25,000 shares held by Mr. Walker, which will be cancelled) will lapse at the effective time of the merger.

   . assuming the market price of Plains common stock is between $7.65 and $12.35, 3TEC's officers and directors will receive an aggregate of $517,720 in cash and 51,772 shares of Plains common stock on account of options that will vest, and restricted stock as to which restrictions will lapse, solely as a result of the merger;

   . 3TEC executive officers will be entitled to an aggregate of approximately $2.9 million in severance payments if they are not offered employment by the surviving company or its affiliate or if their benefits are reduced within one year of the effective time of the merger; and

   . persons who become directors of Plains will receive 10,000 shares of Plains restricted stock.

    As of the date of this document, there are no agreements with Plains for the employment of any of 3TEC's directors or the continuing employment of any 3TEC's executive officers, although employment may be offered to certain of 3TEC's executive officers. Other than as set forth above, the interests of 3TEC's directors and executive officers in the merger are limited to their interests as stockholders or optionholders of 3TEC.


    3TEC's directors and executive officers beneficially owned approximately 18% of the fully diluted shares of 3TEC common stock as of the record date for the 3TEC special meeting. Plains' directors and executive officers did not beneficially own any shares of 3TEC common stock as of that date.



    Two members of 3TEC's board, D. Martin Phillips and David B. Miller, are two of the four managing directors of EnCap Investments L.L.C., which beneficially owns 385,883 shares of 3TEC preferred stock, 2,533,540 shares of 3TEC common stock, warrants to purchase 745,155 shares of 3TEC common stock for $3.00 per share, warrants to purchase 159,957 shares of 3TEC common stock for $30.00 per share, and options to purchase 110,000 shares of 3TEC common stock, as well as 1,572,605 shares of Plains common stock. See "Security Ownership of Principal Stockholders--3TEC" on page 154 for a more detailed discussion of EnCap's stock ownership.


    The 3TEC board of directors was aware of these interests and considered them in approving the merger and the merger agreement.

Acquisition Proposals


    3TEC has agreed not to engage in any discussions or negotiations with anyone that has made or is considering making an offer or proposal for a business combination involving it or the purchase of a substantial amount of its stock or assets, other than as contemplated in the merger agreement. However, 3TEC or its board of directors may take and disclose a position with respect to a tender offer by a third party pursuant to applicable law and prior to obtaining 3TEC stockholder adoption of the merger agreement, or furnish information or enter into negotiations with any person, organization or entity indicting a willingness to make an unsolicited bona fide proposal for a business combination involving 3TEC or the purchase of a substantial amount of its stock or assets if certain conditions are met. For a more detailed discussion of such conditions, see "Terms of the Merger Agreement--Additional Provisions--Acquisition Proposals" on page 86.


Material Differences in the Rights of Stockholders

(see page 158)


    3TEC and Plains are both Delaware corporations. Upon completion of the merger, your rights as stockholders of Plains will be governed by its charter and bylaws, and Delaware law. 3TEC stockholders should consider the fact that the surviving entity's charter and bylaws differ in some material respects from 3TEC's charter and bylaws.

Comparative Per Share Market Price Information

(see page 32)



    Plains common stock is listed on the New York Stock Exchange under the symbol "PXP" and 3TEC common stock is quoted on The NASDAQ National Market under the symbol "TTEN." On January 31, 2003, the last full trading day prior to public announcement of the proposed merger, Plains common stock closed at $9.96 per share and the last reported sale price of 3TEC common stock was $14.35 per share. On April 30, 2003, Plains common stock closed at $8.33 per share and the last reported sale price of 3TEC common stock was $15.45 per share. We urge you to obtain current market quotations before making any decision with respect to the merger.

            Summary Selected Historical Consolidated Financial Data

                                    Plains


    The following table sets forth Plains' summary consolidated and combined historical financial information that has been derived from the audited consolidated statements of income and cash flows for Plains' business for each of the years ended December 31, 2002, 2001 and 2000. Pro forma information reflects Plains' (i) reorganization, (ii) issuance of $200.0 million aggregate principal amount of 8.75% senior subordinated notes due 2012, (iii) entry into a $300.0 million revolving credit facility and initial borrowings thereunder,
(iv) receipt of $47.2 million in capital contributions from Plains Resources, and (v) distribution of the proceeds of its notes offering and the initial borrowings under its credit facility to Plains Resources. Such items are reflected in the historical balance sheet at December 31, 2002. This discussion does not include the effect of the merger. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Plains" beginning on page 107 and the Plains financial statements and notes thereto included elsewhere in this document.


                                                                                     Year Ended
                                                                                    December 31,
                                                                      ---------------------------------------
                                                                         Pro
                                                                        Forma
                                                                        2002      2002       2001      2000
                                                                      --------  --------  ---------  --------
                                                                         (Amounts in thousands, except per
                                                                                    share data)
Statement of Income Data:
Revenues:
   Oil sales to Plains All American Pipeline, L.P.................... $178,038  $178,038  $ 174,895  $126,434
   Gas sales.........................................................   10,299    10,299     28,771    16,017
   Other operating revenues..........................................      226       226        473        --
                                                                      --------  --------  ---------  --------
                                                                       188,563   188,563    204,139   142,451
                                                                      --------  --------  ---------  --------
Costs and Expenses:
   Production expenses...............................................   78,451    78,451     63,795    56,228
   General and administrative(1)
      Stock appreciation rights......................................    3,653     3,653         --        --
      Spin-off costs.................................................      777       777         --        --
      Other..........................................................   10,756    10,756     10,210     6,308
   Depreciation, depletion and amortization..........................   30,874    30,359     24,105    18,859
                                                                      --------  --------  ---------  --------
                                                                       124,511   123,996     98,110    81,395
                                                                      --------  --------  ---------  --------
Income from operations...............................................   64,052    64,567    106,029    61,056
Other income (expense)
   Expenses of terminated public equity offering.....................   (2,395)   (2,395)        --        --
   Interest expense..................................................  (18,765)  (19,377)   (17,411)  (15,885)
   Interest and other income.........................................      174       174        463       343
                                                                      --------  --------  ---------  --------
Income before income taxes and cumulative effect of accounting change   43,066    42,969     89,081    45,514
Income tax expense...................................................  (16,770)  (16,732)   (34,388)  (16,765)
                                                                      --------  --------  ---------  --------
Income before cumulative effect of accounting change................. $ 26,296    26,237     54,693    28,749
                                                                      ========
   Cumulative effect of accounting change, net of tax benefit........                 --     (1,522)       --
                                                                                --------  ---------  --------
Net income...........................................................           $ 26,237  $  53,171  $ 28,749
                                                                                ========  =========  ========
Net income per common share:
   Basic and diluted................................................. $   1.09  $   1.08  $    2.20  $   1.19
Weighted averaged common shares outstanding:
   Basic.............................................................   24,193    24,193     24,200    24,200
   Diluted...........................................................   24,201    24,201     24,200    24,200
Other Financial Data:
Net cash provided by operating activities............................           $ 78,826  $ 116,808  $ 79,464
Net cash used in investing activities................................            (64,158)  (125,880)  (70,871)
Net cash provided by (used in) financing activities..................            (13,653)     8,549   (13,132)
Oil and gas capital expenditures.....................................             64,497    125,753    70,505

                                                  (footnotes on following page)

                                            As of December 31,
                                                   2002
                                                Historical
                                            ------------------
                                               (Amounts in
                                                thousands)
                  Balance Sheet Data:
                  Cash and cash equivalents      $  1,028
                  Working capital deficit..       (47,436)
                  Total assets.............       550,880
                  Total debt...............       233,677
                  Stockholders' equity.....       173,820

--------
(1)General and administrative expenses consist of Plains' direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to Plains. As a result of its reorganization and spin-off discussed in the section "Questions and Answers about the Merger," Plains estimates that its annual general and administrative expenses will increase by approximately $4.1 million over the amount reported for the year ended December 31, 2002 (excluding expense related to stock appreciation rights and spin-off costs), reflecting the incremental costs of operating as a separate, publicly-held company.

   Stock Appreciation Rights, or SARs, are subject to variable accounting treatment. As a result, Plains' results of operations could be adversely or positively affected by fluctuations in the price of its common stock in subsequent periods.

   In connection with the issuance of SARs to Plains Resources' employees, officers and directors as part of and at the time of the spin-off, Plains was required to record a pre-tax charge of $2.7 million to earnings equal to the aggregate in-the-money value of the SARs deemed vested at that time. In addition, Plains recognized a $1.0 million accounting charge to reflect the movement in its common stock price and the vesting deemed to have occurred from the spin-off date to December 31, 2002.

                                     3TEC


   The following table sets forth 3TEC's summary consolidated and combined historical financial information that has been derived from (a) the audited combined statements of income and cash flows for 3TEC's business for the years ended December 31, 2002, 2001 and 2000, (b) 3TEC's consolidated balance sheets as of December 31, 2002. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of 3TEC" beginning on page 139 and 3TEC's financial statements and notes thereto included in and incorporated by reference in this document.


                                                                                  Year Ended December 31,(1)
                                                                                -----------------------------
                                                                                  2002       2001      2000
                                                                                --------  ---------  --------
                                                                                (Amounts in thousands, except
                                                                                       per share data)
                                                                                          (audited)
Statement of Income Data:
Revenues:
   Oil, gas and plant income................................................... $103,064  $ 116,080  $102,148
   Gain (loss) on sale of properties...........................................     (159)       815       800
   Gain (loss) on derivative fair value........................................   (6,632)     3,081        --
   Gain (loss) on derivative settlements.......................................   (5,644)       162        --
   Other.......................................................................      473        836       813
                                                                                --------  ---------  --------
      Total Revenues...........................................................   91,102    120,974   103,761
                                                                                --------  ---------  --------
Costs and Expenses:
   Production..................................................................   25,326     26,670    23,179
   Geological and geophysical..................................................    2,683      1,172       666
   Dry hole and impairments....................................................    8,918     12,261        29
   Surrendered and expired acreage.............................................      860      7,875        --
   Stock compensation (general and administrative).............................      816         --        --
   Interest....................................................................    3,962      6,773     7,556
   Severance payments..........................................................       --         --        --
   Compensation plan payments..................................................       --         --        --
   General and administrative..................................................    9,154      6,991     6,141
   Depreciation, depletion and amortization....................................   37,357     30,983    19,779
   Other.......................................................................      629        250        --
                                                                                --------  ---------  --------
      Total Expenses...........................................................   89,705     92,975    57,350
                                                                                --------  ---------  --------
Income (loss) before income taxes, minority interest and dividends to preferred
 stockholders..................................................................    1,397     27,999    46,411
Minority interest..............................................................       --        511       305
Income tax (benefit) expense...................................................       45     10,640    14,442
                                                                                --------  ---------  --------
Net income (loss).............................................................. $  1,352  $  16,848  $ 31,664
                                                                                ========  =========  ========
Dividends to preferred stockholders............................................      738        710     1,488
Net income (loss) attributable to common shares................................ $    614  $  16,138  $ 30,176
Basic net income (loss) per common share.......................................     0.04       1.06      2.91
Diluted net income (loss) per common share.....................................     0.03       0.91      2.28
Weighted averaged common shares outstanding:
   Basic.......................................................................   16,533     15,170    10,383
   Diluted.....................................................................   18,362     18,969    13,895
Other Financial Data:
Net cash provided by operating activities...................................... $ 49,802  $  89,780  $ 44,468
Net cash used in investing activities..........................................  (55,868)  (122,519)  (83,771)
Net cash provided by (used in) financing activities............................   (9,447)    46,065    37,598
Oil and gas capital expenditures...............................................   59,343    158,053   105,906

                                                  (footnotes on following page)

                                            As of December 31,
                                                   2002
                                                Historical
                                            ------------------
                                               (Amounts in
                                                thousands)
                  Balance Sheet Data:
                  Cash and cash equivalents      $  2,249
                  Working capital deficit..        (1,637)
                  Total assets.............       349,185
                  Total debt...............        99,000
                  Stockholders' equity.....       182,964

--------
(1)Certain reclassifications of prior period amounts have been made to conform to the current presentation.

            Summary Oil and Gas Reserve and Production Information

    The following table sets forth certain information with respect to Plains' and 3TEC's oil and gas reserve and production data. The following information should be read in connection with the information contained in the financial statements and notes thereto included in and incorporated by reference in this document. The information set forth below is not necessarily indicative of future results.


                                                    As of or for the Year Ended
                                                           December 31,
                                              ------------------------------------
                                                  2002         2001         2000
                                              ----------    --------    ----------
                                                      (Amounts in thousands)
Plains:
Estimated proved reserves (at end of period):
   Oil (MBbl)(1).............................    240.161     223,293       204,387
   Gas (MMcf)................................     77,154      96,217        93,486
     Total (MBOE)............................    253,020     239,329       219,968
Percent oil..................................        95%         93%           93%
Percent proved developed.....................        54%         54%           52%
PV-10 (at end of period)(2).................. $1,515,044    $643,220    $1,304,182
Standardized measure(2) (3)..................    883,507     384,467       789,438
Reserve additions (MBOE).....................     24,387      28,140        17,770
Reserve life (years).........................       27.1        27.3          27.0
Production:
   Oil (MBbl)................................      8,783       8,219         7,654
   Gas (MMcf)................................      3,362       3,355         3,042
     Total (MBOE)............................      9,343       8,778         8,161
Costs incurred(4):
   Exploitation and development(5)........... $   68,346    $123,778    $   68,186
   Exploration...............................        602         286           293
   Acquisition...............................     (4,451)      1,689         2,026
     Total costs incurred....................     64,497     125,753        70,505
Reserve replacement ratio....................       261%        321%          218%
Average sales price per unit:
   Oil ($/Bbl)(6)............................ $    20.27    $  21.28    $    16.52
   Gas ($/Mcf)...............................       3.06        8.58          5.26
   BOE.......................................      20.16       23.20         17.46
Expense ($/BOE):
   Production................................ $     8.40    $   7.27    $     6.89
   General and administrative(4).............       1.63        1.16          0.77
3TEC:
Estimated proved reserves (at end of period):
   Oil (MBbl)(1).............................      6,208       5,337        10,672
   Gas (MMcf)................................    259,026     231,266       237,693
     Total (MBOE)............................     49,379      43,881        50,288
Percent oil..................................        13%         12%           21%
Percent proved developed.....................        81%         77%           78%
PV-10 (at end of period)(2)..................    487,973     212,349     1,047,364
Standardized measure(2)(3)...................    349,440     181,599       692,674
Reserve additions (MBOE).....................     10,723       3,405        18,830
Reserve life (years).........................        9.7         9.4          12.3
Production:
   Oil (MBbl)................................        828         952         1,139
   Gas (MMcf)................................     25,647      22,352        17,764
     Total (MBOE)............................      5,103       4,678         4,100
Costs incurred(4):
   Exploitation and development(5)...........     37,510      62,668        25,346
   Exploration...............................     21,531      11,059           695
   Acquisition...............................        302      84,326(9)     79,865
     Total costs incurred....................     59,343     158,053       105,906
Reserve replacement ratio....................       210%         73%          459%
Average sales price per unit:
   Oil ($/Bbl)............................... $    23.01    $  23.95    $    25.11(8)
   Gas ($/Mcf)...............................       3.25(7)     4.15(7)       4.12
   BOE.......................................      20.10       24.72         25.20(8)
Expenses ($/BOE):
   Production................................ $     4.96    $   5.70          5.64
   General and administrative(4).............       1.80        1.50          1.50

--------
(1)Includes oil, condensate and plant product barrels.

(2)For Plains, based on year-end spot market prices of: (a) $31.20 per Bbl of oil and $4.79 per MMBtu of gas for 2002; (b) $19.84 per Bbl of oil and $2.58 per MMBtu of gas for 2001; and (c) $26.80 per Bbl of oil and $13.70 per MMBtu of gas for 2000. For 3TEC, based on year-end spot market prices of (a) $31.20 per Bbl of oil and $4.79 per MMBtu of gas for 2002; (b) $19.84 per Bbl of oil and $2.57 per MMBtu of gas for 2001; and (c) $25.31 per Bbl of oil and $9.40 per MMBtu of gas for 2000. PV-10 represents the standardized measure before deducting estimated future income taxes. Future development costs included in PV-10 and standardized measure amounts do not include any amounts for capitalized general and administrative costs or capitalized interest.

(3)For Plains, year-end 2002 standardized measure includes future development costs related to proved undeveloped reserves of $43.7 million in 2003, $55.6 million in 2004 and $46.6 million in 2005. For 3TEC, year-end 2001 standardized measure includes future development costs related to proved undeveloped reserves of $30.3 million in 2003, $12.2 million in 2004 and $5.5 million in 2005.

(4)Amounts for Plains and 3TEC are not comparable because Plains follows the full cost method of accounting for oil and gas properties while 3TEC follows the successful efforts method of accounting. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of costs associated with unsuccessful exploration drilling geological and geophysical costs, costs of carrying and retaining unevaluated properties and general and administrative costs associated with acquisition, exploration, exploitation and development activities. For Plains amounts include capitalized general and administrative expense of $6.0 million, $6.2 million and $5.2 million in 2002, 2001 and 2000, respectively, and capitalized interest expense of $2.4 million, $3.1 million and $3.8 million in 2002, 2001 and 2000, respectively.

(5)For Plains, exploitation and development costs include expenditures of $27.3 million in 2002, $58.5 million in 2001 and $20.6 million in 2000 related to the development of proved undeveloped reserves included in Plains' proved oil and gas reserves at the beginning of each year. For 3TEC, exploitation and development costs include expenditures of $14.0 million in 2002, $8.7 million in 2001 and $5.1 million in 2000 related to the development of proved undeveloped reserves included in 3TEC's proved oil and gas reserves at the beginning of each year.
(6)Includes the effect of hedges, which was $(1.77) /Bbl in 2002, $0.03/Bbl in 2001, and $(9.51)/Bbl in 2002.

(7)Excludes the effect of 3TEC's derivatives activities, which were not designated as hedges pursuant to SFAS 133 and comprised approximately $162,000 of cash settlements during 2001.

(8)Includes the effect of 3TEC's hedging activities.
(9)Excludes a $29.0 million deferred tax liability.

Summary Unaudited Pro Forma Consolidated Financial Data of the Combined Company

    The following table sets forth summary unaudited pro forma consolidated financial and operating data which are presented to give effect to the following pro forma adjustments:

   .  the merger;

   .  Plains' reorganization;

   . Plains' issuance of $200.0 million aggregate principal amount of 8.75% senior subordinated notes due 2012;

   . Plains' entry into a $300.0 million revolving credit facility and initial borrowings thereunder;

   .  the receipt of $47.2 million in capital contributions from Plains
      Resources;

   . distribution of the proceeds of Plains' notes offering and its initial borrowings under its credit facility to Plains Resources; and

   .  the transfer from Plains Resources of certain assets and liabilities.

    The unaudited pro forma consolidated financial data is not necessarily indicative of the results of operations or the financial position that would have occurred had the above transactions been consummated at January 1, 2002 nor is it necessarily indicative of future results of operations or financial position. The unaudited pro forma combined financial data should be read together with the historical financial statements of Plains and 3TEC included or incorporated by reference into this document.

                                                    Plains Pro Forma Adjusted
                                                    -------------------------
                                                           Year Ended
                                                        December 31, 2002
                                                    -------------------------
                                                     (Amounts in thousands,
                                                     except per share data)
  Statement of Income Data:
  Revenues:
     Oil, gas and plant revenues...................         $291,235
     Other operating revenues......................              226
                                                            --------
                                                             291,461
                                                            --------
  Costs and Expenses:
     Production expenses...........................          103,965
     General and administrative(1).................           24,650
     Depreciation, depletion and amortization......           60,640
                                                            --------
                                                             189,255
                                                            --------
  Income from operations...........................          102,206
  Other income (expense)
     Expenses of terminated public equity offering.           (2,395)
     Interest expense..............................          (30,000)
     Derivative fair value gain (loss).............           (6,632)
     Derivative settlement gain (loss).............           (5,644)
     Interest and other income.....................              459
                                                            --------
  Income before income taxes and minority interest.           57,994
  Income tax expense...............................          (23,197)
                                                            --------
  Net income.......................................         $ 34,797
                                                            ========
  Net income per common share:
  Basic and diluted................................         $   0.87
                                                            ========
  Weighted averaged common shares outstanding:
  Basic............................................           40,116
  Diluted..........................................           40,124

                                                  (footnotes on following page)

--------
(1)General and administrative expenses consist of Plains' direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to Plains and 3TEC's general and administrative expense adjusted to reflect the effect of full cost accounting. As a result of its reorganization and spin-off discussed in the section "Questions and Answers about the Merger," Plains' annual general and administrative expenses are expected to increase by approximately $4.1 million over the amount reported for the year ended December 31, 2002, reflecting the incremental costs of operating as a separate, publicly-held company.


   Stock appreciation rights, or SARs, are subject to variable accounting treatment. As a result, Plains' results of operations could be adversely or positively affected by fluctuations in the price of its common stock in subsequent periods.


   In connection with the issuance of SARs to Plains Resources' employees, officers and directors as part of and at the time of the spin-off, Plains was required to record a pre-tax charge to earnings equal to the aggregate in-the-money value of the SARs deemed vested at that time. Plains incurred $2.7 million as an initial charge in connection with the spin-off. In addition, Plains recognized a $1.0 million accounting charge to reflect the movement in its common stock price and the vesting deemed to have occurred from the spin-off date to December 31, 2002.

      Summary Pro Forma Oil and Gas Reserve Data of the Combined Company

    The following table sets forth summary pro forma information with respect to Plains' and 3TEC's combined estimated net proved oil and gas reserves as of December 31, 2002.


                                                          Year Ended
                                                      December 31, 2002
                                                   ------------------------
                                                    (Amounts in thousands,
                                                   except per unit amounts)
     Estimated proved reserves (at end of period):
        Oil (MBbl)(1).............................           246,369
        Gas (MMcf)................................           336,180
            Total (MBOE)..........................           302,399
     Percent oil..................................               81%
     Percent proved developed.....................               58%
     PV-10 (at end of period) (2).................         2,003,017
     Standardized measure(2)......................         1,232,947
     Reserve additions (MBOE).....................            35,110
     Reserve life (years).........................              20.9
     Production:
        Oil (MBbl)................................             9,611
        Gas (MMcf)................................            29,009
            Total (MBOE)..........................            14,446
     Costs incurred(3):
        Exploitation and development..............           105,856
        Exploration...............................            22,133
        Acquisition...............................            (4,149)
            Total costs incurred:.................           123,840
     Reserve replacement ratio....................              243%
     Average sales price per unit:
        Oil ($/Bbl)(4)............................        $    20.51
        Gas ($/Mcf)...............................              3.23
        BOE.......................................             20.13
     Expense ($/BOE):
        Production................................              7.20
        General and administrative................              1.71

--------
(1)Includes oil, condensate and plant product barrels.

(2)Based on year-end spot market prices of $31.20 per Bbl of oil and $4.79 per MMBtu of gas. PV-10 represents the standardized measure before deducting estimated future income taxes. Future development costs included in PV-10 and standardized measure amounts do not include any amounts for capitalized general and administrative expense or capitalized interest.


(3)Includes capitalized general and administrative expense of $8.5 million and capitalized interest expense of $2.4 million.


(4)Includes the effect of hedges, which reduced the realized oil price by $1.62 per barrel.

                          Comparative Per Share Data

    The following table sets forth (a) the historical net income and book value per share of Plains common stock in comparison with the pro forma net income and book value per share after giving effect to the merger as a purchase of 3TEC and (b) the historical net income and book value per share of 3TEC common stock in comparison with the equivalent pro forma net income and book value per share attributable to 0.85 of a share of Plains common stock which will be received for each share of 3TEC. The information presented in this table should be read in conjunction with the pro forma consolidated financial statements and the separate financial statements of the respective companies and the notes thereto appearing elsewhere herein.

                                                    Year Ended
                                                   December 31,
                                                       2002
                                                   ------------
                Historical - 3TEC
                   Earnings Per Share:
                       Basic......................    $0.04
                       Diluted....................    $0.03
                   Book Value Per Share - Diluted.    $9.96
                Historical - Plains
                   Earnings Per Share:
                       Basic......................    $1.08
                       Diluted....................    $1.08
                   Book Value Per Share - Diluted.    $7.18
                Pro Forma Combined
                   Earnings Per Share:
                       Basic and Diluted..........    $0.87
                   Book Value Per Share - Diluted.    $8.09
                Equivalent Pro Forma Per Share:
                   Earnings Per Share:
                       Basic and Diluted..........    $0.74
                   Book Value Per Share - Diluted.    $6.88

Recent Events



    Since early February 2003 Plains and 3TEC have engaged in additional review of their operations, capital expenditure and financial expectations. Set forth below is each of Plains' and 3TEC's estimate of its key operating and financial metrics for 2003 and an estimate of those metrics for the two companies on a pro forma basis for 2003.



                                                                   Pro Forma
                                           Plains       3TEC       Combined
                                          Full Year   Full Year    Full Year
                                            2003        2003        2003(4)
                                         ----------  ----------  -----------
Production
   MBOE per day.........................  25.7-26.3   13.7-14.7    39.4-41.0
   % Oil................................     95%         15%          67%
   % Gas................................     5%          85%          33%
Differential to NYMEX(1)
   Oil ($ per bbl)...................... $4.25-$4.50 $1.65-$1.80  $4.00-$4.35
Operating Costs per BOE
   Production expense................... $8.60-$8.68 $3.75-$3.95  $6.85-$7.00
   Production and ad valorem taxes(2)... $0.40-$0.47 $2.45-$2.50 $1.15-$1.20(5)
   General & administrative(3).......... $1.50-$1.60 $1.75-$1.85  $1.40-$1.50
Expected capital expenditures (millions)   $70-$80     $45-$55     $115-$135

--------

(1) Differential is the difference between the spot prices quoted on New York Mercantile Exchange for oil and the price that Plains or 3TEC, respectively, receives at the delivery point for oil they produce.





(2) Production taxes are calculated assuming a gas price of $5.70 per Mcf for 2003.



(3) Excludes non-cash compensation expense and expense related to stock appreciation rights.



(4) Assumes the merger of Plains and 3TEC closed on January 1, 2003.



(5) Of this amount, $0.35 represents increases in production taxes from those described in the companies' joint guidance on February 2, 2003, due to increased commodity prices.

                                 RISK FACTORS

    In deciding whether to approve the merger, you should consider carefully the following risks along with the other information in this document related to the merger and to your investment in Plains following the merger.

Risks Relating to the Merger

We may not realize the benefits of integrating our companies.

    To be successful after the merger, Plains and 3TEC will need to combine and integrate the operations of their separate companies into one company. Integration will require substantial management attention and could detract attention away from the day-to-day business of the combined company. Plains and 3TEC could encounter difficulties in the integration process, such as the loss of key employees or suppliers. If Plains and 3TEC cannot integrate their businesses successfully, they may fail to realize the benefits they expect to realize from the merger.

The interests of 3TEC stockholders may not be represented in the merger because some directors and executive officers of 3TEC have interests in the merger different from the interests of other stockholders.


    Some of the directors and executive officers of 3TEC are parties to agreements, or participate in other arrangements that give them interests in the merger that are different from your interests as a stockholder of 3TEC. You should consider these interests in voting on the merger. We have described these different interests under "The Merger--Interests of Certain Persons in the Merger" beginning on page 76.


The value of the consideration to be paid for 3TEC common stock in the merger generally includes a fixed number of shares of Plains common stock and thus will fluctuate with the price of Plains common stock.

    Under the terms of the merger agreement, each share of 3TEC common stock will be converted into cash and 0.85 of a share of Plains common stock. This exchange ratio is fixed and will not be adjusted for any increase or decrease in the market price of Plains common stock or 3TEC common stock unless the market price of Plains common stock at the closing is less than $7.65 or greater than $12.35 per share. For example, if the closing price of Plains common stock at the effective time of the merger is less than $10.00 per share, the holders of 3TEC common stock will receive less than $17.00 per share in merger consideration and if it is greater than $10.00 per share, the holders of 3TEC common stock will receive more than $17.00 per share in merger consideration. If the closing price of Plains common stock at the effective time of the merger is less than $7.65 or greater than $12.35 per share, the exchange ratio will be modified such that the 3TEC stockholders will not receive less than $15.00 or more than $19.00 per share in total merger consideration per share of 3TEC common stock. For this purpose, the market price of Plains common stock is the average of the closing prices of Plains common stock for the 20 consecutive trading days immediately preceding the third trading day prior to the closing of the merger.

Plains may terminate the merger agreement if its 20-day average market price falls below $6.25 per share without penalty, even if 3TEC stockholders approve the merger.

    If the 20-day average market price of Plains common stock is less than $6.25, Plains may terminate the merger agreement or cause the exchange ratio (and consequently the number of shares of Plains common stock issued per share of 3TEC common stock) to be fixed based upon the $6.25 stock price and pay cash equal to the value of the additional amount of shares that would have been issued based upon the market price of Plains common stock. Except for the right of Plains to terminate the merger agreement if the 20-day average market price of Plains common stock is below $6.25 per share, neither Plains nor 3TEC has the right to terminate this agreement because of fluctuations in the market price of Plains common stock or 3TEC common stock, or on account of significant changes in the oil and gas industry that may affect such prices.

Risks Relating to the Combined Company After the Merger

Plains' higher levels of indebtedness may limit its financial and operating flexibility.


    After the merger, Plains will have higher levels of debt and interest expense than either company on a stand-alone basis. Following the merger, Plains' long-term debt, on a pro forma combined company basis as of March 31, 2003, would have been $525.5 million compared with $230.4 million for Plains and $106.0 million for 3TEC.



    In July 2002 Plains issued $200.0 million of 8.75% senior subordinated notes due in 2012 which are supported by guarantees of its subsidiaries. In addition, Plains has a $300.0 million revolving credit facility, which is collateralized by a pledge of the equity of its subsidiaries and substantially all of its other assets and supported by guarantees of its subsidiaries. At March 31, 2003 Plains had $32.5 million outstanding under this credit facility.


    Plains has been assigned a Ba3 senior implied rating and its 8.75% notes have been assigned a B2 rating by Moody's Investor Service Inc. Plains has also been assigned a BB- corporate credit rating by Standard and Poor's Ratings Group. All of these ratings are below investment grade. As a result, at times Plains may have difficulty accessing capital markets or raising capital on favorable terms as it will incur higher borrowing costs than its competitors that have higher ratings. Therefore, Plains' financial results may be negatively affected by its inability to raise capital or the cost of such capital as a result of its credit ratings.

    Plains and all of its restricted subsidiaries (which will include 3TEC after the merger) must comply with various covenants contained in its revolving credit facility, the indenture related to its senior subordinated notes and any of its future debt arrangements which, among other things, limit the ability of Plains and those subsidiaries to:

   .  incur additional debt or liens;

   . make payments in respect of or redeem or acquire any debt or equity issued by Plains;

   .  sell assets;

   .  make loans or investments;

   .  acquire or be acquired by other companies; and

   .  amend some of Plains' contracts.

    Plains' substantial debt could have important consequences to you. For example, it could:

   . increase Plains' vulnerability to general adverse economic and industry conditions;

   . limit Plains' ability to fund future working capital and capital expenditures, to engage in future acquisitions, construction or development activities, or to otherwise realize the value of its assets and opportunities fully because of the need to dedicate a substantial portion of its cash flow from operations to payments on its debt or to comply with any restrictive terms of its debt;

   . limit Plains' flexibility in planning for, or reacting to, changes in the industry in which it operates; and

   . place Plains at a competitive disadvantage as compared to its competitors that have less debt.

    In addition, if Plains fails to comply with the terms of any of its debt, its lenders will have the right to accelerate the maturity of that debt and foreclose upon the collateral, if any, securing that debt. Realization of any of these factors could adversely affect Plains' financial condition.

Plains will incur significant charges and expenses as a result of the merger which will reduce the amount of capital available to fund its operations.

    Plains and 3TEC expect to incur approximately $15.0 million of costs related to the merger. These expenses will include investment banking, bank commitment, legal, accounting and reserve engineering fees, printing costs, transition costs, severance payments to 3TEC management and other related charges. Plains may also incur unanticipated costs in the merger. As a result, Plains will have less capital available to fund its exploitation, exploration and development activities.

Plains' results of operations could be adversely affected as a result of goodwill impairments.

    Goodwill represents the excess of the purchase price paid by Plains for 3TEC plus liabilities assumed, including deferred taxes recorded in connection with the merger, over the estimated fair market value of the tangible net assets acquired. Plains estimates that the goodwill in connection with the merger will be approximately $114.5 million. Goodwill represents approximately 11% of pro forma total assets at December 31, 2002.

    Goodwill is not amortized, but instead must be tested at least annually for impairment by applying a fair-value based test. Goodwill is deemed impaired to the extent of any excess of its carrying amount over the residual fair value of the reporting unit. Such impairment could significantly reduce earnings during the period in which the impairment occurs, and would result in a corresponding reduction to goodwill and stockholders' equity.

Volatile oil and gas prices could adversely affect Plains' financial condition and results of operations.

    Plains' success is largely dependent on oil and gas prices, which are extremely volatile. Any substantial or extended decline in the price of oil and gas below current levels will have a material adverse effect on its business operations and future revenues. Moreover, oil and gas prices depend on factors Plains cannot control, such as:

   . supply and demand for oil and gas and expectations regarding supply and demand;

   .  weather;

   .  actions by the Organization of Petroleum Exporting Countries, or OPEC;

   . political conditions in other oil-producing and gas-producing countries including the possibility of insurgency or war in such areas;

   .  general economic conditions in the United States and worldwide; and

   .  governmental regulations.

    With respect to Plains' business, prices of oil and gas will affect:

   .  its revenues, cash flows and earnings;

   . its ability to attract capital to finance its operations and the cost of such capital;

   .  the amount that it is allowed to borrow; and

   .  the value of its oil and gas properties.

Any prolonged, substantial reduction in the demand for oil and gas, or distribution problems in meeting this demand, could adversely affect Plains' business.

    Plains' success is materially dependent upon the demand for oil and gas. The availability of a ready market for its oil and gas production depends on a number of factors beyond its control, including the demand for and supply of oil and gas, the availability of alternative energy sources, the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. Plains may also have to shut-in some of its wells temporarily due to a lack of market or adverse weather conditions including hurricanes. If the demand for oil and gas diminishes, Plains' financial results would be negatively impacted.

    In addition, there are limitations related to the methods of transportation for Plains' production. Substantially all of Plains' oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to Plains for a reasonable fee could result in Plains having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of its oil and gas production, any of which could have a negative impact on its results of operation and cash flows.

The war in Iraq, recent terrorist activities and the potential for other global events could adversely affect Plains' business.


    The United States is at war with Iraq. Additionally, on September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and the United States and other countries instituted military action in response. These conditions have caused instability in the world financial markets and may generate global economic instability. The continued threat of terrorism and the impact of military or other action have led to and will likely lead to increased volatility in prices for oil and gas and could affect the markets for Plains' operations. In particular, it appears the price of oil has become increasingly volatile since commencement of war in Iraq. Further, the United States government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These developments have subjected Plains' operations to increased risk and, depending on their ultimate magnitude, could have a material adverse affect on Plains' business.


Plains' oil production in California is dedicated to a single customer and, as a result, its credit exposure to that customer is significant.

    Plains has entered into an oil marketing agreement with Plains All American Pipeline, L.P., or PAA, under which PAA is the exclusive purchaser of all of Plains' net oil production in California. Plains generally does not require letters of credit or other collateral from PAA to support its trade receivables. Accordingly, a material adverse change in PAA's financial condition could adversely impact Plains' ability to collect its receivables from PAA and thereby affect Plains' financial condition.

If Plains is unable to replace the reserves that it has produced, its reserves and revenues will decline.

    Plains' future success depends on its ability to find, develop and acquire additional oil and gas reserves that are economically recoverable which, in itself, is dependent on oil and gas prices. Without continued successful exploitation, acquisition or exploration activities, Plains' reserves and revenues will decline as a result of its current reserves being depleted by production. Plains may not be able to find or acquire additional reserves at acceptable costs.

Plains may not be successful in acquiring, exploiting, developing or exploring for oil and gas properties.

    The successful acquisition, exploitation or development of, or exploration for, oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. These assessments are necessarily inexact. As a result, Plains may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties it does acquire. In addition, Plains' exploitation and development and exploration operations may not result in any increases in reserves. Plains' operations may be curtailed, delayed or canceled as a result of:

   .  inadequate capital or other factors, such as title problems;

   .  weather;

   .  compliance with governmental regulations or price controls;

   .  mechanical difficulties; or

   .  shortages or delays in the delivery of equipment.

    In addition, exploitation and development costs may greatly exceed initial estimates. In that case, Plains would be required to make unanticipated expenditures of additional funds to develop these projects, which could materially adversely affect its business, financial condition and results of operations.

    Furthermore, exploration for oil and gas, particularly offshore, has inherent and historically higher risk than exploitation and development activities. Future reserve increases and production may be dependent on Plains' success in its exploration efforts, which may be unsuccessful.

Estimates of oil and gas reserves depend on many assumptions that may be inaccurate. Any material inaccuracies could adversely affect the quantity and value of Plains' oil and gas reserves.

    The proved oil and gas reserve information included in this document represents only estimates. These estimates are based on reports prepared by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the quantity and present value of Plains' reserves.

    Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

   . historical production from the area compared with production from other comparable producing areas;

   .  the assumed effects of regulations by governmental agencies;

   .  assumptions concerning future oil and gas prices; and

   . assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

    Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

   .  the quantities of oil and gas that are ultimately recovered;

   .  the timing of the recovery of oil and gas reserves;

   .  the production and operating costs incurred; and

   .  the amount and timing of future development expenditures.

    Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

    The discounted future net revenues included in this document should not be considered as the market value of the reserves attributable to our properties. As required by the SEC, the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

   .  the amount and timing of actual production;

   .  supply and demand for oil and gas; and

   .  changes in governmental regulations or taxation.

    In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with Plains' business and the oil and gas industry in general.

The geographic concentration and lack of marketable characteristics of Plains' oil reserves may have a greater effect on its ability to sell its oil compared to other companies.

    After the merger, a substantial portion of Plains' reserves will consist of oil reserves located in California. Because Plains' reserves are not as diversified geographically as many of its competitors, its business is more subject to local conditions than other, more diversified companies. Any regional events, including price fluctuations, natural disasters, and restrictive regulations, that increase costs, reduce availability of equipment or supplies, reduce demand or limit Plains' production may impact Plains' operations more than if its reserves were more geographically diversified.

    Plains' California oil reserves average 23 degrees API gravity, which is heavier than premium grade light oil. Due to the processes required to refine this type of oil and the transportation requirements, it is difficult to market Plains' oil outside California.

Operating hazards, natural disasters or other interruptions of Plains' operations could result in potential liabilities, which may not be fully covered by its insurance.

    The oil and gas business involves certain operating hazards such as:

   .  well blowouts;

   .  cratering;

   .  explosions;

   .  uncontrollable flows of oil, gas or well fluids;

   .  fires;

   .  pollution; and

   .  releases of toxic gas.

    In addition, Plains' operations in California are especially susceptible to damage from natural disasters such as earthquakes and fires and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Any of these operating hazards could cause serious injuries, fatalities or property damage, which could expose Plains to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, and acquisition, or could result in a loss of Plains' properties.

    Consistent with insurance coverage generally available to the industry, Plains' insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences. Plains' insurance might be inadequate to cover its liabilities. For example, Plains is not fully insured against earthquake risk in California because of high premium costs. Insurance covering earthquakes or other risks may not be available at premium levels that justify its purchase in the future, if at all. The insurance market in general and the energy insurance market in particular have been difficult markets over the past several years. Upon renewal in June 2002, Plains' cost of insurance increased substantially over the prior year's amount. In addition, Plains increased deductibles and decreased or eliminated certain types of coverages to mitigate the cost increase. Insurance costs are expected to continue to increase over the next few years and Plains may decrease coverage and retain more risk to mitigate future cost increases. If Plains incurs substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if Plains incurs liability at a time when Plains is not able to obtain liability insurance, then its business, results of operations and financial condition could be materially adversely affected.

Governmental agencies and other bodies, including those in California, might impose regulations that increase Plains' costs and may terminate or suspend its operations.

    Plains' business is subject to federal, state and local laws and regulations as interpreted by governmental agencies and other bodies, including those in California, vested with much authority relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters. Existing laws and regulations could be changed, and any changes could increase costs of compliance and costs of operating drilling equipment or significantly limit drilling activity.

    Under certain circumstances, the United States Minerals Management Service, or MMS, may require that Plains' operations on federal leases be suspended or terminated. These circumstances include Plains' failure to pay royalties or its failure to comply with safety and environmental regulations. The requirements imposed by these laws and regulations are frequently changed and subject to new interpretations.

Plains' offshore operations are subject to substantial regulations and risks, which could adversely affect its ability to operate and its financial results.

    Plains conducts operations offshore California and, after the merger, will conduct operations offshore Louisiana. Plains' offshore activities are subject to more extensive governmental regulation than its other oil and gas activities. In addition, Plains is vulnerable to the risks associated with operating offshore, including risks relating to:

   .  weather;

   .  oil field service costs and availability;

   .  compliance with environmental and other laws and regulations;

   . remediation and other costs resulting from oil spills or releases of hazardous materials; and

   .  failure of equipment or facilities.

    If Plains experiences any of these events, it may incur substantial liabilities, which could adversely affect its operations and financial results.

Environmental liabilities could adversely affect Plains' financial condition.

    The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historic disposal activities. These environmental hazards could expose Plains to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition, Plains also may be liable for environmental damages caused by the previous owners or operators of properties Plains has purchased or is currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of Plains' business and impose strict requirements for, among other things:

   .  well drilling or workover, operation and abandonment;

   .  waste management;

   .  land reclamation;

   .  financial assurance under the Oil Pollution Act of 1990; and

   .  controlling air, water and waste emissions.

    Any noncompliance with these laws and regulations could subject Plains to material administrative, civil or criminal penalties or other liabilities. Additionally, Plains' compliance with these laws may, from time to time, result in increased costs to its operations or decreased production, and may affect its costs of acquisitions.

    In addition, environmental laws may, in the future, cause a decrease in Plains' production or cause an increase in its costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.

    Some fields in Plains' onshore California and Illinois Basin properties have been in operation for more than 90 years, and current or future local, state and federal environmental and other laws and regulations may require substantial expenditures to remediate the properties or to otherwise comply with these laws and regulations. In addition, approximately 183 acres of Plains' 450 acres in the Montebello field have been designated as California Coastal Sage Scrub, a known habitat for the gnatcatcher, which is a species of bird designated as a federal threatened species under the Endangered Species Act. A variety of existing laws, rules and guidelines govern activities that can be conducted on properties that contain coastal sage scrub and gnatcatchers and generally limit the scope of operations that Plains can conduct on this property. The presence of coastal sage scrub and gnatcatchers in the Montebello field and other existing or future laws, rules and guidelines could prohibit or limit Plains' operations and its planned activities for this property.

Plains' acquisition strategy could fail or present unanticipated problems for its business in the future, which could adversely affect its ability to make acquisitions or realize anticipated benefits of those acquisitions.

    Plains' growth strategy may include acquiring oil and gas businesses and properties. Plains may not be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully. Furthermore, acquisitions involve a number of risks and challenges, including:

   .  diversion of management's attention;

   .  the need to integrate acquired operations;

   .  potential loss of key employees of the acquired companies;

   . potential lack of operating experience in a geographic market of the acquired business; and

   .  an increase in Plains' expenses and working capital requirements.

    Any of these factors could adversely affect Plains' ability to achieve anticipated levels of cash flows from its acquired businesses or realize other anticipated benefits of those acquisitions.

Plains intends to continue hedging a portion of its production, which may result in its making cash payments or prevent it from receiving the full benefit of increases in prices for oil and gas.

    Plains reduces its exposure to the volatility of oil and gas prices by actively hedging a portion of its production. Hedging also prevents Plains from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement. In a typical hedge transaction, Plains has the right to receive from the hedge counterparty the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, Plains must pay the counterparty this difference multiplied by the quantity hedged even if Plains had insufficient production to cover the quantities specified in the hedge agreement. Accordingly, if Plains has less production than it has hedged when the floating price exceeds the fixed price, Plains must make payments against which there are no offsetting sales of production. If these payments become too large, the remainder of Plains' business may be adversely affected. In addition, Plains' hedging agreements expose it to risk of financial loss if the counterparty to a hedging contract defaults on its contract obligations.

The increase in the number of shares of Plains common stock outstanding after the merger could cause volatility in the market price of Plains common stock and sales of large amounts of Plains common stock following the merger could result in a decline of the market value of Plains common stock.

    As a result of the merger, stockholders of 3TEC will receive shares of Plains common stock representing approximately 40%, or 15.9 million shares, of the outstanding common stock of Plains, using an exchange ratio of 0.85 of a share of Plains common stock. Subject to certain restrictions, all of the Plains common stock issued to 3TEC stockholders in the merger may be resold into the public market immediately after the merger in brokers' transactions or pursuant to one or more registration statements that Plains may file under the terms of a registration rights agreement Plains will enter into in connection with the merger. Trading volumes in Plains common stock have been relatively low in the past, and the potential increase in trading activity resulting from the issuance of Plains common stock in the merger could result in increased volatility in the price of Plains common stock. In addition, if large amounts of Plains common stock are sold after the merger, the price of Plains common stock could decline.

Loss of key executives and failure to attract qualified management could limit Plains' growth and negatively impact its operations.

    Successfully implementing Plains' strategies will depend, in part, on its management team. The loss of members of its management team could have an adverse effect on its business. Plains' exploration and exploitation success and the success of other activities integral to its operations will depend, in part, on its ability to attract and retain experienced engineers, geoscientists and other professionals. Competition for experienced professionals is extremely intense. If Plains cannot attract or retain experienced technical personnel, its ability to compete could be harmed.


    Plains does not have key man insurance. For information on Plains' executive officers see "Election of Directors" on page 172.


Plains and Plains Resources share and, therefore will compete for, the time and effort of Plains personnel who provide services to Plains Resources, including directors and officers.

    Because certain of Plains' officers and directors provide services to Plains Resources, conflicts of interest could arise between Plains Resources, on the one hand, and Plains or you, on the other. Additionally, some of these officers and directors own and are awarded from time to time shares, or options to purchase shares, of Plains Resources. Accordingly, their financial interests may not always be aligned with Plains' or yours and could create, or appear to create, potential conflicts of interest when these officers and directors are faced with decisions that could have different implications for Plains and Plains Resources.

Risks Relating to Plains' Reorganization and Spin-off

Plains' historical financial results as a subsidiary of Plains Resources may not be representative of Plains' results as a separate company.

    The historical financial information included in this document does not necessarily reflect what Plains' financial position, results of operations and cash flows would have been had it been a separate, stand-alone entity during the periods presented. Plains' costs and expenses reflect charges from Plains Resources for centralized corporate services and infrastructure costs. These allocations have been determined based on what Plains and Plains Resources considered to be reasonable reflections of the utilization of services provided to Plains Resources or for the benefits it received. This historical financial information is not necessarily indicative of what Plains' results of operations, financial position and cash flows will be in the future. Plains may experience significant changes in its cost structure, funding and operations as a result of its reorganization and spin-off from Plains Resources discussed in the section "Questions and Answers" about the merger, which begins on page iv, including increased costs associated with reduced economies of scale, and increased costs associated with being a publicly traded, stand-alone company.

Under Plains' tax allocation agreement with its former parent Plains Resources, if Plains takes actions that cause the distribution of its stock by Plains Resources to its stockholders to fail to qualify as a tax-free transaction, Plains will be required to indemnify Plains Resources for the resulting tax liability and may not have sufficient financial resources to achieve its growth strategy or ability to repay debt or may prevent a change in control of it.

    Plains has agreed with Plains Resources that it will not take any action inconsistent with any information, covenant or representation provided to the Internal Revenue Service in connection with obtaining the tax ruling stating that the spin-off will generally be tax-free to Plains Resources and its stockholders and has further agreed to be liable for any taxes arising from a breach of that agreement. In addition, Plains has agreed that, for three years following the spin-off, it will not engage in any transaction that could adversely affect the tax treatment of the spin-off without the prior written consent of Plains Resources, unless it obtains a supplemental tax ruling from the Internal Revenue Service or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off. Moreover, Plains will be liable to Plains Resources for any corporate level taxes incurred by Plains Resources as a result of the spin-off or to specified transactions involving Plains following the spin-off including the acquisition of 50% of Plains common stock by any person or persons. To the extent the taxes arise as a result of a change of control of Plains Resources, failure of Plains Resources to continue the active conduct of its trade or business or failure of Plains Resources to comply with the representations underlying its tax ruling or a supplemental tax ruling relating to the spin-off, Plains Resources will be solely responsible for the taxes resulting from the spin-off. If there are any corporate level taxes incurred by Plains Resources as a result of the spin-off and not due to any of the factors discussed in the two preceding sentences, Plains would be responsible for 50% of any such liability. The amount of any indemnification payments would be substantial and would likely result in events of default under all of Plains' credit arrangements. As a result, Plains likely would not have sufficient financial resources to achieve its growth strategy or, possibly, repay its indebtedness after making these payments.

    As a result of the tax principles and agreements with Plains Resources discussed above, Plains may be highly limited in its ability to take the following steps in the future:

   .  issue equity in public or private offerings;

   . issue equity as part of the consideration in acquisitions of additional assets; or

   .  undergo a change of control.


    As a condition to the merger, Plains must have received a supplemental ruling from the Internal Revenue Service or a tax opinion reasonably acceptable to Plains Resources to the effect that the merger would not adversely affect the tax treatment of the spin-off of Plains from Plains Resources under Section 355 of the Internal Revenue Code as ruled by the Internal Revenue Service in its private letter rulings to Plains Resources dated November 5, 2002 and May 22, 2002. Plains received on March 18, 2003, based on the facts and certain representations as of that date, a tax opinion to the effect described above from Fulbright & Jaworski L.L.P., its special tax counsel. Provided those facts and representations continue unchanged through the effective time of the merger, the opinion will likewise continue to be effective through the effective time of the merger. Plains has also filed a request for a supplemental ruling with the Internal Revenue Service to the effect that the merger will not adversely affect the tax treatment of the spin-off. No assurance can be given that the Internal Revenue Service will issue the ruling as requested. The tax opinion is not conditioned on the request or the ruling, and the issuance or non-issuance of any such ruling in response to the request will not affect the opinion or the merger.


A significant decline or significant fluctuations in Plains' stock price or an increase in the exchange ratio may prevent tax counsel from issuing an opinion that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code, which is a condition to closing the merger.

    The completion of the merger is conditioned on, among other things, the receipt of opinions from tax counsel for 3TEC and Plains that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. These opinions will not be delivered unless the value of the Plains' stock issued in the merger constitutes 40% or more of the value of the combined merger consideration. In addition to the market value of Plains common stock on the date of the merger, various factors affect this determination, including:

   . whether the trading price of Plains common stock at the effective time of the merger equals the market price as determined under the merger agreement;

   . the amount, if any, to be paid to 3TEC stockholders who perfect their appraisal rights;

   .  the amount of cash paid in lieu of fractional share interests; and

   . whether 3TEC elects to redeem the 3TEC preferred stock prior to the merger.

    Accordingly, it is not possible to state with certainty the minimum trading price of the Plains common stock that would cause the value of the Plains common stock to be received in the merger to be equal to at least 40% of the value of the combined merger consideration as of the consummation of the merger. Assuming that there are no stockholders exercising appraisal rights, no significant cash to be paid in lieu of fractional share interests, the trading price of Plains common stock at the effective time of the merger equals the market price as determined under the merger agreement, and that, as expected, 3TEC elects to redeem the 3TEC preferred stock prior to the effective time of the merger, then the minimum trading price of the Plains common stock at which the value of Plains common stock to be received in the merger will be equal to at least 40% of the value of the combined merger consideration is less than $6.00 per share. If these assumptions prove to be inaccurate, then the minimum trading price necessary to cause the value of the Plains common stock to equal at least 40% of the value of the combined merger consideration may be higher or lower than $6.00 per share.

Plains' net income could be adversely affected by stock appreciation rights charges.

    As part of the spin-off, all outstanding options to acquire Plains Resources common stock at the time of the spin-off were "split" between Plains Resources stock options and Plains stock appreciation rights.

    Stock appreciation rights are subject to variable accounting treatment. As a result, at the end of each quarter, Plains compares the per share closing price of Plains common stock to the exercise price of each stock appreciation right that is vested or for accounting purposes is deemed vested during the incremental period. For example, if a stock appreciation right is scheduled to vest on December 31, for accounting purposes one-fourth of the shares are deemed to vest at the end of each quarter even though no vesting legally occurs until December 31. To the extent the closing price at the end of each quarter exceeds the exercise price of each stock appreciation right, Plains will recognize such excess as an accounting charge for the stock appreciation rights deemed vested to the extent such excess has not previously been recognized as expense. If the quarter-end closing price decreases compared to prior periods, Plains will recognize credits to income, to the extent Plains has previously recognized expense. These quarterly charges and credits will make Plains' results of operations depend, in part, on fluctuations in the price of Plains common stock and could have a material adverse effect on Plains' results of operations. Plains will incur cash expenditures as stock appreciation rights are exercised, but Plains' common share count will not increase.

    Plains recognized compensation expense of $2.7 million, representing the difference in its common stock price on December 18, 2002, the date of the spin-off, and the exercise price of each stock appreciation right deemed vested on that date. In addition, Plains recognized compensation expense of $1.0 million, representing the increase in its stock price and the vesting deemed to have occurred from the spin-off date to December 31, 2002. As of December 31, 2002, Plains had approximately 4.0 million stock appreciation rights outstanding with an average exercise price of $8.68, of which 2.6 million of the stock appreciation rights were deemed vested.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

    This document includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 about Plains and 3TEC that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Forward-looking statements may be found under "Summary," "The Merger," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Plains," "Management's Discussion and Analysis of Financial Condition and Results of Operations of 3TEC," "Information about Plains," "Information about 3TEC," "The Combined Company," "Unaudited Pro Forma Condensed Combined Financial Statements of Plains," and the risk factors in the periodic reports filed under the Exchange Act by Plains and 3TEC and elsewhere in this document regarding the financial position, business strategy, production and reserve growth, possible or assumed future results of operations, and other plans and objectives for the future operations of Plains and 3TEC, and statements regarding integration of the businesses of Plains and 3TEC and general economic conditions.

    Forward-looking statements are subject to risks and uncertainties and include information concerning cost savings from the merger. Although we believe that in making such statements our expectations are based on reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

   Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "will," "would," "should," "plans," "likely," "expects," "anticipates," "intends," "believes," "estimates," "thinks," "may," and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under "Risk Factors" and elsewhere in this document, could affect the future results of the energy industry in general, and Plains and 3TEC after the merger in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

   . uncertainties inherent in the development and production of and exploration for oil and gas and in estimating reserves;

   .  unexpected difficulties in integrating the operations of Plains and 3TEC;

   . the consequences of Plains' officers and employees providing services to both it and Plains Resources and not being required to spend any specified percentage or amount of time on Plains' business;



   . unexpected future capital expenditures (including the amount and nature thereof);

   .  impact of oil and gas price fluctuations;

   . the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

   .  the effects of competition;

   .  the success of our risk management activities;

   . the availability (or lack thereof) of acquisition or combination opportunities;

   .  the impact of current and future laws and governmental regulations;

   . environmental liabilities that are not covered by an effective indemnity or insurance; and

   .  general economic, market or business conditions.


    All written and oral forward-looking statements attributable to Plains or 3TEC or persons acting on behalf of Plains or 3TEC are expressly qualified in their entirety by such factors. For additional information with respect to these factors, see "Where You Can Find More Information" on page 202.

                     MARKET PRICE AND DIVIDEND INFORMATION

Historical Market Prices of Plains and 3TEC

    Plains common stock is listed on the New York Stock Exchange under the symbol "PXP." 3TEC common stock is quoted on The NASDAQ National Market under the symbol "TTEN." The following table sets forth the high and low trading prices per share of the Plains common stock and the high and low bid prices per share of the 3TEC common stock on The New York Stock Exchange and The NASDAQ National Market, respectively.


                                            Plains Common  3TEC Common
                                              Stock(1)        Stock
                                            ------------  -------------
                                             High    Low   High   Low
                                            ------  ----- ------ ------
          2001
          First Quarter....................               $19.00 $15.38
          Second Quarter...................                21.05  13.79
          Third Quarter....................                17.60  11.95
          Fourth Quarter...................                15.20  13.00
          2002
          First Quarter....................                19.69  13.52
          Second Quarter...................                18.20  13.40
          Third Quarter....................                17.75  12.69
          Fourth Quarter................... $10.00  $9.75  15.50  12.00
          2003
          First Quarter.................... $10.39  $8.25 $16.75 $12.80
          Second Quarter (through April 30) $ 8.67  $8.08 $15.79 $15.14

--------
(1) Plains was spun-off from Plains Resources on December 18, 2002. As a result, trading prices for the Plains common stock are provided from December 19, 2002.

    On January 31, 2003, the last full trading day before the public announcement of the proposed merger, the closing price per share of Plains common stock on the New York Stock Exchange was $9.96 and the last reported sale price per share of 3TEC common stock on The NASDAQ National Market was $14.35.


    As of April 4, 2003, there were approximately 1,028 record holders of Plains common stock. As of April 11, 2003, there were approximately 1,282 record holders of 3TEC common stock.


    There is currently no public trading market for the shares of 3TEC preferred stock.

No History of Dividends and No Dividends Expected in the Foreseeable Future

    Neither Plains nor 3TEC is currently paying dividends on its common stock. After the merger, Plains intends to retain its earnings to finance the expansion of its business and for general corporate purposes. Therefore, Plains does not anticipate paying cash dividends on its common stock in the foreseeable future.

    Following the merger, Plains' board of directors will have the authority to declare and pay dividends on its common stock in its discretion, as long as Plains has funds legally available to do so. Plains' credit facility and the indenture relating to its 8.75% senior subordinated notes restrict its ability to pay cash dividends. The credit facility into which Plains will enter in connection with the merger will also restrict its ability to pay dividends.

    3TEC's credit facility prohibits it from paying cash dividends on its common stock. Any future dividends are also restricted by the terms of 3TEC's outstanding preferred stock and may be restricted by any debt agreements which 3TEC may enter into from time to time. 3TEC's credit facility allows, and, 3TEC will, contemporaneous with the merger, if approved, terminate the credit facility without premium or penalty, except for certain breakage fees associated with some of the loans made under the credit facility, upon its prepayment of the principal amount borrowed under the credit facility, plus accrued interest to the prepayment date.

                           THE STOCKHOLDER MEETINGS

    The Plains board is using this document to solicit proxies from Plains stockholders for use at Plains' annual meeting of stockholders. The 3TEC board is using this document to solicit proxies from 3TEC stockholders for use at 3TEC's special meeting of stockholders. In addition, this document constitutes a prospectus covering the issuance of Plains common stock as a result of the transactions contemplated by the merger agreement.

Times and Places

    The stockholder meetings will be held as follows:


                For Plains stockholders:        For 3TEC stockholders:
                10:00 a.m., local time          10:00 a.m., local time
                June 3, 2003                    June 3, 2003
                DoubleTree Hotel                3TEC Energy Corporation
                Granger Room B                  700 Milam Street
                One Allen Center                Suite 1100
                400 Dallas Street               Houston, Texas
                Houston, Texas


Purposes of the Stockholder Meetings

Plains

    The purpose of the Plains annual meeting is as follows:

   . to consider and vote upon the issuance of Plains common stock to the stockholders of 3TEC as a result of the transactions contemplated by the merger agreement;

   .  to consider and vote upon Plains' 2002 Stock Incentive Plan;

   . to consider and vote upon a proposed adjustment to Plains' 2002 Stock Incentive Plan to increase the number of shares of Plains common stock reserved for issuance under the plan to 1.5 million shares if the merger occurs;

   . to elect five nominees to the board of directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal;

   . to ratify the selection of PricewaterhouseCoopers LLP as Plains' independent auditors for the fiscal year ending December 31, 2003; and

   . to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

    Plains knows of no other matters to come before the annual meeting.

    The Plains board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by it, including the issuance of Plains common stock to the 3TEC stockholders as a result of such transactions, declared its advisability, and unanimously recommends that Plains stockholders vote at the annual meeting "FOR" the issuance of Plains common stock as a result of the transactions contemplated by the merger agreement and also "FOR" the proposals 2-4 above. The Plains Audit Committee recommends that Plains stockholders vote "FOR" the proposal to ratify the selection of PricewaterhouseCoopers LLP as Plains' independent auditors for the fiscal year ending December 31, 2003.

3TEC

    The purpose of the 3TEC special meeting is to consider and vote upon the adoption of the merger agreement. The 3TEC board of directors, with two interested members abstaining, unanimously adopted the merger agreement, declared the merger agreement advisable, and recommends that 3TEC stockholders vote at the special meeting "FOR" adoption of the merger agreement. As described on page 7, some 3TEC directors will receive substantial financial benefits as well as other valuable consideration as a result of the merger.

Record Date and Outstanding Shares

Plains


    Only holders of record of Plains common stock at the close of business on April 4, 2003 are entitled to notice of, and to vote at, the Plains annual meeting. On the record date, there were 24,225,075 shares of Plains common stock issued and outstanding held by approximately 1,028 holders of record. Each share of Plains common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval.


3TEC


    Only holders of record of 3TEC common stock or 3TEC preferred stock at the close of business on April 11, 2003 are entitled to notice of, and to vote at, the 3TEC special meeting. On the record date, there were 16,780,776 shares of 3TEC common stock issued and outstanding held by approximately 1,282 holders of record and 613,919 shares of 3TEC preferred stock issued and outstanding held by approximately 43 holders of record. Each share of 3TEC common stock entitles the holder of that share to one vote on each matter submitted for stockholder approval. The holders of 3TEC preferred stock are entitled to a separate class vote on the approval and adoption of the merger agreement and are entitled to one vote per share of 3TEC preferred stock they hold.


Quorum and Vote Necessary to Approve Proposals

Plains

    The presence, in person or by proxy, of the holders of a majority of the shares of Plains common stock outstanding is necessary to constitute a quorum at the Plains annual meeting. Approval of the issuance of the Plains common stock as a result of the transactions contemplated by the merger agreement, Plains' 2002 Stock Incentive Plan, the adjustment to the 2002 Stock Incentive Plan (if the merger is completed) and the ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of Plains common stock present and voting in person or by proxy; except that for purposes of approving the issuance of Plains common stock in connection with the merger, broker non-votes will not count in determining whether a quorum exists. The election of directors requires the affirmative vote of the holders of a plurality of shares of Plains common stock present and voting, in person or by proxy, at the annual meeting. Each share of Plains common stock is entitled to one vote per share.

3TEC

    The presence, in person or by proxy, of the holders of a majority of the shares of 3TEC common stock outstanding is necessary to constitute a quorum at the 3TEC special meeting. Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of 3TEC common stock and 3TEC preferred stock, each voting as a separate class, in person or by proxy, at the special meeting. Each share of 3TEC common stock and 3TEC preferred stock is entitled to one vote per share.

Proxies

    The applicable proxy card will be sent to each Plains and 3TEC stockholder on or promptly after their respective record dates. If you receive a proxy card, you may grant a proxy vote on the proposals by marking and signing your proxy card and returning it to Plains or 3TEC, as applicable. If you hold your stock in the name of a bank, broker or other nominee, you should follow the instructions of the bank, broker or nominee when voting your shares. All shares of stock represented by properly executed proxies received prior to or at the Plains annual meeting and the 3TEC special meeting will be voted in accordance with the instructions indicated on such proxies. Proxies that have been revoked properly and on time will not be counted. If no instructions are indicated on a properly executed returned proxy, that proxy will be voted "FOR" adoption of the merger agreement with respect to 3TEC, "FOR" the issuance of Plains common stock as a result of the transactions contemplated by the merger agreement, and "FOR" the other matters indicated on the proxy card.

3TEC

    In accordance with The NASDAQ National Market rules, brokers and nominees who hold shares in street name for customers may not exercise their voting discretion with respect to the adoption of the merger agreement. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the adoption of such proposals. 3TEC common stock represented by these "broker non-votes" will not be counted for purposes of determining whether there is a quorum at the 3TEC special meeting and will have the effect of a vote against the adoption of the merger agreement.

    A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, if you mark your proxy "ABSTAIN," that will have the effect of a vote against the adoption of the merger agreement.

Plains

    In accordance with the New York Stock Exchange rules, brokers and nominees who hold shares in street name for customers may not exercise their voting discretion with respect to the approval of the issuance of Plains common stock as a result of the transactions contemplated by the merger agreement, the approval of the Plains' Stock Incentive Plan and the adjustment to that plan. Thus, absent specific instructions from the beneficial owner of such shares, brokers and nominees may not vote such shares with respect to the approval of those proposals. Shares represented by these "broker non-votes" will be considered present at the Plains annual meeting for these matters but will not vote, effectively reducing the number of affirmative votes required to achieve a majority vote and reducing the total number of shares from which the majority is calculated for these matters; except that for purposes of approving the issuance of Plains common stock in connection with the merger, broker non-votes will not count in determining whether a quorum exists.

    Except as noted above, a properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted on any matters brought before the stockholder meeting.

    Voting on the Election of Directors and Ratification of PricewaterhouseCoopers LLP. Unless they receive instructions from you, banks, brokers and other nominees who hold shares in street name, upon meeting the requirements of the New York Stock Exchange rules, may vote your shares of Plains common stock in connection with the election of directors and the ratification of PricewaterhouseCoopers LLP as auditors. With respect to the election of directors, abstentions and broker non-votes have no effect on determinations of a plurality except to the extent that they affect the total votes received by any particular nominee.

    Other Business. The Plains and 3TEC boards are not currently aware of any business to be acted upon at the stockholders meetings other than the matters described herein. If, however, other matters are properly brought before a stockholders meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment. Adjournments or postponements of a stockholders meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at a stockholders meeting, whether or not a quorum exists, without further notice other than by an announcement made at the stockholders meetings. Proxies from 3TEC stockholders voted against the adoption of the merger agreement will not be voted in favor of an adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. Proxies from Plains stockholders voted against approving the issuance of Plains common stock in the merger will not be voted in favor of an adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies.


Revocation of Proxies

    You may revoke your proxy before it is voted by:

   .  submitting a new proxy with a later date;

   . notifying the corporate secretary of Plains or 3TEC, as appropriate, in writing before the stockholders meeting that you have revoked your proxy; or

   . voting in person, or notifying the corporate secretary of Plains or 3TEC, as appropriate, orally at the stockholders meeting of your wish to revoke your proxy.

Solicitation of Proxies


    In addition to solicitation by mail, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. We will reimburse them for their reasonable expenses in doing so. Plains has engaged MacKenzie Partners, Inc. and 3TEC has engaged Innisfree M&A Incorporated, both proxy solicitation firms, to solicit proxies. In addition, the directors, officers and employees of Plains and 3TEC may solicit proxies by telephone, telecopy, fax, telegram or in person. These directors, officers and employees will receive no additional compensation for doing so. Plains and 3TEC estimate that the total fees paid to MacKenzie Partners, Inc. and Innisfree M&A Incorporated will each be less than $25,000.


    To ensure sufficient representation at the stockholder meetings, we may request the return of proxy cards by telephone, telegram, or in person. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

    The cost of soliciting proxies, including the cost of preparing and mailing this document and the expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by Plains if the merger is consummated. In the merger agreement, we have agreed to split most of the costs of preparing and distributing this document, other than legal and investment banking fees, if the merger agreement is terminated.

Voting Agreements

    In connection with the execution of the merger agreement, each of EnCap Energy Capital Fund III-B, L.P., EnCap Energy Capital Fund III, L.P., BOCP Energy Partners, L.P., Energy Capital Investment Company PLC, Sable Management, L.P. and James C. Flores entered into a voting agreement with 3TEC and Plains to vote all of the shares of Plains common stock owned or controlled by them in favor of the issuance of Plains common stock as a result of the merger and the other transactions related to the merger. The entities other than Sable Management described above are affiliates and control greater than 5% of Plains common stock. Mr. Flores is an officer and director of

Plains and controls Sable Management. In addition, they have each agreed not to transfer their shares of Plains common stock (except they may transfer their shares to an affiliate who agrees to be bound by the terms of the voting agreement), not to grant a proxy with respect to such shares, and not to solicit in favor of any competing transaction to the merger. The aggregate amount of shares of Plains common stock subject to these voting agreements represents approximately 12% of the outstanding Plains common stock.

    In connection with the execution of the merger agreement, each of EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., ECIC Corporation, Floyd C. Wilson, Stephen W. Herod and R.A. Walker entered into voting agreements with Plains and 3TEC to vote all of the shares of 3TEC common stock and 3TEC preferred stock they own in favor of the adoption of the merger agreement. Mr. Wilson and Mr. Walker are officers and directors of 3TEC. Mr. Herod is an officer of 3TEC. The entities described above in the aggregate and Mr. Wilson own more than 5% of 3TEC common stock and, in the case of the entities, a majority of the 3TEC preferred stock. In addition, each has agreed not to transfer their shares of 3TEC common stock or 3TEC preferred stock (except they may transfer their shares to an affiliate or other stockholder of 3TEC who agrees to be bound by the terms of the voting agreement), not to grant a proxy with respect to such shares, and not to solicit or vote in favor of any competing transaction to the merger. Finally, each has agreed to not exercise their employee stock options or warrants to purchase 3TEC common stock for $3.00, except as contemplated by the merger agreement. The aggregate amount of shares of 3TEC common stock and 3TEC preferred stock subject to these voting agreements represents approximately 22% of the outstanding 3TEC common stock and approximately 74% of the outstanding 3TEC preferred stock.

    Each voting agreement will terminate upon the first to occur of (i) the effective time of the merger or (ii) the date upon which the merger agreement is terminated.

Option Exercise Forbearance Agreement

    In connection with the execution of the merger agreement, Plains, 3TEC and certain holders of options to purchase 3TEC common stock have entered into an Option Exercise Forbearance Agreement, or forbearance agreement. Under the terms of the forbearance agreement, certain holders of 3TEC options have agreed not to exercise (except as contemplated under the merger agreement) or sell, transfer, pledge, assign or otherwise dispose of, their options. This forbearance agreement covers options to purchase 515,000 shares of 3TEC common stock, and will terminate upon the first to occur of (i) the effective time of the merger or (ii) the date upon which the merger agreement is terminated.

                         PLAINS--THE COMBINED COMPANY

    The combination of Plains and 3TEC will create an independent oil and gas company with an aggregate of 302.4 MMBOE of pro forma proved reserves at December 31, 2002 and pro forma production of 39.6 MBOE per day. We expect the combined company to have the following advantages after the merger:

    Larger and More Diversified, Long Lived Asset Base. The merger will increase and diversify the combined company's oil and gas production and reserves. Pro forma for the acquisition of 3TEC, Plains' pro forma 2002 production would increase by over 50% and would be comprised of approximately 33% natural gas and 67% oil. In addition, the combined company's asset base will be more geographically diversified. After the merger the combined company will have a proved reserve life of over 20.0 years and a proved developed reserve life of over 12.0 years. Plains believes the combined company's long-lived reserve base in East Texas and onshore California combined with the continuation of its active hedging strategy should provide the combined company with relatively stable and recurring cash flow. Such cash flows and operations will support its higher impact operations in the Gulf Coast via exploitation and exploratory drilling activities. The combined company's pro forma 2002 proved reserve and production volumes were concentrated in the following core areas:

                                         Percentage
                                     ------------------
                       Region        Reserves Production
                       ------        -------- ----------
                       California...    75%       58%
                       East Texas...    10%       16%
                       Gulf Coast...     2%       12%
                       Other........    13%       14%
                                       ---       ---
                       Total Company   100%      100%
                                       ===       ===

    Large Exploration, Exploitation and Development Project Inventory with High Operatorship Levels. The combined company will have a large inventory of projects in its core areas that it believes will support at least three years of exploration, and three years of exploitation and development activity. On a pro forma basis, the combined company operated approximately 83% of its 2002 production. In particular, the combined company will continue to have a 100% operating interest in its onshore properties in California and in Illinois. Plains believes its high operatorship levels provide it with more flexibility than many of its peers to pursue exploitation and development projects relating to its properties opportunistically.

    Experienced and Proven Management and Technical Team. The combined company's executive management team will have an average of over 20 years of experience in the oil and gas industry. Its Chief Executive Officer is James C. Flores, who founded Flores & Rucks Incorporated, a predecessor of Ocean Energy, Inc., and was President and Chief Executive Officer of Ocean Energy from July 1995 until March 1999. Mr. Flores served as Chairman of the Board of Ocean Energy from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. The combined company's executive management will be supported by a core team of technical and operating managers who have many years of experience in the oil and gas industry.

    Greater Human and Technological Resources. The combined company will have significant expertise with regard to various energy technologies, including 3-D seismic interpretation capabilities, enhanced oil recovery, shallow offshore drilling, deep onshore drilling, and other exploration, production and processing technologies. The addition of 3TEC employees, who have significant expertise in the oil and gas industry in regions outside the specific expertise of Plains' employees, will complement Plains' existing operations team. As a result, the combined company is expected to have an enhanced ability to acquire, explore for, develop and exploit oil and gas reserves domestically, both onshore and offshore.

    Improved Capital Efficiencies. The combined company will have a more balanced profile of lower risk, exploitation properties in California and East Texas and properties with higher potential returns in South Louisiana. This merger should enhance the combined company's ability to finance its exploration opportunities internally through the significant free cash flow generation from its exploitation assets. This should give the combined company greater flexibility to fund its internal growth initiatives across varying commodity price and capital markets cycles.

    Improved Financial Profile and Flexibility. Greater geographic and commodity diversity and an overall increase in size should enhance the combined company's investment and risk profile. These risk mitigators should provide the combined company with lower financing costs thus better positioning the combined company to fund future growth opportunities that cannot be funded with internal cash flow. Finally, the increased capital efficiency of the combined company both from an internal cash flow and external capital raising standpoint should allow the combined company to focus on those opportunities and projects that have the potential for greater returns on capital employed than either company could achieve on an individual basis.

    Enhanced Platform for Industry Consolidation. Plains' management believes that independent exploration and production companies will likely continue to merge and consolidate in the future and attractive property acquisition opportunities should become available in the combined company's core areas of the Gulf Coast, California and East Texas. The merger is expected to enhance the combined company's ability to pursue these future consolidation opportunities by creating a larger, more efficient and scaleable growth platform with investment characteristics more attractive to growth capital providers. In addition, the merger should provide Plains' with increased opportunities for operational efficiencies and development opportunities when evaluating acquisitions in the East Texas and Gulf Coast regions. Management believes that the combined company's enhanced scale and scope, in addition to its stronger financial profile, should allow it to pursue consolidation opportunities on a more effective basis than either company could have on an individual basis.


    Expanded Capital Base and Trading Liquidity. After the merger, the number of outstanding shares of the combined company's common stock will be approximately 40.0 million with a total market capitalization of $332 million based on a closing price of Plains common stock of $8.27 on April 16, 2003. The combined company's public float will be approximately $322 million which represents a 69% and 59% increase in Plains' and 3TEC's existing public float, respectively. Additionally, Plains' and 3TEC's existing stockholder bases are diverse. This diversity should result in greater institutional investor awareness of the combined company than either Plains or 3TEC has individually. The increase in trading liquidity resulting from an increased public float and stockholder diversity should make the combined company's investment profile more attractive to equity capital providers. These enhancements should provide the combined company with greater access to the equity capital markets than either Plains or 3TEC would have individually, and should thus enhance the combined company's ability to finance its future growth opportunities.


    Demonstrated Operational Track Record. Over the last three years, Plains has achieved a high success rate on development and exploitation projects, drilling a total of 407 development wells with a 99% success rate. In addition, Plains has completed numerous other production enhancement projects, such as recompletions, workovers and upgrades. The results of these activities over the last three years have been additions to proved reserves, excluding reserves added through acquisition activities, totaling 67.7 MMBOE, or approximately 257% of cumulative net production for this period. Reserve replacement costs, excluding acquisitions, have averaged approximately $3.86 per BOE for the same period.

Strategy

    Continue Exploitation and Development of Current Asset Base. Plains believes the combined company can continue its strong reserve and production growth through the exploitation and development of its existing inventory of projects relating to its properties. The combined company will focus on implementing improved production practices and recovery techniques and relatively low-risk development drilling in its onshore California and East Texas properties and, higher impact exploratory drilling in the Gulf Coast region.

    An example of its previous success in this area in exploiting underdeveloped properties can be found in Plains' Montebello field located in the LA Basin. Since Plains' acquisition of this field in March 1997, its exploitation and development activities have resulted in an increase in its net average daily production from 0.9 MBOE per day at the time of acquisition to
2.6 MBOE in 2002, representing a compound annual growth rate of over 20%.

    Engage in a Higher Impact Exploration Progam. Plains believes there are many opportunities for the combined company to continue to expand on 3TEC's success in exploratory drilling primarily in the Gulf Coast region by taking advantage of 3TEC's existing inventory of exploratory projects and by carefully evaluating and prudently allocating capital to additional exploratory projects.


    Maintain Long-Term Hedging Program. Plains plans to continue managing its exposure to commodity price fluctuations by actively hedging significant portions of its oil and gas production through the use of swaps, collars and purchased puts and calls. The level of hedging activity depends on the combined company's view of market conditions, available hedge prices and its operating strategy. Under its hedging program, Plains typically hedges approximately 70-75% of its production for the current year, 40-50% of its production for the next year and up to 25% of its production for the following year. For example, on a pro forma basis for the merger, and assuming a constant production level of 39 MBOE per day, as of March 18, 2003 the combined company's hedge positions result in it having hedged approximately 73% of production for 2003, approximately 65% of production for 2004 and approximately 13% for 2005.

                                  THE MERGER

Background of the Merger

    From August 1999 through the first quarter of 2001, 3TEC's principal means of growth was through the acquisition and subsequent development and exploitation of producing properties and related assets. 3TEC made a series of acquisitions beginning with a large acquisition of primarily producing properties in the fall of 1999, followed by an acquisition of mostly proved undeveloped reserves and exploration prospects in February 2000. Two other significant acquisitions of producing properties with associated proved undeveloped reserves followed in the spring of 2000 and in January of 2001. These acquisitions, along with 3TEC's development and exploitation activity, resulted in rapidly growing reserves and gas production volumes during this period.

    After January 2001, 3TEC did not make any material acquisitions because the highly competitive market for oil and gas properties combined with a shortage of quality energy assets available for purchase created a price environment that 3TEC's management and board believed was not conducive to completing acquisitions with attractive rates of return. Consequently, in 2001 3TEC increased its focus on a drilling strategy to replace reserves and create stockholder value, while continuing to look for asset acquisitions and corporate transactions.


    In December 2001, as a result of the continuing lack of attractive asset acquisitions and favorable commodity and property prices, the 3TEC board directed 3TEC's management to increase its focus on corporate transactions with other publicly traded energy companies which the board concluded might lead to a transaction offering a significant premium over 3TEC's recent trading price range. While the Board believed that the acquisition market would improve in the future, it also felt that market conditions were favorable for a sale of 3TEC at an attractive price, and that a sale might accelerate shareholder value at substantially less risk than continued pursuit of a more drilling focused strategy to replace reserves. In reaching its decision, the board also considered that such a transaction could diversify 3TEC's asset base, increase its financial capability and benefit shareholders by increasing liquidity by becoming part of a larger company with greater trading volumes. From January through July 2002, 3TEC had discussions with five publicly traded independent oil and gas companies to evaluate their interest in pursuing a business combination with 3TEC. In some instances, preliminary proposals were exchanged regarding valuation. No agreements resulted from these discussions as initial due diligence by 3TEC suggested that the combinations being discussed with four of these companies were not attractive on the terms considered and in one instance the other party instead entered into a transaction with another entity.


    In late summer of 2002, the 3TEC board upon the recommendation of 3TEC's chief executive officer, Floyd Wilson, directed 3TEC's management to consider various nationally recognized investment banking firms to assist 3TEC in its examination of possible corporate transactions. At a 3TEC board meeting on August 5, 2002, the investment banking firms of Credit Suisse First Boston LLC ("CSFB") and Bear Stearns & Co. Inc. ("Bear Stearns") made a joint presentation regarding their experience and capabilities in advising energy companies in business combinations and provided the board with information relating to the process of identifying, contacting and positioning 3TEC for discussions with potential merger or other business combination prospects. After the presentation, the 3TEC board determined that engaging both Bear Stearns and CSFB would provide 3TEC with access to greater industry experience, industry contacts and transaction expertise, thereby maximizing its opportunities for concluding a transaction on favorable terms. The board then authorized senior management to negotiate an agreement providing for the engagement of the two investment banking firms in connection with a possible sale of 3TEC. 3TEC engaged CSFB and Bear Stearns in August 2002. Both Bear Stearns and CSFB participated actively in all aspects of their engagement by 3TEC.

    CSFB and Bear Stearns made another presentation to 3TEC's board on September 4, 2002 in which they presented a list of 45 companies, categorized by anticipated interest level, that they believed represented prospects for a business combination with 3TEC.

    During September, October and November 2002, CSFB and Bear Stearns, on behalf of 3TEC, made contact on a confidential basis with approximately 50 companies, of which one was Plains. Of these companies, approximately 40 indicated some interest and 3TEC, with the assistance of its investment bankers, began the process of identifying the companies within this group that were the most attractive potential candidates.

    On November 18, 2002, James Flores, Plains' chief executive officer, and R.A. Walker, 3TEC's president and chief financial officer, met to discuss Plains' interest in 3TEC. At that time, Plains was a subsidiary of Plains Resources Inc. Plains had attempted an initial public offering of its stock, but the offering was withdrawn prior to being completed. Mr. Flores explained to Mr. Walker that Plains Resources had publicly announced a tax-free spin-off of Plains to the Plains Resources stockholders that would result in Plains becoming a separate public company. He explained that until this process was completed, Plains was not in a position to enter into negotiations with 3TEC.

    Beginning in November 2002, 3TEC conducted a data room process for interested and qualified candidates to review technical, financial and other information concerning 3TEC. In November and December 2002, seven companies signed confidentiality agreements with 3TEC and made visits to the data room. Plains did not conduct due diligence or enter into a confidentiality agreement at this time.

    Five of the companies that visited the data room indicated a continued interest in a transaction with 3TEC. After conversations with 3TEC's financial advisors, three of these companies submitted written, non-binding, expressions of interest in late December 2002. At this time the 3TEC board rejected as unsatisfactory one proposal offering only common stock as consideration and without a premium over 3TEC's market value. After the rejection of its offer, the company indicated it was no longer interested in continuing discussions. 3TEC continued to consider the other two expressions of interest.

    On December 18, 2002, Plains Resources completed its spin-off of Plains as a separate publicly traded company. On January 10, 2003, Mr. Wilson met with Mr. Flores to discuss Plains' interest in a transaction with 3TEC, after which Plains executed a confidentiality agreement and began due diligence on 3TEC.


    By mid-January 2003, only one of the companies indicating interest during the fall of 2002 continued to demonstrate an active interest in 3TEC, and on January 17, 2003, this company submitted a written letter of intent to the 3TEC board expressing interest in a transaction at a specified price, representing a 6% premium over the last reported sale price of 3TEC's common stock on that day and, comprised of 50% cash and 50% common stock. The offer was subject to a number of terms and conditions, including further due diligence by both parties, negotiation and execution of a definitive agreement, implementation of mutually acceptable hedging arrangements, and execution of voting and/or stockholder agreements by significant 3TEC stockholders.



    Also on January 17, 2003, Plains sent 3TEC a written indication of interest that would result in 3TEC merging with Plains for a total consideration to 3TEC common stockholders, preferred stockholders, warrantholders and optionholders of $95.3 million in cash and 21.1 million shares of Plains common stock. Based on a trading value of $10.00 per share for the Plains common stock, this indication of interest would result in consideration of which approximately 31% would be in cash and 69% would be in Plains common stock. This indication of interest valued the 3TEC common stock at approximately $16.50 per share, a 14% premium over the last reported sale price of 3TEC's common stock on that date. On January 20, 2003, Mr. Wilson and Mr. Walker met with John Raymond, the President and Chief Operating Officer of Plains, at Plains' offices. Mr. Raymond gave Mr. Wilson and Mr. Walker a brief overview of Plains and generally explained Plains' reasons for investigating an acquisition of 3TEC. Mr. Raymond conveyed Plains' belief that acquiring 3TEC would increase Plains' earnings and cash flow, diversify the commodity and geographic mix of its reserves, accelerate its reserve life, and otherwise provide it with the benefits accruing to larger, public, oil and gas companies. On the same day, a confidentiality agreement was executed that allowed 3TEC to conduct a due diligence review of Plains and a visit by Plains to the 3TEC data room was scheduled for the next day.


    The 3TEC board met during the morning of January 21, 2003 with its investment bankers to obtain a status report and to provide management direction on how to proceed. The 3TEC board considered the two indications of interest 3TEC had received on January 17, 2003, one from Plains and one from another company. During the meeting, D. Martin Phillips and David Miller, both managing directors of EnCap Investments, L.L.C. ("EnCap"), reminded the board that EnCap beneficially holds a significant equity position in both Plains and 3TEC. See pages 152 through 157 for more information regarding the securities of Plains and 3TEC beneficially owned by EnCap. Because of the significance of such equity positions in both Plains and 3TEC, and the fact that Mr. Phillips and Mr. Miller constitute two of the four managing directors of EnCap, the board concluded that Messrs. Phillips and Miller would be considered "interested directors" with regard to any transaction between 3TEC and Plains and therefore they would not participate in any discussion or voting with respect to Plains or any decision that might ultimately be reached between the competing proposals. They were, however, permitted to ask questions of the investment bankers and other board members.


    In the meeting there was an extended discussion of the merits of the two competing proposals, Mr. Wilson explained that Plains had only been in the process a very short time and had done significantly less due diligence than the other company. Mr. Wilson also explained that he had verbally received an assurance from the chief executive officer of the other company that it would increase its offer above what was contained in such company's original letter of intent. There was significant discussion about whether Plains could increase the cash component of its offer to 50% of the total consideration in light of the higher cash component of the competing offer. The 3TEC board decided that it would be necessary for Plains to increase the cash component of its offer significantly if its offer was to be seriously considered. Mr. Wilson further explained to the 3TEC board that 3TEC had performed very preliminary due diligence on Plains and only limited due diligence on the other party. He informed the 3TEC board that 3TEC had been invited to the other party's headquarters to begin its due diligence review later in the week. The advisors then led a discussion on the positive and negative aspects of the two interested companies and their respective offers. At the end of the discussion, it was the consensus of the 3TEC board that if the other company could raise its offer to a certain level, 3TEC would agree to negotiate exclusively with the other company in an attempt to reach an acceptable merger agreement. Absent such an increase in the other company's offer, the 3TEC board directed management and the advisors to continue negotiating with both companies. It was also agreed that 3TEC would proceed with its own due diligence on Plains and the other company. Mr. Phillips and Mr. Miller abstained from any discussion and voting relating to the decision on how to proceed.

    From January 22, 2003 until the merger agreement was signed on February 2, 2003, Plains and 3TEC continued with due diligence on each other. This process included diligence being done by each company's internal personnel, financial advisors, legal advisors and other consultants.

    On January 22, 2003, Mr. Flores had various conversations with each member of the Plains board in which he brought them up to date on the status of the conversations with 3TEC. In addition, Plains sent information packages to its board members that day containing information about 3TEC and management's evaluation of 3TEC.

    On January 24, 2003, Plains had a telephonic meeting of its board of directors at which Plains' management discussed the results of its investigation of, and conversations with, 3TEC to date. At that meeting the Plains board authorized its management to negotiate terms of the potential transaction with 3TEC and continue its diligence investigation of 3TEC. Also on January 24, 2003, Plains entered into conversations with one of its regularly retained financial advisors, Lehman Brothers Inc., regarding the potential transaction.

    On January 23 and 24, 2003, 3TEC personnel also made a visit to the headquarters of the other company, which consisted of a dinner meeting on the evening of January 23, 2003, followed by a full day of due diligence on January 24, 2003. During this time, Mr. Wilson held telephonic meetings with Mr. Flores on several occasions about Plains' proposal and received a verbal commitment from Mr. Flores that Plains would raise the cash component of its proposal to 50% of the total consideration. Mr. Wilson also had a number of conversations with the chief executive officer of the other company relating to that company's proposal and received a verbal assurance that his company would increase the price it was willing to pay for 3TEC but not up to the amount the board required for exclusivity.

    Over the weekend of January 25 and 26, 2003, Mr. Wilson had telephone conversations with each 3TEC board member in which he reported the results of the due diligence meetings and the substance of the discussions that he had with Mr. Flores and the other company's chief executive officer. The consensus of the 3TEC board was that Mr. Wilson should issue an invitation to Mr. Flores and the chief executive officer of the other company to make presentations to the 3TEC board on Monday, January 27, 2003. Both Plains and the other company agreed to do so.

    On January 27, 2003 Plains formally retained Lehman Brothers Inc. to advise it in connection with the proposed transaction.

    The 3TEC board along with several 3TEC officers, 3TEC's counsel and representatives from CSFB and Bear Stearns, assembled at the 3TEC offices on Monday, January 27, 2003. Mr. Flores and other members of the Plains management team along with representatives of Plains financial advisor, Lehman Brothers Inc., presented first to the 3TEC group. At the beginning of the presentation Mr. Flores detailed the revised Plains offer. After a lengthy question and answer session, Mr. Flores and the Plains group left and the other company made a presentation.


    After the second presentation, all non-board members except for David Elkouri, 3TEC's outside counsel, and the representatives from the 3TEC investment banking advisors, were dismissed and a special meeting of the 3TEC board was convened. Mr. Miller and Mr. Phillips abstained from all discussion and voting. After reviewing the two presentations and hearing from the 3TEC advisors, the board determined that the last Plains offer represented higher aggregate consideration for 3TEC's stockholders and offered other benefits. On the day of the board's deliberations, the Plains offer represented a 23% premium over the last reported sale price of 3TEC's common stock. The board discussed and considered the factors weighing in favor of and the risks associated with the Plains offer as set forth under "Reasons for the Merger - 3TEC" on page 47 of this document. During its presentation, the other company indicated that it did not intend to raise its offer. Accordingly, the board directed Mr. Wilson to notify that company that 3TEC had elected to proceed with negotiations with a company submitting a higher offer. Mr. Wilson so notified the other company the following day, and discussions with it ended. The 3TEC board then directed Mr. Wilson to telephone Mr. Flores and ask the Plains group to come back to 3TEC's offices to answer additional questions and to clarify the Plains offer. Mr. Flores and the Plains group arrived in the early morning hours of January 28, 2003 and discussion ensued.


    The discussion centered around clarifying a few key points of the Plains' offer. The 3TEC board asked Mr. Flores to comment on the stock price collar mechanism of a proposed merger agreement. The 3TEC board determined that a collar mechanism would be an important feature of the proposed merger when it became apparent that Plains common stock would be a significant component of the consideration in the transaction, given price volatility risk because of the limited trading history and trading volumes of Plains' common stock. After agreement was reached on the key points of the collar mechanism and that the stock portion of the merger consideration would be tax-free to the 3TEC stockholders, the 3TEC board informed Mr. Flores that it was willing to proceed toward the negotiation of a definitive merger agreement and the completion of mutual due diligence. Mr. Flores responded that he would like this work completed as soon as possible with the goal of executing a merger agreement between Plains and 3TEC by Sunday, February 2, 2003. He then presented the 3TEC board with a draft merger agreement. The 3TEC board agreed to proceed towards that objective and instructed 3TEC management and its counsel, Hinkle Elkouri Law Firm L.L.C. and Thompson & Knight LLP, to begin comprehensive document review and negotiations.

    On January 28 and 29, 2003 Mr. Flores had conversations with each member of the Plains board to discuss the status of the negotiations with, and diligence on, 3TEC.


    Between January 28 and February 2, 2003, meetings were held between Plains and its legal counsel, financial advisors and representatives and 3TEC and its legal counsel, financial advisors and representatives. During this period, the parties completed their due diligence review and negotiated the merger agreement. In these meetings, the parties negotiated which stockholders of each company would agree to execute a voting agreement, the issue of whether Plains would have the option to pay all consideration in cash if the Plains common stock traded outside the collar, 3TEC's right to terminate the merger agreement, the provisions of the no-shop and no solicitation provisions and the termination fee. See "Terms of the Merger Agreement" beginning on page 79. All substantive issues with respect to the merger agreement were addressed by January 30, and thereafter the specific wording of the agreement was finalized.


    On Friday, January 31, 2003 all members of the Plains board met in person to review the merger with 3TEC. At that meeting Plains management made a presentation concerning the transaction and the status of due diligence. In addition, Lehman Brothers reviewed with the board preliminary materials about 3TEC and the possible merger. Lehman Brothers did not submit an opinion with respect to the transaction at this time. The board also received a report of Akin Gump Strauss Hauer & Feld LLP, its outside counsel as to the material terms of the merger agreement, the results of its legal diligence with respect to 3TEC and the board's fiduciary duties in connection with considering the transaction. At this meeting, the Plains board of directors authorized the Plains' management to continue their discussions with 3TEC regarding the merger.

    During the afternoon and evening of Saturday, February 1, 2003, 3TEC's board met at 3TEC's offices in Houston with 3TEC personnel and representatives of CSFB, Bear Stearns, Hinkle Elkouri and Thompson & Knight to discuss the proposed transaction and the status of due diligence. After a management presentation on the status of due diligence and other matters related to the transaction, Hinkle Elkouri presented to the 3TEC board an overview of the terms and conditions of the proposed merger agreement and advised the board as to its fiduciary duties. Mr. Elkouri discussed the structure of the merger as a forward subsidiary merger intended as a tax-free reorganization, the conversion of the 3TEC common stock, preferred stock, warrants and stock options, the representations and warranties of 3TEC, limits on 3TEC's operations pending the merger, post-merger board of directors of the surviving corporation, required filing of a registration statement with the SEC, the termination fee and the conditions to consummation of the merger. A member of Thompson & Knight presented to the board a summary of the legal due diligence that had taken place. At this meeting, the 3TEC board authorized 3TEC's management to continue their discussions with Plains regarding the merger.

    During the afternoon of Sunday, February 2, 2003, Mr. Wilson met with Mr. Flores and Mr. Raymond to discuss several final issues with respect to the transactions, including Mr. Wilson's non-compete agreement. Representatives from Akin Gump and Hinkle Elkouri were also present. Mr. Wilson and Mr. Flores reached agreement on all open issues.

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    The 3TEC board met again during the afternoon and evening of Sunday,
February 2, 2003. All members of the 3TEC board attended in person. Mr. Phillips and Mr. Miller attended the meeting but did not participate in discussion or voting. A member of Hinkle Elkouri again reviewed the terms and conditions of the proposed merger agreement. The 3TEC board was once again advised on its fiduciary duties. Representatives of CSFB and Bear Stearns then provided their financial analyses with regard to the proposed merger. Each of CSFB and Bear Stearns then delivered its separate opinion to the 3TEC board of directors to the effect that, as of that date and subject to the assumptions and other matters set forth in the opinions, the consideration to be received by the holders of 3TEC common stock pursuant to the merger agreement was fair from a financial point of view to those holders. For a discussion of the opinion of CSFB and Bear Stearns, see "--Opinions of Financial Advisors--Opinions 3TEC's Financial Advisors" beginning on page 51. Following a discussion, 3TEC's board of directors, with its two interested members, Mr. Phillips and Mr. Miller, abstaining, approved the merger, the merger agreement and the related transactions.



    In the evening of February 2, 2003, the Plains board met. At the meeting, the Plains management updated the board as to the status of the negotiations and other aspect of the proposed merger. In addition, Lehman Brothers delivered its opinion that as of that date and subject to the assumptions and other matters set forth in its opinion, the consideration Plains was to pay in the merger was fair to Plains from a financial point of view. For a discussion of the opinion of Lehman Brothers, see "--Opinions of Financial Advisors--Opinion of Plains' Financial Advisor" on page 67. Finally, Akin Gump confirmed that no additional matters had come to its attention in connection with its legal due diligence and reviewed the additional changes to the merger agreement. Following a discussion, Plains' board approved the merger, the merger agreement and the related transactions.


    Signing of the Voting Agreements. Concurrently with the execution of the merger agreement, EnCap Energy Acquisition III-B, Inc., EnCap Energy Capital Fund III, L.P., BOCP Energy Partners, L.P., ECIC Corporation, Floyd C. Wilson, R.A. Walker and Stephen W. Herod and 3TEC executed a voting agreement with Plains under which they agreed to vote in favor of the merger. Plains requested that 3TEC's stockholders execute a voting agreement to provide greater assurances that the merger would be consummated.

    In addition, at that time, EnCap Energy Capital Fund III-B, L.P., EnCap Energy Capital Fund III, L.P., BOCP Energy Partners, L.P., Energy Capital Investment Company PLC, Sable Management, L.P., James C. Flores and Plains executed a voting agreement with 3TEC under which they agreed to vote in favor of the share issuance by Plains in connection with the merger. 3TEC requested that Plains' stockholders execute a voting agreement to provide greater assurances that the merger would be consummated.

Reasons for the Merger -- 3TEC

    The board of directors of 3TEC, with two interested members, Messrs. Phillips and Miller, abstaining, unanimously adopted the merger agreement, declared the merger agreement advisable, and recommends that 3TEC stockholders vote at the special meeting "FOR" the adoption of the merger agreement. As described on page 7, some 3TEC directors will receive substantial financial benefits as well as other valuable consideration as a result of the merger.

    The board of directors considered various factors, including the following, in unanimously approving the merger agreement and the merger (the order does not reflect the relative significance of the factors considered):

   . Provide 3TEC stockholders immediate cash liquidity and the opportunity for continued investment appreciation. The merger agreement requires Plains to pay $8.50 in cash and

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

      issue 0.85 of a share of Plains common stock to 3TEC common stockholders for each share of 3TEC common stock they hold. Accordingly, the merger consideration provides 3TEC common stockholders immediate cash liquidity on a portion of their investment and provides the opportunity for longer-term gains with their continued investment in the combined company.

   . Provide Premium Merger Consideration. As of January 31, 2003, the last full trading day prior to the public announcement of the merger, the value of the merger consideration to 3TEC's common stockholders represented an 18.5% premium over the last reported sale price per share of 3TEC common stock on that date and a 24% premium over the average last reported sale prices per share of 3TEC common stock for the preceding 10 trading days. In the view of the 3TEC board, the merger consideration reflects a satisfactory premium over the recent market price of 3TEC's common stock.

   . Provide Downside Price Protection. Pursuant to the merger agreement, the 3TEC common stockholders will receive $8.50 in cash and 0.85, referred to as the exchange ratio, of a share of Plains common stock for each share of 3TEC common stock owned. The exchange ratio is subject to an upward or downward adjustment should the market price of Plains stock fall below $7.65 per share or rise above $12.35 per share, respectively. This collar mechanism is intended to provide a minimum value of $15.00 and a maximum value of $19.00 for every share of 3TEC common stock.

   . Provide Increased Liquidity. Plains common stock trades on the New York Stock Exchange, and 3TEC anticipates that in view of the substantially increased size of the combined company following the effective time of the merger, the Plains common stock will trade at greater daily volumes than the volumes at which the 3TEC common stock currently trades, thereby providing increased liquidity for 3TEC stockholders.

   . Qualify as a Tax-Free Reorganization. The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes, and the transaction should be tax free to 3TEC common stockholders, except for the cash received in the merger.

   . Enhance 3TEC's Position in South Louisiana as a Result of the Experience of Plains' Chief Executive Officer. The 3TEC board believes that James C. Flores, the Chief Executive Officer of Plains, has significant and relevant oil and gas experience in south Louisiana, an area in which 3TEC believes it has high quality prospects, acreage and technical capabilities. The 3TEC board believes that Mr. Flores' contacts and experience in south Louisiana should enhance 3TEC's existing position in south Louisiana to the benefit of the 3TEC stockholders receiving Plains stock in the merger.

   . Provide Fair Merger Consideration. Credit Suisse First Boston LLC and Bear, Stearns & Co. Inc. each presented its review and opinion that, based upon its review and assumptions and subject to specific matters stated in the opinion, the merger consideration to be received by the holders of outstanding 3TEC common stock in the merger is fair, from a financial point of view, to the 3TEC common stockholders.

   . Establish a Balance of Oil and Gas Properties. 3TEC's properties are principally gas producing properties in Texas and Louisiana and Plains' properties are principally oil producing properties in California and Illinois. The 3TEC board believes that the nature of the properties of the combined company provides an increased balance to the property base, which should inure to the long-term benefit of the combined company and therefore benefit the 3TEC stockholders receiving Plains common stock in the merger.

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


    The preceding discussion of the information and factors considered and given weight by the 3TEC board is not intended to be exhaustive. However, the board of directors believes that the discussion encompasses all of the material factors considered. Projections for Plains that Plains provided to 3TEC were not material to the 3TEC board's decision. In reaching their decision to approve and to recommend approval of the merger agreement to 3TEC stockholders, the 3TEC board did not assign any relative or specific weights to factors they considered. Individual directors may have given different weights to different factors.



    The board of directors realizes that there are risks associated with the merger, many of which are explained in more detail in this document under the heading "Risk Factors" beginning on page 19. These risks include the following:


   . Integration. The operations of the two companies may not be successfully integrated.

   . Satisfaction of Conditions to the Merger. The merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement.

   . Right of Plains to Terminate Merger Agreement. The market price of Plains common stock could fall below $6.25 per share, giving Plains the unilateral right to terminate the merger agreement without any liability to 3TEC or its stockholders.

   . Volatility of Oil Prices. Either before or after closing, the price of oil could fall significantly having an adverse impact on the value of Plains stock. The risk of this loss of value may be affected by domestic and international events, including the United States going to war with Iraq, whether the United States enters into a military conflict with North Korea or other countries or suffers a terrorist attack. Plains has relatively high lifting costs related to its onshore oil production. Consequently, its cash flow from these oil properties is more price sensitive than the cash flow from 3TEC's gas properties.


   . Debt of Combined Company. The combined company will be significantly more leveraged than 3TEC, putting it at greater risk in the event of a downturn in its business. Long-term debt of the combined company on a pro forma basis as of March 31, 2003 would have been $525.5 million compared with $106.0 million of long-term debt of 3TEC on that date.


   . Location of Assets. Plains has significant assets located near large population centers in southern California, which locations make it particularly sensitive to regulatory or environmental issues relating to these large population centers.


    Having considered these factors and the risks discussed more fully under "Risk Factors" beginning on page 19 as well as the potential rewards of the merger, the 3TEC board believes that the positive factors should outweigh any negative factors.




    In considering the recommendation of 3TEC board with respect to the merger, the merger agreement and the transactions contemplated thereby, 3TEC stockholders should be aware that certain officers and directors of 3TEC have certain interests in the proposed merger that are different from and in addition to the interests of 3TEC stockholders generally. The 3TEC board was aware of these interests and considered them in approving the merger and merger agreement. Please refer to "The Merger -- Interests of Certain Persons in the Merger" beginning on page 76 for more information about these interests.


Reasons for the Merger - Plains

    At its February 2, 2003 meeting the members of the Plains board unanimously approved and adopted the merger agreement and the transactions contemplated by it, and recommended that the Plains stockholders approve the issuance of Plains common stock to 3TEC stockholders as a result of

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

the merger. The Plains board believes that the merger agreement and the terms of the merger are fair to, and in the best interests of, Plains and the Plains stockholders. Therefore, the Plains board recommends that Plains' stockholders vote "FOR" approval of the above described share issuance.

    In reaching its recommendation, the Plains board consulted with Plains' management, as well as its financial and legal advisors, and considered the following material factors:

   . Create a Larger and More Diversified Asset Base. The merger will increase the amount of the combined company's oil and gas reserves and diversify the composition and location of those reserves. The combined company's pro forma estimated net proved reserves of 302 MMBOE would be approximately 81% oil and 19% gas as of December 31, 2002. During 2002, on a pro forma basis, the combined company would have operated approximately 83% of its production.

   . Improve Financial Flexibility. Plains believes that the merger will provide the combined company with more efficient access to capital at a lower cost than either Plains or 3TEC has individually. In addition, the combined company should be better positioned to fund future growth and reduce leverage through the possible sale of equity and the divestiture of non-core properties.

   . Diversify Reserve Commodity and Geographic Mix. The merger will reduce Plains' dependence on the California oil market and exposure to the California regulatory system. The merger will add significantly to Plains' reserves and production and will dramatically increase the percentage of Plains' reserves and production that are from gas, thereby reducing Plains' exposure to volatility in oil prices.

   . Shorten Reserve Life to Production Ratio. The merger is expected to increase Plains' current production and its proved developed reserves as a percentage of its total proved reserves thereby shortening its reserve life to production ratio.

   . Provide Meaningful Accretion to Earnings and Cash Flow. The merger should significantly increase Plains earnings and cash flow.

   . Take Advantage of Favorable Market Conditions. The increase in gas prices occurring contemporaneous with the negotiation of the merger was not reflected in 3TEC's share price which provided Plains with an opportunity to apply its hedging strategy to 3TEC's gas production at a favorable time.

   . Provide Plains with a Presence in East Texas and the Gulf Coast that can be Used for Future Growth. The merger is in accordance with Plains' long-term strategy of growth through corporate acquisitions, and should create a better platform for further consolidation of oil and gas assets in its core operating areas, particularly the Gulf Coast and East Texas regions.

   . Balance Exploration and Development Opportunities. The merger will provide Plains with a more balanced portfolio of exploitation and exploratory opportunities, thereby giving management more flexibility in its capital allocation decisions.

   . Improved Access to Capital Markets. The merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide more financial flexibility.

   . Fair Merger Consideration. Lehman Brothers Inc. presented its review and opinion to the effect that, based upon its review and assumptions and subject to specific matters stated in the opinion, as of February 2, 2003, the consideration Plains paid in the merger was fair to Plains from a financial point of view.

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

    In reaching its decision to recommend the merger to its stockholders, the Plains board also considered a number of additional factors, including:

   . its discussions with Plains' management concerning the results of Plains' investigation of 3TEC; and

   . the strategic, operational and financial opportunities available to Plains in the normal course of its business compared to those that might be available following the merger.

    The Plains board also considered certain risks and potential disadvantages associated with the merger, including:


   . Debt of Combined Company. The increased amount of debt that the combined company would have compared to Plains on a stand-alone basis and the effect of that debt on Plains' future operations. Long-term debt of the combined company on a pro forma basis as of March 31, 2003 would have been $525.5 million compared with $230.4 million of long-term debt of Plains on that date;


   . Merger-Related Expenses. Plains and 3TEC expect to incur approximately $15.0 million in charges and expenses as a result of the merger, which will reduce the amount of capital available to fund its operations;

   . Integration. The operations of the two companies may not be successfully integrated;

   . Lack of Expected Cost Savings. Expected cost savings may not be realized to the degree anticipated;

   . Satisfaction of Conditions to the Merger. The time and resources required to complete the merger and the risk that the merger might not be completed as a result of a failure to satisfy the conditions to the merger agreement; and


   .  other matters described under "Risk Factors" beginning on page 19.



    In the judgment of the Plains board, the potential benefits of the merger outweigh these considerations. The foregoing discussion of the information and factors that were given weight by the Plains board is not intended to be exhaustive, but it is believed to include all material factors considered by the Plains board. Projections for 3TEC that 3TEC provided to Plains were not material to the Plains board's decision.


    In view of the variety of factors considered in connection with its evaluation of the proposed merger and the terms of the merger agreement, the Plains board did not deem it practicable to quantify or assign relative weights to the factors considered in reaching its conclusion. In addition, individual Plains directors may have given different weights to different factors.

Opinions of 3TEC's Financial Advisors

    Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC were 3TEC's financial advisors in connection with the merger. Both Bear, Stearns & Co. Inc. and Credit Suisse First Boston LLC participated actively in all aspects of their engagement with respect to a possible sale of 3TEC.

    Opinion of Bear Stearns. On February 2, 2003, in connection with 3TEC's evaluation of the merger agreement and the contemplated transaction with Plains, Bear Stearns delivered to the 3TEC board of directors its written opinion dated February 2, 2003, that, as of such date and subject to certain assumptions, factors and limitations stated in the opinion and as described below, the consideration to be received by the 3TEC common stockholders in the merger is fair, from a financial point of view, to such stockholders.

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

    The full text of the Bear Stearns opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is included in Annex D to this document and is incorporated herein by reference. The summary of the Bear Stearns opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. The common stockholders of 3TEC are urged to read carefully the Bear Stearns opinion in its entirety. The Bear Stearns opinion was provided to the 3TEC board of directors for its information and is directed only to the fairness, from a financial point of view, of the consideration to be received by the common stockholders of 3TEC in the merger as contemplated by the merger agreement and does not address the merits of the underlying decision by 3TEC to engage in the merger, the relative merits of the merger with Plains as compared to any alternative business strategies that might exist for 3TEC, the effects of any other transaction in which 3TEC might engage and the price or range of prices at which the shares of common stock of 3TEC or Plains may trade subsequent to the announcement of the merger. The Bear Stearns opinion does not constitute a recommendation to any 3TEC stockholder or to the 3TEC board of directors as to how to vote on the proposed merger or any matter related to the merger.

    Although Bear Stearns evaluated the fairness, from a financial point of view, of the consideration to be received by the common stockholders of 3TEC in the merger as contemplated by the merger agreement, the form of the merger consideration was determined by 3TEC and Plains through arm's-length negotiations and was not based on any recommendation by Bear Stearns. During the course of its engagements, Bear Stearns was asked by the 3TEC board of directors to solicit indications of interest from various third parties regarding a transaction with 3TEC and has considered the result of such solicitation in rendering its opinion. 3TEC did not otherwise provide specific instructions to, or place any limitations upon, Bear Stearns with respect to the procedures to be followed or factors to be considered by Bear Stearns in performing its analyses or rendering its opinion.

    In the course of performing its review and analyses for rendering its opinion, Bear Stearns:

   .  reviewed the merger agreement;

   . reviewed 3TEC's Annual Reports to Shareholders and Annual Reports on Form 10-KSB for the years ended December 31, 1999 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 and its Current Reports on Form 8-K for the three years ended on the date of its opinion;

   . reviewed 3TEC's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 15, 2000;

   . reviewed certain operating and financial information, including projections through the years ended December 31, 2004 relating to 3TEC's business and prospects that were provided to Bear Stearns by 3TEC's management;

   . met with certain members of 3TEC's senior management to discuss 3TEC's business, operations, historical and projected financial results and future prospects;

   . reviewed Plains' (and Plains Resources Inc., which distributed shares of Plains to its stockholders on December 18, 2002, where applicable) Annual Reports on Form 10-K for the years ended December 31, 1999 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 and its Current Reports on Form 8-K for the three years ended on the date of its opinion;

   . reviewed the Registration Statements on Form S-3 of Plains Resources Inc. filed with the Securities and Exchange Commission during the three years ended on the date of its opinion;

   . reviewed certain operating and financial information, including projections through the year ended December 31, 2003 relating to Plains' business and prospects that were provided to Bear Stearns by Plains' management;

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

   . met with certain members of Plains' senior management to discuss Plains' business, operations, historical and projected financial results and future prospects;

   . reviewed third party oil and gas reserve reports, including estimates and assumptions regarding the proved reserves of 3TEC and Plains prepared as of December 31, 2002, as supplied to Bear Stearns by 3TEC and Plains, respectively;

   . reviewed the historical prices, trading multiples and trading volumes of the shares of common stock of 3TEC and Plains;

   . reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to 3TEC and Plains, as appropriate;

   . reviewed the terms of recent transactions involving companies and assets which Bear Stearns deemed generally comparable to 3TEC and the merger;

   . performed discounted cash flow analyses based on 3TEC's projections and third party oil and gas reserve reports for 3TEC furnished to Bear Stearns by 3TEC;

   . reviewed the pro forma financial results, financial condition and capitalization of Plains giving effect to the merger; and

   . conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

    In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information (including the projections and oil and gas reserve reports) provided to it by 3TEC and Plains. With respect to 3TEC's and Plains' projected financial results and estimates and assumptions underlying the oil and gas reserve reports, Bear Stearns relied on representations of the management of 3TEC and Plains, as applicable, that such projections and reports have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management teams of 3TEC and Plains as to the expected future performance of 3TEC and Plains, respectively. Bear Stearns did not assume any responsibility for the independent verification of any information (including the projections and oil and gas reserve reports) provided to it and relied upon the assurances of the senior management teams of 3TEC and Plains that they are unaware of any facts that would make the information (including projections and oil and gas reserve reports) provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of 3TEC or Plains nor was it furnished with any such appraisals. The Bear Stearns opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of February 2, 2003, the date of its opinion. Bear Stearns does not have any obligation to update or revise its opinion based on circumstances or events occurring after that date.

    For purposes of rendering its opinion, Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would collectively have a material effect on Plains.

    In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation and financial analyses. The summary of these analyses, as set forth below under "--Joint Presentation of 3TEC's Financial Advisors", does not purport to be a complete description of the analyses underlying the Bear Stearns opinion and is qualified in its entirety by reference to the full text of the Bear Stearns opinion which is included in Annex D to this document. The preparation of a fairness opinion is a complex process and does not lend itself to summary description. Bear Stearns

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

believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it without considering all such factors and analyses could create an incomplete and misleading view of the processes underlying its opinion. In addition, Bear Stearns may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Bear Stearns' view of the actual value of 3TEC or Plains. Bear Stearns did not make any attempt to assign specific weights to particular analyses in preparing its opinion. Moreover, the estimates contained in Bear Stearns' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Bear Stearns' analyses. Such analyses were prepared solely as part of Bear Stearns' preparation of its fairness opinion and were provided to the 3TEC board of directors in connection with the delivery of such opinion. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

    In performing its analyses, Bear Stearns did not express any opinion as to the range of prices at which Plains common stock may trade subsequent to the consummation of the merger. The prices at which Plains common stock ultimately trades in the stock market will be driven by a variety of quantitative and qualitative factors.

    Bear Stearns' opinion and financial analyses were only one of many factors considered by the 3TEC board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the 3TEC board of directors or management with respect to the merger or the merger consideration.

    3TEC engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in the energy industry and in transactions similar to the merger. Bear Stearns, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Pursuant to an engagement letter dated as of August 5, 2002, between 3TEC and Bear Stearns, 3TEC retained Bear Stearns as financial advisor in connection with a possible sale of all or a specified portion of 3TEC. Pursuant to the terms of the engagement letter, 3TEC agreed to pay Bear Stearns a customary transaction fee, a substantial portion of which is contingent, and payable, upon successful consummation of the merger. In addition, 3TEC has agreed to reimburse Bear Stearns for its out-of-pocket expenses, including the reasonable fees and expenses of its counsel and any other advisor retained by Bear Stearns with 3TEC's prior approval, and to indemnify Bear Stearns and related persons against certain liabilities, including liabilities under the federal securities laws, related to or arising out of Bear Stearns' engagement under the engagement letter.

    Bear Stearns has previously rendered certain investment banking and financial advisory services to 3TEC for which it received customary fees. In the ordinary course of its business, Bear Stearns may actively trade the equity and securities and/or bank debt of 3TEC and/or Plains for its own account and for the accounts of customers. Accordingly, Bear Stearns may at any time hold a long or short position in such securities or bank debt.

  Opinion of Credit Suisse First Boston

    Credit Suisse First Boston has acted as 3TEC's financial advisor in connection with the merger. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly

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

engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. 3TEC selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with 3TEC's industry.

    In connection with Credit Suisse First Boston's engagement, 3TEC requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the common stockholders of 3TEC, of the merger consideration payable to such stockholders in the merger. On February 2, 2003, at a meeting of the 3TEC board of directors held to evaluate the merger, Credit Suisse First Boston delivered to the 3TEC board of directors a written opinion dated February 2, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the common stockholders of 3TEC.

    The full text of Credit Suisse First Boston's written opinion, dated February 2, 2003, to the 3TEC board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is included in Annex C to, and is incorporated by reference into, this document. 3TEC common stockholders are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston's opinion is addressed to the 3TEC board of directors and relates only to the fairness, from a financial point of view, of the merger consideration to the common stockholders of 3TEC, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

    In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and certain related agreements, as well as publicly available business and financial information relating to 3TEC and Plains. Credit Suisse First Boston also reviewed certain other information relating to 3TEC and Plains, including financial forecasts, provided to or discussed with Credit Suisse First Boston by 3TEC and Plains and certain oil and gas reserve reports prepared for 3TEC by Ryder Scott Company and for Plains by Ryder Scott Company and Netherland, Sewell & Associates, Inc. and met with the management teams of 3TEC and Plains to discuss the business and prospects of 3TEC and Plains. Credit Suisse First Boston also considered financial and stock market data for 3TEC and Plains, compared those data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to 3TEC and Plains, and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently announced or effected. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts and the oil and gas reserve reports, Credit Suisse First Boston was advised, and assumed, that the forecasts and oil and gas reserve reports were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management teams of 3TEC and Plains and the consultants who prepared those reports as to the future financial performance and oil and gas reserves of 3TEC and Plains, respectively. Credit Suisse First Boston also assumed, with 3TEC's consent, that the merger would be consummated in accordance with the terms of the merger agreement, without amendment, modification or waiver of any material term, condition or agreement and that in the course of obtaining any necessary regulatory and third party approvals and consents for the merger, no modification, condition, restriction, limitation or delay would be imposed that would have an adverse effect on 3TEC or Plains or the contemplated benefits of the merger. Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of 3TEC or Plains, and Credit Suisse First Boston was not furnished with any such evaluations or appraisals, other than the oil and gas reports mentioned above.

    Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston's opinion. Credit Suisse First Boston did not express any opinion as to what the value of Plains common stock actually would be when issued in the merger or the prices at which Plains common stock would trade at any time. Although Credit Suisse First Boston evaluated the merger consideration payable to the 3TEC common stockholders from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between 3TEC and Plains. In connection with its engagement, Credit Suisse First Boston approached third parties to solicit indications of interest in a possible acquisition of 3TEC and held preliminary discussions with certain of these parties prior to February 2, 2003. Credit Suisse First Boston's opinion did not address the relative merits of the merger as compared to other business strategies that might have been available to 3TEC, and also did not address the underlying business decision of 3TEC to proceed with the merger. Except as described above, 3TEC imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

    In preparing its opinion to the 3TEC board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below under "--Joint Presentation of 3TEC's Financial Advisors" is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of 3TEC or Plains. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to 3TEC, Plains or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

    Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the 3TEC board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the 3TEC board of directors or management with respect to the merger or the merger consideration.

    Pursuant to an engagement letter dated as of August 5, 2002, between 3TEC and Credit Suisse First Boston, 3TEC has engaged Credit Suisse First Boston to act as its financial advisor in connection with the proposed sale of all or a specified portion of 3TEC and has agreed to pay Credit Suisse First Boston a customary transaction fee, a significant portion of which is contingent, and payable, upon the consummation of the merger. 3TEC also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston with 3TEC's prior approval, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, related to or arising out of its engagement.

    Credit Suisse First Boston and its affiliates have in the past provided, and may in the future provide, investment banking and financial services to 3TEC and EnCap Investments, L.L.C., an affiliate of 3TEC, and certain affiliates of EnCap, unrelated to the merger, for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. In addition, certain funds affiliated or associated with Credit Suisse First Boston have a direct or indirect interest in EnCap and certain of its affiliates. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of 3TEC, Plains and certain affiliates of EnCap for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

  Joint Presentation of 3TEC's Financial Advisors

    On February 2, 2003, Bear Stearns and Credit Suisse First Boston made a joint presentation to the 3TEC board of directors. A description of the analyses of Bear Stearns and Credit Suisse First Boston presented to the 3TEC board of directors is set forth below. Some of the summaries of the financial analyses include information presented in tabular format. In order to more fully understand the financial analyses used by Bear Stearns and Credit Suisse First Boston, the tables must be read together with the full text of each summary. The tables are not a complete description of the financial analyses of Bear Stearns and Credit Suisse First Boston.

3TEC

  Selected Company Analysis

    Bear Stearns and Credit Suisse First Boston compared financial, operating and stock market data of 3TEC to corresponding data of the following publicly traded companies in the oil and gas exploration and production industry:

    Company

   .  Cabot Oil & Gas Corporation

   .  Cimarex Energy Co.

   .  The Houston Exploration Company

   .  Patina Oil & Gas Corporation

   .  St. Mary Land & Exploration Company

   .  Tom Brown, Inc.

    Bear Stearns and Credit Suisse First Boston reviewed enterprise values, calculated as equity value, plus debt, preferred stock at liquidation value and minority interest, less cash, as multiples of estimated calendar years 2002 and 2003 earnings before interest, taxes, depreciation, amortization and exploration expense ("EBITDAX"). Bear Stearns and Credit Suisse First Boston also reviewed enterprise values as multiples of year-end 2001 proved reserves, proved developed reserves and the standardized measure of discounted future net cash flows after taxes relating to proved reserves ("After Tax SEC PV-10%") and the value of the estimated calendar year 2003 average daily production of oil and gas. Bear Stearns and Credit Suisse First Boston also reviewed common stock prices as multiples of estimated calendar years 2002 and 2003 after-tax cash flow per share of common stock. Estimated calendar years 2002 and 2003 EBITDAX and calendar year 2003 average daily production of oil and gas for the selected companies were based on publicly available research analysts' estimates. Year-end 2001 reserve data for the selected companies were adjusted to take into account subsequently announced transactions. Estimated calendar years 2002 and 2003 after-tax cash flow per share of common stock for the selected companies was based on First Call mean estimates. Estimated 3TEC financial and operating data for calendar years 2002 and 2003 were based on 3TEC's unaudited financial statements and estimated financial data based on public disclosures made by 3TEC, respectively. 3TEC's reserve data were based on estimated reserves as of July 31, 2002. All multiples were based on closing stock prices on January 31, 2003. Bear Stearns and Credit Suisse First Boston then applied ranges of selected multiples of estimated calendar years 2002 and 2003 EBITDAX and after-tax cash flow per share of common stock, year-end 2001 proved reserves, proved developed reserves and After Tax SEC PV-10% and estimated calendar year 2003 average daily production of oil and gas derived from the selected transactions to corresponding data of 3TEC.

    The table set forth below includes the mean and median multiples of the selected companies reviewed for 3TEC as well as the multiple ranges selected by Bear Stearns and Credit Suisse First Boston based on a review of the multiples of the selected companies.

                                                          Selected Company Multiples
                                                         ----------------------------
                                                          Mean  Median Selected Range
                                                         ------ ------ --------------
Enterprise Value/2002E EBITDAX..........................   5.9x   6.4x     5.5x-6.5x
Enterprise Value/2003E EBITDAX..........................   4.7x   5.2x     4.0x-5.0x
Share Price/2002E Cash Flow Per Share...................   4.2x   4.4x     4.0x-5.0x
Share Price/2003E Cash Flow Per Share...................   4.2x   4.4x     3.5x-4.5x
Enterprise Value/2001 Proved Reserves ($/Mcfe).......... $ 1.56 $ 1.66   $1.20-$1.50
Enterprise Value/2001 Proved Developed Reserves ($/Mcfe) $ 2.02 $ 2.06   $1.60-$1.90
Enterprise Value/2001 After Tax SEC PV-10%..............   208%   212%     175%-225%
Enterprise Value/2003E Average Daily Production ($/Mcfe) $4,542 $4,577 $4,250-$4,750

    This analysis indicated the following implied per share equity reference range for 3TEC, as compared to the implied merger consideration in the merger based on the closing price of Plains common stock on January 31, 2003, the last full trading prior to the public announcement of the proposed merger, of $9.96 per share:

                                     Implied Merger Consideration
                Implied per Share       Based on Plains Common
              Equity Reference Range  Stock Price as of 01/31/03
              ---------------------- ----------------------------
                  $14.00--$18.00                $16.97

  Selected Corporate Transaction Analysis

    Bear Stearns and Credit Suisse First Boston reviewed the transaction values and certain implied transaction multiples in the following selected corporate transactions in the oil and gas exploration and production industry:

Announcement
    Date                 Acquiror                           Target/Seller
    ----                 --------                           -------------
  11/06/02   Patina Oil & Gas Corporation      Bravo Natural Resources (Private)
  09/18/02   Nuevo Energy Company              Athanor Resources, Inc. (Private)
  08/20/02   Unocal Corporation                Pure Resources, Inc.
  08/07/02   Douglas H. Miller                 EXCO Resources, Inc.
  05/29/02   Newfield Exploration Company      EEX Corporation
  04/22/02   Chesapeake Energy Corporation     Canaan Energy Corp. (Private)
  01/11/02   Progress Energy, Inc.             Westchester Production Company (Private)
  10/22/01   Comstock Resources, Inc.          DevX Energy, Inc.
  09/10/01   Dominion Resources, Inc.          Louis Dreyfus Natural Gas Corp.
  08/14/01   Devon Energy Corporation          Mitchell Energy & Development Corp.
  07/10/01   Calpine Corporation               Michael Petroleum Corp.(Private)
  06/21/01   Cabot Oil & Gas Corporation       Cody Company (Private)
  06/21/01   Penn Virginia Corporation         Synergy Oil & Gas, Inc. (Private)
  06/19/01   Hunt Oil Co.                      Chieftain International, Inc.
  06/05/01   Denbury Resources Inc.            Matrix Oil & Gas, Inc. (Private)
  05/14/01   Kerr-McGee Corporation            HS Resources, Inc.
  03/30/01   Pure Resources, Inc.              Hallwood Energy Corporation
  01/19/01   Ocean Energy, Inc.                Texoil, Inc.
  12/29/01   Newfield Exploration Company      Lariat Petroleum, Inc. (Private)
  12/22/00   Marathon Oil Corporation          Pennaco Energy, Inc.
  11/20/00   Pogo Producing Company            North Central Oil Corp. (Private)
  10/30/00   Stone Energy Corporation          Basin Exploration, Inc.
  07/18/00   The Meridian Resource Corporation Shell Oil Company
  06/30/00   Chesapeake Energy Corporation     Gothic Energy Corporation
  04/24/00   Louis Dreyfus Natural Gas Corp.   Costilla Energy, Inc.

    Bear Stearns and Credit Suisse First Boston reviewed total transaction values, calculated as equity value plus debt, preferred stock at liquidation value and minority interest, less cash, of the selected corporate transactions as multiples of latest 12 months EBITDAX, proved reserves and daily production. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Bear Stearns and Credit Suisse First Boston then applied ranges of selected multiples of latest 12 months EBITDAX, proved reserves and daily production derived from the selected corporate transactions to 3TEC's estimated calendar year 2002 EBITDAX, estimated proved reserves as of July 31, 2002 and third quarter 2002 average daily production.

    The table set forth below includes the mean and median multiples in the selected corporate transactions reviewed for 3TEC as well as the multiple ranges selected by Bear Stearns and Credit Suisse First Boston based on a review of the multiples implied in the selected corporate transactions.

                                                Implied Multiples in Selected
                                                        Transactions
                                                ----------------------------
                                                 Mean   Median Selected Range
                                                ------  ------ --------------
    Transaction Value/LTM EBITDAX..............   6.1x    5.6x     5.5x-6.5x
    Transaction Value/Proved Reserves ($/Mcfe). $ 1.32  $ 1.23   $1.30-$1.50
    Transaction Value/Daily Production ($/Mcfe) $5,042  $4,935 $4,500-$5,500

    This analysis indicated the following implied per share equity reference range for 3TEC, as compared to the implied merger consideration in the merger based on the closing price of Plains common stock on January 31, 2003, the last full trading day prior to the public announcement of the proposed merger, of $9.96 per share:
                                     Implied Merger Consideration
              Implied Per Share           Based on the Plains
            Equity Reference Range Common Stock Price as of 01/31/03
            ---------------------- ---------------------------------
                $13.50-$17.00.....              $16.97

  Selected Asset Transaction Analysis

    Bear Stearns and Credit Suisse First Boston reviewed the transaction values and certain implied transaction multiples in the following selected asset transactions in the oil and gas exploration and production industry:

Announcement
    Date                Acquiror                                 Seller
    ----                --------                                 ------
  12/17/02.. Apache Corporation              Undisclosed
  11/25/02.. Chesapeake Energy Corporation   ONEOK Inc.
  09/30/02.. Westport Resources Corporation  Smith Production Inc.
  08/01/02.. Burlington Resources Inc.       Undisclosed
  07/25/02.. Chesapeake Energy Corporation   Four separate parties
  04/22/02.. The Houston Exploration Company Burlington Resources Inc.
  03/29/02.. United Energy Corporation       El Paso Corporation
  10/11/01.. Mirant Corporation              Castex Energy
  10/01/01.. Samson Investment Co.           Clayton Williams Acquisition Partnership, Ltd.
  04/27/01.. Peoples Energy Corporation      EnCap Investments LLC
  03/26/01.. Ocean Energy Inc.               EnSight Resources LLC
  02/20/01.. Amerada Hess Corporation        LLOG Exploration Co.
  02/07/00.. Newfield Exploration Company    Headington Oil Co.
  02/01/00.. Apache Corporation              Repsol-YPF SA

    Bear Stearns and Credit Suisse First Boston reviewed transaction values of the selected asset transactions as multiples of proved reserves and daily production. All multiples for the selected asset transactions were based on publicly available information at the time of announcement of the relevant transaction. Bear Stearns and Credit Suisse First Boston then applied ranges of selected multiples of proved reserves and daily production derived from the selected asset transactions to 3TEC's estimated proved reserves as of July 31, 2002 and third quarter 2002 average daily production.

    The table set forth below includes the mean and median implied multiples in the selected asset transactions reviewed for 3TEC as well as the multiple ranges selected by Bear Stearns and Credit Suisse First Boston based on a review of the multiples implied in the selected asset transactions.

                                                Implied Multiples in Selected
                                                        Transactions
                                                ----------------------------
                                                 Mean   Median Selected Range
                                                ------  ------ --------------
    Transaction Value/Proved Reserves ($/Mcfe). $ 1.33  $ 1.26   $1.30-$1.50
    Transaction Value/Daily Production ($/Mcfe) $4,237  $4,040 $4,500-$5,500

    This analysis indicated the following implied per share equity reference range for 3TEC, as compared to the implied merger consideration based on the closing price of Plains common stock on January 31, 2003, the last full trading day prior to the public announcement of the proposed merger, of $9.96:

                                     Implied Merger Consideration
              Implied per Share           Based on the Plains
            Equity Reference Range Common Stock Price as of 01/31/03
            ---------------------- ---------------------------------
                $14.00--$18.00                  $16.97

  Discounted Cash Flow Analysis

    Bear Stearns and Credit Suisse First Boston performed a discounted cash flow analysis of 3TEC to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that 3TEC could generate for the calendar years 2003 through 2013. Bear Stearns and Credit Suisse First Boston performed their analyses based on 3TEC's historical financial results, consultation with 3TEC management and the December 31, 2002 reserve report for 3TEC prepared by Ryder Scott Company. Bear Stearns and Credit Suisse First Boston performed their analyses using different combinations of factors such as implied forward prices of oil and gas, liquidation and reinvestment alternatives, reserve layer risk cases (risking the different categories of 3TEC's reserves) and finding and development cost sensitivities.

    The following cases were considered by Bear Stearns and Credit Suisse First
Boston:


          Cases 1 to 3                              Case 4                            Cases 5 to 7
          ------------                              ------                            ------------
..    Liquidation alternative           .    Liquidation alternative          .    Reinvestment alternative
..    Base reserve layer risk/1/        .    High reserve layer risk/3/       .    Base reserve layer risk
..    Forward prices per barrel         .    Forward prices per               .    Forward prices per barrel
      of oil and per million                 barrel of oil and per Mcf             of oil and per Mcf of
      cubic feet of natural gas              of natural gas equal to               natural gas equal to the
      equal to:                              the Forward Strip                     Forward Strip
..      the Forward Strip/2 /in                                               .    Finding and development
        case 1                                                                     costs
..      $22.00 and $3.50 in                                                   .      Base in case 5
        case 2                                                               .      High in case 6
..      $21.00 and $3.00 in                                                   .      Low in case 7
        case 3

--------

/1/ The base reserve layer risk case does not discount 3TEC's proved developed producing reserves or 3TEC's proved developed non-producing reserves and applies a 95% recovery factor to 3TEC's proved undeveloped reserves, a 75% recovery factor to 3TEC's probable reserves and a 25% recovery factor to 3TEC's possible reserves.


/2/ New York Mercantile Exchange forward strip in the oil and natural gas futures market as of January 30, 2003 (as reported on Bloomberg) through 2007, after which prices are assumed to remain constant.


/3/ The high reserve layer risk case applies a 95% recovery factor to 3TEC's proved developed producing reserves, a 90% recovery factor to 3TEC's proved developed non-producing reserves and proved undeveloped reserves, a 50% recovery factor to 3TEC's probable reserves and a 15% recovery factor to 3TEC's possible reserves.

    Bear Stearns and Credit Suisse First Boston calculated a range of estimated terminal values for 3TEC by multiplying projected 2013 EBITDAX by multiples ranging from 5.5x to 6.5x. The estimated after-tax free cash flows and terminal values of 3TEC were then discounted to present value using selected discount rates ranging from 9.0% to 10.0%. The discount rates applied to the estimated after-tax free cash flows and terminal values of 3TEC did not include a component for additional risking of 3TEC's reserves over and above the risking factors already applied in the high and base risking cases.


    This analysis indicated the following implied per share equity reference ranges for 3TEC, as compared to the implied merger consolidation based on the closing price of Plains common stock on January 31, 2003, the last full trading day prior to the public announcement of the merger, of $9.96:

                                       Implied Merger Consideration
              Implied per Share             Based on the Plains
            Equity Reference Range   Common Stock Price as of 01/31/03
            ----------------------   ---------------------------------
          Cases 1-3  $ 8.07 - $15.42              $16.97
          Case 4     $11.51 - $12.63
          Cases 5-7  $16.98 - $23.70

    For illustrative purposes only, Bear Stearns and Credit Suisse First Boston performed additional discounted cash flow analyses of 3TEC using additional assumptions with respect to the factors mentioned above. Those analyses were not taken into account by Bear Stearns and Credit Suisse First Boston in reaching their opinion as to the fairness, from a financial point of view, of the merger consideration payable to the 3TEC common stockholders in the merger and therefore are not discussed in this summary.

PLAINS

  Selected Company Analysis

    Bear Stearns and Credit Suisse First Boston compared financial, operating and stock market data of Plains to corresponding data of the following publicly traded companies:

    Company

   .  Berry Petroleum Company

   .  Denbury Resources Inc.

   .  Encore Acquisition Company

   .  Nuevo Energy Company

   .  Vintage Petroleum, Inc.

    Bear Stearns and Credit Suisse First Boston reviewed enterprise values as multiples of estimated calendar years 2002 and 2003 EBITDAX. Bear Stearns and Credit Suisse First Boston also reviewed enterprise values as multiples of year-end 2001 proved reserves, proved developed reserves and After Tax SEC PV-10% and the value of the estimated calendar year 2003 average daily production of oil and gas. Bear Sterns and Credit Suisse First Boston also reviewed common stock prices as multiples of estimated calendar years 2002 and 2003 after-tax cash flow per share of common stock. Estimated calendar years 2002 and 2003 EBITDAX and 2003 average daily production of oil and gas for the selected companies were based on publicly available research analysts' estimates. Year-end 2001 reserve data for the selected companies were adjusted to take into account subsequently announced transactions. Estimated calendar years 2002 and 2003 after-tax cash flow per share of common stock for the selected companies was based on First Call mean estimates. Financial and operating data for Plains for calendar years 2002 and 2003 were based on information provided by Plains management. Plains' reserve data were based on the information included in the Prospectus of Plains filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) under the Securities Act of 1933 on

December 3, 2002. All multiples were based on closing stock prices on January 31, 2003. Bear Stearns and Credit Suisse First Boston then applied ranges of selected multiples of estimated calendar years 2002 and 2003 EBITDAX and after-tax cash flow per share of common stock, year-end 2001 proved reserves, proved developed reserves and After Tax SEC PV-10% and estimated calendar 2003 average daily production of oil and gas derived from the selected transactions to corresponding data of Plains.

    The table set forth below includes the mean and median multiples of the selected companies reviewed for Plains as well as the multiple ranges selected by Bear Stearns and Credit Suisse First Boston based on a review of the multiples of the selected companies.

                                                          Selected Company Multiples
                                                         ----------------------------
                                                          Mean  Median Selected Range
                                                         ------ ------ --------------
Enterprise Value/2002E EBITDAX..........................   5.5x   5.2x     5.0x-5.5x
Enterprise Value/2003E EBITDAX..........................   5.4x   5.1x     6.0x-6.5x
Share Price/2002E Cash Flow Per Share...................   3.4x   3.7x     3.0x-4.0x
Share Price/2003E Cash Flow Per Share...................   3.7x   3.6x     3.5x-4.5x
Enterprise Value/2001 Proved Reserves ($/Mcfe).......... $ 0.80 $ 0.58   $0.40-$0.50
Enterprise Value/2001 Proved Developed Reserves ($/Mcfe) $ 1.04 $ 0.79   $0.60-$0.70
Enterprise Value/2001 After Tax SEC PV-10%..............   147%   128%     110%-130%
Enterprise Value/2003E Average Daily Production ($/Mcfe) $3,934 $4,089 $3,000-$3,500

    This analysis indicated the following implied per share equity reference range for Plains, as compared to the closing price of Plains common stock on January 31, 2003, the last full trading day prior to the public announcement of the merger:

                 Implied per Share     Per Share Price of Plains
               Equity Reference Range Common Stock as of 01/31/03
               ---------------------- ---------------------------
                   $10.00-$13.00                 $9.96

  Selected Corporate Transaction Analysis

    Bear Stearns and Credit Suisse First Boston reviewed the transaction values and certain implied transaction multiples in the following selected corporate transactions in the oil and gas exploration and production industry:

   Announcement
       Date                  Acquiror                    Target/Seller
       ----                  --------                    -------------
     09/30/02.. Anadarko Petroleum Corporation     Howell Corporation
     01/25/01.. Bellwether Exploration Company     Bargo Energy Company
     03/01/00.. Canadian Occidental Petroleum Ltd. Occidental Petroleum Corp.
     12/02/98.. Texas Pacific Group                Denbury Resources, Inc.
     08/18/97.. Texaco Inc.                        Monterey Resources, Inc.
     06/17/97.. Monterey Resources, Inc.           McFarland Energy, Inc.
     06/01/97.. Aera Energy LLC                    Mobil Corp./Shell Oil Co.
     08/24/95.. Enron Capital & Trade Resources    Coda Energy, Inc.

    Bear Stearns and Credit Suisse First Boston reviewed total transaction values of the selected corporate transactions as multiples of latest 12 months EBITDAX, proved reserves and daily production. All multiples for the selected corporate transactions were based on publicly available information at the time of announcement of the relevant transaction. Bear Stearns and Credit Suisse First Boston then applied ranges of selected multiples of the latest 12 months EBITDAX, proved reserves and daily production derived from the selected corporate transactions to Plains' estimated calendar year 2002 EBITDAX, year-end 2001 proved reserves and third quarter 2002 average daily production.

    The table set forth below includes the mean and median implied multiples in the selected corporate transactions reviewed for Plains as well as the multiple ranges selected by Bear Stearns and Credit Suisse First Boston based on a review of the multiples implied in the selected corporate transactions.

                                                Implied Multiples in Selected
                                                        Transactions
                                                ----------------------------
                                                 Mean   Median Selected Range
                                                ------  ------ --------------
    Transaction Value/LTM EBITDAX..............   6.5x    7.0x     5.5x-6.5x
    Transaction Value/Proved Reserves ($/Mcfe). $ 0.89  $ 0.87   $0.35-$0.45
    Transaction Value/Daily Production ($/Mcfe) $3,350  $3,367 $3,500-$4,000

    This analysis indicated the following implied per share equity range for Plains, as compared to the closing price of Plains common stock on January 31, 2003, the last full trading day prior to the public announcement of the merger:

                 Implied per Share     Per Share Price of Plains
               Equity Reference Range Common Stock as of 01/31/03
               ---------------------- ---------------------------
                   $12.00-$16.50                 $9.96

  Selected Asset Transaction Analysis

    Bear Stearns and Credit Suisse First Boston reviewed the transaction values and certain implied transaction multiples in the following selected asset transactions in the oil and gas exploration and production industry:

      Announcement
          Date              Acquiror                     Seller
          ----              --------                     ------
        01/05/00.. Vintage Petroleum, Inc.     Nuevo Energy Company
        06/29/99.. Nuevo Energy Company        Texaco Inc.
        12/23/98.. Berry Petroleum Company     Aera Energy LLC
        08/04/98.. Mobil Corporation           Atlantic Richfield Company
        03/31/98.. National Fuel Gas Company   Whittier Trust Company
        11/12/97.. Plains Resources Inc.       Shell Oil Company
        02/27/97.. Plains Resources Inc.       Chevron Corporation
        12/16/96.. Berry Petroleum Company     Exxon Corporation
        08/30/96.. Nuevo Energy Company        Unocal Corporation
        08/17/96.. Berry Petroleum Company     Tannehill Oil
        08/30/95.. Torch Energy Advisors, Inc. Unocal Corporation
        05/01/95.. Vintage Petroleum, Inc.     Texaco Inc.

    Bear Stearns and Credit Suisse First Boston reviewed transaction values of the selected asset transactions as multiples of proved reserves and daily production. All multiples for the selected asset transactions were based on publicly available information at the time of announcement of the relevant transaction. Bear Stearns and Credit Suisse First Boston then applied ranges of selected multiples of proved reserves and daily production derived from the selected transactions to Plains' year-end 2001 proved reserves and third quarter 2002 average daily production.

    The table set forth below includes the mean and median implied multiples in the selected asset transactions reviewed for Plains as well as the multiple ranges selected by Bear Stearns and Credit Suisse First Boston based on a review of the multiples implied in the selected asset transactions.

                                                Implied Multiples in Selected
                                                        Transactions
                                                ----------------------------
                                                 Mean   Median Selected Range
                                                ------  ------ --------------
    Transaction Value/Proved Reserves ($/Mcfe). $ 0.41  $ 0.46   $0.35-$0.45
    Transaction Value/Daily Production ($/Mcfe) $3,055  $2,273 $3,500-$4,000

    This analysis indicated the following implied per share equity reference range for Plains, as compared to the closing price of Plains common stock on January 31, 2003, the last full trading day prior to the public announcement of the merger:

                 Implied per Share     Per Share Price of Plains
               Equity Reference Range Common Stock as of 01/31/03
               ---------------------- ---------------------------
                   $12.50-$17.00                 $9.96

  Discounted Cash Flow Analysis


    Bear Stearns and Credit Suisse First Boston performed a discounted cash flow analysis of Plains to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Plains could generate for the calendar years 2003 through 2013. Bear Stearns and Credit Suisse First Boston performed their analyses based on Plains' historical financial results, consultation with Plains management and the December 31, 2002 reserve reports for Plains prepared by Ryder Scott Company and Netherland, Sewell & Associates. Bear Stearns and Credit Suisse First Boston performed their analyses using the same factors as the ones mentioned under "--3TEC--Discounted Cash Flow Analysis" appropriately adjusted to reflect the differences between the businesses of 3TEC and Plains and considered the same combinations of those factors as the ones described under "--3TEC--Discounted Cash Flow Analysis" under cases 1 to 7./1/



    Bear Stearns and Credit Suisse First Boston calculated a range of estimated terminal values for Plains by multiplying projected 2013 EBITDAX by multiples ranging from 5.5x to 6.5x. The estimated after-tax free cash flows and terminal values of Plains were then discounted to present value using selected discount rates ranging from 8.5% to 9.5%. The discount rates applied to the estimated after-tax free cash flows and terminal values of Plains did not include a component for additional risking of Plains' reserves over and above the risking factors already applied in the high and base risking cases.


    This analysis indicated the following implied per share equity reference range for Plains, as compared to the closing price of Plains common stock on January 31, 2003 of $9.96, the last full trading day prior to the public announcement of the merger:

              Implied per Share          Per Share Price of Plains
            Equity Reference Range   Common Stock Price as of 01/31/03
            ----------------------   ---------------------------------
          Cases 1-3  $4.62 - $14.22                $9.96
          Case 4      $8.55 - $11.64
          Cases 5-7  $7.20 - $16.88

--------

/1 /The base reserve layer risk case with respect to Plains does not discount Plains' proved developed producing reserves or Plains' proved developed non-producing reserves and applies a 95% recovery factor to Plains' proved undeveloped reserves. The high reserve layer risk case with respect to Plains applies a 90% recovery factor to Plains' proved developed producing reserves and proved developed non-producing reserves and an 85% recovery factor to Plains' proved undeveloped reserves.

    For illustrative purposes only, Bear Stearns and Credit Suisse First Boston performed additional discounted cash flow analyses of Plains using additional assumptions with respect to the factors mentioned above. Those analyses were not taken into account by Bear Stearns and Credit Suisse First Boston in reaching their opinion as to the fairness, from a financial point of view, of the merger consideration payable to the 3TEC common stockholders in the merger and therefore are not discussed in this summary.

ADDITIONAL ANALYSES

  Relative Implied Value Analysis

    Bear Stearns and Credit Suisse First Boston compared the implied per share equity reference price for 3TEC derived from the analyses described under "--3TEC--Discounted Cash Flow Analysis", "--3TEC--Selected Companies Analysis", "--3TEC--Selected Corporate Transaction Analysis" and "--3TEC--Selected Asset Transaction Analysis" to the implied merger consideration consisting of the sum of (A) the product of (x) the implied per share equity reference range for Plains derived from the analyses described under "--Plains--Discounted Cash Flow Analysis", "--Plains--Selected Companies Analysis", "--Plains--Selected Corporate Transactions Analysis" and "--Plains--Selected Asset Transactions Analysis" and (y) 0.85 (the exchange ratio for the stock component of the merger consideration) and (B) $8.50 (the cash component of the merger consideration):

                                                             Implied Merger
                                               Aggregate     Consideration
                                              Implied per   Based on Implied
                                             Share Equity   per Share Equity
                                            Reference Range Reference Range
                                               for 3TEC        for Plains
                                            --------------- ----------------
    Discounted Cash Flow Analysis
    Cases 1-3..............................   $8.07-$15.42   $12.43-$20.58
    Case 4.................................  $11.51-$12.63   $15.77-$18.39
    Cases 5-7..............................  $16.98-$23.70   $14.62-$22.84
    Selected Companies Analysis............  $14.00-$18.00   $17.00-$19.55
    Selected Corporate Transaction Analysis  $13.50-$17.00   $18.70-$22.53
    Selected Asset Transaction Analysis....  $14.00-$18.00   $19.13-$22.95

  Other Factors

    In rendering their opinions, Bear Stearns and Credit Suisse First Boston also reviewed and considered other factors, including:

   . historical trading prices for 3TEC common stock, including the trading price ranges for 3TEC common stock for the period beginning on the inception date of 3TEC and ending on January 31, 2003;

   . the relationship between movements in 3TEC common stock, movements in the S&P 500 index and movements in the common stock of other selected companies in the oil and gas exploration and production industry;

   . the relative contributions of 3TEC and Plains to the combined company's enterprise value, proved reserves, proved developed reserves and estimated calendar year 2003 average daily production, EBITDAX, after-tax cash flow and net income;

   . the premiums over the target company's stock price one day, 30 days and 60 days prior to the announcement of the transaction paid in selected transactions in the oil and gas exploration industry;

   . the ratio of the closing price of 3TEC common stock to the closing price of Plains common stock on January 31, 2003, the last full trading day prior to the public announcement of the merger, and the ratios implied by the average closing prices of 3TEC common stock to Plains common stock over the 10-day, 20-day and one-month periods ending on January 31, 2003 and over the period commencing on December 18, 2002 (the date of the Plains spin-off) and ending on January 31, 2003; and

   . the potential pro forma effect of the merger on Plains' proved reserves per share, estimated calendar year 2003 after-tax earnings per share, after-tax cash flow per share and production per share as well as on Plains' overall leverage.

Opinion of Plains' Financial Advisor

    Lehman Brothers Inc. has acted as financial advisor to Plains in connection with the proposed merger. On February 2, 2003, Lehman Brothers rendered its opinion to the Plains board that as of such date and, based upon and subject to certain matters stated therein, from a financial point of view, the consideration to be paid by Plains in the transaction was fair to Plains.

    THE FULL TEXT OF LEHMAN BROTHERS' OPINION DATED FEBRUARY 2, 2003 IS INCLUDED AS ANNEX B TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF PLAINS COMMON STOCK MAY READ LEHMAN BROTHERS' OPINION FOR A DISCUSSION OF THE PROCEDURES FOLLOWED, FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH ITS OPINION.

    LEHMAN BROTHERS' ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE PROPOSED MERGER. LEHMAN BROTHERS' OPINION IS NOT A RECOMMENDATION TO ANY STOCKHOLDER OF PLAINS AS TO WHETHER TO VOTE FOR OR AGAINST THE PROPOSED MERGER. LEHMAN BROTHERS WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, PLAINS' UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE PROPOSED MERGER.

    In arriving at its opinion, Lehman Brothers reviewed, among other things:

   .  the merger agreement and the specific terms of the proposed merger;

   . publicly available information concerning 3TEC that it believed to be relevant to its analysis, including 3TEC's Annual Report on Form 10-K for the year ended December 31, 2001 and 3TEC's Quarterly Report on Form 10-Q for the period ended September 30, 2002;

   . financial and operating information with respect to the business, operations and prospects of 3TEC furnished to it by Plains and 3TEC, including preliminary unaudited 2002 financial statements;

   . financial and operating information with respect to the business, operations and prospects of Plains furnished to us by Plains;

   . certain estimates of proved and non-proved reserves and future production, revenue, operating costs and capital investment for 3TEC prepared by 3TEC ("3TEC Estimates");

   . certain estimates of proved reserves for 3TEC prepared by Ryder Scott Company, L.P., 3TEC's third party reserve engineer ("Ryder Scott Estimates");

   . trading histories of the common stock of 3TEC and Plains from January 30, 2002 to January 31, 2003 and a comparison of those trading histories with each other and with those of other companies that Lehman Brothers deemed relevant;

   . a comparison of the historical financial results and present financial condition of 3TEC with those of other companies that Lehman Brothers deemed relevant;

   . a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant; and

   . an analysis of 3TEC's contributions to Plains on a pro forma basis, including its impact on pro forma earnings and cash flow per share.

    In addition, Lehman Brothers had discussions with the management of 3TEC concerning its business, operations, assets, financial condition, prospects, reserves, production profile and exploration programs and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and relied upon the assurances of management of 3TEC that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of 3TEC and the 3TEC estimates, upon advice of Plains and 3TEC, Lehman assumed that such projections and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of 3TEC as to the future financial performance of 3TEC and that 3TEC would perform substantially in accordance with such projections and estimates. With respect to the financial projections of Plains, upon advice of Plains, Lehman assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Plains' management as to the future financial performance of Plains and that Plains would perform substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of 3TEC and did not make or obtain any evaluations or appraisals of the assets or liabilities of 3TEC, other than the Ryder Scott Estimates. Lehman Brothers' opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of February 2, 2003.

    No limitations were imposed by Plains on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to 3TEC or Plains, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be paid by Plains in the proposed merger on the basis of the analysis described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of 3TEC. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses could actually be sold.

    Valuation Analysis. Lehman Brothers performed a valuation of 3TEC using the following methodologies: net asset valuation analysis, "going concern" discounted cash flow analysis, comparable companies analysis and comparable transactions analysis. Each of these methodologies was used to generate a reference enterprise value range for 3TEC. The enterprise value range was adjusted for appropriate on and off balance sheet assets and liabilities to arrive at an equity value range (in aggregate dollars). The equity value range was divided by fully diluted shares outstanding which is comprised of primary shares and outstanding options and warrants. The per share equity value ranges were then compared to the consideration to be paid to 3TEC in the merger. The implied per share equity values derived using the various valuation methodologies described above supported the conclusion that the consideration to be paid by Plains was fair, from a financial point of view, to the company.

    The various valuation methodologies noted above and the implied per share equity values derived from these methodologies are included in the following table. This table should be read together with the more detailed descriptions set forth below. The table alone does not constitute a complete description of the financial and comparative analyses. Considering the implied per share equity values without considering the narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' opinion.

                                         Summary Description of           Implied Equity
     Valuation Methodology               Valuation Methodology            Value Per Share
     ---------------------      ----------------------------------------- ---------------
NET ASSET VALUATION ANALYSIS    Net present value of after-tax cash flows
                                generated by producing to exhaustion
                                3TEC's existing proved, probable and
                                possible reserves using selected
                                hydrocarbon pricing scenarios and
                                discount rates plus the evaluation of
                                certain other assets and liabilities

                                .Case I Commodity Prices                   $15.86-$18.50

                                .Case II Commodity Prices                  $15.04-$17.68

                                .Case III Commodity Prices                 $13.36-$15.78

"GOING CONCERN" DISCOUNTED      Net present value of after-tax cash flows
  CASH FLOW ANALYSIS            generated by management projections of
                                future financial performance using
                                selected discount rates and terminal
                                value multiples                            $17.97-$24.66

COMPARABLE COMPANIES ANALYSIS   Market valuation benchmark based on
                                an examination of trading multiples of
                                selected comparable public companies
                                against relevant financial and asset-
                                based metrics                              $17.79-$22.44

                                Comparable companies valuation
                                analysis incorporating a 20% control
                                premium                                    $21.34-$26.93

COMPARABLE TRANSACTIONS         Market valuation benchmark based on
  ANALYSIS                      consideration paid in selected
                                comparable asset and corporate
                                transactions                               $16.62-$20.11
CONSIDERATION IN THE MERGER (AS
  OF JANUARY 31, 2003)                                                     $       16.97

    Net Asset Valuation Analysis. Lehman Brothers estimated the net present value of the future after-tax cash flows expected to be generated from 3TEC's proved reserves as of December 31, 2002 based on estimated reserves, production cost estimates and a range of discount rates as described below and assuming a tax rate of 39%, all as provided by 3TEC's management and discussed with 3TEC's management. Lehman Brothers added to such estimated values for proved reserves assessments of the value of certain other assets and liabilities of 3TEC, including probable and possible reserves, potential reserve upsides, and the company's commodity hedging portfolio, all of which have been risked based on cash flow, but not reserve amounts, and certain other adjustments. The net asset valuation analysis was performed under three commodity price scenarios (Case I, Case II and Case III), which are described below and assumes that 100% of the estimated reserves are recoverable.


    The natural gas and oil price forecasts employed by Lehman Brothers were based on New York Mercantile Exchange ("NYMEX") price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil). From these benchmark prices, adjustments were made to reflect location and quality differentials attributable to 3TEC's reserves. NYMEX gas price quotations are stated in heating value equivalents per million British Thermal Units ("MMBtu"), which are adjusted to reflect the value per thousand cubic feet ("MCF") of gas. NYMEX oil price quotations are stated in dollars per barrel of crude oil. The table below presents a summary of the benchmark natural gas and oil price forecasts employed by Lehman Brothers for each pricing case.

                                                                          Escalation Price
Henry Hub ($/MMBTU)             2003E  2004E  2005E  2006E  2007E  2008E  Thereafter  Cap
-------------------             ------ ------ ------ ------ ------ ------ ---------- ------
           Case I.............. $ 4.50 $ 4.50 $ 4.50 $ 4.50 $ 4.50 $ 4.50    0.0%    $ 7.50
           Case II............. $ 5.09 $ 4.43 $ 4.02 $ 3.89 $ 3.91 $ 3.99    2.0%    $ 7.50
           Case III............ $ 4.50 $ 3.75 $ 3.75 $ 3.75 $ 3.75 $ 3.75    2.0%    $ 7.50

                                                                          Escalation Price
West Texas Intermediate ($/BBL) 2003E  2004E  2005E  2006E  2007E  2008E  Thereafter  Cap
------------------------------- ------ ------ ------ ------ ------ ------ ---------- ------
           Case I.............. $26.00 $23.00 $23.00 $23.00 $23.00 $23.00    0.0%    $40.00
           Case II............. $30.08 $25.11 $23.79 $23.47 $23.32 $23.79    2.0%    $40.00
           Case III............ $26.00 $21.00 $21.00 $21.00 $21.00 $21.00    2.0%    $40.00

    The following table summarized the discount rate ranges Lehman Brothers employed to estimate the present value of the future after-tax cash flows for each of the different reserve categories.

                                                   Low  High
                           Reserve Category        Case Case
                           ----------------        ---- ----
                    Proved Developed Producing....   9%   7%
                    Proved Developed Non-producing  11%   9%
                    Proved Undeveloped............  13%  11%
                    Probable / Possible...........  15%  13%

    The net asset valuation analysis resulted in implied per share equity values of $15.86 to $18.50 for Case I; $15.04 to $17.68 for Case II; and $13.36 to $15.78 for Case III. Based on January 31, 2003 closing prices, the implied consideration of $16.97 per share offered to 3TEC stockholders in the merger is in the middle of the overall valuation range.

    "Going Concern" Discounted Cash Flow Analysis. Lehman Brothers estimated the present value of the future after-tax cash flows expected to be generated from 3TEC's operations based on Case III commodity prices and certain production projections provided by Plains for 3TEC for the years 2003 and 2004 and then assumed 2% growth thereafter through 2007. In 2007, terminal value EBITDAX multiples of 4.0x to 5.0x were applied to 3TEC projected EBITDAX and discounted at rates of 10% to 12% which were used to generate a range of enterprise values, equity values and equity values per share for 3TEC. Unlike the net asset valuation analysis performed, which was an analysis of the value of the after-tax cash flows generated by 3TEC's depleting asset base over a finite period of time, the "going concern" discounted cash flow analysis performed assumes that 3TEC's operations continue as a going concern in perpetuity.

    The aggregate "going concern" discounted cash flow analysis resulted in implied per share equity values of $17.97 to $24.66. Based on January 31, 2003 closing prices, the implied consideration of $16.97 per share offered to 3TEC stockholders in the merger falls below this range.

    Comparable Companies Analysis. Lehman Brothers reviewed the public stock market trading multiples for selected exploration and production companies including:

   .  Comstock Resources, Inc.

   .  Magnum Hunter Resources, Inc.

   .  Pogo Producing Company

   .  Stone Energy Corporation

   .  Swift Energy Company

   .  Tom Brown, Inc.

    Using publicly available information including certain published equity research estimates from Lehman Brothers, Lehman Brothers calculated and analyzed equity and adjusted capitalization multiples of certain projected financial and operating criteria such as EBITDAX, proved reserves and discretionary cash flow. The adjusted capitalization of each company was obtained by adding its long-term debt to the sum of the market value of the common equity, the value of its preferred stock and the book value of any minority interest, minus cash balance. The projected 2003 and 2004 EBITDAX multiple ranges applied to 3TEC projections were each determined to be 3.5x to 4.5x as compared to a peer group range of 3.8x to 6.8x. Proved reserve multiple ranges were determined to be $1.20 to $1.50 per thousand cubic feet of gas equivalent as compared to a peer group range of $0.82 to $1.86; the multiples were applied to 3TEC's internal proved reserve estimates as of December 31, 2002. The appropriate projected 2003 and 2004 discretionary cash flow multiple ranges were each determined to be 3.0x to 4.0x as compared to a peer group range of 2.5x to 5.0x.

    This methodology yielded valuations for 3TEC that implied a per share equity value range of $17.79 to $22.44. Additionally, a control premium was applied to reflect potential additional per share value of owning a majority interest in the equity of 3TEC. This control premium was estimated to be 20%. This methodology yielded valuations for 3TEC that implied a per share equity value range of $21.34 to $26.93. Based on January 31, 2003 closing prices, the implied consideration of $16.97 per share offered to 3TEC stockholders in the merger falls below this range.

    Because of the inherent differences between the corporate structure, businesses, operations and prospects of 3TEC and the corporate structure, businesses, operations and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating-characteristics of 3TEC and the companies in the comparable company group that would affect the public trading values of 3TEC and such comparable companies.

    Comparable Transactions Analysis. Lehman Brothers reviewed certain publicly available information on selected corporate level and asset acquisition transactions which were announced or took place from December 2000 to September 2002, including, but not limited to:

   .  Westport Resources Corporation / Smith Production Inc.

   .  Unocal Corporation / Pure Resources, Inc.

   .  Douglas H. Miller & ER Acquisition, Inc. / EXCO Resources, Inc.

   .  Newfield Exploration Company / EEX Corporation

   .  Magnum Hunter Resources, Inc. / Prize Energy Corp.

   . Apache Corporation / Certain Louisiana properties from an undisclosed seller

   .  Dominion Resources, Inc. / Louis Dreyfus Natural Gas Corp.

   .  Devon Energy Corporation / Mitchell Energy & Development Corp.

   .  Westport Resources Corporation / Belco Oil & Gas Corp.

   .  Kerr-McGee Corporation / HS Resources, Inc.

   .  The Williams Companies, Inc. / Barrett Resources Corporation

   .  Newfield Exploration Company / Lariat Petroleum, Inc.

   .  USX Marathon Group / Pennaco Energy, Inc.

    For each transaction, relevant transaction multiples were analyzed including: total purchase price (equity purchase price plus assumed obligations) divided by latest twelve month ("LTM") and projected EBITDAX; and total purchase price divided by proved oil and natural gas reserves on an Mcfe basis. The appropriate LTM EBITDAX multiple range was determined to be 4.5x to 5.5x as compared to a range of 4.4x to 12.3x in precedent transactions. The appropriate projected 2003 EBITDAX multiple range was determined to be 4.0x to 5.0x. The appropriate proved reserve multiple range for corporate transactions was determined to be $1.20 to $1.50 per Mcfe as compared to a range of $0.90 to $2.11 in precedent transactions.

    This methodology yielded valuations for 3TEC that implied per share equity values ranging from $16.62 to $20.11. Based on January 31, 2003 closing prices, the implied consideration of $16.97 per share offered to 3TEC stockholders in the merger falls within this range.

    Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of 3TEC and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of each of these transactions and the proposed merger.

Other Analyses

    E&P Transaction Premium Analysis. Lehman Brothers reviewed certain publicly available information related to selected exploration and production corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders. Transactions analyzed included, but were not limited to:

   .  Unocal Corporation / Pure Resources, Inc.

   .  Douglas H. Miller & ER Acquisition, Inc. / EXCO Resources, Inc.

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

   .  Newfield Exploration Company / EEX Corporation

   .  Magnum Hunter Resources, Inc. / Prize Energy Corp.

   .  Dominion Resources, Inc. / Louis Dreyfus Natural Gas Corp.

   .  Devon Energy Corporation / Mitchell Energy & Development Corp.

   .  Westport Resources Corporation / Belco Oil & Gas Corp.

   .  Kerr-McGee Corporation / HS Resources, Inc.

   .  The Williams Companies, Inc. / Barrett Resources Corporation

   .  USX Marathon Group / Pennaco Energy, Inc.

    Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of one day, five days and twenty trading days prior to the announcement date. Lehman Brothers compared the premiums paid in the precedent transactions to the premium levels implied by $17.00 of assumed consideration offered to 3TEC's stockholders in the offer and the merger. The table below sets forth the summary results of the analysis:

                                                         Percentage Premium to
                                                         the Price as of Trading
                                                          Day(s) Prior to
                                                            Transaction
                                                            Announcement
                                                         ----------------------
    Selected Transactions                                1-Day   5-Day   20-Day
    ---------------------                                -----   -----   ------
    Mean................................................ 27.7%   32.7%    31.7%
    Median.............................................. 24.5%   31.4%    35.6%
    PREMIUM OFFERED TO 3TEC'S STOCKHOLDERS IN THE MERGER
      (BASED ON $17.00 PER 3TEC SHARE).................. 18.5%   30.0%    14.0%

    Pro Forma Merger Consequences Analysis. Lehman Brothers analyzed the pro forma impact of the merger on Plains' projected earnings per share and cash flow from operations per share. Projected net income and cash flow from operations for fiscal years 2003 and 2004 was based on the financial and operating projections provided by Plains. The pro forma results reflected the following adjustments: (a) the change in DD&A and exploration expense due to converting 3TEC's accounting treatment of its properties from successful efforts to full cost; (b) the additional depreciation and depletion expense associated with the purchase accounting write-up of 3TEC's assets to the consideration offered in the transaction; and (c) the additional interest expense of Plains associated with the financing of the cash portion of the consideration to be offered to 3TEC and the refinancing of 3TEC's existing debt. Based on these assumptions, Lehman Brothers' analysis indicated that the merger would be accretive to Plains' 2003 earnings per share by approximately $1.03 and would be accretive to Plains' 2003 cash flow from operations per share by approximately $1.54.

    Exchange Ratio Analysis. Lehman Brothers also analyzed the premium of the proposed exchange ratio in the merger in relation to the historical average exchange ratio derived from previous trading histories of the common stock of 3TEC and Plains. The proposed exchange ratio in the merger represents a premium of 18.0% to 22.9% over the average exchange ratios derived from prior trading history.

    Contribution Analysis. Lehman Brothers compared the relative contributions of the two companies to the combined company's earnings, cash flow, book value and reserves. Lehman then compared the proposed exchange ratio in the merger to the exchange ratio which would be implied by the respective contributions of the companies. The proposed exchange ratio was lower than the exchange ratio implied by relative earnings and cash flow contributions, but was higher than that which would have been implied by relative book value contributions.

    Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed. and unlisted securities, private placements and valuations for corporate and other purposes. Plains selected Lehman Brothers because of its expertise, reputation and familiarity with Plains and because its investment banking professionals have substantial experience in transactions comparable to those which are contemplated by the proposed merger.

    Lehman Brothers has acted as financial advisor to Plains in connection with the proposed merger and will receive a fee for its services which is contingent upon the consummation of the proposed merger. In addition, Plains has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering of this opinion.

    Lehman Brothers has also performed various investment banking services for Plains and its affiliates in the past and has received customary fees for such services. In the ordinary course of business, Lehman Brothers actively trades in the securities of Plains for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment

    The merger will be accounted for as an acquisition of 3TEC by Plains using the "purchase" method of accounting. In addition, Plains will continue to use the full cost method of accounting for oil and gas properties.

Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

    As a condition to the merger, 3TEC must receive an opinion of its tax counsel, Thompson & Knight LLP, that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. In addition, such opinion will provide that 3TEC and Plains shall each be a party to the reorganization, and that no gain or loss shall be recognized by the 3TEC stockholders upon the receipt of Plains common stock in exchange for 3TEC common stock pursuant to the merger, except with respect to the cash consideration, any cash received in lieu of fractional share interests and cash paid to dissenting stockholders. As a condition to the merger, Plains must receive an opinion of its tax counsel, Akin Gump Strauss Hauer & Feld LLP, that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code, that Plains and 3TEC shall each be a party to the reorganization, and that neither Plains nor 3TEC will recognize any gain or loss because of the merger.


    In addition, as a condition to the merger, Plains must have received a supplemental ruling from the Internal Revenue Service or a tax opinion reasonably acceptable to Plains Resources. Plains received on March 18, 2003, based on the facts and certain representations as of that date, a tax opinion from special tax counsel to Plains, Fulbright and Jaworski L.L.P., to the effect that the merger will not adversely affect the tax treatment of the spin-off of Plains from Plains Resources under Section 355 of the Internal Revenue Code as ruled by the Internal Revenue Service in its private letter rulings to Plains Resources Inc., dated November 5, 2002 and May 22, 2002. Provided those facts and representations continue unchanged through the effective time of the merger, the opinion will likewise continue to be effective through the effective time of the merger. Plains has also filed a request for a supplemental ruling with the Internal Revenue Service to the effect that the merger will not adversely affect the tax treatment of the spin-off. No assurance can be given that the Internal Revenue Service will issue the ruling as requested. The tax opinion is not conditioned on the request or the ruling, and the issuance or non-issuance of any such ruling in response to the request will not affect the opinion or the merger.


    Each opinion is or will be based on certain factual representations and certifications contained in certificates signed by duly authorized officers of
(i) 3TEC, Plains, Plains merger subsidiary, and Plains Resources or (ii) Plains and Plains Resources. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service, and there can be no assurance that following the merger the Internal Revenue Service will not challenge the legal conclusions expressed in the opinions. Please review carefully the information under the caption "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 90 for a description of the material U.S. federal income tax consequences of the merger.


Board of Directors and Management of Plains Following the Merger


    Immediately after the merger, the Plains board will have six members. Pursuant to the terms of the merger agreement, after the effective time of the merger, the Plains board will appoint as directors two individuals designated by the nominating committee of the 3TEC board. After the merger, the Plains board will consist of five Plains designated directors and two 3TEC designated directors, as follows:



Name                        Age                             Title
----                        ---                             -----
Plains designees:
   James C. Flores......... 43  Chairman of the Board, Chief Executive Officer and a Director
   Jerry L. Dees........... 62  Director
   Tom H. Delimitros....... 62  Director
   John H. Lollar.......... 64  Director
   Alan R. Buckwalter, III. 56  Director(1)
3TEC designees:
   Alan R. Buckwalter, III. 56  Director(1)
   Robert L. Zorich........ 51  Director

--------



(1) Mr. Buckwalter is a designee of both Plains and 3TEC.



    Robert L. Zorich is Managing Director and co-founder of EnCap Investments L.L.C. Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, a large, privately-held pension fund manager. Prior to Joining Trust Company of the West in September 1986, Mr. Zorich co-founded MAZE Exploration, Inc. serving as its Co-Chief Executive Officer, and prior to that was a Vice President and Division Manager in the Energy Department of RepublicBank Dallas. Mr. Zorich currently serves on the Board of Directors of Laredo Energy, L.P., Enerplus Resources Fund, AROC, Inc. and Plantation Petroleum Holdings, LLC and is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association.



    See pages 172 to 174 for biographies of the current members of Plains' board of directors.



    Each of the Plains designees currently serves on the Plains board.



    Following the merger, Plains' board of directors will have three committees, nominating, audit and compensation, as discussed on pages 174 and 175.



    The senior management of Plains will not be affected as a result of the merger. For a discussion of Plains management, see pages 172 to 174.

    If at any time prior to the effective time of the merger any 3TEC director nominee is unable to serve as a director at the effective time of the merger, the nominating committee of the 3TEC board of directors will designate another qualified individual reasonably acceptable to Plains to serve in his place.

Interests of Certain Persons in the Merger

    In considering the recommendation of the boards with respect to the merger, stockholders of Plains and 3TEC should be aware that certain officers and directors of Plains and 3TEC have the following interests in the merger that are separate from and in addition to the interests of stockholders of Plains and stockholders of 3TEC generally. The boards were aware of these interests and considered them in approving the merger agreement.


    Stock ownership. In connection with the merger, 613,919 shares of 3TEC preferred stock will either be redeemed or converted into the right to receive $24.00 per share plus declared and unpaid dividends estimated to be $0.13 per share. Two members of 3TEC's board, D. Martin Phillips and David B. Miller, are managing directors of EnCap Investments L.L.C., which beneficially owns 385,883 shares of 3TEC preferred stock and 2,533,540 shares of 3TEC common stock, as well as 1,572,605 shares of Plains common stock.



    Composition of Plains' Board. The merger agreement provides that after the merger the Plains board will consist of seven members--five individuals designated by Plains and two individuals designated by the nominating committee of the 3TEC board of directors. Members of Plains' board of directors who are not also employees of Plains, will each receive 10,000 shares of Plains restricted stock on the closing date of the merger, and will receive director's fees and annual option grants in the future as described on page 176.


    Stock Option and Change of Control Agreements. The merger constitutes a change in control for purposes of 3TEC's stock option plans and other benefit plans. The merger agreement provides that prior to the effective time of the merger, 3TEC will cause all stock options under 3TEC's plans to become fully vested, will cause restrictions on restricted common stock to lapse, and will cause holders of such options to exercise them prior to the effective time of the merger. In addition, executive officers of 3TEC are party to severance arrangements which will be triggered by the merger. Pursuant to these arrangements, the following directors and executive officers of 3TEC are entitled to receive the following:

   . on or prior to the effective time, 45,000 stock options with a weighted average exercise price of $11.78 per share held by Floyd C. Wilson, who is currently the Chairman and Chief Executive Officer of 3TEC, will vest and will be converted into merger consideration on a cashless exercise basis;

   . on or prior to the effective time, 21,666 stock options with a weighted average exercise price of $10.80 per share held by R.A. Walker, who is currently the President, Chief Financial Officer and a director of 3TEC, will vest and will be converted into merger consideration on a cashless exercise basis;

   . all other outstanding stock options that have not vested (except for 80,000 stock options held by Mr. Wilson and 70,000 stock options held by Mr. Walker, which will be cancelled) including 99,998 held by 3TEC's executive officers (other than Mr. Wilson and Mr. Walker) and independent directors, will fully vest on or before effective time of the merger and will be converted into merger consideration on a cashless basis;

   . all restrictions on restricted common stock held by 3TEC's executive officers and directors (except 37,500 shares held by Mr. Wilson and 25,000 shares held by Mr. Walker, which will be cancelled) will lapse at the effective time of the merger.

   . assuming the market price of Plains common stock is between $7.65 and $12.35 per share, 3TEC's officers and directors will receive an aggregate of $517,720 in cash and 51,772 shares of Plains common stock on account of options that will vest and restricted stock as to which restrictions will lapse, solely as a result of the merger;

   . 3TEC executive officers will be entitled to severance payments if they are not offered employment by the surviving company or its affiliate or if their benefits are reduced within one year of the effective time of the merger;

   . persons who become directors of Plains will receive 10,000 shares of Plains restricted common stock.

    Directors' and Officers' Indemnification and Insurance. The merger agreement provides that for six years after the effective time of the merger, Plains merger subsidiary will indemnify the present and former officers and directors of 3TEC from liabilities arising out of actions or omissions in their capacity as such at or prior to the effective time of the merger, to the full extent permitted under Delaware law or Plains merger subsidiary's certificate of incorporation and bylaws. Accordingly, Plains merger subsidiary will maintain 3TEC's directors' and officers' insurance coverage for six years after the effective time of the merger but only to the extent related to actions or omissions prior to the effective time of the merger, provided that Plains merger subsidiary may substitute insurance policies with substantially similar coverage and amounts containing no less advantageous terms than those maintained by 3TEC as of the effective time of the merger.

    Registration Rights. In connection with the merger, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., ECIC Corporation and EnCap Investments L.L.C., or the EnCap entities, entered into a registration rights agreement with Plains that gives the EnCap entities the right on two occasions to require Plains to initiate a registered public offering for the shares of Plains common stock requested to be sold by the EnCap entities provided that those shares represent at least 4% of the outstanding Plains common stock. The EnCap entities are the largest stockholders of 3TEC and, after the merger, will own approximately 13% of Plains common stock. The EnCap entities may collectively exercise their rights to request a registration once during each 270 day period. Additionally, the EnCap entities have the right, collectively, to participate in and sell shares of stock held by them during any public offering of Plains common stock whether offered by Plains or any other stockholder.

Financing for the Merger


    To finance the merger, Plains has entered into a new credit facility. For a description of the new credit facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Plains--Capital Requirements'' on page 115.


Appraisal or Dissenters' Rights

    Plains and 3TEC are Delaware corporations. Under Delaware law, 3TEC common stockholders and 3TEC preferred stockholders who do not vote in favor of adoption of the merger agreement are entitled to appraisal rights.

    If you are a 3TEC common stockholder and do not wish to accept the estimated $15.00 to $19.00 per share of 3TEC common stock merger consideration, or if you are a 3TEC preferred stockholder and do not wish to receive $24.00 plus funds equal to accrued and unpaid dividends per share of 3TEC preferred stock, then, if you do not vote in favor of the adoption of the merger agreement, make a written demand for appraisal of your shares prior to the vote at the special meeting, continuously hold your shares of record through the effective time of the merger, and otherwise comply with the procedures described in "The Merger--Appraisal Rights" beginning on page 82, you will have the right under Delaware law to seek a judicial appraisal of your shares to determine their "fair value."


Termination of Trading of 3TEC Common Stock

    If the merger is completed, the shares of 3TEC common stock will cease quotation on The NASDAQ National Market and will be deregistered under the Securities Exchange Act of 1934.

                         TERMS OF THE MERGER AGREEMENT

    The following describes the material terms of the merger agreement. The full text of the merger agreement is attached as Annex A and is incorporated herein by reference. We encourage you to read the entire merger agreement.

Merger

    By virtue of the merger agreement, 3TEC will merge with a wholly-owned subsidiary of Plains, with the Plains merger subsidiary being the surviving entity in the merger. In the merger, 3TEC common stockholders and certain warrantholders will receive cash and common stock of Plains and 3TEC preferred stockholders will receive cash, as described below under "Manner and Basis of Converting Stock." The merger is expected to constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

    The merger agreement provides that the closing of the merger will take place on the business day on which all of the conditions to closing of the merger are satisfied or waived, or on such other date agreed to by Plains and 3TEC. Plains and 3TEC anticipate that the closing date will be on the business day immediately following the Plains and 3TEC stockholders meetings. The filing of a certificate of merger with the Secretary of State of Delaware will be made as soon as practicable after such closing. The merger will become effective on the later of (i) the date of filing of such certificate of merger or (ii) on a date agreed to by the parties to the merger as stated in the certificate of merger.

Manner and Basis of Converting Stock

    Conversion of 3TEC Common Stock. Subject to the rights of dissenting stockholders discussed in the subsection "Dissenter's Rights" below, once the merger becomes effective, each outstanding share of 3TEC common stock will be converted into the right to receive:

   . $8.50 in cash; plus, if the average of the closing prices of Plains common stock on the New York Stock Exchange, or NYSE, for the 20 consecutive trading days immediately preceding the third trading day before the closing of the merger, or the "market price," of the Plains common stock is less than $6.25 and Plains does not terminate the merger agreement, an additional amount of cash equal to the product of (i) $6.25 minus the market price times (ii) the exchange ratio described in the next bullet; and

   . 0.85 shares of common stock, par value $.01 per share, of Plains, provided that if the market price is:

      - greater than $12.35, then the number of shares of Plains common stock equal to the quotient of (i) $10.50 divided by (ii) the market price, or

      - less than $7.65, then the number of shares of Plains common stock equal to the quotient of (i) $6.50 divided by (ii) the market price (but the market price will never be deemed to be less than $6.25 for this calculation).

    The ratio of Plains common stock to 3TEC common stock determined issuable under this bullet point is sometimes called the exchange ratio.

    The following table illustrates the consideration to be received by holders of 3TEC common stock (assuming exercise or conversion before closing of options and warrants to purchase common stock as described in the merger agreement) in the merger under nine different Plains common stock price scenarios:

                                             Merger Consideration
                        --------------------------------------------------------------
                        $6.00  $6.25  $7.00  $8.00  $9.00  $10.00 $11.00 $12.00 $13.00
Assumed market price(1) ------ ------ ------ ------ ------ ------ ------ ------ ------
 Exchange ratio(2).....   1.04   1.04   0.93   0.85   0.85   0.85   0.85   0.85   0.81
 Stock value(3)........ $ 6.24 $ 6.50 $ 6.50 $ 6.80 $ 7.65 $ 8.50 $ 9.35 $10.20 $10.50
 Cash.................. $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50 $ 8.50
 Additional cash(4).... $ 0.26     --     --     --     --     --     --     --     --
 Merger consideration.. $15.00 $15.00 $15.00 $15.30 $16.15 $17.00 $17.85 $18.70 $19.00

--------
(1) The market price of Plains common stock will be calculated at the effective time of the merger based upon the average closing prices of Plains common stock for the 20 consecutive trading days immediately preceding the third trading day prior to the closing.
(2) The number of shares of Plains common stock issued for each share of 3TEC common stock.
(3) The value of Plains common stock has been determined by multiplying the market price as determined under the merger agreement by the exchange ratio. The actual value, or trading price, of the Plains common stock on the closing date of the merger could be different.
(4) If the market price of Plains common stock as determined under the merger agreement is less than $6.25, Plains may terminate the merger agreement. If Plains does not terminate the merger agreement, then the exchange ratio will be determined using $6.25 as the market price and Plains will pay additional cash in an amount equal to the product of (i) $6.25 minus the market price times (ii) the exchange ratio.

    After the effective time of the merger, each certificate representing 3TEC common stock will represent only a right to receive, without interest, upon surrender, (i) the applicable merger consideration discussed above, (ii) certain dividends and distributions discussed in the next paragraph and (iii) cash, in lieu of fractional shares of Plains common stock, equal to the product of (a) the amount of merger consideration payable with respect to a whole share of common stock and (b) such fraction. If the market price of Plains common stock is less than $6.25 per share, Plains may either (i) terminate the merger agreement or (ii) pay the additional cash consideration discussed in the first bulletpoint above. If, prior to the effective time of the merger, 3TEC common stock or Plains common stock is changed as a result of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratio and the applicable cash consideration discussed above will be correspondingly adjusted.

    No dividends or distributions declared or made after the merger becomes effective with a record date after such time will be paid to a holder of certificates formerly representing shares of 3TEC common stock until certificates reflecting such common stock have been surrendered in accordance with the merger agreement. Subject to applicable laws, upon such surrender, the record holder of each surrendered certificate will be paid, without interest, the amount of dividends or other distributions with a record date after the time when the merger becomes effective, but if the payment date for any such dividend or distribution payable has not occurred prior to such surrender, payment will occur at the designated payment date.

    Conversion of 3TEC Preferred Stock. 3TEC may redeem the 3TEC preferred stock for $24.00 per share plus declared and unpaid dividends at any time between the record date and the effective time of the merger. If 3TEC does not do so, and subject to the rights of stockholders discussed in the subsection "Dissenter's Rights" below, at the effective time of the merger each outstanding share of 3TEC preferred stock will be converted into an amount of cash equal to $24.00 plus the total amount of all accrued and unpaid dividends as of the time the merger becomes effective, and, after that time, each certificate representing such shares will represent only a right to receive such consideration without interest.

    After the time the merger becomes effective, upon presentation of certificates for 3TEC common stock or 3TEC preferred stock, as applicable, those certificates will be cancelled and exchanged as set forth in the merger agreement. The merger will not affect Plains common stock or the stock of the Plains merger subsidiary that are issued and outstanding immediately prior to the effective time of the merger.

    Surrender and Payment. Prior to the effective time of the merger, Plains will deposit with American Stock Transfer & Trust Company, the exchange agent, certificates representing the Plains common stock to be issued and cash to be paid to the 3TEC common stockholders and, if such shares have not been redeemed prior to the effective time of the merger, 3TEC preferred stockholders. Promptly after the effective time of the merger, the exchange agent will send to each holder of record of 3TEC common stock and 3TEC preferred stock certificates a letter of transmittal and instructions for use in effecting the exchange of their certificates for cash and, if applicable, Plains common stock. The exchange agent will exchange the Plains common stock and cash, as appropriate, for surrendered 3TEC common stock and 3TEC preferred stock certificates pursuant to the terms of the merger agreement.

    Before any person, entity or organization that is not the record holder of surrendered 3TEC common stock or 3TEC preferred stock certificate(s) receives any of the merger consideration discussed above, (i) the surrendered stock certificate(s) must be properly endorsed or otherwise in proper form for transfer and (ii) the person, entity or organization owning the 3TEC common stock or 3TEC preferred stock must pay the exchange agent any transfer or other taxes required as a result of such issuance of merger consideration unless he, she or it establishes to the exchange agent's satisfaction that such tax has been paid or is not applicable.

    Any shares of Plains common stock and cash that remain unclaimed one year after the effective time of the merger will be returned to Plains. Any holder of 3TEC common stock or 3TEC preferred stock who has not exchanged his, her or its certificates representing such stock prior to that time may thereafter look only to Plains, as general creditor, to exchange their stock certificates or to pay amounts that they are entitled pursuant to the merger agreement. If outstanding 3TEC common stock or 3TEC preferred stock certificates are not surrendered within six years after the effective time of the merger (or, prior to any earlier date on which the merger consideration issuable and/or payable with respect to such certificates would otherwise escheat to or become the property of any governmental unit or agency), the merger consideration payable and/or issuable with respect to those shares will become the property of Plains to the extent permitted by applicable law. Neither 3TEC nor Plains or the Plains merger subsidiary, however, will be liable to any holder of 3TEC common stock or 3TEC preferred stock certificates for any amount paid, or merger consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

    Stock Options; Warrants; Restricted Stock. Prior to the effective time of the merger, 3TEC will cause all options issued under its benefit plans to be vested and all holders of those options to exercise all the options prior to the effective time of the merger to the extent the exercise prices of those options are less than $17.00. Each exercised option will be converted for that number of shares of 3TEC common stock equal to the quotient of (i) the difference between (a) the product of (1) $17.00 times (2) the number of shares of 3TEC common stock issuable upon exercise of such 3TEC option minus (b) the aggregate exercise price of such 3TEC option, divided by (ii) $17.00. The holders of options will not be required to pay the exercise price of those options because the exercise price has been accounted for by reducing the amount of consideration received upon exercise of the option. All out-of-the money options (i.e., the exercise price is greater than or equal to $17.00) will terminate at the effective time of the merger. The shares of 3TEC common stock received upon exercise will be exchanged in the merger for cash and Plains common stock in the same manner as other shares of 3TEC common stock.

    At the effective time of the merger, each holder of a warrant to purchase 3TEC common stock for $3.00 per share will automatically be deemed to receive for such warrant the consideration, as applicable, equal to the amount of such consideration that such holder would have received for it had it been exercised prior to the effective time of the merger, and, as a result of such exercise, such holder received 3TEC common stock equal to the quotient of (i) the difference between (a) the product of (1) $17.00 times (2) the number of shares of 3TEC common stock issuable upon exercise of such warrant minus (b) the aggregate exercise price of such warrant, divided by (ii) $17.00. The holders of $3.00 warrants will not be required to pay the exercise price of those warrants because the exercise price has been accounted for by reducing the amount of consideration received upon the exercise of the warrant. Also, at the effective time of the merger, each warrant to purchase 3TEC common stock for $30.00 per share will be converted into a warrant giving the holder thereof the right to receive $8.50 cash per share and the number of shares of Plains common stock equal to the exchange ratio for each share of 3TEC common stock that would have been purchased under such warrants had they been exercised in connection with the merger.

    At the effective time of the merger, all remaining restrictions with respect to shares of 3TEC restricted stock (except for 37,500 shares of restricted stock held by Mr. Wilson and and 25,000 shares of restricted stock held by Mr. Walker, which will be cancelled as of the effective time of the merger) issued pursuant to 3TEC's employee benefit plans will expire, and such restricted stock will be treated as 3TEC common stock for purposes of the conversion of such stock.

    Appraisal Rights. If the merger is consummated, 3TEC common and preferred stockholders who do not vote "FOR" the adoption of the merger agreement, who hold shares of 3TEC common stock or 3TEC preferred stock of record on the date of making a written demand for appraisal as described below, who continuously hold those shares through the closing of the merger, and who otherwise comply fully with Section 262 of the DGCL, will be entitled to a judicial determination of the fair value of their shares of 3TEC common stock or 3TEC preferred stock exclusive of any element of value arising from the accomplishment of the merger in accordance with the provisions of Section 262 and to receive from the surviving corporation payment of such fair value in cash together with a fair rate of interest, if any, as determined by such court. A proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal.

    Under Section 262, not less than 20 calendar days prior to the special meeting, 3TEC must notify each of the holders of its common or preferred stock who was such on the record date for the meeting that such appraisal rights are available and include in each such notice, a copy of Section 262. This document constitutes such notice to the holders of record of 3TEC common stock and 3TEC preferred stock.

    The following is a summary of the procedures to be followed under Section 262, the full text of which is attached as Annex E to this document. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex E. 3TEC Stockholders should read carefully the full text of Section 262 because failure to follow any procedure set forth therein may result in the loss of appraisal rights. Any stockholder who desires to exercise appraisal rights should review carefully Section 262 of the DGCL before electing or attempting to exercise appraisal rights.

    Record holders of 3TEC common stock or 3TEC preferred stock who desire to exercise appraisal rights must not vote in favor of the merger agreement or consent to the merger agreement in writing (including by returning a signed proxy without indicating any voting instructions as to the proposal) and

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must deliver a separate written demand for appraisal of such shares to 3TEC prior to the taking of the vote on the merger agreement. A holder of shares of 3TEC common stock or 3TEC preferred stock wishing to exercise appraisal rights must hold of record those shares on the date the written demand for appraisal is made and must continue to hold those shares of record through the effective time of the merger. The demand for appraisal will be sufficient if it reasonably informs 3TEC of the identity of the stockholder and that the stockholder intends to demand an appraisal of the fair value of the shares of 3TEC common stock or 3TEC preferred stock, as applicable.

    If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record provided the agent identifies the record holder or holders and expressly discloses in such demand that the agent is acting as agent for the record holder or holders of such shares.

    A record holder, such as a broker, who holds shares of 3TEC common stock or 3TEC preferred stock as a nominee for beneficial owners, some or all of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by such demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to be applicable to all shares outstanding in the name of such record holder . If a stockholder holds shares of common stock through a broker which in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder.

    BENEFICIAL OWNERS WHO ARE NOT RECORD HOLDERS AND WHO INTEND TO EXERCISE APPRAISAL RIGHTS SHOULD INSTRUCT THE RECORD HOLDER TO COMPLY STRICTLY WITH THE STATUTORY REQUIREMENTS WITH RESPECT TO THE DELIVERY OF WRITTEN DEMAND FOR APPRAISAL. A DEMAND FOR APPRAISAL SUBMITTED BY A BENEFICIAL OWNER WHO IS NOT THE RECORD HOLDER WILL NOT BE HONORED.

    Any holder of record of 3TEC common stock or 3TEC preferred stock must deliver the written demand for appraisal prior to the taking of the vote on the merger agreement. All demands for appraisal should be addressed to 3TEC Energy Corporation, 700 Milam Street, Suite 1100, Houston, Texas 77002, Attention:
David S. Elkouri, Secretary.

    If the merger agreement is adopted, then within ten days after the effective time of the merger, the surviving corporation will provide notice of the effective time of the merger to all stockholders who have complied with
Section 262 and who have not voted in favor of or consented to the merger.

    A stockholder may withdraw a demand for appraisal in writing within 60 days after the effective time of the merger and accept the terms of the merger. Thereafter, the approval of the surviving corporation will be needed for such a withdrawal. In all events, if a petition for appraisal has been filed in the Delaware Court of Chancery, a stockholder may not withdraw without the approval of the Court.

    Within 120 days after the effective time of the merger, in compliance with
Section 262, any stockholder who has properly demanded an appraisal and who has not withdrawn his or her demand as provided above and the surviving corporation each has the right to file in the Delaware Court of Chancery a petition, with a copy served on the surviving corporation in the case of a petition filed by a dissenting stockholder, demanding a determination of the fair value of the shares held by all dissenting

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stockholders. If, within the 120-day period following the effective time of the merger, no petition shall have been filed as provided above, all rights to appraisal will cease and all dissenting stockholders who owned shares of 3TEC common stock or 3TEC preferred stock will become entitled to receive the merger consideration for each share of 3TEC common stock or 3TEC preferred stock held, without interest. 3TEC is not obligated, and does not currently intend, to file such a petition.

    Any dissenting stockholder is entitled, within the 120-day period following the effective time of the merger and upon written request to the surviving corporation to receive from the surviving corporation a statement setting forth:

   . the aggregate number of shares of 3TEC common stock and/or 3TEC preferred stock which have not voted to adopt the merger agreement and with respect to which demands for appraisal have been received; and

   .  the aggregate number of dissenting stockholders.

    Such statement must be mailed within ten days after a written request for such statement has been received by the surviving corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, as described above, whichever is later.

    Upon the filing of a petition, the Delaware court is empowered to determine which dissenting stockholders have complied with the provisions of Section 262 and are entitled to an appraisal of their shares. The Delaware court may require that dissenting stockholders submit their share certificates for notation thereon of the pendency of the appraisal proceedings and the Delaware court may dismiss the proceedings as to any stockholder who does not comply with such requirement.

    After determining the stockholders entitled to appraisal, the Delaware court will appraise shares of 3TEC common stock or 3TEC preferred stock owned by the dissenting stockholders, determining the fair value of such shares. In determining the fair value, the Delaware court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair" price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court has stated, that in making this determination of fair value, the Delaware courts must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger and which "throw any light on future prospects of the merged corporation." The Delaware Supreme Court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value" but which applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

    Stockholders considering seeking appraisal should consider that the fair value of their shares determined by the Delaware court under Section 262 could be more than, the same as, or less than, the consideration payable pursuant to the merger agreement. 3TEC reserves the right to assert in any appraisal proceedings, that, for purposes of Section 262, the "fair value" of a share of 3TEC common stock or 3TEC preferred stock is less than the consideration payable pursuant to the merger agreement.

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    The Delaware court may also:

   . determine a fair rate of interest, if any, to be paid to dissenting stockholders in addition to the fair value of the shares;

   . determine the costs of the proceeding and assess such costs against the parties as the Delaware court deems equitable (however, costs do not include attorneys' and expert witnesses' fees); and

   . upon application of any dissenting stockholder, order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

    No appraisal proceedings in the Delaware court will be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

    From and after the effective time of the merger, stockholders who have demanded appraisal rights in accordance with Section 262 will not be entitled to vote or consent by written action any shares subject to demand for appraisal for any purpose and will not be entitled to receive payment of any dividends or distributions payable to stockholders except dividends or distributions payable to stockholders of a record date prior to the effective time of the merger.

    Failure to take any required step in connection with appraisal rights may result in the loss of such rights. Any stockholder who loses such rights will only be entitled to receive the consideration offered in the merger without interest.

Representations and Warranties

    The merger agreement contains customary representations and warranties of Plains and 3TEC relating to various aspects of the respective businesses and financial statements of the parties and other matters. The representations and warranties will not survive the merger, but they will serve as the basis of conditions to each of Plains' and 3TEC's obligations to complete the merger.

Conduct of Business Pending the Merger

    Plains and 3TEC have agreed that, prior to the merger, each party will operate its business in the ordinary course consistent with past practice and will use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees.

    In addition, the merger agreement places specific restrictions on the ability of Plains and 3TEC to:

   . adopt or amend their charters or bylaws (or similar organizational documents);

   .  declare, set aside or pay any dividends on common stock;

   .  merge or consolidate with another entity;

   . make a material acquisition, enter into a new line of business or commence business in a new country;

   .  dispose of material assets or properties;

   . issue securities or amend the terms of any of their outstanding securities;

   .  incur any indebtedness outside the ordinary course of business;

   .  increase compensation to executive officers or employees;

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   .  settle pending litigation outside the ordinary course of business;

   . participate in new oil and gas operations where costs would exceed certain thresholds;

   .  enter into hedging transactions outside the ordinary course of business;

   . adopt or amend or terminate any employee benefit plan or collective bargaining agreement or enter into or amend any employment, severance or similar contract; or

   . enter into seismic data licenses, other than pursuant to agreements or commitments existing on the date of the merger agreement.

Additional Provisions

    Tax Treatment of the Merger. Plains and 3TEC have agreed to use all reasonable efforts to cause the merger to qualify, and will not take or permit any actions that could prevent the merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

    Acquisition Proposals (No-Shop Provisions). Until the termination of the merger agreement, 3TEC will not solicit any offer or proposal for a merger or acquisition of 3TEC or discuss or negotiate with third parties regarding a merger or acquisition of 3TEC. 3TEC may, however, under certain circumstances and upon satisfaction of certain requirements, communicate with third parties that make bona fide unsolicited offers to merger with or acquire 3TEC. Further, subject to certain conditions, 3TEC may, and in certain situations may be required to, pursue a transaction that the 3TEC board determines is superior to the merger.

    Stockholders' Meetings. Both Plains and 3TEC will, as soon as reasonably possible after the date of the merger agreement, (i) call an annual or special meeting of their stockholders for the purpose of securing the approval of the transactions contemplated by the merger agreement; (ii) distribute to their stockholders the joint proxy statement/prospectus; (iii) use all reasonable efforts to solicit from their stockholders proxies approving the transactions contemplated by the merger agreement; and (iv) cooperate and consult with each other on the foregoing matters.

    Directors' and Officers' Indemnification and Insurance. For six years after the effective time of the merger, the surviving corporation will indemnify, to the full extent permitted under Delaware law, 3TEC's present and former officers and directors against any and all losses incurred by them because they are or were a director or officer of 3TEC. The surviving corporation will maintain 3TEC's existing officers and directors' liability insurance for a period of six years after the effective time of the merger to cover any acts or omissions that occurred prior to the effective time of the merger. The surviving corporation may substitute the policies with substantially similar coverage and amounts containing no less advantageous terms than those maintained by 3TEC as of the effective time of the merger.

    Board, Committees and Executive Officers. The nominating committee of 3TEC will select two individuals, who are reasonably acceptable to Plains, for nomination as directors of Plains. Plains will use its best efforts to cause them to be elected as members of its board of directors simultaneous with the closing of the merger, and each will serve as a director for a term expiring at Plains' next annual meeting of stockholders following the effective time of the merger.

    Other. Finally, other additional provisions, including those relating to access and information, further assurances, cooperation, publicity, employee benefit matters, additional joint actions, third party filings, acquisition of consents, appointment of certain officers of Plains, preparation of the joint proxy statement/prospectus and registration statement on Form S-4, stock exchange listing, notice of certain events by the parties, site inspections, affiliate agreements, stockholder litigation, injunctive relief for Plains and certain Plains board approvals are contained in the merger agreement.

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Conditions to Consummation of the Merger

    Conditions to the Obligations of Each Party. Unless waived, the respective obligations of each party to effect the merger will be subject to the fulfillment at or prior to the effective time of the following conditions:

   . the required approval of the stockholders of Plains and 3TEC must have been obtained;

   . the absence of any, statute, injunction, order, judgment or other legal restraint prohibiting, enjoining or restricting the completion of the merger;

   . the absence of any stop order regarding the registration statement relating to the merger or any proceeding for such purpose pending before or threatened by the SEC;

   . the receipt of such permits, authorizations, consents, or approvals required to consummate the transactions contemplated by the merger agreement;

   . the approval for listing of the Plains common stock to be issued in the merger on the New York Stock Exchange; and

   . Plains must have received a supplemental ruling from the Internal Revenue Service or a tax opinion reasonably acceptable to Plains Resources from counsel to Plains to the effect that the transactions contemplated by the merger agreement would not adversely affect the tax treatment of the recently completed spin-off of Plains from Plains Resources under Section 355 of the Internal Revenue Code.

    Plains and 3TEC currently expect each of these conditions to be satisfied prior to or promptly after the stockholder meetings. Other than the declaration of effectiveness by the SEC, there are no required governmental permits, authorizations, consents or approvals required to consummate the merger.

    Conditions to the Obligations of Plains. Unless waived by Plains, the obligation of Plains to effect the merger is subject to the satisfaction at or prior to the effective time of the merger of the following additional conditions, among others:

   . compliance by 3TEC with its obligations under the merger agreement and the representations and warranties of 3TEC contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective time;

   . there must not have occurred any change in the financial condition, business, operations or prospects of 3TEC that would constitute a material adverse effect;

   . the receipt by Plains of an opinion from its tax counsel to the effect that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code; and

   . each consent, waiver and approval required by 3TEC to have been obtained has been obtained, and 3TEC must have provided Plains with copies of all such consents, waivers and approvals.


    Plains and 3TEC currently expect each of these conditions to be satisfied prior to or promptly after the stockholder meetings. Akin Gump and Fulbright & Jaworski L.L.P. have delivered to Plains the opinions referenced above and are expected to deliver such opinions again to Plains immediately prior to the effective time of the merger as required. In addition, 3TEC has informed Plains that it expects to deliver copies of all required consents, waivers and approvals prior to the 3TEC special meeting.


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    Conditions to the Obligations of 3TEC.  Unless waived by 3TEC, the obligation of 3TEC to effect the merger is subject to the satisfaction at or prior to the effective time to the merger of the following conditions, among others:

   . compliance by Plains with its obligations under the merger agreement and the representations and warranties of Plains contained in the merger agreement being true and correct both as of the date of the merger agreement and as of the effective time;

   . there must not have occurred any change in the financial condition, business, operations or prospects of Plains that would constitute a material adverse effect;

   . the receipt by 3TEC of an opinion from its tax counsel to the effect that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

    Plains and 3TEC currently expect each of these conditions to be satisfied prior to or promptly after the stockholder meetings. Thompson & Knight has delivered to 3TEC the opinion referenced above and is expected to deliver such opinion again to 3TEC immediately prior to the effective time of the merger as required.

Termination

    The merger agreement may be terminated at any time prior to the effective time of the merger agreement, whether before or after approval by the common stockholders of Plains or 3TEC or the preferred stockholders of 3TEC:

   .  by the mutual written consent of Plains and 3TEC;

   . by either Plains or 3TEC, if the effective time of the merger has not occurred on or before August 31, 2003, provided that the party seeking to terminate the merger agreement must not have materially breached its obligations under the merger agreement in any manner that will contribute to the failure to consummate the merger on or before that date;

   . by 3TEC, if there has been a material breach by Plains of any representation, warranty, covenant or agreement set forth in the merger agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Plains of notice of such breach;

   . by Plains, if there has been a material breach by 3TEC of any representation, warranty, covenant or agreement set forth in the merger agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by 3TEC of notice of such breach;

   . by either Plains or 3TEC, if any applicable law, rule or regulation that makes the merger illegal or if any judgment, injunction, order or decree restrains or prohibits the consummation of the merger;


   . by either Plains or 3TEC, if either of the stockholder approvals discussed in the sections "Additional Provisions--Stockholders' Meetings" on page 86 is not obtained;


   . by Plains, if (i) 3TEC's board of directors withdraws, modifies or changes its recommendation of the merger agreement or the merger, or recommends to 3TEC's stockholders any merger or acquisition proposal from a third party; (ii) a tender offer or exchange offer for outstanding shares of 3TEC common stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and 3TEC's board of directors does not

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      recommend that 3TEC's stockholders not tender their shares into such tender or exchange offer or (iii) 3TEC has breached any of its obligations relating to its additional agreements concerning acquisition proposals (the No-Shop Provisions);

   .  by 3TEC, if it accepts a superior proposal; or

   . by Plains, if the average of the closing prices of Plains common stock for the 20 consecutive trading days immediately preceding the third trading day prior to the closing of the merger is less than $6.25 per share.

    The term "superior proposal" means an unsolicited bona fide proposal made by a third party relating to an acquisition proposal on terms that 3TEC's board of directors determines is reasonably likely to be consummated taking into account the entity making such proposal and all legal, financial, regulatory and other relevant aspects of such proposal, and 3TEC's board of directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that the proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of 3TEC common stock than the merger. Before 3TEC can terminate the merger agreement under these provisions, it must negotiate in good faith with Plains to make such adjustments in the terms and conditions of the merger that would result, in the opinion of 3TEC's board of directors, after consultation with its financial advisors and outside legal counsel, in a revised Plains proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of 3TEC common stock as the superior proposal.

    If the merger agreement is terminated and the merger is abandoned, all obligations of the parties will terminate, except the parties' obligations relating to the effects of termination of the merger agreement; expenses in connection with the transactions contemplated by the merger agreement; publicity; and certain other provisions. Termination of the merger agreement will not relieve any party from liability for any breaches of the merger agreement occurring prior to the termination.

    If an acquisition proposal has been made by a person other than Plains or its affiliates, and Plains terminates the merger agreement under any of the second, fourth or sixth bulletpoints above, and, in each case, within twelve months after such termination of the merger agreement:

   . 3TEC consummates a merger or similar transaction with a person other than Plains;

   . 3TEC enters into a definitive agreement regarding a merger of 3TEC with a person other than Plains; or

   . (i) any person acquires (either directly or as a group) 50% or more of the combined power to vote generally for the election of directors of 3TEC, and (ii) 3TEC's board of directors has taken any action for the benefit of such person that facilitates the acquisition by such person of the ownership;

then 3TEC will promptly pay (and in any event no later than one business day after such termination) to Plains a termination fee of $9.0 million plus Plains' expenses up to $1.0 million.

    If Plains terminates the merger agreement under the seventh bulletpoint above or if Plains or 3TEC terminates the merger agreement pursuant to the eighth bulletpoint above, 3TEC will promptly pay to Plains a termination fee of $9.0 million plus Plains' expenses up to $1.0 million.

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          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summarizes the material U.S. federal income tax consequences of the merger to holders of 3TEC common stock and 3TEC preferred stock. This summary constitutes the opinion of Akin Gump Strauss Hauer & Feld LLP and Thompson & Knight LLP as to the material U.S. federal income tax consequences to the stockholders of 3TEC and Plains as a result of the merger. This summary addresses only those stockholders who hold their shares of 3TEC common stock and 3TEC preferred stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular 3TEC stockholders in light of their individual circumstances, or to 3TEC stockholders who are subject to special rules, such as:

   .  financial institutions;

   .  mutual funds;

   .  tax-exempt organizations;

   .  insurance companies;

   .  dealers in securities or foreign currencies;

   . traders in securities who elect to apply a market-to-market method of accounting;

   .  foreign holders;

   . persons who hold shares of 3TEC common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

   . holders who acquired their shares of 3TEC common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

    The following also summarizes the anticipated material U.S. federal income tax consequences of the merger to 3TEC, Plains merger subsidiary and Plains, and the opinion of special tax counsel to Plains, Fulbright and Jaworski L.L.P., to the effect that the merger will not adversely affect the tax treatment of the spin-off of Plains from Plains Resources under Section 355 of the Internal Revenue Code as ruled by the Internal Revenue Service in its private letter rulings to Plains Resources dated November 5, 2002 and May 22, 2002.

    The following summary is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, and the regulations, rulings, and decisions thereunder in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed. 3TEC stockholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

    It is a condition to the closing of the merger that 3TEC and Plains each receive an opinion from its tax counsel to the effect that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. 3TEC's tax counsel, Thompson & Knight LLP, concludes that 3TEC and Plains shall each be a party to the reorganization, and that no gain or loss shall be recognized by the 3TEC stockholders upon the receipt of Plains common stock in exchange for 3TEC common stock pursuant to the merger, except with respect to the cash portion of the merger consideration, any cash received in lieu of fractional share interests and cash paid to dissenting stockholders. In addition, Plains' tax counsel, Akin Gump Strauss Hauer & Feld LLP, concludes that 3TEC and Plains shall each be a party to the reorganization, and that neither Plains nor 3TEC will recognize gain or loss as a result of the merger.

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    These opinions will be based on customary assumptions and representations made by, among others, Plains, Plains merger subsidiary and 3TEC and will not be delivered unless the value of the Plains' stock issued in the merger constitutes 40% or more of the value of the combined merger consideration. In addition to the market value of Plains common stock on the effective date of the merger, various factors affect this determination, including:

   . whether the trading price of Plains common stock at the effective time of the merger equals the market price as determined under the merger agreement;

   . the amount, if any, to be paid to 3TEC stockholders who perfect their appraisal rights;

   .  the amount of cash paid in lieu of fractional share interests; and

   . whether 3TEC elects to redeem the 3TEC preferred stock prior to the merger.

    Accordingly, it is not possible to state with certainty the minimum trading price of the Plains common stock at which the value of the Plains common stock to be received in the merger will be equal to at least 40% of the value of the combined merger consideration as of the completion of the merger. Assuming that there are no stockholders exercising appraisal rights, no significant cash to be paid in lieu of fractional share interests, the trading price of Plains common stock at the effective time of the merger equals the market price as determined under the merger agreement, and that, as expected, 3TEC elects to redeem the 3TEC preferred stock prior to the merger, then the minimum trading price of the Plains common stock at which the value of Plains common stock to be received in the merger will be equal to at least 40% of the value of the combined merger consideration is less than $6.00 per share. If these assumptions prove to be inaccurate, then the minimum trading price may be higher or lower than $6.00 per share.

    If the conclusions in the tax opinions delivered at closing are materially different from the opinions described herein, we will resolicit stockholder approval. Further, if the parties waive the condition that they receive such opinions, we will resolicit stockholder approval if the change in tax consequences is material.

    An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the tax consequences of the merger other than the supplemental ruling that has been requested to the effect that the merger will not adversely affect the tax treatment of the spin-off of Plains from Plains Resources under Section 355 of the Code. The tax opinion of special tax counsel, Fulbright & Jaworski, L.L.P., is not conditioned on the merger qualifying as a reorganization within the meaning of
Section 368(a) of the Code. Further, the tax opinion is not conditioned on the request or the ruling, and the issuance or non-issuance of any such ruling in response to the request will not affect the opinion or our ability to consummate the merger. The following discussion assumes that the foregoing factual conditions are met and, therefore, the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax Consequences to Holders of 3TEC Common Stock

    Recognition of Gain or Loss. Holders of shares of 3TEC common stock that receive shares of Plains common stock and cash in the merger will not recognize gain or loss for U.S. federal income tax purposes, except that gain (but not loss) will be recognized with respect to cash they receive as part of the merger consideration. The gain will equal the lesser of (1) the amount of the cash received and (2) the total merger consideration, minus the tax basis of 3TEC common shares exchanged. The gain recognized will be capital gain unless the receipt of cash by the stockholder has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the stockholder's ratable share of 3TEC's accumulated earnings and profits as calculated for U.S. federal income tax purposes. For purposes of determining whether the receipt of cash by the stockholder has the effect of a distribution of a dividend, a stockholder will be treated as if the stockholder first exchanged all of its shares of 3TEC common stock solely for shares of Plains common stock and then Plains immediately redeemed a portion of the common stock for cash that the stockholder actually received pursuant to the merger. The Internal Revenue Service has indicated in rulings that any reduction in the interest of a minority stockholder that exercises no control over corporate affairs would receive capital gains (as opposed to dividend) treatment. In determining whether the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account.

    Tax Basis for Plains Common Stock. Each stockholder's aggregate tax basis in the shares of Plains common stock received in the merger will be the same as such stockholder's aggregate tax basis in the shares of 3TEC common stock surrendered in the merger, (1) increased by any gain recognized, (2) decreased by any cash received, and (3) further decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

    Holding Period for Plains Common Stock. The holding period of the shares of Plains common stock received in the merger by a holder of shares of 3TEC common stock will include the holding period of the shares of 3TEC common stock that such stockholder surrendered in the merger.

    Cash Received in Lieu of a Fractional Share of Plains Common Stock. A holder of shares of 3TEC common stock that receives cash in lieu of a fractional share of Plains common stock generally will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis in the shares of 3TEC common stock allocable to the fractional share. That gain or loss generally will constitute capital gain or loss.

    Exercise of Appraisal Rights by 3TEC Stockholders. In addition, a holder of shares of 3TEC common stock who exercises appraisal rights and receives a cash payment with respect to those shares generally will recognize gain or loss equal to the difference between the amount of cash received and such stockholder's tax basis in those shares. That gain or loss also generally will constitute capital gain or loss.

    Taxation of Capital Gain or Loss. In the case of an individual stockholder, any of this capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% if the individual has held the shares of 3TEC common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

    Reporting Requirements. 3TEC stockholders receiving Plains common stock in the merger should file a statement with their United States federal income tax returns setting forth their adjusted tax basis in the 3TEC common stock exchanged in the merger and the fair market value of the Plains common stock and the amount of cash received in the merger. In addition, 3TEC stockholders will be required to retain permanent records of these facts relating to the merger.

Tax Consequences to Holders of 3TEC Preferred Stock

    It is anticipated that 3TEC will elect to redeem all of the 3TEC preferred stock prior to the merger. If, however, 3TEC does not redeem such stock, holders of 3TEC preferred stock will receive solely cash in the merger. Such holders will recognize ordinary dividend income to the extent of any cash allocable to declared and unpaid dividends on the 3TEC preferred stock. Additionally, a holder of 3TEC preferred stock will recognize gain to the extent the amount of cash received by such holder of 3TEC preferred stock exceeds the basis in the 3TEC preferred stock. Such gain will be capital gain unless the receipt of cash has the effect of a distribution of a dividend as described above for holders of 3TEC common stock in "Material U.S. Federal Income Tax Consequences--Tax Consequences to Holders of 3TEC Common Stock--Recognition of Gain or Loss."

Tax Consequences to Plains and Plains Merger Subsidiary

    No gain or loss will be recognized by Plains or Plains merger subsidiary in the merger. Plains merger subsidiary's tax basis in the assets acquired from 3TEC pursuant to the merger will be the same as 3TEC's tax basis in those assets immediately prior to the merger. Plains merger subsidiary's holding period for the assets acquired from 3TEC pursuant to the merger will include 3TEC's holding period for those assets.

    The merger will not adversely affect the tax treatment of the spin-off of Plains from Plains Resources under Section 355 of the Code as ruled by the Internal Revenue Service in its private letter rulings to Plains Resources dated November 5, 2002 and May 22, 2002.

Tax Consequences to 3TEC

    No gain or loss will be recognized by 3TEC in the merger.

Tax Consequences to Plains Stockholders

    Because shares of Plains common stock will remain unchanged in the merger, the merger will not cause Plains stockholders to recognize any gain or loss.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

                                    Plains


    The following table sets forth consolidated and combined financial information since January 1, 1998 that has been derived from (i) the audited statements of income for Plains for each of the years ended December 31, 2002, 2001, 2000 and 1999 and balance sheets for Plains as of December 31, 2002, 2001 and 2000, and (ii) the unaudited combined statements of income for Plains for each of the years ended December 31, 1998 and unaudited combined balance sheets for Plains as of December 31, 1999 and 1998. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 107 and our historical combined financial statements and notes included elsewhere in this document. The information set forth below is not necessarily indicative of Plains' future results.


                                                                  Year Ended December 31,
                                                     ------------------------------------------------
                                                       2002      2001      2000      1999      1998
                                                     --------  --------  --------  --------  --------
                                                                  (Amounts in thousands)
Statement of Income Data:
Revenues:
   Oil sales to Plains All American Pipeline, L.P... $178,038  $174,895  $126,434  $102,390  $ 81,416
   Gas sales........................................   10,299    28,771    16,017     5,095     4,091
   Other operating revenues.........................      226       473        --        --        --
                                                     --------  --------  --------  --------  --------
      Total revenues................................  188,563   204,139   142,451   107,485    85,507
                                                     --------  --------  --------  --------  --------
Costs and Expenses:
   Production expenses..............................   78,451    63,795    56,228    50,527    42,823
   General and administrative
   Stock appreciation rights(1).....................    3,653        --        --        --        --
   Spin-off costs...................................      777        --        --        --        --
   Other............................................   10,756    10,210     6,308     4,367     3,218
   Depreciation, depletion and amortization.........   30,359    24,105    18,859    13,329    13,901
   Reduction of carrying cost of oil and gas
    properties(2)...................................       --        --        --        --    42,920
                                                     --------  --------  --------  --------  --------
      Total costs and expenses......................  123,996    98,110    81,395    68,223   102,862
                                                     --------  --------  --------  --------  --------
Income (loss) from operations.......................   64,567   106,029    61,056    39,262   (17,355)
Expenses of terminated public equity offering.......   (2,395)       --        --        --        --
Interest expense....................................  (19,377)  (17,411)  (15,885)  (14,912)   (8,828)
Interest and other income...........................      174       463       343        87        74
                                                     --------  --------  --------  --------  --------
Income (loss) before income taxes and cumulative
 effect of accounting change........................   42,969    89,081    45,514    24,437   (26,109)
Income tax (expense) benefit:
   Current..........................................   (6,353)   (6,014)   (2,431)     (505)   (4,435)
   Deferred.........................................  (10,379)  (28,374)  (14,334)   (4,827)   11,510
                                                     --------  --------  --------  --------  --------
Income (loss) before cumulative effect of accounting
 change.............................................   26,237    54,693    28,749    19,105   (19,034)
Cumulative effect of accounting change, net of tax
 benefit(3).........................................       --    (1,522)       --        --        --
                                                     --------  --------  --------  --------  --------
Net income (loss)................................... $ 26,237  $ 53,171  $ 28,749  $ 19,105  $(19,034)
                                                     ========  ========  ========  ========  ========

                                                                Year Ended December 31,
                                                    -----------------------------------------------
                                                       2002      2001     2000      1999     1998
                                                    ---------  -------- --------  -------- --------
                                                     (Amounts in thousands, except per share data)
                                                                       (audited)
Net income (loss) per common share:
   Basic and diluted............................... $    1.08  $   2.20 $   1.19  $   0.79 $  (0.79)
Weighted averaged common shares outstanding:
   Basic(4)........................................    24,193    24,200   24,200    24,200   24,200
   Diluted.........................................    24,201    24,200   24,200    24,200   24,200
Other Financial Data:
Net cash provided by operating activities.......... $  78,826  $116,808 $ 79,464  $  4,609 $ 37,182
Net cash used in investing activities..............    64,158   125,880   70,871    59,362   91,838
Net cash provided by (used in) financing activities   (13,653)    8,549  (13,132)   59,690   54,587
Oil and gas capital expenditures...................    64,497   125,753   70,505    59,167   91,693
Balance Sheet Data (end of period):
Cash and cash equivalents.......................... $   1,028  $     13 $    536  $  5,075 $    138
Working capital....................................  (47,436)       932   (6,861)   16,169  (12,148)
Total assets.......................................   550,880   516,755  401,035   360,964  277,792
Total debt.........................................   233,677   236,694  227,040   240,172  180,483
Stockholders' / combined owners' equity............   173,820   180,087  111,032    82,283   63,177

--------
(1)Represents the in-the-money value of stock appreciation rights issued on the spin-off date.
(2)Noncash charge related to a ceiling test write-down of the capitalized costs of Plains' proved oil and gas properties due to low oil prices at December 31, 1998.
(3)Cumulative effect of adopting Statement of Financial Accounting Standards No. 133--"Accounting for Derivatives," or SFAS 133.
(4)Outstanding shares for periods prior to 2002 reflect the shares issued in September 2002 when Plains was capitalized.

                                     3TEC


    The following table sets forth 3TEC's summary consolidated and combined historical financial information that has been derived from the audited combined statements of income and cash flows for 3TEC's business for each of the years ended December 31, 2002, 2001, 2000, 1999 and 1998. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of 3TEC" beginning on page 139 and 3TEC's financial statements and notes thereto incorporated by reference in this document.


                                                                                  Year Ended December 31,(1)
                                                                      -------------------------------------------------
                                                                        2002       2001      2000      1999      1998
                                                                      --------  ---------  --------  --------  --------
                                                                        (Amounts in thousands, except per share data)
                                                                                          (audited)
Statement of Income Data:
Revenues:
   Oil, gas and plant income......................................... $103,064  $ 116,080  $102,148  $ 20,088  $ 15,011
   Gain (loss) on sale of properties.................................     (159)       815       800     1,048     1,953
   Gain (loss) on derivative fair value..............................   (6,632)     3,081        --        --        --
   Gain (loss) on derivative settlements.............................   (5,644)       162        --        --        --
   Other.............................................................      473        836       813     1,020       738
                                                                      --------  ---------  --------  --------  --------
      Total Revenues.................................................   91,102    120,974   103,761    22,156    17,702
Costs and Expenses:
   Production expenses...............................................   25,326     26,670    23,179     7,788     7,801
   Geological and geophysical........................................    2,683      1,172       666       473       878
   Dry hole and impairments..........................................    8,918     12,261        29     3,103     4,668
   Surrendered and expired acreage...................................      860      7,875        --        --        --
   Stock compensation (general and administrative)...................      816         --        --       730       266
   Interest..........................................................    3,962      6,773     7,556     3,205     1,972
   Severance payments................................................       --         --        --       624        --
   Compensation plan payments........................................       --         --        --       293        --
   General and administrative........................................    9,154      6,991     6,141     4,122     4,266
   Depreciation, depletion and amortization..........................   37,357     30,983    19,779     6,691     7,116
   Other.............................................................      629        250        --        --       139
                                                                      --------  ---------  --------  --------  --------
      Total Expenses.................................................   89,705     92,975    57,350    27,029    27,106
                                                                      --------  ---------  --------  --------  --------
Income (loss) before income taxes, minority interest and dividends to
 preferred stockholders..............................................    1,397     27,999    46,411    (4,873)   (9,404)
Minority interest....................................................       --        511       305        (2)       15
Income tax (benefit) expense.........................................       45     10,640    14,442    (1,443)   (2,830)
                                                                      --------  ---------  --------  --------  --------
Net income (loss).................................................... $  1,352  $  16,848  $ 31,664  $ (3,432) $ (6,589)
Dividends to preferred stockholders..................................      738        710     1,488       574        68
                                                                      --------  ---------  --------  --------  --------
Net income (loss) attributable to common shares...................... $    614  $  16,138  $ 30,176  $ (4,006) $ (6,657)
                                                                      ========  =========  ========  ========  ========
Basic net income (loss) per common share............................. $   0.04  $    1.06  $   2.91  $  (1.14) $  (2.48)
                                                                      ========  =========  ========  ========  ========
Diluted net income (loss) per common share........................... $   0.03  $    0.91  $   2.28  $  (1.14) $  (2.48)
                                                                      ========  =========  ========  ========  ========
Weighted averaged common shares outstanding:
   Basic.............................................................   16,533     15,170    10,383     3,520     2,683
                                                                      ========  =========  ========  ========  ========
   Diluted...........................................................   18,362     18,969    13,895     3,520     2,683
                                                                      ========  =========  ========  ========  ========
Other Financial Data:
Net cash provided by operating activities............................ $ 49,802  $  89,780  $ 44,468  $  1,401  $  2,068
Net cash used in investing activities................................  (55,868)  (122,519)  (83,771)  (80,372)  (16,958)
Net cash provided by (used in) financing activities..................   (9,447)    46,065    37,598    84,072    14,343
Oil and gas capital expenditures.....................................   59,343    158,053   105,906    94,402    34,058

                                        Year Ended December 31,(1)
                               --------------------------------------------
                                 2002       2001     2000     1999    1998
                               --------   -------- -------- -------- -------
                               (Amounts in thousands, except per share data)
                                                (audited)
     Balance Sheet Data:
     Cash and cash equivalents $  2,249   $ 17,762 $  4,436 $  6,141 $ 1,040
     Working capital (deficit)   (1,637)    14,343   15,242    7,001     139
     Total assets.............  349,185    363,038  254,764  149,243  57,941
     Total debt...............   99,000    108,000   76,224  100,724  27,455
     Stockholders' equity.....  182,964    180,712  149,595   38,112  22,558

--------
/(1)/Certain reclassifications of prior period amounts have been made to conform to the current presentation.

                    PLAINS EXPLORATION & PRODUCTION COMPANY
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated statement of income for the year ended December 31, 2002 has been prepared based on the historical consolidated statements of income of Plains and 3TEC under the assumptions set forth in the accompanying footnotes. The unaudited pro forma consolidated balance sheet at December 31, 2002 has been prepared based on the historical consolidated balance sheet of Plains under the assumptions set forth in the accompanying footnotes. The reorganization, debt issuance and spin-off transactions described below are reflected in the historical consolidated balance sheet of Plains at December 31, 2002.

    On July 3, 2002, as provided in the Separation Agreement, Plains Resources transferred to Plains (previously known as Stocker Resources L.P.) 100% of the capital stock of Arguello Inc., Plains Illinois, Inc., PMCT, Inc. and Plains Resources International Inc. and all amounts payable to it by Plains and its subsidiary companies. These transactions are referred to as the "reorganization". As part of the reorganization, Plains was converted into a Delaware corporation on September 18, 2002. The effect of the reorganization is reflected in the Reorganization, Debt Issue and Spin-off Adjustments in the unaudited pro forma consolidated statements of income.

    On July 3, 2002, Plains issued $200.0 million of 8.75% senior subordinated notes due 2012 (the "8.75% Notes") at an issue price of 98.376%. Also on July 3, Plains entered into a $300.0 million revolving credit facility (the "Plains credit facility") that provides for a borrowing base of $225.0 million and made initial borrowings of $117.6 million. On July 3, Plains distributed the $195.3 million net proceeds from the 8.75% Notes and $116.7 million of the initial borrowings under the Plains credit facility to Plains Resources. The effect of these transactions is reflected in the Reorganization, Debt Issue and Spin-off Adjustments in the unaudited pro forma consolidated statements of income.

    On December 18, 2002 Plains Resources distributed all of the issued and outstanding shares of Plains common stock to the holders of Plains Resources common stock on the basis of one share of Plains common stock for every one share of Plains Resources common stock held as of the close of business on December 11, 2002 (the "spin-off"). Prior to the spin-off, Plains Resources made a $47.2 million cash capital contribution to Plains. In addition, prior to the spin-off Plains Resources transferred to Plains certain assets and Plains assumed certain liabilities of Plains Resources, primarily related to land, unproved oil and gas properties, office equipment and pension obligations. The effect of these transactions is reflected in the Reorganization, Debt Issue and Spin-off Adjustments in the unaudited pro forma consolidated statement of income.




    Historically, general and administrative expenses consist of Plains' direct expenses plus amounts allocated from Plains Resources for various operational, financial, accounting and administrative services provided to us. Plains estimates that as a result of the reorganization and the spin-off, its annual general and administrative expenses will increase by approximately $4.1 million over the historical amount for the year ended December 31, 2002 reflecting the incremental costs of operating as a separate, publicly-held company.


    On February 3, 2003 Plains and 3TEC Energy Corporation announced they had entered into a definitive agreement pursuant to which Plains will acquire 3TEC for a combination of cash and stock. Under the terms of the agreement 3TEC stockholders will receive $8.50 in cash and 0.85 shares of Plains common stock for each share of 3TEC common stock, subject to certain adjustments based on Plains' share price prior to closing. This transaction will be accounted for by Plains using the purchase method of accounting. The effect of this transaction is reflected in the Merger Adjustments in the unaudited pro forma consolidated financial statements.

    Plains and JP Morgan Chase Bank have entered into a three-year, $500.0 million senior revolving credit facility with funding to occur upon closing of the merger. The credit facility provides for a borrowing base of $425.0 million. Additionally, the credit facility contains a $50.0 million sub-limit on letters of credit. To secure borrowings, Plains will pledge 100% of the shares of stock of its domestic subsidiaries and will give mortgages covering 80% of the total present value of its domestic oil and gas properties.


    The unaudited pro forma consolidated statement of income for the year ended December 31, 2002 assumes the Reorganization, Debt Issuance, Spin-off and Merger transactions occurred on January 1, 2002. The unaudited pro forma consolidated balance sheet at December 31, 2002 assumes the merger transactions occurred on that date. Plains believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations would have been if such transactions had occurred on such dates. These unaudited pro forma consolidated financial statements should be read in conjunction with the Consolidated Financial Statements of Plains Exploration & Production Company, the Consolidated Financial Statements of 3TEC Energy Corporation and Management's Discussion and Analysis of Financial Condition and Results of Operations of such companies, included elsewhere herein.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 2002
               (in thousands of dollars, except per share data)

                                                 Reorganization,
                                                  Debt Issuance                                           Plains
                                        Plains    and Spin-off      Plains      3TEC        Merger       Proforma
                                      Historical   Adjustments     Proforma  Historical   Adjustments    Adjusted
                                      ---------- ---------------   --------  ---------- -----------      --------
Revenues
    Oil, gas and plant revenues......  $188,337     $     --       $188,337   $103,064   $   (166)/(8)/  $291,235
    Gain (loss) on sale of
     properties......................        --           --             --       (159)       159/(14)/        --
    Gain (loss) on derivative fair
     value...........................        --           --             --     (6,632)     6,632/(15)/        --
    Gain (loss) on derivative
     settlements.....................        --           --             --     (5,644)     5,644/(15)/        --
                                                                                             (189)/(14)/
    Other operating revenues.........       226                         226        473       (284)/(15)/      226
                                       --------     --------       --------   --------   --------        --------
                                        188,563           --        188,563     91,102     11,796         291,461
                                       --------     --------       --------   --------   --------        --------
Costs and Expenses
    Production expenses..............    78,451           --         78,451     25,326        188/(15)/   103,965
    Geological and geophysical.......        --           --             --      2,683     (2,683)/(14)/       --
    Dry hole and impairments.........        --           --             --      8,918     (8,918)/(14)/       --
    Surrendered and expired
     acreage.........................        --           --             --        860       (860)/(14)/       --
                                                                                             (816)/(14)/
    General and administrative.......    15,186           --         15,186      9,970        310/(15)/    24,650
                                                                                          (36,002)/(9)/
                                                                                           28,010/(10)/
    Depreciation, depletion and                         (451)/(2)/                           (599)/(11)/
      amortization...................    30,359          966/(3)/    30,874     37,357      1,000/(13)/    60,640
                                       --------     --------       --------   --------   --------        --------
                                        123,996          515        124,511     85,114    (20,370)        189,255
                                       --------     --------       --------   --------   --------        --------
Income from Operations...............    64,567         (515)        64,052      5,988     32,166         102,206
Other Income (Expense)
    Expenses of terminated public
     equity offering.................    (2,395)          --         (2,395)        --         --          (2,395)
                                                       9,732/(1)/
                                                       9,536/(2)/
                                                     (20,497)/(4)/                          3,962/(11)/
    Interest expense.................   (19,377)       1,841/(5)/   (18,765)    (3,962)   (11,235)/(12)/  (30,000)
    Derivative fair value gain
     (loss)..........................        --           --             --         --     (6,632)/(15)/   (6,632)
    Derivative settlement gain
     (loss)..........................        --           --             --         --     (5,644)/(15)/   (5,644)
    Interest and other income........                                                         132/(14)/
      (expense)......................       174           --            174       (629)       782/(15)/       459
                                       --------     --------       --------   --------   --------        --------
Income Before Income Taxes               42,969           97         43,066      1,397     13,531          57,994
    Income tax benefit (expense).....   (16,732)         (38)/(6)/  (16,770)       (45)    (6,382)/(16)/  (23,197)
                                       --------     --------       --------   --------   --------        --------
Net Income...........................  $ 26,237     $     59       $ 26,296   $  1,352   $  7,149        $ 34,797
                                       ========     ========       ========   ========   ========        ========
Earnings Per Share--basic and
 diluted.............................  $   1.08                    $   1.09                              $   0.87
                                       ========                    ========                              ========
Average Shares Outstanding...........
    Basic............................    24,193                      24,193                15,923/(17)/    40,116
    Diluted..........................    24,201                      24,201                15,923/(17)/    40,124

                                                  (footnotes on following page)

--------

Reorganization, Debt Issuance and Spin-off Adjustments

Reorganization

(1) Reflects the reversal of historical interest expense related to amounts payable to Plains Resources since such amounts payable were contributed to Plains under the terms of the Separation Agreement.

Debt Issuance

(2) Reflects the reversal of historical amortization of debt issue costs and interest expense.
(3) Reflects amortization of debt issue costs for the period, on a straight line basis that approximates the interest method, over the life of the 8.75% Notes and Plains credit facility.
(4) Reflects interest expense for the period on the 8.75% Notes ($17.7 million) and the Plains credit facility ($5.2 million). Interest expense with respect to the 8.75% Notes includes $0.2 million of amortization of original issue discount. Interest expense with respect to the Plains credit facility is computed based on Plains' average borrowing rate under the terms of the agreement (3.9%). A 1/8 of 1% change in the interest rate with respect to the Plains credit facility would result in a $0.1 million change in interest expense. Pro forma amount reflects interest expense after capitalization of $2.4 million.

Spin-off

(5) Reflects the reversal of interest expense for the period on debt retired in December 2002 using the proceeds from $47.2 million of capital contributions by Plains Resources. Interest expense is based on Plains' average borrowing rate under the Plains credit facility (3.9%). A 1/8 of 1% change in the interest rate would result in less than a $0.1 million change in interest expense.

Income Taxes

(6) Reflects the income tax effect of (i) the Reorganization Adjustments ($3.8 million expense); (ii) the Debt Issuance Adjustments ($4.5 million benefit); and (iii) the Spin-off Adjustments ($0.7 million expense) based on Plains' historical effective income tax rate of 40%.

Stock Appreciation Rights

(7) When the spin-off occurred, Plains employees holding options to acquire Plains Resources common stock received an equal number of stock appreciation rights, or SARs, with respect to Plains common stock. The exercise price of the SARs is based on the relationship between the price of Plains Resources common stock and Plains common stock at the time of the spin-off. With respect to the SARs that were in-the-money at the time of the spin-off, Plains recognized an initial accounting charge of $2.7 million in December 2002 as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at that time. In addition, Plains recognized a $1.0 million accounting charge to reflect the movement in its common stock price and the vesting deemed to have occurred from the spin-off date to December 31, 2002.

    SARs are subject to variable accounting treatment. As a result, at the end of each quarter, Plains will compare the closing price of Plains common stock to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR that is vested or for accounting purposes is deemed vested during the incremental period, Plains will recognize such excess as an accounting charge to the extent such excess had not been recognized in previous quarters. If such excess is less than the extent to which accounting charges had been recognized in previous quarters, Plains will recognize the difference as income in the quarter. These quarterly charges and income will make Plains' results of operations depend, in part on fluctuations in the price of Plains common stock and could have a material adverse effect on Plains' results of operations.

Merger Adjustments

(8) Reflects the $0.20 per barrel marketing fee Plains pays to Plains All American Pipeline, L.P.
(9) Reflects the reversal of 3TEC's historical DD&A expense related to oil and gas properties.
(10)Reflects the effect of the merger on DD&A expense on oil and gas properties under the full cost method.
(11)Reflects reversal of 3TEC's amortization of deferred debt issue costs and interest expense with respect to 3TEC's debt that was retired in the merger.
(12)Reflects interest expense for the period on $288.1 million of debt incurred in connection with the acquisition. Interest expense is based on estimated borrowing rate under the Plains senior revolving credit facility (3.9%). A 1/8 of 1% change in the interest rate would result in a $0.4 million change in interest expense.
(13)Reflects amortization of estimated debt issue cost for the period, on a straight-line basis that approximates the interest method over the life of the agreement.
(14)Reflects the reversal of certain 3TEC income items that are charged or credited to income under the successful efforts method of accounting that are capitalized under the full cost method of accounting.
(15)Reflects the reclassification of certain 3TEC revenue and expense items to conform to the Plains presentation.
(16)Reflects the adjustment of income tax expense to a post-merger effective rate of 40.0%.
(17)Reflects common shares issued in the merger.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AT DECEMBER 31, 2002
                           (in thousands of dollars)

                                                                 Plains       Merger         Plains
                                                               Historical Adjustments/(1)/  Proforma
                                                               ---------- ---------------  ----------
                          ASSETS
Current Assets
    Cash and cash equivalents................................. $   1,028     $  2,249      $    3,277
    Accounts receivable--Plains All American Pipeline, L.P....    22,943           --          22,943
    Other accounts receivable.................................     5,925       17,486          23,411
    Commodity hedging contracts...............................     2,594           --           2,594
    Inventories...............................................     5,198           --           5,198
    Other current assets......................................     1,051        1,285           2,336
                                                               ---------     --------      ----------
                                                                  38,739       21,020          59,759
                                                               ---------     --------      ----------
Property and Equipment, at cost
    Oil and gas properties--full cost method..................
       Subject to amortization................................   629,454      331,187         960,641
       Not subject to amortization............................    30,045       65,267          95,312
    Other property and equipment..............................     2,207        2,437           4,644
                                                               ---------     --------      ----------
                                                                 661,706      398,891       1,060,597
Allowance for depreciation, depletion and amortization........  (168,494)          --        (168,494)
                                                               ---------     --------      ----------
                                                                 493,212      398,891         892,103
                                                               ---------     --------      ----------
Goodwill......................................................        --      114,545         114,545
                                                               ---------     --------      ----------
Other Assets..................................................    18,929        3,734          22,663
                                                               ---------     --------      ----------
                                                               $ 550,880     $538,190      $1,089,070
                                                               =========     ========      ==========

          LIABILITIES AND COMBINED OWNER'S EQUITY
Current Liabilities
    Accounts payable and other current liabilities............ $  61,092     $ 22,658      $   83,750
    Commodity hedging contracts...............................    24,572           --          24,572
    Current maturities on long-term debt......................       511           --             511
                                                               ---------     --------      ----------
                                                                  86,175       22,658         108,833
                                                               ---------     --------      ----------
Long-Term Debt................................................   233,166      288,065         521,231
                                                               ---------     --------      ----------
Other Long-Term Liabilities...................................     6,303           --           6,303
                                                               ---------     --------      ----------
Deferred Income Taxes.........................................    51,416       76,582         127,998
                                                               ---------     --------      ----------
Stockholders' Equity
    Stockholders' equity......................................   186,678      150,885         337,563
    Accumulated other comprehensive income (loss).............   (12,858)          --         (12,858)
                                                               ---------     --------      ----------
                                                                 173,820      150,885         324,705
                                                               ---------     --------      ----------
                                                               $ 550,880     $538,190      $1,089,070
                                                               =========     ========      ==========

                                                  (footnotes on following page)

--------
Merger Adjustments

(1) Reflects the estimated pro forma allocation of the purchase price using the purchase method of accounting. The following is a calculation and allocation of the purchase price to assets acquired and liabilities assumed based on their relative fair value (in thousands, except as noted):


           Calculation of Estimated Purchase Price:

              Number of shares to be issued................   15,933
              Average Plains common stock price per share.. $   9.47
                                                            --------
              Fair value of common stock to be issued...... $150,885

              Cash to 3TEC stockholders....................  174,065
              3TEC debt retired in the merger..............   99,000
              Deferred tax liability related to the merger.   76,582
              Estimated merger costs.......................   15,000
                                                            --------
                  Estimated purchase price................. $515,532
                                                            ========

           Allocation of Estimated Purchase Price:

              Current assets............................... $ 21,020
              Oil and gas properties and equipment
                  Subject to amortization..................  331,187
                  Not subject to amortization(a)...........   65,267
              Other properties and equipment...............    2,437
              Goodwill.....................................  114,545
              Other assets.................................    3,734
              Current liabilities..........................  (22,658)
                                                            --------
                  Estimated purchase price................. $515,532
                                                            ========



    (a) In the process of allocating the purchase price, Plains reviewed 3TEC's exploration opportunities targeting probable and possible reserves. Based on its assessment of the 3TEC exploration opportunities, Plains' internal staff assigned 13.9 MMBOE of probable and possible reserves with estimated future net revenues of $179 million (undiscounted) to the properties acquired in the merger. Probable and possible reserves have a much higher risk profile than proved undeveloped reserves and thus the range of ultimate results can vary widely. Based on this assessment, $65.3 million of the estimated purchase price has been allocated to properties not subject to amortization.



        The majority of the probable and possible reserves are located in untested fault blocks in a productive basin that has 3D seismic interpretive data showing hydrocarbon potential. Hydrocarbon indicators do not eliminate prospect risk as non-commercial breached traps and residual hydrocarbon saturations also have positive indicators.



        Reserves for these prospects will only become proved if commercial wells are drilled into these unproved fault blocks.

    The number of Plains shares to be issued is based on 16.7 million shares of 3TEC common stock outstanding plus the conversion on a cashless basis of outstanding options to purchase 3TEC common stock and outstanding warrants to purchase 3TEC common stock of $3.00 per share. The average Plains common stock price is based on the average closing prices of Plains common stock during the five business day period commencing two business days before the merger was announced.

    Under the terms of the merger agreement, 3TEC common stockholders will receive $8.50 in cash and 0.85 shares of Plains common stock for each share of 3TEC common stock or equivalent. This exchange ratio is subject to an upward or downward adjustment should the market price of Plains common stock fall below $7.65 per share or rise above $12.35 per share, respectively. The following table reflects the effect of changes in the Plains stock price (amounts in millions, except per share):

                                                     Adjusted
                                                   Earnings Per
                                                      Share
                                                   ------------
                              Value    Increase
                Plains          of   (Decrease) in  Year Ended
                Stock  Shares Shares Stockholders' December 31,
                Price  Issued Issued    Equity         2002
                ------ ------ ------ ------------- ------------
                $ 9.47  15.9  $150.9        --        $0.87
                $ 7.65  15.9   121.8     (29.1)        0.87
                $ 6.65  18.3   121.8     (29.1)        0.82
                $ 6.25  19.5   121.8     (29.1)        0.80
                $12.35  15.9   196.7      45.9         0.87
                $13.35  14.7   196.7      45.9         0.89

    The increase or decrease in stockholders' equity is offset by a corresponding change in goodwill.

    If the market price of Plains common stock falls below $6.25 per share, Plains can terminate the merger or adjust the exchange ratio so that the stock consideration remains the same as indicated above but the cash consideration component, which will be funded with borrowings from a new credit facility, would increase by approximately $19.5 million for every $1.00 decrease in the market price below $6.25 per share. Accordingly, long-term debt would increase by $19.5 million and stockholders' equity would decrease by $19.5 million and related interest expense would increase by approximately $0.8 million (net income of $0.5 million or an additional decrease in earnings per share of $.01 per share) for the year ended December 31, 2002.

    Effective as of January 1, 2003, 3TEC will adopt SFAS 143 which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. The adoption of SFAS 143 will result in the recognition of a liability for asset retirement obligations of approximately $5.2 million. In connection with the merger and under the purchase method of accounting, Plains will assume the asset retirement obligation and record the fair value of the obligation as of the date of the acquisition. The effect of recording the obligation will result in an increase to oil and natural gas properties subject to amortization and other long-term liabilities.

    The significant factors which contribute to the recognition of goodwill, include but are not limited to, providing a presence in East Texas and the Gulf Coast regions that can be used to pursue other opportunities in these core operating areas, improve financial flexibility with more efficient access to lower cost capital and higher returns from synergies in having a broader and more diversified reserve base and the ability to acquire an established business with an assembled workforce. In addition, additional goodwill has been recorded due to the application of purchase accounting rules which require that deferred taxes be recorded at undiscounted amounts.

    The cash to 3TEC stockholders is based on $8.50 per share to be paid with respect to 16.7 million shares of 3TEC common stock outstanding plus the converted options to purchase 3TEC common stock and warrants to purchase 3TEC common stock for $3.00 per share. 3TEC preferred stockholders will receive $24.00 per share for each of the 0.6 million preferred shares outstanding.

The cash to pay the 3TEC stockholders and retire the 3TEC debt will be funded by a new credit facility to be obtained by Plains.

The purchase price allocation is subject to changes in the fair value of 3TEC's working capital and other assets and liabilities on the effective date and the actual merger costs incurred.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                             PROFORMA RESERVE DATA

                                                                                   Plains
                                                          Plains       3TEC       Proforma
-                                                      -----------  ----------  -----------
Estimated Quantities of Oil & Gas Reserves at
  December 31, 2002
   Proved Reserves
       Oil (MBbl).....................................     240,161       6,208      246,369
       Gas (MMcf).....................................      77,154     259,026      336,180
   Proved Developed Reserves
       Oil (MBbl).....................................     127,415       5,546      132,961
       Gas (MMcf).....................................      53,317     205,301      258,618
Standardized Measure of Discounted Future Net Cash
  Flows at December 31, 2002 (in thousands)
   Future cash inflows................................ $ 6,819,645  $1,285,657  $ 8,105,302
   Future development costs...........................    (431,841)    (53,127)    (484,968)
   Future production expense..........................  (2,528,065)   (284,860)  (2,812,925)
   Future income tax expense..........................  (1,446,528)   (277,372)  (1,723,900)
                                                       -----------  ----------  -----------
   Future net cash flows..............................   2,413,211     670,298    3,083,509
   Discounted at 10% per year.........................  (1,529,704)   (320,858)  (1,850,562)
                                                       -----------  ----------  -----------
   Standardized measure of discounted future net cash
     flows............................................ $   883,507  $  349,440  $ 1,232,947
                                                       ===========  ==========  ===========

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS OF PLAINS

    The following information should be read in connection with the information contained in the financial statements and notes thereto included in this document.

General

    Plains is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. Plains' core areas of operation are:

   .  onshore California, primarily in the LA Basin;

   .  offshore California in the Point Arguello unit; and

   .  the Illinois Basin in southern Illinois and Indiana.

    Plains follows the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Under the full cost method, we capitalize internal general and administrative costs that can be directly identified with our acquisition, exploration and development activities and do not capitalize any costs related to production, general corporate overhead or similar activities. Plains' revenues are derived from the sale of oil, gas and natural gas liquids. Plains recognizes revenues when its production is sold and title is transferred. Plains' revenues are highly dependent upon the prices of, and demand for, oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices Plains receives for its oil and gas and its levels of production are subject to wide fluctuations and depend on numerous factors beyond its control, including supply and demand, economic conditions, foreign imports, the actions of OPEC, political conditions in other oil-producing countries, and governmental regulation, legislation and policies. Under the SEC's full cost accounting rules, Plains reviews the carrying value of its proved oil and gas properties each quarter. These rules generally require that Plains price its future oil and gas production at the oil and gas prices in effect at the end of each fiscal quarter to determine a ceiling value of its properties. The rules require a write-down if Plains' capitalized costs exceed the allowed "ceiling." Plains has had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that Plains' estimate of discounted future net revenues from proved oil and gas reserves will fluctuate in the near term. If oil and gas prices decline significantly in the future, write-downs of Plains' oil and gas properties could occur. Write-downs required by these rules do not directly impact Plains' cash flows from operating activities. Decreases in oil and gas prices have had, and will likely have in the future, an adverse effect on the carrying value of Plains' proved reserves and its revenues, profitability and cash flow.

    To manage its exposure to commodity price risks, Plains uses various derivative instruments to hedge its exposure to oil sales price fluctuations. Plains' hedging arrangements provide it protection on the hedged volumes if oil prices decline below the prices at which these hedges are set. However, if oil prices increase, ceiling prices in Plains' hedges may cause it to receive less revenues on the hedged volumes than it would receive in the absence of hedges. Plains does not currently have any gas hedges. Gains and losses from hedging transactions are recognized as revenues when the associated production is sold.

    Plains' oil and gas production expenses include salaries and benefits of personnel involved in production activities, electric costs, maintenance costs, production, ad valorem and severance taxes, and other costs necessary to operate its producing properties. Depletion of capitalized costs of producing oil and gas properties is provided using the units of production method based upon proved reserves. For the purposes of computing depletion, proved reserves are redetermined as of the end of each year and on an interim basis when deemed necessary. General and administrative expenses consist primarily of salaries and related benefits of administrative personnel, office rent, systems costs and other administrative costs. Plains estimates that as a result of the reorganization and spin-off discussed in the section "Questions and Answers About the Merger," its annual general and administrative expenses will increase by approximately $4.1 million over the amount reported for the year ended December 31, 2002 (excluding expense related to stock appreciation rights and spin-off costs) reflecting the incremental costs of operating as a separate, publicly-held company.

    Tax expense and effective tax rates have been calculated based on the tax sharing agreement covering all the members of the consolidated group on a combined basis for such periods through the spin-off date.

Corporate Reorganization and Spin-Off

    Under the terms of a Master Separation Agreement between Plains and Plains Resources, on July 3, 2002 Plains Resources contributed to Plains (i) 100% of the capital stock of its wholly owned subsidiaries Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc.; and (ii) all amounts payable to it by Plains and Plains' subsidiary companies. In addition, between July and December 2002 Plains Resources made an aggregate of $52.2 million in cash contributions to Plains. Plains used the capital contributions to reduce the outstanding debt under its revolving credit facility.

    Prior to December 18, 2002 Plains was a wholly-owned subsidiary of Plains Resources. On December 18, 2002 Plains Resources distributed 100% of Plains common stock to the holders of record of Plains Resources' common stock as of December 11, 2002. Each Plains Resources stockholder received one share of Plains common stock for each share of Plains Resources common stock held. Plains Resources received a favorable private letter ruling from the Internal Revenue Service stating that, for United States federal income tax purposes, this distribution by Plains Resources of Plains' capital stock qualified as a tax-free distribution under Section 355 of the Internal Revenue Code. The spin-off was completed to, among other things:

   . allow Plains Resources to obtain cost savings through improved access to capital markets for its midstream affiliate, PAA;

   . allow Plains Resources and Plains to focus corporate strategies and management teams for each business; and

   .  simplify Plains Resources' and Plains' corporate structure.

Results of Operations

    The following table reflects the components of Plains' oil and gas sales prices and sets forth its operating revenues, costs and expenses on a BOE basis:

                                                 Year Ended December 31,
                                                -------------------------
                                                  2002     2001     2000
                                                -------  -------  -------
      Sales Volumes
         Oil and liquids (MBbls )..............   8,783    8,219    7,654
         Gas (MMcf)............................   3,362    3,355    3,042
         MBOE..................................   9,343    8,778    8,161
      Daily Average Sales Volumes
         Oil (Bbls )...........................
             Onshore California................  16,671   15,858   13,990
             Offshore California...............   4,851    3,920    4,122
             Illinois..........................   2,540    2,740    2,799
                                                -------  -------  -------
                                                 24,062   22,518   20,911
                                                =======  =======  =======
         Gas (Mcf)
             Onshore California................   9,211    9,192    8,312
                                                =======  =======  =======
         BOE...................................  25,597   24,050   22,296
                                                =======  =======  =======
      Unit Economics (in dollars)
         Average Oil Sales Price ($/Bbl)
             Average NYMEX..................... $ 26.15  $ 26.01  $ 30.25
             Hedging revenue (expense).........   (1.77)    0.03    (9.51)
             Differential......................   (4.11)   (4.76)   (4.22)
                                                -------  -------  -------
             Net realized...................... $ 20.27  $ 21.28  $ 16.52
                                                =======  =======  =======
         Average Gas Sales Price ($/Mcf)....... $  3.06  $  8.58  $  5.26
         Average Sales Price per BOE........... $ 20.16  $ 23.20  $ 17.46
         Average Production Costs per BOE......   (8.40)   (7.27)   (6.89)
                                                -------  -------  -------
         Gross Margin per BOE..................   11.76    15.93    10.57
         G&A per BOE (1).......................   (1.63)   (1.16)   (0.77)
                                                -------  -------  -------
         Gross Profit per BOE.................. $ 10.13  $ 14.77  $  9.80
                                                =======  =======  =======
         DD&A per BOE (oil and gas properties). $  3.17  $  2.70  $  2.25

--------
(1) Includes $4.4 million related to stock appreciation rights and spin-off costs in 2002.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

    Net income. Plains reported net income of $26.2 million, or $1.08 per diluted share for the year ended December 31, 2002 compared to net income of $53.2 million, or $2.20 per diluted share for 2001. A discussion of the reasons for the decrease follows.

    Operating revenues. Plains' operating revenues decreased 8%, or $15.5 million, to $188.6 million for the year ended December 31, 2002 from $204.1 million for the year ended December 31, 2001. The decrease was primarily due to lower realized prices for oil and gas that reduced revenues by $26.8 million. Higher volumes increased revenues by $11.5 million.

    Plains' daily oil sales volumes increased 7%, or 1.6 MBbls, to 24.1 MBbls per day for the year ended December 31, 2002 from 22.5 MBbls for the year ended December 31, 2001 primarily due to the acquisition of an additional 26.3% interest in Plains' offshore California properties effective August 31, 2002 which doubled Plains' interest in these properties. Plains' daily gas sales volumes were 9.2 MMcf per day for the year ended December 31, 2002, unchanged from the year ended December 31, 2001.

    Plains' average realized price for oil and natural gas liquids decreased 5%, or $1.01 to $20.27 per Bbl for the year ended December 31, 2002 from $21.28 per Bbl for the year ended December 31, 2001 primarily due to the effect of Plains' hedges in 2002. For the year ended December 31, 2002, Plains' hedges decreased its average oil price by $1.77 per barrel compared to a $.03 per Bbl increase in 2001. The increased hedging cost was partially offset by a 14%, or $0.65 per Bbl improvement in location and quality differentials over the same periods. The average NYMEX oil price increased 1%, or $0.14, to $26.15 per Bbl for the year ended December 31, 2002 from $26.01 per Bbl for the year ended December 31, 2001. The average realized price for gas decreased 64%, or $5.52, to $3.06 per Mcf for the year ended December 31, 2002 from $8.58 per Mcf in 2001. Gas prices were unusually high in 2001, particularly in California.

    Production expenses. Plains' production expenses increased 23%, or $14.7 million, to $78.5 million for the year ended December 31, 2002 from $63.8 million for the year ended December 31, 2001. On a per unit basis, production expenses increased 16%, or $1.13 per BOE, to $8.40 per BOE for the year ended December 31, 2002 from $7.27 per BOE for the year ended December 31, 2001. Production expenses for 2001 were reduced by approximately $0.25 per BOE as a result of nonrecurring credits (primarily the sale of certain California emissions credits). Excluding these credits, production expenses increased 12% per BOE in 2002, primarily due to increased workover and maintenance expense, insurance expense and electricity costs in California as well as Plains increased ownership percentage in the offshore California properties, which have a higher per unit production cost than its other properties. Unit production expenses for the offshore California properties will continue to increase as production declines due to the large component of fixed expenses for this asset.

    General and administrative expense. Plains' general and administrative, or G&A, expense, excluding amounts attributable to stock appreciation rights and costs related to its spin-off from Plains Resources, increased 6%, or $0.6 million, to $10.8 million in 2002 from $10.2 million in 2001. This increase was primarily due to higher personnel cost. G&A expense for 2002 includes approximately $0.8 million of legal and other costs related to Plains' spin-off and approximately $3.7 million of expense attributable to the in the money value of stock appreciation rights issued on the spin-off date. G&A expense does not include amounts capitalized as part of Plains' acquisition, exploration and development activities. Plains' capitalized $6.3 million and $6.2 million of G&A expense in 2002 and 2001, respectively.

    Depreciation, depletion and amortization. DD&A increased 26%, or $6.3 million, to $30.4 million for the year ended December 31, 2002 from $24.1 million for the year ended December 31, 2001. Approximately $4.1 million of the increase was attributable to a higher unit rate ($3.17 per BOE in 2002 versus $2.70 in 2001) and $1.8 million was attributable to increased production in 2002. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in Plains' DD&A rate in 2002 was primarily due to its capital program resulting in higher costs being subject to DD&A and, to a lesser extent, to higher estimated future development costs.

    Expenses of terminated public equity offering. As a result of the termination of Plains' proposed initial public equity offering Plains expensed costs incurred of $2.4 million in 2002.

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    Interest expense.  Plains' interest expense increased 11%, or $2.0 million, to $19.4 million for the year ended December 31, 2002 from $17.4 million for the year ended December 31, 2001, reflecting higher debt balances during 2002 and a decrease in the amount of capitalized interest, partially offset by lower interest rates. Plains' capitalized approximately $2.4 million and $3.1 million of interest in 2002 and 2001, respectively.

    Income tax expense. Plains' income tax expense decreased 51%, or $17.7 million to $16.7 million for the year ended December 31, 2002 from $34.4 million for the year ended December 31, 2001. The decrease was primarily due to lower pre-tax income. Plains' overall effective tax rate increased slightly to 38.9% in 2002 from 38.6% for the year ended December 31, 2001. Plains' currently payable effective tax rate was 14.8% for the year ended December 31, 2002 as compared to 6.8% for the year ended December 31, 2001. The increased currently payable effective rate in 2002 primarily reflects lower expenditures that are expensed for tax purposes and capitalized for financial reporting purposes and the $3.7 million in expense related to stock appreciation rights that is not deductible for tax purposes until paid. Tax expense and effective tax rates for the periods prior to the spin-off on December 18, 2002 were calculated based on the tax sharing agreement with Plains Resources.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

    Net income. Plains reported net income of $53.2 million, or $2.20 per diluted share, for the year ended December 31, 2001 compared to net income of $28.7 million, or $1.19 per diluted share for 2001. A discussion of the reasons for the increase follows.

    Operating revenues. Plains' operating revenues increased 43%, or $61.6 million, to $204.1 million in 2001 from $142.5 million in 2000. The increase primarily reflects higher realized oil and gas prices. Increased prices contributed $46.7 million in additional revenues, and increased sales volumes contributed $14.9 million.

    Plains' daily oil sales volumes increased 8%, or 1.6 MBbls, to 22.5 MBbls in 2001 from 20.9 MBbls in 2000. Plains' daily gas sales volumes increased 11%, or 0.9 MMcf, to 9.2 MMcf in 2001 from 8.3 MMcf in 2000. Production increases were primarily attributable to the continuing development of Plains' onshore California properties.

    Plains' average realized price for oil increased 29%, or $4.76, to $21.28 per Bbl in 2001 from $16.52 per Bbl in 2000. The average NYMEX oil price decreased 14%, or $4.24, to $26.01 per Bbl in 2001 from $30.25 per Bbl in 2000. The NYMEX decrease was more than offset by a $9.54 per Bbl increase in Plains' hedging margin. The average realized price for gas increased 63%, or $3.32, to $8.58 per Mcf in 2001 from $5.26 per Mcf in 2000. Gas prices were unusually high in 2001, particularly in California.

    Production expenses. Plains' production expenses increased 13%, or $7.6 million, to $63.8 million in 2001 from $56.2 million in 2000. Expenses for 2001 were reduced by $2.2 million primarily due to the sale of California emission credits. Excluding the credits, production expenses on a BOE basis increased 9%, or $0.63, to $7.52 per BOE in 2001 from $6.89 per BOE in 2000. The increase is primarily due to increased volumes and higher electricity costs in California.

    General and administrative expense. Plains' G&A expense increased 62%, or $3.9 million, to $10.2 million in 2001 from $6.3 million in 2000. This increase was primarily due to a $3.7 million increase in G&A expenses allocated by Plains Resources. The increase in Plains Resources' G&A expenses was primarily due to costs related to its 2001 corporate reorganization. G&A expense does not include amounts capitalized as part of Plains' acquisition, exploration and development activities. Plains' capitalized $6.2 million and $5.2 million of G&A expense in 2001 and 2000, respectively.

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

    Depreciation, depletion and amortization. Plains' DD&A expense increased 28%, or $5.2 million, to $24.1 million in 2001 from $18.9 million in 2000, as its oil and gas DD&A rate increased 20%, or $0.45, to $2.70 per BOE in 2001 from $2.25 per BOE in 2000. DD&A is affected by many factors, including production levels, costs incurred in the acquisition, exploitation and development of proved reserves and estimates of proved reserve quantities and future development costs. The increase in Plains' DD&A rate in 2001 was primarily due to its capital program resulting in higher costs being subject to DD&A and, to a lesser extent, to higher estimated future development costs.

    Interest expense. Plains' interest expense increased 10%, or $1.5 million, to $17.4 million in 2001 from $15.9 million in 2000, reflecting higher amounts owed to Plains Resources which were partially offset by lower interest rates.

    Income tax expense. Plains' income tax expense increased 105%, or $17.6 million, to $34.4 million in 2001 from $16.8 million in 2000. The increase was primarily due to a 96% increase in income before income taxes and cumulative effect of accounting change from $45.5 million in 2000 to $89.1 million in 2001. In addition, Plains effective tax rate increased to 38.6% in 2001 from 36.8% in 2000.

    Cumulative effect. The cumulative effect of accounting change recognized for the year ended December 31, 2001 was for the adoption of Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended.

Liquidity and Capital Resources


    Plains' primary sources of liquidity are cash generated from its operations and its revolving credit facility. At March 31, 2003, Plains had approximately $187.3 million of availability under its revolving credit facility. Plains believes that it has sufficient liquidity through its cash from operations and borrowing capacity under its revolving credit facility to meet its short-term and long-term normal recurring operating needs, debt service obligations, contingencies and anticipated capital expenditures.


  Financing Activities

    On July 3, 2002 Plains issued $200.0 million of 8.75% senior subordinated notes due 2012. The senior subordinated notes are Plains' unsecured general obligations, are subordinated in right of payment to all of Plains' existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of Plains' existing and future domestic restricted subsidiaries. On July 3, 2002 Plains also entered into a $300.0 million revolving credit facility with a borrowing base of $225.0 million.

    Plains distributed the net proceeds of $195.3 million from the 8.75% notes and $116.7 million in initial borrowings under its credit facility to Plains Resources, which used it to repay debt. Plains' guarantees of Plains Resources debt facilities were terminated when it retired such obligations.


    Plains and JP Morgan Chase Bank have entered into a three-year, $500.0 million senior revolving credit facility. See "--Capital Requirements" for a summary of the credit facility terms.


    At December 31, 2002 Plains had a working capital deficit of approximately $47.4 million. Approximately $22.0 million of the working capital deficit is attributable to the fair value of Plains' hedges, approximately $8.7 million is attributable to accrued interest on Plains' 8.75% notes and $3.4 million reflects the in-the money value of stock appreciation rights that were deemed vested at December 31, 2002. Interest on Plains' 8.75% notes is payable semi-annually on January 1 and July 1 of each year, commencing on January 1, 2003. In accordance with SFAS No. 133 "Accounting

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

for Derivative Instruments and Hedging Activities", the fair value of all derivative instruments is recorded on the balance sheet. Gains and losses on hedging instruments are included in oil and gas revenues in the period that the related volumes are delivered. The hedge agreements provide for monthly settlement based on the differential between the agreement price and actual NYMEX oil price. Cash received for sale of physical production will be based on actual market prices and will generally offset any gains or losses on the hedge instruments. The remaining working capital deficit of approximately $13.3 million will be financed through cash flow and borrowings under Plains' credit facility.


    As of March 31, 2003 Plains had $32.5 million in borrowings and $5.2 million in letters of credit outstanding under its $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and Plains each having the right to one annual interim unscheduled redetermination, and adjusted based on Plains' oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. The credit facility contains a $30.0 million sub-limit on letters of credit. To secure borrowings, Plains pledged 100% of the shares of stock of its domestic subsidiaries, who also guaranteed payments under the credit facility, and gave mortgages covering 80% of the total present value of its domestic oil and gas properties.


    Amounts borrowed under the current credit facility bear an annual interest rate, at Plains' election, equal to either: (i) the Eurodollar rate, plus from 1.375% to 1.75%; or (ii) the greatest of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of
(1)-(3). The amount of interest payable on outstanding borrowings is based on
(1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) Plains' long-term debt rating. Commitment fees and letter of credit fees under the credit facility are based on the utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount. Plains' domestic subsidiaries unconditionally guarantee payment of borrowings under the credit facility.

    The credit facility contains negative covenants that limit Plains' ability, as well as the ability of its subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of their business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the credit facility requires Plains to maintain a current ratio, which includes availability, of at least 1.0 to
1.0 and a ratio of total debt to earnings before interest, depreciation, depletion, amortization and income taxes of no more than 4.5 to 1.0. At December 31, 2002, Plains was in compliance with the covenants contained in its credit facility and could have borrowed the full $225 million available under the credit facility.

    Plains' senior subordinated notes are unsecured general obligations, are subordinated in right of payment to all of its existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of its existing and future domestic restricted subsidiaries. The indenture governing the notes contains covenants that limit Plains' ability, as well as the ability of its subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. In the event of a change of control, as

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

defined in the indenture, Plains will be required to make an offer to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. The indenture governing the notes permitted the spin-off and the spin-off did not, in itself, constitute a change of control for purposes of the indenture.

    The transactions contemplated by the merger agreement do not constitute a change of control for purposes of the indenture and the merger covenants are not applicable to the transactions. Although Plains currently believes that no waivers or consents are required under its indenture, Plains plans to obtain all necessary waivers or consents under the indenture if required.

    The senior subordinated notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at Plains' option, at 104.375% of the principal amount for the twelve-month period ending June 30, 2008, at 102.917% of the principal amount for the twelve-month period ending June 30, 2009, at 101.458% of the principal amount for the twelve-month period ending June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.

    Plains has been assigned a Ba3 senior implied rating and the notes have been assigned a B2 rating by Moody's Investor Service Inc. Plains has also been assigned a BB- corporate credit rating by Standard and Poor's Ratings Group. All of these ratings are below investment grade. As a result, at times Plains may have difficulty accessing capital markets or raising capital on favorable terms.

    As the owner of 100% of Plains' capital stock, Plains Resources made an aggregate of $52.2 million of cash contributions to Plains from the date of Plains' reorganization to the date of the spin-off. Certain of these contributions were part of the working capital for the upstream assets contributed to Plains. These contributions increased stockholder's equity by $52.2 million, of which $5.0 million was reflected in the third quarter of 2002 and the remaining $47.2 million was reflected in the fourth quarter of 2002. Plains used these funds to reduce the outstanding debt under its revolving credit facility.

  Cash Flows

                                          Year Ended December 31,
                                          -----------------------
                                           2002     2001    2000
                                          ------  -------  ------
                                               (in millions)
              Cash provided by (used in):
                 Operating activities.... $ 78.8  $ 116.8  $ 79.5
                 Investing activities....  (64.2)  (125.9)  (70.9)
                 Financing activities....  (13.7)     8.5   (13.1)

    The decrease in net cash provided by operating activities in 2002 as compared to 2001 is primarily attributable to lower realized prices and increased production costs. The increase in net cash provided by operating activities in 2001 as compared to 2000 is primarily attributable to higher realized prices in 2001 due to the effects of hedging in 2000.

    Net cash used in investing activities consist primarily of costs incurred in connection with Plains' oil and gas acquisition, development and exploration activities. The 2002 capital expenditure level was reduced from the 2001 amount to manage debt levels and allow flexibility in pursuing acquisition and other opportunities. The capital expenditure amount in 2001 increased from 2000 as Plains took advantage of higher prices and increased its spending level to advance some of the more technically challenging projects that existed within its property base at the time.

    Net cash used in financing activities in 2002 was $13.7 million. Cash receipts in 2002 included proceeds received from the issuance of the 8.75% notes ($196.8 million); cash contributions by Plains Resources ($52.2 million); cash advances from Plains Resources prior to the reorganization ($20.4 million); and borrowings under the Plains credit facility ($35.8 million). Cash outflows in 2002 included cash distributions to Plains Resources ($312.0 million); payments for debt issuance costs ($5.9 million); and principal payments on long-term debt ($0.5 million). Cash provided by financing activities

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

in 2001 of $8.5 million included cash advances from Plains Resources ($9.0 million) less principal payments on long-term debt ($0.5 million). Cash used in financing activities in 2000 of $13.1 million included repayment of cash advances from Plains Resources ($12.6 million) and principal payments on long-term debt ($0.5 million).

Capital Requirements

    Plains has made and will continue to make substantial capital expenditures for the acquisition, exploitation, development and exploration of oil and gas. During 2003, Plains expects to make aggregate capital expenditures of approximately $70-$80 million on its existing asset base. In connection with the merger agreement, Plains agreed to pay $8.50 in cash and .85 of a share of its common stock for each share of 3TEC common stock, subject to certain adjustments based on its common share price prior to closing. Plains estimates that the cash portion of the acquisition cost will be approximately $288.0 million, consisting of $174.0 million cash paid to 3TEC stockholders plus the assumption of debt which totaled $99.0 million on December 31, 2002. In addition, Plains estimates that merger related costs will be approximately $15.0 million, including the costs of obtaining a new credit facility. Capital expenditures for the 3TEC properties are expected to be $55-$60 million pursuant to 3TEC's 2003 capital plan. Based on the foregoing, total capital expenditures for the combined asset base are estimated to be $125-$140 million for 2003. Subsequent to the completion of the merger, Plains may reallocate capital between the two asset bases to optimize 2003 spending. In addition, Plains intends to continue to pursue the acquisition of underdeveloped producing properties.


    Plains and JP Morgan Chase Bank have entered into a three-year, $500.0 million senior revolving credit facility with funding to occur upon closing of the merger. The credit facility provides for a borrowing base of $425.0 million that will be redetermined on a semi-annual basis, with the lenders and Plains each having the right to one annual interim unscheduled redetermination, and adjusted based on the combined company's oil and gas properties, reserves, other indebtedness and other relevant factors. Additionally, the credit facility contains a $50.0 million sub-limit on letters of credit. To secure borrowings, Plains will pledge 100% of the shares of stock of its domestic subsidiaries and will give mortgages covering 80% of the total present value of its domestic oil and gas properties.


    Amounts borrowed under Plains' senior revolving credit facility will bear an annual interest rate, at its election, equal to either; (i) the Eurodollar rate, plus from 1.375% to 2.00%; or (ii) the greatest of (1) the prime rate, as determined by JP Morgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.75% for each of (1)-(3). The amount of interest payable on outstanding borrowings will be based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) Plains' long-term debt rating.

    Plains will incur cash expenditures upon the exercise of stock appreciation rights, or SARs, but its outstanding share count will not increase. At December 31, 2002 Plains had approximately 4.0 million SARs outstanding of which 1.5 million were vested. If all of the vested SARs were exercised based on $9.75, the price of its common stock as of December 31, 2002, Plains would pay $2.8 million to holders of the SARs. See "--Critical Accounting Policies and Factors that May Affect Future Results--Stock appreciation rights."

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

Commitments and Contingencies

    Contractual obligations. At December 31, 2002, the aggregate amounts of contractually obligated payment commitments for the next five years are as follows (in thousands):

                                  2003   2004   2005    2006  2007 Thereafter
                                 ------ ------ ------- ------ ---- ----------
  Long-term debt................ $  511 $  511 $35,800 $   -- $ --  $200,000
  Producing property remediation  1,375  1,225   1,100    700  600     2,150
  Operating leases..............    897    888     858    429  292       445
                                 ------ ------ ------- ------ ----  --------
                                 $2,783 $2,624 $37,758 $1,129 $892  $202,595
                                 ====== ====== ======= ====== ====  ========

    The long-term debt amounts consist principally of amounts due under Plains' credit facility and its senior subordinated notes. The obligation for producing property remediation consists of obligations associated with the purchase of certain of our onshore California properties.

    Environmental matters. As an owner or lessee and operator of oil and gas properties, Plains is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. Typically when producing oil and gas assets are purchased, one assumes the obligation to plug and abandon wells that are part of such assets. However, in some instances, Plains has received an indemnity in connection with such purchase. There can be no assurance that Plains will be able to collect on these indemnities. Often these regulations are more burdensome on older properties that were operated before the regulations came into effect such as some of Plains' properties in California and Illinois that have operated for over 90 years. Plains has established policies for continuing compliance with environmental laws and regulations. Plains also maintains insurance coverage for environmental matters, which it believes is customary in the industry, but Plains is not fully insured against all environmental risks. There can be no assurance that current or future local, state or federal rules and regulations will not require Plains to spend material amounts to comply with such rules and regulations.


    Plugging, Abandonment and Remediation Obligations. Consistent with normal industry practices, substantially all of Plains' oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. Typically, when producing oil and gas assets are purchased the purchaser assumes the obligation to plug and abandon wells that are part of such assets. However, in some instances Plains receives an indemnity with respect to those costs.


    Plains has estimated that at December 31, 2002 the costs to perform these tasks will be approximately $0.8 million, net of salvage value and other considerations including the fair value of fee lands on which Plains conducts certain of its production operations. ($104.9 million before salvage value and other considerations). Effective January 1, 2003, upon adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations", Plains will record the fair value of the liabilities associated with its asset retirement obligations. See "--Recent Accounting Pronouncements."

    Plains estimates its 2003 cash expenditures related to plugging, abandonment and remediation to be approximately $2.3 million. Due to the long life of its onshore reserve base Plains does not expect its cash outlays on plugging, abandonment and remediation for these properties to increase significantly from this amount for the next several years. Although Plains offshore California properties have a shorter reserve life, third parties have retained the majority of the obligations for abandoning these properties.

    In connection with the purchase of certain of Plains' onshore California properties, Plains is required to plug and abandon 20% of the then remaining inactive wells (there were 154 inactive wells at December 31, 2002). If Plains does not meet this commitment, and the requirement is not waived, Plains must escrow funds to cover the cost of the wells that were not abandoned. To date Plains has

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

not been required to escrow any funds. In addition, until the end of 2005 Plains is required to spend at least $600,000 (and $300,000 per year from 2006 through 2010) to remediate oil-contaminated soil from existing well sites that require remediation.

    Other commitments and contingencies. As is common within the industry, Plains has entered into various commitments and operating agreements related to the exploration and development of and production from proved oil and gas properties. It is management's belief that such commitments will be met without a material adverse effect on Plains' financial position, results of operations or cash flows.

    In the ordinary course of business, Plains is a claimant and/or defendant in various other legal proceedings. In particular, Plains is required to indemnify Plains Resources for any liabilities Plains Resources incurs in connection with a lawsuit it (through a predecessor interest in Stocker Resources, Inc.) has regarding an electric services contract with Commonwealth Energy Corporation. In this lawsuit, Plains Resources is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against a related $1.5 million performance bond. In a counter suit against Plains Resources, Commonwealth is seeking unspecified damages. Plains understands that Plains Resources intends to defend its rights vigorously in this matter. Plains does not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a material adverse effect on Plains' financial condition, results of operations or cash flows.

    Operating risks and insurance coverage. Plains' operations are subject to all of the risks normally incident to the exploration for and the production of oil and gas, including well blowouts, cratering, explosions, spills of oil, gas or well fluids, fires, pollution and releases of toxic gas, each of which could result in damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. Plains' operations in California, including transportation of oil by pipelines within the city and county of Los Angeles, are especially susceptible to damage from earthquakes and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Although Plains maintains insurance coverage considered to be customary in the industry, Plains is not fully insured against all risks, either because insurance is not available or because of high premium costs. Plains maintains coverage for earthquake damages in California but this coverage may not provide for the full effect of damages that could occur and Plains may be subject to additional liabilities. The occurrence of a significant event that is not fully insured against could have a material adverse effect on Plains' financial position. Plains' insurance does not cover every potential risk associated with operating its pipelines, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, Plains' insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences.

Industry Concentration

    Financial instruments which potentially subject Plains to concentrations of credit risk consist principally of accounts receivable with respect to its oil and gas operations and derivative instruments related to its hedging activities. PAA is the exclusive marketer/purchaser for all of Plains' equity oil production. This concentration has the potential to impact Plains' overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. Plains does not believe the loss of PAA as the exclusive purchaser of its equity production would have a material adverse affect on its results of operations. Plains believes PAA could be replaced by other purchasers under contracts with similar terms and conditions. The contract counterparties for Plains' derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in the Plains credit facility, with one such counterparty holding contracts that represent approximately 33% of the fair value of all of Plains' open positions at December 31, 2002.

    There are a limited number of alternative methods of transportation for Plains' production. Substantially all of Plains' oil and gas production is transported by pipelines and trucks owned by third parties. The inability or unwillingness of these parties to provide transportation services to Plains for a reasonable fee could result in Plains having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of its oil and gas production which could have a negative impact on future results of its operations or cash flows.

Critical Accounting Policies and Factors that May Affect Future Results

    Based on the accounting policies which Plains has in place, certain factors may impact its future financial results. The most significant of these factors and their effect on certain of Plains' accounting policies are discussed below.

    Commodity pricing and risk management activities. Prices for oil and gas have historically been volatile. Decreases in oil and gas prices from current levels will adversely affect Plains' revenues, results of operations, cash flows and proved reserves. If the industry experiences significant prolonged future price decreases, this could be materially adverse to Plains' operations and its ability to fund planned capital expenditures.

    Periodically, Plains enters into hedging arrangements relating to a portion of its oil production to achieve a more predictable cash flow, as well as to reduce its exposure to adverse price fluctuations. Hedging instruments used are typically fixed price swaps and collars and purchased puts and calls. While the use of these types of hedging instruments limits Plains' downside risk to adverse price movements, Plains is subject to a number of risks, including instances in which the benefit to revenues is limited when commodity prices increase. For a further discussion concerning Plains' risks related to oil and gas prices and its hedging programs, see "-Quantitative and Qualitative Disclosures about Market Risks."

    Write-downs under full cost ceiling test rules. Under the SEC's full cost accounting rules, Plains reviews the carrying value of its proved oil and gas properties each quarter. Under these rules, capitalized costs of proved oil and gas properties (net of accumulated depreciation, depletion and amortization, and deferred income taxes) may not exceed a "ceiling" equal to:

   . the standardized measure (including, for this test only, the effect of any related hedging activities); plus

   . the lower of cost or fair value of unproved properties not included in the costs being amortized (net of related tax effects).

    These rules generally require that Plains price its future oil and gas production at the oil and gas prices in effect at the end of each fiscal quarter and require a write-down if its capitalized costs exceed this "ceiling," even if prices declined for only a short period of time. Plains has had no write-downs due to these ceiling test limitations since 1998. Given the volatility of oil and gas prices, it is likely that Plains' estimate of discounted future net revenues from proved oil and gas reserves will change in the near term. If oil and gas prices decline significantly in the future, even if only for a short period of time, write-downs of Plains' oil and gas properties could occur. Write-downs required by these rules do not directly impact Plains' cash flows from operating activities.

    Oil and gas reserves. The proved reserve information included in this document is based on estimates prepared by outside engineering firms. Estimates prepared by others may be higher or lower than these estimates.

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

    Estimates of proved reserves may be different from the actual quantities of oil and gas recovered because such estimates depend on many assumptions and are based on operating conditions and results at the time the estimate is made. The actual results of drilling and testing, as well as changes in production rates and recovery factors, can vary significantly from those assumed in the preparation of reserve estimates. As a result, such factors have historically, and can in the future, cause significant upward and downward revisions to proved reserve estimates.

    You should not assume that PV-10 or the standardized measure is the current market value of Plains' estimated proved oil and gas reserves. In accordance with SEC requirements, Plains bases the estimated discounted future net revenues from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

    A large portion of Plains' proved reserve base (approximately 95% at December 31, 2002) is comprised of oil properties that are sensitive to oil price volatility. Historically, Plains has experienced significant upward and downward revisions to its proved reserve volumes and values as a result of changes in year-end oil and gas prices and the corresponding adjustment to the projected economic life of such properties. Prices for oil and gas are likely to continue to be volatile, resulting in future downward and upward revisions to Plains' proved reserve base.

    Plains' rate of recording DD&A is dependent upon its estimate of proved reserves including future development and abandonment costs as well as its level of capital spending. If the estimates of proved reserves decline, the rate at which Plains records DD&A expense increases, reducing its net income. This decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields. The decline in proved reserve estimates may impact the outcome of the "ceiling" test discussed above. In addition, increases in costs required to develop its reserves would increase the rate at which Plains records DD&A expense. Plains is unable to predict changes in future development costs as such costs are dependent on the success of its exploitation and development program, as well as future economic conditions.

    Stock appreciation rights. At the time of the spin-off, pursuant to Plains' employee matters agreement with Plains Resources, all outstanding options to acquire Plains Resources common stock at the time of the spin-off were "split" into (1) an equal number of options to acquire Plains Resources common stock and (2) an equal number of SARs with respect to Plains common stock. The exercise price of the original Plains Resources stock options was also "split" between the new Plains Resources stock options and the SARs based on the following relative amounts: the closing price (with dividend) of Plains Resources common stock on the spin-off date ($23.05 per share) less the closing price (on a "when-issued" basis) of Plains common stock on the spin-off date ($9.10 per share).

    SARs are subject to variable accounting treatment under U.S. generally accepted accounting principles. As a result, at the end of each quarter, Plains will compare the closing price of its common stock on the last day of the quarter to the exercise price of each outstanding or unexercised SAR that is vested or for accounting purposes is deemed vested at the end of the quarter. For example, if a SAR is scheduled to vest on December 31, for accounting purposes one-fourth of the shares are deemed to vest at the end of each quarter even though no vesting legally occurs until December 31. To the extent the closing price at the end of each quarter exceeds the exercise price of each SAR, Plains will recognize such excess as an accounting charge for the SARs deemed vested to the extent such excess has not previously been recognized as expense. If the quarter-end closing price decreases compared to prior periods, Plains will recognize credits to income, to the extent Plains has previously recognized expense. These quarterly charges and credits will make Plains' results of operations depend, in part, on fluctuations in the price of Plains common stock and could have a material adverse effect on its results of operations. Plains will incur cash expenditures as SARs are exercised, but Plains' common share count will not increase.

    Plains recognized compensation expense of $2.7 million, representing the difference in its common stock price on December 18, 2002, the date of the spin-off, and the exercise price of each SAR deemed vested on that date. In addition, Plains recognized compensation expense of $1.0 million, representing the increase in its stock price and the vesting deemed to have occurred from the spin-off date to December 31, 2002. As of December 31, 2002, Plains had approximately 4.0 million SARs outstanding with an average exercise price of $8.68, of which 2.6 million of the SARs were deemed vested.

Recent Accounting Pronouncements

    Statement of Accounting Standards, or SFAS, No. 143, "Accounting for Asset Retirement Obligations" became effective January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Each period the liability is accreted to its then present value, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. For all historical periods presented, Plains has included estimated future costs of abandonment and dismantlement in its full cost amortization base and these costs have been amortized as a component of Plains' depletion expense.

    Plains has completed its assessment of SFAS No. 143 and it estimates that at January 1, 2003 the present value of its future Asset Retirement Obligation, or ARO, for oil and gas properties and equipment is approximately $26.5 million. Plains estimates that the cumulative effect of its adoption of SFAS No. 143 and the change in accounting principle will result in an increase in net income during the first quarter of 2003 of $20.2 million (reflecting a $30.8 million decrease in accumulated DD&A, partially offset by $10.6 million in accretion expense), $12.3 million net of taxes. Plains estimates that it will record a liability of $26.5 million and an asset of $15.9 million in connection with the adoption of SFAS 143. There will be no impact on Plains' cash flows as a result of adopting SFAS No. 143.

    In April 2002 SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and
64. Amendment of FASB Statement No. 13, and Technical Corrections," was issued. SFAS 145 rescinds SFAS 4 and SFAS 64 related to classification of gains and losses on debt extinguishment such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 also amends SFAS 13 with respect to sales leaseback transactions. The provisions of SFAS 145 have no effect on Plains' financial statements.

    In July 2002 SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" was issued. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002 and does not require previously issued financial statements to be restated. Plains will account for exit or disposal activities initiated after December 31, 2002 in accordance with the provisions of SFAS 146.

    In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123" was issued. SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for financial statements for fiscal years ending after December 15,

2002. SFAS 148 does not change the provisions of SFAS 123 that permit entities to continue to apply the intrinsic value method of Accounting Principles Bulletin No. 25, "Accounting for Stock Issued to Employees." Plains will continue to account for stock-based compensation on accordance with the provisions of APB No. 25. Plains will provide the disclosures required by SFAS 148 in its financial statements.

    In November 2002 FASB interpretation, or FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others" was issued. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45's provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The guarantor's previous accounting for guarantees that were issued before the date of FIN 45's initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of FIN 45. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The required disclosures are included in Plains' financial statements.

    In January 2003 FASB Interpretation 46, or FIN 46, "Consolidation of Variable Interest Entities" was issued. FIN 46 identifies certain off-balance sheet arrangements that meet the definition of a variable interest entity
(VIE). The primary beneficiary of a VIE is the party that is exposed to the majority of the risks and/or returns of the VIE. In future accounting periods, the primary beneficiary will be required to consolidated the VIE. In addition, more extensive disclosure requirements apply to the primary beneficiary, as well as other significant investors. Plains does not believe it participates in any arrangement that would be subject to the provisions of FIN 46.

Qualitative and Quantitative Disclosures About Market Risks

    Plains has entered into various derivative instruments to reduce its exposure to fluctuations in the market price of oil. The derivative instruments consist primarily of oil swap and option contracts entered into with financial institutions. Derivative instruments are accounted for in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 ("SFAS 133"). Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the unrealized gain or loss on the derivative is deferred in accumulated Other Comprehensive Income, or OCI, a component of Stockholders' Equity. At December 31, 2002 all open positions qualified for hedge accounting.

    Gains and losses on oil hedging instruments related to OCI and adjustments to carrying amounts on hedged volumes are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses on oil hedging instruments representing hedge ineffectiveness, which is measured on a quarterly basis, are included in oil and gas revenues in the period in which they occur. No ineffectiveness was recognized in 2002 or 2001.

    At December 31, 2001, OCI consisted of $26.6 million ($15.9 million, net of tax) of unrealized gains on Plains' open oil hedging instruments. As oil prices increased significantly during 2002 the fair value of Plains' open oil hedging positions decreased $62.3 million ($37.3 million net of tax). At December 31, 2002, OCI consisted of $20.9 million ($12.6 million net of tax) of unrealized losses on Plains' oil hedging instruments, $0.3 million ($0.2 million, net of tax) loss related to Plains' interest rate swap, and $0.2 million ($0.1 million, net of tax) related to pension liabilities. At December 31, 2002 the assets and liabilities related to Plains' open oil hedging instruments were included in current assets

($2.6 million), other assets ($1.4 million), current liabilities ($24.4 million), other long-term liabilities ($0.6 million) and deferred income taxes (a tax benefit of $8.4 million).

    During 2002, $14.7 million ($8.9 million net of tax) in losses from the settlement of oil hedging instruments were reclassified from OCI and charged to income as a reduction of oil sales revenues. Oil sales revenues for the period have also been reduced by a $0.9 million non-cash expense related to the amortization of option premiums. As of December 31, 2002, $21.8 million ($13.1 million, net of tax) of deferred net losses on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.


    Commodity price risk. As of March 31, 2003, Plains had the following open hedge positions with respect to its oil properties:


                                               Barrels per Day
                                             -------------------
                                              2003   2004  2005
                                             ------ ------ -----
                Swaps
                   Average price $23.81/bbl. 19,250     --    --
                   Average price $23.82/bbl.     -- 17,500    --
                   Average price $23.57/bbl.     --     -- 5,000

    Assuming Plains' fourth quarter 2002 production is held constant in subsequent periods, these positions result in Plains having hedged approximately 75%, 69% and 20% of oil production in 2003, 2004 and 2005, respectively. Location and quality differentials attributable to Plains' properties are not included in the foregoing prices. Because of the quality and location of Plains' oil production, these adjustments will reduce Plains' net price per Bbl.

    The agreements provide for monthly cash settlements based on the differential between the agreement price and the actual NYMEX price. Gains or losses are recognized in the month of related production and are included in oil and gas sales revenues. These contracts resulted in an increase (decrease) in revenues of $(15.6) million, $0.3 million and $(72.8) million for the years ended December 31, 2002, 2001 and 2000, respectively. As of December 31, 2002 Plains had an unrealized loss of $20.9 million ($12.6 million, net of tax), with respect to these contracts. The estimated fair value of the hedges is included in Plains' balance sheet as of December 31, 2002.

    Plains' average realized price for oil is sensitive to changes in location and quality differential adjustments as set forth in its oil sales contracts. At December 31, 2002 Plains had basis risk swap contracts on its Illinois Basin production through September 30, 2003. The swaps fix the location differential portion of 2,600 barrels per day at $0.43, $0.57 and $0.39 per barrel for the first, second and third quarters of 2003, respectively.

    The fair value of outstanding oil derivative commodity instruments and the change in fair value that would be expected from a 10% price decrease are shown in the table below (in millions):

                                               December 31,
                                     ---------------------------------
                                           2002             2001
                                     ----------------- ---------------
                                             Effect of       Effect of
                                      Fair   10% Price Fair  10% Price
                                      Value  Decrease  Value Decrease
                                     ------  --------- ----- ---------
         Swaps and options contracts $(20.9)   $29.3   $27.4   $17.7

    The fair value of the swaps and option contracts are estimated based on quoted prices from independent reporting services compared to the contract price of the swap, and approximate the gain or loss that would have been realized if the contracts had been closed out at period end. All hedge positions offset physical positions exposed to the cash market. None of these offsetting physical positions are included in the above table. Price risk sensitivities were calculated by assuming an across-the-board 10% decrease in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of an actual 10% change in prompt month oil prices, the fair value of Plains' derivative portfolio would typically change less than that shown in the table due to lower volatility in out-month prices.

    The contract counterparties for Plains' derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in Plains' revolving credit facility, with one counterparty holding contracts that represent approximately 33% of the fair value of all open positions as of December 31, 2002.

    Plains' management intends to continue to maintain hedging arrangements for a significant portion of Plains' production. These contracts may expose Plains to the risk of financial loss in certain circumstances. Plains' hedging arrangements provide it protection on the hedged volumes if oil prices decline below the prices at which these hedges are set, but ceiling prices in its hedges may cause it to receive less revenues on the hedged volumes than it would receive in the absence of hedges.

    Interest rate risk. Plains' credit facility is sensitive to market fluctuations in interest rates. Plains uses interest rate swaps to hedge underlying debt obligations. These instruments hedge specific debt issuances and qualify for hedge accounting. The interest rate differential is reflected as an adjustment to interest expense over the life of the instruments. Plains entered into an interest rate swap for an aggregate notional principal amount of $7.5 million that fixes the interest rate on that amount of borrowing under its credit facility at 3.9% plus the LIBOR margin set forth in its credit facility. The swap expires in October 2004.

                           INFORMATION ABOUT PLAINS

Overview

    Plains is an independent oil and gas company primarily engaged in the upstream activities of acquiring, exploiting, developing and producing oil and gas in the United States. Plains' core areas of operation are:

   .  onshore California, primarily in the LA Basin,

   .  offshore California in the Point Arguello unit, and

   .  the Illinois Basin in southern Illinois and Indiana.

    Plains owns a 100% working interest in and operates all of its properties, except for offshore California, in which it owns a 52.6% working interest and where it is the operator. Plains' reserves are generally mature but underdeveloped, have produced significant volumes since initial discovery and have significant estimated remaining reserves. Plains opportunistically hedges portions of its oil production to manage its exposure to commodity price risk.

    The following table sets forth information with respect to Plains' oil and gas properties as of and for the year ended December 31, 2002:

                                   Onshore    Offshore  Illinois Basin
                                  California California   and Other     Total
                                  ---------- ---------- -------------- --------
                                              (Dollars in millions)
Proved reserves
   MMBOE.........................     223.2      4.2          25.6        253.0
   Percent oil...................       94%      98%          100%          95%
Proved developed reserves (MMBOE)     116.5      3.9          15.9        136.3
2002 Production (MMBOE)..........       6.6      1.8           0.9          9.3
PV-10(1).........................  $1,387.2    $21.3        $106.5     $1,515.0
Standardized measure(2)..........                                      $  883.5

--------
(1) Based on year-end 2002 spot market prices of $31.20 per Bbl of oil and $4.79 per MMBtu of gas. PV-10 represents the standardized measure before deducting estimated future income taxes.
(2) Estimated future income taxes are calculated on a combined basis using the statutory income tax rate, accordingly, the standardized measure is presented in total only.

    During the three-year period ended December 31, 2002 Plains drilled 407 development wells, 403 of which were successful. During this period, Plains incurred aggregate oil and gas acquisition, exploitation, development and exploration costs of $260.8 million, resulting in proved reserve additions of
70.3 MMBOE, at an average reserve replacement cost of $3.71 per BOE, which Plains believes to be among the lowest of its peer group. During that three-year period, approximately 99% of its oil and gas capital expenditures were for acquisition, exploitation and development activities.

Recent Developments

    Spin-off. On December 18, 2002 Plains Resources distributed 100% of Plains' common stock to the holders of record of Plains Resources common stock as of December 11, 2002. Approximately 24,059,448 shares, or 100% of the outstanding shares of Plains common stock, were distributed in the spin-off. Plains Resources received a favorable private letter ruling from the Internal Revenue Services stating that, for United States federal income tax purposes, this distribution by Plains Resources of Plains capital stock qualified as a tax free distribution under Section 355 of the Internal Revenue Code. Additionally, the indenture governing Plains' notes permitted the spin-off discussed above, and the spin-off did not, in itself, constitute a "change of control" for purposes of Plains' indenture. Since the spin-off, (i) Plains Resources Inc. has not had an ownership interest in Plains, and (ii) Plains has been an independent company.

    The spin-off was completed to, among other things:

   . allow Plains Resources to obtain cost savings through improved access to capital markets for its midstream affiliate, PAA;

   . allow Plains Resources and Plains to focus corporate strategies and management teams for each business; and

   .  simplify Plains Resources' and Plains' corporate structure.

    Reorganization and Terminated Initial Public Offering. To effect Plains' spin-off from Plains Resources, both of them entered into a master separation agreement on July 3, 2002 providing for (i) the separation of substantially all of the upstream assets and liabilities of Plains Resources, other than its Florida operations and (ii) an internal reorganization with Plains Resources, including Plains' conversion from a Delaware limited partnership into a Delaware corporation. The master separation agreement also set forth the related agreements that Plains entered into with Plains Resources including an employee matters agreement, tax allocation agreement, intellectual property agreement, two transition services agreements and a technical services agreement.

    Under the terms of the master separation agreement, on July 3, 2002, Plains Resources contributed to Plains (i) 100% of the capital stock of its wholly owned subsidiaries Arguello Inc., Plains Illinois, Inc., PMCT Inc. and Plains Resources International Inc.; and (ii) all amounts payable to it by Plains and Plains' subsidiaries. In addition, between July and December 2002 Plains Resources made an aggregate of $52.2 million in cash contributions to Plains. Plains used the capital contributions to reduce the outstanding debt under its revolving credit facility.

    On June 21, 2002 Plains filed a registration statement on Form S-1 with the SEC for the initial public offering, or the IPO, of its common stock. Plains terminated the IPO in October 2002, primarily due to market conditions. As a result, costs and expenses of $2.4 million incurred in connection with the IPO were charged to expense during 2002.

    Financings. On July 3, 2002 Plains issued $200.0 million of 8.75% senior subordinated notes due 2012. The notes are Plains' unsecured general obligations, are subordinated in right of payment to all of Plains' existing and future indebtedness and are jointly and severally guaranteed on a full and unconditional basis by all of Plains' existing and future domestic restricted subsidiaries.


    On July 3, 2002 Plains also entered into a $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and Plains each having the right to one annual interim unscheduled redetermination, and adjusted based on Plains' oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. As of March 31, 2003 Plains had $32.5 million outstanding under this credit facility. Additionally, the credit facility contains a $30.0 million sub-limit on letters of credit (of which $5.2 million had been issued as of March 31, 2003). To secure borrowings, Plains pledged 100% of the shares of stock of its domestic subsidiaries and gave mortgages covering 80% of the total present value of its domestic oil and gas properties.



    In addition, in connection with the merger, Plains has replaced its existing credit facility with a new credit facility with a borrowing base of $425.0 million. Funding of the credit facility will occur upon the closing of the merger.

Oil and Gas Reserves

    The following tables set forth certain information with respect to Plains' reserves based upon reserve reports prepared by the independent petroleum consulting firms of Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P. in 2002 and 2001, and H.J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc. and Ryder Scott Company, L.P. in 2000. The reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of year-end prices for each year, held constant throughout the projected reserve life.

                                               Year Ended December 31,
                                          --------------------------------
                                             2002       2001       2000
                                          ----------  --------  ----------
                                               (Dollars in thousands)
     Oil (MBbls):
     Proved developed....................     127,415   119,248     105,679
     Proved undeveloped..................     112,746   104,045      98,708
                                          ----------  --------  ----------
        Total............................     240,161   223,293     204,387
                                          ==========  ========  ==========
     Gas (MMcf):
     Proved developed....................      53,317    59,101      52,184
     Proved undeveloped..................      23,837    37,116      41,302
                                          ----------  --------  ----------
        Total............................      77,154    96,217      93,486
                                          ==========  ========  ==========
        Total (MBOE).....................     253,020   239,329     219,968
                                          ==========  ========  ==========
     PV-10:(1)
     Proved developed....................  $  916,373  $454,095  $  982,752
     Proved undeveloped..................     598,671   189,125     321,430
                                          ----------  --------  ----------
        Total............................  $1,515,044  $643,220  $1,304,182
                                          ==========  ========  ==========
     Standardized measure................  $  883,507  $384,467  $  789,438
     Average year-end realized prices (2)
        Oil (per Bbl).................... $    26.91  $  15.31  $    21.93
        Gas (per Mcf).................... $     4.63  $   2.56  $    14.63
     Year-end spot market prices
        Oil (per Bbl).................... $    31.20  $  19.84  $    26.80
        Gas (per MMBtu).................. $     4.79  $   2.58  $    13.70
     Reserve replacement ratio...........        261%      321%        218%
     Reserve life (years)................       27.1      27.3        27.0
     Reserve replacement cost per BOE.... $     2.64  $   4.47  $     3.97

--------

(1) PV-10 represents the standardized measure before deducting estimated future income taxes. Plains year-end 2002 PV-10 and standardized measure include future development costs related to proved undeveloped reserves of $43.7 million in 2003, $55.6 million in 2004 and $46.6 million in 2005. Future development costs included in PV-10 and standardized measure amounts do not include any amounts for capitalized general and administrative expense or capitalized interest.

(2) Based on price in effect at year-end with adjustments based on location and quality.

    There are numerous uncertainties inherent in estimating quantities and values of proved reserves, and in projecting future rates of production and timing of development expenditures. Many of the factors that impact these estimates are beyond Plains' control. Reservoir engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures, and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the PV-10 shown above represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to Plains' properties.

    In accordance with SEC guidelines, the reserve engineers' estimates of future net revenues from Plains' properties, and the present value of the properties, are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where the guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations but excluding the effect of any hedges Plains has in place. Historically, the prices for oil and gas have been volatile and are likely to continue to be volatile in the future.

    Since December 31, 2001 Plains has not filed any estimates of total net proved oil or gas reserves with any federal authority or agency other than the SEC.

Exploitation and Development

    Exploitation strategy. Plains implements its exploitation plan with respect to its properties by:

   .  enhancing product price realizations;

   .  optimizing production practices;

   .  realigning and expanding injection processes;

   .  drilling wells; and

   . performing stimulations, recompletions, artificial lift upgrades and other operating margin and reserve enhancements.

    After Plains acquires a property, it may also seek to increase its interest in the property by acquiring nearby acreage, pursuing farm-in drilling arrangements and purchasing minority interests in the property.

    By implementing its exploitation plan, Plains seeks to increase cash flows and enhance the value of its asset base. In doing so, Plains adds to and enhances its proved reserves. During the three-year period ended December 31, 2002 Plains' additions to proved reserves, excluding reserves added as a result of acquisition activities, totaled 67.7 MMBOE, or approximately 257% of cumulative net production for this period. Plains added these reserves at an aggregate average cost of $3.86 per BOE.

    If the planned merger with 3TEC does not occur, during 2003 Plains expects to spend $70-80 million developing, exploring and maintaining its oil and gas properties, with approximately 80% of such expenditures allocated to Plains' onshore California properties. The 2003 capital program includes the drilling of approximately 175 to 190 wells. Plains believes that its properties hold potential for additional increases in production, reserves and cash flow.

    Exploitation projects. The following table sets forth information with respect to Plains' oil and gas properties (dollars in millions):

                                            Onshore     Offshore    Illinois
                                           California  California    Basin
                                           ---------- ----------    --------
    Year(s) discovered....................  1906-1966       1981       1905
    Year acquired.........................  1992-1998  1999-2002       1995
    Proved reserves at acquisition (MMBOE)       68.6        9.0       17.3

    Year Ended December 31, 2002
    ----------------------------
    Capital Expenditures.................. $     45.4 $      1.1(3)  $  7.0
    Sales--MMBOE..........................        6.6        1.8        0.9
    Gross Margin (1)...................... $     84.1 $     15.6     $ 10.4

    As of December 31, 2002:
    ------------------------
    Proved Reserves--MMBOE................      223.2        4.2       25.6
    Proved Developed Reserves--MMBOE......      116.5        3.9       15.9
    PV-10 (2)............................. $  1,387.2 $     21.3     $106.5

--------
(1) Revenues less production costs.
(2) Based on year-end 2002 spot market prices of $31.20 per Bbl of oil and $4.79 per MMBtu of gas. PV-10 represents the standardized measure before deducting estimated future income taxes. Plains standard measure at December 31, 2002 was $883.5 million.
(3) In connection with the acquisition of an additional interest in the Point Arguello field, offshore California, Plains assumed certain obligations of the seller. As consideration for receiving the transferred properties and assuming such obligations, Plains received $2.4 million. In addition, Plains received $2.7 million as its share of revenues less costs for the period April 1 to July 31, 2002 (the period prior to ownership).

Onshore California

    LA Basin. In 1992 Plains acquired from ChevronTexaco substantially all of its producing oil properties in the LA Basin. These interests included the Inglewood, East Beverly Hills, San Vicente and South Salt Lake fields. Following the initial acquisition Plains expanded its holdings in this area by acquiring additional interests within the existing fields, including all of ChevronTexaco's interest in its Vickers lease, which further consolidated Plains' holdings in the Inglewood field. Plains refers to all of its properties in the LA Basin acquired before 1997 collectively as the "LA Basin properties." Plains holds a 100% working interest in the LA Basin properties.

    The LA Basin properties consist of oil reserves discovered at various times between 1924 and 1966. Plains has performed various exploitation activities, including drilling additional production and injection wells, returning previously marginal wells to economic production, optimizing pre-existing waterflood operations, initiating new waterfloods, optimizing artificial lift, increasing the capacity and efficiency of facilities, upgrading facilities to maintain regulatory compliance, reducing unit production expenses and improving marketing margins. Additionally, Plains continuously updates and performs technical studies to identify new investment opportunities on these properties. Through these acquisition and exploitation activities, Plains' net average daily production from this area has increased from approximately 6.7 MBOE per day in 1992 to 12.2 MBOE per day in 2002.

    In December 1995, Plains amended its asset purchase agreement with ChevronTexaco to remediate sections of Plains' LA Basin properties impacted by prior drilling and production operations.

Under this agreement, ChevronTexaco agreed to investigate contamination at the LA Basin properties and potentially remediate specific areas contaminated with hazardous substances, such as volatile organic substances and heavy metals, and Plains agreed to excavate and remediate nonhazardous oil contaminated soils. Plains is obligated to construct and operate, for the next eight years, at least a five-acre parcel of land as bioremediation cells for oil contaminated soils designated for excavation and treatment by ChevronTexaco. Although Plains believes that it does not have any material obligations for operations conducted before its acquisition of the properties from ChevronTexaco other than its obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties (such as Plains' agreement with ChevronTexaco described above), these amounts may not be recoverable from ChevronTexaco, either under Plains' agreement or the limited indemnity from ChevronTexaco contained in the original purchase agreement.

    In 2002 Plains spent $32.3 million on capital projects, including drilling, 20 production wells and four injection wells, performing numerous recompletions and workovers, and modifying various production and injection facilities. In 2003 Plains expects to drill 25 to 30 wells, perform workovers, stimulations and conversions, perform various technical studies including reservoir stimulation, tracer surveys and reserve modeling and upgrade facilities to increase capabilities and efficiencies.

    Plains is also applying 3-D seismic technology to further evaluate the unproved reserves in its LA Basin properties, in particular at the Inglewood field. Plains expects to shoot a 3-D survey of the Inglewood field in 2003, interpretation of the data should occur in 2003 and any drilling based on the results may take place in late 2003 and in 2004 and beyond. This will be the first application of 3-D seismic technology in an onshore LA Basin field. Also in the Inglewood field, Plains has initiated a 20-well evaluation program using cased hole resistivity logging technology. This technology potentially identifies commercially producible sands behind casing in older wells. Furthermore, Plains expects these analyses to provide it with a more complete understanding of the field thereby potentially allowing Plains to improve the waterflood program. Finally, Plains anticipates installing a cogeneration facility as an alternative to procuring electricity for a portion of the current load in the Inglewood field.

    Montebello. In March 1997 Plains expanded its operations in the LA Basin by acquiring ChevronTexaco's interest in the Montebello field, which included a 100% working interest (99.2% net revenue interest) in 55 producing oil wells and related facilities and approximately 450 acres of surface fee land. Plains' net average daily production from this field has increased from 0.9 MBOE per day at the time of acquisition to 2.6 MBOE per day in 2002. Since the acquisition, Plains has drilled a total of 65 producing wells and 25 injection wells. In 2002 Plains spent $10.8 million on capital projects, which included drilling 18 production wells and 3 injection wells, performing numerous workovers, acquiring seismic and other technical data and increasing the capacity of the production and injection facilities. In 2003 Plains expects to perform several technical studies that may lead to additional drilling of other development opportunities that would likely be initiated beginning in 2004.

    Arroyo Grande. In November 1997 Plains acquired a 100% working interest (94% net revenue interest) in the Arroyo Grande field located in San Luis Obispo County, California, from subsidiaries of Shell Oil Company. Plains also acquired surface and related development rights to approximately 1,000 acres included in the 1,500-acre producing unit. The field is primarily under continuous steam injection and, at Plains' acquisition date, was producing 1.6 MBOE per day (approximately 1.5 MBOE net to Plains' interest) of 14 degree API gravity oil from 70 wells. Since acquiring this property, Plains has drilled additional wells to downsize the injection patterns in the currently developed area from five acres to one and a quarter acres to accelerate recoveries, and realigned steam injection within these areas to increase the efficiency of the recovery process. Plains also curtailed steam injection by about 50% immediately following the acquisition due to low oil prices. Although oil prices subsequently rebounded, Plains maintained injection at this low rate pending its analysis of the saturation inputs provided by the infill drilling program, and in 2001 due to excessive gas fuel costs. As a result, base volumes declined considerably, but this decline was offset by the wells Plains drilled to downsize the injection patterns.

    In 2001 Plains spent $10.6 million on capital projects in the Arroyo Grande field, the most significant of which was drilling 19 production and 11 injection wells and installing a gas processing facility to reduce third-party fuel gas purchases. During 2002 Plains reduced capital expenditures to $1.5 million to allow time to assess the results of the 2001 drilling program and prepare to expand its steam flood in 2003-2004. Plains is also reviewing a plan to optimize steam handling and produced water disposal. In 2003 Plains expects to drill 15 to 20 wells and install a small cogeneration facility to reduce electricity costs and provide additional steam. Plains' net average daily production from this field was 1.9 MBOE per day during 2002.

    Mt. Poso. In 1998 Plains acquired the Mt. Poso field from Aera Energy LLC. The Mt. Poso field is located near Bakersfield, California, in Kern County. Since acquisition, Plains has undertaken an aggressive recompletion and drilling program targeting the Pyramid Hills formation, completing a 107-well drilling program in 2000-2001. During 2002 Plains reduced capital expenditures to focus on optimizing operating costs, including the installation of electrical generation facilities, and reviewing past drilling results to identify future drilling potential. In 2002 Plains spent $0.8 million on capital projects to optimize its producing infrastructure. In 2003 Plains expects to drill 75 to 100 new wells. Plains' net average daily production from this field was 1.5 MBOE during 2002.

Offshore California

    Point Arguello. In July 1999 Plains acquired ChevronTexaco's 26.3% working interest in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure. Plains is the operator for the Point Arguello unit which consists of three offshore platforms. ChevronTexaco retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all existing pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. Plains assumed ChevronTexaco's 26.3% share of all other abandonment costs.

    Effective August 1, 2002 Plains acquired an additional 26.3% working interest from subsidiaries of Phillips Petroleum Company in the Point Arguello unit and the various partnerships owning the related transportation, processing and marketing infrastructure with effect from April 1, 2002. The seller retained responsibility for certain abandonment costs, including: (1) removing, dismantling and disposing of the existing offshore platforms; (2) removing and disposing of all pipelines; and (3) removing, dismantling, disposing and remediating all existing onshore facilities. Plains assumed the seller's share of all other abandonment costs. As consideration for receiving the transferred properties and assuming the obligations described above Plains received $2.4 million. In addition, Plains received $2.7 million as its share of revenues less costs for the period prior to ownership from April 1 to July 31, 2002. This transaction doubled Plains' working interest in the Point Arguello unit to 52.6%.

    In 2002 Plains spent $6.2 million on capital projects, which included drilling four development wells one of which was a dry hole, converting wells to electric submersible lift systems, and various workovers and stimulations. In 2003 Plains expects to drill one to two new wells and continue with its successful workover and high volume lift programs. At the time Plains acquired its interest in Point Arguello, its net average daily production from this unit was 5.2 MBOE. During 2002, including the interest acquired effective August 1, 2002, Plains' net average daily production was 4.9 MBOE.

    Rocky Point. Part of one of Plains' leases in the Point Arguello unit is partially unitized in the Rocky Point unit, which is adjacent to the Point Arguello unit. As a result, Plains is the operator and has an agreement that entitles it to participate with at least a 52.6% working interest in the development of the Rocky Point unit. Plains is particularly interested in this unit because five exploratory wells were drilled into it in 1983-1984, and these wells tested at 3,500, 1,629, 1,100, 604 and 120 Bbls per day. Accordingly, Plains is currently seeking regulatory approval to allow near-term development of its lease in the Rocky Point unit by drilling extended-reach wells from the Point Arguello platforms. While Plains must obtain a larger rig and several regulatory permits and other agreements among the working interest owners, it believes that if it resolves these issues, it may be able to drill in the Rocky Point unit. There can be no assurance, however, that any such drilling can or will occur or that Plains will recover economic quantities of oil and gas from the Rocky Point unit. The other two leases that compose the Rocky Point unit are subject to litigation between the federal government and the state of California concerning the state's ability to review MMS approvals of lease suspensions for consistency with the state's Coastal Management Program and cannot be developed until the resolution of such litigation.

Illinois Basin

    In December 1995 Plains acquired its properties in the Illinois Basin from Marathon Oil Company, which produced an average of 2.5 MBbls of oil per day in 2002 and accounted for 10% of Plains' total sales volumes. In 2002 Plains spent $7.0 million on capital projects, which included drilling 38 development wells. In 2003 Plains expects to drill 35 to 45 wells and form new waterflood units to increase operations and recovery efficiency. In addition, Plains is continuing to evaluate the feasibility and potential implementation of a pilot program to field test an alkaline-surfactant enhanced oil recovery process.

Other

    Plains' 2002 capital expenditures included $8.4 million of capitalized interest and general and administrative costs allocable directly to acquisition, exploitation and development activities and $2.6 million attributable to other projects.


Exploitation, Development, Exploration and Acquisition Expenditures



    The following table summarizes the costs incurred during the last three years for Plains' exploitation and development, exploration and acquisition activities(1):



                                               Year Ended December 31,
                                              -------------------------
                                                2002     2001    2000
                                              -------  -------- -------
                                               (Dollars in thousands)
        Property acquisition costs:
           Unproved properties............... $    65  $     44 $    73
           Proved properties(2)..............  (4,516)    1,645   1,953
        Exploration costs....................     602       286     293
        Exploitation and development costs(3)  68,346   123,778  68,186
                                              -------  -------- -------
                                              $64,497  $125,753 $70,505
                                              =======  ======== =======

--------

(1) Includes capitalized general and administrative expense of $6.0 million, $6.2 million and $5.2 million in 2002, 2001 and 2000, respectively, and capitalized interest expense of $2.4 million, $3.1 million and $3.8 million in 2002, 2001 and 2000, respectively.


(2) In connection with the acquisition of an additional interest in the Point Arguello field, offshore California, Plains assumed certain obligations of the seller. As consideration for receiving the transferred properties and assuming such obligations, Plains received $2.4 million. In addition, Plains received $2.7 million as its share of revenues less costs for the period April 1 to July 31, 2002 (the period prior to ownership).


(3) Exploitation and development costs include expenditures of $27.3 million in 2002, $58.5 million in 2001 and $20.6 million in 2000 related to the development of proved undeveloped reserves included in Plains' proved oil and gas reserves at the beginning of each year.

Production and Sales

    The following table presents information with respect to oil and gas production attributable to Plains' properties, the revenues Plains derived from the sale of this production, average sales prices it received and its average production expenses during the years ended December 31, 2002, 2001 and 2000.

                                                 Year Ended December 31,
                                              ----------------------------
                                                2002      2001      2000
                                              --------  --------  --------
                                                     (in thousands)
    Sales
       Oil (MBbls)...........................    8,783     8,219     7,654
       Gas (MMcf)............................    3,362     3,355     3,042
       MBOE..................................    9,343     8,778     8,161
    Revenue
       Oil................................... $178,038  $174,895  $126,434
       Gas...................................   10,299    28,771    16,017
       Other.................................      226       473        --
                                              --------  --------  --------
                                              $188,563  $204,139  $142,451
                                              ========  ========  ========
    Average Prices and Costs
       Average Oil Sales Price ($/Bbl).......
           Average NYMEX..................... $  26.15  $  26.01  $  30.25
           Hedging revenue (expense).........    (1.77)     0.03     (9.51)
           Differential......................    (4.11)    (4.76)    (4.22)
                                              --------  --------  --------
           Net realized...................... $  20.27  $  21.28  $  16.52
                                              ========  ========  ========
       Average Gas Sales Price ($/Mcf)....... $   3.06  $   8.58  $   5.26
       Average Sales Price per BOE........... $  20.16  $  23.20  $  17.46
       Average Production Costs per BOE......    (8.40)    (7.27)    (6.89)
                                              --------  --------  --------
       Gross Margin per BOE..................    11.76     15.93     10.57
       G&A per BOE(1)........................    (1.63)    (1.16)    (0.77)
                                              --------  --------  --------
       Gross Profit per BOE.................. $  10.13  $  14.77  $   9.80
                                              ========  ========  ========
       DD&A per BOE (oil and gas properties). $   3.17  $   2.70  $   2.25
                                              ========  ========  ========

--------
(1) Includes $4.4 million related to stock appreciation rights and spin-off costs in 2002.

    Plains All American Pipeline, L.P., or PAA, is the exclusive purchaser of all of Plains' equity oil production. See "--Product Markets and Major Customers."

Product Markets and Major Customers

    Plains' revenues are highly dependent upon the prices of, and demand for, oil and gas. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices Plains receives for its oil and gas production and the levels of its production are subject to wide fluctuations and depend on numerous factors beyond its control, including seasonality, economic conditions, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC, and domestic government regulation, legislation and policies. Decreases in oil and gas prices have had, and could have in the future, an adverse effect on the carrying value of Plains' proved reserves and its revenues, profitability and cash flow.

    To manage its exposure to commodity price risks, Plains uses various derivative instruments to hedge its exposure to price fluctuations on oil sales. Plains' hedging arrangements provide it protection on the hedged volumes if oil prices decline below the prices at which these hedges are set. However, ceiling prices in its hedges may cause Plains to receive less revenues on the hedged volumes than it would receive in the absence of hedges. Plains does not currently have any gas hedges.

    Deregulation of gas prices has increased competition and volatility of gas prices. Prices received for Plains' gas are subject to seasonal variations and other fluctuations. All of its gas production is currently sold under various arrangements at spot indexed prices.

    Substantially all of Plains' oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to Plains for a reasonable fee could result in Plains having to find transportation alternatives, increased transportation costs or involuntary decreases in a significant portion of its oil and gas production.

    PAA currently purchases all of Plains' equity oil production. Plains pays PAA a marketing and administration fee of $0.20 per barrel and reimburses PAA for its reasonable expenses incurred in transporting or exchanging Plains' oil. Plains has agreed to renegotiate the marketing and administration fee in good faith every three years. PAA also, upon Plains' request and reimbursement for its reasonable expenses, markets certain of Plains' gas and gas liquids and negotiates Plains' gas purchase agreements. If Plains were to lose PAA as the exclusive purchaser of its equity production, Plains believes PAA could be replaced by other purchasers under contracts with similar terms and conditions. However, PAA's role as the purchaser for all of Plains' equity oil production does have the potential to impact its overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions.

    Plains is currently negotiating a new marketing agreement with PAA to, among other things, add a definitive term to the agreement and provide that PAA will use its reasonable best efforts to obtain the best price for Plains' oil production.

Productive Wells and Acreage

    As of December 31, 2002 Plains had working interests in 2,148 gross (2,132 net) active producing oil wells. The following table sets forth information with respect to Plains' developed and undeveloped acreage as of December 31, 2002.

                                          December 31, 2002
                                     ------------------------------
                                                      Undeveloped
                                     Developed Acres    Acres(1)
                                     --------------- --------------
                                     Gross    Net     Gross   Net
                                     ------  ------  ------- ------
              Onshore California....  8,889   8,844    9,272  6,289
              Offshore California(2) 15,326   8,066   41,720  2,898
              Illinois.............. 16,622  14,628   13,625  5,418
              Indiana...............  1,155     854    1,280    575
              Kansas................     --      --   48,147 37,647
              Kentucky..............     --      --    1,321    521
                                     ------  ------  ------- ------
                 Total.............. 41,992  32,392  115,365 53,348
                                     ======  ======  ======= ======

--------
(1) Less than 10% of total net undeveloped acres are covered by leases that expire from 2003 through 2005.
(2) Excludes 3,264 undeveloped acres (net) that Plains has the right to acquire under an option agreement.

Drilling Activities

    Information with regard to Plains' developmental well drilling activities during the years ended December 31, 2002, 2001 and 2000 is set forth below:

                                 Year Ended December 31,
                            ----------------------------------
                               2002       2001        2000
                            ---------- ----------- -----------
                            Gross Net  Gross  Net  Gross  Net
                            ----- ---- ----- ----- ----- -----
                  Oil...... 79.0  77.4 168.0 163.4 156.0 154.0
                  Dry......  1.0   0.5   1.0   1.0   2.0   2.0
                            ----  ---- ----- ----- ----- -----
                     Total. 80.0  77.9 169.0 164.4 158.0 156.0
                            ====  ==== ===== ===== ===== =====

Real Estate

    Plains currently owns surface and mineral rights in the following tracts of real property, portions of which are used in its oil and gas operations:

                                                      Approximate acreage
    Property                   Location              (Plains' net interest)
    --------                   --------              ----------------------
    Inglewood.... Los Angeles County, California                25
    Montebello... Los Angeles County, California               480
    Arroyo Grande San Luis Obispo County, California         1,047
    Mt. Poso..... Kern County, California                    1,236
    Gaviota...... Santa Barbara County, California              84

    In the course of Plains' business, certain of its properties may be subject to easements or other incidental property rights and legal requirements that may affect the use and enjoyment of its property. For instance, 183 of Plains' acres in the Montebello field have been designated as California Coastal Sage Scrub.

Title to Properties

    Plains' properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, including other mineral encumbrances and restrictions. Plains does not believe that any of these burdens materially interfere with its use of the properties in the operation of its business.

    Plains believes that it has generally satisfactory title to or rights in all of its producing properties. As is customary in the oil and gas industry, Plains makes minimal investigation of title at the time it acquires undeveloped properties. Plains makes title investigations and receives title opinions of local counsel only before it commences drilling operations. Plains believes that it has satisfactory title to all of its other assets. Although title to its properties is subject to encumbrances in certain cases, Plains believes that none of these burdens will materially detract from the value of its properties or from its interest therein or will materially interfere with its use in the operation of its business.

Competition

    Plains' competitors include major integrated oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of its larger competitors possess and employ financial and personnel resources substantially greater than Plains'. These competitors are able to pay more for productive oil and gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than Plains' financial or human resources permit. Plains' ability to acquire additional properties and to discover reserves in the future will depend on its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and gas industry.

Regulation

    Plains' operations are subject to extensive regulations. Many federal, state and local departments and agencies are authorized by statute to issue, and have issued, laws and regulations binding on the oil and gas industry and its individual participants. The failure to comply with these rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases Plains' cost of doing business and, consequently, affects its profitability. However, Plains does not believe that it is affected in a significantly different manner by these laws and regulations than are its competitors. Due to the myriad of complex federal, state and local regulations that may affect Plains directly or indirectly, you should not rely on the following discussion of certain laws and regulations as an exhaustive review of all regulatory considerations affecting its operations.

    OSHA. Plains is subject to the requirements of the federal Occupational Safety and Health Act, as amended, or OSHA, and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard, the United States Environmental Protection Agency community-right-to-know regulations, and similar state statutes require that Plains maintains certain information about hazardous materials used or produced in its operations and that it provides this information to its employees, state and local government authorities and citizens. Plains believes that its operations are in substantial compliance with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances.


    MMS. The MMS has broad authority to regulate Plains' oil and gas operations on offshore leases in federal waters. It must approve and grant permits in connection with Plains' drilling and development plans. Additionally, the MMS has promulgated regulations requiring offshore production facilities to meet stringent engineering and construction specifications restricting the flaring or venting of gas, governing the plugging and abandonment of wells and controlling the removal of production facilities. Under certain circumstances, the MMS may require the suspension or termination of any of Plains' operations on federal leases, as discussed in "Risk Factors-Governmental agencies and other bodies, including those in California, might impose regulations that increase Plains' costs and may terminate or suspend Plains' operations" on page 25, and has proposed regulations that would permit it to expel unsafe operators from offshore operations. The MMS has also established rules governing the calculation of royalties and the valuation of oil produced from federal offshore leases and regulations regarding costs for gas transportation. Delays in the approval of plans and issuance of permits by the MMS because of staffing, economic, environmental or other reasons could adversely affect Plains' operations.


    Regulation of production. The production of oil and gas is regulated under a wide range of federal and state statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The states in which Plains owns and operates properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of the spacing, plugging and abandonment of wells. Many states also restrict production to the market demand for oil and gas, and several states have indicated interest in revising applicable regulations. These regulations limit the amount of oil and gas Plains can produce from its wells and limit the number of wells or the locations at which it can drill. Also, each state generally imposes an ad valorem, production or severance tax with respect to production and sale of oil, gas and natural gas liquids within its jurisdiction.

    Pipeline regulation. Plains has pipelines to deliver its production to sales points. Plains' pipelines are subject to regulation by the United States Department of Transportation with respect to the design, installation, testing, construction, operation, replacement, and management of pipeline facilities. In addition, Plains must permit access to and copying of records, and must make certain reports and provide information, as required by the Secretary of Transportation. The states in which Plains has pipelines have comparable regulations. Some of Plains' pipelines related to the Point Arguello unit are also subject to regulation by the Federal Energy Regulatory Commission, or FERC. Plains believes that its pipeline operations are in substantial compliance with applicable requirements.

    Sale of gas. The FERC regulates interstate gas pipeline transportation rates and service conditions. Although the FERC does not regulate gas producers such as Plains, the agency's actions are intended to foster increased competition within all phases of the gas industry. To date, the FERC's pro-competition policies have not materially affected Plains' business or operations. It is unclear what impact, if any, future rules or increased competition within the gas industry will have on Plains' gas sales efforts.

    The FERC, the United States Congress or state regulatory agencies may consider additional proposals or proceedings that might affect the gas industry. Plains cannot predict when or if these proposals will become effective or any effect they may have on its operations. Plains does not believe, however, that any of these proposals will affect it any differently than other gas producers with which it competes.

    Environmental. Plains' operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to safety, health and environmental protection, including the generation, storage, handling, emission and transportation of materials and the discharge of materials into the environment. Other statutes that provide protection to animal and plant species and which may apply to Plains' operations include, but are not necessarily limited to, the Marine Mammal Protection Act, the Marine Protection, Research and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities, limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas; and impose substantial liabilities for pollution resulting from Plains' operations. The permits required for various of Plains' operations are subject to revocation, modification and renewal by issuing authorities.


    As with the oil and gas industry generally, Plains' compliance with existing and anticipated laws and regulations increases its overall cost of business, including its capital costs to construct, maintain, upgrade and close equipment and facilities. Although these regulations affect its capital expenditures and earnings, Plains believes that they do not affect its competitive position because its competitors that comply with such laws and regulations are similarly affected. Environmental laws and regulations have historically been subject to change, and Plains is unable to predict the ongoing cost to it of complying with these laws and regulations or the future impact of these laws and regulations on its operations. If a person violates these environmental laws and regulations and any related permits, they may be subject to significant administrative, civil and criminal penalties, injunctions and construction bans or delays. If Plains were to discharge hydrocarbons or hazardous substances into the environment, it could, to the extent the event is not insured, incur substantial expense, including both the cost to comply with applicable laws and regulations and claims made by neighboring landowners and other third parties for personal injury and property damage. For additional information, see "Risk Factors--Environmental liabilities could adversely affect Plains' financial condition" on page 26.


    Permits. Plains' operations are subject to various federal, state and local regulations that include requiring permits for the drilling of wells, maintaining bonding and insurance requirements to

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drill, operate, plug and abandon, and restore the surface associated with its wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandonment of wells, the disposal of fluids and solids used in connection with its operations and air emissions associated with its operations. Also, Plains has permits from the city and county of Los Angeles, California, the city of Culver City, California, the county of Kern, California, and the county of Santa Barbara, California to operate oil, gas and related pipelines and equipment that run within the boundaries of these governmental entities.

Plugging, Abandonment and Remediation Obligations

    Consistent with normal industry practices, substantially all of Plains' oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. Typically, when producing oil and gas assets are purchased, the purchaser assumes the obligation to plug and abandon wells that are part of such assets. However, in some instances, Plains received an indemnity with respect to those costs.

    Although Plains obtained environmental studies on its properties in California and Illinois and it believes that such properties have been operated in accordance with standard oil field practices, certain of the fields have been in operation for more than 90 years, and current or future local, state and federal environmental laws and regulations may require substantial expenditures to comply with such rules and regulations. In connection with the purchase of certain of its onshore California properties, Plains received a limited indemnity for certain conditions if they violate applicable local, state and federal environmental laws and regulations in effect on the date of such agreement. Plains believes that it does not have any material obligations for operations conducted prior to its acquisition of the properties, other than its obligation to plug existing wells and those normally associated with customary oil field operations of similarly situated properties. Current or future local, state or federal rules and regulations may require Plains to spend material amounts to comply with such rules and regulations, and there will be no assurance that any portion of such amounts will be recoverable under the indemnity.

    Plains estimates its 2003 cash expenditures related to plugging, abandonment and remediation will be approximately $2.3 million (including the costs required to be expended in connection with the purchase of certain of Plains' onshore California properties). Due to the long life of Plains' onshore reserve base Plains does not expect its cash outlays for such expenditures for these properties will increase significantly in the next several years. Although Plains' offshore California properties have a shorter reserve life, third parties have retained the majority of the obligations for abandoning these properties.

    In connection with the purchase of certain of Plains' onshore California properties, each year Plains is required to plug and abandon 20% of the then remaining inactive wells (there were 154 inactive wells at December 31, 2002). If Plains does not meet this commitment, and the requirement is not waived, Plains must escrow funds to cover the cost of the wells that were not abandoned. To date Plains has not been required to escrow any funds. In addition, until the end of 2005, Plains is required to spend at lease $600,000 per year (and $300,000 per year from 2006 through 2010) to remediate oil contaminated soil from existing well sites that require remediation.

Legal Proceedings

    In the ordinary course of its business, Plains is a claimant or defendant in various legal proceedings. Plains does not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a material adverse effect on its financial condition, results of operations or cash flows.

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    On September 18, 2002 Stocker Resources Inc., or Stocker, Plains' general partner before Plains converted from a limited partnership to a corporation, filed a declaratory judgment action against Commonwealth Energy Corporation, or Commonwealth, in the Superior Court of Orange County, California relating to the termination of an electric service contract. Stocker is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against Stocker's related $1.5 million performance bond. Also on September 18, 2002, Stocker was named a defendant in an action brought by Commonwealth in the Superior Court of Orange County, California for breach of the electric service contract. Commonwealth is seeking unspecified damages. Under the master separation agreement described on pages 191-192, Plains will be required to indemnify Plains Resources for damages it incurs as a result of this action. Plains understands that Plains Resources intends to defend its rights vigorously in this matter. In December 2002, Stocker was merged into Plains Resources.


    At this time, Plains is not in a position to express a judgment concerning the potential exposure or likely outcome of this matter.

    In the ordinary course of our business, we are a claimant or defendant in various legal proceedings. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows.

Employees


    As of March 31, 2003 Plains had 359 full-time employees, 260 of whom were field personnel involved in oil and gas producing activities. Plains believes its relationship with its employees is good. None of Plains' employees is covered by a collective bargaining agreement.


Plains' Executive Offices and Website

    Plains' principal executive offices are located at 500 Dallas Street, Suite 700, Houston, Texas 77002, and Plains' telephone number is 713.739.6700. Plains' website is www.plainsxp.com. Plains makes available, free of charge, through its website, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Plains electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

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  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF 3TEC

    The following information should be read in connection with the information contained in the financial statements and notes thereto included and incorporated by reference in this document.

General

    3TEC is engaged in the acquisition, development, production and exploration of oil and natural gas reserves. 3TEC's properties are concentrated in East Texas and the Gulf Coast region, both onshore and in the shallow waters of the Gulf of Mexico. As of December 31, 2002, 3TEC had estimated total net proved reserves of 296 Bcfe, of which approximately 259 Bcfe, or 87%, were natural gas and approximately 239 Bcfe, or 81%, were proved developed, with an estimated PV-10 value of $488 million. For the fourth quarter of 2002, 3TEC's average net daily production rate was 86 Mmcfe.

    Prior to 2002, 3TEC increased its reserves and production principally through acquisitions. 3TEC focused on properties that have a substantial proved reserve component and which 3TEC's management believed to have additional exploitation opportunities. Recently, 3TEC has also acquired a number of drilling prospects covered by an extensive 3-D seismic database that 3TEC believes have exploration potential. 3TEC has assembled an experienced management team and technical staff with expertise in property acquisitions and development, reservoir engineering, exploration and financial management.

Description of Accounting Policies

    Oil and Natural Gas Properties. 3TEC uses the successful efforts method of accounting for its oil and natural gas properties. Under this method, all development and acquisition costs of proved properties are capitalized and amortized on a unit-of-production basis over the remaining life of proved developed reserves or proved reserves, as applicable. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when the well is determined to be unsuccessful. Expenditures for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different or additional proven or unproven reservoir are capitalized pending determination that economic reserves have been added. If the recompletion to an unproven reservoir is not successful, the expenditures are charged to expense. Expenditures for redrilling or directional drilling in a previously abandoned well are classified as drilling costs to a proven or unproven reservoir for determination of capital or expense. Significant tangible equipment added or replaced is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reserves are capitalized. Internal costs directly associated with the development and exploitation of properties are capitalized as a cost of the property and are classified accordingly in 3TEC's financial statements. Crude oil volumes are converted to gas equivalents at the rate of one barrel to six Mcf.

    3TEC is required to assess the need for an impairment of capitalized costs of oil and natural gas properties and other long-lived assets whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If impairment is indicated based on a comparison of the asset's carrying value to its undiscounted expected future net cash flows, then it is recognized to the extent that the carrying value exceeds fair value. Any impairment charge incurred is recorded in accumulated depletion, depreciation, and amortization ("DD&A") to reduce 3TEC's recorded basis in the asset. Each part of this calculation is subject to a large degree of management judgment, including the determination of the property's reserves, future cash flows, and fair value.

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    3TECs management's assumptions used in calculating oil and natural gas reserves or regarding the future cash flows or fair value of 3TEC's properties are subject to change in the future. Any change could cause impairment expense to be recorded, reducing 3TEC's net income and its basis in the related asset. Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of calculating reserve estimates. With consideration of anticipated future commodity prices and field operation costs, all proved undeveloped reserves included in 3TEC's year-end reserve report have been scheduled for execution and included in the development plan and capital expenditure budget estimate by 3TEC for each respective year. Actual production may not equal the estimated amounts used in the preparation of reserve projections. As these estimates change, the amount of calculated reserves change. Any change in reserves directly impacts 3TEC's estimate of future cash flows from the property, as well as the property's fair value. Additionally, as 3TEC's management's views related to future prices change, this changes the calculation of future net cash flows and also affects fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

    DD&A expense is also directly affected by 3TEC's reserve estimates. Any change in reserves directly impacts the amount of DD&A expense 3TEC recognizes in a given period. Assuming no other changes, such as an increase in depreciable base, as 3TEC's reserves increase, the amount of DD&A expense in a given period decreases and vice versa. Changes in future commodity prices would likely result in increases or decreases in estimated recoverable reserves.

    3TEC also uses estimates to record its accrual for oil and natural gas revenues. The production estimate portion of the accrual of revenue for a given period is based upon field production reports (both operated and non-operated), estimates of production added via drilling or acquisitions, historical production averages and natural production declines of 3TEC's properties. The price component of 3TEC's accrual for revenue incorporates historical averages of 3TEC's sales for periods being accrued as compared to the monthly closing NYMEX price for natural gas and the West Texas Intermediate index price for crude oil.

    Several factors can impact 3TEC's ability to estimate its production volume including the fact that a significant portion of 3TEC's production is operated by third parties. 3TEC's working and royalty interests, which are operated by third parties, are governed by joint operating agreements with the third party operators and contain customary industry standard terms and conditions. Wagner & Brown, Ltd. is 3TEC's largest single third party operator, operating approximately 15% of 3TEC's total produced oil and gas volumes on a monthly basis. No other third party operator operates interests that generate greater than 5% of 3TEC's monthly production. Reliance on accurate and timely data from the operators of these properties can change the actual amounts of production for which 3TEC receives payment. Additionally, production meters that are manually read can be different than the volume metered at 3TEC's sales points.

    Both 3TEC's estimate of sold volumes and the estimate of the price received for these sales is adjusted on an on-going basis as 3TEC receives payment for accrued volumes. Changes in the estimates of the accrual are adjusted in subsequent periods as payment is received or additional supporting data is obtained.

    Bad Debt Expense. 3TEC routinely assesses the recoverability of all material trade and other receivables to determine their collectibility. 3TEC historically has not required collateral or other performance guarantees from creditworthy counterparties. Many of 3TEC's receivables are from joint interest owners on property of which 3TEC is the operator. Thus, 3TEC may have the ability to withhold future revenue disbursements to cover any non-payment of joint interest billings. 3TEC's oil and natural gas receivables quickly turnover, usually one month for oil and two months for gas; thus, signaling any problem accounts in a timely manner. Counterparties to 3TEC's derivative commodity

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contracts are routinely reviewed for creditworthiness to determine the realizability of any related derivative assets 3TEC might carry on its books. This review of receivables and counterparties is heavily dependent on the judgment of 3TEC's management. If it is determined that the carrying value of a receivable or financial instrument might not be recoverable, 3TEC records an allowance to the extent 3TEC believes the receivable or asset is not recoverable. The determination as to what extent a receivable or asset might be impaired is also heavily dependent on the judgment of 3TEC's management. As more information becomes known related to a particular counterparty or customer, 3TEC's management will continually reassess previous judgments and any resulting change in the related allowance could have a material positive or negative effect on 3TEC's financial position and results of operations in the period of the change.

    Derivative Activities. 3TEC uses various financial instruments in the normal course of its business to manage and reduce price volatility and other market risks associated with its crude oil and natural gas production. This activity is referred to as risk management. These arrangements are structured to reduce 3TEC's exposure to commodity price decreases, but they can also limit the benefit 3TEC might otherwise receive from commodity price increases. 3TEC's risk management activity is generally accomplished through over-the-counter forward derivative contracts executed with large financial institutions.

    Effective January 1, 2001, 3TEC adopted Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This standard requires 3TEC to recognize all of its derivative and hedging instruments in its consolidated balance sheets as either assets or liabilities and measure them at fair value. If a derivative does not qualify for hedge accounting, it must be adjusted to fair value through earnings. However, if a derivative does qualify for hedge accounting, depending on the nature of the hedge, changes in fair value can be offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until such time as the hedged item is recognized in earnings.

    To qualify for cash flow hedge accounting, the cash flows from the hedging instrument must be highly effective in offsetting changes in cash flows due to changes in the underlying items being hedged. In addition, all hedging relationships must be designated, documented, and reassesed periodically. 3TEC's natural gas derivative financial instruments were not designated as hedges at the time the instruments were executed. According to the provisions of SFAS 133, these instruments are marked-to-market through earnings each period.

Liquidity and Capital Resources

    Cash Flow. 3TEC believes that its cash flows from operations are adequate to meet the requirements of operating its business. However, future cash flows are subject to a number of variables, including 3TEC's level of production and prices, and 3TEC cannot assure that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures. 3TEC's principal operating sources of cash are sales of natural gas and oil.

    For 2002 and 2001, 3TEC's development, exploitation and exploratory drilling related capital expenditures, exclusive of acquisitions, were approximately $43.3 million and $67.8 million, respectively. For the year 2003, 3TEC has budgeted approximately $63 million for capital expenditures. The 2003 capital expenditure plan is comprised of developmental, exploitation and exploratory activities by area as follows: East Texas, $16.6 million (developmental drilling), Gulf Coast, $38.6 million (primarily exploration and exploitation drilling), South Texas, $7.0 million (both developmental and exploitation drilling) and all other areas of activity of $0.8 million. 3TEC is obligated to pay dividends of approximately $740,000 per year on the Series D Preferred Stock which it may pay in either cash or in additional shares of Series D Preferred Stock during the three years ending

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February 1, 2003. 3TEC paid the 2002 dividends and anticipates paying the 2003
Series D dividends in cash, financed through operating cash flow and, if required, bank borrowings.

    3TEC's activities in 2002 have been financed through operating cash flow and bank borrowings. 3TEC's primary source of financing for acquisitions has been borrowing under its credit facility described below.


    Credit Facility. 3TEC has in place a $250 million credit facility with Bank One, NA as agent and seven other banks. The credit facility, as amended, matures August 31, 2004. As of March 31, 2003, 3TEC's borrowing base under its credit facility was $160 million. The borrowing base is to be redetermined semi-annually on May 1 and November 1 and provides for interest as revised under the credit facility to accrue at a rate calculated at 3TEC's option as either the bank's prime rate plus a low of zero to a high of 37.5 basis points or LIBOR plus basis points increasing from a low of 150 to a high of 200 as loans outstanding increase as a percentage of the borrowing base. As of December 31, 2002, 3TEC was paying an average of 2.99% per annum interest on the principal balance of $99 million under the credit facility. Prior to maturity, no payments of principal are required so long as the borrowing base exceeds the loan balance. The borrowings under the credit facility are secured by substantially all of the 3TEC's oil and natural gas properties. At December 31, 2002, the amount available to be borrowed under the credit facility was approximately $61.0 million. At March 31, 2003, borrowings under the credit facility totaled $106.0 million.


    In connection with the credit facility 3TEC is required to adhere to certain affirmative and negative covenants. The loan agreement contains a number of dividend restrictions and restrictive covenants which, among other things, require the maintenance of minimum current and interest coverage ratios. As of December 31, 2002, 3TEC was in compliance with the covenants contained in the credit facility and expects to be in compliance in 2003.

    The following table illustrates 3TEC's contractual obligations outstanding at December 31, 2002:

                            Payments Due By Period

      Contractual Obligations  Total  2003  2004-2005 2006-2007 Thereafter
      ----------------------- ------- ----- --------- --------- ----------
                                             (in thousands)
         Long-term debt......  99,000    --   99,000       --       --
         Operating leases....   6,043 1,256    2,170    1,696      921
                              ------- -----  -------    -----      ---
         Totals.............. 105,043 1,256  101,170    1,696      921
                              ======= =====  =======    =====      ===

    Market Risk. 3TEC generally sells its oil at local field prices paid by the principal purchasers of oil. The majority of 3TEC's natural gas production is sold at spot prices. Accordingly, 3TEC is generally subject to the commodity prices for these resources as they vary from time to time.

    Inflation and Changes in Prices. 3TEC's revenues and the value of its oil and gas properties have been and will be affected by changes in natural gas and crude oil prices. 3TEC's ability to maintain current borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent on natural gas and crude oil prices. These prices are subject to significant seasonal and other fluctuations that are beyond 3TEC's ability to control or predict. 3TEC uses various financial instruments in the normal course of its business to manage and reduce price volatility risk. During 2002, 3TEC received an average of $23.01 per barrel of crude oil and $3.25 per Mcf of gas. Additionally, costs and expenses are affected by inflationary pressures, which could have a significant impact on the costs necessary to operate its business.

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Results of Operations

    3TEC's revenue, profitability, and future rate of growth are dependent upon prevailing prices for oil and gas, which, in turn, depend upon numerous factors such as economic, political, and regulatory developments as well as competition from other sources of energy. The energy markets historically have been highly volatile, and future decreases in prices could have an adverse effect on 3TEC's financial position, results of operations, quantities of reserves that may be economically produced, and access to capital.

    You should read the following discussion and analysis together with 3TEC's audited consolidated financial statements and the related notes for the fiscal years ended December 31, 2002, 2001 and 2000.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

    Revenue. Total revenue for the year ended December 31, 2002 was $91.1 million, a decrease of $29.9 million (25%) over total revenue for 2001 of $121.0 million. Oil, natural gas and plant income revenues for the 2002 period were $103.1 million compared to $116.1 million in 2001, a decrease of $13.0 million (11%). Realized prices for 3TEC's production of natural gas were $3.35/Mcfe in 2002 compared to $4.12/Mcfe in 2001, while production volumes increased to 30,615 Mmcfe in 2002 compared to 28,065 Mmcfe in 2001. 3TEC believes that lower natural gas prices in 2002 were a result of several dynamics. Natural gas prices for the year were 22% lower than the prior year as diminished economic conditions slowed industrial and commercial demand. Both historically high levels of working gas in storage and stable wellhead production further impacted price discovery for natural gas. These supply and demand factors combined to create a less favorable price for North American natural gas and geopolitical events continued to influence world oil prices, which in turn affect natural gas prices.

    Gain/(Loss) on Sale of Properties and Other Revenue. In 2002 vs. 2001, gains (losses) on property divestments were a loss of $0.2 million and a gain of $0.8 million, respectively, which is a direct result of minimal divestiture activity in 2002 versus significant efforts to divest non-strategic oil and gas properties in 2001. Other revenues in 2002 were $0.5 million compared to $0.8 million in 2001. Other revenue consists primarily of interest, delay rental and lease bonus income.

    Gain/(Loss) on Derivative Fair Value. During the fourth quarter of 2001, 3TEC entered into certain derivative transactions that were not designated as hedges and therefore are required under generally accepted accounting principals to be "marked-to-market." At December 31, 2002, these contracts had a fair value liability of $3.6 million, which resulted in a loss of $6.6 million in 2002. See further discussion in Note 12 of 3TEC's financial statements beginning on page F-59.

    Expenses. Total expenses for the year ended December 31, 2002 were $89.7 million, a decrease of $3.3 million (4%) from total expenses in 2001 of $93.0 million. Comparability of total expenses was impacted by the decrease in dry hole and impairment expenses, surrendered and expired acreage and the increase in depreciation, depletion and amortization. On a per Mcfe basis, 3TEC's lease operating expenses decreased by 16% to $0.48 in 2002 from $0.57 in 2001. Production, severance and ad valorem tax decreased 11% to $0.24/Mcfe in 2002 from $0.27/Mcfe in 2001. Gathering, transportation and other expenses were $0.11/Mcfe for both 2002 and 2001. General and administrative expense was $0.30/Mcfe in 2002 compared to $0.25/Mcfe in 2001, interest expense $0.13/Mcfe vs. $0.24/Mcfe in 2001, and DD&A $1.22/Mcfe in 2002 compared to $1.10/Mcfe in 2001.

    Lease operating expenses on a unit basis continued to benefit from 3TEC's Classic acquisition and 2001 divestiture program. The properties in the Classic acquisition were natural gas wells with lower lease operating costs as compared to the divested properties that had higher lease operating costs and were primarily oil producers.

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

    Production, severance and ad valorem taxes decreased year over year as expected with average sales prices on an Mcfe basis being $3.35/Mcfe in 2002 vs. $4.12/Mcfe in 2001.

    General and administrative expenses were higher year over year as staffing needs increased as a result of 3TEC's significant growth.

    The increase on a per unit basis to depreciation, depletion and amortization ("DD&A") is attributed to (i) 3TEC's developmental drilling activity, which thereby increases the depletable property base and (ii) the increase in South Louisiana volumes, which carry a higher DD & A rate.

    Income Taxes. 3TEC recorded a $0.1 million income tax provision during 2002 as compared to a $10.6 million income tax provision for 2001. The results from 3TEC's operations generated pre-tax income of $1.4 million during 2002 vs. a pre-tax income of $28.0 million in 2001. During 2002, 3TEC's effective tax rate was approximately 3%.

    Net Income. 3TEC's 2002 net income of $1.4 million is compared to $16.8 million in 2001.

    Dividends to Preferred Shareholders. Dividends to preferred shareholders of $0.7 million in 2002 was comparable to $0.7 million in 2001.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

    Revenue. Total revenue for the year ended December 31, 2001 increased 17%, or $17.2 million, to $121.0 million over total revenue for 2000 of $103.8 million. Oil, gas and plant income revenues for the 2001 period increased 14%, or $14.0 million, to $116.1 million compared to $102.1 million in 2000. Realized prices for 3TEC's production was $4.12/Mcfe in 2001 compared to $4.23/Mcfe in 2000, while production volumes increased to 28,065 Mmcfe in 2001 compared to 24,598 Mmcfe in 2000. Realized price increases for 2001 and 2000 were reflective of the continued strong commodity price environment in the industry. Comparability of 3TEC's revenues and volumes were both driven by an significant drilling program in 2001 and 2000 and the acquisitions of Magellan properties in February 2000, the CWR properties in May 2000 and the Classic properties in January 2001, offset by the 2001 property divestments which were all significant contributors to the year over year increases. For more information about these acquisitions, see Note 2 of 3TEC's 2002 financial statements beginning on page F-50.

    Gain on Sale of Properties and Other Revenue. In 2001 and 2000, property divestments resulted in the recognition of gains of $0.8 million and $0.8 million, respectively. 3TEC continues to actively review and manage its property portfolio for divestiture of non-strategic properties. Other revenues in 2001 were $0.8 million compared to $0.8 million in 2000. Other revenue consists primarily of interest, delay rental and lease bonus income.

    Gain on Derivative Fair Value. During the fourth quarter of 2001, 3TEC entered into certain derivative transactions that were not designated as hedges and therefore are required under generally accepted accounting principals to be "marked-to-market." At December 31, 2001, these contracts had a fair market value of $3.1 million.

    Expenses. Total expenses for the year ended December 31, 2001 increased 62%, or $35.6 million, to $93.0 million from total expenses in 2000 of $57.4 million. Comparability of total expenses was impacted by the increase in dry hole and impairment expenses, surrendered and expired acreage and the increase in depreciation, depletion and amortization. On a per Mcfe basis, 3TEC's lease operating expenses decreased by 7% to $0.57 in 2001 from $0.61 in 2000.

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

    Production, severance and ad valorem tax was flat at $0.27/Mcfe in 2001 vs. $0.27/Mcfe in 2000. General and administrative expense was $0.25/Mcfe in 2001 compared to $0.25/Mcfe in 2000, interest expense $0.24/Mcfe vs. $0.31/Mcfe in 2000, and DD&A $1.10/Mcfe in 2001 compared to $0.80/Mcfe in 2000. Lease operating expenses on a unit basis were impacted by 3TEC's Classic acquisition and 2001 divestiture program. The properties in the Classic acquisition were gas wells with lower lease operating costs as compared to the divested properties that had higher lease operating costs which were primarily oil producers. Production, severance and ad valorem taxes were comparable year over year as expected with average sales prices on an Mcfe basis being $4.12/Mcfe in 2001 vs. $4.23/Mcfe in 2000.


    The increase on a per unit basis to DD&A is attributed to the Classic acquisition and 3TEC's developmental drilling program. At the time 3TEC acquired the stock of Classic Resources, Inc., the historical tax basis of the Classic properties were carried over to 3TEC's books. A corresponding deferred tax liability was recorded in 3TEC's purchase price allocation for the difference between the allocated value and the historical tax basis. This "gross-up" to record the deferred tax liability, resulted in approximately $29.0 million being added to the depletable book basis of the Classic properties. 3TEC's development drilling activities during 2001 also contributed to the increase in its DD&A rate in 2001 due to a majority of the proved undeveloped reserves associated with these capitalized costs having been already included in 3TEC's December 31, 2000 reserve report estimate. Thus, additional costs were added to a relatively static reserve figure, thereby increasing the per unit rate.


    Income Taxes. 3TEC recorded a $10.6 million income tax provision during 2001 as compared to a $14.4 million income tax provision for 2000. The results from 3TEC's operations generated pre-tax income of $28.0 million during 2001 compared with a pre-tax income of $46.4 million in 2000. During 2001, 3TEC's effective tax rate was approximately 38%. In 2001, 3TEC expects to pay approximately $1.6 million in current taxes. 3TEC paid $7.9 million in taxes for 2000.

    Net Income. 3TEC's 2001 net income decreased 47%, or $14.9 million, to $16.8 million compared to $31.7 million in 2000.

    Dividends to Preferred Stockholders. Dividends to 3TEC preferred stockholders decreased 53%, or $0.8 million, to $0.7 million in 2001 from 2000 dividends of $1.5 million. 3TEC redeemed its Series C preferred stock in September, 2000 and recognized a non-cash charge to dividend expense of $0.5 million in 2000.

                            INFORMATION ABOUT 3TEC

Background

    3TEC is engaged in the acquisition, development, production and exploration of oil and natural gas reserves. 3TEC's properties are concentrated in East Texas and the Gulf Coast region, both onshore and in the shallow waters of the Gulf of Mexico. As of December 31, 2002, 3TEC had estimated total net proved reserves of 296 Bcfe, of which approximately 259 Bcfe or 87%, were natural gas and approximately 239 Bcfe, or 81%, were proved developed, with an estimated PV-10 value of $488 million. For the fourth quarter of 2002, 3TEC's average net daily production rate was 86 Mmcfe.

    3TEC has increased its reserves and production principally through acquisitions. 3TEC focuses on properties that have a substantial proved reserve component and which 3TEC's management believes to have additional exploitation opportunities. 3TEC has also acquired a number of drilling prospects covered by an extensive 3-D seismic database that 3TEC believes have exploration potential. 3TEC has assembled an experienced management team and technical staff with expertise in property acquisitions and development, reservoir engineering, exploration and financial management.

    In August 1999, W/E Energy Company L.L.C. ("W/E LLC"), an entity which was owned by affiliates of EnCap Investments L.L.C. ("EnCap") and Floyd C. Wilson, purchased a controlling interest in 3TEC for approximately $20.5 million in cash and $875,000 in producing properties. Concurrently with the investment by W/E LLC, Mr. Wilson was named 3TEC's Chairman and Chief Executive Officer. Following the change in control in August 1999, during the fourth quarter of 1999 and the first half of 2000, 3TEC closed several transactions that changed 3TEC's senior management team, capital structure and 3TEC's property base. During the fourth quarter of 2001, W/E LLC was dissolved and its holdings of 3TEC common stock and warrants were distributed to its members.

Oil and Gas Properties

    The following tables set forth certain information with respect to 3TEC's reserves based upon reserve reports prepared by the independent petroleum consulting firm of Ryder Scott Company, L.P. The reserve volumes and values were determined under the method prescribed by the SEC, which requires the application of year-end prices for each year, held constant throughout the projected reserve life.

                                  As of December 31, 2002
              -------------------------------------------------------------------
              Estimated Net Proved Reserves
              -----------------------------         Percent   Proved      Budgeted
                          Oil               PV-10    Total  Undeveloped 2003 Capital
               Gas      (MBbls)    Total    Value    PV-10   Drilling   Expenditures
              (Mmcf)      (1)     (Mmcfe)   ($000)   Value   Locations     ($MM)
               -------  -------   -------   ------- ------- ----------- ------------
  East Texas. 168,465    1,375    176,715   270,693   55.5%     128         16.6
  Gulf Coast.  28,554    1,544     37,818   119,157   24.4%       2         38.6
  South Texas  31,457        2     31,469    34,940    7.2%      10          7.0
  Other Areas  30,550    3,287     50,272    63,183   12.9%       7          0.8
               -------   -----     -------  -------  -----      ---         ----
     Total... 259,026    6,208    296,274   487,973  100.0%     147         63.0(2)
               =======   =====     =======  =======  =====      ===         ====

--------
(1) Includes oil, condensate and plant products barrels.
(2) As discussed in "Liquidity and Capital Resources" within Management's Discussion and Analysis, 3TEC's capital expenditure budget for 2003 is $63 million.

    East Texas. 3TEC's largest fields are located in the East Texas area. The Rosewood, Glenwood, White Oak, Beckville, Carthage, East Henderson and Oak Hill fields all produce from the Cotton Valley sand formation and have numerous proved undeveloped drilling locations. Many of these development drilling locations are based on a change in regulatory field rules that now permit wells to be drilled on 80 acre spacing as opposed to 160 acre spacing. At December 31, 2002, 3TEC has identified 128 proved undeveloped locations in this area. For 2003, 3TEC has budgeted approximately $16.6 million for drilling of development wells and exploitation activities in this area.

    Gulf Coast. 3TEC has established a substantial base of proved reserves and undeveloped acreage with significant exploration potential along the Gulf Coast of Texas and Louisiana. 3TEC has generated multiple drilling projects in several areas of South Louisiana, the most significant of those being in the state waters of Louisiana in Breton Sound/Main Pass/Chandeleur Sound, and the Garden City field in St. Mary Parish, Louisiana. During 2002, 3TEC participated in six exploratory wells in South Louisiana, of which five were gas discoveries. Four of the discoveries were in the Breton Sound/Main Pass/Chandeluer Sound, and one was located in Garden City. In 2003, 3TEC intends to drill a total of ten exploratory wells, with six being located in Breton Sound/Main Pass/Chandeleur Sound, two in Garden City, one in Queen Bess Island field in Jefferson Parish and one in Black Bayou field in Cameron Parish. Other significant fields in south Louisiana include Bay de Chene, East Roanoke and Riceville. For 2003, 3TEC has budgeted approximately $38.6 million for drilling of development wells and exploration activities in this area.

    South Texas. In South Texas, 3TEC is active in three main areas: Stuart City field in La Salle County, Segundo/Owen field in Webb County and Northeast Thompsonville field in Jim Hogg County. In 2003, 3TEC has budgeted approximately $7 million for development drilling in this area.

    Other. 3TEC owns interests in numerous fields in the Anadarko, Permian, San Juan and Arkoma basins in Oklahoma, Texas and New Mexico. 3TEC's largest fields in these areas are Puerto Chiquito and Basin in the San Juan basin, and West Stigler in eastern Oklahoma. In 2003, 3TEC has budgeted approximately $750,000 for development drilling in these areas.

Natural Gas and Oil Reserves

    The following table presents 3TEC's estimated net proved natural gas and oil reserves and the PV-10 value of 3TEC's reserves as of December 31, 2002, 2001, and 2000. The period end prices of oil and natural gas at December 31, 2002, 2001, and 2000, used in the PV-10 calculation were $31.20, $19.84 and $25.31 per barrel of oil and $4.79, $2.57 and $9.40 per thousand cubic feet of natural gas, respectively. 3TEC's estimated net proved natural gas and oil reserves and the PV-10 value of 3TEC's reserves as of December 31, 2002, 2001, and 2000, are based on reserve reports prepared by Ryder Scott Company for 3TEC's properties. The PV-10 values shown in the table are not intended to represent the current market value of the estimated natural gas and oil reserves 3TEC owns. For further information concerning the PV-10 values of these proved reserves, please read note 16 of the notes to 3TEC's December 31, 2002 consolidated financial statements.

                                                                     December 31,
                                                             ----------------------------
                                                               2002     2001      2000
                                                             -------- -------- ----------
Proved Reserves:
   Natural gas (Mmcf).......................................  259,026  231,266    237,693
   Oil (MBbls) (1)..........................................    6,208    5,337     10,672
   Natural gas equivalents (Mmcfe)..........................  296,274  263,288    301,725
Proved Developed Reserves:
   Natural gas (Mmcf).......................................  205,301  175,659    177,252
   Oil (MBbls) (1)..........................................    5,546    4,705      9,895
   Natural gas equivalents (Mmcfe)..........................  238,577  203,889    236,622
Proved Reserves:
   Estimated future net cash flows before income taxes, (in
     thousands)............................................. $947,670 $385,335 $1,996,831
   PV-10 value, (in thousands).............................. $487,973 $212,349 $1,047,364

--------
(1) Includes oil, condensate and plant product barrels.

    There are numerous uncertainties in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond 3TEC's control. The reserve data herein are only estimates. Although 3TEC believes these estimates to be reasonable, reserve estimates are imprecise and may be expected to change as additional information becomes available. Estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of this data, as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be exactly measured. Therefore, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of the reserves based on risk of recovery and the estimates are a function of the quality of available data and of engineering and geological interpretation and judgment and the future net cash flows expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. Actual production, revenues and expenditures with respect to 3TEC's reserves will likely vary from estimates, and the variances may be material. In addition, the estimates of future net revenues from 3TEC's proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct. 3TEC emphasizes with respect to the estimates prepared by independent petroleum engineers that PV-10 value should not be construed as representative of the fair market value of 3TEC's proved oil and natural gas properties since discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices or for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Actual future prices and costs may differ materially from those estimated.

Volumes, Prices and Operating Expenses

    The following table presents information regarding the production volumes of, average sales prices received for, and average production costs associated with, 3TEC's sales of oil and natural gas for the periods indicated.


                                                                    Years Ended December 31,
                                                                  -----------------------------
                                                                     2002       2001     2000
                                                                  -------    -------    -------
Net Production Data:
   Natural gas (Mmcf)............................................  25,647     22,352     17,764
   Oil (MBbls)...................................................     828        952      1,139
   Natural gas equivalents (Mmcfe)...............................  30,615     28,065     24,598
Average Sale Prices (before effect of 3TEC's hedging activities):
   Natural gas ($ per Mcf)....................................... $  3.25    $  4.15    $  4.12
   Oil ($ per Bbl)...............................................   23.01      23.95      26.99
   Natural gas equivalents ($ per Mcfe)..........................    3.35       4.12       4.23
Average Sales Prices (after effect of 3TEC's hedging activities):
   Natural gas ($ per Mcf)....................................... $  3.25(1) $  4.15(1) $  4.12
   Oil ($ per Bbl)...............................................   23.01      23.95      25.11
   Natural gas equivalents ($ per Mcfe)..........................    3.35       4.12       4.20
Expenses: ($ per Mcfe)
   Lease operations(2)........................................... $  0.48    $  0.57    $  0.61
   Production, severance and ad valorem taxes(2)................. $  0.24    $  0.27    $  0.27
   Gathering, transportation and other(2)........................ $  0.11    $  0.11    $  0.06
   General and administrative.................................... $  0.30    $  0.25    $  0.25
   Depreciation, depletion and amortization...................... $  1.22    $  1.10    $  0.80

--------
(1) 3TEC's natural gas derivative financial instruments were not designated as hedges at the time the instruments were executed, and in accordance with SFAS 133, were marked-to-market through earnings in each period.
(2) Represents production cost.

Development, Exploration and Acquisition Capital Expenditures

    The following table presents information regarding 3TEC's net costs incurred in the purchase of properties and in exploration and development activities.

                                      Years Ended December 31,
                                    ----------------------------
                                     2002      2001       2000
                                    ------- --------    --------
                                           (in thousands)
               Acquisition......... $   302 $ 84,326(2) $ 79,865
               Exploration (1).....  21,531   11,059         695
               Development (3).....  37,510   62,668      25,346
                                    ------- --------    --------
               Total costs incurred $59,343 $158,053    $105,906
                                    ======= ========    ========

--------
(1) Exploration costs include geological and geophysical expenses, dry hole expenses and other exploratory drilling expenditures.
(2) Excludes approximately $29.0 million of acquisition costs related to deferred taxes recorded in connection with the Classic Acquisition.
(3) Development costs include expenditures of $14.0 million in 2002, $8.7 million in 2001 and $5.1 million in 2000 related to the development of proved undeveloped reserves included in 3TEC's proved oil and gas reserves at the beginning of each year.

Drilling Activity

    The following table shows 3TEC's drilling activity for the years ended December 31, 2002, 2001 and 2000. In the table, "gross" refers to the total wells in which 3TEC has a working interest and "net" refers to gross wells multiplied by 3TEC's working interest in these wells.

                                      Year Ended December 31,
                                -----------------------------------
                                   2002        2001        2000
                                ----------- ----------- -----------
                                Gross  Net  Gross  Net  Gross  Net
                                ----- ----- ----- ----- ----- -----
             Exploration Wells:
                Productive.....   5    2.67   4    2.52  --      --
                Non-Productive.   2    1.02   5    1.93  --      --
                                 --   -----  --   -----  --   -----
                    Total......   7    3.69   9    4.45  --      --
                                 ==   =====  ==   =====  ==   =====
             Development Wells:
                Productive.....  52   18.46  71   26.80  66   18.30
                Non-Productive.   1    0.92   2    1.30  --      --
                                 --   -----  --   -----  --   -----
                    Total......  53   19.38  73   28.10  66   18.30
                                 ==   =====  ==   =====  ==   =====

Productive Wells

    The following table sets forth the number of productive natural gas and oil wells in which 3TEC owned a working interest as of December 31, 2002.

                                           Total
                                         Productive
                                           Wells
                                         ---------
                                         Gross  Net
                                         -----  ---
                             Natural Gas  885   395
                             Oil........  114    52
                                          ---   ---
                                Total...  999   447
                                          ===   ===

    Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Additionally, 3TEC owns a royalty interest in 184 wells and an overriding royalty interest in 876 wells. At December 31, 2002, 3TEC operated approximately 321 wells.

Acreage Data

    The following table presents information regarding 3TEC's developed and undeveloped leasehold acreage as of December 31, 2002. Developed acreage refers to acreage within producing units and undeveloped acreage refers to acreage that has not been placed in producing units.

                                         Undeveloped
                      Developed Acreage    Acreage         Total
                      ----------------- ------------- ---------------
                       Gross     Net    Gross   Net    Gross    Net
                      -------  -------  ------ ------ ------- -------
            Texas.... 128,788   62,782   8,752  5,402 137,540  68,184
            Louisiana  25,036   10,439  17,386  9,528  42,422  19,967
            Oklahoma.  22,375    8,864     790    138  23,165   9,002
            Other....  84,472   49,514   1,307    776  85,779  50,290
                      -------  -------  ------ ------ ------- -------
               Total. 260,671  131,599  28,235 15,844 288,906 147,443
                      =======  =======  ====== ====== ======= =======

    Excluded from the acreage data are approximately 33,495 net mineral acres owned by 3TEC, primarily in LaFourche, St. Mary and Terrebonne parishes of Louisiana, all of which 3TEC believes have potential for oil and natural gas exploration. Additionally, 3TEC has lease options covering 28,427 gross acres in the Bayou Carlin area of St. Mary Parish, Louisiana, which begin expiring in April 2004.

Marketing

    3TEC has marketed the gas and oil produced from its properties through typical channels for these products. 3TEC generally sells its oil at local field prices paid by the principal purchasers of oil. The majority of 3TEC's gas production is sold at current market rates.

    Both gas and oil are purchased by marketing companies, pipelines, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. 3TEC is not confined to, or dependent upon, any one purchaser or small group of purchasers. Additionally, the loss of a single purchaser, or a few purchasers, would not have a long-term material effect on its business because there are numerous purchasers in the areas in which 3TEC sells its production.


    To manage its exposure to price risks in the marketing of its gas and oil production, 3TEC enters into gas and oil price derivative arrangements with respect to a portion of its expected production. As of March 31, 2003, 3TEC had the following open derivative contracts:


       Natural Gas Hedges (Mmbtu/d)
          2003
              Swaps--$5.02/Mmbtu (April-December)................ 50,000
          2004
              Swaps--$4.45/Mmbtu (January-December).............. 20,000
              Collar--$4.00 x $5.15/Mmbtu (January-December)..... 20,000
       Crude Oil Hedges (Bbls/d)
          2003
              Swaps--$29.62/Bbl (April-December).................  1,000
          2004
              Swaps--$24.94/Bbl (January-December)...............  1,000

Employees

    At December 31, 2002, 3TEC had 75 full-time employees. 3TEC believes that its relationships with its employees are satisfactory. None of 3TEC's employees are covered by a collective bargaining agreement. From time to time, 3TEC uses the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well-site surveillance, permitting and environmental assessment.

3TEC's Executive Offices and Website

    3TEC's principal executive offices are located at 700 Milam Street, Suite 1100, Houston, Texas 77002, and 3TEC's telephone number is 713.821.7100. 3TEC's website is www.3tecenergy.com. 3TEC makes available, free of charge, through its website, 3TEC's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after 3TEC electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of:


   .  Plains and 3TEC common stock as of April 23, 2003; and


   . the combined company common stock after the effective time of the merger assuming:

     . that the exchange ratio is 0.85 shares of Plains common stock for each share of 3TEC common stock;

     . exercise of all 3TEC warrants exercisable at $3.00 per share at a price of $17.00 per share; and

     .  exercise of all in-the-money 3TEC stock options at $17.00 per share.

    by:

   . each current director and executive officer of Plains and each current director and named executive officer of 3TEC;

   .  all current executive officers and directors as a group; and

   . each person known by Plains or 3TEC, as applicable, to own beneficially more than 5% of the outstanding shares of Plains or 3TEC common stock, as applicable.

    Beneficial ownership has been determined in accordance with applicable SEC rules, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

    Unless otherwise indicated, to the knowledge of Plains or 3TEC, as applicable, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the Plains directors and officers is 500 Dallas Street, Suite 700, Houston, Texas 77002. The address of the 3TEC directors and officers is 700 Milam Street, Suite 1100, Houston, Texas 77002.


    The percentages are based on (i) 16,780,776 shares of 3TEC common stock assumed to be issued and outstanding immediately prior to the merger, and (ii) 24,225,075 shares of Plains common stock assumed to be issued and outstanding as of April 15, 2003. The pro forma percentages are based on 40,451,261 shares of Plains common stock assumed to be issued and outstanding immediately after the merger.

                                    Plains


                                                              Amount
                                                               and
                                                            Nature of
                                                            Beneficial  Percent
           Name and Address of Beneficial Owner             Ownership   of Class
           ------------------------------------            ----------   --------
Alan R. Buckwalter, III...................................         0        *
Jerry L. Dees.............................................     2,615        *
Tom H. Delimitros.........................................     5,492(1)     *
Cynthia A. Feeback........................................         0        *
James C. Flores........................................... 1,082,607(2)   4.5%
Thomas M. Gladney.........................................       600        *
John H. Lollar............................................    13,226        *
John T. Raymond...........................................    70,000        *
Timothy T. Stephens.......................................    35,500        *
Stephen A. Thorington.....................................    55,000        *
Directors and Executive Officers as a group (9 persons)... 1,265,040      5.2%
Advisory Research, Inc.................................... 1,340,413(3)   5.5%
  Two Prudential Plaza
  180 N. Stetson, Suite 5780
  Chicago, Illinois 60601
EnCap Investments L.L.C................................... 1,572,605(4)   6.5%
  1100 Louisiana, Suite 3150
  Houston, Texas 77002
Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne 1,906,916(5)   7.9%
  1800 Avenue of the Stars, Second Floor
  Los Angeles, CA 90067
State Street Research & Management Company................ 1,888,322(6)   7.8%
  One Financial Center, 30th Floor
  Boston, MA 02111-2690

--------
 *  Represents less than 1%.
(1) These shares include 38 shares that are owned by Mr. Delimitros' spouse.
(2) 1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member.
(3) Based on the Schedule 13G filed by Advisory Research, Inc. with the SEC on February 12, 2002 with respect to its ownership of Plains Resources common stock. As a result of the spin-off, holders of Plains Resources common stock received one share of Plains common stock for each share of Plains Resources common stock owned on the spin-off record date.

(4) Based on the Schedule 13D/A filed by EnCap with the SEC on April 23, 2003, as the general partner or controlling person of each entity EnCap Investments may be deemed to share the voting and dispositive power with respect to 786,622 shares of common stock beneficially owned by EnCap Energy Capital Fund III, L.P., 593,849 shares of common stock beneficially owned by EnCap Energy Capital Fund III-B, L.P., and 192,134 shares of common stock beneficially owned by BOCP Energy Partners, L.P. The sole member of EnCap Investments is El Paso Merchant Energy North America Company. The controlling person of El Paso Merchant Energy North America Company is El Paso Corporation. The address of El Paso Merchant Energy North America Company and El Paso Corporation is 1001 Louisiana, Houston, Texas 77002. El Paso Merchant Energy North America Company and El Paso Corporation disclaim beneficial ownership of the shares of our common stock beneficially owned or deemed beneficially owned by EnCap.

(5) Based on the Schedule 13G filed by Kayne Anderson and Richard A. Kayne with the SEC on February 14, 2003 with respect to its ownership of Plains common stock, Kayne Anderson and Mr. Kayne have shared voting and investment power over 1,816,300 shares held by investment partnerships and management accounts and Mr. Kayne has sole voting and investment power over 90,616 shares.
(6) Based on the Schedule 13G filed by State Street Research & Management Company with the SEC on March 10, 2003 with respect to its ownership of Plains common stock, State Street has sole investment power over 1,888,322 shares and sole voting power over 1,840,322 shares. State Street advised that all such shares are owned by various clients of State Street.

                                     3TEC


                                                                  Amount and
                                                                  Nature of
                                                                  Beneficial    Percent
              Name and Address of Beneficial Owner               Ownership(1)   of Class
              ------------------------------------               ------------   --------
Shane M. Bayless................................................    152,500(2)       *
Larry J. Bump...................................................     25,000          *
C. E. Hackstedt.................................................     60,834(3)       *
Larry L. Helm...................................................     55,000          *
James L. Irish III..............................................     26,799          *
David B. Miller.................................................          0          *
D. Martin Phillips..............................................          0          *
Richard K. Stoneburner..........................................    130,334(4)       *
R. A. Walker....................................................    727,001        4.2%
Floyd C. Wilson.................................................  1,495,959(5)     8.5%
Directors and executive officers of 3TEC as a group (13 persons)  3,015,113       18.0%
Artisan Partners Limited Partnership............................  1,449,808(6)     8.6%
 1000 N. Water Street, Suite 1770
 Milwaukee, WI 53202
EnCap Energy Acquisition III-B, Inc. (7)........................  1,445,537(8)     8.4%
EnCap Energy Capital Fund III, L.P. (7).........................  2,021,322(9)    11.6%
EnCap Energy Capital Fund III-B, L.P. (7).......................  1,445,537(10)    8.4%
EnCap Investments L.L.C. (7)....................................  3,934,535(11)   21.7%
Kaiser-Francis Oil Company......................................  1,112,578(12)    6.6%
 6733 South Yale
 Tulsa, OK 74136
Laird Norton Financial Group, Inc...............................  1,439,151(13)    8.6%
 801 Second Ave., Suite 1600
 Seattle, WA 98104
Royce & Associates, LLC.........................................  1,731,075(14)   10.3%
 1414 Avenue of the Americas
 New York, NY 10019
T. Rowe Price Associates, Inc...................................  1,198,500(15)    7.1%
 100 E. Pratt Street
 Baltimore, MD 21202
T. Rowe Price Small Cap Value Fund, Inc.........................  1,000,023(16)    6.0%
 100 E. Pratt Street
 Baltimore, MD 21202
Wentworth, Hauser & Violich.....................................  1,439,151(13)    8.6%
 353 Sacramento Street, Suite 600
 San Francisco, CA 94111

--------
 *   Represents less than 1%.
(1) Includes both outstanding shares of 3TEC common stock and shares of 3TEC common stock such person has the right to acquire within 60 days of February 12, 2003 by the exercise of outstanding stock options. Shares subject to stock options exercisable within 60 days of February 12, 2003 include: 150,000 shares for Mr. Bayless; 25,000 shares for Mr. Bump; 58,334 shares for Mr. Hackstedt; 55,000 shares for Mr. Helm; 25,000 shares for Mr. Irish; 127,834 shares for Mr. Stoneburner; 725,001 shares for Mr. Walker; and 633,335 shares for Mr. Wilson.
(2)  Includes 2,500 shares of restricted stock.
(3)  Includes 2,500 shares of restricted stock.
(4)  Includes 2,500 shares of restricted stock.
(5) Includes 5,000 shares of common stock owned by Wilvest Limited Partnership of which Mr. Wilson is the general partner; and warrants to purchase 290,014 shares of common stock granted to Mr. Wilson. Mr. Wilson disclaims beneficial ownership of the shares owned by Wilvest Limited Partnership except to the extent of his pecuniary interest therein.

(6)  As disclosed in a joint filing with Artisan Investment Corporation, Andrew
     A. Ziegler and Carlene Murphy Ziegler on Schedule 13 G/A filed with the SEC on January 31, 2003.
(7) The address for EnCap Energy Acquisition III-B, Inc., EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P. and EnCap Investments L.L.C. is 1100 Louisiana, Suite 3150, Houston, TX 77002.
(8) As disclosed in a joint filing on Schedule 13D/A filed with the SEC on February 12, 2003. This figure includes 957,587 shares of common stock, 145,850 shares of Series D Preferred Stock convertible into 145,850 shares of common stock, and warrants to purchase 342,100 shares of common stock. Both EnCap Energy Capital Fund III-B, L.P. ("EnCap III-B"), as the sole shareholder of EnCap Energy Acquisition III-B, Inc. ("EnCap Acquisition") and EnCap Investments L.L.C. ("EnCap Investments"), as the general partner of EnCap III-B, may be deemed share voting and dispositive power with respect to the shares of common stock owned by EnCap Acquisition. See footnotes 10 and 11.
(9) As disclosed in a joint filing on Schedule 13D/A filed with the SEC on February 12, 2003. This figure includes 1,266,144 shares of common stock, 192,846 shares of Series D Preferred Stock convertible into 192,846 shares of common stock, warrants to purchase 452,332 shares of common stock, and 110,000 shares issuable upon exercise of stock options. EnCap Investments, as the general partner of EnCap Energy Capital Fund III, L.P. ("EnCap III"), may be deemed share voting and dispositive power with respect to the shares of common stock owned by EnCap III. See footnote 11.
(10) As disclosed in a joint filing on Schedule 13D/A filed with the SEC on February 12, 2003. Includes 1,445,537 shares owned by EnCap Acquisition described in footnote 8 above. As the sole shareholder of EnCap Acquisition, EnCap III-B may be deemed to share voting and dispositive power with respect to the shares of common stock owned by EnCap Acquisition.

(11) As disclosed in a joint filing on Schedule 13 D/A filed with the SEC on April 23, 2003. As the general partner or controlling person of each entity, EnCap Investments may be deemed to have the power to vote and direct the vote or to dispose or direct the disposition of 3,934,535 shares of common stock beneficially owned by EnCap III, EnCap Acquisition, and BOCP Energy Partners, L.P. ("BOCP"). This figure includes the shares described in footnotes 8 and 9 above, as well as 309,809 shares of common stock, 47,187 shares of Series D Preferred Stock convertible into 47,187 shares of common stock, and warrants to purchase 110,680 shares of common stock owned by BOCP. The sole member of EnCap Investments is El Paso Merchant Energy North America Company ("El Paso Merchant Energy"). The controlling person of El Paso Merchant Energy is El Paso Corporation. The address of El Paso Merchant and El Paso Corporation is 1001 Louisiana, Houston, Texas 77002. El Paso Merchant Energy and El Paso Corporation may be deemed to have the power to vote and direct the vote or to dispose or direct the disposition of the shares beneficially owned by EnCap Investments. El Paso Merchant Energy and El Paso Corporation disclaim any beneficial ownership of these shares.

(12) Kaiser-Francis Oil Company ("Kaiser-Francis") is a wholly owned subsidiary of GBK Corporation ("GBK"), which is owned 78.22% directly by George B. Kaiser and 21.78% indirectly by Mr. Kaiser through affiliates. GBK and Mr. Kaiser each are the beneficial owners of the securities held by Kaiser-Francis.
(13) As disclosed in a filing on Schedule 13 G/A filed with the SEC on February 13, 2003. Because Wentworth, Hauser & Violich ("Wentworth") is a wholly owned subsidiary of Laird Norton Financial Group, Inc. ("LNFG") it is possible that LNFG may be deemed a beneficial owner of the shares held by Wentworth. In addition, it is possible that the individual general partners, directors, executive officers, members, and/or managers of Wentworth or LNFG might be deemed the beneficial owners of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities.
(14) As disclosed in a filing on Schedule 13 G/A filed with the SEC on February 5, 2003. Royce & Associates, LLC is the sole beneficial owner of such securities.

(15) As disclosed in a filing on Schedule 13 G/A filed with the SEC on February 5, 2003. T. Rowe Price Associates, Inc. ("TRPA") does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which TRPA serves as investment adviser. Any and all discretionary authority which has been delegated to TRPA may be revoked in whole or in part at any time.
(16) As disclosed in a filing in Schedule 13G/A filed with the SEC on February 5, 2005. With respect to securities owned by T. Rowe Price Small-Cap Value Fund, Inc. ("TRPVF"), only State Street Bank and Trust Company, as custodian for TRPVF, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of TRPVF participate proportionately in any dividends and distributions so paid.

                             The Combined Company


                                                            Amount
                                                          and Nature
                                                              of
                                                          Beneficial  Percent
          Name and Address of Beneficial Owner            Ownership   of Class
          ------------------------------------           ----------   --------
 Alan R. Buckwalter, III................................         0         *
 Jerry L. Dees..........................................     2,615         *
 Tom H. Delimitros......................................     5,492(1)      *
 Cynthia A. Feeback.....................................         0         *
 James C. Flores........................................ 1,082,607(2)    2.7%
 Thomas M. Gladney......................................       600         *
 John H. Lollar.........................................    13,226         *
 John T. Raymond........................................    70,000         *
 Timothy T. Stephens....................................    35,500         *
 Stephen A. Thorington..................................    55,000         *
 Directors and Executive Officers as a group (9 persons) 1,265,040       3.1%
 EnCap Energy Capital Fund III, L.P. (3)................ 2,138,965(4)    5.5%
 EnCap Investments L.L.C. (3)........................... 4,263,168(5)   10.9%

--------
 *   Represents less than 1%.
(1)  These shares include 38 shares that are owned by Mr. Delimitros' spouse.
(2) 1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member.
(3) The address for EnCap Energy Capital Fund III, L.P. and EnCap Investments L.L.C. is 1100 Louisiana, Suite 3150, Houston, TX 77002.

(4) Represents 1,352,343 shares of Plains common stock proforma beneficially owned by EnCap Energy Capital Fund III, L.P. and shares of Plains common stock historically owned, as disclosed in a joint filing on Schedule 13D/A filed with the SEC on April 23, 2003.

(5) Represents 100% of the pro forma amounts disclosed in footnote 4 above, as well as 1,071,556 shares of Plains common stock pro forma beneficially owned by EnCap Energy Acquisition III-B, Inc., 500,306 shares of Plains common stock pro forma beneficially owned by ECIC Corporation, and 346,681 shares of Plains common stock pro forma beneficially owned by BOCP Energy Partners, L.P., each of which may be deemed beneficially owned by EnCap Investments L.L.C. as a result of EnCap Investments being the general partner or controlling person or such persons. Based on the Schedule 13D/A filed by EnCap with the SEC on February 12, 2003, it also represents EnCap's historic shared voting and investment power over 1,848,728 shares of Plains stock.

                       COMPARISON OF STOCKHOLDER RIGHTS

    The rights of 3TEC stockholders are governed by 3TEC's certificate of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware, and the rights of Plains stockholders are governed by Plains' certificate of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware. After the merger, the 3TEC stockholders will become stockholders of Plains and accordingly their rights will be governed by Plains' certificate of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, and the laws of the State of Delaware. While the rights and privileges of 3TEC stockholders are, in many instances, comparable to those of the stockholders of Plains, there are some differences. The following is a summary of the material differences as of the date of this document between the rights of the 3TEC stockholders and the rights of Plains stockholders. These differences arise from differences between the respective charters and bylaws of 3TEC and Plains.

    The following discussion of these differences is only a summary of the material differences and does not purport to be a complete description of all the differences. Please consult the following references to the DGCL and the respective certificates of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified from time to time, of 3TEC and Plains for a more complete understanding of these differences.

                         Plains                                                      3TEC
                         ------                                                      ----
                                                   Capital Stock:
Pre-Merger:                                                Pre-Merger:
-----------                                                -----------
Plains is authorized to issue:                             3TEC is authorized to issue:
.. 100,000,000 shares of common stock, of which               . 60,000,000 shares of common stock, of which
  24,225,075 are issued and outstanding                        16,780,776 are issued and outstanding.
.. 5,000,000 shares of preferred stock, of which none         . 20,000,000 shares of preferred stock, of which
  are issued and outstanding.                                  613,919 shares of Series D preferred stock are
                                                             issued and outstanding.
Post-Merger:
------------
Plains is authorized to issue:
.. 100,000,000 shares of common stock.
.. 5,000,000 shares of preferred stock.

                                            Number and Term of Directors:
Pre-Merger:                                                Pre-Merger:
-----------                                                -----------
.. The board must consist of at least three directors.        . The board must consist of at least five directors
  Currently, there are five directors on the board.            divided into three classes for three year terms.
                                                             Currently, there are seven directors on the board.
Post-Merger:
------------
.. Same as pre-merger, but there will be seven
  directors on the board.

                                                Stockholder Consents:
Pre-Merger and Post-Merger:                                Pre-Merger:
---------------------------                                -----------
.. Unless authorized in advance by the board, Plains          . 3TEC stockholders may not act by written consent.
  stockholders may not act by written consent.

                                                Removal of Directors:
Pre-Merger and Post-Merger:                                Pre-Merger:
---------------------------                                -----------
.. Upon proper notice, any director may be removed,           . Any director may be removed only for cause by the
  with or without cause, by a majority stockholder vote.       affirmative vote of the holders of at least two-thirds
                                                             of the shares of 3TEC issued, outstanding and
                                                             entitled to vote.

                          Plains                                                       3TEC
                          ------                                                       ----

                                                   Votes Per Share:
Pre-Merger and Post-Merger:                                 Pre-Merger:
---------------------------                                 -----------
.. Each stockholder is entitled to one vote per share.         . Each share is entitled to one vote and each
                                                              fractional share is entitled to a corresponding
                                                              fractional vote.

                                         Adjournment of Stockholder Meetings:
Pre-Merger and Post Merger:                                 Pre-Merger:
---------------------------                                 -----------
.. If a quorum is not represented at a stockholder             . A stockholder meeting may be adjourned at any
  meeting, a majority of stockholders has the power to          time by the meeting chairman or the vote of a
  adjourn the meeting until a quorum is represented.            majority of shares of 3TEC common stock
                                                              represented at the meeting.

                                                       Proxies:
Pre-Merger and Post-Merger:                                 Pre-Merger:
---------------------------                                 -----------
.. No such requirement exists in Plains' bylaws.               . Proxies must be filed with the Secretary of 3TEC
                                                              before or at the time of the stockholder meeting.

                                                Director Nominations:
Pre-Merger and Post-Merger:                                 Pre-Merger:
---------------------------                                 -----------
.. Neither the Plains certificate of incorporation nor its     . Subject to the rights of 3TEC preferred
  bylaws have any provisions dealing with this issue.           stockholders, nominations for the election of
                                                              directors may be made by the 3TEC board or any
                                                              3TEC stockholder entitled to vote for the election of
                                                              directors. Any such stockholder may so nominate by
                                                              giving written notice of the intent to make such
                                                              nomination. 3TEC's bylaws set forth the
                                                              requirements for such notice. The meeting chairman
                                                              may refuse any nomination of any person not made
                                                              in compliance with the 3TEC bylaws.

                                           Special Meeting of Stockholders:
Pre-Merger and Post-Merger:                                 Pre-Merger:
---------------------------                                 -----------
.. May be called by chairman of the board or the chief         . May be called by the president or the directors
  executive officer of Plains and must be called by chief       either by written instrument signed by resolution
  executive officer or secretary of Plains at the written       adopted by a vote of the majority of the directors.
  request of a majority of the board.
                                                 Charter Amendments:
Pre-Merger and Post-Merger:                                 Pre-Merger:
---------------------------                                 -----------
.. The Plains certificate of incorporation may be              . The 3TEC certificate of incorporation may be
  amended as provided under the DGCL.                           amended as provided under the DGCL. Also, an
                                                              affirmative vote of 80% of the 3TEC shares entitled
                                                              to vote is required to amend, repeal or adopt
                                                              provisions inconsistent with Article Fifth of 3TEC's
                                                              certificate of incorporation (dealing with the number,
                                                              classes, elections, terms and removal of directors).
                                                              In addition, an affirmative vote of a majority of the
                                                              shares of 3TEC preferred stock issued and
                                                              outstanding is required to amend, repeal or modify
                                                              any provision of the certificate of incorporation or
                                                              certificate of designation for the 3TEC preferred
                                                              stock in a manner that adversely affects the powers,
                                                              preference or rights of the 3TEC preferred stock.

                        Plains                                                  3TEC
                        ------                                                  ----

                                         Redemption of Common Stock:
Pre-Merger and Post-Merger:                             Pre-Merger:
---------------------------                             -----------
.. The Plains certificate of incorporation and bylaws do   . So long as any 3TEC preferred stock is outstanding,
  not contain such a provision.                             no share of common stock may be purchased or
                                                          retired by 3TEC.

                      DESCRIPTION OF PLAINS CAPITAL STOCK


    Pursuant to its certificate of incorporation, Plains has the authority to issue an aggregate of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. On April 4, 2003 Plains had 24,225,075 shares of common stock outstanding and no shares of preferred stock outstanding.


    Selected provisions of Plains' organizational documents are summarized below, however, you should read the organizational documents, which are filed as exhibits to the registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

    Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of Plains' stockholders. Plains' stockholders do not have the right to cumulate their votes in the election of directors.

    Dividends, distributions and stock splits. Holders of Plains common stock are entitled to receive dividends if, as and when such dividends are declared by Plains' board out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Plains' credit facility and the indenture relating to its 8.75% senior subordinated notes restrict its ability to pay cash dividends.

    Liquidation. In the event of any dissolution, liquidation, or winding up of Plains' affairs, whether voluntary or involuntary, after payment of its debts and other liabilities and making provision for any holders of its preferred stock who have a liquidation preference, Plains' remaining assets will be distributed ratably among the holders of common stock.

    Fully paid. All shares of common stock outstanding are fully paid and nonassessable.

    Other rights. Holders of Plains common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for its securities.

Preferred Stock

    Plains' board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. There will be no shares of preferred stock outstanding at the effective time of the merger and Plains has no present plans to issue any preferred stock.

    One of the effects of undesignated preferred stock may be to enable Plains' board of directors to render more difficult or to discourage an attempt to obtain control of Plains by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of its management. The issuance of shares of the preferred stock by Plains' board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by Plains may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for Plains common stock or may otherwise adversely affect the market price of Plains common stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

    Plains' certificate of incorporation, bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for Plains stockholders to change management or receive a premium for their shares.

    Delaware law. Plains is subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. A "business combination" includes a merger, sale of 10% or more of Plains' assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

   . the owner of 15% or more of the outstanding voting stock of the corporation;

   . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

   . an affiliate or associate of the persons described in the foregoing bullet points.

    However, the above provisions of Section 203 do not apply if:

   . Plains' board approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

   . after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of Plains' voting stock outstanding at the time the transaction commenced, excluding shares owned by Plains' officers and directors; or

   . on or subsequent to the date of the transaction, the business combination is approved by Plains' board and authorized at a meeting of its stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

    Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither Plains' certificate of incorporation nor its bylaws exempt it from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring Plains to negotiate in advance with Plains' board.

    Charter and bylaw provisions. Plains' certificate of incorporation and bylaws provide that any action required or permitted to be taken by its stockholders may only be effected at a duly called annual or special meeting of the stockholders, and may not be taken by written consent of the stockholders unless Plains' board of directors approves the taking of the action by written consent. If the board of directors authorizes Plains' stockholders to take action by written consent, then the stockholders may take action by written consent if the consent is signed by stockholders having not less than the minimum number of votes necessary to take the action. Special meetings of stockholders may be called by Plains' chairman, chief executive officer or by a majority of the board.

    Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may be removed by stockholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Limitation of Liability; Indemnification

    Plains' certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

   . for any breach of the director's duty of loyalty to Plains or Plains' stockholders;

   . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   . under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

   . for any transaction from which the director derives an improper personal benefit.

    These provisions do not limit or eliminate Plains' rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

    Plains' certificate of incorporation and bylaws also provide that Plains must indemnify its directors and officers to the fullest extent permitted by Delaware law and also provide that it must advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

    Plains plans to enter into separate indemnification agreements with its directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in its certificate of incorporation, bylaws or the DGCL. The indemnification agreements may require Plains, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. Plains believes that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Stock Exchange

    Plains common stock is listed on the New York Stock Exchange under the symbol "PXP."

Transfer Agent and Registrar

    The Transfer Agent and Registrar for the Plains common stock is American Stock Transfer and Trust Company. Its phone number is 1-800-937-5449.

               ADOPTION OF THE PLAINS 2002 STOCK INCENTIVE PLAN

2002 Stock Incentive Plan


    Plains adopted its 2002 Stock Incentive Plan, or 2002 plan, on September 18, 2002 and amended it effective November 20, 2002 to divide it into three plans: the 2002 Stock Incentive Plan; the Rollover Stock Incentive Plan; and the Transition Stock Incentive Plan. The full text of the Plains 2002 Stock Incentive Plan is attached as Annex H and is incorporated herein by reference. We encourage you to read the entire 2002 Stock Incentive Plan. The 2002 plan provides for the grant of stock options (including incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options) and other awards (including performance units, performance shares, share awards, restricted stock, restricted stock units, and stock appreciation rights, or SARs) to Plains' directors, officers and employees, individuals to whom Plains has extended written offers of employment, and Plains' consultants and advisors. Plains' compensation committee, which is comprised of "non-employee directors" within the meaning of Rule 16b-3 of the Exchange Act, administers the 2002 plan. 500,000 shares of Plains common stock are subject to issuance under the 2002 plan. Plains' compensation committee may grant options and SARs on such terms, including vesting and payment forms, as it deems appropriate in its discretion, however, no option or SAR may be exercised more than 10 years after its grant, and the purchase price for incentive stock options and non-qualified stock options may not be less than 100% of the fair market value of Plains common stock on the date of grant. Plains' compensation committee may grant restricted stock awards, restricted stock units, share awards, performance units and performance shares on such terms and conditions as it may in its discretion decide. Unless terminated earlier by Plains' board of directors, the 2002 plan will terminate on September 18, 2012. For a discussion of the Rollover Stock Incentive Plan and the Transition Stock Incentive Plan, see page 179.


    Upon an event constituting a "change in control" (as defined in the 2002 plan) of Plains, all options and SARs will become immediately exercisable in full. In addition, in such an event, unless otherwise determined by Plains' compensation committee, performance units will become immediately vested and restrictions on stock granted pursuant to restricted stock awards and restricted stock units will lapse. The spin-off did not constitute a change of control under the 2002 plan.

    Plains' board does not intend to make any grants under the 2002 plan unless it is approved by its stockholders. The grants described elsewhere herein were made under the rollover plan and the transition plan and were not made under the 2002 plan.

                                                                                  Number of securities
                                                                                  remaining available
                                          Number of securities Weighted-average     future issuance
                                           to be issued upon   exercise price of      under equity
                                              exercise of         outstanding      compensation plans
                                          outstanding options, options, warrants (excluding securities
              Plan category               warrants and rights     and rights     reflected in column(a)
              -------------               -------------------- ----------------- ----------------------
Equity compensation plans approved by
  security holders.......................          0                  n/a                     0
Equity compensation plans not approved by
  security holders.......................          0                  n/a               500,000(1)
                                                   -                  ---               -------
   Total.................................          0                  n/a               500,000(1)
                                                   =                  ===               =======

--------
(1) If the amendment to the 2002 Plan is approved, then the number of shares of common stock authorized and reserved for issuance under the 2002 Plan will increase by 1,000,000 shares.

    In addition to the 2002 Plan to be approved by Plains' stockholders, the Rollover Stock Incentive Plan and the Transition Stock Incentive Plan have been adopted by Plains, but have not been approved by Plains' stockholders. For more information regarding these plans, see "Compensation--

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


Rollover Stock Incentive Plan" on page 179 and "Compensation--Transition Stock Incentive Plan" on page 179.


    Amount of Shares Available. The maximum number of shares that may be made the subject of options and awards granted under the 2002 plan is 500,000, all of which may be made the subject of either restricted stock awards or restricted stock units or may be issued upon the exercise of incentive stock options. In addition, the maximum number of shares that may be the subject of options and awards granted to a participant in any one year is 300,000.

    Administration. The plan is administered by a committee appointed by the board of directors of Plains, constituted so as to comply with Rule 16b-3 under the Exchange Act, and comprised of two or more "outside directors" (within the meaning of Section 162(m) of the Internal Revenue Code).

    The committee has the power to make regulations and guidelines for and to interpret the 2002 plan and to determine who is to receive options and awards under the 2002 plan. No member of the committee will be liable for any actions made in good faith with respect to this plan. Plains has agreed to indemnify each member of the committee administering the 2002 plan for all costs and expenses.

    Eligibility. All directors, officers, employees and consultants of Plains, its subsidiaries and affiliates, and any individual to whom Plains, its subsidiaries or its affiliates have extended a formal written offer of employment, are eligible for the 2002 plan.

  SARs

    General. Each stock appreciation right, or SAR, is evidenced by a SAR agreement between Plains and the grantee. The compensation committee specifies in each SAR agreement the number of covered shares, the exercise price and the vesting schedule. Upon exercise of a vested SAR, the grantee receives cash. Options may be granted in combination with SARs, or SARs may be added to outstanding options at any time after the grant. SARs may also be granted independently of options. A SAR permits the grantee to receive the appreciation in the value of the optioned stock directly from Plains in cash. The amount payable upon exercise of a SAR is measured by the difference between the fair market value of the common stock at exercise and the exercise price under the SAR. Generally, SARs coupled with options may be exercised at any time after the underlying options vest. Upon exercise of a SAR coupled with an option, the corresponding portion of the related option will be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.

    Exercise of SAR. Each SAR will become exercisable in such installments (which need not be equal) and at such times as the committee may designate and set forth in the agreement. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the SAR expires. The committee may accelerate the exercisability of any SAR.

    Term of SAR.  The committee will determine the term of SARs.

    Transferability. Rights under any award may not be transferred except by will or the laws of descent and distribution. The committee, however, may provide that the SARs may be transferred to members of the grantee's immediate family, or to trusts solely for the benefit of such immediate family members.

  Stock Options

    Exercise Price. The purchase price or the manner in which the exercise price is to be determined for shares under each option will be determined by the committee and set forth in the

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

agreement. However, the exercise price per share under each option may not be less than 100% of the fair market value of a share on the date the option is granted (110% in the case of an incentive stock option granted to an eligible individual who possesses more than 10% of the total combined voting power of all classes of stock of Plains, its subsidiaries or affiliates).

    Exercise of option. Each option will become exercisable in such installments (which need not be equal) and at such times as the committee designates and sets forth in the agreement. To the extent not exercised, installments will accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but no later than the date the option expires. The committee may accelerate the exercisability of any option.

    Term of option. The committee will determine the term of the options, provided that an incentive stock option will not be exercised after the expiration of ten years from the date it was granted (five years in the case of an incentive stock option granted to an individual who possesses more than 10% of the total combined voting power of all classes of stock of Plains, its subsidiaries or affiliates).

    Transferability. Rights under any option may not be transferred except by will or the laws of descent and distribution. The committee, however, may provide that the option may be transferred to members of the optionee's immediate family or to trusts solely for the benefit of such immediate family members.

  Restricted Stock

    Grant. The committee may grant awards of restricted stock to eligible individuals, which will be evidenced by an agreement between Plains and the grantee setting out the applicable restrictions on, and terms and conditions of, the restricted stock.

    Treatment of Dividends. At the time of grant, the committee may determine that the payment to the grantee of dividends declared or paid on such shares by Plains will be (a) deferred until the lapsing of the restrictions and (b) held by Plains for the account of the grantee until such time.

    Lapse of Restrictions. Restrictions on shares of restricted stock will lapse at such times and on such terms as the committee determines. Unless the committee determines otherwise at the time of the grant of an award of restricted stock, the restrictions upon shares of restricted stock will lapse upon a change in control of Plains.

    Transferability. Until all restrictions upon the shares of restricted stock awarded to a grantee will have lapsed, such shares and retained dividends may not be sold, pledged, transferred or otherwise disposed of.

  Restricted Stock Units

    Grant. The committee may grant awards of restricted stock units to the eligible individuals, which will be evidenced by an agreement between Plains and the grantee. Each agreement will contain such restrictions, terms and conditions as the committee in its discretion determines.

    Rights of grantees. Until all restrictions upon the restricted stock units have lapsed, the grantee will not be a stockholder of Plains, nor have any of the rights or privileges of a stockholder of Plains, including voting rights and rights to receive dividends.

    Vesting. Restricted stock units and any related securities, cash dividends or other property credited to the restricted stock unit account will vest at the time and on the terms as the committee determines. Unless the committee determines otherwise at the time of the grant, the restricted stock units will vest upon a change in control of Plains.

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

    Transferability. Until all restrictions upon the restricted stock units awarded to a grantee have lapsed, the restricted stock units and any related securities, cash dividends or other property credited to a restricted stock unit account may not be sold, pledged, transferred or otherwise disposed of.

  Performance Awards

    General. The committee may grant awards of performance units and/or awards of performance shares. Performance units may be denominated in shares or a specific dollar amount and, contingent upon the attainment of specified performance objectives within the performance cycle, represent the right to receive specified payments. The maximum dollar amount of cash or the fair market value of the shares that any participant may receive in any calendar year in respect of performance units denominated in dollars is $1,000,000. A grantee becomes vested with respect to the performance units to the extent that the performance objectives set forth in the agreement are satisfied for the performance cycle. Regarding performance shares, the committee will provide the time(s) at which the actual shares represented by such award will be issued in the name of the grantee; provided, however, that no performance shares will be issued until the grantee has executed an agreement evidencing the award, the appropriate blank stock powers and, if required, an escrow agreement and any other documents.

    Transferability. Until all restrictions upon the performance shares awarded to a grantee have lapsed, the performance shares may not be sold, pledged, transferred or otherwise disposed of, nor will they be delivered to the grantee. The committee may impose such other restrictions and conditions on the performance shares, if any, it deems appropriate.

Capital changes. If Plains common stock changes because of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in capital structure, appropriate adjustments will be made in the number of shares remaining available for future grant under the 2002 plan, the maximum number of options and SARs that may be granted to an individual in a fiscal year, the number of shares covered by each option and SAR and the exercise price under each option and SAR.

Liquidation, dissolution or reorganization. If Plains is party to a merger or other reorganization or is liquidated or dissolved, awards under the 2002 plan will be subject to the agreement of merger or reorganization or plan of liquidation or dissolution. The agreement may provide for continuation of the awards by the surviving company, the assumption or substitution of the outstanding awards by the surviving company, full exercisability or vesting and accelerated expiration of the outstanding awards, or settlement of the full value of awards in cash or cash equivalents followed by cancellation.

Amendment and termination of the plan. The Plains' board of directors may amend, alter, suspend or terminate the 2002 plan. However, Plains will obtain stockholder approval for any amendment to the 2002 stock plan to the extent necessary and desirable to comply with any applicable law. No action by the Plains' board or stockholders may alter or impair any award previously granted under the 2002 plan without the written consent of the grantee. Unless terminated earlier, the 2002 plan automatically terminates ten years from its date of adoption.

Certain Federal Income Tax Consequences

    The following discussion is a general summary of the principal federal income tax consequences under current law relating to awards granted to employees under the 2002 plan. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

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

    Stock Options.   An optionee will not recognize any taxable income upon the grant of a nonqualified stock option or an incentive stock option and Plains will not be entitled to a tax deduction with respect to such grant. Generally, upon exercise of a nonqualified stock option, the excess of the fair market value of common stock on the date of exercise over the exercise price will be taxable as ordinary income to the optionee. If Plains complies with applicable income reporting requirements, Plains will be entitled to a federal income tax deduction in the same amount and at the same time as the optionee recognizes ordinary income, subject to any deduction limitation under Section 162(m) of the Internal Revenue Code (which is discussed below). The subsequent disposition of shares acquired upon the exercise of a nonqualified option will ordinarily result in capital gain or loss.

    On exercise of an incentive stock option, the holder will not recognize any income and Plains will not be entitled to a deduction. However, for purposes of the alternative minimum tax, the exercise of an incentive stock option will be treated as an exercise of a nonqualified stock option. Accordingly, the exercise of an incentive stock option may result in an alternative minimum tax liability.

    The disposition of shares acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a "disqualifying disposition"), the holder will recognize ordinary income in the amount of the excess of the fair market value of the shares on the date the option was exercised over the option exercise price (or, in certain circumstances, the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the option will generally be capital gain. Subject to any deduction limitation under Section 162(m) of the Internal Revenue Code, Plains will be entitled to a deduction equal to the amount of ordinary income recognized by a holder.

    If an option is exercised through the use of shares previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned shares and thus no gain or loss will be recognized with respect to such shares upon such exercise. However, if the option is an incentive stock option, and the previously owned shares were acquired on the exercise of an incentive stock option or other tax-qualified stock option, and the holding period requirement for those shares is not satisfied at the time they are used to exercise the option, such use will constitute a disqualifying disposition of the previously owned shares resulting in the recognition of ordinary income in the amount described above.

    Special rules may apply in the case of an optionee who is subject to
Section 16 of the Exchange Act.

    Restricted Stock.   A grantee generally will not recognize taxable income
upon the grant of restricted stock, and the recognition of any income will be postponed until such shares are no longer subject to the restriction or the risk of forfeiture. When either the restrictions or the risk of forfeiture lapses, the grantee will recognize ordinary income equal to the fair market value of the restricted stock at the time that such restrictions lapse and, subject to satisfying applicable income reporting requirements and any deduction limitation under Section 162(m) of the Internal Revenue Code, Plains will be entitled to a federal income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income. A grantee may elect to be taxed at the time of the grant of restricted stock and, if this election is made, the grantee will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time of grant (determined without regard to any of the restrictions thereon) over the amount paid, if any, by the grantee for such shares. Plains will be entitled to a federal income tax deduction in the same amount and at the same time as the grantee recognizes ordinary income.

    Performance Shares and Performance Units. Generally, a grantee will not recognize any taxable income and Plains will not be entitled to a deduction upon the award of Performance shares or

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

performance units. At the time Performance shares vest or the grantee receives a distribution with respect to performance units, the fair market value of the vested shares or the amount of any cash or shares received in payment for such awards generally is taxable to the grantee as ordinary income. Subject to satisfying applicable income reporting requirements and any deduction limitation under Section 162(m) of the Internal Revenue Code, Plains will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the grantee.

    Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the corporation on the last day of the taxable year, but does allow a deduction for "performance-based compensation," the material terms of which are disclosed to and approved by the stockholders. Plains has structured and intends to implement and administer the 2002 plan so that compensation resulting from options and performance awards can qualify as "performance-based compensation." Plains' compensation committee, however, has the discretion to grant awards with terms that will result in the awards not constituting performance-based compensation. To allow Plains to qualify such options and performance awards as "performance-based compensation," Plains is seeking stockholder approval of the 2002 plan and the material terms of the performance goals applicable to performance awards under the 2002 plan.

    Section 280G of the Internal Revenue Code. Under certain circumstances, the accelerated vesting or exercise of options or the accelerated lapse of restrictions with respect to other awards in connection with a change in control might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the grantee may be subject to a 20% excise tax and Plains may be denied a federal income tax deduction.

New Plan Benefits

    The following table shows the benefits, to the extent currently determinable, that will be received in 2003 by the individuals listed below.


                                                                   Number of
                                                                Restricted Stock    Dollar
                       Name and Position                         Units Granted    Value($)(1)
                       -----------------                        ---------------- -----------
James C. Flores................................................      85,000(2)   $  786,250
 Chairman of the Board and Chief Executive Officer
John T. Raymond................................................      70,000(2)   $  647,500
 President and Chief Operating Officer
Timothy T. Stephens............................................      35,000(2)   $  323,750
 Executive Vice President-Administration, Secretary and General
   Counsel
Stephen A. Thorington..........................................      45,000(2)   $  416,250
 Executive Vice President and Chief Financial Officer
Thomas M. Gladney..............................................      30,000(2)   $  277,500
 Senior Vice President of Operations
Cynthia A. Feeback.............................................      17,500(2)   $  161,875
 Senior Vice President-Accounting and Treasurer
All executive officers as a group..............................     282,500      $2,613,125
All non-employee directors as a group..........................      40,000(3)   $  370,000(3)
All employees, excluding executive officers, as a group........          --              --

--------
(1) These dollar amounts represent the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 12, 2003), or

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

    $9.25, multiplied by the number of restricted stock units. These grants will be effective only if the Plains stockholders approve the 2002 plan, and the effective date of such grants would be the date the Plains stockholders approve the 2002 plan.
(2) The Plains organization and compensation committee approved this grant on February 12, 2003, which the Plains board of directors ratified on February 19, 2003, to be effective if and on the date the Plains stockholders approve the Plains 2002 plan.
(3) Under the Plains corporate governance guidelines, each non-employee director will receive at the time of such director's election or re-election by the stockholders a restricted stock unit award covering 10,000 shares of Plains common stock. These awards would vest over three equal annual installments, with the first installment vesting on the date of grant.

    The Plains board of directors proposes and recommends that you vote "FOR" the proposal to approve the adoption of Plains' 2002 Stock Incentive Plan.

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

                AMENDMENT TO PLAINS' 2002 STOCK INCENTIVE PLAN

    The total number of shares currently reserved for issuance under the 2002 plan is 500,000. In February 2003, the Plains board approved an amendment to increase the total number of shares of common stock authorized and reserved for issuance under the 2002 plan to 1.5 million shares. The full text of the First Amendment to the Plains 2002 Stock Incentive Plan is attached as Annex I and is incorporated herein by reference. We encourage you to read the entire First Amendment to the Plains 2002 Stock Incentive Plan. The purpose of the proposed amendment is to increase the size of the 2002 plan commensurate with the increase in the size of Plains as a result of the merger and to allow Plains to issue incentive awards to the employees it is obtaining as a result of the merger.

    If the merger is not approved the number of shares reserved for issuance under the 2002 plan will not be increased.


    On the record date of the merger, Plains estimates that approximately 360 officers, employees and directors were eligible to participate in the 2002 plan. As of the record date, no awards were outstanding under the 2002 plan.


    The Plains board of directors proposes and recommends that you vote "FOR" the proposal to approve the amendment to Plains' 2002 Stock Incentive Plan.

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

                             ELECTION OF DIRECTORS

    At the Plains annual meeting, Plains stockholders will elect five individuals to serve as directors. The bylaws of Plains authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by Plains' board of directors. Plains' current board of directors consists of Messrs. Flores, Buckwalter, Dees, Delimitros and Lollar. Each of the nominees is currently a member of Plains' board of directors. The directors are elected to hold office until the next annual stockholder meeting in 2004 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.


    The nominees have consented to be nominated and have expressed their intent to serve if elected. The Plains board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Plains board, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the board of directors will be eligible to stand for election as directors at the annual meeting. See "Stockholder Proposals" on page 200.


    The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to withhold your votes. Although Plains knows of no reason for this, if any nominee becomes unable to serve as a director before the annual meeting, the persons named as proxies have the discretionary authority to vote for substitute nominees proposed by the Plains board. The Plains board of directors recommends a vote "FOR" all nominees.

    The following table sets forth certain information as of the date of this document regarding Plains' present executive officers and directors. They hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

             Name           Age                    Title
             ----           ---                    -----
    James C. Flores........ 43  Chairman of the Board, Chief Executive
                                Officer and a Director
    John T. Raymond........ 32  President and Chief Operating Officer
    Stephen A. Thorington.. 47  Executive Vice President and Chief Financial
                                Officer
    Timothy T. Stephens.... 50  Executive Vice President--Administration,
                                Secretary and General Counsel
    Thomas M. Gladney...... 50  Senior Vice President of Operations
    Cynthia A. Feeback..... 45  Senior Vice President--Accounting and
                                Treasurer
    Alan R. Buckwalter, III 56  Director
    Jerry L. Dees.......... 62  Director
    Tom H. Delimitros...... 62  Director
    John H. Lollar......... 64  Director

    The following biographies describe the business experience of Plains' executive officers and directors:


    James C. Flores, Chairman of the Board, Chief Executive Officer and a Director since September 2002. He also has been Plains Resources' Chairman of the Board since December 2002. He was Chairman of the Board and Chief Executive Officer of Plains Resources from May 2001 to December 2002. He was President and Chief Executive Officer of Ocean Energy, Inc., an oil and gas company, from July 1995 until March 1999, and a director of Ocean Energy, Inc. from 1992 until March 1999. In March 1999 Ocean Energy, Inc. was merged into Seagull Energy Corporation, which was the surviving corporation of the merger, and which was renamed Ocean Energy, Inc. Mr. Flores served as Chairman of the Board of the new Ocean Energy, Inc. from March 1999 until January


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

2000, and as Vice Chairman from January 2000 until January 2001. From January 2001 to May 2001 Mr. Flores managed various private investments.


    John T. Raymond, President and Chief Operating Officer since September 2002. He also has been Plains Resources' President and Chief Executive Officer since December 2002. He was Plains Resources' President and Chief Operating Officer from November 2001 to December 2002. Previously, he was its Executive Vice President and Chief Operating Officer from May 2001 to November 2001. In addition, Mr. Raymond served as Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001, and as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. Mr. Raymond also served as Vice President of Howard Weil Labouisse Friedrichs, Inc., an energy investment company, from 1992 to April 1998. In addition, Mr. Raymond is a director of Plains All American GP LLC, which is the general partner of PAA.


    Stephen A. Thorington, Executive Vice President and Chief Financial Officer since September 2002. He also has been Plains Resources' Executive Vice President and Chief Financial Officer since February 2003. He was Plains Resources' Acting Executive Vice President and Chief Financial Officer from December 2002 to February 2003. Previously, he was Senior Vice President--Finance and Corporate Development of Ocean Energy, Inc. from July 2001 to September 2002 and Senior Vice President--Finance, Treasury and Corporate Development of Ocean Energy, Inc. from March 1999 to July 2001. He also served as Vice President, Finance and Treasurer of Seagull Energy Corporation from May 1996 to March 1999. Mr. Thorington served as a Managing Director of Chase Securities, Inc. from April 1994 to May 1996.

    Timothy T. Stephens, Executive Vice President--Administration, Secretary and General Counsel since September 2002. He also was Plains Resources' Executive Vice President--Administration, Secretary and General Counsel from May 2001 to December 2002. From March 2000 to May 2001 Mr. Stephens practiced as a private business consultant to various clients. In February 1998 Mr. Stephens was hired by the board of directors of Abacan Resources Corporation, an oil and gas company, to help the company overcome significant financial difficulties. He served as Chairman, President and Chief Executive Officer of Abacan until March 2000 when the company, after a two-year restructuring, was placed into statutory receivership with the agreement of its senior creditor. Previously, Mr. Stephens was President of Seven Seas Petroleum from February 1995 to May 1997, and Vice President of Enron Capital & Trade Resources Corp. from July 1991 to February 1995.

    Thomas M. Gladney, Senior Vice President of Operations since September 2002. He also was Plains Resources' Senior Vice President of Operations from November 2001 to December 2002. He was President of Arguello, Inc., a subsidiary of Plains, from December 1999 to November 2001. From July 1999 to December 1999 he served as a Project Manager for Torch Energy Services, a contract operating services company. From January 1999 to June 1999 he served as a Project Manager for Venoco Inc., an oil and gas company. From September 1998 to January 1999 he was a self-employed engineering services consultant. From 1992 to September 1998 he was Offshore Operations Manager for Oryx Energy Company. Previously, he served as Gulf Coast Reserve Development Manager of Oryx Energy/Sun E&P from 1988 to 1992.

    Cynthia A. Feeback, Senior Vice President--Accounting and Treasurer since September 2002. She also was Plains Resources' Senior Vice President--Accounting and Treasurer from July 2001 to December 2002. She was its Vice President--Accounting and Assistant Treasurer from May 1999 to July 2001, and its Assistant Treasurer, Controller and Principal Accounting Officer from May 1998 to May 1999. Previously, Ms. Feeback served as its Controller and Principal Accounting Officer from 1993 to 1998, Controller from 1990 to 1993, and Accounting Manager from 1988 to 1990.

    Alan R. Buckwalter, III, Director since March 2003. He retired in January 2003 as Chairman of JPMorgan Chase Bank, South Region, a position he had held since 1998. From 1990 to 1998 he was President of Texas Commerce Bank-Houston, the predecessor entity of JPMorgan Chase Bank.

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

Prior to 1990 Mr. Buckwalter held various executive management positions within the organization. Mr. Buckwalter currently serves on the boards of the Texas Medical Center, the Federal Reserve Bank of Dallas, Houston Branch and he is currently serving as Chairman of the Board of Trustees for Texas Southern University Foundation.

    Jerry L. Dees, Director since September 2002. He also was a director of Plains Resources from 1997 to December 2002. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991. From 1987 to 1991 he was Vice President of Exploration and Land for ARCO Alaska, Inc., and from 1985 to 1987 he held various positions as Exploration Manager of ARCO. From 1980 to 1985 Mr. Dees was Manager of Exploration Geophysics for Cox Oil and Gas Producers.

    Tom H. Delimitros, Director since September 2002. He also was a director of Plains Resources from 1988 to December 2002. He has been a General Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a publicly-traded energy services company. He currently serves as Chairman for two privately-owned companies--ImageLinks, Inc., and InterCorp International Inc.--both of which sell products and services to energy companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). From 1983 to 1988, Mr. Delimitros was a General Partner of Sunwestern Investment Funds and Senior Vice President of Sunwestern Management, Inc.

    John H. Lollar, Director since September 2002. He also was a director of Plains Resources from 1995 to December 2002. He has been the Managing Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

                     Committees of the Board of Directors

    Plains' board has established Corporate Governance Principles, a copy of which is attached as Annex G to this document and which is incorporated by reference into this document.

    Plains' board has established an audit committee, an organization and compensation committee and a nominating and corporate governance committee. Plains' board may establish other committees from time to time to facilitate Plains' management. The composition of the committees following the merger will be determined by the board of directors in its sole discretion. During 2002 Plains' board held two meetings. No director attended fewer than 75% of the total number of meetings of the meetings of Plains' board and committees on which he served.

    Plains' audit committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Delimitros acting as chairman. Plains' audit committee selects Plains' independent auditors to be engaged by Plains, reviews the plan, scope and results of Plains' annual audit, and reviews Plains' internal controls and financial management policies with Plains' independent auditors. Plains' audit committee has adopted a written audit committee charter, a copy of which is attached as Annex F to this document and which is incorporated by reference into this document. During 2003, the board of directors adopted the First Amendment to the Charter of the Audit Committee. The full text of the First Amendment to the Charter of the Audit Committee is attached as Annex J and is incorporated herein by reference. All of the members of Plains' audit committee are non-employee directors. Plains' board of directors, in its business judgment, has determined that all current members of Plains' audit committee are "independent" as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE listing

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

standards and is "financially literate" in compliance with the NYSE listing standards as the Plains' board of directors interprets that designation. In addition, the Plains' board of directors has determined that Mr. Delimitros is an "audit committee financial expert" as defined in Item 401(h)(2) of Regulation S-K. In addition to the information on Mr. Delimitros set forth in this joint proxy statement/prospectus, Mr. Delimitros (1) obtained a MBA from Harvard University, (2) as President and CEO of Magna Corporation, directly supervised the chief financial officer of Magna Corporation, (3) is currently the chief financial officer of AMT Venture Funds, (4) serves on the boards of directors and the audit committees thereof of various privately-held companies in which AMT Venture Funds has invested, and (5) as director of corporate planning for General Signal Corporation, analyzed financial reports, supervised the preparation of earnings and cash flows projections, and supervised the development of certain internal control systems.



    Plains' organization and compensation committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Lollar acting as chairman. Plains' organization and compensation committee establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and recommends to Plains' entire board compensation for Plains' executive officers and key employees. Plains' organization and compensation committee also administers Plains' equity compensation plan and determines the number of shares covered by, and terms of, grants to executive officers and key employees. All of the members of Plains' compensation committee are non-employee directors.

    Plains' nominating and corporate governance committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Dees acting as chairman. Plains' nominating and corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by Plains' stockholders, and develops and recommends to Plains' board Plains' corporate governance principles.

                                 COMPENSATION

Compensation of Directors

    Plains pays each non-employee director an annual retainer of $25,000, each non-employee committee chairperson an annual retainer of $2,000, an attendance fee of $3,000 for each board meeting attended in person, an attendance fee of $1,000 for each committee meeting attended in person and an attendance fee of $500 for each board or committee meeting attended telephonically, and Plains reimburses all directors for reasonable expenses they incur while attending board and committee meetings.

    Any non-employee director may elect to receive a grant of shares of Plains common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for board meetings (except telephonic meetings or other meetings attended by the director telephonically). The number of shares is determined by dividing the fee amount by the closing price per share of Plains common stock on the last trading day before it becomes obligated to pay the fee.

    In addition, each year on the day after the date of Plains' annual stockholders meeting, each non-employee director is entitled to receive 10,000 shares of Plains restricted stock, which vest ratably over three years with one-third of the restricted stock award vesting on the grant date.

    None of Plains' officers who serve as directors receive separate compensation for service on Plains' board of directors.

Executive Compensation

    Plains Resources paid all the compensation of its officers during 2000 and 2001. Under a transition services agreement between Plains Resources and Plains entered into in 2002, Plains reimbursed Plains Resources for costs incurred to provide Plains with management services, including general and administrative expenses and other employee costs.

Summary Compensation Table

    The following table shows certain compensation information for Plains' chief executive officer and four additional highly compensated executive officers, or named executive officers, for services rendered in all capacities during the fiscal years ended December 31, 2002.

                                                                         Long Term Compensation
                                                                  ------------------------------------
                                       Annual Compensation                Awards            Payouts
                                 -----------------------------    ----------------------- ------------
                                                                  Restricted  Securities
                                                    Other Annual    Stock     Underlying   All Other
                                      Salary  Bonus Compensation   Award(s)  Options/SARs Compensation
  Name and Principal Position    Year ($)(1)   ($)      ($)         ($)(2)       (#)          ($)
  ---------------------------    ---- ------- ----- ------------  ---------- ------------ ------------
James C. Flores................. 2002 $16,668  --     $400,000     $682,500   1,125,000        --
  Chairman of the Board
  & Chief Executive Officer

John T. Raymond................. 2002 $14,583  --     $350,000     $546,000     475,000        --
  President and Chief
  Operating Officer

Stephen A. Thorington........... 2002 $12,500  --     $450,000(3)  $409,500     300,000        --
  Executive Vice President
  and Chief Financial Officer

Timothy T. Stephens............. 2002 $11,458  --     $275,000     $273,000     310,000        --
  Executive Vice President of ,
  Administration Secretary and
  General Counsel

Thomas M. Gladney............... 2002 $ 7,292  --     $175,000           --      45,000        --
  Senior Vice President
  of Operations

--------
(1) These amounts constitute the individuals' salary from the date of the spin-off, December 18, 2002 through December 31, 2002.
(2) These dollar amounts represent the closing price of a share of Plains common stock on December 18, 2002 (the date of the spin off and the restricted stock grant) at $9.10 times the number of restricted shares granted to the individuals as follows: Flores--75,000, Raymond--60,000, Thorington--45,000 and Stephens--30,000.
(3) Includes a $350,000 signing bonus.

Option/SAR Grants in 2002

    The following table provides information regarding stock appreciation rights, or SARs, that were granted to the named executive officers during 2002. No stock options were granted to any other named executive officer during 2002. The amounts shown as potential realizable values are based on assumed annualized rates of stock price appreciation of 5% and 10% over the term of the options as required by SEC rules. No gain to the optionee is possible without an increase in stock price that will benefit all stockholders proportionately. For comparative purposes, also shown are the total gains that could be realized over a five-year period (the term of the options) by all Plains employees our stockholders based on the same assumptions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                             Individual Grants
                      -------------------------------
                                                                           Potential Realizable Value
                        Number of                                          At Assumed Annual Rates
                        Securities   Percent of Total  Exercise            of Stock Price Appreciation
                        Underlying     Options/SARs    or Base                For Option Term
                       Options/SARs     Granted to      Price   Expiration ---------------------------
        Name          Granted (#)(1) Employees in 2002  ($/Sh)     Date        5%            10%
        ----          -------------- ----------------- -------- ----------  ----------    -----------
James C. Flores......   1,000,000            29%        $9.08     5/2011   $4,594,196    $11,124,318
                          125,000             4%         9.36     2/2007      264,553        572,320
John T. Raymond......     100,000             3%         9.97     5/2011      506,258      1,226,689
                          200,000             6%         9.97     6/2006      367,990        781,932
                          175,000             5%         9.36     2/2007      370,374        801,248
Stephen A. Thorington     300,000             9%         9.10     9/2007      705,687      1,547,781
Timothy T. Stephens..      83,333             2%         9.97     5/2011      421,880      1,022,237
                          166,667             5%         9.97     6/2006      306,659        651,611
                           60,000             2%         9.36     2/2007      126,985        274,714
Thomas M. Gladney....      10,000             0%         5.47     7/2005        7,415         15,419
                           10,000             0%         9.37     5/2006       16,833         35,692
                           25,000             1%         9.36     2/2007       52,911        114,464
All Employees........   3,417,257           100%                            9,251,658     21,393,440

--------
(1) Represents SARs received in the spin-off as a result of the split of Plains Resources options into Plains Resources options and Plains SARs.


Aggregated SAR Exercises in 2002 and Year-End SAR Values

    The following table sets forth certain information for each of the named executive officers concerning the exercise of SARs during 2002 and all unexercised SARs held at December 31, 2002.

                                        Number of Securities
                     Shares            Underlying Unexercised
                    Acquired           Options/SARs At Fiscal   Value of Unexercised In-the-
                       On     Value         Year-End (#)        Money SARs At Year-End ($)(1)
                    Exercise Realized ------------------------- -----------------------------
       Name           (#)      ($)    Exercisable Unexercisable Exercisable   Unexercisable
       ----         -------- -------- ----------- ------------- -----------   -------------
James C. Flores....    --       --          --      1,125,000     $    --       $718,750
John T. Raymond....    --       --      66,667        408,333          --         68,250
Stephen A.
  Thorington.......    --       --          --        300,000          --        195,000
Timothy T. Stephens    --       --      83,334        226,666          --         23,400
Thomas M. Gladney..    --       --      10,000         35,000      33,050         23,300

--------
(1) Year-end values are determined by aggregating for each SAR outstanding as of December 31, 2002 the amount calculated by multiplying the number of shares underlying such SAR by the closing price of Plains common stock on December 31, 2002, which was $9.75, less the exercise price of such SAR.

2002 Stock Incentive Plan


    Plains adopted its 2002 Stock Incentive Plan on September 18, 2002 and amended it effective November 20, 2002 to "divide it" into three plans: the 2002 Stock Incentive Plan; the rollover stock incentive plan; and the transition stock incentive plan. For a further discussion of this plan, see "Adoption of the Plains 2002 Stock Incentive Plan" beginning on page 164.


Rollover Stock Incentive Plan


    Plains adopted the rollover plan by splitting it off from the 2002 plan. The purpose of the rollover plan is to govern the SARs issued in the recently completed spin-off involving Plains pursuant to the terms of an employee matters agreement between Plains Resources and Plains entered into in 2002 and the restricted stock award of Plains common stock issued to Mr. Thorington pursuant to the recently completed spin-off as a result of his restricted stock award of 45,000 shares of Plains Resources common stock, which is described on page 181. No other grants will be made under the rollover plan. If any portion of any of the rollover SARs or Mr. Thorington's restricted stock award is forfeited, the shares with respect to which they were granted will not be available for further grants under the plan.


    Upon the occurrence of an event constituting a "change in control," all rollover SARs will become immediately exercisable in full. In addition, the restrictions on Mr. Thorington's restricted stock award will lapse. The spin-off did not constitute a change in control under the rollover plan.

Transition Stock Incentive Plan

    Plains adopted the transition plan by splitting it off from the 2002 plan. The purpose of the transition plan was to make one-time grants of 75,000 shares of restricted stock to Mr. Flores, 60,000 shares of restricted stock to Mr. Raymond, and 30,000 shares of restricted stock to Mr. Stephens and a grant of 300,000 SARs to Mr. Thorington in accordance with their respective employment agreements with Plains (which are discussed below). No other grants will be made under the transition plan.

    Upon the occurrence of an event constituting a "change in control," unless the compensation committee determines otherwise, the restrictions governing the grants of restricted stock will lapse, and any unvested SARs will become immediately exercisable in full. The spin-off discussed in the first question in the section "Question and Answers About the Merger" did not constitute a change in control under the transition plan.

Employment Agreements and Change-in-Control Arrangements

    James C. Flores. On September 19, 2002 Plains entered into an employment agreement with Mr. Flores as its Chairman of the Board and Chief Executive Officer, which became effective on December 18, 2002. The agreement has an initial term of five years that began on its effective date, although it may be terminated earlier under certain circumstances. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if Plains and Mr. Flores agree to new compensation terms ninety days before the end of the applicable term.

    Pursuant to the employment agreement, Mr. Flores is entitled to a base salary of $400,000 and will be eligible for a target bonus of $400,000, subject to the attainment of performance goals. Also, Mr. Flores has been granted an award of 75,000 restricted shares of Plains common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which was December 18, 2002.

    As a result of his employment with Plains Resources, Mr. Flores received an option under the Plains Resources' 2001 stock incentive plan to purchase 1,000,000 shares of Plains Resources common stock at an exercise price of $23.00 per share. On December 18, 2002, this performance option "split" such that Mr. Flores received (1) an option to purchase 1,000,000 shares of Plains Resources common stock and (2) an award of stock appreciation rights, or SARs, with respect to 1,000,000 shares of Plains common stock. The $23.00 exercise price of his existing Plains Resources option was also "split" between the adjusted Plains Resources option and the SARs at $13.92 and $9.08, respectively. The SARs will become vested and exercisable on the first to occur of:

   .  May 7, 2006;

   . with respect to one-half of the shares subject to the SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of Plains common stock equals or exceeds $13.62;

   . with respect to all shares subject to the SARs, a period of 10 trading days out of 20 consecutive trading days upon which the closing price of Plains common stock equals or exceeds $18.16;

   . termination of Mr. Flores' employment by Plains for any reason other than cause (as defined in the employment agreement) or because of Mr. Flores' death or resignation or by Mr. Flores for good reason (as defined in the employment agreement);

   .  a change in control (as defined in the employment agreement) of Plains; or

   . any such time that Mr. Flores is not a member of Plains' board of directors.

    In February 2002, Mr. Flores was granted an option to purchase 125,000 shares of Plains Resources common stock at an exercise price of $23.71 per share, which vests over three equal annual installments beginning on the first anniversary of the date of grant. This option was also "split" as discussed above and the vesting terms remain unchanged. The exercise price of his Plains Resources option will also "split" between the adjusted Plains Resources option and an award of SARs at $14.35 and $9.36, respectively.

    Under the employment agreement, Mr. Flores is entitled to all of the employee benefits, fringe benefits and perquisites Plains provides to other senior executives and Plains reimburses him for monthly country club fees.

    Mr. Flores' employment agreement provides that if his employment is terminated by Plains without cause, by Mr. Flores' death or disability, or by Mr. Flores for good reason, Plains will pay him a lump sum amount equal to three times the sum of his base salary and last earned annual bonus (or his target bonus if his termination date occurs before a bonus amount has been determined for the first calendar year of his employment). Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years made "whole" on a net after-tax basis and all of Mr. Flores' equity-based awards will become immediately exercisable and payable in full.

    Under the employment agreement, if benefits to which Mr. Flores becomes entitled are considered "excess parachute payments" under Section 280G of the Code, then Mr. Flores will be entitled to an additional payment from Plains in an amount equal to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

    John T. Raymond. On September 19, 2002 Plains entered into an employment agreement with Mr. Raymond as its President and Chief Operating Officer, which became effective on December 18, 2002. The agreement has an initial term of five years beginning on its effective date, although it may be terminated earlier under certain circumstances. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if Plains and Mr. Raymond agree to new compensation terms ninety days before the end of the applicable term.

    Pursuant to the employment agreement, beginning on its effective date, Mr. Raymond is entitled to a base salary of $350,000 and is eligible for a target bonus of $350,000, subject to the attainment of performance goals. Also, Mr. Raymond has been granted an award of 60,000 restricted shares of Plains common stock, which vest over three equal annual installments beginning on the first anniversary of the date of grant, which was December 18, 2002.

    As a result of his employment with Plains Resources, Mr. Raymond received an option under the Plains Resources' 2001 stock incentive plan to purchase 100,000 shares of Plains Resources common stock at an exercise price of $25.26 per share. On December 18, 2002, this performance option "split" such that Mr. Raymond received (1) an adjusted option to purchase 100,000 shares of Plains Resources common stock and (2) an award of SARs with respect to 100,000 shares of Plains common stock. The exercise price of his Plains Resources option was also "split" between the adjusted Plains Resources option and the SARs at $15.29 and $9.97, respectively. The vesting terms remain unchanged and are substantially similar to the terms for Mr. Flores' performance SARs.

    As a result of his employment agreement with Plains Resources, Mr. Raymond also received an option covering 200,000 shares of Plains Resources common stock with respect to which 66,667 shares have already vested with the remaining shares vesting in equal portions on each of May 17, 2003 and May 17, 2004. This option was also "split" as discussed above and the vesting terms remain unchanged. The exercise price of his Plains Resources option was also "split" between the adjusted Plains Recourses option and an award of SARs at $14.35 and $9.36, respectively.

    In February 2002, Mr. Raymond was granted an option to purchase 175,000 shares of Plains Resources common stock at an exercise price of $23.71 per share, which vests over three equal annual installments beginning on the first anniversary of the date of grant. This option was also "split" and the vesting terms remain unchanged. The exercise prices of the adjusted Plains Resources option and the award of SARs are at $14.35 and $9.36, respectively.

    Under this employment agreement, Mr. Raymond is also entitled to all of the employee benefits, fringe benefits and perquisites provided by Plains to other senior executives and will be reimbursed by it for monthly country club fees.

    Mr. Raymond's employment agreement provides that if his employment is terminated by Plains without cause (as defined in the employment agreement), by Mr. Raymond's death or disability, or by Mr. Raymond for good reason (as defined in the employment agreement), Plains will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before a bonus amount has been determined for the first calendar year of his employment). Also, Mr. Raymond and his dependents will be entitled to continued health insurance benefits for a period of three years made "whole" on a net after-tax basis and all of Mr. Raymond's equity-based awards will become immediately exercisable and payable in full.

    Under the employment agreement, if benefits to which Mr. Raymond becomes entitled are considered "excess parachute payments" under Section 280G of the Internal Revenue Code, then Mr. Raymond will be entitled to an additional payment from Plains in an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

    Stephen A. Thorington. Plains entered into an employment agreement with Mr. Thorington on August 20, 2002. Pursuant to this agreement, Mr. Thorington will serve for an initial term of five years beginning on September 3, 2002. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement is subject to a one-year extension if Plains and Mr. Thorington agree to new compensation terms before the end of the applicable term. Mr. Thorington's employment agreement provides for a base salary of $300,000 per year and a target annual bonus of $300,000, subject to the attainment of performance goals. In addition, pursuant to the employment agreement, Mr. Thorington received a $350,000 signing bonus and has been granted SARs with respect to 300,000 shares of Plains common stock at an exercise price of $9.10 which is equal to the closing price (on a "when-issued" basis) of its common stock on the grant date, December 18, 2002, as reported on the NYSE. These SARs vest over three equal annual installments beginning on September 3, 2003. Plains also reimburses Mr. Thorington for initial and monthly downtown luncheon club fees.

    In addition, Mr. Thorington was granted by Plains Resources an award of 45,000 restricted shares of Plains Resources common stock, which will vest over three equal annual installments beginning on September 3, 2003. These restricted shares are issued and outstanding, and Mr. Thorington is entitled to vote these shares and receive dividends paid on these shares, which dividends will be held in custody by Plains and paid to Mr. Thorington as the restricted shares vest. As a result, on December 18, 2002, Mr. Thorington received 45,000 restricted shares of Plains common stock pursuant to the spin-off, but the shares are still subject to the same vesting terms as his restricted Plains Resources common stock.

    If Mr. Thorington's employment is terminated by Plains without cause, by Mr. Thorington's death, or if a change of control (as defined in the 2002 plan) occurs, Plains will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before the end of the first calendar year of his employment). Also, Mr. Thorington will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and his SARs will automatically vest.

    Timothy T. Stephens. On September 19, 2002 Plains entered into an employment agreement with Mr. Stephens, which became effective on December 18, 2002. The agreement has an initial term of five years that began on December 18, 2002. At the end of the initial five-year term and, if such term is extended, each subsequent term, the agreement will be subject to a one-year extension if Plains and Mr. Stephens agree to new compensation terms before the end of the applicable term. Mr. Stephens is entitled to a base salary of $275,000 per year and a target annual bonus of $275,000, subject to the attainment of performance goals. Also, Mr. Stephens has been granted an award of 30,000 restricted shares of Plains common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which was December 18, 2002. Plains also reimburses Mr. Stephens for initial and monthly downtown luncheon club fees.

    As a result of Mr. Stephens' employment with Plains Resources, Mr. Stephens received an option under the Plains Resources 2001 stock incentive plan to purchase 83,333 shares of Plains Resources common stock at an exercise price of $25.26 per share. On December 18, 2002, this performance option "split" such that Mr. Stephens received (1) an adjusted option to purchase 83,333 shares of Plains Resources common stock and (2) an award of SARs with respect to 83,333 shares of Plains common stock. The exercise prices of the adjusted Plains Resources option and the SARs are at $15.29 and $9.97, respectively. These SARs were one-third vested on December 18, 2002, and the remaining portion will vest one-third on June 7, 2003 and one-third on June 7, 2004.

    As a result of his employment agreement with Plains Resources, Mr. Stephens also received an option covering 166,667 shares of Plains Resources common stock. This option was also "split," and the exercise prices of the adjusted Plains Resources option and the SARs are at $15.29 and $9.97, respectively. These SARs were one-third vested on December 18, 2002, and the remaining portion will vest one-third on June 7, 2003 and one-third on June 7, 2004.

    In February 2002, Mr. Stephens was granted an option to purchase 60,000 shares of Plains Resources common stock at an exercise price of $23.71 per share. This option was also "split" and the exercise prices of the adjusted Plains Resources option and the SARs are at $14.35 and $9.36, respectively. These SARs vest over three equal annual installments beginning on February 20, 2003.

    If Mr. Stephens' employment is terminated by Plains without cause, by Mr. Stephens' death, or if a change of control (as defined in Plains' 2002 plan) occurs, Plains will pay him a lump sum amount equal to two times the sum of his base salary and last earned annual bonus (or his target bonus if the termination date occurs before the end of the first calendar year of his employment). Also, Mr. Stephens will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and all of his equity-based awards will become fully exercisable.

    Thomas M. Gladney. Since September 2002, Mr. Gladney has been employed with Plains as Senior Vice President of Operations. He does not have a written employment agreement with Plains. He is entitled to a base salary of $175,000 per year and a target annual bonus, subject to the attainment of performance goals. As a result of Mr. Gladney's employment with Plains Resources, Mr. Gladney received three options under the Plains Resources 2001 stock incentive plan to purchase in the aggregate 45,000 shares of Plains Resources common stock. On December 18, 2002, these options "split" such that Mr. Gladney received (i) an adjusted option to purchase 10,000 shares of Plains Resources common stock and an award of SARs with respect to 10,000 shares of Plains common stock, exercise prices of $8.40 and $5.47, respectively; (ii) an adjusted option to purchase 10,000 shares of Plains Resources common stock and an award of SARs with respect to 10,000 shares of Plains common stock, exercise prices of $14.37 and $9.37, respectively; and (iii) an adjusted option to purchase 25,000 shares of Plains Resources common stock and an award of SARs with respect to shares of Plains common stock, exercise prices of $14.35 and $9.36, respectively.

    Other. In the event of certain corporate transactions, changes in control of Plains, or changes in the composition of Plains' board of directors under certain circumstances, all options, SARs, and restricted stock awards granted to Plains' executive officers will become exercisable on an accelerated schedule pursuant to its 2002 plan, rollover plan and transition plan. To the extent not already exercisable, these options, SARs, and restricted stock awards generally will become fully exercisable upon a change of control of Plains resulting from:

   . a change in the composition of its board of directors pursuant to which incumbent directors or their designated successors cease to constitute at least two-thirds of its board;

   . subject to certain exceptions, the acquisition of securities by a person after which that person beneficially owns 50% or more of the voting power of its outstanding stock; or

   . subject to certain exceptions, approval by its stockholders of a merger, consolidation or reorganization involving it, a complete liquidation or dissolution of it, or an agreement for the sale of all or substantially all of its assets.

    The recently completed spin-off was not a change of control under the 2002 plan, rollover plan or transition plan.

Indemnification of Directors and Officers

    Plains' certificate of incorporation provides that Plains must indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal or otherwise) because he, his testator or intestate, is or was one of its directors or officers or because such director or officer, at its request, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. The rights to indemnification set forth above are not exclusive of any other rights to which such person may be entitled under any statute, provision of its certificate of incorporation or bylaws, agreements, vote of stockholders or disinterested directors or otherwise.

    Additionally, Plains' bylaws provide for mandatory indemnification to at least the extent specifically allowed by Section 145 of the DGCL. Plains' bylaws generally follow the language of Section 145 of the DGCL, but in addition specify that any director, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the bylaws, notwithstanding any contrary determination denying indemnification made by the board, by independent legal counsel, or by the stockholders, and notwithstanding the absence of any determination with respect to indemnification. The bylaws also specify certain circumstances in which a finding is required that the person seeking indemnification acted in good faith, for purposes of determining whether indemnification is available. Under the bylaws, a person is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to Plains' best interests, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on Plains' records or books of account or those of another enterprise, or on information supplied to him by Plains' officers or the officers of another enterprise in the course of their duties, or on the advice of Plains' legal counsel or the legal counsel of another enterprise or on information or records given or reports made to Plains or to another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by Plains or another enterprise.

    Pursuant to Section 145 of the DGCL, Plains generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, Plains' best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in Plains' right, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to Plains unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Plains also has the power to purchase and maintain insurance for such persons.

    Although the above discussion summarizes the material provisions of Plains' certificate of incorporation and bylaws and Section 145 of the DGCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

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                    ORGANIZATION AND COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

    The Organization and Compensation Committee, which is composed of three independent, non-employee directors, makes determinations and recommendations to the Board of Directors concerning the compensation of Plains' executive officers, except for grants under Plains' stock incentive plans, which plans are independently administered by the Committee. To make such determinations and recommendations, at the end of each year the Committee evaluates (i) Plains' performance relative to its annual objectives, (ii) Plains' performance relative to changes in the industry (i.e., performance relative to the opportunities available), and (iii) each executive officer's contribution to Plains' achievements during the year. The basic objectives of the executive compensation program are to:

   . enable Plains to attract, retain, motivate and reward high caliber executive officers who are among the most skilled, talented and persistent individuals available in a very competitive marketplace;

   . inspire executive officers to work as a team to innovatively and aggressively pursue Plains goals;

   . foster a general corporate atmosphere that promotes an entrepreneurial style of leadership to enable Plains to act quickly and flexibly to implement its plans and pursue opportunities as they arise;

   . emphasize "pay for performance" by having a significant portion of the executive officers' total compensation "at risk" in the form of incentive compensation; and

   . align the long term interests of the executive officers with those of Plains' stockholders through the use of stock appreciation rights, or SARs, and stock options as a portion of compensation and thereby encourage the achievement of performance objectives that enhance stockholder value on a continuing basis.

    The Committee monitors general industry conditions, changes in regulations and tax laws, and other developments that may, from time to time, require modifications of the executive compensation program to ensure the program is properly structured to achieve its objectives. Plains' executive compensation program currently includes three major components: base salary, annual incentive compensation and longer-term incentives through SARs and restricted stock awards.

Base Salaries

    Base salaries for each of Plains' executive officers are determined on an individual basis, taking into consideration the performance of the individual and his or her contributions to Plains' performance, the length of service of the individual with Plains, compensation by industry competitors for comparable positions, internal equities among positions, and general economic conditions. Although no specific weight is assigned to these factors, the Committee generally targets the mid-point range of salary levels paid within the industry as a primary consideration in setting base salaries. To determine salary levels paid within the industry, the Committee reviews various industry surveys, proxy information of its competitors and also, from time to time, consults with independent compensation consulting firms. The Committee reviews the compensation practices of the companies that are most comparable to Plains in terms of asset value. The Committee believes that maintaining a competitive base salary structure is vital to attract and retain talented executives and that optimal performance is encouraged through the use of incentive programs, such as annual incentive compensation and stock incentive plans, and furthers the goal of having "at risk" compensation as an important component of the executive compensation program.

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Annual Incentive Compensation

    In addition to their base salaries, Plains' executive officers may earn an annual incentive payment, depending on Plains' performance relative to certain objectives set forth in an annual business plan. Such annual objectives are a combination of operating, financial and strategic goals (such as oil and gas production levels, oil and gas reserve additions, achievement of income and/or cash flow targets, and successful completion of major projects) that are considered to be critical to Plains' success. These objectives are not specifically weighted in determining whether to award annual incentive payments to executive officers because the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ. After a year-end review of Plains' performance relative to the annual business plan, the Committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the Committee's subjective evaluation of factors that include the extent to which the objectives of the annual business plan were achieved, his or her contribution to the achievement of those objectives, and general economic and industry conditions.

Stock Appreciation Rights, Restricted Stock Awards and Stock Options

    Plains has used stock appreciation rights, or SARs, and restricted stock awards as its long-term incentive program for executive officers and may in the future use SARs, restricted stock awards and stock options in its long-term incentive program. SARs, restricted stock awards and stock options are used to relate the benefits received by the executive officers to the amount of appreciation realized by the stockholders over comparable periods. The Committee anticipates that SARs, restricted stock awards and/or stock options will generally be granted annually to executive officers. The size of the right, award or option grant to an executive officer will generally be determined by dividing the total cash compensation paid to the officer for the prior year (salary plus annual incentive payment) by an average market price of Plains' common stock during the prior year. SARs and stock options will be granted at exercise prices not less than the market value of Plains' common stock on the date of the grant and are not transferable (other than to the holder's heirs or entities for the benefit of his heirs). Therefore, such rights and options will have no realizable value unless Plains' stock appreciates in value. SAR, restricted stock and stock option awards typically include provisions for the vesting of those awards over time. SARs, restricted stock awards and stock options provide the executive officers the opportunity to acquire and build a meaningful ownership interest in Plains and, therefore, closely align the executive officers' interests with those of the stockholders.

Compensation of the Chief Executive Officer

    In September 2002, Mr. Flores accepted an appointment as Chairman of the Board and Chief Executive Officer of Plains. Mr. Flores is entitled to a base salary of $400,000 and will be eligible for a target bonus of $400,000, subject to the attainment of performance goals. Also, Mr. Flores has been granted an award of 75,000 restricted shares of Plains common stock, which will vest over three equal annual installments beginning on the first anniversary of the date of grant, which was December 18, 2002. Effective December 18, 2002, as a result of the spin-off of Plains from Plains Resources Inc., a Delaware corporation and the former parent of Plains, Mr. Flores received an award of SARs covering 1,000,000 shares of Plains' common stock, the exercise price of which is $9.08, as well as an award of SARs covering 125,000 shares of Plains' common stock, the exercise price of which is $9.36. The Committee approved Mr. Flores' compensation package to directly align Mr. Flores' interests with those of Plains' stockholders.

Deductibility of Compensation Expenses

    Section 162(m) of the Internal Revenue Code generally precludes Plains from taking federal income tax deductions for compensation paid to certain executive officers in excess of $1 million per

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year, unless such excess constitutes performance-based compensation under such section. Plains' policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance stockholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by Plains.

                                          ORGANIZATION AND COMPENSATION
                                            COMMITTEE

                                          JOHN H. LOLLAR, Chairman
                                          JERRY L. DEES
                                          TOM H. DELIMITROS

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                         REPORT OF THE AUDIT COMMITTEE


    The Board of Directors has established an Audit Committee, which currently consists of three Board members, Messrs. Delimitros, Dees, and Lollar. Each of the members of the Committee is "independent," as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards, as determined by the Board of Directors, in its business judgment, and is "financially literate" in compliance with the NYSE listing standards as the Plains' board of directors interprets that designation. In addition, the Plains' board of directors has determined that Mr. Delimitros is an "audit committee financial expert" as defined in Item 401(h)(2) of Regulation S-K. In addition to the information on Mr. Delimitros set forth on page 174 of this joint proxy statement/prospectus, Mr. Delimitros (1) obtained a MBA from Harvard University, (2) as President and CEO of Magna Corporation, directly supervised the chief financial officer of Magna Corporation, (3) is currently the chief financial officer of AMT Venture Funds, (4) serves on the boards of directors and the audit committees thereof of various privately-held companies in which AMT Venture Funds has invested, and (5) as director of corporate planning for General Signal Corporation, analyzed financial reports, supervised the preparation of earnings and cash flows projections, and supervised the development of certain internal control systems. The Board of Directors adopted a written charter for the Committee, which was amended in February 2003 and outlines the Committee's roles and responsibilities. A copy of the charter and amendment are attached as Annex F to this joint proxy statement/prospectus. The Committee, among other things,


   . makes determinations concerning the engagement, compensation, oversight and termination of independent auditors,

   .  reviews the activities and independence of the independent auditors,

   . reviews and discusses the audited financial statements with management and the independent auditors,

   . discusses with the independent auditors their judgment about the quality, along with the acceptability, of Plains' accounting principles as applied in Plains' financial reporting,

   . reviews and discusses with management and the independent auditors significant developments in accounting rules and issues involving judgment that affect the quality of financial reporting and significant proposed changes in Plains' methods of accounting or financial statements disclosure,

   . reviews with the independent auditors and management the adequacy of Plains' internal controls,

   . reviews the independent auditors' proposed audit scope and approach and approves in advance permissible non-audit services performed by the independent auditors,

   . reviews Plains' annual audit plan and the adequacy of Plains' internal audits,

   . makes recommendations to the Board of Directors regarding changes in Plains' Code of Business Conduct and Ethics, and

   . confirms that management has a review system in place to maximize the likelihood that Plains' financial statements, reports and other information disseminated to governmental organizations and the public satisfy applicable legal requirements.

    The Committee has met twice since the formation of Plains Exploration & Production Company. Previously such reviews and discussions were held as part of Plains Resources Inc.'s meetings.

    Management of Plains has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Plains' independent auditors are responsible for expressing an opinion on the conformity of Plains' audited financial statements with generally accepted accounting principles.

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    PricewaterhouseCoopers LLP has served as independent auditors for Plains and its subsidiaries for the year ended December 31, 2002 and has acted as such since our formation and for our former parent, Plains Resources Inc., since 1977. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will be available to respond to appropriate questions. These representatives will be given an opportunity to make a statement if they desire to do so.

    The Committee has reviewed and discussed with management and the independent auditors Plains' audited financial statements as of and for the year ended December 31, 2002. The Committee also has discussed with the independent auditors for Plains the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee has received the written disclosures and the letter from the independent auditors for Plains required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors that firm's independence from management and Plains. The Committee has also considered whether the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditors' independence.

    Based on the review and discussions referred to in the above paragraph, the Committee recommended to the Board of Directors that the year-end audited financial statements be included in Plains' Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee believes that the provision of services by PricewaterhouseCoopers LLP to Plains for matters other than the annual audit and quarterly reviews is compatible with maintaining the principal accountant's independence.

    Audit Fees. The total fees billed for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of Plains' annual financial statements for the year ended December 31, 2002 included in Plains' annual report on Form 10-K and the review of Plains' quarterly financial statements during 2002 totaled $210,000.

    Audit-Related Fees. The total fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP for 2002, including accounting advice related to securities and debt offerings, totaled $756,000. In addition, PricewaterhouseCoopers LLP rendered assurance and related services related to the audits of Company employee benefit plans and certain partnerships involved in the Company's oil and gas operations, the fees for which totaled $60,000.

    Tax Fees. PricewaterhouseCoopers LLP did not render any services related to tax compliance, tax advice or tax planning during 2002.

    Financial Information Systems Design and Implementation
Fees. PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation during 2002.

    All Other Fees. PricewaterhouseCoopers LLP did not render any other services during 2002.

    The Committee appointed PricewaterhouseCoopers LLP to audit Plains' financial statements for 2003, subject to stockholder ratification of such appointment.

                                          AUDIT COMMITTEE

                                          TOM H. DELIMITROS, Chairman
                                          JERRY L. DEES
                                          JOHN H. LOLLAR

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                   PLAINS TRANSACTIONS WITH RELATED PERSONS


    Plains Resources owns approximately 24% of Plains All American Pipeline, L.P., or PAA, including 44% of the general partner of PAA. Plains is party to the following agreements with PAA and Plains Resources:


   . a marketing agreement that provides that PAA will purchase all of Plains' equity oil production at market prices for a fee of $0.20 per Bbl. For the purchase of oil under the agreement, including the royalty share of production, in 2002, 2001 and 2000, PAA paid $225.7 million, $202.1 million and $222.7 million, respectively; and

   . a letter agreement that provides that, if Plains' marketing agreement with PAA terminates before the termination of PAA's oil sales agreement with Tosco Refining Co. pursuant to which PAA sells to Tosco all of the oil from Plains' Arroyo Grande property it purchases from Plains, PAA will continue to purchase Plains' equity production from Plains' Arroyo Grande property under the same terms as Plains' marketing agreement with PAA until the Tosco agreement terminates.

    Plains is currently negotiating a new marketing agreement with PAA to, among other things, add a definitive term to the agreement to provide that PAA will use its reasonable last efforts to obtain the best price for Plains' oil production.

    Prior to the reorganization, Plains used a centralized cash management system under which Plains' cash receipts were remitted to Plains Resources and Plains' cash disbursements were funded by Plains Resources. Plains' was charged interest on any amounts, other than income taxes payable, due to Plains Resources at the average effective interest rate of Plains Resources long-term debt. For the years ended December 31, 2002 and 2001 Plains was charged $10.7 million and $20.4 million, respectively, of interest on amounts payable to Plains Resources. Of such amounts, $9.3 million and $10.5 million was included in interest expense in 2002 and 2001, respectively, and $1.4 million and $3.1 million was capitalized in oil and gas properties in 2002 and 2001, respectively. To compensate Plains Resources for services rendered under a services agreement, Plains was allocated direct and indirect corporate and administrative costs of Plains Resources. Such costs for the years ended December 31, 2002 and 2001 totaled $4.4 million and $8.2 million, respectively. Of such amounts, $3.1 million and $6.1 million was included in general and administrative expense in 2002 and 2001, respectively, and $1.3 million and $2.1 million was capitalized in oil and gas properties in 2002 and 2001, respectively. In addition, through December 31, 2002 Plains Resources charged Plains $10.8 million under the terms of the Plains transition services agreement, prior to the reorganization discussed in "Questions and Answers About the Merger," beginning on page iv. Plains Resources entered into various derivative instruments to reduce Plains' exposure to decreases in the market price of crude oil. At the time of the reorganization, all open derivative instruments held by Plains Resources on Plains' behalf were assigned to Plains.

    Plains from time to time charters private aircraft from Gulf Coast Aviation Inc., or Gulf Coast, which is not affiliated with Plains or its employees. On certain occasions the airplanes that Gulf Coast charters for a Plains trip are owned by Mr. Flores. In 2002, Plains paid approximately $0.2 million to Gulf Coast in connection with airplane chartering services Gulf Coast provided to Plains using Mr. Flores' airplanes. The charters are arranged through arms-length dealings with Gulf Coast and the rates are market-based.

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Spin-off Agreements

  Master Separation Agreement

    Overview. To effect Plains' separation from Plains Resources, Plains entered into a master separation agreement on July 3, 2002 with Plains Resources. The master separation agreement provides for the separation of substantially all of the upstream assets and liabilities of Plains Resources, other than its Florida operations. The master separation agreement provides for, among other things:

   .  the separation;

   .  the spin-off;

   .  cross-indemnification provisions;

   . allocation of fees related to these transactions between Plains and Plains Resources;

   . other provisions governing Plains' relationship with Plains Resources, including mandatory dispute arbitration, sharing information, confidentiality and other covenants;

   .  a noncompetition provision; and

   . Plains entering into the ancillary agreements discussed below with Plains Resources.

    Separation. To effect the separation, on July 3, 2002, Plains Resources transferred to Plains assets and liabilities related to Plains Resources' upstream business (other than its Florida operations), including the capital stock of Arguello Inc., Plains Illinois Inc., PMCT, Inc. and Plains Resources International Inc., miscellaneous upstream assets and related hedging agreements. Plains assumed the liabilities associated with the transferred assets and businesses. Except as set forth in the master separation agreement, no party made any representation or warranty as to the assets or liabilities transferred as a part of the separation, and all assets were transferred on an "as is, where is" basis.

    Reorganization. The master separation agreement provides for an internal reorganization within Plains Resources, including:

   .  Plains' conversion into a Delaware corporation; and

   . before the spin-off, the merger of Stocker Resources, Inc. (Plains' general partner before Plains converted from a limited partnership to a corporation) into Plains Resources.

    Indemnification. The master separation agreement provides for cross-indemnities intended to place sole financial responsibility on Plains for all liabilities associated with the current and historical businesses and operations Plains conduct after giving effect to the separation, regardless of the time those liabilities arose, and to place sole financial responsibility for liabilities associated with Plains Resources' other businesses with Plains Resources and its other subsidiaries. The master separation agreement also contains indemnification provisions under which Plains and Plains Resources each indemnify the other with respect to breaches by the indemnifying party of the master separation agreement or any of the ancillary agreements described below. Plains agreed to indemnify Plains Resources and its other subsidiaries against liabilities arising from misstatements or omissions in the various offering documents for the exchange offer related to Plains' 8.75% senior subordinated notes or the spin-off including related prospecti or in documents to be filed with the SEC in connection therewith, except for information regarding Plains Resources provided by Plains Resources for inclusion in such documents. Plains Resources agreed to indemnify Plains against liabilities arising from misstatements or omissions in the various offering documents for the exchange offer related to Plains' 8.75% senior subordinated notes or the spin-off, including related prospecti or in documents to be filed with the SEC in connection therewith if such information was provided by Plains Resources.


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    The master separation agreement contains a general release under which
Plains released Plains Resources and its subsidiaries, affiliates, successors and assigns, and Plains Resources released Plains from any liabilities arising from events between Plains on the one hand, and Plains Resources or its subsidiaries on the other hand, occurring on or before the separation, including events in connection with activities to implement the separation, this offering and the spin-off. The general release does not apply to obligations under the master separation agreement or any ancillary agreement, to liabilities transferred to Plains, to future transactions between Plains and Plains Resources, or to specified contractual arrangements.

    Other provisions. The master separation agreement also provides for: (1) mandatory arbitration to settle disputes between Plains and Plains Resources;
(2) exchange of information between Plains Resources and Plains for purposes of conducting Plains' operations, meeting regulatory requirements, responding to regulatory or judicial proceedings, meeting SEC filing requirements, and other reasons; (3) preservation of legal privileges and (4) maintaining confidentiality of each other's information.

    In addition, Plains and Plains Resources agreed to enter into a new oil marketing agreement with PAA so that the agreement only applies to Plains and to add a definite term to the agreement.

    Non-competition. The master separation agreement provides that for three years, (1) Plains Resources and its subsidiaries will be prohibited from engaging in or acquiring any business engaged in any of the "upstream" activities of acquiring, exploiting, developing, exploring for and producing oil and gas in any state in the United States (except Florida), and (2) Plains will be prohibited from engaging in any of the "midstream" activities of marketing, gathering, transporting, terminalling and storing oil and gas (except to the extent any such activities are ancillary to, or in support of, any of Plains' upstream activities.)

  Employee Matters Agreement

    Plains also entered into the employee matters agreement with Plains Resources. The employee matters agreement does not address the treatment of Messrs. Flores, Raymond and Stephens, or the executives, except with respect to the treatment of their existing options to acquire Plains Resources common stock.

    Stock options and restricted stock awards. Under the employee matters agreement, as a result of the spin-off, all outstanding options to acquire Plains Resources common stock at the time of the spin-off were "split" into (1) an equal number of options to acquire Plains Resources common stock and (2) an equal number of stock appreciation rights, or SARs, with respect to Plains common stock. The exercise price for the original Plains Resources stock options were also "split" between the new Plains Resources stock options and the SARs based on the following relative amounts: 39.5% (Plains) and 60.5% (Plains Resources).

    Also, unless otherwise provided for in the agreement governing the restricted stock award, at the time of the spin-off all restricted stock awards for Plains Resources common stock were also "split" into (1) restricted stock awards for an equal number of shares of Plains Resources common stock and (2) restricted stock awards for an equal number of shares of Plains common stock.

    All recipients of Plains' SARs and restricted stock awards have received the benefit of prior service credit at Plains Resources and would have the same amount of vesting as they had under their related Plains Resources stock options and restricted stock awards, and vesting terms would remain unchanged. Likewise, with respect to employees and directors who stay with Plains Resources, their service at Plains Resources will count towards the vesting of their SARs even though they are not employed by Plains or do not serve on Plains' board of directors.

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    Unless a person is employed by or serves as a director for both Plains
Resources and Plains, termination of employment or service as a director for any reason at either company will count as termination for the same reason at the other company for purposes of vesting and termination of options, SARs, and restricted stock awards. If a person is employed by or serves as a director for both Plains Resources and Plains, termination for any reason at one company will not count as termination at the other company.

    Other plans. The employee matters agreement provided that (1) before the spin-off, Plains would establish a nonqualified deferred compensation plan for certain executive officers and, to the extent that any of the executives are participants in the Plains Resources deferred compensation plan, the related assets and liabilities under the Plains Resources plan would be transferred to Plains' plan, (2) on or before the spin-off, Plains Resources would transfer its 401(k) plan and welfare benefit plans to Plains and would form a similar 401(k) plan and similar welfare benefit plans, and (3) at the time of the spin-off, Plains would establish plans that mirror the fringe benefits and company policies of Plains Resources.

    Other. Under the employee matters agreement, Plains Resources retains liability for all incurred but not reported claims occurring before the spin-off, and Plains is liable for all claims incurred on or after the spin-off related to Plains' employees.

  Tax Allocation Agreement

    On July 3, 2002, Plains entered into the tax allocation agreement, which Plains and Plains Resources amended and restated on November 20, 2002. This agreement provides that, until the spin-off, Plains continued to be included in Plains Resources' consolidated federal income tax group, and Plains' federal income tax liability will be included in the consolidated federal income tax liability of Plains Resources. The amount of taxes that Plains will pay or receive with respect to consolidated or combined returns of Plains Resources in which Plains are included generally will be determined by multiplying Plains' net taxable income included in the Plains Resources consolidated tax return by the highest marginal tax rate applicable to the income. Plains Resources will not be required to pay Plains for the use of Plains' tax attributes that come into existence before the spin-off until such time as Plains would otherwise be able to utilize such attributes.

    If Plains Resources decides not to contest a proposed adjustment relating to Plains' activities, Plains may at Plains' expense contest the adjustment, but Plains may not settle or compromise any issues related to the tax liabilities of Plains Resources.

    In general, the agreement provides that Plains will be included in Plains Resources' consolidated group for federal income tax purposes until the time of the spin-off. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although this agreement allocates tax liabilities between Plains and Plains Resources during the period in which Plains was included in Plains Resources' consolidated group, Plains could be liable if any federal tax liability is incurred, but not discharged, by any other member of Plains Resources' consolidated group. In addition, to the extent Plains Resources' net operating losses are used in the consolidated return to offset Plains' taxable income from operations during the period January 1, 2002 through the spin-off, Plains will reimburse Plains Resources for the reduction in Plains' federal income tax liability resulting from the utilization of such net operating losses, but such reimbursement shall not exceed $3 million exclusive of any interest accruing under the agreement. Such liability is reflected in Plains' consolidated financial statements at December 31, 2002.

    Under the terms of this agreement, Plains agreed to indemnify Plains Resources if the spin-off is not tax-free to Plains Resources as a result of various actions taken by Plains or with respect to Plains' failure to take various actions.

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    In addition, Plains agreed that, during the three-year period following the spin-off, without the prior written consent of Plains Resources, Plains would not engage in transactions that could adversely affect the tax treatment of the spin-off unless Plains obtained a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off or provide adequate economic security to Plains Resources to ensure Plains would be able to comply with Plains' obligation under this agreement. Plains may not be able to control some of these events that could trigger this indemnification obligation.

    Plains also agreed to be liable for transfer taxes associated with the transfer of assets and liabilities in connection with the separation and the spin-off.

  Intellectual Property Agreement

    On July 3, 2002 Plains entered into the intellectual property agreement, which provides that Plains Resources will transfer to Plains ownership and all rights associated with certain trade names, trademarks, service marks and associated goodwill, including Arguello, Plains, Plains Energy, Plains E&P, Plains Exploration & Production, Plains Illinois, Plains Petroleum, Plains Resources, Plains Resources International, PLX, PMCT, Stocker Resources and the Plains logo. In addition, Plains will grant to Plains Resources a full license to use certain trade names including Plains Energy and Plains Resources, referred to as the Plains Marks, subject to certain limitations. These licenses are not transferable or assignable without Plains' written consent, except that Plains Resources may grant its subsidiaries sublicenses to use the Plains Marks.

    Plains Resources will not attempt to register a trade name or trademark that incorporates or is confusingly similar to the Plains Marks. Also, if Plains Resources develops new trademarks using the name "Plains," it must first obtain Plains' written approval. Plains will own such new trademarks and they will be considered subject to the terms of this agreement.

    The intellectual property agreement provides that Plains Resources will conform the nature and quality of its products and services offered in connection with the Plains Marks to Plains' reasonable design and quality standards. Further, Plains Resources will use the Plains Marks only in connection with its business.

  Plains Exploration & Production Transition Services Agreement

    On July 3, 2002 Plains entered into the Plains Exploration & Production transition services agreement, under which Plains Resources provided Plains the following services, on an interim basis:

   . management services, including managing Plains' operations, evaluating investment opportunities for us, overseeing Plains' upstream activities, and staffing;

   . tax services, including preparing tax returns and preparing financial statement disclosures;

   . accounting services, including maintaining general ledgers, preparing financial statements and working with Plains' auditors;

   . payroll services, including payment processing and complying with regulations relating to payroll services;

   . insurance services, including maintaining for the interim period the existing insurance that Plains Resources provides for us;

   . employee benefits services, including administering and maintaining the employee benefit plans that cover Plains' employees;

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   .  legal services, including typical and customary legal services; and

   . financial services, including helping Plains raise capital, preparing budgets and executing hedges.

    Plains Resources has charged Plains approximately $10.8 million as reimbursement of its costs of providing such services through December 31, 2002.

    This transition services agreement provides that Plains Resources will not be liable to Plains with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. Plains Resources will indemnify Plains for any liabilities arising from such gross negligence or misconduct. Plains will indemnify Plains Resources for any liabilities arising directly from the performance of the services by Plains Resources, except for liabilities caused by gross negligence or willful misconduct of Plains Resources. Plains Resources will disclaim all warranties and makes no representations as to the quality, suitability or adequacy of the services provided.

    Plains Resources will continue to provide services under this agreement until June 16, 2003, unless Plains and Plains Resources decide to terminate the agreement earlier.

Plains Resources Transition Services Agreement

    On July 3, 2002 Plains entered into the Plains Resources transition services agreement, under which Plains will provide Plains Resources the following services on an interim basis beginning on a date to be determined by both Plains and Plains Resources upon the transfer by Plains Resources of substantially all of its employees to Plains:

   . tax services, including preparing tax returns and preparing financial statement disclosures;

   . accounting services, including maintaining general ledgers, preparing financial statements and working with Plains Resources auditors;

   . payroll services, including payment processing and complying with regulations relating to payroll services;

   . employee benefits services, including administering and maintaining the employee benefit plans that cover Plains Resources' employees;

   .  legal services, including typical and customary legal services; and

   . financial services, including helping Plains Resources raise capital, preparing budgets and executing hedges.

    The services provided by Plains under the Plains Resources transition services agreement and the services provided by Plains Resources under the Plains Exploration & Production transition services agreement are substantially similar, except that:

   . the Plains Resources transition services agreement did not become effective until the spin-off occurred;

   . the Plains Resources transition services agreement does not cover management services, insurance services or operational services;


   . the tax services provided under the Plains Resources transition services agreement are not subject to the tax allocation agreement discussed on pages 193 and 194; and


   . the legal services provided under the Plains Exploration & Production transition services agreement include legal services that have been historically provided for it and its subsidiaries by Plains Resources. Plains will charge Plains Resources on a monthly basis Plains' costs of providing such services.

    In addition, Plains and Plains Resources may identify additional services that Plains will provide to Plains Resources under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by Plains and Plains Resources. Plains may allow one of Plains' subsidiaries or a qualified third party to provide the services under this agreement, but Plains will be responsible for the performance of the services.

    Plains will be obligated to provide the services with substantially the same degree of care as Plains employ for Plains' own operations. Plains may change the manner in which Plains provide the services so long as Plains deem such change to be necessary or desirable for Plains' own operations.

    This transition services agreement provides that Plains will not be liable to Plains Resources with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. Plains will indemnify Plains Resources for any liabilities arising from such gross negligence or misconduct. Plains Resources will indemnify Plains for any liabilities arising directly from Plains' performance of the services, except for liabilities caused by Plains' gross negligence or willful misconduct. Plains will disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

    The term of this agreement expires on June 8, 2003, unless Plains and Plains Resources decide to terminate the agreement earlier. Plains and Plains Resources may agree to extend the term if necessary or desirable.

Technical Services Agreement

    On July 3, 2002 Plains entered into the technical services agreement, which provides that, beginning on a date to be determined by Plains and Plains Resources, Plains will provide Calumet Florida certain engineering and technical support services required to support operation and maintenance of the oil and gas properties owned by Calumet, including geological, geophysical, surveying, drilling and operations services, environmental and other governmental or regulatory compliance related to oil and gas activities and other oil and gas engineering services as requested, and accounting services.

    Plains Resources will reimburse Plains for Plains' costs to produce these services.


    In addition, Plains and Plains Resources may identify additional services that Plains will provide to Plains Resources under this agreement in the future. The terms and costs of these additional services will be mutually agreed upon by Plains and Plains Resources. Plains may allow one of Plains' subsidiaries or a qualified third party to provide the services under this agreement, but Plains will be responsible for the performance of the services.


    Plains and Plains Resources may agree to specific performance metrics that Plains must meet. Where no parameters are provided, Plains will (1) perform the services in accordance with the policies and procedures in effect before this agreement, (2) exercise the same care and skill as Plains exercise in performing similar services for Plains' subsidiaries, and (3) in cases where there is common personnel, equipment or facilities for services provided to Plains' subsidiaries and Plains Resources, not favor Plains Resources or Plains' subsidiaries over the other. Plains may change the manner in which Plains provide the services so long as Plains are making similar changes to the services Plains are providing to Plains' subsidiaries. Plains are not obligated to provide any service to the extent it is impracticable as a result of causes outside of Plains' control.

    The technical services agreement provides that Plains will not be liable to Plains Resources or Calumet with respect to the performance of the services, except in the case of gross negligence or willful misconduct in providing the services. Plains will indemnify Plains Resources and Calumet for any liabilities arising from such gross negligence or misconduct. Plains Resources will indemnify Plains for any liabilities arising directly from the performance of the services, except for liabilities caused by Plains' gross negligence or willful misconduct. Plains disclaim all warranties and make no representations as to the quality, suitability or adequacy of the services provided.

    Plains will provide the services until (1) Calumet is no longer a subsidiary of Plains Resources, (2) Calumet transfers substantially all of its assets to a person that is not a subsidiary of Plains Resources, (3) July 2005 or (4) when all the services are terminated as provided in the agreement. Plains Resources may terminate the agreement as to some or all of the services at any time by giving Plains at least 90 days' written notice.

             SECURITY OWNERSHIP OF PLAINS' PRINCIPAL STOCKHOLDERS


    Please see "Security Ownership of Principal Stockholders--Plains" on page 152 for a description of the security ownership of Plains' principal stockholders, directors, and named executive officers.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Plains' directors and executive officers, and persons who own more than ten percent of a registered class of Plains' equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of Plains common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC's regulations to furnish Plains and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

    To Plains' knowledge, based solely on a review of the copies of such reports furnished to Plains and written representations that no other reports were required, Plains believes that all reporting obligations of Plains' officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2002.

                     RATIFICATION OF INDEPENDENT AUDITORS

    The audit committee of Plains' board has appointed PricewaterhouseCoopers LLP, certified public accountants, as auditors to examine the financial statements of Plains for the fiscal year ending December 31, 2003, and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the adverse vote will be considered as a direction to the audit committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2003, will be permitted to stand unless the audit committee finds other reasons for making a change. It is understood that even if the selection of PricewaterhouseCoopers is ratified, the audit committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of Plains and its stockholders.

    The ratification of PricewaterhouseCoopers requires the affirmative vote of holders of a majority of the shares of Plains common stock present, in person or proxy, and entitled to vote at the annual meeting.

    Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    The Plains audit committee recommends that Plains stockholders vote "FOR" the proposal to ratify the selection of PricewaterhouseCoopers LLP as Plains' independent auditors for the fiscal year ending December 31, 2003.

                                    EXPERTS

    The consolidated financial statements of Plains Exploration & Production Company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    Certain information with respect to the oil and gas reserves associated with Plains' oil and gas properties is derived from the reports of Netherland, Sewell & Associates, Inc., Ryder Scott Company, L.P., and H.J. Gruy and Associates, Inc., independent petroleum consulting firms, and has been included in this proxy statement/prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

    The consolidated financial statements of 3TEC Energy Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2001 consolidated financial statements refers to a change to the method of accounting for derivative instruments and hedging activities.

    Certain information with respect to the oil and gas reserves associated with 3TEC's oil and gas properties is derived from the reports of Ryder Scott Company, L.P., an independent petroleum consulting firm, and has been included in this proxy statement/prospectus upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

                                 LEGAL MATTERS

    The validity of the Plains common stock offered hereby will be passed upon by Akin Gump Strauss Hauer & Feld LLP. In addition, Akin Gump Strauss Hauer & Feld LLP and Thompson & Knight LLP have delivered opinions to Plains and 3TEC, respectively, as to certain tax matters. Fulbright and Jaworski L.L.P., special tax counsel to Plains, has delivered its opinion to Plains that the merger will not adversely affect the tax treatment of the spin-off of Plains from Plains Resources under Section 355 of the Code as ruled by the Internal Revenue Service in its private letter rulings dated November 5, 2002 and May 22, 2002.

                             STOCKHOLDER PROPOSALS


    Plains' secretary must receive stockholders' proposals intended to be presented at our 2004 annual meeting at our principal executive office on or before December 15, 2003 to be considered for inclusion in our proxy statement and form of proxy for the meeting. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if Plains' secretary receives any stockholder proposal at Plains' principal executive office before February 28, 2004 but after December 15, 2003, that is intended to be presented at our 2004 annual meeting without inclusion in our proxy statement for the meeting, the proxies designated by Plains' board will have discretionary authority to vote on such proposal.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" business and financial information that is not included in or delivered with this document, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

    This document incorporates by reference the documents set forth below:

   . 3TEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

   .  3TEC's Current Report on Form 8-K, filed on February 4, 2003.

    We are also incorporating by reference additional documents that may be filed with the SEC between the date of the filing of this document and the date of this document's effectiveness.

    You can obtain any of the documents listed above from 3TEC or the SEC. Documents listed above are available from 3TEC without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this document may obtain documents listed above by requesting them upon written or oral request from us at the following address:

                            3TEC Energy Corporation
                         700 Milam Street, Suite 1100
                             Houston, Texas 77002
                         Attention: Investor Relations
                                (713) 821-7100


    If you would like to request documents from 3TEC, please do so by May 23, 2003 to receive timely delivery of the documents in advance of the 3TEC special meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Plains and 3TEC file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Plains and 3TEC file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-8330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov; by Plains at www.plainsxp.com and by 3TEC at www.3tecenergy.com.

    Plains filed a registration statement on Form S-4 to register with the SEC the Plains common stock that Plains will issue to 3TEC stockholders in the merger. This document is part of that registration statement and constitutes a prospectus of Plains in addition to being a proxy statement for Plains for the Plains annual meeting and a proxy statement for 3TEC for 3TEC's special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    If you are a stockholder of Plains or 3TEC, you can obtain copies of our annual and quarterly reports from us or the SEC. These documents are available from us without charge, excluding all exhibits. Stockholders may obtain reports of Plains by requesting them in writing from Plains at the following address:

                    Plains Exploration & Production Company
                         500 Dallas Street, Suite 700
                             Houston, Texas 77002
                         Attention: Investor Relations

    Stockholders may obtain reports of 3TEC by requesting them in writing from 3TEC at the following address:

                            3TEC Energy Corporation
                         700 Milam Street, Suite 1100
                             Houston, Texas 77002
                         Attention: Investor Relations


    If you would like to request documents from us, please do so by May 23, 2003 so that you may receive them before the Plains annual meeting and 3TEC special meeting. You should rely only on the information contained in this document to vote on the proposals submitted by the Plains board. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated May 1, 2003. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to 3TEC and Plains stockholders nor the issuance of Plains common stock in the merger shall create any implication to the contrary.


    Plains has provided all of the information contained in this document with respect to Plains and 3TEC has provided all of the information contained in this document with respect to 3TEC.

    If you own Plains common stock, 3TEC common stock or 3TEC preferred stock, please sign, date and promptly mail the enclosed proxy in the enclosed prepaid envelope. Prompt return of your proxy will help save additional solicitation expense.

                         GLOSSARY OF OIL AND GAS TERMS

    The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this document:

    API gravity. A system of classifying oil based on its specific gravity, whereby the greater the gravity, the lighter the oil.

    Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

    Bcfe.  One billion cubic feet of gas equivalent.

    BOE. One stock tank barrel equivalent of oil, calculated by converting gas volumes to equivalent oil barrels at a ratio of 6 Mcf to 1 Bbl of oil.

    Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

    Differential. An adjustment to the price of oil from an established spot market price to reflect differences in the quality and/or location of oil.

    Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

    Farm-in. An agreement between a participant who brings a property into the venture and another participant who agrees to spend an agreed amount to explore and develop the property and has no right of reimbursement but may gain a vested interest in the venture. A "farm-in" describes the position of the participant who agrees to spend the agreed-upon sum of money to gain a vested interest in the venture.

    Gas.  Natural gas.

    Gross acres. The total acres in which a person or entity has a working interest.

    Gross oil and gas wells. The total wells in which a person or entity owns a working interest.

    Infill drilling. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field.

    MBbl.  One thousand barrels of oil or other liquid hydrocarbons.

    MBOE.  One thousand BOE.

    Mcf.  One thousand cubic feet of gas.

    Mcfe.  One thousand cubic feet of gas equivalent.

    Midstream. The portion of the oil and gas industry focused on marketing, gathering, transporting and storing oil.

    MMBbl.  One million barrels of oil or other liquid hydrocarbons.

    MMBOE.  One million BOE.

    MMBtu.   One million British Thermal units. One British thermal unit is the amount of heat required to raise the temperature of one pound of water to one degree Fahrenheit.

    MMcf.  One million cubic feet of gas.

    MMcfe.  One million cubic feet of gas equivalent.

    Net acres.  Gross acres multiplied by the percentage working interest.

    Net oil and gas wells. Gross wells multiplied by the percentage working interest.

    Net production. Production that is owned, less royalties and production due others.

    Net revenue interest. Our share of petroleum after satisfaction of all royalty and other non-cost-bearing interests.

    NYMEX.  New York Mercantile Exchange.

    Oil.  Crude oil, condensate and natural gas liquids.

    Operator. The individual or company responsible for the exploration and/or exploitation and/or production of an oil or gas well or lease.

    PV-10. The pre-tax present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions).

    Proved developed reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

    Proved reserves. Per Article 4-10(a)(2) of Regulation S-X, the SEC defines proved oil and gas reserves as the estimated quantities of oil, gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

    Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes: (i) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (ii) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

    Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

    Estimates of proved reserves do not include: (i) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (ii) oil, gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (iii) oil, gas, and natural gas liquids, that may occur in undrilled prospects; and (iv) oil, gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

    Proved reserve additions. The sum of additions to proved reserves from extensions, discoveries, improved recovery, acquisitions and revisions of previous estimates.

    Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

    Reserve life. A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year-end by production for that year.

    Reserve replacement cost. The cost per BOE of reserves added during a period calculated by using a fraction, the numerator of which equals the costs incurred for the relevant property acquisition, exploration, exploitation and development and the denominator of which equals changes in proved reserves due to revisions of previous estimates, extensions, discoveries, improved recovery and other additions and purchases of reserves in-place.

    Reserve replacement ratio. The proved reserve additions for the period divided by the production for the period.

    Royalty. An interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

    Standardized measure. The present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of price changes to the extent provided by contractual arrangements), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on current costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

    Undeveloped acreage. Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

    Upstream. The portion of the oil and gas industry focused on acquiring, exploiting, developing, exploring for and producing oil and gas.

    Waterflood. A secondary recovery operation in which water is injected into the producing formation to maintain reservoir pressure and force oil toward and into the producing wells.

    Working interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                           Page
Plains Exploration & Production Company
   Report of Independent Accountants......................................................  F-2
   Consolidated Balance Sheets as of December 31, 2002 and 2001...........................  F-3
   Consolidated Statements of Income for the years ended December 31, 2002, 2001 and
     2000.................................................................................  F-4
   Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and
     2000.................................................................................  F-5
   Consolidated Statements of Comprehensive Income for the years ended
     December 31, 2002, 2001, and 2000....................................................  F-6
   Consolidated Statements of Stockholders' Equity for the years ended December 31, 2002,
     2001, and 2000.......................................................................  F-7
   Notes to Consolidated Financial Statements.............................................  F-8
3TEC Energy Corporation and Subsidiaries
   Report of Independent Auditors......................................................... F-39
   Consolidated Balance Sheets as of December 31, 2002 and 2001........................... F-40
   Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and
     2000................................................................................. F-41
   Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and
     2000................................................................................. F-42
   Consolidated Statements of Changes in Stockholders' Equity for the years ended
     December 31, 2002, 2001 and 2000..................................................... F-43
   Notes to Consolidated Financial Statements............................................. F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Plains Exploration & Production Company

    In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Plains Exploration & Production Company and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities, effective January 1, 2001.

PricewaterhouseCoopers LLP

Houston, Texas
March 10, 2003

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                          CONSOLIDATED BALANCE SHEETS

                           (in thousands of dollars)

                                                                      December 31,
                                                                  --------------------
                                                                     2002       2001
                                                                  ---------  ---------
                             ASSETS
Current Assets
   Cash and cash equivalents..................................... $   1,028  $      13
   Accounts receivable--Plains All American Pipeline, L.P........    22,943     12,331
   Other accounts receivable.....................................     5,925      3,091
   Commodity hedging contracts...................................     2,594     21,787
   Inventories...................................................     5,198      4,629
   Other current assets..........................................     1,051        960
                                                                  ---------  ---------
                                                                     38,739     42,811
                                                                  ---------  ---------
Property and Equipment, at cost
   Oil and natural gas properties--full cost method
       Subject to amortization...................................   629,454    561,034
       Not subject to amortization...............................    30,045     33,371
   Other property and equipment..................................     2,207      1,516
                                                                  ---------  ---------
                                                                    661,706    595,921
   Less allowance for depreciation, depletion and amortization...  (168,494)  (140,804)
                                                                  ---------  ---------
                                                                    493,212    455,117
                                                                  ---------  ---------
Other Assets.....................................................    18,929     18,827
                                                                  ---------  ---------
                                                                  $ 550,880  $ 516,755
                                                                  =========  =========
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable and other current liabilities................ $  38,577  $  34,056
   Commodity hedging contracts...................................    24,572         --
   Royalties payable.............................................    11,873      7,271
   Interest payable..............................................     9,207         41
   Payable to Plains Resources Inc...............................     1,435         --
   Current maturities of long-term debt..........................       511        511
                                                                  ---------  ---------
                                                                     86,175     41,879
                                                                  ---------  ---------
Payable to Plains Resources Inc.                                         --    235,161
                                                                  ---------  ---------
Long-Term Debt
   8.75% Senior Subordinated Notes...............................   196,855         --
   Revolving credit facility.....................................    35,800         --
   Other.........................................................       511      1,022
                                                                  ---------  ---------
                                                                    233,166      1,022
                                                                  ---------  ---------
Other Long-Term Liabilities......................................     6,303      1,413
                                                                  ---------  ---------
Deferred Income Taxes............................................    51,416     57,193
                                                                  ---------  ---------
Commitments and Contingencies (Note 8)
Stockholders' Equity
   Common stock, $0.01 par value, 100,000,000 shares authorized,
     24,224,448 shares issued and outstanding....................       244         --
   Additional paid-in capital....................................   174,279         --
   Retained earnings.............................................    12,155         --
   Combined owner's equity.......................................        --    164,203
   Accumulated other comprehensive income........................   (12,858)    15,884
                                                                  ---------  ---------
                                                                    173,820    180,087
                                                                  ---------  ---------
                                                                  $ 550,880  $ 516,755
                                                                  =========  =========

                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

               (in thousands of dollars, except per share data)

                                                                  Year Ended December 31,
                                                               ----------------------------
                                                                 2002      2001      2000
                                                               --------  --------  --------
Revenues
   Oil sales to Plains All American Pipeline, L.P............. $178,038  $174,895  $126,434
   Gas sales..................................................   10,299    28,771    16,017
   Other operating revenues...................................      226       473        --
                                                               --------  --------  --------
                                                                188,563   204,139   142,451
                                                               --------  --------  --------
Costs and Expenses
   Production expenses........................................   78,451    63,795    56,228
   General and administrative
       Stock appreciation rights..............................    3,653        --        --
       Spin-off costs.........................................      777        --        --
       Other..................................................   10,756    10,210     6,308
   Depreciation, depletion and amortization...................   30,359    24,105    18,859
                                                               --------  --------  --------
                                                                123,996    98,110    81,395
                                                               --------  --------  --------
Income from Operations........................................   64,567   106,029    61,056
Other Income (Expense)
   Expenses of terminated public equity offering..............   (2,395)       --        --
   Interest expense...........................................  (19,377)  (17,411)  (15,885)
   Interest and other income..................................      174       463       343
                                                               --------  --------  --------
Income Before Income Taxes and Cumulative Effect of Accounting
  Change......................................................   42,969    89,081    45,514
   Income tax expense
       Current................................................   (6,353)   (6,014)   (2,431)
       Deferred...............................................  (10,379)  (28,374)  (14,334)
                                                               --------  --------  --------
Income Before Cumulative Effect of Accounting Change..........   26,237    54,693    28,749
   Cumulative effect of accounting change, net of tax benefit.       --    (1,522)       --
                                                               --------  --------  --------
Net Income.................................................... $ 26,237  $ 53,171  $ 28,749
                                                               ========  ========  ========
Basic and Diluted Earnings Per Share
   Income before cumulative effect of accounting change....... $   1.08  $   2.26  $   1.19
   Cumulative effect of accounting change.....................       --     (0.06)       --
                                                               --------  --------  --------
   Net income................................................. $   1.08  $   2.20  $   1.19
                                                               ========  ========  ========
Weighted Average Shares Outstanding
   Basic......................................................   24,193    24,200    24,200
                                                               ========  ========  ========
   Diluted....................................................   24,201    24,200    24,200
                                                               ========  ========  ========

                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (in thousands of dollars)

                                                               Year Ended December 31,
                                                           ------------------------------
                                                              2002       2001      2000
                                                           ---------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................ $  26,237  $  53,171  $ 28,749
Items not affecting cash flows from operating activities
   Depreciation, depletion and amortization...............    30,359     24,105    18,859
   Deferred income taxes..................................    10,379     28,374    14,334
   Cumulative effect of adoption of accounting change.....        --      1,522        --
   Change in derivative fair value........................        --      1,055        --
   Other noncash items....................................       457        996        --
Change in assets and liabilities from operating activities
   Accounts receivable and other assets...................   (11,964)     9,197     7,597
   Inventories............................................      (576)      (591)     (195)
   Payable to Plains Resources Inc........................     4,946         --        --
   Accounts payable and other liabilities.................    18,988     (1,021)   10,120
                                                           ---------  ---------  --------
Net cash provided by operating activities.................    78,826    116,808    79,464
                                                           ---------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition, exploration and development costs............   (64,497)  (125,753)  (70,505)
Additions to other property and equipment.................      (190)      (127)     (366)
Proceeds from property sales..............................       529         --        --
                                                           ---------  ---------  --------
Net cash used in investing activities.....................   (64,158)  (125,880)  (70,871)
                                                           ---------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments of long-term debt......................      (511)      (511)     (511)
Change in revolving credit facility.......................    35,800         --        --
Proceeds from debt issuance...............................   196,752         --        --
Debt issuance costs.......................................    (5,936)        --        --
Contribution from Plains Resources Inc....................    52,200         --        --
Distribution to Plains Resources Inc......................  (311,964)        --        --
Receipts from (payments to) Plains Resources Inc..........    20,363      9,060   (12,621)
Other.....................................................      (357)        --        --
                                                           ---------  ---------  --------
Net cash provided by (used in) financing activities.......   (13,653)     8,549   (13,132)
                                                           ---------  ---------  --------
Net increase (decrease) in cash and cash equivalents......     1,015       (523)   (4,539)
Cash and cash equivalents, beginning of period............        13        536     5,075
                                                           ---------  ---------  --------
Cash and cash equivalents, end of period.................. $   1,028  $      13  $    536
                                                           =========  =========  ========

                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                           (in thousands of dollars)

                                                                             Year Ended December 31,
                                                                            --------------------------
                                                                              2002      2001    2000
                                                                            --------  -------  -------
Net Income................................................................. $ 26,237  $53,171  $28,749
                                                                            --------  -------  -------
Other Comprehensive Income (Loss)
   Commodity hedging contracts:
       Cumulative effect of accounting change, net of taxes of
         $4,454............................................................       --    6,967       --
       Change in fair value, net of taxes of $(24,970) and $7,634..........  (37,298)  10,978       --
       Reclassification adjustment for settled contracts, net of taxes
         of $(5,897) and $1,388............................................    8,850   (2,061)      --
   Interest rate swap, net of tax benefit of $119..........................     (178)      --       --
   Minimum pension liability adjustment, net of tax benefit of $77.........     (116)      --       --
                                                                            --------  -------  -------
                                                                             (28,742)  15,884       --
                                                                            --------  -------  -------
Comprehensive Income (Loss)................................................ $ (2,505) $69,055  $28,749
                                                                            ========  =======  =======



                See notes to consolidated financial statements.

                   PLAINS EXPLORATION AND PRODUCTION COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    (share and dollar amounts in thousands)

                                                                                                       Accumulated
                                            Combined   Common Stock  Additional                           Other
                                            Owner's   --------------  Capital   Contribution Retained Comprehensive
                                             Equity   Shares  Amount  Paid-in    Receivable  Earnings    Income       Total
                                           ---------  ------  ------ ---------- ------------ -------- ------------- ---------
Balance at December 31, 1999.............. $  82,283      --   $ --   $     --     $  --     $    --    $     --    $  82,283
Net income................................    28,749      --     --         --        --          --          --       28,749
Other comprehensive income................        --      --     --         --        --          --          --           --
                                           ---------  ------   ----   --------     -----     -------    --------    ---------
Balance at December 31, 2000..............   111,032      --     --         --        --          --          --      111,032
Net income................................    53,171      --     --         --        --          --          --       53,171
Other comprehensive income................        --      --     --         --        --          --      15,884       15,884
                                           ---------  ------   ----   --------     -----     -------    --------    ---------
Balance at December 31, 2001..............   164,203      --     --         --        --          --      15,884      180,087
Net income................................    14,082      --     --         --        --      12,155          --       26,237
Contribution of amounts due to Plains
 Resources Inc............................   255,991      --     --         --        --          --          --      255,991
Distribution to Plains Resources Inc......  (311,964)     --     --         --        --          --          --     (311,964)
Cash contribution by Plains Resources
 Inc......................................     5,000      --     --         --        --          --          --        5,000
Incorporation and capitalization of Plains
 Exploration & Production Company.........  (127,312) 24,200    242    127,070        --          --          --           --
Contributions by Plains Resources Inc.
   Cash...................................        --      --     --     47,200        --          --          --       47,200
   Receivable.............................        --      --     --        510      (510)         --          --           --
   Other..................................        --      --     --      4,314        --          --          --        4,314
Spin-off by Plains Resources Inc..........        --    (141)    --     (4,335)       --          --          --       (4,335)
Restricted stock awards
   Issuance of restricted stock...........        --     165      2      1,500        --          --          --        1,502
   Deferred compensation..................        --      --     --     (1,470)       --          --          --       (1,470)
Other comprehensive income................        --      --     --         --        --          --     (28,742)     (28,742)
                                           ---------  ------   ----   --------     -----     -------    --------    ---------
Balance at December 31, 2002.............. $      --  24,224   $244   $174,789     $(510)    $12,155    $(12,858)   $ 173,820
                                           =========  ======   ====   ========     =====     =======    ========    =========


                See notes to consolidated financial statements.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--Organization and Significant Accounting Policies

  Organization

    The consolidated financial statements of Plains Exploration & Production Company ("PXP", "us", "our", or "we") include the accounts of our wholly-owned subsidiaries Arguello Inc., Plains Illinois, Inc. and other immaterial subsidiaries. We are a Delaware corporation that was converted from a limited partnership in September 2002. All significant intercompany transactions have been eliminated. Certain reclassifications have been made to prior year statements to conform to the current year presentation.

    We are an independent energy company that is engaged in the "upstream" oil and gas business. The upstream business acquires, exploits, develops, explores for and produces oil and gas. Our upstream activities are all located in the United States.

    Under the terms of a Master Separation Agreement between us and Plains Resources, on July 3, 2002 Plains Resources contributed to us: (i) 100% of the capital stock of its wholly owned subsidiaries that own oil and gas properties offshore California and in Illinois; and (ii) all amounts payable to it by us and our subsidiary companies (the "reorganization"). The contribution of the amounts payable to Plains Resources is reflected in Stockholders' Equity.

    On July 3, 2002 we issued $200.0 million of 8.75% Senior Subordinated Notes due 2012 (the "8.75% Notes") and entered into a $300.0 million revolving credit facility. The net proceeds from the 8.75% notes, $195.3 million, and $116.7 million borrowed under the credit facility were used to pay a $312.0 million cash distribution to Plains Resources.

    Effective at the time of the reorganization we assumed direct ownership and control of Arguello Inc., Plains Illinois, Inc., and two other subsidiaries. Accordingly, for periods subsequent to the reorganization, the financial information is presented on a consolidated basis. For periods prior to the reorganization, the historical operations of the businesses owned by PXP, Arguello Inc., Plains Illinois, Inc. and the two other subsidiaries, all previously referred to as the Upstream Subsidiaries of Plains Resources Inc., were presented on a carve-out combined basis since no direct owner relationship existed among the various operations comprising these businesses. Accordingly, Plains Resources' net investment in the businesses (combined owners' equity) was shown in lieu of stockholder's equity in the historical financial statements.

    In June 2002 we filed a registration statement on Form S-1 with the Securities and Exchange Commission for the initial public offering (the "IPO"), of our common stock. We terminated the IPO in October 2002, primarily due to market conditions. As a result, costs and expenses of $2.4 million incurred in connection with the IPO were charged to expense during 2002.

    In September 2002 we were capitalized with 24.2 million shares of common stock, all of which were owned by Plains Resources. As a result of the capitalization, Combined Owners Equity as of June 30, 2002 was reclassified between Common Stock and Additional Paid-in Capital. Retained Earnings at December 31, 2002 represents our earnings from June 30, 2002 through December 31, 2002.

    On December 18, 2002 Plains Resources distributed 24.1 million of the issued and outstanding shares of our common stock to the holders of Plains Resources' common stock on the basis of one share of our common stock for every one share of Plains Resources common stock held as of the

                    PLAINS EXPLORATION & PRODUCTION COMPANY
close of business on December 11, 2002 (the "spin-off") and contributed 0.1 million shares of our common stock to us. Prior to the spin-off Plains Resources made a $52.2 million in cash capital contribution to us and transferred to us certain assets and liabilities of Plains Resources ($4.3 million, net), primarily related to land, unproved oil and gas properties, office equipment and pension obligations. In addition, as a result of the spin-off certain tax attributes previously considered in the deferred income tax liabilities allocated to us ($4.3 million) and recognized in our financial statements remained with Plains Resources. The cash contributions, the transfer of assets and the assumption of certain liabilities by us and the effect of the increase in our deferred tax liabilities are reflected in Additional Paid-in Capital in Stockholders' Equity.

    These financial statements include allocations of direct and indirect corporate and administrative costs of Plains Resources made prior to the reorganization. The methods by which such costs were estimated and allocated to us were deemed reasonable by Plains Resources' management; however, such allocations and estimates are not necessarily indicative of the costs and expenses that would have been incurred had we operated as a separate entity. Allocations of such costs are considered to be related party transactions and are discussed in Note 4.

  Significant Accounting Policies

    Oil and Gas Properties. We follow the full cost method of accounting whereby all costs associated with property acquisition, exploration, exploitation and development activities are capitalized. Such costs include internal general and administrative costs such as payroll and related benefits and costs directly attributable to employees engaged in acquisition, exploration, exploitation and development activities. General and administrative costs associated with production, operations, marketing and general corporate activities are expensed as incurred. These capitalized costs along with our estimate of future development and abandonment costs, net of salvage values and other considerations, are amortized to expense by the unit-of-production method using engineers' estimates of proved oil and natural gas reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated. Interest is capitalized on oil and natural gas properties not subject to amortization and in the process of development. Proceeds from the sale of oil and natural gas properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. Unamortized costs of proved properties are subject to a ceiling which limits such costs to the present value of estimated future cash flows from proved oil and natural gas reserves of such properties (including the effect of any related hedging activities) reduced by future operating expenses, development expenditures and abandonment costs (net of salvage values), and estimated future income taxes thereon.

    Other Property and Equipment. Other property and equipment is recorded at cost and consists primarily of office furniture and fixtures and computer hardware and software. Acquisitions, renewals, and betterments are capitalized; maintenance and repairs are expensed. Depreciation is provided using the straight-line method over estimated useful lives of three to seven years. Net gains or losses on property and equipment disposed of are included in interest and other income in the period in which the transaction occurs.

    Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date

                    PLAINS EXPLORATION & PRODUCTION COMPANY
of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include
(1) oil and natural gas reserves, (2) depreciation, depletion and amortization, including future abandonment costs, (3) income taxes and (4) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

    Cash and Cash Equivalents. Cash and cash equivalents consist of all demand deposits and funds invested in highly liquid instruments with original maturities of three months or less. At December 31, 2002 and 2001, the majority of cash and cash equivalents is concentrated in one institution and at times may exceed federally insured limits. We periodically assess the financial condition of the institution and believe that any possible credit risk is minimal.

    Inventory. Oil inventories are carried at the lower of the cost to produce or market value. Materials and supplies inventory is stated at the lower of cost or market with cost determined on an average cost method. Inventory consists of the following (in thousands):

                                             December 31,
                                             -------------
                                              2002   2001
                                             ------ ------
                      Oil................... $  730 $  428
                      Materials and supplies  4,468  4,201
                                             ------ ------
                                             $5,198 $4,629
                                             ====== ======

    Other Assets.  Other assets consists of the following (in thousands):

                                               December 31,
                                              ---------------
                                               2002    2001
                                              ------- -------
                  Land....................... $ 8,853 $ 8,103
                  Commodity hedging contracts   1,432   5,627
                  Debt issue costs, net......   5,485      --
                  Other......................   3,159   5,097
                                              ------- -------
                                              $18,929 $18,827
                                              ======= =======

    Costs incurred in connection with the issuance of long-term debt are capitalized and amortized using the straight-line method over the term of the related debt. Use of the straight-line method does not differ materially from the "effective interest" method of amortization.

    Federal and State Income Taxes. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

    Under the terms of a tax allocation agreement, our taxable income or loss prior to the spin-off is included in the consolidated income tax returns filed by Plains Resources. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other

                    PLAINS EXPLORATION & PRODUCTION COMPANY
member of the consolidated group. Accordingly, although this agreement allocates tax liabilities between us and Plains Resources during the period in which we are included in Plains Resources' consolidated group, we could be liable if any federal tax liability is incurred, but not discharged, by any other member of Plains Resources' consolidated group. In addition, to the extent Plains Resources' net operating losses are used in the consolidated return to offset our taxable income during the period January 1, 2002 through the spin-off, we will reimburse Plains Resources for the reduction in our federal income tax liability resulting from the utilization of such net operating losses, but such reimbursement shall not exceed $3.0 million exclusive of any interest accruing under the agreement. Such amount will be paid to Plains Resources in periods in which it makes federal income tax payments.

    Income tax obligations reflected in these financial statements are calculated assuming we filed a separate consolidated income tax return. Income taxes currently payable at December 31, 2001, which were forgiven in the reorganization, are included in Payable to Plains Resources in the consolidated balance sheet at December 31,2001. At December 31, 2002 current liabilities and other long-term liabilities include $0.2 million and $3.2 million, respectively, of income taxes payable to Plains Resources with respect to periods subsequent to the reorganization and the reimbursement due Plains Resources with respect to state taxes and the utilization of net operating losses.

    Revenue Recognition. Oil and gas revenue from our interests in producing wells is recognized when the production is delivered and the title transfers.

    Derivative Financial Instruments (Hedging). We utilize various derivative instruments to reduce our exposure to fluctuations in the market price of oil. The derivative instruments consist primarily of oil swap and option contracts entered into with financial institutions. See Note 2.

    Stock Based Compensation. We account for stock based compensation using the intrinsic value method. See Note 6.

    Earnings Per Share. In September 2002 we were capitalized with 24,200,000 shares of common stock, all of which were owned by Plains Resources. In accordance with SEC Staff Accounting Bulletin No. 98, this capitalization has been retroactively reflected for purposes for calculating earnings per share for the years ended December 31, 2001 and 2000. The weighted average shares outstanding for computing both basic and diluted earnings per share was 24,200,000 shares for the years ended December 31, 2001 and 2000. For the year ended December 31, 2002 weighted average shares outstanding for computing basic and diluted earnings per share were 24,193,000 and 24,201,000, respectively. In computing EPS, no adjustments were made to reported net income, and no potential common stock existed during the periods.

    Recent Accounting Pronouncements. Statement of Accounting Standards, or SFAS, No. 143, "Accounting for Asset Retirement Obligations" becomes effective January 1, 2003. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset. Each period the liability is accreted to its then present value, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. For all historical periods presented, we have included estimated future costs of abandonment and dismantlement in our full cost amortization base and these costs have been amortized as a component of our depletion expense.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

    We have completed our assessment of SFAS No. 143 and we estimate that at January 1, 2003 the present value of our future Asset Retirement Obligation ("ARO") for oil and gas properties and equipment is approximately $26.5 million. We estimate that the cumulative effect of our adoption of SFAS No. 143 and the change in accounting principle will result in an increase in net income during the first quarter of 2003 of $20.2 million (reflecting a $30.8 million decrease in accumulated depreciation, depletion and amortization, partially offset by $10.6 million in accretion expense), $12.3 million net of taxes. We estimate that we will record a liability of $26.5 million and an asset of $15.9 million in connection with the adoption of SFAS 143. There will be no impact on our cash flows as a result of adopting SFAS No. 143.

    In April 2002, SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," was issued. SFAS 145 rescinds SFAS 4 and SFAS 64 related to classification of gains and losses on debt extinguishment such that most debt extinguishment gains and losses will no longer be classified as extraordinary. SFAS 145 also amends SFAS 13 with respect to sales-leaseback transactions. The provisions of SFAS 145 have no effect on our financial statements.

    In July 2002, SFAS No. 146, "Accounting For Costs Associated with Exit or Disposal Activities" was issued. SFAS 146 is effective for exit or disposal activities initiated after December 31, 2002 and does not require previously issued financial statements to be restated. We will account for exit or disposal activities initiated after December 31, 2002 in accordance with the provisions of SFAS 146.

    In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123" was issued. SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. SFAS 148 does not change the provisions of SFAS 123 that permit entities to continue to apply the intrinsic value method of Accounting Principles Bulletin No. 25, "Accounting for Stock Issued to Employees". We will continue to account for stock-based compensation in accordance with the provisions of APB No. 25. We will provide the disclosures required by SFAS 148 in our financial statements.

    In November 2002 FASB interpretation, or FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others" was issued. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45's provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The guarantor's previous accounting for guarantees that were issued before the date of FIN 45's initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of FIN 45. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The disclosures required by FIN 45 are included in these financial statements.

    In January 2003 FASB Interpretation 46, or FIN 46, "Consolidation of Variable Interest Entities" was issued. FIN 46 identifies certain off-balance sheet arrangements that meet the definition of a variable interest entity
(VIE). The primary beneficiary of a VIE is the party that is exposed to the

                    PLAINS EXPLORATION & PRODUCTION COMPANY
majority of the risks and/or returns of the VIE. In future accounting periods, the primary beneficiary will be required to consolidated the VIE. In addition, more extensive disclosure requirements apply to the primary beneficiary, as well as other significant investors. We do not believe we participate in any arrangement that would be subject to the provisions of FIN 46.

Note 2--Derivative Instruments and Hedging Activities

    We have entered into various derivative instruments to reduce our exposure to fluctuations in the market price of oil. The derivative instruments consist primarily of oil swap and option contracts entered into with financial institutions. On January 1, 2001 we adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS 137 and SFAS 138 ("SFAS 133"). Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. If the derivative qualifies for hedge accounting, the unrealized gain or loss on the derivative is deferred in accumulated Other Comprehensive Income ("OCI"), a component of Stockholder's Equity. On January 1, 2001, in accordance with the transition provisions of SFAS 133, we recorded a gain of $7.0 million in OCI, representing the cumulative effect of an accounting change to recognize at fair value all cash flow derivatives. We recorded cash flow hedge derivative assets and liabilities of $9.7 million and $4.2 million, respectively, and a net-of-tax non-cash charge of $1.5 million was recorded in earnings as a cumulative effect adjustment. At December 31, 2002 all open positions qualified for hedge accounting.

    Gains and losses on oil hedging instruments related to OCI and adjustments to carrying amounts on hedged volumes are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses on oil hedging instruments representing hedge ineffectiveness, which is measured on a quarterly basis, are included in oil and gas revenues in the period in which they occur. No ineffectiveness was recognized in 2002 or 2001.

    Unrealized gains and losses on hedging instruments reflected in OCI, and adjustments to carrying amounts on hedged volumes, are included in oil and gas revenues in the period that the related volumes are delivered. Gains and losses of hedging instruments that represent hedge ineffectiveness, as well as any amounts excluded from the assessment of hedge effectiveness, are recognized currently in oil and gas revenues. For purposes of our combined financial statements, effective October 2001 we implemented Derivatives Implementation Group, Issue G20, "Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge", or DIG Issue G20, which provides guidance for basing the assessment of hedge effectiveness on total changes in an option's cash flows rather than only on changes in the option's intrinsic value. Implementation of DIG Issue G20 has reduced earnings volatility since it allows us to include changes in the time value of purchased options and collars in the assessment of hedge effectiveness. Time value changes were previously recognized in current earnings since we excluded them from the assessment of hedge effectiveness. Oil and gas revenues for the year ended December 31, 2001 include a $3.1 million non-cash loss related to the ineffective portion of the cash flow hedges representing the fair value change in the time value of options for the nine months before the implementation of DIG Issue G20.

    At December 31, 2001, OCI consisted of $26.6 million ($15.9 million, net of tax) of unrealized gains on our open oil hedging instruments. As oil prices increased significantly during 2002, the fair value of our open oil hedging positions decreased $62.3 million ($37.3 million, net of tax). At December 31, 2002, OCI consisted of $20.9 million ($12.6 million net of tax) of unrealized losses on

                    PLAINS EXPLORATION & PRODUCTION COMPANY
our oil hedging instruments, $0.3 million ($0.2 million, net of tax) loss related to our interest rate swap and $0.2 million ($0.1 million, net of tax) related to pension liabilities. At December 31, 2002, the assets and liabilities related to our open oil hedging instruments were included in current assets ($2.6 million), other assets ($1.4 million), current liabilities ($24.4 million), other long-term liabilities ($0.6 million) and deferred income taxes (a tax benefit of $8.4 million).

    During 2002, $14.7 million ($8.9 million net of tax) in losses from the settlement of oil hedging instruments were reclassified from OCI and charged to income as a reduction of oil sales revenues. Oil sales revenues for the period have also been reduced by a $0.9 million non-cash expense related to the amortization of option premiums. As of December 31, 2002, $21.8 million ($13.1 million, net of tax) of deferred net losses on derivative instruments recorded in OCI are expected to be reclassified to earnings during the next twelve-month period.

    Our average realized price for oil is sensitive to changes in location and quality differential adjustments as set forth in our oil sales contracts. At December 31, 2002 we had basis risk swap contracts on our Illinois Basin production through September 30, 2003. The swaps fix the location differential portion of 2,600 barrels per day at $0.43, $0.57 and $0.39 per barrel for the first, second and third quarters of 2003, respectively.

    At December 31, 2002 we had the following open oil hedge positions:

                                                  Bbls Per Day
                                                  -------------
                                                   2003   2004
                                                  ------ ------
                 Swaps
                    Average price $23.81 per Bbl. 19,250     --
                    Average price $23.53 per Bbl.     -- 12,500

    Location and quality differentials attributable to our properties are not included in the foregoing prices. Because of the quality and location of our oil production, these adjustments will reduce our net price per barrel.

    We utilize interest rate swaps to manage the interest rate exposure on our long-term debt. We currently have an interest rate swap agreement that expires in October 2004, under which we receive LIBOR and pay 3.9% on a notional amount of $7.5 million. The interest rate swap fixes the interest rate on $7.5 million of borrowings under our credit facility at 3.9% plus the LIBOR margin set forth in the credit facility (5.3% at December 31, 2002).

Note 3--Long-Term Debt

    At December 31, 2002 long-term debt consisted of:

                                                              Current Long-Term
                                                              ------- ---------
 Revolving credit facility...................................  $ --   $ 35,800
 8.75% senior subordinated notes, net of unamortized discount
   of $3.1 million...........................................    --    196,855
 Other.......................................................   511        511
                                                               ----   --------
                                                               $511   $233,166
                                                               ====   ========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

  Revolving credit facility

    As of December 31, 2002 we had $35.8 million in borrowings, bearing interest at 3.0% and $5.2 million in letters of credit outstanding under our $300.0 million revolving credit facility. The credit facility provides for a borrowing base of $225.0 million that will be reviewed every six months, with the lenders and us each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in 2005. The credit facility contains a $30.0 million sub-limit on letters of credit. To secure borrowings, we pledged 100% of the shares of stock of our domestic subsidiaries, who also guaranteed payments under the credit facility, and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.

    Amounts borrowed under the credit facility bear an annual interest rate, at our election, equal to either: (i) the Eurodollar rate, plus from 1.375% to 1.75%; or (ii) the greatest of (1) the prime rate, as determined by JPMorgan Chase Bank, (2) the certificate of deposit rate, plus 1.0%, or (3) the federal funds rate, plus 0.5%; plus an additional 0.125% to 0.5% for each of (1)-(3). The amount of interest payable on outstanding borrowings is based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long-term debt rating. Commitment fees and letter of credit fees under the credit facility are based on the utilization rate and long-term debt rating. Commitment fees range from 0.375% to 0.5% of the unused portion of the borrowing base. Letter of credit fees range from 1.375% to 1.75%. The issuer of any letter of credit receives an issuing fee of 0.125% of the undrawn amount. In 2002 we made cash payments for interest and fees totalling $1.2 million.

    The credit facility contains negative covenants that limit our ability, as well as the ability of our subsidiaries, among other things, to incur additional debt, pay dividends on stock, make distributions of cash or property, change the nature of our business or operations, redeem stock or redeem subordinated debt, make investments, create liens, enter into leases, sell assets, sell capital stock of subsidiaries, create subsidiaries, guarantee other indebtedness, enter into agreements that restrict dividends from subsidiaries, enter into certain types of swap agreements, enter into gas imbalance or take-or-pay arrangements, merge or consolidate and enter into transactions with affiliates. In addition, the credit facility requires us to maintain a current ratio, which includes availability, of at least 1.0 to 1.0 and a ratio of total debt to earnings before interest, depreciation, depletion, amortization and income taxes of no more than 4.5 to 1.0. At December 31, 2002, we were in compliance with the covenants contained in the credit facility and could have borrowed the full $225.0 million available under the credit facility.

  8.75% notes

    On July 3, 2002, we and Plains E&P Company, our wholly owned subsidiary that has no material assets and was formed for the sole purpose of being a corporate co-issuer of certain notes, issued $200.0 million principal amount of 8.75% notes at an issue price of 98.376%. The 8.75% notes are our unsecured general obligations, are subordinated in right of payment to all of our existing and future senior indebtedness and are jointly and severally guaranteed on a full, unconditional basis by all of our existing and future domestic restricted subsidiaries. The indenture also limits our ability, as well as the ability of our subsidiaries, among other things, to incur additional indebtedness, make certain investments, make restricted payments, sell assets, enter into agreements containing dividends and other payment restrictions affecting subsidiaries, enter into transactions with affiliates, create liens, merge, consolidate and transfer assets and enter into different lines of business. In the event of a change of control, as defined in the indenture, we will be required to make an offer to repurchase the

                    PLAINS EXPLORATION & PRODUCTION COMPANY
notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of the repurchase. The indenture governing the 8.75% notes permitted the spin-off and the spin-off did not, in itself, constitute a change of control for purposes of the indenture.

    The 8.75% notes are not redeemable until July 1, 2007. On or after that date they are redeemable, at our option, at 104.375% of the principal amount for the twelve-month period ending June 30, 2008, at 102.917% of the principal amount for the twelve-month period ending June 30, 2009, at 101.458% of the principal amount for the twelve-month period ending June 30, 2010 and at 100% of the principal amount thereafter. In each case, accrued interest is payable to the date of redemption.

  Other

    We also have a note with an outstanding principal balance of $1.0 million at December 31, 2002 that was issued in connection with the purchase of a production payment on certain of our producing properties. The note bears interest at 8%, payable annually, and requires an annual principal payment of $511,000 through 2004.

    Aggregate total maturities of long-term debt in the next five years are as follows: 2003--$0.5 million; 2004--$0.5 million; and 2005--$35.8 million.

Note 4--Related Party Transactions

    Prior to the reorganization, we used a centralized cash management system under which our cash receipts were remitted to Plains Resources and our cash disbursements were funded by Plains Resources. We were charged interest on any amounts, other than income taxes payable, due to Plains Resources at the average effective interest rate of Plains Resources long-term debt. For the years ended December 31, 2002, 2001 and 2000 we were charged $10.7 million, $20.4 million and $19.5 million, respectively, of interest on amounts payable to Plains Resources. Of such amounts, $9.3 million, $17.3 million and $15.7 million was included in interest expense in 2002, 2001 and 2000, respectively, and $1.4 million, $3.1 million and $3.8 million was capitalized in oil and gas properties in 2002, 2001 and 2000, respectively.

    To compensate Plains Resources for services rendered under the Services Agreement, we are allocated direct and indirect corporate and administrative costs of Plains Resources. Such costs for the years ended December 31, 2002, 2001 and 2000 totaled $4.4 million, $8.2 million and $3.9 million, respectively. Of such amounts, $3.1 million, $6.1 million and $2.8 million was included in general and administrative expense in 2002, 2001 and 2000, respectively, and $1.3 million, $2.1 million and $1.1 million was capitalized in oil and gas properties in 2002, 2001 and 2000, respectively.

    In addition, prior to the reorganization Plains Resources entered into various derivative instruments to reduce our exposure to decreases in the market price of oil. At the time of the reorganization, all open derivative instruments held by Plains Resources on our behalf were assigned to us.

    In connection with the reorganization and the spin-off we entered into certain agreements with Plains Resources, including a master separation agreement; an intellectual property agreement; the Plains Exploration & Production transition services agreement; the Plains Resources transition services agreement; and a technical services agreement.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

    Master separation agreement. The master separation agreement provides for the separation of substantially all of the upstream assets and liabilities of Plains Resources, other than its Florida operations. The master separation agreement provides for, among other things: the separation; cross-indemnification provisions; allocation of fees related to these transactions between us and Plains Resources; other provisions governing our relationship with Plains Resources, including mandatory dispute arbitration, sharing information, confidentiality and other covenants; and a noncompetition provision.

    Intellectual property agreement. The intellectual property agreement provides that Plains Resources will transfer to us ownership and all rights associated with certain trade names, trademarks and service marks. We will grant to Plains Resources a full license to use certain trade names subject to certain limitations.

    Plains Exploration & Production transition services agreement. This agreement provides that Plains Resources will provide us management, tax, accounting, payroll, insurance, employee benefits, legal and financial services on an interim basis. Through December 31, 2002 Plains Resources has charged us $10.8 million of the $30.0 million maximum amount allowed under the agreement to reimburse it for its costs of providing such services. We do not expect to incur significant additional charges under this agreement.

    Plains Resources transition services agreement. This agreement became effective as of the date of the spin-off and provides that we will provide Plains Resources tax, accounting, payroll, employee benefits, legal and financial services on an interim basis. We will charge Plains Resources on a monthly basis our costs of providing such services. No charges were made to Plains Resources in 2002 under the terms of this agreement.

    Technical services agreement. The technical services agreement provides that we will provide Calumet Florida, a subsidiary of Plains Resources, certain engineering and technical support services required to support operation and maintenance of the oil and gas properties owned by Calumet, including geological, geophysical, surveying, drilling and operations services, environmental and other governmental or regulatory compliance related to oil and gas activities and other oil and gas engineering services as requested, and accounting services. We will charge Plains Resources on a monthly basis our costs of providing such services. No charges were made to Plains Resources in 2002 under the terms of this agreement.

    We charter private aircraft from Gulf Coast Aviation Inc. ("Gulf Coast"), a corporation which from time-to-time leases an aircraft owned by our Chief Executive Officer. In 2002, we paid Gulf Coast $0.2 million in connection with charter services in which our Chief Executive Officer's aircraft was used. The charter services were arranged through arms-length dealings and the rates were market-based.

Note 5--Benefit Plans

    We have adopted a nonqualified retirement plan (the "Plan") for certain of our officers who were formerly officers of Plains Resources. Benefits under the Plan are based on salary at the time of adoption of the Plains Resources plan, vest over the 15-year period designated by the Plains Resources plan and are payable over a 15-year period commencing at age 60. The Plan is unfunded.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

    The following table summarizes our unfunded pension obligation at December 31, 2002 (in thousands):

        Projected benefit obligation for service rendered to date $ 510
        Plan assets at fair value................................    --
                                                                  -----
        Benefit obligation in excess of fair value of plan assets  (510)
        Unrecognized (gain) loss.................................   193
        Unrecognized prior service costs.........................    75
        Adjustment to recognize minimum liability................  (268)
                                                                  -----
        Net amount recognized.................................... $(510)
                                                                  =====

    The weighted-average discount rate used in determining the projected benefit obligation at December 31, 2002 was 6.75%.

    We also adopted a 401(k) defined contribution plan whereby we match 100% of an employee's contribution (subject to certain limitations in the plan). Matching contributions are made 100% in cash. The initial contribution under the plan, $0.1 million, was made for the pay period ended December 31, 2002.

Note 6--Stock Compensation Plans

    At the time of the spin-off all individuals holding outstanding options to acquire Plains Resources common stock were granted an equal number of stock appreciation rights ("SARs") with respect to our common stock. The exercise price of the SARs was based on the exercise price of the Plains Resources options adjusted for the relationship of the closing price (with dividend) of Plains Resources common stock on the spin-off date ($23.05 per share) less the closing price (on a "when-issued" basis) of our common stock on the spin-off date ($9.10 per share), both as reported on the NYSE, and such closing price of our common stock ($9.10 per share). All recipients of our SARs received the benefit of prior service credit at Plains Resources and have the same amount of vesting as they had under their related Plains Resources stock options and vesting terms remain unchanged. Generally, the SARs have a pro rata vesting period of two to five years and an exercise period of five to ten years.

    SARs are subject to variable accounting treatment. Accordingly, at the end of each quarter, we compare the closing price of our common stock on the last day of the quarter to the exercise price of each SAR. To the extent the closing price exceeds the exercise price of each SAR, we recognize such excess as an accounting charge for the SAR's deemed vested at the end of the quarter to the extent such excess had not been recognized in previous quarters. If such excess were to be less than the extent to which accounting charges had been recognized in previous quarters, we would recognize the difference as income in the quarter. We recognized a $2.7 million accounting charge as compensation expense equal to the aggregate in-the-money value of the SARs deemed vested at the spin-off date and an additional $1.0 million accounting charge to reflect the movement in our common stock price and the vesting deemed to have occurred from the spin-off date to December 31, 2002.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

    The following table reflects the SARs outstanding at December 31, 2002 (share amounts in thousands):

                                        Weighted     Weighted  Weighted   Weighted
                          Number        Average      Average    Number    Average
                        Outstanding    Remaining     Exercise Exercisable Exercise
Range of Exercise Price at 12/31/02 Contractual Life  Price   at 12/31/02  Price
----------------------- ----------- ---------------- -------- ----------- --------
     $2.46--$8.33            719       1.7 years      $ 5.18       632     $ 5.12
      9.08-- 9.08          1,000       8.4 years        9.08        --         --
      9.10-- 9.36            884       4.3 years        9.27        60       9.36
      9.37-- 9.76            571       3.6 years        9.44       180       9.52
      9.97--10.50            873       4.1 years       10.01       619      10.03
                           -----                                 -----
      2.46--10.50          4,047       4.7 years        8.68     1,491       7.86
                           =====                                 =====

    Also at the time of the spin-off we granted an award of 165,000 restricted shares of common stock to certain of our officers that vest in three equal annual installments beginning on the first annual anniversary of the date of grant. We will recognize total compensation expense of $1.5 million ratably over the life of the grant.

Note 7--Income Taxes

    Until the date of the spin-off, our taxable income or loss was included in the consolidated income tax returns filed by Plains Resources. Income tax obligations reflected in these financial statements with respect to such returns are based on the tax sharing agreement that provides that income taxes are calculated assuming we filed a separate combined income tax return. Currently payable income taxes at December 31, 2001 are included in Payable to Plains Resources Inc. in the consolidated balance sheet at December 31, 2001.

    Our deferred income tax assets and liabilities at December 31, 2002 and 2001 consist of the tax effect of income tax carryforwards and differences related to the timing of recognition of certain types of costs as follows (in thousands):

                                                                    December 31,
                                                                 ------------------
                                                                   2002      2001
                                                                 --------  --------
U.S. Federal
Deferred tax assets:
   Net operating losses......................................... $    846  $     --
   Alternative minimum tax credit...............................      106        --
   Commodity hedging contracts and other........................    8,572       658
                                                                 --------  --------
                                                                    9,524       658
                                                                 --------  --------
Deferred tax liabilities:
   Net oil & gas acquisition, exploration and development costs.  (48,715)  (36,520)
   Commodity hedging contracts and other........................       --   (10,700)
                                                                 --------  --------
                                                                  (48,715)  (47,220)
                                                                 --------  --------
   Net U.S. Federal deferred tax asset (liability)..............  (39,191)  (46,562)
States
Deferred tax liability..........................................  (12,225)  (10,631)
                                                                 --------  --------
Net deferred tax assets (liability)............................. $(51,416) $(57,193)
                                                                 ========  ========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

    At December 31, 2002, for federal income tax purposes, we had carryforwards of approximately $2.4 million of regular tax net operating losses, and $0.1 million of enhanced oil recovery credits. The NOL carryforwards expire in 2019.

    Set forth below is a reconciliation between the income tax provision (benefit) computed at the United States statutory rate on income before income taxes and the income tax provision in the accompanying consolidated statements of income (in thousands):

                                                                 Year Ended December 31,
                                                                -------------------------
                                                                  2002     2001     2000
                                                                -------  -------  -------
U.S. federal income tax provision at statutory rate............ $15,039  $31,101  $15,935
State income taxes, net of federal benefit.....................   2,409    4,758    2,232
Other..........................................................    (716)  (1,471)  (1,402)
                                                                -------  -------  -------
Income tax expense on income before income taxes and
  cumulative effect of accounting change.......................  16,732   34,388   16,765
Income tax benefit allocated to cumulative effect of accounting
  change.......................................................      --   (1,042)      --
                                                                -------  -------  -------
Income tax provision........................................... $16,732  $33,346  $16,765
                                                                =======  =======  =======

    Under the terms of a tax allocation agreement, we have agreed to indemnify Plains Resources if the spin-off is not tax-free to Plains Resources as a result of various actions taken by us or with respect to our failure to take various actions. In addition, we agreed that, during the three-year period following the spin-off, without the prior written consent of Plains Resources, we will not engage in transactions that could adversely affect the tax treatment of the spin-off unless we obtain a supplemental tax ruling from the IRS or a tax opinion acceptable to Plains Resources of nationally recognized tax counsel to the effect that the proposed transaction would not adversely affect the tax treatment of the spin-off or provide adequate economic security to Plains Resources to ensure we would be able to comply with our obligation under this agreement. We may not be able to control some of the events that could trigger this indemnification obligation.

Note 8--Commitments, Contingencies and Industry Concentration

  Commitments and Contingencies

    Operating leases. We lease certain real property, equipment and operating facilities under various operating leases. Future noncancellable commitments related to these leases total $0.9 million in each of 2003, 2004 and 2005, $0.4 million in 2006, $0.3 million in 2007 and $0.4 million thereafter. Total expenses related to operating lease obligations were less than $0.1 million in each of 2002, 2001 and 2000.

    Environmental matters. As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state, and local laws and regulations relating to discharge of materials into, and protection of, the environment. Typically when producing oil and gas assets are purchased, one assumes the obligation to plug and abandon wells that are part of such assets. However, in some instances, we have received an indemnity in connection with such purchase. There can be no assurance that we will be able to collect on these indemnities. Often these regulations are more burdensome on older properties that were operated before the regulations came into effect such as

                    PLAINS EXPLORATION & PRODUCTION COMPANY
some of our properties in California and Illinois that have operated for over 90 years. We have established policies for continuing compliance with environmental laws and regulations. We also maintain insurance coverage for environmental matters, which we believe is customary in the industry, but we are not fully insured against all environmental risks. There can be no assurance that current or future local, state or federal rules and regulations will not require us to spend material amounts to comply with such rules and regulations.

    Plugging, Abandonment and Remediation Obligations. Consistent with normal industry practices, substantially all of our oil and gas leases require that, upon termination of economic production, the working interest owners plug and abandon non-producing wellbores, remove tanks, production equipment and flow lines and restore the wellsite. Typically, when producing oil and gas assets are purchased the purchaser assumes the obligation to plug and abandon wells that are part of such assets. However, in some instances, we received an indemnity with respect to those costs.

    We estimate at December 31, 2002 our future costs related to plugging, abandonment and remediation (including our commitments related to the purchase of certain of our onshore California properties) will be approximately $0.8 million, net of salvage and other considerations including the fair value of fee lands on which we conduct certain of our production operations ($104.9 million before salvage value and other considerations). Effective January 1, 2003, upon adoption of SFAS No. 143 "Accounting for Asset Retirement Obligations", we will record the fair value of liabilities associated with our asset retirement obligations. See Note 1--Recent Accounting Pronouncements.

    In connection with the purchase of certain of our onshore California properties, each year we are required to plug and abandon 20% of the then remaining inactive wells (there were 154 inactive wells at December 31, 2002). If we do not meet this commitment, and the requirement is not waived, we must escrow funds to cover the cost of the wells that were not abandoned. To date we have not been required to escrow any funds. In addition, until the end of 2005, we are required to spend at least $600,000 per year (and $300,000 per year from 2006 through 2010) to remediate oil contaminated soil from existing well sites that require remediation.

    Other commitments and contingencies. As is common within the industry, we have entered into various commitments and operating agreements related to the exploration and development of and production from proved oil and gas properties. It is management's belief that such commitments will be met without a material adverse effect on our financial position, results of operations or cash flows.

    In the ordinary course of business, we are a claimant and/or defendant in various other legal proceedings. In particular, we are required to indemnify Plains Resources for any liabilities it incurs in connection with a lawsuit it (through a predecessor interest in Stocker Resources, Inc.) has regarding an electric services contract with Commonwealth Energy Corporation. In this lawsuit, Plains Resources is seeking a declaratory judgment that it was entitled to terminate the contract and that Commonwealth has no basis for proceeding against a related $1.5 million performance bond. In a counter suit against Plains Resources, Commonwealth is seeking unspecified damages. We understand that Plains Resources intends to defend its rights vigorously in this matter. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows.

    Operating risks and insurance coverage. Our operations are subject to all of the risks normally incident to the exploration for and the production of oil and gas, including well blowouts, cratering, explosions, oil spills, gas or well fluids, fires, pollution and releases of toxic gas, each of which could

                    PLAINS EXPLORATION & PRODUCTION COMPANY
result in damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. Our operations in California, including transportation of oil by pipelines within the city and county of Los Angeles, are especially susceptible to damage from earthquakes and involve increased risks of personal injury, property damage and marketing interruptions because of the population density of southern California. Although we maintain insurance coverage considered to be customary in the industry, we are not fully insured against all risks, either because insurance is not available or because of high premium costs. We maintain coverage for earthquake damages in California but this coverage may not provide for the full effect of damages that could occur and we may be subject to additional liabilities. The occurrence of a significant event that is not fully insured against could have a material adverse effect on our financial position. Our insurance does not cover every potential risk associated with operating our pipelines, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, our insurance policies provide limited coverage for losses or liabilities relating to pollution, with broader coverage for sudden and accidental occurrences.

  Industry Concentration

    Financial instruments which potentially subject us to concentrations of credit risk consist principally of accounts receivable with respect to our oil and gas operations and derivative instruments related to our hedging activities. Plains All American Pipeline, L.P. ("PAA"), in which Plains Resources held a 25% interest at December 31, 2002, is the exclusive marketer/purchaser for all of our equity oil production. This concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that PAA may be affected by changes in economic, industry or other conditions. We do not believe the loss of PAA as the exclusive purchaser of our equity production would have a material adverse affect on our results of operations. We believe PAA could be replaced by other purchasers under contracts with similar terms and conditions.

    The contract counterparties for our derivative commodity contracts are all major financial institutions with Standard & Poor's ratings of A or better. Three of the financial institutions are participating lenders in the credit facility, with one such counterparty holding contracts that represent approximately 33% of the fair value of all of our open positions at December 31, 2002.

    There are a limited number of alternative methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines and trucks owned by third parties. The inability or unwillingness of these parties to provide transportation services to us for a reasonable fee could result in our having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of our oil and gas production which could have a negative impact on future results of operations or cash flows.

Note 9--Financial instruments

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments ("SFAS 107"). The estimated fair value amounts have been determined using available market information and valuation methodologies described below. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

    The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Derivative financial instruments included in other assets and other long-term liabilities are stated at fair value. The carrying amounts and fair values of our other financial instruments are as follows (in thousands):

                                              December 31, 2002
                                             -------------------
                                             Carrying
                                              Amount  Fair Value
                                             -------- ----------
                Long-Term Debt
                   Bank debt................ $ 35,800  $ 35,800
                   Senior subordinated debt.  196,855   208,000
                   Other long-term debt.....    1,022     1,022

    The carrying value of bank debt approximates its fair value, as interest rates are variable, based on prevailing market rates. The fair value of subordinated debt is based on quoted market prices based on trades of subordinated debt.

Note 10--Oil and natural gas activities

  Costs incurred


    Our oil and natural gas acquisition, exploration, exploitation and development activities are conducted in the United States. The following table summarizes the costs incurred during the last three years (in thousands).

                                               Year Ended December 31,
                                              -------------------------
                                                2002     2001    2000
                                              -------  -------- -------
        Property acquisitions costs
           Unproved properties............... $    65  $     44 $    73
           Proved properties(1)..............  (4,516)    1,645   1,953
        Exploration costs....................     602       286     293
        Exploitation and development costs(2)  68,346   123,778  68,186
                                              -------  -------- -------
                                              $64,497  $125,753 $70,505
                                              =======  ======== =======

--------
(1) In connection with the acquisition of an additional interest in the Point Arguello field, offshore California, we assumed certain obligations of the seller. As consideration for receiving the transferred properties and assuming such obligations, we received $2.4 million. In addition, we received $2.7 million as our share of revenues less costs for the period April 1 to July 31, 2002, the period prior to ownership.
(2) Includes capitalized general and administrative expense of $6.0 million, $6.2 million and $5.2 million in 2002, 2001 and 2000, respectively, and capitalized interest expense of $2.4 million, $3.1 million and $3.8 million in 2002, 2001 and 2000, respectively.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

  Capitalized costs

    The following table presents the aggregate capitalized costs subject to amortization relating to our oil and gas acquisition, exploration, exploitation and development activities, and the aggregate related accumulated DD&A (in thousands).

                                          December 31,
                                      --------------------
                                         2002       2001
                                      ---------  ---------
                    Proved properties $ 629,454  $ 561,034
                    Accumulated DD&A.  (167,278)  (139,797)
                                      ---------  ---------
                                      $ 462,176  $ 421,237
                                      =========  =========

    The average DD&A rate per equivalent unit of production was $3.17, $2.70 and $2.25 in 2002, 2001 and 2000, respectively.

  Costs not subject to amortization

    The following table summarizes the categories of costs comprising the amount of unproved properties not subject to amortization (in thousands).

                                            December 31,
                                       -----------------------
                                        2002    2001    2000
                                       ------- ------- -------
                  Acquisition costs... $24,612 $27,523 $31,090
                  Exploration costs...      --      --     425
                  Capitalized interest   5,433   5,848   3,222
                                       ------- ------- -------
                                       $30,045 $33,371 $34,737
                                       ======= ======= =======

    Unproved property costs not subject to amortization consist primarily of acquisition costs related to unproved areas and capitalized interest. Costs are transferred into the amortization base on an ongoing basis as the properties are evaluated and proved reserves established or impairment determined. We will continue to evaluate these properties and costs will be transferred into the amortization base as the undeveloped areas are tested. Our onshore properties and one offshore property consist of mature but underdeveloped oil properties that were acquired from major or large independent oil and gas companies. These fields were discovered from 1906 to 1981, have produced significant volumes since initial discovery, and exhibit complex reservoir and geologic conditions. Due to the nature of the reserves, the ultimate evaluation of the properties will occur over a period of several years. We expect that 70% of the costs not subject to amortization at December 31, 2002 will be transferred to the amortization base over the next three years and the remainder within the next ten years. The leases covering the properties are held by production and will not limit the time period for evaluation. Approximately 10%, 9% and 11% of the balance in unproved properties at December 31, 2002, related to additions made in 2002, 2001 and 2000, respectively.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

  Results of operations for oil and gas producing activities

    The results of operations from oil and gas producing activities below exclude non-oil and gas revenues, general and administrative expenses, interest charges, interest income and interest capitalized. Income tax expense was determined by applying the statutory rates to pretax operating results (in thousands).

                                                              Year Ended December 31,
                                                           ----------------------------
                                                             2002      2001      2000
                                                           --------  --------  --------
Revenues from oil and gas producing activities............ $188,563  $204,139  $142,451
Production costs..........................................  (78,451)  (63,795)  (56,228)
Depreciation, depletion and amortization..................  (29,632)  (23,707)  (18,395)
Income tax expense........................................  (31,307)  (45,022)  (24,981)
                                                           --------  --------  --------
Results of operations from producing activities (excluding
  corporate overhead and interest costs).................. $ 49,173  $ 71,615  $ 42,847
                                                           ========  ========  ========

  Supplemental reserve information (unaudited)

    The following information summarizes our net proved reserves of oil (including condensate and natural gas liquids) and gas and the present values thereof for the three years ended December 31, 2002. The following reserve information is based upon reports of the independent petroleum consulting firms of Netherland, Sewell & Associates, Inc., and Ryder Scott Company in 2002 and 2001 and H.J. Gruy and Associates, Inc., Netherland, Sewell & Associates, Inc., and Ryder Scott Company in 2000. The estimates are in accordance with SEC regulations.

    Management believes the reserve estimates presented herein, in accordance with generally accepted engineering and evaluation principles consistently applied, are reasonable. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. Therefore, the Standardized Measure shown below represents estimates only and should not be construed as the current market value of the estimated oil and gas reserves attributable to our properties. In this regard, the information set forth in the following tables includes revisions of reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent exploitation and development activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices.

    Decreases in the prices of oil and gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenues, profitability and cash flow. Almost all of our reserve base (approximately 95% of year-end 2002 reserve volumes) is comprised of oil properties that are sensitive to oil price volatility.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

  Estimated quantities of oil and natural gas reserves (unaudited)

    The following table sets forth certain data pertaining to our proved and proved developed reserves for the three years ended December 31, 2002 (in thousands).

                                           As of or for the Year Ended December 31,
                                      --------------------------------------------------
                                            2002              2001             2000
                                      ----------------  ---------------  ---------------
                                        Oil      Gas      Oil     Gas      Oil     Gas
                                       (MBbl)   (MMcf)   (MBbl)  (MMcf)   (MBbl)  (MMcf)
                                      -------  -------  -------  ------  -------  ------
Proved Reserves
   Beginning balance................. 223,293   96,217  204,387  93,486  195,213  90,873
   Revision of previous estimates....   8,897  (19,827) (13,093) (5,485)  (5,601) (3,597)
   Extensions, discoveries, improved
     recovery and other additions....  15,049    6,661   40,218  11,571   22,429   9,252
   Purchase of reserves in-place.....   2,635       --       --      --       --      --
   Sale of reserves in-place.........    (930)  (2,535)      --      --       --      --
   Production........................  (8,783)  (3,362)  (8,219) (3,355)  (7,654) (3,042)
                                      -------  -------  -------  ------  -------  ------
   Ending balance.................... 240,161   77,154  223,293  96,217  204,387  93,486
                                      =======  =======  =======  ======  =======  ======
Proved Developed Reserves
   Beginning balance................. 119,248   59,101  105,679  52,184  100,758  49,255
                                      =======  =======  =======  ======  =======  ======
   Ending balance.................... 127,415   53,317  119,248  59,101  105,679  52,184
                                      =======  =======  =======  ======  =======  ======

  Standardized measure of discounted future net cash flows (unaudited)

    The Standardized Measure of discounted future net cash flows relating to proved oil and gas reserves is presented below (in thousands):

                                                           December 31,
                                              -------------------------------------
                                                  2002         2001         2000
                                              -----------  -----------  -----------
Future cash inflows.......................... $ 6,819,645  $ 3,662,137  $ 5,850,215
Future development costs.....................    (431,841)    (305,261)    (249,319)
Future production expense....................  (2,528,065)  (1,714,132)  (2,748,492)
Future income tax expense....................  (1,446,528)    (537,252)  (1,030,400)
                                              -----------  -----------  -----------
Future net cash flows........................   2,413,211    1,105,492    1,822,004
Discounted at 10% per year...................  (1,529,704)    (721,025)  (1,032,566)
                                              -----------  -----------  -----------
Standardized measure of discounted future net
  cash flows................................. $   883,507  $   384,467  $   789,438
                                              ===========  ===========  ===========

    The Standardized Measure of discounted future net cash flows (discounted at 10%) from production of proved reserves was developed as follows:

        1. An estimate was made of the quantity of proved reserves and the future periods in which they are expected to be produced based on year-end economic conditions.

        2. In accordance with SEC guidelines, the engineers' estimates of future net revenues from our proved properties and the present value thereof are made using oil and gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties, except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. We have entered into various arrangements to fix or limit the NYMEX oil price for a significant portion of our oil production. Arrangements in effect

                    PLAINS EXPLORATION & PRODUCTION COMPANY
    at December 31, 2002 are discussed in Note 2. Such arrangements are not reflected in the reserve reports. The overall average year-end prices used in the reserve reports as of December 31, 2002, 2001 and 2000 were $26.91, $15.31 and $21.93 per barrel of oil, respectively, and $4.63, $2.56 and $14.63 per Mcf of gas, respectively.


        3. The future gross revenue streams were reduced by estimated future operating costs (including production and ad valorem taxes) and future development and abandonment costs, all of which were based on current costs. Future development costs do not include any amounts for capitalized general and administrative costs or capitalized interest.


        4. The reports reflect the pre-tax Present Value of Proved Reserves to be $1.5 billion, $0.6 billion and $1.3 billion at December 31, 2002, 2001 and 2000, respectively. SFAS No. 69 requires us to further reduce these estimates by an amount equal to the present value of estimated income taxes which might be payable by us in future years to arrive at the Standardized Measure. Future income taxes were calculated by applying the statutory federal and state income tax rate to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to oil and gas operations.

    The principal sources of changes in the Standardized Measure of the future net cash flows for the three years ended December 31, 2002, are as follows (in thousands):

                                                                Year Ended December 31,
                                                            -------------------------------
                                                               2002       2001       2000
                                                            ---------  ---------  ---------
Balance, beginning of year................................. $ 384,467  $ 789,438  $ 727,286
Sales, net of production expenses..........................  (125,463)  (139,545)  (159,035)
Net change in sales and transfer prices, net of production
  expenses.................................................   979,042   (665,006)   180,935
Changes in estimated future development costs..............   (62,801)   (17,535)   (16,097)
Extensions, discoveries and improved recovery, net of costs    98,969     89,010    141,641
Previously estimated development costs incurred during the
  year.....................................................    39,692     86,881     27,855
Purchase of reserves in-place..............................    16,583         --         --
Sale of reserves in-place..................................    (2,959)        --         --
Revision of quantity estimates and timing of estimated
  production...............................................  (133,618)  (156,362)   (82,141)
Accretion of discount......................................    62,376    141,598    101,667
Net change in income taxes.................................  (372,781)   255,988   (132,673)
                                                            ---------  ---------  ---------
Balance, end of year....................................... $ 883,507  $ 384,467  $ 789,438
                                                            =========  =========  =========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

Note 11--Quarterly Financial Data (Unaudited)

    The following table shows summary financial data for 2002 and 2001 (in thousands, except per share data):

                                                First   Second   Third  Fourth
                                               Quarter  Quarter Quarter Quarter   Year
                                               -------  ------- ------- ------- --------
2002
   Revenues................................... $40,673  $45,140 $50,907 $51,843 $188,563
   Operating profit...........................  16,753   20,471  21,408  21,121   79,753
   Net income.................................   5,864    8,218   7,418   4,737   26,237
   Basic and diluted earnings per share....... $  0.24  $  0.34 $  0.30 $  0.20 $   1.08
2001
   Revenues................................... $53,773  $56,924 $50,598 $42,844 $204,139
   Operating profit...........................  35,039   34,202  27,060  19,938  116,239
   Income before cumulative effect of
     accounting change........................  17,573   17,080  12,468   7,572   54,693
   Cumulative effect of accounting change.....  (1,522)      --      --      --   (1,522)
   Net income.................................  16,051   17,080  12,468   7,572   53,171
   Basic and diluted earnings per share.......
   Income before cumulative effect of
     accounting change........................ $  0.73  $  0.71 $  0.51 $  0.31     2.26
     Cumulative effect of accounting change...   (0.06)      --      --      --    (0.06)
       Net income.............................    0.67     0.71    0.51    0.31     2.20

Note 12--Consolidating Financial Statements

    We and Plains E&P Company are the co-issuers of the 8.75% notes discussed in Note 3. The 8.75% notes are jointly and severally guaranteed on a full and unconditional basis by Arguello Inc., Plains Illinois Inc. and certain immaterial subsidiaries (referred to as "Guarantor Subsidiaries").

    The following financial information presents consolidating financial statements, which include:

   .  PXP (the "Issuer");

   .  the guarantor subsidiaries on a combined basis ("Guarantor Subsidiaries");

   . elimination entries necessary to consolidate the Issuer and Guarantor Subsidiaries; and

   .  the company on a consolidated basis.

    Plains E&P Company has no material assets or operations; accordingly, Plains E&P Company has been omitted from the Issuer financial information.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                     CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 2002

                                (in thousands)

                                                           Guarantor   Intercompany
                                                 Issuer   Subsidiaries Eliminations Consolidated
                                                --------  ------------ ------------ ------------
                    ASSETS
Current Assets
 Cash and cash equivalents..................... $  1,004    $     24     $     --    $   1,028
 Accounts receivable and other current assets..   21,273       8,646           --       29,919
 Commodity hedging contracts...................    2,594          --           --        2,594
 Inventories...................................    4,009       1,189           --        5,198
                                                --------    --------     --------    ---------
                                                  28,880       9,859           --       38,739
                                                --------    --------     --------    ---------
Property and Equipment, at cost
 Oil and gas properties--full cost method......
   Subject to amortization.....................  507,501     121,953           --      629,454
   Not subject to amortization.................   17,621      12,424           --       30,045
 Other property and equipment..................    2,008         199           --        2,207
                                                --------    --------     --------    ---------
                                                 527,130     134,576           --      661,706
                                                --------    --------     --------    ---------
 Less allowance for depreciation, depletion and
   amortization................................  (75,007)    (93,487)          --     (168,494)
                                                --------    --------     --------    ---------
                                                 452,123      41,089           --      493,212
                                                --------    --------     --------    ---------
Investment in and Advances to Subsidiaries.....   33,243          --      (33,243)          --
                                                --------    --------     --------    ---------
Other Assets...................................   19,221        (292)          --       18,929
                                                --------    --------     --------    ---------
                                                $533,467    $ 50,656     $(33,243)   $ 550,880
                                                ========    ========     ========    =========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities $ 50,996    $ 10,096     $     --    $  61,092
 Commodity hedging contracts...................   15,188       9,384           --       24,572
 Current maturities on long-term debt..........      511          --           --          511
                                                --------    --------     --------    ---------
                                                  66,695      19,480           --       86,175
                                                --------    --------     --------    ---------
Long-Term Debt.................................  233,166          --           --      233,166
                                                --------    --------     --------    ---------
Other Long-Term Liabilities....................    4,101       2,202           --        6,303
                                                --------    --------     --------    ---------
Payable to Parent..............................       --      58,948      (58,948)          --
                                                --------    --------     --------    ---------
Deferred Income Taxes..........................   55,685      (4,269)          --       51,416
                                                --------    --------     --------    ---------
Stockholders' Equity
 Stockholders' equity..........................  186,678     (20,009)      20,009      186,678
 Accumulated other comprehensive income........  (12,858)     (5,696)       5,696      (12,858)
                                                --------    --------     --------    ---------
                                                 173,820     (25,705)      25,705      173,820
                                                --------    --------     --------    ---------
                                                $533,467    $ 50,656     $(33,243)   $ 550,880
                                                ========    ========     ========    =========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                     CONDENSED CONSOLIDATING BALANCE SHEET

                               DECEMBER 31, 2001

                                (in thousands)

                                                           Guarantor   Intercompany
                                                 Issuer   Subsidiaries Eliminations Consolidated
                                                --------  ------------ ------------ ------------
                    ASSETS
Current Assets
 Cash and cash equivalents..................... $     11    $      2     $    --     $      13
 Accounts receivable and other current assets..   10,703       5,679          --        16,382
 Commodity hedging contracts...................   13,872       7,915          --        21,787
 Inventories...................................    3,252       1,377          --         4,629
                                                --------    --------     -------     ---------
                                                  27,838      14,973          --        42,811
                                                --------    --------     -------     ---------
Property and Equipment, at cost
 Oil and gas properties--full cost method
   Subject to amortization.....................  450,038     110,996          --       561,034
   Not subject to amortization.................   19,676      13,695          --        33,371
 Other property and equipment..................    1,322         194          --         1,516
                                                --------    --------     -------     ---------
                                                 471,036     124,885          --       595,921
                                                --------    --------     -------     ---------
 Less allowance for depreciation, depletion and
   amortization................................  (56,137)    (84,667)         --      (140,804)
                                                --------    --------     -------     ---------
                                                 414,899      40,218          --       455,117
                                                --------    --------     -------     ---------
Investment in and Advances to Subsidiaries.....  (21,496)         --      21,496            --
                                                --------    --------     -------     ---------
Other Assets...................................   16,275       2,552          --        18,827
                                                --------    --------     -------     ---------
                                                $437,516    $ 57,743     $21,496     $ 516,755
                                                ========    ========     =======     =========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable and other current liabilities $ 29,822    $ 11,546     $    --     $  41,368
                                                --------    --------     -------     ---------
 Current maturities on long-term debt..........      511          --          --           511
                                                --------    --------     -------     ---------
                                                  30,333      11,546          --        41,879
                                                --------    --------     -------     ---------
Payable to Plains Resources Inc................  172,603      62,558          --       235,161
                                                --------    --------     -------     ---------
Long-Term Debt.................................    1,022          --          --         1,022
                                                --------    --------     -------     ---------
Other Long-Term Liabilities....................       --       1,413          --         1,413
                                                --------    --------     -------     ---------
Deferred Income Taxes..........................   53,471       3,722          --        57,193
                                                --------    --------     -------     ---------
Stockholders' equity
 Combined owner's equity.......................  164,203     (25,889)     25,889       164,203
 Accumulated other comprehensive income........   15,884       4,393      (4,393)       15,884
                                                --------    --------     -------     ---------
                                                 180,087     (21,496)     21,496       180,087
                                                --------    --------     -------     ---------
                                                $437,516    $ 57,743     $21,496     $ 516,755
                                                ========    ========     =======     =========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 2002

                                (in thousands)

                                                          Guarantor   Intercompany
                                                Issuer   Subsidiaries Eliminations Consolidated
                                               --------  ------------ ------------ ------------
Revenues
 Oil and liquids.............................. $123,795    $54,243      $    --      $178,038
 Gas..........................................   10,299         --           --        10,299
 Other operating revenues.....................       --        226           --           226
                                               --------    -------      -------      --------
                                                134,094     54,469           --       188,563
                                               --------    -------      -------      --------
Costs and Expenses
 Production expenses..........................   50,510     27,941           --        78,451
 General and administrative...................   13,479      1,707           --        15,186
 Depreciation, depletion and amortization.....   21,532      8,827           --        30,359
                                               --------    -------      -------      --------
                                                 85,521     38,475           --       123,996
                                               --------    -------      -------      --------
Income from Operations........................   48,573     15,994           --        64,567
Other Income (Expense)
 Equity in earnings of subsidiaries...........    5,988         --       (5,988)           --
 Expenses of terminated public equity offering   (2,395)        --                     (2,395)
 Interest expense.............................  (12,942)    (6,435)          --       (19,377)
Interest and other income.....................     (140)       314           --           174
                                               --------    -------      -------      --------
Income Before Income Taxes and Cumulative
  Effect of Accounting Change.................   39,084      9,873       (5,988)       42,969
 Income tax expense
   Current....................................   (1,232)    (5,121)          --        (6,353)
   Deferred...................................  (11,615)     1,236           --       (10,379)
                                               --------    -------      -------      --------
Net Income.................................... $ 26,237    $ 5,988      $(5,988)     $ 26,237
                                               ========    =======      =======      ========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 2001

                                (in thousands)

                                                           Guarantor   Intercompany
                                                 Issuer   Subsidiaries Eliminations Consolidated
                                                --------  ------------ ------------ ------------
Revenues
 Oil and liquids............................... $124,250    $50,645      $     --     $174,895
 Gas...........................................   28,771         --            --       28,771
 Other operating revenues......................       --        473            --          473
                                                --------    -------      --------     --------
                                                 153,021     51,118            --      204,139
                                                --------    -------      --------     --------
Costs and Expenses
 Production expenses...........................   41,458     22,337            --       63,795
 General and administrative....................    8,708      1,502            --       10,210
 Depreciation, depletion and amortization......   18,413      5,692            --       24,105
                                                --------    -------      --------     --------
                                                  68,579     29,531            --       98,110
                                                --------    -------      --------     --------
Income from Operations.........................   84,442     21,587            --      106,029
Other Income (Expense)
 Equity in earnings of subsidiaries............   11,528         --       (11,528)          --
 Interest expense..............................  (10,679)    (6,732)           --      (17,411)
 Interest and other income.....................       94        369            --          463
                                                --------    -------      --------     --------
Income Before Income Taxes and Cumulative
  Effect of Accounting Change..................   85,385     15,224       (11,528)      89,081
 Income tax expense
   Current.....................................   (2,832)    (3,182)           --       (6,014)
   Deferred....................................  (27,620)      (754)           --      (28,374)
                                                --------    -------      --------     --------
Income Before Cumulative Effect of Accounting
  Change.......................................   54,933     11,288       (11,528)      54,693
 Cumulative effect of accounting change, net of
   tax benefit.................................   (1,762)       240            --       (1,522)
                                                --------    -------      --------     --------
Net Income..................................... $ 53,171    $11,528      $(11,528)    $ 53,171
                                                ========    =======      ========     ========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                  CONDENSED CONSOLIDATING STATEMENT OF INCOME

                         YEAR ENDED DECEMBER 31, 2000

                                (in thousands)

                                                     Guarantor   Intercompany
                                           Issuer   Subsidiaries Eliminations Consolidated
                                          --------  ------------ ------------ ------------
Revenues
 Oil and liquids......................... $ 85,921    $40,513      $    --      $126,434
 Gas.....................................   16,017         --           --        16,017
                                          --------    -------      -------      --------
                                           101,938     40,513           --       142,451
                                          --------    -------      -------      --------
Costs and Expenses
 Production expenses.....................   35,278     20,950           --        56,228
 General and administrative..............    5,168      1,140           --         6,308
 Depreciation, depletion and amortization   15,450      3,409           --        18,859
                                          --------    -------      -------      --------
                                            55,896     25,499           --        81,395
                                          --------    -------      -------      --------
Income from Operations...................   46,042     15,014           --        61,056
Other Income (Expense)
 Equity in earnings of subsidiaries......    6,859         --       (6,859)           --
 Interest expense........................  (10,212)    (5,673)          --       (15,885)
 Interest and other income...............      213        130           --           343
                                          --------    -------      -------      --------
Income Before Income Taxes...............   42,902      9,471       (6,859)       45,514
 Income tax expense
   Current...............................     (168)    (2,263)          --        (2,431)
   Deferred..............................  (13,985)      (349)          --       (14,334)
                                          --------    -------      -------      --------
Net Income............................... $ 28,749    $ 6,859      $(6,859)     $ 28,749
                                          ========    =======      =======      ========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 2002

                                (in thousands)

                                                                        Guarantor   Intercompany
                                                              Issuer   Subsidiaries Eliminations Consolidated
                                                            ---------  ------------ ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................. $  26,237    $ 5,988      $(5,988)    $  26,237
Items not affecting cash flows from operating activities:
    Depreciation, depletion and amortization...............    21,532      8,827           --        30,359
    Equity in earnings of subsidiaries.....................    (5,988)        --        5,988            --
    Deferred income taxes..................................    11,615     (1,236)          --        10,379
    Other noncash items....................................       457         --           --           457
Change in assets and liabilities from operating activities:
    Accounts receivable and other assets...................   (12,301)       337           --       (11,964)
    Inventories............................................      (757)       181           --          (576)
    Accounts payable to Plains Resources Inc...............     4,946         --           --         4,946
    Accounts payable and other liabilities.................    20,217     (1,229)          --        18,988
                                                            ---------    -------      -------     ---------
Net cash provided by operating activities..................    65,958     12,868           --        78,826
                                                            ---------    -------      -------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition, exploration and developments costs............   (54,811)    (9,686)          --       (64,497)
Additions to other property and equipment..................      (185)        (5)          --          (190)
Proceeds from property sales...............................       529         --           --           529
                                                            ---------    -------      -------     ---------
Net cash used in investing activities......................   (54,467)    (9,691)          --       (64,158)
                                                            ---------    -------      -------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments of long-term debt.......................      (511)        --           --          (511)
Change in revolving credit facility........................    35,800         --           --        35,800
Proceeds from debt issuance................................   196,752         --           --       196,752
Debt issuance costs........................................    (5,936)        --           --        (5,936)
Contribution from Plains Resources Inc.....................    52,200         --           --        52,200
Distribution to Plains Resources Inc.......................  (311,964)        --           --      (311,964)
Receipts from (payments to) Plains Resources Inc...........    23,518     (3,155)          --        20,363
Other......................................................      (357)        --           --          (357)
                                                            ---------    -------      -------     ---------
Net cash provided by (used in) financing activities........   (10,498)    (3,155)          --       (13,653)
                                                            ---------    -------      -------     ---------
Net increase (decrease) in cash and cash equivalents.......       993         22           --         1,015
Cash and cash equivalents, beginning of year...............        11          2           --            13
                                                            ---------    -------      -------     ---------
Cash and cash equivalents, end of year..................... $   1,004    $    24      $    --     $   1,028
                                                            =========    =======      =======     =========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 2001

                                (in thousands)

                                                                        Guarantor   Intercompany
                                                              Issuer   Subsidiaries Eliminations Consolidated
                                                            ---------  ------------ ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................. $  53,171    $ 11,528     $(11,528)   $  53,171
Items not affecting cash flows from operating activities:
    Depreciation, depletion and amortization...............    18,413       5,692           --       24,105
    Equity in earnings of subsidiaries.....................   (11,528)         --       11,528           --
    Deferred income taxes..................................    27,620         754           --       28,374
    Cumulative effect of adoption of accounting
     change................................................     1,762        (240)          --        1,522
    Change in derivative fair value........................        (7)      1,062           --        1,055
    Other noncash items....................................       263         733           --          996
Change in assets and liabilities from operating activities:
    Accounts receivable and other assets...................     9,449        (252)          --        9,197
    Inventories............................................      (586)         (5)          --         (591)
    Accounts payable and other liabilities.................       157      (1,178)          --       (1,021)
                                                            ---------    --------     --------    ---------
Net cash provided by operating activities..................    98,714      18,094           --      116,808
                                                            ---------    --------     --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition, exploration and developments costs............  (108,577)    (17,176)          --     (125,753)
Additions to other property and equipment..................      (127)         --           --         (127)
                                                            ---------    --------     --------    ---------
Net cash used in investing activities......................  (108,704)    (17,176)          --     (125,880)
                                                            ---------    --------     --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments of long-term debt.......................      (511)         --           --         (511)
Receipts from (payments to) Plains Resources Inc...........    10,272      (1,212)          --        9,060
                                                            ---------    --------     --------    ---------
Net cash provided by (used in) financing activities........     9,761      (1,212)          --        8,549
                                                            ---------    --------     --------    ---------
Net increase (decrease) in cash and cash equivalents.......      (229)       (294)          --         (523)
Cash and cash equivalents, beginning of year...............       240         296           --          536
                                                            ---------    --------     --------    ---------
Cash and cash equivalents, end of year..................... $      11    $      2     $     --    $      13
                                                            =========    ========     ========    =========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                         YEAR ENDED DECEMBER 31, 2000

                                (in thousands)

                                                                       Guarantor   Intercompany
                                                             Issuer   Subsidiaries Eliminations Consolidated
                                                            --------  ------------ ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income................................................. $ 28,749    $  6,859     $(6,859)     $ 28,749
Items not affecting cash flows from operating activities:
    Depreciation, depletion and amortization...............   15,450       3,409          --        18,859
    Equity in earnings of subsidiaries.....................   (6,859)         --       6,859            --
    Deferred income taxes..................................   13,985         349          --        14,334
    Other noncash items....................................       --          --          --            --
Change in assets and liabilities from operating activities:
    Accounts receivable and other assets...................    7,192         405          --         7,597
    Inventories............................................      228        (423)         --          (195)
    Accounts payable and other liabilities.................    9,745         375          --        10,120
                                                            --------    --------     -------      --------
Net cash provided by operating activities..................   68,490      10,974          --        79,464
                                                            --------    --------     -------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition, exploration and developments costs............  (54,782)    (15,723)         --       (70,505)
Additions to other property and equipment..................     (359)         (7)         --          (366)
                                                            --------    --------     -------      --------
Net cash used in investing activities......................  (55,141)    (15,730)         --       (70,871)
                                                            --------    --------     -------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments of long-term debt.......................     (511)         --          --          (511)
Receipts from (payments to) Plains Resources Inc...........  (12,803)        182          --       (12,621)
                                                            --------    --------     -------      --------
Net cash provided by (used in) financing activities........  (13,314)        182          --       (13,132)
                                                            --------    --------     -------      --------
Net increase (decrease) in cash and cash equivalents.......       35      (4,574)         --        (4,539)
Cash and cash equivalents, beginning of year...............      205       4,870          --         5,075
                                                            --------    --------     -------      --------
Cash and cash equivalents, end of year..................... $    240    $    296     $    --      $    536
                                                            ========    ========     =======      ========

                    PLAINS EXPLORATION & PRODUCTION COMPANY

Note 13--Subsequent Event

    On February 3, 2003 we announced that we entered into a definitive agreement pursuant to which we will acquire 3TEC Energy Corporation, or 3TEC, for approximately $333 million plus the assumption of debt, which totaled $99.0 million at December 31, 2002. Under the terms of the merger agreement, 3TEC common stockholders will receive $8.50 of cash and 0.85 of a share of our common stock for each share of 3TEC common stock they own, which equates to a total of $16.97 per 3TEC common share based on the January 31, 2003 closing price of $9.96 per share for our common stock. This exchange ratio is subject to an upward or downward adjustment should the market price of our common stock fall below $7.65 per share or rise above $12.35 per share, respectively. This mechanism is intended to provide that the total value of the consideration received by 3TEC common stockholders at the effective time of the merger will be between $15.00 and $19.00 per share of 3TEC common stock. For this purpose, the market price of our common stock will be the average closing price of our common stock for the 20 consecutive trading days immediately preceding the third trading day prior to closing. In addition, if the market price of our common stock is less than $6.25, we may either (i) terminate the merger agreement or (ii) in lieu of issuing more common stock increase the cash consideration paid per share of 3TEC common stock by the amount our common stock market price is less than $6.25 times the exchange ratio after adjustment.

    The merger is expected to qualify as a tax free reorganization under
Section 368(a) of the Internal Revenue Code. Accordingly, the merger is expected to be tax free to our stockholders and tax free for the stock portion of the consideration received by 3TEC stockholders. We anticipate funding the cash portion of the merger through a new credit facility.

    The Boards of Directors of both companies have approved the merger agreement and each has recommended it to their respective stockholders for approval. The transaction is subject to stockholder approval from both companies and other customary conditions. Assuming the market price of our common stock is between $7.65 and $12.35, after the merger is completed, 3TEC common stockholders will own approximately 40% of the combined company and our stockholders will own approximately 60% of the combined company.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                               Page
                                                                                               ----
Independent Auditors' Report.................................................................. F-39
Consolidated Balance Sheets as of December 31, 2002 and 2001.................................. F-40
Consolidated Statements of Operations for each of the years in the three-year period ended
  December 31, 2002........................................................................... F-41
Consolidated Statements of Cash Flows for each of the years in the three-year period ended
  December 31, 2002........................................................................... F-42
Consolidated Statements of Changes in Stockholders' Equity for each of the years in the three-
  year period ended December 31, 2002......................................................... F-43
Notes to Consolidated Financial Statements.................................................... F-44

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
3TEC Energy Corporation:

    We have audited the accompanying consolidated balance sheets of 3TEC Energy Corporation and subsidiaries, as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 3TEC Energy Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

    As explained in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

KPMG LLP

Houston, Texas
February 14, 2003

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                                                                As of December 31,
                                                                                               -------------------
                                                                                                  2002      2001
                                                                                               ---------  --------
                                           ASSETS
Current Assets:
   Cash and cash equivalents.................................................................. $   2,249  $ 17,762
   Accounts receivable........................................................................    17,486    16,835
   Income tax receivable......................................................................        --     4,464
   Other......................................................................................     1,285     4,473
                                                                                               ---------  --------
      Total Current Assets....................................................................    21,020    43,534
Properties and Equipment, at cost:
   Oil and gas properties, successful efforts method..........................................   435,591   385,264
   Other property and equipment...............................................................     3,931     3,549
                                                                                               ---------  --------
                                                                                                 439,522   388,813
Accumulated depletion, depreciation and amortization..........................................  (112,732)  (71,039)
                                                                                               ---------  --------
Net Properties and Equipment..................................................................   326,790   317,774
                                                                                               ---------  --------
Other Assets, net.............................................................................     1,375     1,730
TOTAL ASSETS.................................................................................. $ 349,185  $363,038
                                                                                               =========  ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable........................................................................... $  13,440  $ 25,052
   Accrued liabilities........................................................................     1,340     1,322
   Series C Preferred stock redemption payable................................................     1,272     1,349
   Derivative fair value liability............................................................     3,551        --
   Other current liabilities..................................................................     3,055     1,468
                                                                                               ---------  --------
      Total Current Liabilities...............................................................    22,658    29,191
                                                                                               ---------  --------
   Long-term debt.............................................................................    99,000   108,000
   Deferred income taxes......................................................................    44,563    45,135
                                                                                               ---------  --------
TOTAL LIABILITIES.............................................................................   166,221   182,326
                                                                                               ---------  --------
Commitments and Contingencies (Note 11).......................................................        --        --
STOCKHOLDERS' EQUITY
   Preferred stock, $.02 par value, 20,000,000 shares authorized, 266,667 shares designated
    Series B, 2,300,000 shares designated Series C and 725,167 shares designated Series D,
    none other designated.....................................................................        --        --
   Convertible preferred stock Series B, $7.50 stated value, 266,667 shares issued and
    outstanding as of December 31, 2001. $2,000 aggregate liquidation preference..............        --     3,627
   Convertible preferred stock Series D, 5% $24.00 redemption value, 613,919 shares and
    614,776 issued and outstanding at December 31, 2002 and December 31, 2001, respectively,
    $14,734 aggregate liquidation preference at December 31, 2002.............................     7,475     7,485
   Common stock, $.02 par value, 60,000,000 shares authorized, 16,850,572 and 16,547,595
    shares issued at December 31, 2002 and December 31, 2001, respectively....................       337       331
   Additional paid-in capital.................................................................   157,557   151,412
   Retained earnings..........................................................................    19,520    18,906
   Treasury stock; 69,807 shares at December 31, 2002 and December 31, 2001...................    (1,049)   (1,049)
   Deferred compensation......................................................................      (876)       --
                                                                                               ---------  --------
TOTAL STOCKHOLDERS' EQUITY....................................................................   182,964   180,712
                                                                                               ---------  --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................................................... $ 349,185  $363,038
                                                                                               =========  ========

         See accompanying notes to consolidated financial statements.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                                           Year Ended December 31,
                                                     ------------------------------------
                                                         2002        2001        2000
                                                     -----------  ----------- -----------
REVENUES:
   Oil, natural gas and plant income................ $   103,064  $   116,080     102,148
   Gain (loss) on sale of properties................        (159)         815         800
   Gain (loss) on derivative fair value.............      (6,632)       3,081          --
   Gain (loss) on derivative settlements............      (5,644)         162          --
   Other............................................         473          836         813
                                                     -----------  ----------- -----------
       TOTAL REVENUES............................... $    91,102  $   120,974 $   103,761
EXPENSES:
   Production--
       Lease operations............................. $    14,590  $    15,957 $    14,994
       Production, severance and ad valorem tax.....       7,271        7,711       6,692
       Gathering, transportation and other..........       3,465        3,002       1,493
   Geological and geophysical.......................       2,683        1,172         666
   Dry hole and impairments.........................       8,918       12,261          29
   Surrendered and expired acreage..................         860        7,875          --
   General and administrative.......................       9,154        6,991       6,141
   Stock compensation (general and administrative)..         816           --          --
   Interest.........................................       3,962        6,773       7,556
   Depreciation, depletion and amortization.........      37,357       30,983      19,779
   Other............................................         629          250          --
                                                     -----------  ----------- -----------
       TOTAL EXPENSES............................... $    89,705  $    92,975 $    57,350
NET INCOME BEFORE INCOME TAXES, MINORITY
  INTEREST AND DIVIDENDS TO PREFERRED
  STOCKHOLDERS......................................       1,397       27,999      46,411
Minority Interest...................................          --          511         305
Income Tax Expense..................................          45       10,640      14,442
                                                     -----------  ----------- -----------
NET INCOME..........................................       1,352       16,848      31,664
Dividends to preferred stockholders.................         738          710       1,488
                                                     -----------  ----------- -----------
NET INCOME ATTRIBUTABLE TO COMMON
  STOCKHOLDERS...................................... $       614  $    16,138 $    30,176
                                                     ===========  =========== ===========
NET INCOME PER COMMON SHARE:
   Basic............................................ $      0.04  $      1.06 $      2.91
                                                     ===========  =========== ===========
   Diluted.......................................... $      0.03  $      0.91 $      2.28
                                                     ===========  =========== ===========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
   Basic............................................  16,533,405   15,170,116  10,382,836
                                                     ===========  =========== ===========
   Diluted..........................................  18,361,956   18,968,973  13,894,961
                                                     ===========  =========== ===========

         See accompanying notes to consolidated financial statements.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                          Year Ended
                                                                            -------------------------------------
                                                                            December 31, December 31, December 31,
                                                                                2002         2001         2000
                                                                            ------------ ------------ ------------
OPERATING ACTIVITIES
Net income.................................................................      1,352       16,848       31,664
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation, depletion and amortization................................     36,758       30,265       18,713
   Amortization of debt issue costs and other..............................        599          967        1,066
   Dry hole and impairments................................................      8,918       12,261           29
   Surrendered and expired leases..........................................        860        7,875           --
   (Gain)/Loss on derivative fair value....................................      6,632       (3,081)          --
   (Gain)/Loss on sale of properties.......................................        159         (815)        (800)
   Deferred income taxes...................................................        (67)       9,017        6,480
   Minority interest.......................................................         --          511          305
   Restricted stock compensation (general and administrative)..............        816           --           --
   Other changes...........................................................         28          166           --
   Changes in operating assets and liabilities:............................
   Accounts receivable and other current assets............................      3,834        9,961      (21,706)
   Account payable and accrued liabilities.................................    (10,087)       5,805        8,717
                                                                              --------    ---------     --------
CASH PROVIDED BY OPERATING ACTIVITIES......................................     49,802       89,780       44,468
INVESTING ACTIVITIES
   Proceeds from sales of oil and gas properties...........................      1,181       36,818        5,840
   Acquisition of Magellan Exploration LLC, net of cash acquired...........         --           --          418
   Acquisition of Classic Resources, Inc., net of cash acquired............         --      (58,670)          --
   Acquisition of Enex Resources Corporation...............................         --       (3,803)          --
   Acquisition of oil and gas properties...................................       (302)     (22,380)     (64,612)
   Development of oil and gas properties...................................    (56,356)     (72,554)     (24,091)
   Additions of other assets...............................................       (391)      (1,930)      (1,326)
                                                                              --------    ---------     --------
CASH USED IN INVESTING ACTIVITIES..........................................    (55,868)    (122,519)     (83,771)
FINANCING ACTIVITIES
   Proceeds from long-term debt............................................     51,000      130,000       66,100
   Proceeds from issuance of common stock..................................         --           --       68,103
   Proceeds from exercise of stock options and warrants....................        616        1,590          705
   Payments on long-term debt..............................................    (60,000)     (85,000)     (90,600)
   Preferred stock dividends...............................................       (738)        (525)      (1,369)
   Treasury stock purchase--Alabama dissenters.............................         --           --         (981)
   Redemption of Preferred Series C stock..................................         --           --       (1,433)
   Debt issuance costs.....................................................       (325)          --       (2,927)
                                                                              --------    ---------     --------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES............................     (9,447)      46,065       37,598
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS...........................    (15,513)      13,326       (1,705)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............................     17,762        4,436        6,141
                                                                              --------    ---------     --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................................   $  2,249    $  17,762     $  4,436
                                                                              ========    =========     ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
   Interest................................................................   $  3,915    $   6,795     $  7,539
   Income Taxes............................................................         --       10,571        3,500
Non-cash investing and financing activities:
   Common stock and warrants issued in acquisition of Magellan
    Exploration LLC........................................................         --           --       10,573
   Preferred Stock Series D issued in acquisition of Magellan Exploration
    LLC....................................................................         --           --        7,453
   Preferred Stock Series C conversions to common stock....................         --           --          362
   Preferred dividends incurred but not paid...............................        185          185           --
   Common stock repurchase contingency accrual--Alabama
    dissenters.............................................................         --           --          138
   Conversion of Preferred Series C into Common Stock......................         --           --          910
   Preferred dividends paid in-kind........................................         --           --          118
   Liability for redemption of Preferred Stock Series C....................         --           --        2,856
   Deferred taxes recorded in acquisition of Classic Resources, Inc........         --       29,347           --
   Preferred Stock Series B conversions to Common Stock....................      3,627           --           --
   Preferred Stock Series D conversions to Common Stock....................         10           --           --

         See accompanying notes to consolidated financial statements.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                         (in thousands, except shares)

                                                      Preferred Stock
                                  -------------------------------------------------------
                                       Series B            Series C           Series D       Common Stock
                                  -----------------  -------------------  ---------------  ----------------   Paid-in
                                   Shares     Par      Shares      Par     Shares    Par     Shares     Par   Capital
                                  --------  -------  ----------  -------  -------  ------  ----------  ----  --------
Balance January 1, 2000..........  266,667  $ 3,627   1,139,506  $ 5,198       --      --   5,338,771  $107  $ 57,775
Common stock issued in merger
 with Magellan Exploration
 LLC.............................                                                           1,085,934    22    10,251
Warrants issued in merger with
 Magellan Exploration LLC........                                                                                 300
Preferred Series D issued in
 merger with Magellan
 Exploration LLC.................                                         617,009   7,453
Stockholder dissenters repurchase
 contingency adjustment..........
Preferred Series C conversions...                       (72,496)    (362)                      63,465     1       361
Common stock issued..............                                                           8,050,000   161    67,943
Common stock offering and
 registration costs..............                                                                              (1,497)
Preferred Series C redemption....                    (1,067,010)  (4,836)                      36,527     1       547
Reverse split fractional shares..                                                                (314)
Employee stock option
 exercises.......................                                                              95,190     2       648
Warrant exercises................                                                              18,333              55
Net Income.......................
Preferred stock dividends........                                           4,921     119
                                  --------  -------  ----------  -------  -------  ------  ----------  ----  --------
Balance December 31, 2000........  266,667  $ 3,627          --       --  621,930  $7,572  14,687,906  $294  $136,383
                                  ========  =======  ==========  =======  =======  ======  ==========  ====  ========
Employee stock option
 exercises.......................                                                              81,682     2       739
Preferred Series D Conversions...                                          (7,154)    (87)      7,154              85
Warrant exercises................                                                             283,047     6       843
Senior subordinated debt
 conversions.....................                                                           1,487,806    29    13,362
Net Income.......................
Preferred stock dividends........
                                  --------  -------  ----------  -------  -------  ------  ----------  ----  --------
Balance December 31, 2001........  266,667  $ 3,627          --  $    --  614,776  $7,485  16,547,595  $331  $151,412
                                  ========  =======  ==========  =======  =======  ======  ==========  ====  ========
Employee Stock Option
 Exercises.......................                                                              58,817     1       615
Preferred Series B Conversions... (266,667)  (3,627)                                          186,230     4     3,623
Preferred Series D Conversions...                                            (857)    (10)        857              10
Common Stock Issues..............                                                               1,799              26
Restricted Stock Grants..........                                                              95,000     2     1,690
Net Income.......................
Preferred Stock Dividends........
Employee Stock Option Deferred
 Tax Adjustment..................                                                                                 181
Other............................                                                             (39,726)   (1)
                                  --------  -------  ----------  -------  -------  ------  ----------  ----  --------
Balance December 31, 2002........       --  $    --          --  $    --  613,919  $7,475  16,850,572  $337  $157,557
                                  ========  =======  ==========  =======  =======  ======  ==========  ====  ========


                                  Accumulated              Treasury
                                   Earnings     Deferred    Stock   Stockholders'
                                   (Deficit)  Compensation   Par       Equity
                                  ----------- ------------ -------- -------------
Balance January 1, 2000..........  $(27,408)               $(1,187)   $ 38,112
Common stock issued in merger
 with Magellan Exploration
 LLC.............................                                       10,273
Warrants issued in merger with
 Magellan Exploration LLC........                                          300
Preferred Series D issued in
 merger with Magellan
 Exploration LLC.................                                        7,453
Stockholder dissenters repurchase
 contingency adjustment..........                              138         138
Preferred Series C conversions...                                           --
Common stock issued..............                                       68,104
Common stock offering and
 registration costs..............                                       (1,497)
Preferred Series C redemption....                                       (4,288)
Reverse split fractional shares..                                           --
Employee stock option
 exercises.......................                                          650
Warrant exercises................                                           55
Net Income.......................    31,664                             31,664
Preferred stock dividends........    (1,488)                            (1,369)
                                   --------      -----     -------    --------
Balance December 31, 2000........  $  2,768      $  --     $(1,049)   $149,595
                                   ========      =====     =======    ========
Employee stock option
 exercises.......................                                          741
Preferred Series D Conversions...                                           (2)
Warrant exercises................                                          849
Senior subordinated debt
 conversions.....................                                       13,391
Net Income.......................    16,848                             16,848
Preferred stock dividends........      (710)                              (710)
                                   --------      -----     -------    --------
Balance December 31, 2001........  $ 18,906      $  --     $(1,049)   $180,712
                                   ========      =====     =======    ========
Employee Stock Option
 Exercises.......................                                          616
Preferred Series B Conversions...                                           --
Preferred Series D Conversions...                                           --
Common Stock Issues..............                                           26
Restricted Stock Grants..........                 (876)                    816
Net Income.......................     1,352                              1,352
Preferred Stock Dividends........      (738)                              (738)
Employee Stock Option Deferred
 Tax Adjustment..................                                          181
Other............................                                           (1)
                                   --------      -----     -------    --------
Balance December 31, 2002........  $ 19,520      $(876)    $(1,049)   $182,964
                                   ========      =====     =======    ========

          See accompanying notes to consolidated financial statements

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 2002, 2001 and 2000

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

    3TEC Energy Corporation, (formerly Middle Bay Oil Company, Inc.), was incorporated under the laws of the state of Alabama on November 20, 1992. The Company was reincorporated in Delaware on December 7, 1999 and changed its name to 3TEC Energy Corporation. The reincorporation and name change were part of a series of transactions related to a securities purchase agreement that closed on August 27, 1999 between the Company and W/E Energy Company, LLC ("W/E LLC"), formerly known as 3TEC Energy Company, LLC, whereby the Company received $21.4 million in cash and oil and natural gas properties for the sale of common stock, warrants and debt securities (See Note 3).

    3TEC Energy Corporation (the "Company") is engaged in the acquisition, development, production and exploration of oil and natural gas in the contiguous United States. The Company considers its business to be a single operating segment. Effective November 23, 1999, the Company acquired oil and natural gas properties and interests managed by Floyd Oil Company from a group of private sellers. Effective February 3, 2000, the Company acquired oil and natural gas properties through a merger with Magellan Exploration, LLC. Effective May 31, 2000, the Company acquired oil and natural gas properties from C.W. Resources, Inc. Effective November 15, 2000, the Company acquired oil and natural gas properties from H.G. Westerman and a group of private sellers. Effective January 30, 2001, the Company acquired oil and natural gas properties through the purchase of the stock of Classic Resources, Inc.

    On February 2, 2003, the Company entered into a definitive agreement with Plains Exploration & Production Company ("Plains") whereby Plains will acquire the Company for a combination of cash and stock. Under the terms of the agreement, the Company's shareholders will receive $8.50 in cash and 0.85 shares of Plains's Common Stock for each share of the Company's Common Stock, subject to certain adjustments if the average share price of Plains's Common Stock (as determined during a twenty-day trading period prior to closing) is less than $7.65 per share or greater than $12.35 per share. Although subject to shareholder approval and other customary closing conditions, the aforementioned transaction is expected to close during the second quarter of 2003.

Significant Accounting Policies

    The Company's accounting policies reflect industry standards and conform to generally accepted accounting principles. The more significant of such policies are described below.

Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and Enex Resources Corporation ("Enex") which prior to December 31, 2001 was an 80% owned subsidiary. The equity of the minority interests in Enex is reflected in the consolidated financial statements as "minority interest". On
December 31, 2001, the Company acquired the remaining 20% of Enex pursuant to the merger of Enex into a wholly-owned subsidiary of the Company for cash consideration of $3.8 million. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

    Certain prior-year amounts have been reclassified to conform with current year presentation.

Consolidated Statements of Cash Flows

    For the purpose of cash flows, the Company considers all highly liquid investments with a maturity date of three months or less to be cash equivalents. Significant transactions may occur which

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000

do not directly affect cash balances and as such will not be disclosed in the Consolidated Statements of Cash Flows. Certain of such non-cash transactions are disclosed in the Consolidated Statements of Shareholders' Equity relating to shares issued as compensation, and shares issued for stock and debt of an acquired company.

Oil and Gas Properties

    The Company follows the successful efforts method of accounting for oil and natural gas properties, and accordingly, capitalizes all direct costs incurred in connection with the acquisition, drilling and development of productive oil and natural gas properties. Costs associated with unsuccessful exploration are charged to expense currently. Geological and geophysical costs and costs of carrying and retaining unevaluated properties are charged to expense. Depreciation, depletion and amortization of capitalized costs are computed separately for each field based on the unit-of-production method using only proved oil and natural gas reserves. In arriving at such rates, commercially recoverable reserves have been estimated by an independent petroleum engineering firm. The Company reviews its undeveloped properties continually and charges them to expense on a property-by-property basis when it is determined that they have been condemned by dry holes, or have otherwise diminished in value. For the years ended December 31, 2002, 2001 and 2000, the Company recorded surrendered and expired acreage expense on its undeveloped properties of $0.9 million, $7.9 million and $-0-, respectively. Gains and losses are recorded on sales of interests in proved properties and on sales of entire interests in unproved properties. The Company realized losses on sales of properties of $0.2 million for the year ended December 31, 2002 and gains of $0.8 million for both years ended December 31, 2001 and 2000.

    Proved oil and natural gas reserves are the estimated quantities of oil, natural gas and natural gas liquids which are expected to be recoverable in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if economic productability is supported by either actual production or conclusive formation tests.

    The Company reviews long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such an asset may not be recoverable. This review consists of a comparison of the carrying value of the asset to the asset's expected future undiscounted cash flows. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flows, assuming escalated prices, are less than the carrying value of the asset, an impairment exists and is measured as the excess of the carrying value over the estimated fair value of the asset. The Company estimates discounted future net cash flows to determine fair value. Any impairment provisions recognized are permanent and may not be restored in the future. For the years ended December 31, 2002, 2001 and 2000, the Company's proved properties were assessed for impairment on an individual field basis and the Company recorded impairment provisions on certain producing properties of $5.6 million, $3.4 million, and $-0- respectively.

Revenue Recognition of Production Imbalances

    Oil and natural gas revenues are recorded using the sales method, whereby the Company recognizes revenues based on the amount of oil and natural gas sold to purchasers on its behalf not-withstanding its ownership percentage. At December 31, 2002 and 2001, the Company's net imbalance position was immaterial.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


Hedging

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). In June 2000, the FASB issued SFAS 138, Accounting for Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. SFAS 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair market value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the statement of operations, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company adopted SFAS 133 effective January 1, 2001. Based upon the historical volatility of oil and gas commodity prices, the Company expects that SFAS 133 will increase volatility in the Company's earnings and other comprehensive income for periods where hedging activities are present.

    SFAS 133, in part, allows hedge accounting. SFAS 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedging instrument be reported as a component of other comprehensive income and be reclassified into earnings in the same period during which the hedged forecasted transaction affects earnings. The remaining gain or loss on the derivative instrument, if any, must be recognized currently in earnings.

    To qualify for cash flow hedge accounting, the cash flows from the hedging instrument must be highly effective in offsetting changes in cash flows due to changes in the underlying items being hedged. In addition, all hedging relationships must be designated, documented, and reassessed periodically. The Company's natural gas derivative instruments entered into during the periods presented were not designated as hedges at the time the instruments were executed. In accordance with provisions of SFAS 133, these instruments were marked-to-market through earnings at December 31, 2002 and 2001, resulting in a decrease to revenues of $6.6 million and an increase to revenues of $3.1 million during those annual periods, respectively.

Earnings Per Share

    Basic earnings and loss per common share are based on the weighted average shares outstanding without any dilutive effects considered. Diluted earnings and loss per share reflect dilution from all potential common shares, including options, warrants and convertible preferred stock and convertible notes. Diluted loss per share does not include the effect of any potential common shares if the effect would be to decrease the loss per share.

    At December 31, 2002, 2001 and 2000, the Company had a weighted average of 2,442,929, 3,798,857 and 3,512,000 combined stock options, warrants and convertible preferred stock and notes outstanding included in the Company's fully diluted per share calculation, respectively.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    Basic and diluted earnings per share for the years ended December 31, 2002, 2001 and 2000 were determined as follows (in thousands):

                                                                         2002     2001    2000
                                                                      -------    ------- -------
Basic net income attributable to common shareholders................. $   614    $16,138 $30,176
Plus preferred stock dividends.......................................     -- (1)     710   1,488
Plus interest expense (net of tax) on subordinated convertible notes.      --        505      --
                                                                      -------    ------- -------
Fully diluted net income attributable to common shareholders......... $   614    $17,353 $31,664
                                                                      =======    ======= =======
Basic shares outstanding (weighted average shares)...................  16,533     15,170  10,383
Plus potentially dilutive securities:
..    Dilutive options and warrants applying treasury stock method....   1,688      2,052   1,390
..    Shares from conversion of subordinated convertible notes........                996   1,469
..    Shares from conversion of Series B preferred stock..............     127        132      91
..    Shares from conversion of Series D preferred stock..............      --        619     562
..    Non-vested restricted stock.....................................      14         --      --
                                                                      -------    ------- -------
Fully diluted shares outstanding (weighted average shares)...........  18,362     18,969  13,895
                                                                      =======    ======= =======

--------
(1) Preferred stock dividends in the amount of $738,000 were not included in the 2002 calculation as they were antidilutive.

    All share and per share amounts have been retroactively adjusted for a one-for-three reverse split that was approved by the Company's shareholders on January 14, 2000.

Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                          December 31, 2002 and 2001


Stock Compensation

    Stock-based employee compensation is accounted for under the intrinsic value method of Accounting Principles Bulleting No. 25 "Accounting for Stock Issued to Employees." For the years ending December 31, 2002, 2001 and 2000, the exercise price of the options granted is equal to the quoted market price of the Company's stock at the grant date, and therefore, no compensation costs have been recognized for its stock option plans. Had compensation cost for the Company's Plans been determined based on the fair value at the grant date for stock options granted for the years ending December 31, 2002, 2001 and 2000, the Company's net income and income per share would have been adjusted to the pro forma amounts listed below (in thousands, except per share amounts):

                                                                 December 31,
                                                          -------------------------
                                                            2002     2001     2000
                                                          -------  -------  -------
Net Income attributable to Common Stockholders
   As Reported........................................... $   614  $16,138  $30,176
   Add: Stock-based employee compensation expense
     included and reported in net income, net of tax.....     530       --       --
   Less: Total stock-based employee compensation expense
     determined under fair value based methods for all
     awards net of related tax effects...................  (3,098)  (2,691)  (8,287)
   Pro Forma............................................. $(1,954) $13,447  $21,889
Net Income per common share, basic
   As Reported........................................... $  0.04  $  1.06  $  2.91
   Pro Forma............................................. $  0.04  $  0.89  $  2.11
Net Income per common share, diluted
   As Reported........................................... $  0.03  $  0.91  $  2.28
   Pro Forma............................................. $  0.03  $  0.77  $  1.58

    The fair value of grants was estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions used in 2002, 2001 and 2000, respectively: risk free interest rates of 4.30%, 3.96% and 6.48%, expected volatility of 65%, 69% and 72%, no dividend yield, and an expected life of the option of 3 years in 2002, 2001 and 2000. The weighted average fair value of stock options granted in 2002, 2001 and 2000 was $6.33, $7.02 and $5.72 per share, respectively.

Concentrations of Market Risk

    The future results of the Company will be affected by the market prices of oil and natural gas. The availability of a ready market for oil and natural gas in the future will depend on numerous factors beyond the control of the Company, including weather, production of other oil and natural gas, imports, marketing of competitive fuels, proximity and capacity of oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of oil and natural gas, the regulatory environment, and other regional and political events, none of which can be predicted with certainty.

Concentrations of Credit Risk

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash investments with high credit qualified

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000

financial institutions. Risk with respect to receivables is concentrated primarily in the current production revenue receivable from multiple oil and natural gas purchasers, and is typical in the industry. Concentrations within the industry have the potential to impact the Company's overall exposure to credit risk, either positively or negatively, in that the customer base may be similarly affected by changes in economic, industry or other conditions. For 2002, Superior Natural Gas Corporation, Conoco Inc. and Wagner & Brown, Ltd. accounted for approximately 15%, 14% and 11% of total oil and gas sales, respectively. Calpine Producer Services, L.P. (formerly Highland Energy Company) and Wagner & Brown, Ltd. accounted for approximately 22% and 19% of total oil and natural gas sales, respectively, for the year ended December 31, 2001. No single customer accounted for greater than 10% of the Company's total oil and natural gas sales for the year ended December 31, 2000.

Use of Estimates

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare the financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

Accounting Pronouncements

    In October, 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to Be Disposed Of, it retains many of the fundamental provisions of that Statement.

    SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of business. However, it retains the requirement in Opinion 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. By broadening the presentation of discontinued operations to include more disposal transactions, the FASB has enhanced managements ability to provide information that helps financial statement users to assess the effects of a disposal transaction on the ongoing operations of an entity.

    In August, 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations". SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company adopted SFAS No. 143 as of January 1, 2003. Upon adoption of this statement, the Company expects to record a cumulative effect accounting adjustment of between $0.1 million and $1.0 million, net of deferred tax expense of between $0.03 million and $0.5

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000

million. Additionally, the Company expects to establish a liability for asset retirement obligations of between $4.0 million and $6.0 million, a corresponding increase in property, plant and equipment of between $3.0 million and $5.0 million and a decrease in accumulated DD&A of between $0.1 million and $1.0 million in the Company's balance sheets.

    During second quarter 2002 the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and requires that all gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. Applying APB No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item must be reclassified. The Company does not expect that there will be any current impact from SFAS No. 145.

    The FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, in June 2002. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 applies to costs incurred in an "exit activity," which includes, but is not limited to, a restructuring, or a "disposal activity" covered by SFAS No. 144. SFAS No. 146 will be effective for the Company in January 2003.

    In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123" was issued. SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. SFAS 148 does not change the provisions of SFAS 123 that permit entities to continue to apply the intrinsic value method of Accounting Principles Bulletin No. 25, "Accounting for Stock Issued to Employees". We have and will continue to account for stock-based compensation in accordance with the provisions of APB No. 25.

    During 2002, the FASB issued two interpretations: FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and FIN 46 "Consolidation of Variable Interest Entities". There was no current impact of FIN 45 or FIN 46 on the Company's financial position or results of operations.

(2)  ACQUISITIONS AND DIVESTITURES

    On January 30, 2001, the Company acquired 100% of the issued and outstanding stock of Classic Resources Inc. (the "Classic Acquisition") for cash consideration of approximately $53.5 million plus other acquisition costs. The operating results of the Classic Acquisition have been included in the consolidated financial statements since that date. Classic was a privately-held exploration and production company with properties located in East Texas. The Company's estimate of total net proved

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000

reserves at the time of the acquisition for Classic's oil and gas properties was 47 Bcfe and net daily production of approximately 11 Mmcfe. The Company financed the acquisition under its existing Credit Facility. The purchase price of the Classic Acquisition was allocated principally to proved properties, with additional amounts allocated to working capital related to amounts recorded for production related receivables and payables in existence and accrued for at January 30, 2001.

    On May 31, 2000, we completed the acquisition of the CWR Properties (the "CWR Acquisition") located in East Texas for cash consideration of approximately $51.7 million. Operating results from this acquisition are included in the Company's consolidated financial statements beginning June 1, 2000. The CWR Acquisition was financed under our existing Credit Facility, which we amended prior to closing the acquisition. The total purchase price was allocated principally to oil and natural gas properties using the purchase method of accounting.

    On February 3, 2000, we completed the acquisition of Magellan Exploration LLC (the "Magellan Acquisition"), from certain affiliates of EnCap Investments L.L.C. ("EnCap"), a Delaware limited liability company and an investor in W/E LLC, and other third parties for consideration consisting of (a) 1,085,934 shares of common stock, (b) four-year warrants to purchase up to 333,333 shares of common stock at $30.00 per share, (c) 617,009 shares of 5% Series D Convertible Preferred Stock with a redemption value of $24.00 per share and (d) the assignment of a performance based "back-in" working interest of 5% of Magellan's interest in 12 exploration prospects. The total purchase price of approximately $19 million was allocated principally to proved undeveloped oil and natural gas properties using the purchase method of accounting.

    The following pro forma data presents the results of the Company for the year ended December 31, 2000, as if the Classic Acquisition and the CWR Acquisition had occurred on January 1, 2000, and the results of the Company for the year ended December 31, 2001 as if the Classic Acquisition had occurred on January 1, 2001. The unaudited pro forma data assumes the acquisition of the respective properties and the debt financing transactions related to these acquisitions. The unaudited pro forma results are presented for comparative purposes only and are not necessarily indicative of the results which would have been obtained had the acquisitions been consummated as presented. (in thousands, except per share amounts):

                                                      Pro Forma         Pro Forma
                                                     Year Ended        Year Ended
                                                  December 31, 2001 December 31, 2000
                                                  ----------------- -----------------
                                                     (unaudited)       (unaudited)
Total revenues...................................     $120,008          $120,662
Net income attributable to common stockholders...       13,958            24,266
Net income per basic share attributable to common
  stockholders...................................     $   0.92          $   2.34

    During 2001, the Company completed the sale of certain non-strategic oil and gas properties for net cash proceeds of approximately $36.7 million. In order to defer the tax gain on the sales of the properties, the Company successfully replaced a portion of these properties in accordance with the Like-Kind Exchange regulations of the Internal Revenue Service. At December 31, 2001, the Company had $13.9 million of cash in like-kind escrow accounts. In January 2002, the like-kind replacement term expired in accordance with the Internal Revenue Service regulations and the balance of the escrow accounts were used to reduce borrowings under the Company's Credit Facility.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


(3) COMMON STOCK, WARRANT AND SENIOR SUBORDINATED CONVERTIBLE NOTE SALE TO W/E ENERGY COMPANY, L.L.C. ("W/E LLC")

    On August 27, 1999, the Company closed a Securities Purchase Agreement (the "Agreement") for a total of $21.4 million with W/E LLC. The Securities Purchase Agreement and contemplated transactions were approved by the stockholders at the Company's annual meeting on August 10, 1999.

    The controlling person of W/E LLC was EnCap. The sole member of EnCap is El Paso Field Services Company, a Delaware corporation ("El Paso Field Services"). The controlling person of El Paso Field Services is El Paso Corporation, a Delaware corporation. The Company received $9.8 million in cash and properties valued at $875,000 for 1,585,185 shares of common stock and 1,200,000 warrants (the "Warrants") and $10.7 million for a 5-year senior subordinated convertible note with a face value of $10.7 million (See Note 6).

    On November 28, 2001, W/E LLC was dissolved and all shares of common stock and warrants of the Company held by W/E LLC were distributed to its members.

(4)  RELATED PARTY TRANSACTIONS

    David B. Miller and D. Martin Phillips, directors of the Company, are managing directors of EnCap, which was the controlling person of W/E LLC. Floyd
C. Wilson, Chairman and Chief Executive Officer of the Company, was also a member of W/E LLC. Gary R. Christopher, a shareholder and director of the Company until December 31, 2001, is employed by Kaiser-Francis Oil Co., which owns approximately 7% of the common stock of the Company as of December 31, 2002.

    In 2000, the Company paid EnCap a fee of $500,000 in connection with a private equity shelf facility related to the CWR Acquisition. As required by the Company's Credit Facility, the private equity shelf facility would have allowed the Company to require EnCap Investments to purchase up to $20 million of a new class of exchangeable preferred stock from the Company. Upon completion of the Company's public offering of common stock on June 30, 2000, the shelf facility expired.

    The Company has a $250 million credit facility (the "Credit Facility") with Bank One, NA, as administrative agent, Bank of Montreal, as syndication agent, and Union Bank of California, N.A., Wells Fargo Bank Texas, N.A., CIBC, Inc., Comerica Bank, Fleet National Bank and The Bank of Nova Scotia as participating lenders. The borrowing base is redetermined semi-annually and as of December 31, 2002, was $160 million. In addition, the Company is a party to certain derivative contracts that Bank One, NA is the counterparty to. These derivative contracts cover a portion of the Company's anticipated natural gas and oil production for 2003 and 2004. Larry L. Helm, a director of the Company, is responsible for the nationwide Middle Market Banking Group of Bank One Corporation.

(5)  LONG-TERM DEBT

    Long-term debt at December 31, 2002 and 2001, consisted of the following (in thousands):

                                                       2002     2001
                                                      ------- --------
          $250 million Credit Facility............... $99,000 $108,000
          Less current maturities....................      --       --
                                                      ------- --------
          Long-term debt excluding current maturities $99,000 $108,000
                                                      ======= ========

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    The Company's Credit Facility is with Bank One, NA as agent and seven other banks. The Credit Facility as amended, matures August 31, 2004. As of December 31, 2002, the borrowing base was $160 million. The borrowing base is to be redetermined semi-annually on May 1 and November 1 and provides for interest as revised under the Credit Facility to accrue at a rate calculated at the Company's option as either the bank's prime rate plus a low of zero to a high of 37.5 basis points or LIBOR plus basis points increasing from a low of 150 to a high of 200 as loans outstanding increase as a percentage of the borrowing base. As of December 31, 2002, the Company was paying an average of 2.99% per annum interest on the principal balance of $99 million under the Credit Facility. Prior to maturity, no payments of principal are required so long as the borrowing base exceeds the loan balance. The borrowings under the Credit Facility are secured by substantially all of the Company's oil and natural gas properties. At December 31, 2002, the amount available to be borrowed under the Credit Facility was approximately $61 million.

    The Credit Facility is governed by various financial and other covenants, including requirements to maintain a current ratio of one to one (1:1), and an interest rate coverage ratio of 2.5 to 1. Additionally, limitations on asset dispositions, declaration and payment of cash dividends and the entering into hedge transactions without the bank's consent are included. Aggregate amounts of expected required repayments of long term debt at December 31, 2002 are as follows (in thousands):

                               2002...... $    --
                               2003......      --
                               2004......  99,000
                               Thereafter      --
                                          -------
                                  Total.. $99,000
                                          =======

(6)  SENIOR SUBORDINATED CONVERTIBLE NOTES

    On August 27, 1999, senior subordinated convertible promissory notes (the "Senior Subordinated Notes") were sold to W/E LLC and affiliates of Alvin V. Shoemaker ("Shoemaker"), a former director and significant shareholder, for $10.7 million and $0.2 million, respectively. On October 19, 1999, $2.4 million of Senior Subordinated Notes were sold to The Prudential Insurance Company of America ("Prudential"). The Senior Subordinated Notes bore interest at an annual rate of 9%. Interest was payable beginning on December 31, 1999, every March 31, June 30, September 30 and December 31, until maturity on August 27, 2004. The Company could defer payment of fifty percent (50%) of the first eight quarterly interest payments. The Senior Subordinated Notes could be prepaid, without premium or penalty, in whole or in part, at any time after August 27, 2001. The holders of the Senior Subordinated Notes could convert all or any portion of outstanding principal and accrued interest at any time into shares of Company common stock at a conversion price of $9.00 per common share, a total of 1,469,316 common shares. The conversion price could be adjusted from time to time based on the occurrence of certain events. In the event of a change in control, the entire outstanding principal balance and all accrued but unpaid interest would be immediately due and payable.

    The Senior Subordinated Notes ranked senior in right of payment to all Company notes and indebtedness other than the Credit Facility.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    During the second quarter of 2001, the Company received notice of an election by Shoemaker to convert approximately $0.2 million of Senior Subordinated Notes. The conversion resulted in the retirement of $0.2 million in senior subordinated debt and the issuance of an additional 16,666 shares of common stock of the Company.

    During the third quarter of 2001, the Company sent notice of an election to W/E LLC to prepay the $10.7 million of Senior Subordinated Notes. Pursuant to the terms of the convertible note agreement, W/E LLC elected instead to exercise its right to convert the principal and accrued interest outstanding into common shares of the Company. Under the terms of the convertible note agreement, the balance of the note plus any accrued interest was to be converted at $9.00 per share. The conversion by W/E LLC resulted in the retirement of approximately $10.7 million in senior subordinated debt and the issuance of an additional 1,206,127 shares of common stock of the Company.

    During the fourth quarter of 2001, the Company received notice of an election by Prudential to convert approximately $2.4 million of Senior Subordinated Notes. The conversion resulted in the retirement of $2.4 million in senior subordinated debt and the issuance of an additional 265,013 shares of common stock of the Company.

(7)  INCOME TAXES

    The components of income tax expense for the years ended December 31, 2002, 2001 and 2000 consisted of the following (in thousands):

                   2002                   2001                   2000
           --------------------  ---------------------- ----------------------
           Federal State  Total  Federal State   Total  Federal State   Total
           ------- -----  -----  ------- ------ ------- ------- ------ -------
 Current..  $ 438  $ 179  $ 617  $1,143  $  479 $ 1,622 $ 6,120 $1,842 $ 7,962
 Deferred.   (427)  (146)  (573)  7,582   1,436   9,018   6,224    256   6,480
            -----  -----  -----  ------  ------ ------- ------- ------ -------
    Total.  $  11  $  33  $  44  $8,725  $1,915 $10,640 $12,344 $2,098 $14,442
            =====  =====  =====  ======  ====== ======= ======= ====== =======

    The reconciliation of income tax computed at the U.S. federal statutory tax rates to the provision for income taxes is as follows (in thousands):

                                                       December 31,
                                                 -----------------------
                                                  2002    2001     2000
                                                 -----  -------  -------
      Income tax provision at statutory rate.... $ 489  $ 9,800  $16,137
      State income taxes, net of federal benefit    70    1,224    1,364
      Decrease in valuation allowance...........    --       --   (2,523)
      Utilization of Sec. 29 tax credits........  (500)    (500)    (400)
      Other.....................................   (15)     116     (136)
                                                 -----  -------  -------
         Total.................................. $  44  $10,640  $14,442
                                                 =====  =======  =======

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    The Company's net deferred tax liability at December 31, 2002 and 2001 is as follows (in thousands):

                                                         2002     2001     2000
                                                       -------  -------  -------
Deferred tax liability
   Basis difference in oil and natural gas properties. $45,709  $47,563  $ 9,547
                                                       -------  -------  -------
Deferred tax asset
   NOL carryforward...................................  (3,868)  (5,237)  (5,812)
   AMT tax credit carryforward........................  (4,367)    (327)     (36)
   Other..............................................    (408)    (430)    (495)
                                                       -------  -------  -------
                                                        (4,712)  (5,994)  (6,343)
   Valuation allowance................................   3,566    3,566    3,566
                                                       -------  -------  -------
Net deferred tax liability............................ $44,563  $45,135  $ 6,770
                                                       =======  =======  =======

    In connection with the Classic Acquisition, the Company recorded $29.3 million in deferred taxes for the future tax impact of the difference between the allocated book basis and the historical tax basis of the Classic Properties.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon projections for future taxable income over the periods in which the deferred tax assets are deductible and the
Section 382 limitation discussed below, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2002, 2001 and 2000. The net change in the total valuation allowance for the years ended December 31, 2002, 2001 and 2000 was $-0-, $-0- and $2.5 million and the amount remaining at December 31, 2002 is $3.6 million.

    The Enex acquisition caused an ownership change pursuant to Section 382 in March 1998. As a result of this ownership change, the Company's use of its net operating loss carryforwards subsequent to that date will be limited. The Floyd Oil Acquisition in November 1999 also caused an ownership change pursuant to
Section 382. As a result of these changes, the Company's use of its net operating loss carryforwards subsequent to that date will be limited. In February 2000, Enex had an ownership change pursuant to Section 382 with respect to its net operating losses.

    As of December 31, 2002, the Company had net operating loss carryforwards of approximately $11.1 million, expiring beginning in 2009 through 2019.

(8)  RETIREMENT PLAN AND EMPLOYEE INCENTIVE PLAN

    All of the employees of the Company are eligible to participate in a defined contribution plan that provides for the maximum employee contributions permissible under the Internal Revenue Code and discretionary Company contributions. Company contributions made to the plan for the years ending December 31, 2002, 2001 and 2000 were $365,172, $462,763 and $135,225, respectively.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


(9)  STOCK OPTION PLANS

    The Company's stock option plans authorize the granting of options to key employees and non-employee directors at prices equivalent to the market value at the date of grant. Options generally become exercisable in the following manner: 50% upon the date of grant with the remaining 50% exercisable in three annual installments commencing one year after the date of grant and, if not exercised, expire 10 years from the date of grant.

    A summary of the status of the Company's plans as of December 31, 2002, 2001 and 2000, and changes during the years ended on those dates is presented below:

                                                              Average Exercise
                                                     Shares   Price Per Share
                                                   ---------  ----------------
  Options outstanding at January 1, 2000..........   335,922       $15.00
     Granted in 2000.............................. 2,898,500       $11.07
     Exercised in 2000............................   (95,190)      $ 6.83
     Forfeited in 2000............................  (248,160)      $16.39
                                                   ---------       ------
  Options outstanding at January 1, 2001           2,891,072       $11.15
     Granted in 2001..............................   502,835       $14.67
     Exercised in 2001............................   (81,682)      $ 9.12
     Forfeited in 2001............................   (36,729)      $18.53
                                                   ---------       ------
  Options outstanding at January 1, 2002.......... 3,275,496       $11.66
     Granted in 2002..............................   269,500       $13.71
     Exercised in 2002............................   (58,817)      $10.54
     Forfeited in 2002............................   (14,833)      $16.50
                                                   ---------       ------
  Options outstanding at December 31, 2002........ 3,471,346       $11.82
  Options outstanding at December 31, 2001........ 3,275,496       $11.66
  Options outstanding at December 31, 2000........ 2,891,072       $11.15
  Options exercisable at December 31, 2002........ 2,605,528       $11.49
  Options exercisable at December 31, 2001........ 2,058,765       $11.45
  Options exercisable at December 31, 2000........ 1,442,995       $11.16
  Options available for grant at December 31, 2002   757,360
  Options available for grant at December 31, 2001 1,012,527
  Options available for grant at December 31, 2000   275,298

--------
    At December 31, 2002, the range of exercise prices and weighted average remaining contractual life of options outstanding was $4.50 to $18.56 and 7.9 years, respectively.

    Warrants to purchase 1,216,822 shares and 266,226 shares of common stock at $3.00 per share, which were issued on August 27, 1999 and October 19, 1999, respectively, and warrants to purchase 333,333 shares of common stock at $30.00 per share, which were issued on February 3, 2000, are excluded from the table above because the warrants were issued in conjunction with the sales of stock and are not stock-based compensation. During 2002, no warrants were exercised.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


(10)  STOCKHOLDERS' EQUITY

Preferred Stock--Series B

    In connection with the merger with Shore Oil Company, effective June 30, 1997, the Company issued 266,667 shares of Series B Preferred Stock ("Series B"). The Series B is nonvoting and pays no dividends. The Series B has a liquidation value of $7.50 per share. During the first quarter of 2002, 58,762 shares of Series B were converted into 34,065 shares of Company Common Stock ("Common"). On December 31, 2002, the remaining 207,905 Series B shares were converted into 152,165 shares of Common. The conversion calculation was calculated as 88,889 shares plus the result of multiplying (i) (the value of approximately 40,000 net mineral acres owned by the Company in South Louisiana (the "Mineral Acres") minus $2,000,000) divided by $8,000,000 times (ii) 355,555.

Preferred Stock--Series C

    On August 31, 2000, the Company sent notices to the holders of its Series C Preferred Stock (the "Series C") advising that the Series C would be redeemed on September 30, 2000. The Series C had a redemption price of $5.00 per share and the holders had the right to convert their Series C shares into Company common stock at a ratio of one share of common for three shares of Series C prior to September 30, 2000. A total of 2,101,827 shares of the Series C were outstanding on September 30, 2000 with 1,293,521 (62%) held by the Company's then 80% owned subsidiary, Enex. 109,580 Series C shares were converted to 36,527 shares of common stock and approximately 1,992,247 Series C shares were redeemed. On a consolidated basis, the Company's initial liability for the Series C redemption was approximately $4.8 million. As a result of the Series C redemption, the Company recognized a charge to dividend expense in 2000 of $498,706. At December 31, 2002, the remaining liability was $1.3 million.

Preferred Stock--Series D

    On February 3, 2000, we completed the Magellan Acquisition, from certain affiliates of EnCap and an investor in W/E LLC, and other third parties for consideration consisting of (a) 1,085,934 shares of common stock, (b) four-year warrants to purchase up to 333,333 shares of common stock at $30.00 per share,
(c) 617,009 shares of 5% Series D Convertible Preferred Stock with a redemption value of $24.00 per share and (d) the assignment of a performance based "back-in" working interest of 5% of Magellan's interest in 12 exploration prospects. The total purchase price of approximately $19 million was allocated principally to proved undeveloped oil and natural gas properties. During 2002, 857 shares of the Series D were converted to common stock.

Common Stock

    On June 30, 2000, the Company completed its public offering of 8.05 million shares of the Company's common stock (priced at $9.00 per share). The net proceeds, approximately $66.6 million, were used primarily to repay a portion of the outstanding debt under the then existing Credit Facility.

    On January 14, 2000, the Company's stockholders voted to affect a one-for-three reverse split of the Company's common stock for the stockholders of record on December 9, 1999. The par value of these shares was transferred to additional paid-in capital. All common share and earnings per common share amounts have been retroactively restated in the accompanying consolidated financial statements to reflect the reverse stock split.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    On August 27, 1999, the Company sold to W/E LLC 1,585,185 shares of common stock and five-year warrants to purchase 1,200,000 shares of common stock for $9.8 million in cash and oil and natural gas properties valued at $0.9 million. On the same date, the Company sold 22,222 shares of common stock and five-year warrants to purchase 16,822 shares of common stock to Shoemaker for $0.2 million (See Notes 3 and 6).

    On October 19, 1999, the Company closed a private placement of securities to Prudential. The economic terms and conditions of the private placement are similar to those of the securities purchase agreement with W/E LLC and Shoemaker entered into on July 1, 1999. The private placement consisted of the sale of 351,681 shares of common stock and five-year warrants to purchase 266,226 shares at $3.00 per share of common stock for $2.4 million and a five-year senior subordinated convertible note for $2.4 million (See Note 6).

    The warrants issued to W/E LLC, Shoemaker and Prudential are exercisable for $3.00 per share and expire five years from the issue date. Sixty percent of the warrants were immediately exercisable, in whole or in part at any time until the expiration date. An additional 10% of the warrants may be exercised at each anniversary of the grant date until expiration. At December 31, 2001, 1,200,000 warrants were exercisable. As a result of the conversion of the entire principal balance of the Senior Subordinated Notes during 2001, all of the warrants became immediately exercisable. During 2002, no warrants were exercised.

    On February 3, 2000, the Company completed the acquisition of Magellan Exploration, LLC ("Magellan"), from certain affiliates of EnCap and other third parties for consideration consisting of (a) 1,085,934 shares of Company common stock, (b) four year warrants to purchase up to 333,333 shares of common stock at $30.00 per share, (c) 617,008 shares of 5% Series D Convertible Preferred Stock with a redemption value of $24.00 per share and (d) the assignment of performance based "back-in" working interest of 5% of Magellan's interest in 12 exploration prospects. During 2002, no warrants were exercised. At December 31, 2002, 333,333 warrants were exercisable.

Restricted Stock

    During May 2002, the Company issued 95,000 shares of restricted stock to certain members of the Company's management valued at $1.6 million. During the year ended December 31, 2002, the Company recognized approximately $0.8 million as restricted stock compensation expense and will recognize the remaining $0.8 million over the remaining service and vesting periods of two years. Of the 95,000 shares that were issued, 10,832 shares had vested and were outstanding as of December 31, 2002. The remaining shares will vest either over a two-year period, when the Company's stock price meets a certain price target or when there is a change of control, as defined by the plan documents.

(11)  COMMITMENTS AND CONTINGENCIES

    On November 18, 1999, the Company's shareholders approved a reincorporation of the Company from Alabama to Delaware (See Note 1). The Alabama Code has a shareholder dissent provision that allows a shareholder to dissent from the reincorporation and demand cash payment equal to the fair value of the common stock owned at the date of the reincorporation. Before the November 18, 1999 meeting, the Company received shareholder dissents representing ownership of

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000

99,438 shares of common stock. Over the period December 15, 1999 to January 25, 2000, the Company received formal demands for payment from the dissenting shareholders (the "dissenters"). At December 31, 1999 the Company had accrued the estimated cash payment to the dissenters of approximately $1.1 million. The Company made an offer to the dissenters on March 14, 2000 and the dissenters made a counteroffer in late March. On May 26, 2000, the Company agreed to a settlement with the dissenters for them to surrender 62,549 shares of common stock for a total of $980,800, including interest. The settlement closed on June 30, 2000 and the shares are held by the Company as treasury stock. A shareholder holding 36,889 shares of common stock agreed to withdraw his dissent.

    On October 7, 1994, J.B. Hanks Co., Inc. ("Hanks") filed litigation in the 21st Judicial District, Parish of Livingston, State of Louisiana against Shore Oil Company ("Shore"), which merged with Middle Bay on June 30, 1997, seeking specific performance of a July, 1994 Agreement of Purchase and Sale (the "Agreement"). On the same date, Shore filed suit against Hanks in the 129th Judicial District, County of Harris, State of Texas also seeking specific performance of the Agreement. Hanks alleges that Shore failed to comply with the Agreement inasmuch as Hanks contended that royalties on certain of the oil and gas leases had not been properly paid. The petition alleges that at the time of the contemplated transaction, Shore was in an overproduced position with respect to the taking of gas on the allegedly affected oil and gas leases and that instead of Shore paying royalties based on actual production, royalties were paid based on entitlements. Despite having received no demand from the particular lessors, Hanks claimed that Shore was in violation of the oil and gas leases; an assertion that Shore denies. On November 15, 1994, the parties entered into a standstill agreement which dismissed both actions. Nearly two (2) years after the dismissal Hanks informed Shore that the royalty problems alleged by Hanks had been cured by the passage of time and that Hanks was therefore prepared to purchase the property in accordance with the Agreement. Shore refused to comply. Both parties again filed suit. The Louisiana litigation was removed to Federal District Court where the matter will be decided. In October 2002, the parties attempted to mediate their dispute. A settlement was not reached. The Company intends to vigorously pursue the defense of this matter. In the opinion of management, the ultimate resolution of this lawsuit will not have a material adverse effect on the Company's financial position or results of operations.

    The Company has commitments for operating leases (primarily for office space in Houston, Texas). Rental expense for office space was $1,135,485 in 2002 and $670,842 in 2001. Future minimum lease commitments at December 31, 2002 are $1,255,546 in 2003; $1,285,412 in 2004; $884,171 in 2005; $847,822 in
2006; and $1,769,192 in years thereafter.

(12)  FINANCIAL INSTRUMENTS

Oil and Natural Gas Derivatives

    During February 2002, the Company unwound the floor portion of the April through October 2002 collar for net proceeds of approximately $5.8 million ($0.48/Mmbtu), and then re-swapped the 56,000 Mmbtu of daily natural gas production for the same period at $2.56/Mmbtu. Also during February 2002, the Company put in place a collar on 20,000 Mmbtu of daily gas production from November 2002 to March 2003 with a floor of $3.20/Mmbtu and a weighted average ceiling of $3.53/Mmbtu.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    The following table details the Company's derivative contract positions which were in place at December 31, 2002, which had a fair value liability of $3.5 million at that date.

              Natural Gas Derivatives
              -----------------------
                                       Mmbtu    Total        NYMEX
                      Period          Per Day   Mmbtu   Type Price
                      ------          ------- --------- ---- -----
              January 2003-March 2003 20,000  3,020,000  Put $3.20
              January 2003-March 2003 10,000  1,510,000 Call $3.40
              January 2003-March 2003 20,000  3,020,000 Call $3.60

    Through December 31, 2002, the Company has paid net cash settlements of approximately $11.4 million related to its derivative activities. The $5.8 million gain from the sale of the put floor and the $11.4 million of net cash paid for settlements on the derivative activities have been included in the statement of operations as loss on derivative settlements.

Counterparty Risk

    The Company's counterparties to the derivative contracts open at December 31, 2002 are Bank One, NA and Bank of Montreal, both commercial banks who are also participants in the Company's Credit Facility. We feel the credit worthiness of our current counterparties is sound and do not anticipate any non-performance of contractual obligations.

(13)  QUARTERLY FINANCIAL DATA (Unaudited)

    The following unaudited summarized quarterly financial data is presented in thousands, except per share data.

                                                            2002
                                            ------------------------------------
                                            1st Qtr.  2nd Qtr. 3rd Qtr. 4th Qtr.
                                            --------  -------- -------- --------
Total Revenues............................. $  3,589  $31,820  $23,887  $ 31,806
Operating Income (loss)....................  (14,179)   8,651    3,732     3,193
Net Income (loss)..........................   (8,648)   5,277    2,277     2,447
Net Income (loss) per share (fully diluted) $  (0.54) $  0.27  $  0.12  $   0.12

                                                            2001
                                            ------------------------------------
                                            1st Qtr.  2nd Qtr. 3rd Qtr. 4th Qtr.
                                            --------  -------- -------- --------
Total Revenues............................. $ 44,296  $39,879  $17,530  $ 19,269
Operating Income (loss)....................   26,294   21,495     (766)  (19,024)
Net Income (loss)..........................   16,177   13,209     (915)  (11,623)
Net Income (loss) per share (fully diluted) $   0.86  $  0.70  $ (0.07) $  (0.72)

                                                            2000
                                            ------------------------------------
                                            1st Qtr.  2nd Qtr. 3rd Qtr. 4th Qtr.
                                            --------  -------- -------- --------
Total Revenues............................. $ 17,609  $21,986  $26,893  $ 37,273
Operating Income...........................    4,764    7,505   13,852    20,290
Net Income.................................    3,116    4,914    9,085    14,549
Net Income per share (fully diluted)....... $   0.35  $  0.50  $  0.50  $   0.93

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    The financial results of the Company have been restated for the first and second quarters of 2001. The changes reflect adjustments to oil and natural gas production and revenues as a result of the Company's overaccrual of revenue related to these quarters. The impact of the adjustments decreased the previously reported amounts as follows (in thousands):

                                                        2001
                                                  -----------------
                                                  1st Qtr. 2nd Qtr.
                                                  -------- --------
            Total Revenues.......................  $4,345   $3,494
            Cost and operating expenses..........     693      961
            Operating Income.....................   3,652    2,533
            Net Income...........................   2,272    1,571
            Net Income per share, (fully-diluted)    0.12     0.08

(14)  SUPPLEMENTAL OIL AND NATURAL GAS INFORMATION (UNAUDITED)

Capitalized Costs and Costs Incurred

    The following tables present the capitalized costs related to oil and natural gas producing activities and the related depreciation, depletion, amortization and impairment as of December 31, 2002 and 2001 and costs incurred in oil and natural gas property acquisition, exploration and development activities (in thousands) for the years ended December 31, 2002, 2001 and 2000.

                                                             2002      2001      2000
                                                          ---------  --------  --------
Capitalized Costs
   Proved properties..................................... $ 421,512  $374,449  $263,801
   Nonproducing leasehold................................    14,079    10,974     6,477
   Accumulated depreciation, depletion, amortization and
     impairment..........................................  (111,238)  (70,299)  (54,260)
                                                          ---------  --------  --------
       Net capitalized costs............................. $ 324,353  $315,124  $216,018
                                                          =========  ========  ========
Costs Incurred
   Proved properties..................................... $     302  $ 75,766  $ 79,770
   Unproved properties...................................        --     8,560        95
   Exploration costs.....................................    21,531    11,059       695
   Development costs.....................................    37,510    62,668    25,346
                                                          ---------  --------  --------
       Total............................................. $  59,343  $158,053  $105,906
                                                          =========  ========  ========
Depletion, depreciation, amortization and impairment..... $  42,943  $ 32,982  $ 18,459
                                                          =========  ========  ========

Estimated Quantities of Reserves

    The Company has interests in oil and natural gas properties that are located principally in Texas, Louisiana, Oklahoma and New Mexico. The Company does not own or lease any oil and natural gas properties outside the United States. There are no quantities of oil and natural gas subject to long-term supply or similar agreements with any governmental agencies.

    The Company retains independent engineering firms to provide year-end estimates of the Company's future net recoverable oil, natural gas and natural gas liquids reserves. In 2002, 2001 and 2000, such estimates were prepared by Ryder Scott Company. The reserve information was prepared in accordance with guidelines established by the Securities and Exchange Commission.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    Estimated proved net recoverable reserves as shown below include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves expected to be recovered through existing wells. Proved undeveloped reserves include those reserves expected to be recovered from new wells or on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

    Net quantities of proved developed and undeveloped reserves of oil, including condensate and natural gas liquids, for the years ended December 31, 2002 and 2001 are summarized as follows:

                                          2002                2001                2000
                                   ------------------  ------------------  ------------------
                                      Oil       Gas       Oil       Gas       Oil       Gas
                                   (MBbls)(1)  (MMcf)  (MBbls)(1)  (MMcf)  (MBbls)(1)  (MMcf)
                                   ---------- -------  ---------- -------  ---------- -------
Proved Reserves
   Beginning of year..............   5,337    231,266    10,672   237,693     9,835   159,699
   Purchases of reserves in place.       6      2,282       211    33,712     1,981    85,437
   Extensions and discoveries.....     738     21,066       308    11,547        51     2,699
   Revisions of previous
     estimates....................   1,056     30,189    (1,520)  (18,822)      659     8,698
   Sales of reserves in place.....    (101)      (130)   (3,382)  (10,512)     (715)   (1,076)
   Production for the year........    (828)   (25,647)     (952)  (22,352)   (1,139)  (17,764)
                                     -----    -------    ------   -------    ------   -------
       End of year................   6,208    259,026     5,337   231,266    10,672   237,693
                                     =====    =======    ======   =======    ======   =======
Proved Developed Reserves
   Beginning of year..............   4,705    175,659     9,895   177,252     9,358   122,914
                                     =====    =======    ======   =======    ======   =======
   End of year....................   5,546    205,301     4,705   175,659     9,895   177,252
                                     =====    =======    ======   =======    ======   =======

--------
(1) Includes oil, condensate and plant product barrels.

Standardized Measure of Discounted Future Net Cash Flows From Proved Reserves

    The following is a summary of the standardized measure of discounted future net cash flows related to the Company's proved oil and natural gas reserves. For these calculations, estimated future cash flows from estimated future production of proved reserves are computed using oil and natural gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic lives of the individual leases and costs were not escalated for the future. Estimated future income taxes were calculated by applying statutory tax rates (based on current law adjusted for permanent differences and tax credits) to the estimated future pre-tax net cash flows related to proved oil and natural gas reserves, less the tax basis of the properties involved.

    The Company cautions against using this data to determine the value of its oil and natural gas properties. To obtain the best estimate of the fair value of the oil and natural gas properties, forecasts of future economic conditions, varying discount rates, and consideration of other than proved reserves would have to be incorporated into the calculation. In addition, there are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production that impair the usefulness of the data.

                   3TEC ENERGY CORPORATION AND SUBSIDIARIES

                       December 31, 2002, 2001 and 2000


    The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the years ended December 31, 2002, 2001 and 2000 are summarized as follows (in thousands):

                                                            2002        2001       2000
                                                         ----------  ---------  ----------
Future cash inflows..................................... $1,285,657  $ 628,537  $2,349,534
Future production costs.................................   (284,860)  (188,783)   (301,344)
Future development costs................................    (53,127)   (54,418)    (51,359)
Future income tax expenses..............................   (277,372)   (58,051)   (676,227)
                                                         ----------  ---------  ----------
Future net cash flows...................................    670,298    327,285   1,320,604
10% discount to reflect timing of cash flows............   (320,858)  (145,686)   (627,930)
                                                         ----------  ---------  ----------
Standardized measure of discounted future net cash flows $  349,440  $ 181,599  $  692,674
                                                         ==========  =========  ==========

    3TEC anticipates spending $30.3 million in 2003, $12.2 million in 2004 and $5.5 million in 2005 to develop its proved undeveloped reserves.

    The following are the principal sources of changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2002, 2001 and 2000 (in thousands):

                                                              2002       2001       2000
                                                           ---------  ---------  ---------
Sales of oil and natural gas, net of production cost...... $ (76,794) $ (89,410) $ (78,969)
Net changes in prices and production cost.................   244,957   (765,134)   467,920
Changes in estimated future development costs.............       810     (2,699)   (25,849)
Previously estimated development costs incurred during the
  year....................................................    15,364     15,591      5,102
Extensions and discoveries................................    77,849     11,388     15,393
Purchases of reserves.....................................     2,514     26,461    397,280
Sales of reserves.........................................    (1,503)   (22,682)    (8,789)
Revisions of previous quantity estimates..................    62,484    (24,809)    39,442
Net change in income taxes................................  (130,153)   322,700   (304,816)
Accretion of discount.....................................    21,235    104,736     19,843
Changes in production rates (timing) and other............   (48,922)   (87,217)    17,376
                                                           ---------  ---------  ---------
Change for year........................................... $ 167,841  $(511,075) $ 543,933
                                                           =========  =========  =========

    The period end prices of oil and natural gas at December 31, 2002, 2001 and 2000, used in the above table were $31.20, $19.84 and $25.31 per barrel of oil and $4.79, $2.57 and $9.40 per thousand cubic feet of natural gas, respectively.

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                   PLAINS EXPLORATION & PRODUCTION COMPANY,

                              PXP GULF COAST INC.

                                      and

                            3TEC ENERGY CORPORATION

                         Dated as of February 2, 2003

                               TABLE OF CONTENTS

   ARTICLE I THE MERGER..................................................  1
       1.1 The Merger....................................................  1
       1.2 Effective Time of the Merger..................................  1
       1.3 Tax Treatment.................................................  1

   ARTICLE II THE SURVIVING CORPORATION..................................  2
       2.1 Certificate of Incorporation..................................  2
       2.2 Bylaws........................................................  2
       2.3 Directors and Officers........................................  2

   ARTICLE III CONVERSION OF SHARES......................................  2
       3.1 Conversion of Capital Stock...................................  2
       3.2 Surrender and Payment.........................................  4
       3.3 Stock Options; Warrants; Restricted Stock.....................  5
       3.4 No Fractional Shares..........................................  6
       3.5 Dissenter's Rights............................................  6
       3.6 Closing.......................................................  6

   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TARGET...................  6
       4.1 Organization and Qualification................................  6
       4.2 Capitalization................................................  7
       4.3 Authority.....................................................  7
       4.4 Consents and Approvals; No Violation..........................  8
       4.5 Target SEC Reports............................................  9
       4.6 Financial Statements..........................................  9
       4.7 Absence of Undisclosed Liabilities; Liabilities as of Year End  9
       4.8 Absence of Certain Changes....................................  9
       4.9 Taxes......................................................... 10
      4.10 Litigation.................................................... 10
      4.11 Employee Benefit Plans; ERISA................................. 11
      4.12 Environmental Liability....................................... 12
      4.13 Compliance with Applicable Laws............................... 13
      4.14 Insurance..................................................... 13
      4.15 Labor Matters; Employees...................................... 13
      4.16 Reserve Reports............................................... 14
      4.17 Permits....................................................... 15
      4.18 Material Contracts............................................ 15
      4.19 Required Stockholder Vote or Consent.......................... 15
      4.20 Proxy/Prospectus; Registration Statement...................... 15
      4.21 Intellectual Property......................................... 16
      4.22 Hedging....................................................... 16
      4.23 Brokers....................................................... 16
      4.24 Tax-Free Reorganization....................................... 16
      4.25 Fairness Opinion.............................................. 19
      4.26 Takeover Laws................................................. 19

   ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..... 19
       5.1 Organization and Qualification................................ 19
       5.2 Capitalization................................................ 20
       5.3 Authority..................................................... 21
       5.4 Consents and Approvals; No Violation.......................... 21
       5.5 Parent SEC Reports............................................ 22
       5.6 Parent Financial Statements................................... 22
       5.7 Absence of Undisclosed Liabilities............................ 22

      5.8 Absence of Certain Changes..................................... 22
      5.9 Taxes.......................................................... 23
     5.10 Litigation..................................................... 24
     5.11 Employee Benefit Plans; ERISA.................................. 24
     5.12 Environmental Liability........................................ 25
     5.13 Compliance with Laws and Parent Material Contracts............. 26
     5.14 Insurance...................................................... 26
     5.15 Labor Matters; Employees....................................... 27
     5.16 Reserve Reports................................................ 27
     5.17 Permits........................................................ 28
     5.18 Required Stockholder Vote or Consent........................... 28
     5.19 Proxy/Prospectus; Registration Statement....................... 28
     5.20 Intellectual Property.......................................... 28
     5.21 Hedging........................................................ 28
     5.22 Brokers........................................................ 28
     5.23 Tax Matters.................................................... 29

  ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER...................... 31
      6.1 Conduct of Business by Target Pending the Merger............... 31
      6.2 Conduct of Business by Parent Pending the Merger............... 33

  ARTICLE VII ADDITIONAL AGREEMENTS...................................... 35
      7.1 Access and Information......................................... 35
      7.2 Acquisition Proposals.......................................... 35
      7.3 Directors' and Officers' Indemnification and Insurance......... 36
      7.4 Further Assurances............................................. 37
      7.5 Expenses....................................................... 37
      7.6 Cooperation.................................................... 37
      7.7 Publicity...................................................... 37
      7.8 Additional Actions............................................. 37
      7.9 Filings........................................................ 38
     7.10 Consents....................................................... 38
     7.11 Employee Matters; Benefit Plans................................ 38
     7.12 Board, Committees and Executive Officers....................... 38
     7.13 Stockholders' Meetings......................................... 38
     7.14 Preparation of the Proxy/Prospectus and Registration Statement. 39
     7.15 Stock Exchange Listing......................................... 40
     7.16 Notice of Certain Events....................................... 40
     7.17 Site Inspections............................................... 40
     7.18 Affiliate Agreements; Tax Treatment............................ 41
     7.19 Stockholder Litigation......................................... 41
     7.20 Certain Parent Board Approvals................................. 41
     7.21 Optional Redemption or Liquidation of Target D Preferred Shares 41

  ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER.................. 42
      8.1 Conditions to the Obligation of Each Party..................... 42
      8.2 Conditions to the Obligations of Parent........................ 42
      8.3 Conditions to the Obligations of Target........................ 43

  ARTICLE IX SURVIVAL.................................................... 44
      9.1 Survival of Representations and Warranties..................... 44
      9.2 Survival of Covenants and Agreements........................... 44

                   ARTICLE X TERMINATION, AMENDMENT AND WAIVER 44
                       10.1    Termination.................... 44
                       10.2    Effect of Termination.......... 45

                   ARTICLE XI MISCELLANEOUS................... 46
                       11.1    Notices........................ 46
                       11.2    Severability................... 47
                       11.3    Assignment..................... 47
                       11.4    Interpretation................. 47
                       11.5    Counterparts................... 47
                       11.6    Entire Agreement............... 47
                       11.7    Governing Law.................. 47
                       11.8    Submission to Jurisdiction..... 47
                       11.9    Attorneys' Fees................ 48
                      11.10    No Third Party Beneficiaries... 48
                      11.11    Disclosure Schedule............ 48
                      11.12    Amendments and Supplements..... 48
                      11.13    Extensions, Waivers, Etc....... 48

                            INDEX OF DEFINED TERMS

                 Term                                Section
                 ----                              -----------
                 Additional Cash.................. 3.1(b)(i)
                 Affiliated Group................. 4.24(y)(ii)
                 Agreement........................ Preamble
                 Ancillary Agreements............. 4.3
                 Assessment....................... 7.17
                 Audit............................ 4.9(f)
                 Cash Consideration............... 3.1(b)(i)
                 Closing.......................... 3.6
                 Closing Date..................... 3.6
                 Code............................. Preamble
                 Common Conversion Consideration.. 3.1(b)(i)
                 Common Stock Certificate......... 3.1(b)(i)
                 Common Stock Merger Consideration 3.1(b)(i)
                 Confidentiality Agreements....... 7.1
                 Contract Employees............... 4.11(e)
                 Customary Post-Closing Consents.. 4.4(b)
                 D&O Insurance.................... 7.3(c)
                 de minimis Shares................ 3.1(b)(i)
                 DGCL............................. 1.1
                 Director Nominees................ 7.12
                 Dissenting Shares................ 3.5
                 Dissenting Stockholder........... 3.5
                 Effective Time................... 1.2
                 Enforceability Exception......... 4.3
                 Environmental Laws............... 4.12(a)
                 ERISA............................ 4.11(a)
                 Exchange Act..................... 4.4(b)
                 Exchange Agent................... 3.2(a)
                 Exchange Fund.................... 3.2(a)
                 Exchange Instructions............ 3.2(b)
                 Exchange Ratio................... 3.1(b)(i)
                 Expense Cap...................... 10.2(b)(i)
                 Expenses......................... 7.5(b)
                 GAAP............................. 4.6
                 Governmental Authority........... 3.2(c)
                 Hazardous Substances............. 4.12(b)
                 Hydrocarbons..................... 4.16(a)
                 Indemnified Liabilities.......... 7.3(a)
                 Indemnified Party................ 7.3(a)
                 Inspected Party.................. 7.17
                 Inspecting Party................. 7.17
                 Intellectual Property............ 4.21
                 Liens............................ 4.4(e)
                 Market Price..................... 3.1(b)(iii)
                 Merger........................... Preamble
                 Merger Consideration............. 3.1(a)
                 Merger Sub....................... Preamble
                 Minimum Market Price............. 3.1(b)(iii)
                 Oil and Gas Interests............ 4.16(a)
                 Parent........................... Preamble

             Term                                     Section
             ----                                 ----------------
             Parent Benefit Plans................ 5.11(a)
             Parent Common Shares................ 3.1(b)(i)(y)
             Parent Disclosure Schedule.......... 5.1(a), 5.2(b)
             Parent Engagement Letters........... 5.22
             Parent ERISA Affiliate.............. 5.11(a)
             Parent Incentive Plan............... 7.13(b)
             Parent Material Adverse Effect...... 5.1(c)
             Parent Material Contract............ 5.13
             Parent Parties...................... Preamble
             Parent Reserve Report............... 5.16(a)
             Parent SEC Reports.................. 5.5
             Parent Share Issuance Approval...... 5.18
             Parent Special Meeting.............. 7.13(b)
             Parent Stockholders' Approval....... 7.13(b)
             Parent Tax Certificate.............. 8.3(c)
             PBGC................................ 4.11(b), 5.11(b)
             PCBs................................ 4.12(e)
             Permits............................. 4.17
             Person.............................. 3.2(c)
             Preferred Conversion Consideration.. 3.1(c)
             Preferred Stock Certificate......... 3.1(c)
             Preferred Stock Merger Consideration 3.1(c)
             proceeding.......................... 7.3(a)
             Proxy/Prospectus.................... 4.20
             Registration Statement.............. 4.20
             Related Person...................... 4.24
             SEC................................. 4.5
             Securities Act...................... 4.4(b)
             Severance Package Table............. 4.11(e)
             Stock Certificates.................. 3.1(c)
             Stock Consideration................. 3.1(b)(i)
             Subsidiary.......................... 4.1(c)
             Surviving Corporation............... 1.1
             Target.............................. Preamble
             Target Acquisition Proposal......... 7.2
             Target B Preferred Shares........... 4.2
             Target Benefit Plans................ 4.11(a)
             Target Breach....................... 10.1(d)
             Target Common Shares................ 3.1(a)
             Target D Preferred Shares........... 3.1(c)
             Target Disclosure Schedule.......... 4.1(a)
             Target Employee Agreement........... 4.11(a)
             Target Employees.................... 4.11(e)
             Target Engagement Letter............ 4.23
             Target ERISA Affiliate.............. 4.11(a)
             Target Material Adverse Effect...... 4.1(c)
             Target Material Contracts........... 4.18(a)
             Target Reserve Report............... 4.16(a)
             Target Restricted Stock............. 3.3(c)
             Target SEC Reports.................. 4.5
             Target Severance Policy............. 4.11(e)
             Target Special Meeting.............. 7.13(a)

                    Term                           Section
                    ----                          ----------
                    Target Stock Options......... 3.3(a)(i)
                    Target Stockholders' Approval 4.19
                    Target Superior Proposal..... 10.1(h)
                    Target Tax Certificate....... 8.2(c)
                    Target Wararnts.............. 4.24(d)
                    Tax Authority................ 4.9(f)
                    Tax Returns.................. 4.9(f)
                    Taxes........................ 4.9(f)
                    Termination Date............. 10.1(b)
                    $3.00 Warrant Consideration.. 3.3(b)
                    Termination Fee.............. 10.2(b)(i)
                    Transactions................. 3.6
                    Voting Agreements............ Preamble
                    WARN Act..................... 4.15(b)

                 Exhibits
                 --------
                 7.13(b)  Parent Incentive Plan
                 7.18     Affiliate Agreement
                 8.2(c)   Target Tax Certificate
                 8.3(c)   Parent and Merger Sub Tax Certificate

                         AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement") dated February 2, 2003, by and among Plains Exploration & Production Company, a Delaware corporation ("Parent"), PXP Gulf Coast Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," and, together with Parent, the "Parent Parties") and 3TEC Energy Corporation, a Delaware corporation ("Target").

    WHEREAS, the respective Boards of Directors of the Parent Parties and Target deem it advisable and in the best interests of their respective corporations and stockholders that Target merge with and into Merger Sub (the "Merger") upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

    WHEREAS, concurrently with the execution and delivery of this Agreement,
(i) with the approval of Target's Board of Directors, Parent has entered into voting agreements with each of EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., ECIC Corporation, Floyd C. Wilson, R. A. Walker, and Stephen W. Herod under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein, and (ii) with the approval of Parent's Board of Directors, Target has entered into voting agreements with each of EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., BOCP Energy Partners, L.P., Energy Capital Investment Company PLC, Sable Management, L.P., and James C. Flores, under which such parties have among other things agreed to support the Merger upon the terms and conditions set forth therein (collectively, the "Voting Agreements"); and

    WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

    NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

    1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time Target shall merge with and into Merger Sub and the separate corporate existence of Target shall thereupon cease and Merger Sub shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") as a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL"), including the Surviving Corporation's succession to and assumption of all rights and obligations of Merger Sub and Target

    1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of Delaware in accordance with the DGCL, and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.6.

    1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

                                  ARTICLE II

                           THE SURVIVING CORPORATION

    2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the DGCL.

    2.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Surviving Corporation's Certificate of Incorporation and bylaws and the DGCL.

    2.3 Directors and Officers. At and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officer of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and bylaws and the DGCL.

                                  ARTICLE III

                             CONVERSION OF SHARES

    3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

        (a) All shares of Common Stock of Target, par value $.02 ("Target Common Shares"), that are held in Target's treasury shall be canceled and cease to exist and no cash, Parent capital stock or other consideration shall be delivered in exchange therefor.

        (b) Conversion of Target Common Shares.

            (i) Subject to Sections 3.4 and 3.5, each issued and outstanding Target Common Share (other than Target Common Shares treated in accordance with Section 3.1(a) or Dissenting Shares) shall be converted into the right to receive (x) $8.50 in cash plus, if applicable, the Additional Cash (collectively the "Cash Consideration") and (y) the number of shares of common stock, par value $.01 per share, of Parent (the "Parent Common Shares") equal to the Exchange Ratio (the "Stock Consideration" and, together with the Cash Consideration, the "Common Conversion Consideration"). All such Target Common Shares, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate ("Common Stock Certificate") that, immediately prior to the Effective Time represented such Target Common Shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate in accordance with Section 3.2: (A) the Common Conversion Consideration, (B) certain dividends and other distributions under Section 3.1(f), and (C) cash in lieu of fractional Parent Common Shares under Section 3.4 (the "de minimis Shares"), in each case without interest (collectively, the "Common Stock Merger Consideration"). Notwithstanding the foregoing, if between the date hereof and the Effective Time the Parent Common Shares or Target Common Shares are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and, with respect to the changes in the outstanding Target Common Shares, the Cash Consideration, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

            (ii) If the Market Price is less than the Minimum Market Price, Parent may either terminate this Agreement under Section 10.1(i) or pay the Additional Cash under Section 3.1(b)(i).

            (iii) Additional Definitions

            "Additional Cash" means an amount in cash equal to the product of
        (i) the Minimum Market Price minus the Market Price and (ii) the Exchange Ratio.

            "Exchange Ratio" means 0.85 provided that if the Market Price of the Parent Common Shares is:

            . greater than $12.35, then the Exchange Ratio shall equal the quotient of (A) $10.50 divided by (B) the Market Price.

            . less than $7.65, then the Exchange Ratio shall equal the quotient of (A) $6.50 divided by (B) the Market Price. If the Market Price, is less than the Minimum Market Price the Market Price in the preceding sentence shall be deemed to be the Minimum Market Price.

            "Market Price" means the average of the closing prices of a Parent Common Share on the New York Stock Exchange, as reported in The Wall Street Journal, for the 20 consecutive trading days immediately preceding the third trading day before the Closing.

            "Minimum Market Price" means $6.25.

        (c) Each share of Series D Preferred Stock of Target, par value $.02 per share (the "Target D Preferred Shares"), issued and outstanding immediately prior to the Effective Time, other than those Target D Preferred Shares held by a Dissenting Stockholder, shall be converted into the right to receive the amount of cash that would be required to redeem such share pursuant to the Certificate of Designation filed with the Secretary of State of Delaware with respect thereto as of the Effective Time (the "Preferred Conversion Consideration"). All such Target D Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder of a certificate ("Preferred Stock Certificate" and, together with the Common Stock Certificates, the "Stock Certificates") that, immediately prior to the Effective Time, represented outstanding Target D Preferred Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Preferred Stock Certificate, the Preferred Conversion Consideration without interest (collectively, the "Preferred Stock Merger Consideration," and, together with the Common Stock Merger Consideration, the "Merger Consideration").

        (d) The Merger shall not affect any common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, which will remain outstanding and which will represent all of the issued and outstanding capital stock of the Surviving Corporation.

        (e) The Merger shall not affect any Parent Common Share issued and outstanding immediately prior to the Effective Time.

        (f) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any un-surrendered Common Stock Certificate with respect to the applicable Common Stock Merger Consideration represented thereby until the holder of record of such Common Stock Certificate has surrendered such Common Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Common Stock Certificate, the record holder of the certificate or certificates representing the Common Stock Merger Consideration issued in exchange therefor shall be paid without interest,
    (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to Common Stock Merger Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to Common Stock Merger Consideration has not occurred prior to the surrender of such Common Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Common Stock Certificate and a payment date subsequent to the surrender of such Common Stock Certificate.

        (g) All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Target Common Shares or Target D Preferred Shares formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of Target Common Shares, or Target D Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

    3.2 Surrender and Payment.

    (a) Parent shall authorize one or more transfer agent(s) reasonably acceptable to Target to act as Exchange Agent hereunder (the "Exchange Agent") with respect to the Merger. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent for the benefit of the holders of Target Common Shares and Target D Preferred Shares, for exchange in accordance with this
Section 3.2 through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger (collectively, the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

    (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of Stock Certificates a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent, and which shall be in a form reasonably acceptable to Target), and instructions for use in effecting the surrender of Stock Certificates for payment therefor in accordance herewith (together, the "Exchange Instructions").

    (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of Target Common Shares or Target D Preferred Shares, as applicable, represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent's satisfaction that such tax has been paid or is not applicable. For this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency (a "Governmental Authority").

    (d) Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares or Target D Preferred Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder's Stock Certificates in accordance with this
Section 3.2 prior to that time shall thereafter look only to Parent, as a general creditor thereof, to exchange such Stock Certificates or to pay amounts to which such holder is entitled pursuant to Section 3.1. If outstanding Stock Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Merger Consideration issuable or payable upon the surrender of such Stock Certificates would otherwise escheat to or become the property of any governmental unit or agency), the Merger Consideration issuable or payable upon the surrender of such Stock Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Target or the Surviving Corporation shall be liable to any holder of Stock Certificates for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (e) If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

    3.3 Stock Options; Warrants; Restricted Stock.

    (a) Target Options.

        (i) Prior to the Effective Time, Target shall cause all stock options ("Target Stock Options") issued pursuant to the Target Benefit Plans listed on Section 4.11(a)(1) of the Target Disclosure Schedule to be vested and shall cause such holders to exercise such Target Stock Options prior to the Effective Time for consideration equal to that number of Target Common Shares equal to the quotient of (X) the difference between (1) the product of (I) $17.00 times (II) the number of Target Common Shares issuable upon exercise of such Target Stock Option minus (2) the aggregate exercise price of such Stock Option divided by (Y) $17.00, and if such Target Stock Options are not exercised prior to the Effective Time, such options shall terminate as of the Effective Time.

        (ii) Target shall use its reasonable best efforts to cause its Board of Directors or any committee thereof responsible for the administration of Target's option plans to take any and all action necessary to effectuate the matters described in this Section 3.3(a) on or before the Effective Time.

    (b) Target Warrants. Target shall use its reasonable best efforts to cause each warrant to purchase Target Common Shares for $3.00 per share listed on
Section 3.3(b)(i) of the Target Disclosure Schedule to be automatically exchanged for consideration equal to that Common Stock Merger Consideration that would have been received by the holder of such warrant had such warrant been exercised prior to the Effective Time and as a result of such exercise such holder received Target Common shares equal to the quotient of (X) the difference between (1) the product of (I) $17.00 times (II) the number of Target Common Shares issuable upon exercise of such warrant minus (2) the aggregate exercise price of such warrant divided by (Y) $17.00 (the "$3.00 Warrant Consideration").

    (c) Restricted Stock. At the Effective Time, all remaining restrictions with respect to the Target Restricted Stock shall expire and the Target Restricted Stock shall be treated as Target Common Shares in accordance with
Section 3.1(b). "Target Restricted Stock" means the shares of Target restricted stock issued pursuant to the Target Benefit Plans.

    (d) Taxes and Interest. Any amounts payable pursuant to this Section 3.3 shall be subject to any required withholding of taxes and shall be paid without interest.

    3.4 No Fractional Shares. No de minimis Shares shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of de minimis Shares shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction times twice the Cash Consideration (but one times the Additional Cash).

    3.5 Dissenter's Rights. Notwithstanding anything in this agreement to the contrary, Target Common Shares and Target D Preferred Shares, if any, issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal for such shares in accordance with Section 262 the DGCL (a "Dissenting Stockholder") shall not be converted into the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, as provided in Section 3.1, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal under the DGCL. A Dissenting Stockholder may receive payment of the fair value of the Target Common Shares or the Target D Preferred Shares, as applicable, issued and outstanding immediately prior to the Effective Time and held by such Dissenting Stockholder ("Dissenting Shares") in accordance with the provisions of the DGCL, provided that such Dissenting Stockholder complies with Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive the fair value thereof in accordance with the DGCL. If, after the Effective Time, any Dissenting Stockholder fails to perfect or effectively withdraws or otherwise loses such Dissenting Stockholder's right to appraisal, such Dissenting Stockholder's Dissenting Shares shall thereupon be treated as if they had been converted, as of the Effective Time, into the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable. Target shall give Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served under the DGCL, and (b) the opportunity to participate in and direct all negotiations, proceedings or settlements with respect to demands for appraisal under the DGCL. Target shall not voluntarily make any payment with respect to any appraisal demands for appraisal and shall not, except with Parent's prior written consent, settle or offer to settle any such demands.

    3.6 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement (the "Transactions") shall take place at 10:00 a.m., local time, on the business day (the "Closing Date") on which all of the conditions set forth in Article VIII are satisfied or waived, at the offices of Akin Gump Strauss Hauer & Feld LLP, 1900 Pennzoil Place, South Tower, 711 Louisiana Street, Houston, Texas 77002, or at such other date and time as Parent and Target shall agree.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF TARGET

    Target represents and warrants to the Parent Parties as follows:

        4.1 Organization and Qualification.

        (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure letter delivered by Target to Parent contemporaneously with the execution hereof (the "Target Disclosure Schedule"), which include each jurisdiction in which the character of Target's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material
    Adverse Effect (as defined below). Target has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Target has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Target's certificate of incorporation and bylaws as so delivered are in full force and effect. Target is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

        (b) Target has no Subsidiaries and has had no Subsidiaries since August 6, 2002.

        (c) For this Agreement, (i) a "Target Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Target; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a Target Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, (B) changes in the market price of oil or natural gas, (C) the public announcement or pending nature of the Transactions, (D) compliance with the terms of this Agreement, or (E) change in the price of the Target Common Shares or the Parent Common Shares and (ii) "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

    4.2 Capitalization. The authorized capital stock of Target consists of 60,000,000 Target Common Shares and 20,000,000 shares of preferred stock, par value $.02 per share, of which 266,667 shares have been designated Series B Preferred Stock (the "Target B Preferred Shares"), and 725,167 shares have been designated as Target D Preferred Shares. As of the date hereof, (i) 16,780,776 (which includes 62,500 restricted shares for which restrictions have not lapsed and which will be cancelled at the Effective Time) Target Common Shares were issued and outstanding, (ii) no Target B Preferred Shares were issued and outstanding, (iii) 613,919 Target D Preferred Shares were issued and outstanding, (iv) stock options to acquire 3,358,181 Target Common Shares were outstanding under all stock option plans and agreements of Target, and (v) warrants to acquire 1,515,000 Target Common Shares were outstanding under all warrant agreements of Target. All of the outstanding Target Common Shares and Target D Preferred Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including "rights plans" or "poison pills") obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as contemplated by the Voting Agreement, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of Target.

    4.3 Authority. Target has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements to which Target is or will be a party (the "Ancillary Agreements") and, subject to obtaining the Target Stockholders' Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target's Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Stockholders' Approval. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

    4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Target of its obligations hereunder will not:

        (a) subject to receipt of the Target Stockholders' Approval, conflict with any provision of Target's certificate of incorporation or bylaws, as amended;

        (b) subject to obtaining the Target Stockholders' Approval and filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), state laws relating to takeovers, if applicable, state securities or blue sky laws, except as set forth in Section 4.4(b) of the Target Disclosure Schedule and except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents") or (ii) except as set forth in Section 4.4(b) of the Target Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target, to perform its obligations under this Agreement or any Ancillary Agreement or
    (iii) prevent the consummation of any of the Transactions;

        (c) except as set forth in Section 4.4(c) of the Target Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target or is a party or by which Target or any of its properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

        (d) except as set forth in Section 4.4(d) of the Target Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target;

        (e) except as set forth in Section 4.4(e) of the Target Disclosure Schedule, result in the creation of any liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens") upon any shares of capital stock or material properties or assets of Target under any agreement or instrument to which Target is a party or by which Target or any of its properties or assets is bound; or

        (f) except as set forth in Section 4.4(f) of the Target Disclosure Schedule or Section 3.5, result in any holder of any securities of Target being entitled to appraisal, dissenters' or similar rights.

    4.5 Target SEC Reports. Except as set forth in Section 4.5 of the Target Disclosure Schedule, Target has filed with the Securities and Exchange Commission (the "SEC") each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since January 1, 1999 under the Securities Act or the Exchange Act (collectively, the "Target SEC Reports"). As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement.


    4.6 Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-KSB for each of the three fiscal years ended December 31, 1999, 2000 and 2001 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 2002 have been prepared from, and are in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

    4.7 Absence of Undisclosed Liabilities; Liabilities as of Year End.  Except
(a) as set forth on Section 4.7 of the Target Disclosure Schedule (b) as specifically disclosed in the Target SEC Reports filed and publicly available prior to the date hereof and (c) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2001, Target has not incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Target Material Adverse Effect. As of December 31, 2002, Target's long term debt did not exceed $99 million.

    4.8 Absence of Certain Changes. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof, as set forth in
Section 4.8 of the Target Disclosure Schedule or as contemplated by this Agreement, since December 31, 2001 (a) Target has conducted its business only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Target Material Adverse Effect, (c) except with respect to the Target D Preferred Shares, there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target, (d) there has not been any amendment of any term of any outstanding security of Target, and (e) there has not been any change in any method of accounting or accounting practice by Target, except for any such change required because of a concurrent change in GAAP.

    4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Target Disclosure Schedule and for matters that would have no adverse effect on Target:

        (a) Target has timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Target or any other information required to be shown thereon. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

        (b) Target has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

        (c) No Audit (as defined below) by a Tax Authority (as defined below) is pending or to the knowledge of Target, threatened, with respect to any Tax Returns filed by, or Taxes due from, Target. No issue has been raised by any Tax Authority in any Audit of Target that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been, proposed, asserted, assessed or to the knowledge of Target, threatened, against Target. There are no liens for Taxes upon the assets of Target, except liens for current Taxes not yet delinquent.

        (d) Target has neither given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

        (e) Prior to the date hereof, Target has disclosed and provided or made available true and complete copies to Parent of, all material Tax sharing, Tax indemnity, or similar agreements to which Target is a party to, is bound by, or has any obligation or liability for Taxes.

        (f) In this Agreement, (i) "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

        (g) Except for the group of which Target is currently a member, Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.


        (h) Target has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

    4.10 Litigation. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule and for matters that would not have a Target Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Target's knowledge, threatened against or directly affecting Target or any of the directors or officers of Target in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Target Material Adverse Effect, if adversely determined. Neither Target nor any officer, director or employee of Target has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target nor, to the knowledge of Target, is Target or any officer, director or employee of Target under investigation by any Governmental Authority. Except as disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or Section 4.10 of the Target Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Target to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

    4.11 Employee Benefit Plans; ERISA.

    (a) Section 4.11(a)(1) of the Target Disclosure Schedule contains a true and complete list of the individual or group employee benefit plans or arrangements of any type (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by Target or any trade or business, whether or not incorporated, which together with Target would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a "Target ERISA Affiliate") within six years prior to the Effective Time ("Target Benefit Plans"), and Section 4.11(a)(2) of the Target Disclosure Schedule lists each individual employment, severance or similar agreement with respect to which Target or any Target ERISA Affiliate has any current or future obligation or liability other than the Target Severance Policy (as defined below) ("Target Employee Agreement").

    (b) Except as set forth in Section 4.11(b) of the Target Disclosure Schedule, with respect to each Target Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Target Material Adverse Effect;
(iii) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Target Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Target or any Target ERISA Affiliate, threatened; (v) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or
Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Target Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Target Benefit Plan meet the requirements for deductibility under the

Code, and all contributions which are required and which have not been made have been properly recorded on the books of Target or a Target ERISA Affiliate.

    (c) No Target Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of
Section 413(c) of the Code). No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target could be subject to any liability, lien or encumbrance with respect to any Target Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

    (d) Except as set forth in Section 4.11(d) of the Target Disclosure Schedule, no present or former employees of Target are covered by any Target Employee Agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Target under Sections 4999 and 280G of the Code, respectively.

    (e) Attached as Section 4.11(e) of the Target Disclosure Schedule is a current list of Target's employees (the "Target Employees"), a copy of Target's severance policy (the "Target Severance Policy"), a severance package table (the "Severance Package Table") which lists the maximum amount of all severance pay that may be paid to Target Employees, and a list of Target Employees with written employment agreements, written letter agreements, agreements covered by resolution of the Target Board of Directors addressing specific employees, or other agreements set forth in Section 4.11(a)(2) of the Target Disclosure Schedule ("Contract Employees").

    4.12 Environmental Liability. Except as set forth in Section 4.12 of the Target Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Target Material Adverse Effect:

        (a) The businesses of Target has been and are operated in material compliance with all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standard, and legal requirements relating to the protection of the environment and human health, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, "Environmental Laws").

        (b) Target has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, "Hazardous Substances"), except in material compliance with all Environmental Laws, and, to Target's knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target except in material compliance with all Environmental Laws.

        (c) Target has not received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any material violation by Target of, or responsibility or liability of Target under, any Environmental

    Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

        (d) Target is in possession of and is in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Target; there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

        (e) Without in any way limiting the generality of the foregoing, (i) to Target's knowledge, all offsite locations where Target has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no polychlorinated biphenyls ("PCBs"), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target except in material compliance with Environmental Laws.

        (f) No claims have been asserted or, to Target's knowledge, threatened to be asserted against Target for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target.

    4.13 Compliance with Applicable Laws. Target holds all material approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its business, as now conducted, and such business is being, and Target has not received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations which either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively in Section 4.12.

    4.14 Insurance. Section 4.14 of the Target Disclosure Schedule lists each insurance policy relating to Target currently in effect. Target has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Target or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Target Material Adverse Effect. Section 4.14 of the Target Disclosure Schedule describes any self-insurance arrangements affecting Target.

    4.15 Labor Matters; Employees.

    (a) Except as set forth in Section 4.15 of the Target Disclosure Schedule,
(i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Target, threatened against or affecting Target and, during the past five years, there has not been any such action, (ii) Target is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Target, (iii) none of the employees of Target are represented by any labor organization and Target does not have any knowledge of any current union organizing activities among the employees of Target nor does any question concerning representation exist concerning such employees, (iv) Target has at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against Target pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Target, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers' Compensation claims, sexual harassment complaints or demand letters or threatened claims.

    (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), Target has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Target, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Target, nor has Target been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Target Material Adverse Effect.

    4.16 Reserve Reports.

    (a) All information (excluding assumptions and estimates, but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Target is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Target) supplied to Ryder Scott Company, L.P. by or on behalf of Target that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Target in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Target as of December 31, 2002 and prepared by such engineering firm (the "Target Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Target Reserve Report) to Target's knowledge accurate in all material respects and Target has no knowledge of any material errors in such information that existed at the time of such issuance. For this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing;

and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

    (b) Set forth in Section 4.16(b) of the Target Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Target Reserve Report that have been disposed of prior to the date hereof.

    4.17 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Target holds all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Target Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this
Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.12.

    4.18 Material Contracts.

    (a) Set forth in Section 4.18(a) of the Target Disclosure Schedule or the Target SEC Reports is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Target is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target (collectively, the "Target Material Contracts").

    (b) Except as set forth in Section 4.18(a) or 4.18(b) of the Target Disclosure Schedule or the Target SEC Reports, the Oil and Gas Interests of Target are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $1,000,000. In addition, (A) all Target Material Contracts the valid and legally binding obligations of Target, and to the knowledge of Target, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise;
(C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Target SEC reports no Target Material Contract contains any provision that prevents Target from owning, managing and operating the Oil and Gas Interests of Target in accordance with historical practices.

    4.19 Required Stockholder Vote or Consent. The only votes or written consents of the holders of any class or series of Target's capital stock necessary to consummate the Transactions are (i) the adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of Target Common Shares and (ii) the adoption of the Agreement by the holders of a majority of the votes entitled to be cast by holders of Target D Preferred Shares if such shares are outstanding at the time of such meeting (collectively the "Target Stockholders' Approval").

    4.20 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Target for inclusion in (a) the joint proxy statement relating to the Target Special Meeting and the

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Parent Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Shares into which Target Common Shares will be converted) (the "Proxy/Prospectus"), to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target stockholders, at the time of the Target Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    4.21 Intellectual Property. Target owns, or licenses or otherwise has the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business of Target, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Target Material Adverse Effect. No Person has notified Target that its use of such Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Target that could have a Target Material Adverse Effect, and, to Target's knowledge, no Person is infringing on any right of Target with respect to any such Intellectual Property. No claims are pending or, to Target's knowledge, threatened that Target is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

    4.22 Hedging. Section 4.22 of the Target Disclosure Schedule sets forth for the periods shown obligations of Target for the delivery of Hydrocarbons attributable to any of the properties of Target in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.22 of the Target Disclosure Schedule, as of the date hereof, Target is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

    4.23 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston LLC or Bear Stearns, the fees and expenses of which will be paid by Target) is entitled to any brokerage, finder's fee or other fee or commission payable by Target in connection with the Transactions based upon arrangements made by and on behalf of Target. True and correct copies of all agreements and engagement letters currently in effect with Credit Suisse First Boston LLC or Bear Stearns (the "Target Engagement Letters") have been provided to Parent.

    4.24 Tax-Free Reorganization. Neither Target nor, to the knowledge of Target, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of
Section 368(a) of the Code. Without limiting the generality of the foregoing:

        (a) The Merger will be carried out strictly in accordance with this Agreement and the Ancillary Agreement, and there are no other written or oral agreements regarding the Merger other than those expressly referred to in this Agreement.

        (b) The fair market value of Parent Common Shares and cash received by each holder of Target Common Shares in connection with the Merger will be approximately equal to the fair market value of the shares of Target Common Shares surrendered in the exchange.

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        (c) To the best knowledge of Target, neither Parent nor Merger Sub nor any Related Person (defined below) has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any Parent Common Shares to be issued in the Merger.

        (d) To the best knowledge of Target, the aggregate fair market value, determined at the Effective Time, of the Parent Common Shares to be received in the Merger will not be less than forty percent (40%) of the value, determined at the Effective Time, of Target Common Shares and any warrants to purchase Target Common Shares ("Target Warrants") outstanding immediately before the Effective Time. For this purpose, it is assumed that the fair market value of the outstanding Target Common Shares and Target Warrants will equal the fair market value of the aggregate Merger Consideration.

        (e) Prior to the Effective Time and in connection with or anticipation of the Merger, (i) none of the Target Common Shares will be redeemed, (ii) no extraordinary distribution will be made with respect to Target Common Shares, and (iii) none of the Target Common Shares will be acquired by Target or any Related Person.

        (f) Target will redeem its outstanding Series D Preferred Stock immediately before the Merger solely with Target's funds. Parent will provide no funds to Target, directly or indirectly, for Target to redeem such Series D Preferred Stock or for Target to repay debt incurred to redeem such stock.

        (g) The only capital stock of Target issued and outstanding is Target Common Stock and Series D Preferred Stock.

        (h) Target and Target stockholders will each pay their respective expenses, if any, incurred in connection with the Merger.

        (i) Any compensation paid to the Target stockholders who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent, Merger Sub, or the Surviving Corporation (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and (c) will not represent consideration for the surrender of the Target Common Shares in the Merger.

        (j) No debt of Target is guaranteed by any Target stockholder.

        (k) Target owns no stock of Parent.

        (l) Merger Sub will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the gross assets held by Target immediately prior to the Merger. For purposes of this representation, amounts paid by Target to dissenters, amounts paid by Target to stockholders who receive cash or other property, Target assets used to pay its reorganization expenses, and all redemptions and distributions (including the redemption of the Series D Preferred Stock, but excluding regular, normal dividends) made by Target immediately preceding the transfer, will be included in assets of Target held immediately prior to the Merger.

        (m) No assets of Target have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the historic business of Target or from using a significant portion of Target's historic business assets in a business following the Merger. Target intends to continue its historic business or use a significant portion of its historic business assets in a business.

        (n) Target is not an investment company as defined in Section 368(a)(2)(F) of the Code. An investment company is (a) a regulated investment company; (b) a real estate investment trust; or (c) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. For this purpose, "total assets" shall not include cash and cash items (including receivables) and government securities.

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

        (o) The fair market value of the assets of Target transferred to Merger Sub in the Merger will equal or exceed the sum of the liabilities assumed or paid by Parent or Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

        (p) The total adjusted basis of the assets of Target transferred to Merger Sub in the Merger will equal or exceed the sum of the liabilities assumed or paid by Parent or Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

        (q) Target is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        (r) There is no intercorporate indebtedness existing between Parent and Target, or between Merger Sub and Target, that was or will be issued, acquired, or settled at a discount in connection with the Merger.

        (s) Target has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm's length negotiations.

        (t) Target will not take, and Target is not aware of any plan or intention of any of the Target stockholders to take, any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Code
    Section 1313(a)(1)).

        (u) No stock or securities of Target, or to the knowledge of Target, no stock or securities of Parent, will be issued to any Target stockholder for services rendered to or for the benefit of Parent, Merger Sub, or Target in connection with the Merger.

        (v) No stock or securities of Parent or of Target will be issued to any Target stockholder for any indebtedness owed to any Target stockholder in connection with the Merger.

        (w) The liabilities of Target to be assumed or paid by Parent and Merger Sub and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

        (x) No assets were transferred to Target, nor did Target assume any liabilities, in anticipation of the Merger.

        (y) The undersigned officer is authorized to make all of the certifications and representations set forth herein.

        For purposes of this section, a "Related Person" with respect to either Parent or Merger Sub shall mean

            (i) a corporation that, immediately before or immediately after a purchase, exchange, redemption, or other acquisition of Parent Common Stock, is a member of an Affiliated Group (as defined herein) of which Parent (or any successor corporation) is a member, or

            (ii) a corporation in which Parent (or any successor corporation), owns, or which owns with respect to Parent (or any successor corporation), directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of Parent (or any successor) or such corporation, a proportionate share of the stock owned by entities in which Parent (or any successor) or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

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

        For purposes of this section, "Affiliated Group" shall mean one or more chains of corporations connected through stock ownership with a common parent corporation, but only if

            (x) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

            (y) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.


        For purposes of the preceding sentence, "stock" does not include any stock that (a) is not entitled to vote, (b) is limited and preferred as to dividends and does not participate in corporate growth to any significant extent, (c) has redemption and liquidation rights that do not exceed the issue price of such stock (except for a reasonable redemption or liquidation premium), and (d) is not convertible into another class of stock.

    4.25 Fairness Opinion. Target's Board of Directors has received a written opinion from each of Credit Suisse First Boston LLC and Bear Stearns to the effect that, as of the date of such opinions, the Common Conversion Consideration is fair, from a financial point of view, to the holders of the Target Common Shares. True and complete copies of such opinion have been given to Parent.

    4.26 Takeover Laws. Target and Target's Board of Directors have each taken all actions necessary to be taken such that no restrictive provision of any "moratorium," "control share acquisition," "fair price," "interested shareholder," "affiliate transaction," "business combination," or other similar anti-takeover statutes, laws or regulations of any state, including the State of Delaware and Section 203 of the DGCL, or any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Target, is, or at the Effective Time will be, applicable to Target, Parent, Merger Sub, Target Common Shares or Target D Preferred Shares, the Voting Agreements, this Agreement or the Transactions.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

        5.1 Organization and Qualification.

        (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered by Parent to Target contemporaneously with the execution hereof (the "Parent Disclosure Schedule"), which include each jurisdiction in which the character of Parent's or Merger Sub's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Each Parent Party has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each Parent Party has made available to Target a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Parent's and Merger Sub's certificate of incorporation and bylaws as so delivered are in full force and effect. Neither Parent nor Merger Sub is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws. Merger Sub is a direct, wholly owned subsidiary of Parent formed solely for the purpose of effecting the Merger and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

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

        (b) Section 5.1(b) of the Parent Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Parent (other than Merger Sub) and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Parent's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 5.1(b) of the Parent Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect. Each of Parent's Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Parent has made available to Target a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Parent's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Parent's Subsidiaries, Parent does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

        (c) For this Agreement, a "Parent Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of Parent and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) changes in the market price of oil or natural gas, (iii) the public announcement or pending nature of the Transactions, (iv) compliance with the terms of this Agreement, or (v) change in the price of the Target Common Shares or the Parent Common Shares.

        5.2 Capitalization.

        (a) The authorized capital stock of Parent consists of 100,000,000 Parent Common Shares, and 5,000,000 shares of preferred stock of Parent, par value $.01 per share. As of the date hereof, Parent has (i) 24,224,448 Parent Common Shares issued and outstanding, (ii) no Parent Common Shares in treasury, (iii) no shares of preferred stock outstanding (iv) no outstanding stock options to acquire Parent Common Shares under any stock option plans or agreements of Parent, and (v) no more than 4,023,834 stock appreciation rights of Parent. All the outstanding Parent Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including "rights plans" or "poison pills") obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as contemplated by the Voting Agreement, there are no agreements, arrangements or other understandings with respect to the right to vote any shares of capital stock of Parent.

        (b) Except as set forth in Section 5.2(b) Parent Disclosure Letter, Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is or may be bound to issue additional shares of capital stock of any Parent Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.2(b) to the Parent Disclosure Schedule, all of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

    5.3 Authority. Each of Parent and, solely with respect to this Agreement, Merger Sub, has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Parent Share Issuance Approval to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by each Parent Party's Board of Directors, and no other corporate proceedings on the part of either Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions, other than the Parent Share Issuance Approval. This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub is or will be a party are, or upon execution will be, duly and validly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of each Parent Party enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

    5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Parent Party of its obligations hereunder will not:

        (a) subject to obtaining the Parent Share Issuance Approval, conflict with any provision of the certificate of incorporation or bylaws, as amended, of Parent or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

        (b) subject to obtaining the Parent Share Issuance Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Parent Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

        (c) except as set forth in Section 5.4(c) of the Parent Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Parent Material

    Adverse Effect, (ii) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

        (d) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries;

        (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or its Subsidiaries (other than Target and its Subsidiaries after the Effective Time) under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound; or

        (f) result in any holder of any securities of Parent being entitled to appraisal, dissenters' or similar rights.

    5.5 Parent SEC Reports. Parent has filed with the SEC each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), filed with the SEC since November 8, 2002 under the Securities Act or the Exchange Act (collectively, the "Parent SEC Reports"). As of the respective dates such Parent SEC Reports were filed or, if any such Parent SEC Reports were amended, as of the date such amendment was filed, each Parent SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Parent SEC Report has occurred that would require Parent to file a Current Report on Form 8-K other than the execution of this Agreement.

    5.6 Parent Financial Statements. Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) in its Report on Form 10 made effective on December 6, 2002 have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

    5.7 Absence of Undisclosed Liabilities. As of the date hereof, except (a) as specifically disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since December 31, 2001, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect.

    5.8 Absence of Certain Changes. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, as set forth in
Section 5.8 of the Parent Disclosure Schedule or as contemplated by this Agreement, since December 31, 2001 (a) Parent and its Subsidiaries have

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conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Parent.

    5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Parent Disclosure Schedule and for matters that would not have a Parent Material Adverse Effect:

        (a) Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of Parent or any other information required to be shown thereon. An extension of time within which to file a Tax Return that has not been filed has not been requested or granted.

        (b) Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date.

        (c) No Audit by a Tax Authority is pending or, to the knowledge of Parent, threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

        (d) Neither Parent nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

        (e) Prior to the date hereof, Parent and its Subsidiaries have disclosed, and provided or made available true and complete copies to Target of, all material Tax sharing, Tax indemnity, or similar agreements to which Parent or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

        (f) Neither Parent nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

        (g) Prior to the date hereof, Parent and its Subsidiaries have disclosed, and provided or made available true and complete copies to Target of, all material Tax sharing, Tax indemnity, or similar agreements to which Parent or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

        (h) Except as set forth in Section 5.9(h) of the Parent Disclosure Schedule, and except for the group of which Parent is currently a member and any group affiliated with Plains Resources Inc., Parent has never been a member of an affiliated group of corporations, within the meaning of
    Section 1504 of the Code.

        (i) Parent has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

        (j) After consultation with counsel, Parent is aware of no facts which would prevent its counsel from rendering the opinion set forth in Section 8.1(f)

    5.10 Litigation. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Parent Disclosure Schedule and for matters that would not have a Parent Material Adverse Effect, there is no suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against or directly affecting Parent, any Subsidiaries of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. Neither Parent nor any of its Subsidiaries, nor any officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary, nor, to the knowledge of Parent, is Parent, any Subsidiary or any officer, director or employee of Parent or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof or Section 5.10 of the Parent Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Parent or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.


    5.11 Employee Benefit Plans; ERISA.

        (a) Section 5.11(a)(1) of the Parent Disclosure Schedule contains a true and complete list of the individual or group employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA), sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated, which together with Parent would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a "Parent ERISA Affiliate") within six years prior to the Effective Time ("Parent Benefit Plans"), and
    Schedule 5.11(a)(2) of the Parent Disclosure Schedule lists each individual employment, severance or similar agreement with respect to which Parent or any Parent ERISA Affiliate has any current or future obligation or liability.

        (b) With respect to each Parent Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under
    Section 501(a) of the Code and, to the knowledge of Parent, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Parent Material Adverse Effect; (iii) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Parent Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Parent or any Parent ERISA Affiliate, threatened; (v) neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Parent Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Parent Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Parent or a Parent ERISA Affiliate.


        (c) No Parent Benefit Plan is a "multiemployer plan" (as defined in
    Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Parent or a Parent ERISA Affiliate in connection with which Parent could be subject to any liability, lien or encumbrance with respect to any Parent Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Parent ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

        (d) Except as set forth in Section 5.11(d) of the Parent Disclosure Schedule, no present or former employees of Parent or any of its Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits, and the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax or non-deductible to Parent under Sections 4999 and 280G of the Code, respectively.

    5.12 Environmental Liability. Except as set forth in Section 5.12 of the Parent Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Parent Material Adverse Effect:

        (a) The businesses of Parent and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

        (b) Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to Parent's knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent for any of its Subsidiaries except in material compliance with all Environmental Laws.

        (c) Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Parent have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

        (d) Parent and its Subsidiaries are in possession of and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Parent and its Subsidiaries; there are no pending or, to the knowledge of Parent, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Parent does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

        (e) Without in any way limiting the generality of the foregoing, (i) to Parent's knowledge, all offsite locations where Parent or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with Environmental Laws.

        (f) No claims have been asserted or, to Parent's knowledge, threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Parent or its Subsidiaries.

    5.13 Compliance with Laws and Parent Material Contracts. Neither Parent nor any of its Subsidiaries is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its certificate of incorporation, bylaws, or other governing document, (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Parent Material Contract, except (in the case of clause
(b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No investigation or review by any Governmental Authority with respect to Parent is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent, no party to any Parent Material Contract is in material breach of the terms, provisions and conditions of such Parent Material Contract. "Parent Material Contract" means any written or oral agreements, contracts, commitments or understandings to which Parent is a party, by which Parent is directly or indirectly bound, or to which any asset of Parent may be subject, involving total value or consideration in excess of $1,000,000.

    5.14 Insurance. Section 5.14 of the Parent Disclosure Schedule lists each insurance policy relating to Parent or its Subsidiaries currently in effect. Parent has made available to Target a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Parent, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Section 5.14 of the Parent Disclosure Schedule describes any self-insurance arrangements affecting Parent or its Subsidiaries.

    5.15 Labor Matters; Employees.

        (a) Except as set forth in Section 5.15 of the Parent Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Parent or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (iii) none of the employees of Parent or any of its Subsidiaries are represented by any labor organization and none of Parent or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Parent and its Subsidiaries have each at all times been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Parent or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers' Compensation claims, sexual harassment complaints or demand letters or threatened claims.

        (b) Since the enactment of the WARN Act, none of Parent or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN
    Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Parent or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN
    Act) affecting any site of employment or facility of Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Parent Material Adverse Effect.

    5.16 Reserve Reports.

        (a) All information (excluding assumptions and estimates but including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Parent is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Parent) supplied to Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc. by or on behalf of Parent that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Parent in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Parent as of December 31, 2002 and prepared by such engineering firm (the "Parent Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Parent Reserve Report) to Parent's knowledge accurate in all material respects and Parent has no knowledge of any material errors in such information that existed at the time of such issuance.

        (b) Set forth in Section 5.16(b) of the Parent Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Parent Reserve Report that have been disposed of prior to the date hereof.

    5.17 Permits. Immediately prior to the Effective Time and except for Customary Post Closing Consents, Parent and its Subsidiaries hold all of the Permits required or necessary to construct, own, operate, use and/or maintain its properties and conduct its operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 5.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 5.12.

    5.18 Required Stockholder Vote or Consent. The only vote or written consent of the holders of any class or series of Parent's capital stock that shall be necessary to consummate the Transactions is the approval by a majority of the voting power of the Parent Common Shares of the issuance of Parent Common Shares to the holders of Target Common Shares as a result of the Transactions (the "Parent Share Issuance Approval").

    5.19 Proxy/Prospectus; Registration Statement. None of the information to be supplied by Parent for inclusion in (a) the Proxy/Prospectus to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or
(b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    5.20 Intellectual Property. Parent or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Parent and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Parent Material Adverse Effect. No Person has notified either Parent or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Parent and its Subsidiaries that could have a Parent Material Adverse Effect, and, to Parent's knowledge, no Person is infringing on any right of Parent or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Parent's knowledge, threatened that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

    5.21 Hedging. Section 5.21 of the Parent Disclosure Schedule sets forth for the periods shown obligations of Parent and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.21 of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

    5.22 Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc. the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Lehman Brothers Inc. (the "Parent Engagement Letters") have been provided to Target.

    5.23 Tax Matters. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Without limiting the generality of the foregoing:

        (a) The Merger will be carried out strictly in accordance with this Agreement and the Ancillary Agreements, and there are no other written or oral agreements relating to the Merger other than those expressly referred to in this Agreement.

        (b) In connection with the Merger, no Target Common Shares will be acquired by Parent or a Related Person for consideration other than Parent Common Shares, except for the Cash Consideration, payments to the dissenting stockholders, if any, and any cash received in lieu of fractional share interests in Parent Common Shares.

        (c) The fair market value of Parent Common Shares and cash received by each holder of Target Common Shares in connection with the Merger will be approximately equal to the fair market value of the Target Common Shares surrendered in the exchange.

        (d) Parent will provide no funds to Target, directly or indirectly, for Target to redeem its Series D Preferred Stock or for Target to repay debt incurred to redeem such stock.

        (e) Neither Parent nor Merger Sub (nor any Related Person as defined in Attachment A) has any plan or intention to redeem or otherwise reacquire, directly or indirectly, any Parent Common Shares to be issued in the Merger.

        (f) Parent has no stock repurchase program and has no current plan or intention to adopt such a plan.

        (g) To the best knowledge of Parent, the aggregate fair market value, determined at the Effective Time, of the Parent Common Shares to be received in the Merger will not be less than forty percent (40%) of the value, determined at the Effective Time, of the Target Common Shares and Target Warrants outstanding immediately before the Effective Time. For this purpose, it is assumed that the fair market value of the outstanding Target Common Shares and Target Warrants will equal the fair market value of the aggregate Merger Consideration.

        (h) Neither Parent nor any Related Person owns, nor has it owned during the past five years, any shares of stock of the Target. Neither Parent nor any Related Person has caused any other person to acquire stock of the Target on behalf of Parent or a Related Person, and will not directly or indirectly acquire any stock of the Target in connection with the Merger, except as described in the Merger Agreement.

        (i) Parent has not, directly or indirectly, transferred any cash or property to the Target (or any entity controlled directly or indirectly by the Target) for less than full and adequate consideration and has not made any loan to the Target (or any entity controlled directly or indirectly by the Target) in anticipation of the Merger.

        (j) There is no intercompany indebtedness existing between Parent and Target, or between Merger Sub and Target, that was or will be issued, acquired, or settled at a discount in connection with the Merger.

        (k) Parent will pay its own expenses incurred in connection with or as part of the Merger or related transactions. Parent has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of Target Common Shares in connection with or as part of the Merger or any related transactions. Parent has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Target Common Shares.

        (l) Any compensation paid to the holders of Target Common Shares who enter (or have entered) into employment, consulting or noncompetitive contracts, if any, with Parent, Merger Sub, or the Surviving Corporation
    (a) will be for services actually rendered or to be rendered, (b) will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and (c) will not represent consideration for the surrender of the Target Common Shares in the Merger.

        (m) Merger Sub is wholly and directly owned by Parent and has been newly formed solely to consummate the Merger. Prior to the Effective Time, Merger Sub will have no assets other than cash to satisfy capital requirements under state law and has not, and will not, conduct any business activities or other operations of any kind other than the issuance of its stock to Parent or as otherwise expressly required by the Merger Agreement.

        (n) At the Effective Time of the Merger, Merger Sub will not have or issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in Merger Sub.

        (o) Merger Sub will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the gross assets held by Target immediately prior to the Merger. For purposes of this representation, amounts paid by Target to dissenters, amounts paid by Target to stockholders who receive cash or other property, Target assets used to pay its reorganization expenses, and all redemptions and distributions (including the redemption of the Series D Preferred Stock, but excluding regular, normal dividends) made by Target immediately preceding the transfer, will be included in assets of Target held immediately prior to the Merger.

        (p) Following the Merger, the Surviving Corporation will continue the historic business of Target or use a significant portion of its assets in a business, within the meaning of Treas. Reg.(S)1.368-1(d).

        (q) Parent has no plan or intention to liquidate the Surviving Corporation following the Merger; to merge the Surviving Corporation with another corporation; to sell or otherwise dispose of the stock of Merger Sub; or to sell or otherwise dispose of any of the assets of Target except for dispositions made in the ordinary course of business or transfers or successive transfers to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation.

        (r) Following the Merger, Parent has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in Parent owning stock possessing less than eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote or less than eighty percent (80%) of the total number of shares of all other classes of stock of the Surviving Corporation.

        (s) Parent is paying no consideration for the Target stock other than the Merger Consideration.

        (t) To the best knowledge of Parent, any Target liabilities assumed or paid by Parent or Merger Sub and the liabilities to which the transferred assets of the Target are subject were incurred by the Target in the ordinary course of its business.

        (u) Neither Parent nor Merger Sub is an investment company within the meaning of Sections 368(a)(2)(F) of the Code. An investment company is (1) a regulated investment company; (2) a real estate investment trust; or (3) a corporation (i) fifty percent (50%) or more of the value of whose total assets are stock and securities, and (ii) eighty percent (80%) or more of the value of whose total assets are held for investment. For this purpose, "total assets" shall not include cash and cash items (including receivables) and government securities.

        (v) Parent has substantial non-tax business purposes and reasons for the Merger, and the terms of the Merger are the product of arm's length negotiations.

        (w) Neither Parent nor the Surviving Corporation will take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Code
    Section 1313(a)(1)).

        (x) No stock or securities of Parent will be issued to any Target stockholder for services rendered to or for the benefit of Parent, Merger Sub, or the Target in connection with the Merger.

        (y) To the best knowledge of Parent, no stock or securities of the Target will be issued to any Target stockholder for services rendered to or for the benefit of Parent, Merger Sub, or the Target in connection with the Merger.

        (z) No stock or securities of Parent will be issued for any indebtedness owed to any Target stockholder in connection with the Merger.

        (aa) To the best knowledge of Parent, no stock or securities of the Target will be issued for any indebtedness owed to any Target stockholder in connection with the Merger.

        (bb) No stock of Merger Sub will be issued in connection with the Merger.

        (cc) Rights received by the Parent stockholders pursuant to Parent's [Poison Pill Agreement] are not separately tradeable, are contingent, are non-exercisable, are subject to redemption if they become exercisable, and have no ascertainable fair market value.

        (dd) The undersigned officer is authorized to make all of the certifications and representations set forth herein.


                                  ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE MERGER

    6.1 Conduct of Business by Target Pending the Merger. From the date hereof until the Effective Time, except as Parent otherwise agrees in writing, as set forth in the Target Disclosure Schedule, or as otherwise contemplated by this Agreement, Target shall conduct its business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Parent's written consent (which consent shall not be unreasonably withheld):

        (a) Target shall not adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

        (b) Target shall not (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target (except for accumulated dividends on the Target D Preferred Shares) or (ii) except as contemplated in Article III or Section 7.21, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in Target;

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

        (c) Target shall not merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $1,000,000, or enter a new line of business or commence business operations in any country in which Target is not operating as of the date hereof;

        (d) Except as set forth in Section 6.1(d) of the Target Disclosure Schedule, Target shall not sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties with an aggregate fair market value exceeding $1,000,000 (other than sales of Hydrocarbons in the ordinary course of business);

        (e) Target shall not settle any material Audit, make or change any material Tax election or file any material amended Tax Return except as set forth in Section 4.9 of the Target Disclosure Schedule;

        (f) Except as otherwise permitted by this Agreement, Target shall not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target SEC Reports filed and publicly available prior to the date hereof or the Target Disclosure Schedule), enter into any amendment of any term of any outstanding security of Target, incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements (except as set forth in Section 6.1(f) of the Target Disclosure Schedule), fail to make any required contribution to any Target Benefit Plan, increase compensation, bonus (except for compensation or bonuses as set forth in Section 6.1(f) of the Target Disclosure Schedule) or other benefits payable to (except for payments pursuant to 401(k) plans), or modify or amend any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

        (g) Target shall not change any method of accounting or accounting practice by Target except for any such change required by GAAP;

        (h) Target shall not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

        (i) Target shall not amend or otherwise change the terms of the Target Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Target;

        (j) Except as set forth in Section 6.1(j) of the Target Disclosure Schedule, Target shall not become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $1,000,000 unless the operation is a currently existing obligation of Target or necessary to extend, preserve or maintain an Oil and Gas Interest;

        (k) Target shall timely meet its royalty payment obligations in connection with its oil and gas leases.

        (l) Target shall not (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Target's current policies or
    (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

        (m) Target shall not (i) adopt, amend (other than amendments that reduce the amounts payable by Target, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Target that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder,
    (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code,
    (iii) terminate any Target Benefit Plan in a manner, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;

        (n) Target shall not (i) approve an increase in salary for any Target Employees or (ii) without Parent's prior written consent (which consent shall not be unreasonably withheld), terminate any Target Employee entitled to any severance payment upon such termination;

        (o) Target shall not organize or acquire any Person that could become a Subsidiary;

        (p) Target shall not enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $1,000,000, other than pursuant to agreements or commitments existing on the date hereof; and

        (q) Target shall not agree or commit to do any of the foregoing.

    6.2 Conduct of Business by Parent Pending the Merger. From the date hereof until the Effective Time, except as Target otherwise agrees in writing, as set forth in the Parent Disclosure Schedule, or as otherwise contemplated by this Agreement, Parent shall conduct its business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Target's written consent (which consent shall not be unreasonably withheld):

        (a) Parent shall not adopt or propose any change to its certificate of incorporation or bylaws that would alter the terms of the Parent Common Shares;

        (b) Except as set forth in Section 6.2(b) to the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to
    (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent or its subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries, (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, other than intercompany acquisitions of stock, or (iii) provide any funds to Target, directly or indirectly, for Target to redeem the Target Series D Preferred Shares, or for Target to repay debt incurred to redeem such shares;

        (c) Parent shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $5,000,000, or enter a new line of business or commence business operations in any country in which Parent is not operating as of the date hereof;

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

        (d) Except as set forth in Section 6.2(d) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Parent and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $5,000,000 (other than sales of Hydrocarbons in the ordinary course of business);

        (e) Except as otherwise permitted by this Agreement, Parent shall not
    (i) issue equity securities for consideration in excess of $5,000,000 in the aggregate, or (ii) incur any indebtedness except trade debt in the ordinary course of business, debt pursuant to existing credit facilities or arrangements, debt incurred to pay the Cash Consideration and the Preferred Stock Merger Consideration, and other debt, which other debt shall not exceed $5,000,000 in the aggregate;

        (f) Parent shall not change any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by GAAP;

        (g) Parent shall not amend or otherwise change the terms of the Parent Engagement Letter, except to the extent that any such amendment or change would result in terms more favorable to Parent;

        (h) Parent shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization;

        (i) Except as set forth in Section 6.2(i) of the Parent Disclosure Schedule, Parent shall not become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $5,000,000 unless the operation is a currently existing obligation of Parent or necessary to extend, preserve or maintain an Oil and Gas Interest;

        (j) Parent shall not (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Parent's current policies or
    (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

        (k) Parent shall not (i) adopt, amend (other than the adoption of the Parent Incentive Plan (as defined), and amendments that reduce the amounts payable by Parent, or amendments required by law to preserve the qualified status of a Parent Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (ii) engage in any transaction (either acting alone or in conjunction with any Parent Benefit Plan or trust created thereunder) in connection with which Parent could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Parent Benefit Plan in a manner, or take any other action with respect to any Parent Benefit Plan, that could result in the liability of Parent to any person, (iv) take any action that could adversely affect the qualification of any Parent Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Parent Benefit Plan, any agreement relating thereto or applicable law, Parent is required to pay as contributions thereto or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Parent Benefit Plan; provided, however, that Parent may issue stock options, stock appreciation rights, and bonuses in the ordinary course of business;

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

        (l) Parent shall not enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $5,000,000, other than pursuant to agreements or commitments existing on the date hereof; and

        (m) Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

    7.1 Access and Information. The parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreements dated January 10, 2003 and January 20, 2003 between Parent and Target (the "Confidentiality Agreements") shall survive the execution and delivery of this Agreement.

    7.2 Acquisition Proposals.

    From the date hereof until the termination of this Agreement, Target shall not, and shall cause its officers, directors, employees or other agents not to, directly or indirectly, (a) take any action to solicit, initiate or encourage any Target Acquisition Proposal or (b) engage in discussions or negotiations with, or disclose any nonpublic information relating to Target or afford access to its books or records to any Person that may be considering making, or has made, a Target Acquisition Proposal. Nothing contained in this Section 7.2 shall prohibit Target and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, or (ii) prior to obtaining the Target Stockholders' Approval, furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Target Acquisition Proposal if, and only to the extent that (with respect to this Section 7.2 F only):

        (A) such unsolicited bona fide proposal relating to a Target Acquisition Proposal is made by a third party that Target's Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial and legal capability to consummate, such Target Acquisition Proposal,

        (B) Target's Board of Directors determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Target Acquisition Proposal is a Target Superior Proposal,

        (C) contemporaneously with furnishing such information to, or entering into discussions with, such Person, Target enters into a customary confidentiality agreement with such Person,

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

        (D) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Target provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person,

        (E) such Target Acquisition Proposal is not subject to any financing contingencies, and

        (F) Target uses all reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Parent pursuant to this clause
    (G), which confidentiality agreement shall be subject to Parent's disclosure obligations arising under applicable law or securities exchange regulations.

    The term "Target Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, acquisition, consolidation or other business combination directly or indirectly involving Target or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Target, other than the Transactions.

    7.3 Directors' and Officers' Indemnification and Insurance.

    (a) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Target and its Subsidiaries (each an "Indemnified Party"), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a "proceeding") against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Indemnified Party because the Indemnified Party is or was a director or officer of Target or any of its Subsidiaries pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the "Indemnified Liabilities") to the full extent permitted under Delaware law or the Surviving Corporation's certificate of incorporation and bylaws. If an Indemnified Party makes or asserts any claim for Indemnified Liabilities, any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Corporation (if selected after the Effective Time).

    (b) The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the DGCL, subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Surviving Corporation.

    (c) The Surviving Corporation shall maintain Target's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of at least six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that the Surviving

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

Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

    7.4 Further Assurances. Each party shall use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

    7.5 Expenses.

    (a) Except as provided in Sections 10.2(b) and 7.17, each party shall bear solely and entirely, all Expenses (as defined below) that they incur; provided, however, that if this Agreement is terminated for any reason, then the allocable share of the Parent Parties and Target for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, and Proxy/Prospectus shall be allocated one-half each.

    (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy/Prospectus, the solicitation of stockholder approvals, and all other matters related to the consummation of the Transactions (subject to reasonable documentation).

    7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

    7.7 Publicity. Neither Target, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

    7.8 Additional Actions. Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Stockholders' Approval and the Parent Share Issuance Approval.

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

    7.9 Filings. Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

    7.10 Consents. Each of Parent and Target shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

    7.11 Employee Matters; Benefit Plans.

    (a) On or prior to the Effective Time, Target shall pay the severance pay as indicated on the Severance Package Table to the Target Employees.

    (b) Notwithstanding Section 7.11(a), Target shall not pay such severance pay to any Target Employee (other than a Contract Employee) to whom severance pay would not be payable under the Target Severance Policy.

    (c) With respect to any Target Employee who is not paid severance pay on or prior to the Effective Time, all the terms and provisions of the Severance Policy and the Contract Employees' employment agreements shall continue in full force and effect.

    7.12 Parent Board of Directors. Prior to the mailing to stockholders of the Proxy/Prospectus, (i) the nominating committee of Target's Board of Directors shall select two individuals reasonably acceptable to Parent (the "Director Nominees") for nomination as directors of Parent. Parent shall use its best efforts to cause the Director Nominees to be elected as members of Parent's Board of Directors by Parent's existing Board of Directors simultaneous with Closing, subject to applicable law. Each Director Nominee shall serve as a director for a term expiring at Parent's next annual meeting of stockholders following the Effective Time and until his successor is elected and qualified, provided that Parent shall use its best efforts to cause its Board to re-nominate him as a director for election at the following annual meeting at the discretion of Parent's Board of Directors. If at any time prior to the Effective Time, any Director Nominee shall be unable or elects not to serve as a director at the Effective Time, then Target's Board of Directors shall nominate another individual who is reasonably acceptable to Parent. Parent shall take such action, including amending its bylaws, as required to cause the number of directors constituting Parent's Board of Directors immediately after the Effective Time to be increased from four to six members (as applicable).

    7.13 Stockholders' Meetings.

    (a) Target shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Target Special Meeting") for the purpose of securing the Target Stockholders' Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Target Board of Directors that its stockholders approve this Agreement, and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Target Stockholders' Approval, and
(iv) cooperate and consult with Parent with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(a) shall prohibit the Target Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Target stockholders hereunder if such Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for Target's Board of Directors to comply with its fiduciary duties under applicable law.

    (b) Parent shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders

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

(the "Parent Special Meeting") for the purpose of (A) securing the Parent Share Issuance Approval and (B) securing the approval by the holders of a majority of the Parent Common Shares represented in person or by proxy and voting with respect thereto of the Parent 2003 Incentive Plan having the terms contemplated by Exhibit 7.13(b) (the "Parent Incentive Plan" and, together with the Parent Share Issuance Approval, the "Parent Stockholders' Approval"), (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy/Prospectus shall contain the recommendation of the Parent Board of Directors that its stockholders approve this Agreement, (iii) use all reasonable efforts to solicit from its stockholders proxies to secure the Parent Stockholders' Approval, and (iv) cooperate and consult with Target with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.13(b) shall prohibit the Parent Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Parent stockholders hereunder if Parent's Board of Directors, after consultation with and in consultation with independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

    (c) If a Target Superior Proposal is received and Target accepts such Target Superior Proposal and thereby terminates this Agreement under Section 10.1(h), then, unless Parent terminates this Agreement under Section 10.1(h), prior to the termination of this Agreement taking effect under Section 10.1(h), Target shall be obligated to comply with Section 7.13(a) and the other terms of this Agreement, including by holding the Target Special Meeting. If the Target Stockholders' Approval is not secured at such meeting, then at such time this Agreement shall be deemed to be terminated by Target under Section 10.1(h), Target shall pay to Parent the Termination Fee and the Expenses of Target up to the Expense Cap as provided in Section 10.2. Target acknowledges and agrees that Parent would be damaged irreparably if any provision of this Section 7.13(c) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, Target agrees that Parent will be entitled to an injunction or injunctions to prevent breaches of this Section 7.13(c) and to enforce specifically this Agreement and its terms and provisions in any action or proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which Parent may be entitled, at law or in equity.

    7.14 Preparation of the Proxy/Prospectus and Registration Statement.

    (a) Parent and Target shall promptly prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will use all reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus. At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent shall have provided to Target a copy of the Registration Statement containing the Proxy/Prospectus at least ten days prior to any filing thereof and any supplement or amendment at least two days prior to any filing thereof. Subject to the foregoing sentence, Parent and Target shall jointly determine the date that the Registration Statement is filed with the SEC. Parent and Target shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, Parent and Target shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. Parent shall advise Target and Target shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (b) Following receipt by PricewaterhouseCoopers LLP, Parent's independent auditors, of an appropriate request from Target pursuant to SAS No. 72, Parent shall use all reasonable efforts to cause to be delivered to Target a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

    (c) Following receipt by KPMG LLP, Target's independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, Target shall use all reasonable efforts to cause to be delivered to Parent a letter of KPMG LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus.

    7.15 Stock Exchange Listing. Parent shall use all reasonable efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the New York Stock Exchange at or prior to the Effective Time, subject to official notice of issuance.

    7.16 Notice of Certain Events. Each party shall promptly as reasonably practicable notify the other parties of:

        (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

        (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

        (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12, or which relate to the consummation of the Transactions;

        (d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

        (e) any Target Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

    7.17 Site Inspections. Subject to compliance with applicable law, from the date hereof until the Effective Time, each party may undertake (at that party's sole cost and expense) an environmental and operational assessment or assessments (an "Assessment") of the other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "Inspecting Party") shall confer with the party whose operations, business or property is the subject of such Assessment (the "Inspected Party") regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment.

    7.18 Affiliate Agreements; Tax Treatment.

    (a) Target shall identify in a letter to Parent all Persons who are, on the date hereof, "affiliates" of Target, as such term is used in Rule 145 under the Securities Act. Target shall use all reasonable efforts to cause its respective affiliates to deliver to Parent not later than 10 days prior to the date of the Parent Special Meeting, a written agreement substantially in the form attached as Exhibit 7.18, and shall use all reasonable efforts to cause Persons who become "affiliates" after such date but prior to the Closing Date to execute and deliver agreements at least 5 days prior to the Closing Date.

    (b) Each party shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

    7.19 Stockholder Litigation. Each of Parent and Target shall give the other the reasonable opportunity to participate in the defense of any litigation against Parent or Target, as applicable, and its directors relating to the Transactions.

    7.20 Certain Parent Board Approvals. Parent shall use its best efforts to cause its Board of Directors prior to the Effective Time to approve in the form required by Rule 16b-3 under the Exchange Act certain acquisitions of Parent Common Shares pursuant to the Merger, as directed by Target and in form reasonably acceptable to Target.

    7.21 Optional Redemption or Liquidation of Target D Preferred
Shares. Target may take any and all actions necessary to redeem or liquidate the Target D Preferred Shares effective after the Record Date for the Target Special Meeting and on or prior to the Effective Time for an amount equal to the Preferred Stock Conversion Consideration, except that dividends shall only be paid through the date of redemption.

    7.22 Registration Rights Agreement. Parent and Target agree to use their reasonable best efforts to cause the parties to the Registration Rights Agreement, dated as of August 27, 1999, as amended on October 19, 1999, by and among Middle Bay Oil Company, Inc. and the parties listed on Schedule 1 thereto, to be amended such that no parties thereto will have registration rights with respect to their Parent Common Shares after the Effective Time if the Parent Common Shares they receive in the Merger may be transferred either
(a) in one 90-day period under Rule 144 under the Securities Act, or (b) in a transaction exempt from registration under the Securities Act because such parties have received Parent Common Shares in a registered transaction under the Proxy/Prospectus.

                                 ARTICLE VIII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

    8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) The Target Stockholders' Approval and the Parent Share Issuance Approval must have been obtained.

        (b) No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

        (c) The Registration Statement must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

        (d) Each of Target and Parent must have obtained all material permits, authorizations, consents, or approvals required to consummate the Transactions.

        (e) The Parent Common Shares to be issued in the Merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

        (f) Parent must have received a supplemental ruling from the Internal Revenue Service or a tax opinion reasonably acceptable to Plains Resources Inc. from counsel to Parent to the effect that the Transactions would not adversely affect the tax treatment of the spin-off of Parent from Plains Resources Inc. under Section 355 of the Code as ruled by the Internal Revenue Service in its private letter rulings to Plains Resources Inc. dated November 5, 2002 and May 22, 2002; provided, however, that if counsel to Parent shall not render such opinion, this condition shall nonetheless be deemed satisfied if other nationally-recognized counsel shall render such opinion to Parent.

    8.2 Conditions to the Obligations of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Target must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Target contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Target Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Parent must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Target as to the satisfaction of this condition.

        (b) From the date hereof through the Effective Time, there must not have occurred any change in the financial condition, business, operations or prospects of Target, that would constitute a Target Material Adverse Effect.

        (c) Target must have delivered to its counsel, Parent and Parent's counsel a certificate signed on behalf of Target by a duly authorized officer of Target certifying the representations set forth in the form of Target Tax Certificate attached as Exhibit 8.2(c) (the "Target Tax Certificate").

        (d) Parent must have received an opinion from Akin Gump Strauss Hauer & Feld LLP prior to the effectiveness of the Registration Statement and also as of the Effective Time to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the Code, (ii) Parent and Target shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by Parent or Target because of the Merger; provided, however, that if counsel to Parent shall not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to Target shall render such opinion to Parent; provided further, that in rendering such opinion, such counsel may rely upon the Parent Tax Certificate and the Target Tax Certificate.

        (e) Each consent, waiver and approval set forth in Section 4.4(c) of the Target Disclosure Schedule must have been obtained, and Target must have provided Parent with copies thereof.

    8.3 Conditions to the Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Parent must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Parent Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Target must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent as to the satisfaction of this condition.

        (b) From the date hereof through the Effective Time, there must not have occurred any change in the financial condition, business, operations or prospects of Parent that would constitute a Parent Material Adverse Effect.

        (c) Parent must have delivered to its counsel, Target and Target's counsel a certificate signed on behalf of Parent by a duly authorized officer of Parent certifying the representations set forth in the form of Parent Tax Certificate attached as Exhibit 8.3(c) (the "Parent Tax Certificate").

        (d) Target must have received an opinion from Thompson & Knight, LLP prior to the effectiveness of the Registration Statement and also as of the Effective Time to the effect that (i) the Merger constitutes a reorganization under Section 368(a) of the Code, (ii) Target and Parent shall each be a party to that reorganization, and (iii) no gain or loss shall be recognized by the Target stockholders upon the receipt of Parent Common Shares in exchange for Target Common Shares pursuant to the Merger except with respect to the Cash Consideration, the Series D Preferred Stock Merger Consideration and any cash received in lieu of fractional share interests; provided, however, that if counsel to Target shall not render such opinion, this condition shall nonetheless be deemed satisfied if counsel to Parent shall render such opinion to Target; provided further, that in rendering such opinion, such counsel may rely upon the Parent Tax Certificate and the Target Tax Certificate.

                                  ARTICLE IX

                                   SURVIVAL

    9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

    9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

    10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Target or Parent:

        (a) by the mutual written consent of Parent and Target;

        (b) by either Parent or Target if the Effective Time has not occurred on or before August 31, 2003 (the "Termination Date"), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

        (c) by Target if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Parent of notice of such breach;

        (d) by Parent, if there has been a material breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Target of notice of such breach (a "Target Breach");

        (e) by either Target or Parent, if any applicable law, rule or regulation that makes consummation of the Merger illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable;

        (f) by either Target or Parent, if either of the stockholder approvals referred to in Section 7.13 is not obtained because of the failure to obtain the Target Stockholders Approval or the Parent Share Issuance Approval upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

        (g) by Parent, if (i) Target's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or resolves to do any of the foregoing or Target's Board of Directors recommends to Target's stockholders any Target Acquisition Proposal or resolves to do so; (ii) a tender offer or exchange offer for outstanding shares of Target's capital stock then representing 30% or more of the combined power to vote generally for the election of directors is commenced, and Target's Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Target shall have breached any of its obligations under Section 7.2; or

        (h) by Parent, or, subject to Section 7.13(c), Target, if Target accepts a Target Superior Proposal. For this Agreement, "Target Superior Proposal" means bona fide written Target Acquisition Proposal that (i) Target's Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Target Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Target Acquisition Proposal, and Target's Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Target Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Target Common Shares than the Transactions; provided, however, that Target may not terminate this Agreement under this Section 10.1(h) unless it pays the Termination Fee plus Parent's Expenses up to the Expense Cap and has used all reasonable efforts to provide Parent with five business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Target Acquisition Proposal; provided further, during such five (5) day period, Target shall and shall direct its respective financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would result, in the opinion of Target's Board of Directors, after consultation with its financial advisors and outside legal counsel, in a revised Parent proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of Target Common Stock as the Target Superior Proposal.

        (i) by Parent, if the Market Price is less than the Minimum Market
    Price.

    10.2 Effect of Termination.

    (a) If this Agreement is terminated and the Merger is abandoned under this
Article X, all obligations of the parties shall terminate, except the parties' obligations pursuant to this Section 10.2 and except for Sections 7.5, 7.7, 9.1, 9.2, 11.2, 11.6, 11.7, 11.8, 11.9 and the last two sentences of Section
7.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

    (b) Termination by Parent.

        (i) If (x) a Target Acquisition Proposal shall have been made or shall have otherwise become publicly known or any Person (other than Parent or any of its affiliates) shall have publicly announced an intention (whether or not conditional) to make a Target Acquisition Proposal, (y) this Agreement is terminated by Parent under Section 10.1(f) (failure to obtain the Target Stockholder's Approval), Section 10.1(b) (Effective Time has not occurred on or prior to Termination Date) or Section 10.1(d) (Target Breach), and (z) in each case, within twelve months after such termination of this Agreement:

            (A) a transaction is consummated, which transaction, if offered or proposed, would constitute a Target Acquisition Proposal,

            (B) a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would if consummated constitute a Target Acquisition Proposal is entered into or

            (C) (X) any Person acquires beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Target then representing 50% or more of the combined power to vote generally for the election of directors, and (Y) Target's Board of Directors has taken any action for the benefit of such person, that facilitates the acquisition by such person or group of such beneficial ownership, then Target shall promptly (and no later than one business day after the first to occur of any of clauses (A)-(C) above) pay to Parent a termination fee of $9.0 million (the "Termination Fee"), plus Parent's Expenses up to $1.0 million (the "Expense Cap").

        (ii) If (x) Parent terminates this Agreement under Section 10.1(g) (change of recommendation; recommendation of Target Acquisition Proposal; failure to reject; breach of Sections 7.2 or (y) Target or Parent terminates this Agreement pursuant to Section 10.1(h) (Target Superior Proposal), Target shall promptly (and in any event no later than one business day after such termination) pay to Parent the Termination Fee plus Parent's Expenses up to the Expense Cap.

                                  ARTICLE XI

                                 MISCELLANEOUS

    11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

    To Parent:

        Plains Exploration & Production Company
        500 Dallas Street, Suite 700
        Houston, Texas 77002-4804
        Attention: James C. Flores
        Telephone: (713) 739-6700
        Facsimile: (713) 654-1523

    With a copy (which shall not constitute notice) to:

        Akin Gump Strauss Hauer & Feld LLP
        1900 Pennzoil Place South Tower
        711 Louisiana Street
        Houston, Texas 77002
        Attention: Michael E. Dillard, P.C.
        Facsimile No.: (713) 236-0822

    To Target:

        3TEC Energy Corporation
        700 Milam, Suite 1100
        Houston, Texas 77002
        Attention: Floyd C. Wilson
        Telephone: (713) 821-7100
        Facsimile: (713) 821-7200

    With a copy (which shall not constitute notice) to:

        Hinkle Elkouri Law Firm L.L.C.
        301 N. Main, Suite 2000
        Wichita, Kansas 67202
        Attention: David S. Elkouri
        Telephone: (316) 660-6111
        Facsimile: (316) 660-6011

        and

        Thompson & Knight LLP
        333 Clay Street, Suite 3300
        Houston, Texas 77002
        Attention: Dallas Parker or Timothy T. Samson
        Facsimile: (713) 654-1871

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

    11.2 Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

    11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

    11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

    11.6 Entire Agreement. This Agreement, all documents contemplated herein or required hereby, and the Confidentiality Agreements represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

    11.7 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Delaware, without reference to rules relating to conflicts of law.

    11.8 Submission to Jurisdiction. Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

    11.9 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

    11.10 No Third Party Beneficiaries. Except as provided in Section 7.3, no Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

    11.11 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Target Disclosure Schedule and the Parent Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

    11.12 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Parent and Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Parent, or Target, as applicable, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Parent, or Target, as applicable.

    11.13 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may (a) extend the time for the performance of any of the obligations or acts of the other party;

    (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

    (c) subject to the proviso of Section 11.12 waive compliance with any of the agreements or conditions of the other party contained herein.

    Notwithstanding the foregoing, no failure or delay by Parent or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                           [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                              PLAINS EXPLORATION &
                                              PRODUCTION  COMPANY

                                              By:     /s/  James C. Flores
                                                  -----------------------------
                                             Name:  James C. Flores
                                             Title:    Chief Executive Officer

                                              PXP GULF COAST INC.

                                              By:     /s/  James C. Flores
                                                  -----------------------------
                                             Name:  James C. Flores
                                             Title:    Chief Executive Officer

                                              3TEC ENERGY CORPORATION

                                              By:     /s/  Floyd C. Wilson
                                                  -----------------------------
                                             Name:  Floyd C. Wilson
                                             Title:    Chief Executive Officer

                                                                        ANNEX B

                                                               February 2, 2003

Board of Directors
Plains Exploration & Production Company
500 Dallas Street
Suite 700
Houston, TX 77002

Members of the Board:

    We understand that Plains Exploration & Production Company ("Plains" or the "Company") intends to enter into a definitive agreement (the "Agreement") with 3TEC Energy Corporation ("3TEC") pursuant to which Plains will acquire 3TEC for a mix of cash and stock. Immediately upon the effectiveness of the Merger, each share of common stock of 3TEC will be converted into the right to receive $8.50 in cash, plus an amount of shares of common stock of the Company ("Company Common Stock") equal to the Exchange Ratio. For purposes of the Agreement, the "Exchange Ratio" is equal to 0.85, provided that if the Market Price (as defined in the Agreement) of the Company Common Stock is (a) greater than $12.35, then the Exchange Ratio shall be equal to the quotient of (A) $10.50 divided by (B) the Market Price, and (b) less than $7.65, then the Exchange Ratio shall equal to quotient of (A) $6.50 divided by (B) the Market Price (the "Proposed Transaction). The transaction will be structured as a Section 368(a) merger and will be tax-free to 3TEC shareholders who receive Company Common Stock in the transaction. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement between the Company and 3TEC.

    We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

    In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning 3TEC that we believe to be relevant to our analysis, including Annual Reports on Form 10-K for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2002, (3) financial and operating information with respect to the business, operations and prospects of 3TEC furnished to us by the Company and 3TEC including preliminary unaudited 2002 financial statements, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (5) certain estimates prepared by 3TEC of 3TEC's proved and non-proved reserves and future production, revenue, operating costs and capital investment ("3TEC Estimates"), (6) certain estimates of 3TEC's proved reserves prepared by Ryder Scott Company, 3TEC's third party reserve engineers ("Ryder Scott Estimates"), (7) a trading history of 3TEC's common stock from January 30, 2002 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of 3TEC with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and (10) an analysis of 3TEC's contributions to the Company on a pro forma basis, including its impact on pro forma earnings and cash flow per share. In addition, we have had discussions with the management of 3TEC concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of 3TEC that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of 3TEC and the 3TEC Estimates, upon advice of the Company and 3TEC we have assumed that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of 3TEC as to the future financial performance of 3TEC and that 3TEC will perform substantially in accordance with such projections and estimates. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of 3TEC and have not made or obtained any evaluations or appraisals of the assets or liabilities of 3TEC, other than the Ryder Scott Estimates. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

    We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive fees for our services which are contingent upon the delivery of the opinion and the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          LEHMAN BROTHERS

                                                                        ANNEX C


[Credit Suisse First Boston LLC Logo][Credit Suisse First Boston LLC Letterhead]

                               February 2, 2003

Board of Directors
3TEC Energy Corporation
700 Milam, Suite 1100
Houston, Texas 77002

Members of the Board:

    You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.02 per share ("3TEC Common Stock"), of 3TEC Energy Corporation (the "Company"), of the Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of February 2, 2003 (the "Merger Agreement"), among Plains Exploration & Production Company (the "Acquiror"), PXP Gulf Coast Inc., a wholly-owned subsidiary of Acquiror (the "Merger Sub") and the Company. The Merger Agreement provides for, among other things, the merger (the "Merger") of the Company with the Merger Sub pursuant to which each outstanding share of 3TEC Common Stock will be converted into the right to receive (i) $8.50 in cash (the "Cash Consideration") and (ii) 0.85 of a share of common stock, par value $0.01 per share ("Acquiror Common Stock"), of the Acquiror (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"); provided, however, that (A) if the average of the closing prices of shares of Acquiror Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the 20 consecutive trading days immediately preceding the third trading day before the closing date of the Merger (the "Average Market Price") is greater than $12.35, then the Stock Consideration shall be the number of shares of Acquiror Common Stock equal to the quotient obtained by dividing $10.50 by the Average Market Price, or (B) if the Average Market Price is less than $7.65, then the Stock Consideration shall be the number of shares of Acquiror Common Stock equal to the quotient obtained by dividing $6.50 by the Average Market Price; provided, further, that if the Average Market Price is below $6.25 (the "Minimum Market Price"), then, subject to the right of the Acquiror to terminate the Merger Agreement, the Stock Consideration shall be the number of shares of Acquiror Common Stock equal to the quotient obtained by dividing $6.50 by the Minimum Market Price and the Cash Consideration will include an additional amount equal to the product of (i) the Minimum Market Price minus the Average Market Price and (ii) the Stock Consideration calculated in accordance with this item (B).

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as the Merger Agreement and certain related agreements. We have also reviewed certain other information relating to the Company and the Acquiror, including certain financial forecasts, provided to or discussed with us by the Company and the Acquiror, respectively, certain oil and gas reserve reports (the "Reserve Reports") prepared for the Company and the Acquiror by Ryder Scott Company and Netherland, Sewell & Associates, Inc. (the "Petroleum Consultants") and have met with the Company's and the Acquiror's managements to discuss the business and prospects of the Company and the Acquiror. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to the Company and the Acquiror, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and

[Credit Suisse First Boston LLC Logo]


accurate in all material respects. With respect to the financial forecasts and the Reserve Reports, we have been advised, and have assumed, that such forecasts and the Reserve Reports have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the Acquiror's managements and the Petroleum Consultants as to the future financial performance and oil and gas reserves of the Company and the Acquiror, respectively. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals, other than the Reserve Reports. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of Acquiror Common Stock when issued pursuant to the Merger or the prices at which such Acquiror Common Stock will trade at any time. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof. Our opinion also does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company nor does it address the Company's underlying business decision to effect the Merger.

    We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates have in the past provided, and may in the future provide, certain investment banking and financial services to the Company and EnCap Investments, L.L.C. ("EnCap") and certain affiliates of EnCap unrelated to the Merger for which we have received, and expect to receive, compensation. In addition, certain funds affiliated or associated with Credit Suisse First Boston have a direct or indirect interest in EnCap and its affiliates. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company, the Acquiror and certain affiliates of EnCap for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON LLC

                                                                        ANNEX D

[Logo of Bear Stearns]

February 2, 2003

The Board of Directors
3TEC Energy Corporation
700 Milam, Suite 1100
Houston, TX 77002

Ladies and Gentlemen:

    We understand that 3TEC Energy Corporation ("3TEC") and Plains Exploration & Production Company ("Plains"), and PXP Gulf Coast Inc., a Delaware corporation and a wholly-owned subsidiary of Plains ("Merger Sub"), have entered into an Agreement and Plan of Merger dated February 2, 2003 (the "Merger Agreement"), pursuant to which (subject to an alternative transaction structure as specified in the Merger Agreement) 3TEC will be merged with and into Merger Sub (the "Merger" or "Transaction"). We further understand that, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.02 per share, of 3TEC ("3TEC Common Stock") will be converted into the right to receive (i) $8.50 in cash (the "Cash Consideration") and (ii) 0.85 of a share of common stock, par value $0.01 per share ("Plains Common Stock"), of Plains (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"); provided, however, that (A) if the average of the closing prices of shares of Plains Common Stock on the New York Stock Exchange, as reported in The Wall Street Journal, for the 20 consecutive trading days immediately preceding the third trading day before the closing date of the Merger (the "Market Price") is greater than $12.35, then the Stock Consideration shall be the number of shares of Plains Common Stock equal to the quotient obtained by dividing $10.50 by the Market Price, or (B) if the Market Price is less than $7.65, then the Stock Consideration shall be the number of shares of Plains Common Stock equal to the quotient obtained by dividing $6.50 by the Market Price; provided, however, that if the Market Price is below $6.25 (the "Minimum Market Price"), the Minimum Market Price will be used in the formula set forth in this item (B) instead of the Market Price and, subject to the Plains' right to terminate the Merger Agreement, the Merger Consideration will include an additional cash amount equal to the product of (i) the Minimum Market Price minus the Market Price and (ii) the number of shares of Plains Common Stock received by a holder of one share of 3TEC Common Stock pursuant to the formula set forth in this clause (B). You have provided us with a draft copy of the Merger Agreement. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

    You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of 3TEC Common Stock.

    In the course of performing our review and analyses for rendering this opinion, we have:

   .  reviewed the Merger Agreement;

   . reviewed 3TEC's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1999 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 and its Reports on Form 8-K and Registration Statement on Form S-3 for the three years ended the date hereof;

3TEC Energy Corporation
February 2, 2003
Page 2

   . reviewed certain operating and financial information, including projections through the years ended December 31, 2004, provided to us by management relating to 3TEC's business and prospects;

   . met with certain members of 3TEC's senior management to discuss 3TEC's business, operations, historical and projected financial results and future prospects;

   . reviewed Plains' (and Plains Resources Inc., which distributed shares of Plains to its shareholders on December 18, 2002, where applicable) Annual Reports on Form 10-K for the years ended December 31, 1999 through 2001, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002 and its Reports on Form 8-K and Registration Statement on Form S-3 for the three years ended the date hereof;

   . reviewed certain operating and financial information, including projections through the year ended December 31, 2003, provided to us by management relating to Plains' business and prospects;

   . met with certain members of Plains' senior management to discuss Plains' business, operations, historical and projected financial results and future prospects;

   . reviewed third party reserve engineering reports, including estimates and assumptions regarding the proved reserves of 3TEC and Plains prepared as of December 31, 2002, as supplied to us by 3TEC and Plains, respectively;

   . reviewed the historical prices, trading multiples and trading volumes of the common shares of 3TEC and Plains;

   . reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to 3TEC and Plains, as appropriate;

   . reviewed the terms of recent transactions involving companies and assets which we deemed generally comparable to 3TEC and the Transaction;

   . performed discounted cash flow analyses based on the projections and third party reserve report for 3TEC furnished to us;

   . reviewed the pro forma financial results, financial condition and capitalization of Plains giving effect to the Transaction and

   . conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

    We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the projections and reserve engineering reports provided to us by 3TEC and Plains. With respect to 3TEC's and Plains' projected financial results and estimates and assumptions underlying the reserve engineering reports, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of 3TEC and Plains as to the expected future performance of 3TEC and Plains, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections and reserve engineering reports provided to us, and we have further relied upon the assurances of the senior managements of 3TEC and Plains that they are unaware of any facts that would make the information, projections and reserve engineering reports provided to us incomplete or misleading.

3TEC Energy Corporation
February 2, 2003
Page 3

    In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of 3TEC and Plains, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with 3TEC, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Plains.

    We do not express any opinion as to the price or range of prices at which the shares of common stock of 3TEC and Plains may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of common stock of Plains may trade subsequent to the consummation of the Transaction.

    We have acted as a financial advisor to 3TEC in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by 3TEC to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of 3TEC and/or Plains for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of 3TEC and does not constitute a recommendation to the Board of Directors of 3TEC or any holders of 3TEC common stock as to how to vote in connection with the Transaction This opinion does not address 3TEC's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for 3TEC or the effects of any other transaction in which 3TEC might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement / prospectus to be distributed to the holders of 3TEC common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

    Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of 3TEC Common Stock.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                                  /s/ STEPHEN M. STRATY
                                          By:
                                            -----------------------------------
                                                  Senior Managing Director

                                                                        Annex E

Section 262 of the Delaware General Corporation Law

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or
(S) 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
    (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to (S) 228 or
    (S) 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                        ANNEX F

                   PLAINS EXPLORATION AND PRODUCTION COMPANY
                                 (the Company)

                        CHARTER OF THE AUDIT COMMITTEE

Mission Statement

    The Audit Committee ("Committee") shall assist the Board of Directors of the Company ("Board") in fulfilling its oversight responsibilities regarding financial reports and financial controls of the Company. In discharging that role, the Committee shall review the Company's financial reporting process, its system of internal controls regarding accounting, legal compliance and ethics that management or the Board, as the case may be, have established and the internal and external audit processes of the Company. The Committee will endeavor to maintain effective working relationships with the Board, management, and the internal and external auditors. Each Committee member will maintain an understanding of the requirements of membership which are necessary to meet and fulfill Committee responsibilities.

Organization

The Board shall arrange that:

1. The Committee shall be comprised of at least three members of the Board, each of whom must meet the independence criteria set forth in the Company's Corporate Governance Standards for the Board of Directors at all times during his or her tenure on the Committee. All members should possess, at a minimum, basic financial literacy, as such qualification is interpreted by the Board, or acquire such literacy within a reasonable period of time from joining the Committee. At the present time, the Board interprets "financial literacy" to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business.

2. One member of the Committee shall be a financial expert who shall have, through education and experience as a public accountant or auditor or a principal financial officer, comptroller or principal accounting officer (or other position involving the performance of similar functions) of a public reporting company:

   . an understanding of generally accepted accounting principles and financial statements;

   . experience in: (a) the preparation of or auditing of financial statements of a generally comparable public reporting company; and (b) the application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves;

   .  experience with internal accounting controls;

   .  an understanding of the audit committee function; and

   . such other experience as may be required to meet any additional requirements promulgated by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

3. No member of the Committee may: (a) accept, other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board, any consulting, advisory or other compensatory fee from the Company; or (b) be an affiliated person/1 /of the Company or any of its subsidiaries.

4. No director shall be appointed to the Committee who is currently serving on the audit committees of three or more other public companies unless the Board determines that such simultaneous service would not impair the ability of such member to serve on the Committee and such determination is disclosed in the Company's annual proxy statement.

5. The members of the Committee shall be designated by the Board at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is designated by the Board, the members of the Committee may designate a Chairman by majority vote of the Committee membership. The Chair shall be available, capable, qualified and competent in dealing with financial and related issues.

6. Committee meetings shall be held not less than quarterly, usually in conjunction with the Company's regular quarterly Board meetings. The Committee may choose to meet more frequently, if needed.

Roles and Responsibilities

    The Committee's responsibility is oversight, and it and the Board recognize that the Company's management is responsible for preparing the Company's financial statements. Additionally, the Committee recognizes that financial management, the internal audit staff, and the external auditors, have more knowledge and more detailed information about the Company than do the members of the Committee. Consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification of the financial statements prepared by management or the audit work performed by the internal or external auditors.

    In this regard, the following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under any particular set of circumstances.

Financial Reporting

The Committee shall:

1. review with management and the external auditors any financial statement issues and the results of the audit;

2. review management's disposition of proposed significant audit adjustments as identified by the external auditors;

3. inquire into the fairness of the statements and disclosures by requesting explanations from management and from the internal and external auditors on whether:

   .  generally accepted accounting principles have been consistently applied
--------
/1/ To be defined by the Securities and Exchange Commission; however, compliance with the independence requirements of the New York Stock Exchange should satisfy this requirement.

   .  there are any significant or unusual events or transactions

   .  the Company's financial and operating controls are functioning effectively

   . the Company's financial statements contain adequate and appropriate disclosures

4. review with the external auditors their views as to the quality of the Company's accounting principles and financial reporting practices;

5. review and discuss with management and the external auditors the Company's annual audited financial statements and recommend to the Board the inclusion of the Company's audited financial statements in its Annual Report on Form 10-K;

6. prior to the Company's filing of each Form 10-Q, review and discuss with management and the external auditors the content of such filing, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

7. discuss with the external auditors the matters required to be brought to the Committee's attention by Statement on Auditing Standards No. 61, as well as other matters that should be communicated to the Committee by the external auditors; and

8. discuss with management, prior to their dissemination, earnings, press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

  Internal Control

The Committee shall:

1. review with management, as well as internal and external auditors, the Company's business risk management process, including the adequacy of the Company's overall control environment and controls in selected areas representing significant financial and business risk;

2. require that the internal and external auditors and management keep the Committee informed about any significant fraud, illegal acts, or deficiencies in internal control, and similar significant matters;

3. create an opportunity that significant findings and recommendations made by the internal and external auditors can be received and discussed on a timely basis;

4. gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management; and

5. inquire as to the extent to which internal and external auditors review computer systems and applications and the security of such systems and applications.

  Internal Audit

1. The Committee shall review as often as it deems necessary but at least annually:

   . the annual audit plan, activities and organizational structure of the internal audit function;

   . the qualifications of the internal audit function and, when necessary, participate in the appointment, replacement, reassignment, or dismissal of the Director of Internal Audit; and

   .  the effectiveness of the internal audit function.

2. The Committee shall also review periodically as it deems appropriate the reports prepared by the internal audit staff and management's responses to such reports.

External Audit

1.  The Committee shall review:

   .  the external auditors' proposed audit scope and approach; and

   .  the performance of the external auditors.

2. The Committee shall have the direct responsibility for and the sole authority to engage, compensate, oversee and terminate the Company's external auditors (subject, where applicable, to shareholder ratification), including the resolution of any disagreements between management and the Company's external auditors regarding financial reporting. The Company shall provide appropriate funding (as determined by the Committee) for payment of compensation to the Company's external auditors.

3. The Committee, or members of the Committee delegated such authority by the Committee, must approve in advance any non-audit services performed by the Company's external auditors, including tax services. Notwithstanding the foregoing, the Company's external auditors may not provide the following services to the Company:

    bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible. Any non-audit service approved by the Committee and performed by the Company's external auditors must be disclosed to investors in the Company's reports on Form 10-K and Form 10-Q.

4. The lead (or coordinating) audit partner and the audit review partner associated with the Company's external auditors must be changed at least every five years.

5. The Committee cannot engage external auditors to perform audit services for the Company if the Company's Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any person in an equivalent position was employed by such external auditors within one year preceding the initiation of the audit.

6. The Committee shall, at least annually, use its best efforts to obtain and review a report from the external auditors addressing: (a) the auditors internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors; (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors and any steps taken to deal with such issues; and (d) the independence of the external auditors, including a discussion of any relationships or services that may impact their objectivity and independence.

Other Responsibilities

The Committee shall:

1. meet at least quarterly, with the external auditors, Director of Internal Audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately;

2. update the Board about Committee activities and make appropriate recommendations, as often as the Board deems appropriate;

3. annually review and assess the continuing adequacy of this Charter and the performance of the members of the Committee and, if appropriate, recommend changes for the approval of the Board;

4. prepare a report to shareholders to be included in the Company's proxy statements as required by the Securities and Exchange Commission;

5. perform any other activities consistent with this Charter, the Company's Code of By-laws and governing law, as the Committee or the Board deems necessary, appropriate or desirable;

6. as appropriate, obtain advice and assistance from outside legal, accounting or other advisors without the necessity for prior authorization by the Board; and

7. establish policies for the hiring by the Company of present or former employees of the Company's external auditors.

Ethical and Legal Compliance

The Committee shall:

1. review and assess at least annually the Company's Code of Business Conduct and Ethics (the "Policy Statement"), recommend changes in the Policy Statement as conditions warrant and confirm that management has established a system to monitor compliance with the Policy Statement by officers and relevant employees of the Company;

2. review management's monitoring of the Company's compliance with the Policy Statement, and confirm that management has a review system in place to maximize the likelihood that the Company's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements;

3. review, with the Company's counsel, legal compliance matters including corporate securities trading policies;

4. review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements; and

5. the Committee shall establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

General Limitations

    The Board recognizes that the members of the Committee will discharge the foregoing oversight responsibilities by evaluating: (a) reports given to them;
(b) presentations made to the them; and (c) other significant financial reporting decisions which are reported to them by management, internal auditors and external auditors. Within the bounds of sound business judgment and assessment, and to the extent permitted by the Delaware General Corporation Law, each member of the Committee shall be entitled to rely on the integrity of the individuals and organizations from whom they receive such information. In discharging his or her duties as a member of the Committee, each member is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, that is prepared and presented by either: (a) one or more officers or employees of the Company who the member reasonably believes to be reliable and competent in the matters presented; or (b) legal counsel, external independent auditors or other persons as to the matters the member reasonably believes are within the person's professional or expert competence. The Committee may also retain independent counsel, accountants or others, as it deems appropriate. Furthermore, in fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not hold themselves out to be, accountants or auditors by profession or experts in the fields of accounting or auditing.

                                                                        Annex G

                   PLAINS EXPLORATION AND PRODUCTION COMPANY
                                (the "Company")

                        CORPORATE GOVERNANCE GUIDELINES
                                      FOR
                              BOARD OF DIRECTORS

    The following corporate governance guidelines established by the Board of Directors provide a structure within which directors and management can effectively pursue the Company's objectives for the benefit of its stockholders and other constituencies. The Company's business and affairs are managed under the direction of the Board, but the conduct of the Company's business has been delegated by the Board to the Company's senior management team.

    1. The Board will consider all major decisions of the Company. The Board has, however, established the following standing Committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Each standing Committee has a specific charter that has been approved by the Board. The charters of the Committees may at any time be modified or amended by the Board, subject to any applicable disclosure or other requirements of the Securities Exchange Act of 1934, as amended, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange. Each of these Committees is to operate in accordance with its charter and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Board may establish such other committees as it deems appropriate and delegate to those committees such authority as the Board sees fit and is permitted under applicable law and the Company's Second Certificate of Incorporation and Bylaws.

    2. The Board believes that a majority of its members are independent, as determined under existing standards. Within two years following the approval by the Securities and Exchange Commission of the independence requirements for directors that have been proposed by the New York Stock Exchange, at least a majority of the directors of the Company shall be independent, as determined pursuant to numbered paragraph 3 below.

    3. The Board must affirmatively determine annually, based on a consideration of all relevant facts and circumstances, whether each director has any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that interferes with a director's exercise of his or her independent judgment from management and the Company. If a director has such a relationship, he or she cannot be considered independent. In assessing the materiality of a director's relationship with the Company and each director's independence, the Board shall consider the issue of materiality not only from the standpoint of the director but also from that of the persons or organizations with which the director has an affiliation. Material relationships can include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In assessing a director's independence, the Board shall also consider the director's ownership, or affiliation with the owner, of a significant amount of voting securities of the Company. The basis for the Board's determination that a relationship is not material shall be disclosed in the Company's annual proxy statement. In this regard, the Board may adopt and disclose categorical standards to assist it in making determinations of independence. The Board cannot conclude that a director is independent if he or she falls into one of the following categories:

   . the director is an employee of the Company or its subsidiaries or is a former employee of the Company or its subsidiaries whose employment ended within the last five years (for this purpose, a director who serves as an interim Chairman or CEO shall not be considered a "former employee," and therefore may be deemed independent for purposes of this requirement immediately after his or her service as interim Chairman or CEO);

   . the director is, or within the past five years has been, affiliated with or employed by the present auditor of the Company (or an affiliate) or a firm that within the last five years was an auditor of the Company;

   . the director is, or within the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employees that director; or

   . the director has a spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or other person who shares his or her home (collectively, an "immediate family member") that falls into one of the foregoing three categories.

    4. The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee of the Board will consist entirely of independent directors.

    5. Every year the Board will set the Company's strategic direction and review and approve a [three-year] strategic framework and a one-year business plan.

    6. On an ongoing basis during each year, the Board will monitor the Company's performance against its annual operating plan and against the performance of its peers. In this connection, the Board will assess the impact of emerging political, regulatory and economic trends and developments on the Company.

    7. The Board, with the assistance of the Corporate Governance and Nominating Committee if the Board so requests, will at least annually conduct a self-evaluation to determine whether it and its various committees are functioning effectively. In order to make these assessments, the Board shall solicit annually the opinions of each director regarding the foregoing matters. On the basis of that self-evaluation, the Board shall consider whether any changes should be implemented to improve its effectiveness and the effectiveness of its various Committees.

    8.  Directors are encouraged to own shares of common stock of the Company.

    9. Directors are encouraged to limit the number of directorships that they hold in public companies so that they can devote sufficient time to the discharge of their responsibilities to each public company for which they serve as a director, including the Company.

    10. The members of the several Board committees shall be elected by the Board at the annual meeting of the Board to serve until the next annual meeting of the Board or until their successors shall be duly elected and qualified. Any member of a Committee may resign or be removed by the Board from membership on the Committee. Unless the Chair of any Committee is elected by the Board, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Chair of any Committee may be changed by the Board, or, if the Chair was selected by majority vote of the committee membership, by majority vote of the committee membership. The several Committee Chairs will periodically report the Committee's findings and conclusions to the Board.

    11. Succession planning and management development will be reviewed annually by the Chief Executive Officer with the Board.

    12. All executive officers are encouraged to own shares of the Company's common stock, in addition to any shares of restricted stock and options to purchase common stock they may hold.

    13. To the extent required by the applicable rules of the New York Stock Exchange, stockholders of the Company will be given an opportunity to vote on the adoption and the material revision of all equity-compensation plans, except inducement options, plans relating to mergers or acquisitions, and tax qualified or excess benefit plans. The Board understands that the New York Stock Exchange will preclude its member organizations from giving a proxy to vote a customer's shares on any equity compensation plan unless the beneficial owner of the shares has given voting instructions.

    14. Directors should exercise their business judgment in a manner they believe is consistent with their fiduciary duties. Directors should regularly attend meetings of the Board and of all Board Committees on which they serve. To prepare for meetings, directors should review the materials that are sent to them in advance of the meetings.

    15. Analyses and empirical data that are important to the directors' understanding of the business to be conducted at a meeting of the Board or any Committee should be distributed, to the extent practicable, in writing to all members in advance of the meeting. Management should make every reasonable effort to assure that this material is both concise and in sufficient detail to provide a reasonable basis upon which directors may make an informed business decision. In some cases, significant items requiring Board or Committee approval may be reviewed in one or more meetings, with the intervening time being used for clarification and discussion of relevant issues. Outside directors shall be encouraged to provide input into the development of Board and Committee meeting agenda.

    16. The Board of Directors of the Company will schedule regular executive sessions where non-management directors meet without management participation. "Non-management" directors are all those who are not Company officers, and include directors that are not officers but who are not independent. The non-management directors shall either select one of them to preside at these meetings, or shall establish a procedure by which the presiding director for each executive session will be selected. The non-management director so selected or the procedure so established shall be disclosed in the Company's annual proxy statement. In order that interested parties may be able to make their concerns known to the non-management directors, the Board will establish methods by which such parties may communicate directly with the presiding director or the non-management directors as a group, and the Board will cause such methods to be disclosed.

    17. Directors shall have complete access to the Company's management. It is assumed that directors will exercise reasonable judgment to assure that contact of this sort is not distracting to the business operations of the Company and that any such contact, if in writing, will be copied to the Chief Executive Officer and the Chairman of the Board. Furthermore, the Board encourages the Chief Executive Officer to bring managers into Board meetings from time to time who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas; or (b) represent potential members of future senior management that the Chief Executive Officer believes should be given exposure to the Board.

    18. While the information needed for the Board's decision making generally will be found within the Company, from time to time the Board may seek legal or other expert advise from sources independent of management. Each standing Committee of the Board shall have the sole authority, without further authorization from the Board, to engage, compensate, oversee and terminate external independent consultants, counsel and other advisors as it determines necessary to carry out its duties. The Company shall provide appropriate funding (as determined by each committee) for payment of compensation to advisors engaged by the Committees.

    19. The Board is responsible for the enactment and approval of changes in the Company's Code of Business Conduct and Ethics ("Policy Statement"). The Board's Audit Committee has responsibility for the oversight of the implementation and administration of the Policy Statement, the review and assessment at least annually of the effectiveness of the Policy Statement and the recommendation to the Board of suggested changes in the Policy Statement.

    20. The Board is aware that questions as to the independence of non-management directors may be raised when director's fees and emoluments exceed what is customary. The Board also is aware that similar concerns as to the independence of non-management directors may be raised if the Company makes substantial charitable contributions to organizations in which a non-management director is affiliated, or enters into of consulting contracts with (or providing other indirect forms of compensation to) directors. The Board intends to evaluate these matters when determining the form and amount of director compensation, and the independence of a director.
    21. While the Board will review from time to time its compensatory arrangements with its non-management directors, the Board believes that the form and amount of the Company's current compensatory arrangements with its non-management directors summarized below are both customary and appropriate:

   .  an annual retainer of $16,000;

   . an attendance fee of $2,000 for each board meeting attended (excluding telephonic meetings), plus reimbursement for related expenses;

   . an attendance fee of $500 for each committee meeting or telephonic board meeting attended;

   .  an annual fee of $2,000 for serving as a chairman of a board committee;
      and

   . an annual grant of an option to purchase 10,000 shares of common stock for a five-year term at an exercise price equal to the closing price of our common stock on the grant date.

    22. The Chief Executive Officer or other appointed members of the senior management team shall report to the Compensation Committee annually regarding the adequacy and suitability of the Company's Board compensation package in relation to other comparable sized U.S. companies. Changes in Board compensation, if any, should be suggested by the Compensation Committee and approved only after a full discussion among the members of the Board.

    23. The Board's Compensation Committee shall review and propose adoption by the Board of revisions to the Company's current compensatory arrangements with its non-officer directors and members of the Board's various committees.

    24. The Board will consider from time to time its optimum size and will increase or decrease from time to time, as appropriate, the number of its members.

    25. The Board is committed to the orientation and continuing education of new and incumbent directors at the Board and Committee levels.

    26. These Corporate Governance Guidelines have been developed and approved by the Board. The Board will review at least annually the practices incorporated into these Corporate Governance Guidelines by comparing them and the Board's experience with them to the evolving needs of the Company and determine whether these Corporate Governance Guidelines should be updated. These Corporate Governance Guidelines may be amended, modified or waived by the Board, subject to the disclosure and other requirements of the Securities Exchange Act of 1934, the applicable rules promulgated thereunder, and the applicable rules of the New York Stock Exchange. These Corporate Governance Guidelines shall be published in the Company's Proxy Statement or Annual Report to stockholders.

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                                (the "Company")

                              FIRST AMENDMENT TO
                        CORPORATE GOVERNANCE GUIDELINES
                            FOR BOARD OF DIRECTORS

    The last bullet-point of Section 21 is hereby amended and replaced in its entirety by the following:

     ". an annual grant of 10,000 shares of restricted stock that vests one-third on the grant date, one-third on the first anniversary of the grant date, and one-third on the second anniversary of the grant date."

    Adopted by the Board of Directors of the Company on March 24, 2003.

                                                                        Annex H

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                           2002 STOCK INCENTIVE PLAN

                        (As Adopted November 20, 2002)

    1.  Purpose.

The purpose of this Plan is to strengthen Plains Exploration & Production Company, a Delaware corporation (the "Company"), by providing an incentive to its employees, officers, consultants and directors and thereby encouraging them to devote their abilities and industry to the success of the Company's business enterprise. It is intended that this purpose be achieved by extending to employees (including future employees who have received a formal written offer of employment), officers, consultants and directors of the Company and its Subsidiaries and Affiliates an added long-term incentive for high levels of performance and unusual efforts through the grant of Incentive Stock Options, Nonqualified Stock Options, SARs, Performance Units and Performance Shares, Share Awards, Restricted Stock and Restricted Stock Units (as each term is herein defined).

    2.  Definitions.

For purposes of the Plan:

        2.1 "Adjusted Appreciation Value" means, in the event of a Change in Control, the appreciation in the Adjusted Fair Market Value of a Share for purposes of determining payments to be made to a Grantee, and shall be measured by determining the amount equal to the Adjusted Fair Market Value of a Share on the exercise date minus the exercise price of the SAR being exercised.

        2.2 "Adjusted Fair Market Value" means, in the event of a Change in Control, the greater of (a) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (b) the highest Fair Market Value of a Share during the ninety (90) day period ending on the date of a Change in Control.

        2.3 "Affiliate" means any entity, directly or indirectly, controlled by, controlling or under common control with the Company or any corporation or other entity acquiring, directly or indirectly, all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

        2.4 "Agreement" means the written agreement between the Company and an Optionee or Grantee evidencing the grant of an Option or Award and setting forth the terms and conditions thereof.

        2.5 "Appreciation Value" means the appreciation in the Fair Market Value of a Share for purposes of determining payments to be made to a Grantee, and shall be measured by determining the amount equal to the Fair Market Value of a Share on the exercise date minus the exercise price of the SAR being exercised.

        2.6 "Award" means a grant of SARs, Restricted Stock or Restricted Stock Units, a Performance Award, a Share Award or any or all of them.

        2.7  "Board" means the Board of Directors of the Company.

        2.8  "Cause" means:

            (a) for purposes of Section 6.4, the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries; and

            (b) in the case of an Optionee or Grantee whose employment with the Company, Subsidiary or Affiliate is subject to the terms of an employment agreement between such Optionee or Grantee and the Company, Subsidiary or Affiliate, which employment agreement includes a definition of "Cause", the term "Cause" as used in this Plan or any

        Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and

            (c) in all other cases, (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries or Affiliates which transaction is adverse to the interests of the Company or any of its Subsidiaries or Affiliates and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar minor offenses) provided, however, that following a Change in Control clause (i) of this Section 2.8(c) shall not constitute "Cause."

        2.9 "Change in Capitalization" means any increase or reduction in the number of Shares, or any change (including, but not limited to, in the case of a spin-off, dividend or other distribution in respect of Shares, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

        2.10 A "Change in Control" shall mean the occurrence of any of the following:

            (a) The acquisition by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of any securities of the Company which generally entitles the holder thereof to vote for the election of directors of the Company (the "Voting Securities") which, when added to the Voting Securities then "Beneficially Owned" by such Person, would result in such Person either "Beneficially Owning" fifty percent (50%) or more of the combined voting power of the Company's then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of the Company's directors; provided, however, that for purposes of this paragraph (a) of Section 2.10, a Person shall not be deemed to have made an acquisition of Voting Securities if such Person; (i) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of open market acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (ii) is the Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Controlled Entity"); (iii) acquires Voting Securities in connection with a "Non-Control Transaction" (as defined in paragraph (c) of this Section 2.10); or (iv) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities as a result of a transaction approved by a majority of the Incumbent Board (as defined in paragraph (b) below); or

            (b) The individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by the Company's stockholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

            (c) The consummation of a merger, consolidation or reorganization involving the Company (a "Business Combination"), unless (i) the stockholders of the Company, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (iii) no Person (other than (x) the Company or any Controlled Entity, (y) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Controlled Entity, or (z) any Person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities (a Business Combination described in clauses (i), (ii) and (iii) of this paragraph shall be referred to as a "Non-Control Transaction");

            (d) A complete liquidation or dissolution of the Company; or

            (e) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Controlled Entity).

        Notwithstanding the foregoing, if Optionee's or Grantee's employment is terminated and Optionee or Grantee reasonably demonstrates that such termination (x) was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, the date of a Change in Control with respect to Optionee or Grantee shall mean the date immediately prior to the date of such termination of employment.

A Change in Control shall not be deemed to occur solely because (A) fifty percent (50%) or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company or any Controlled Entity or (y) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately prior to such acquisition or (B) Plains Resources Inc. distributes to its stockholders all of the capital stock of the Company then held by it.

        2.11 "Code" means the Internal Revenue Code of 1986, as amended.

        2.12 "Committee" means a committee, as described in Section 3.1, appointed by the Board from time to time to administer the Plan and to perform the functions set forth herein.

        2.13 "Company" means Plains Exploration and Production Company.

        2.14 "Director" means a director of the Company.

        2.15 "Disability" means:

            (a) in the case of an Optionee or Grantee whose employment with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee or Grantee and the Company or Subsidiary, which employment agreement includes a definition of "Disability", the term "Disability" as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; or

            (b) the term "Disability" as used in the Company's long-term disability plan, if any; or

            (c) in all other cases, the term "Disability" as used in this Plan or any Agreement shall mean a physical or mental infirmity which impairs the Optionee's or Grantee's ability to perform substantially his or her duties for a period of one hundred eighty (180) consecutive days.

        2.16 "Division" means any of the operating units or divisions of the Company designated as a Division by the Committee.

        2.17 "Eligible Individual" means any of the following individuals who is designated by the Committee as eligible to receive Options or Awards subject to the conditions set forth herein: (a) any director, officer or employee of the Company, Subsidiary or Affiliate, (b) any individual to whom the Company or Subsidiary or Affiliate has extended a formal, written offer of employment, or (c) any consultant or advisor of the Company, Subsidiary or Affiliate.

        2.18 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        2.19 "Fair Market Value" on any date means the closing sales prices of the Shares (i) on the day before such date, or (ii) on such date if an Agreement so provides, on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if such Shares are not so listed or admitted to trading, the average of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market in which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Shares on such date, the Fair Market Value shall be the value established by the Board in good faith and, in the case of an Incentive Stock Option, in accordance with Section 422 of the Code.

        2.20 Intentionally deleted.

        2.21 "Grantee" means a person to whom an Award has been granted under the Plan.

        2.22 "Incentive Stock Option" means an Option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

        2.23 "Initial Public Offering" means the consummation of the first public offering of Shares pursuant to a registration statement (other than on Form S-8 or successor forms) filed with, and declared effective by, the Securities and Exchange Commission.

        2.24 "Nonemployee Director" means a director of the Company who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

        2.25 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

        2.26 "Option" means a Nonqualified Stock Option, an Incentive Stock Option, a Formula Option, or any or all of them.

        2.27 "Optionee" means a person to whom an Option has been granted under the Plan.

        2.28 "Outside Director" means a director of the Company who is an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

        2.29 "Parent" means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) with respect to the Company.

        2.30 "Performance Awards" means Performance Units, Performance Shares or either or both of them.

        2.31 "Performance-Based Compensation" means any Option or Award that is intended to constitute "performance based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

        2.32 "Performance Cycle" means the time period specified by the Committee at the time Performance Awards are granted during which the performance of the Company, or a Subsidiary Affiliate or Division will be measured.

        2.33 "Performance Objectives" has the meaning set forth in Section 11.

        2.34 "Performance Shares" means Shares issued or transferred to an Eligible Individual under Section 11.

        2.35 "Performance Units" means Performance Units granted to an Eligible Individual under Section 11.

        2.36 "Plan" means the Plains Exploration & Production Company 2002 Stock Incentive Plan, as amended and restated from time to time.

        2.37 "Retained Distribution" means any securities or other property (other than regular cash dividends) distributed by the Company in respect of Restricted Stock during any Restricted Period.

        2.38 "Restricted Period" means the period designated by the Committee during which Restricted Stock may not be sold, assigned, pledged or otherwise encumbered.

        2.39 "Restricted Stock" means Shares issued or transferred to an Eligible Individual pursuant to Section 9.

        2.40 "Restricted Stock Unit" means a right to receive one Share or a cash amount equal to the Fair Market Value of one Share or a combination thereof, as determined by the Committee in its sole discretion, subject to the terms of the Plan and the applicable Agreement.

        2.41 "SAR" means a right to receive the Appreciation Value of a Share.

        2.42 "Share Award" means an Award of Shares granted pursuant to Section 11.

        2.43 "Shares" means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.

        2.44 "Subsidiary" means (i) except as provided in subsection (ii) below, any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company, and (ii) in relation to the eligibility to receive Options or Awards other than Incentive Stock Options and continued employment for purposes of Options and Awards (unless the Committee determines otherwise), any entity, whether or not incorporated, in which the Company directly or indirectly owns 50% or more of the outstanding equity or other ownership interests.

        2.45 "Ten-Percent Stockholder" means an Eligible Individual, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent, Subsidiary or Affiliate.

    3.  Administration.

        3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A quorum shall be a majority of the members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if made by a vote at a meeting duly called and held. The Committee shall consist of one (1) or more Directors and may consist of the entire Board. If the Committee consists of less than the entire Board, then with respect to any Option or Award to an individual who is subject to
    Section 16 of the Exchange Act, the Committee shall consist of at least two
    (2) Directors each of whom shall be a Nonemployee Director and to the extent necessary for any award under the Plan to qualify as performance-based compensation for the purposes of Section 162(m) of the Code, the Committee shall consist of at least two (2) Directors each of whom shall be an Outside Director. For purposes of the preceding sentence, if one or more members of the Committee is not a Nonemployee Director and an Outside Director but recuses himself or herself or abstains from voting with respect to a particular action taken by the Committee, then the Committee, with respect to that action, shall be deemed to consist only of the members of the Committee who have not recused themselves or abstained from voting. Subject to applicable law, the Committee may delegate its authority under the Plan to any other person or persons.

        3.2 No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

        3.3 Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time to:

            (a) determine those Eligible Individuals to whom Options shall be granted under the Plan and the number of such Options to be granted and to prescribe the terms and conditions (which need not be identical) of each such Option, including the exercise price per Share, the vesting schedule and the duration of each Option, and make any amendment or modification to any Option Agreement consistent with the terms of the Plan;

            (b) select those Eligible Individuals to whom Awards shall be granted under the Plan and to determine the number of Shares in respect of which each Award is granted, the terms and conditions (which need not be identical) of each such Award, and make any amendment or modification to any Award Agreement consistent with the terms of the Plan;

            (c) to construe and interpret the Plan and the Options and Awards granted hereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan complies with Rule 16b-3 under the Exchange Act, the Code to the extent applicable and other applicable law, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Optionees and Grantees, and all other persons having any interest therein;

            (d) to determine the duration and purposes for leaves of absence which may be granted to an Optionee or Grantee on an individual basis without constituting a termination of employment or service for purposes of the Plan;

            (e) to exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

            (f) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

    4.  Stock Subject to the Plan; Grant Limitations.

        4.1 The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 500,000; provided, however, that in the aggregate, not more than 500,000 of the allotted Shares may be made the subject of Restricted Stock Awards or Restricted Stock Units under Sections 9 and 10 of the Plan respectively (other than Shares of Restricted Stock made in settlement of Performance Units pursuant to Section 11.1(b)). The maximum number of Shares that may be the subject of Options and Awards granted to an Eligible Individual in any one calendar year period may not exceed 300,000 Shares. The maximum dollar amount of cash or the Fair Market Value of Shares that any Eligible Individual may receive in any calendar year in respect of Performance Units denominated in dollars may not exceed $1,000,000. The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company's treasury, or partly out of each, such number of Shares as shall be determined by the Board.

        4.2 In connection with the grant of an Option or an Award (other than the grant of a Performance Unit denominated in dollars), the number of Shares shall be reduced by the number of Shares in respect of which the Option or Award is granted or denominated; provided, however, that if any Option is exercised by tendering Shares, either actually or by attestation, as full or partial payment of the exercise price, the maximum number of Shares available under Section 4.1 shall be increased by the number of Shares so tendered. In connection with the exercise of an Award of SARs, the maximum number of Shares available under Section 4.1 shall be increased by the number of Shares equal to the number of SARs being exercised minus the number of Shares that are issued upon such exercise, provided that if the number of Shares issued is greater than the number of SARs being exercised, the amount equal to the difference between those numbers shall be subtracted from the maximum number of Shares available under the Plan.

        4.3 Whenever any outstanding Option or Award or portion thereof expires, is canceled, is settled in cash (including the settlement of tax withholding obligations using Shares) or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Option or Award, the Shares allocable to the expired, canceled, settled or otherwise terminated portion of the Option or Award may again be the subject of Options or Awards granted hereunder.

        4.4 In no event may more than 500,000 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan.

    5.  Option Grants for Eligible Individuals.

        5.1 Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to select those Eligible Individuals who will receive Options, and the terms and conditions of the grant to such Eligible Individuals shall be set forth in an Agreement. Subject to applicable law and regulations, Incentive Stock Options may be granted only to Eligible Individuals who are employees of the Company or any Subsidiary or Affiliate.

        5.2 Exercise Price. The purchase price or the manner in which the exercise price is to be determined for Shares under each Option shall be determined by the Committee and set forth in the Agreement; provided, however, that the exercise price per Share under each Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

        5.3 Maximum Duration. Options granted hereunder shall be for such term as the Committee shall determine, provided that an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) and a Nonqualified Stock Option shall not be exercisable after the expiration of ten (10) years from the date it is granted; provided, however, that unless the Committee provides otherwise an Option (other than an Incentive Stock Option) may, upon the death of the Optionee prior to the expiration of the Option, be exercised for up to one
    (1) year following the date of the Optionee's death even if such period extends beyond ten (10) years from the date the Option is granted. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term as so extended exceed the maximum term provided for in the preceding sentence.

        5.4 Vesting. Subject to Section 7.4, each Option shall become exercisable in such installments (which need not be equal) and at such times as may be designated by the Committee and set forth in the Agreement. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any Option or portion thereof at any time.

        5.5 Limitations on Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no Incentive Stock Option shall be granted more than ten years after the effective date of the Plan. An Option shall be treated as an Incentive Stock Option only to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares with respect to which all Incentive Stock Options held by an Optionee (under the Plan and all other plans of the Company, its Parent or any Subsidiary), become exercisable for the first time during any calendar year does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted. To the extent this limitation is exceeded, an Option shall be treated as a Nonqualified Stock Option regardless of its designation as an Incentive Stock Option. Should any Incentive Stock Option remain exercisable after three months after employment terminates for any reason other than Disability or death, or after one year if employment terminates due to Disability, the Option shall immediately be converted to a Nonqualified Stock Option. In order to obtain the benefits of an Incentive Stock Option under the Code, no sale or other disposition may be made of any shares upon exercise of such Option until the later of one year from the date of issuance of the shares acquired pursuant to the exercise of the Option, or two years from the grant date of the Option. The Company shall have no liability in the event it is determined that any Option intended to be an Incentive Stock Option fails to qualify as such, whether such failure is a result of a disqualifying disposition or the terms of this Plan or any governing Agreement.

    6.  Grants for Nonemployee Directors and Outside Directors.

        6.1 Grant. In its discretion, the Committee may elect to grant Options (and other Awards) to Nonemployee Directors or Outside Directors under any terms or conditions it deems reasonable.

    7.  Terms and Conditions Applicable to All Options.

        7.1 Non-Transferability. No Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or, in the case of an Option other than an Incentive Stock Option, pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and an Option shall be exercisable during the lifetime of such Optionee only by the Optionee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Option (other than an Incentive Stock Option) at the time of grant or thereafter, that the Option may be transferred to members of the Optionee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Option shall be deemed to be the Optionee. For this purpose, immediate family means the Optionee's spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Option shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Optionee.

        7.2 Method of Exercise. The exercise of an Option shall be made only by a written notice delivered in person or by mail or telecopy to the Secretary of the Company at the Company's principal executive office (or through such other notification method that the Committee may adopt), specifying the number of Shares to be exercised and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid, in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee or (c) a combination of cash and the transfer of Shares; provided, however, that the Committee may determine that the exercise price shall be paid only in cash. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares. Notwithstanding the foregoing, to the extent that the Committee determines that a cashless exercise or other method of exercise hereunder by an Optionee would be deemed under applicable law, regulation or exchange requirement, to be an impermissible extension of credit or arrangement of credit by the Company for the benefit of an officer, or to be prohibited for any other reason, such method of exercise shall not be permitted with respect to such Optionee.

        7.3 Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any Shares subject to any Option unless and until (a) the Option shall have been exercised pursuant to the terms thereof, (b) the Company shall have issued and delivered Shares to the Optionee, and (c) the Optionee's name shall have been entered as a stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Shares, subject to such terms and conditions as may be set forth in the applicable Agreement.

        7.4 Effect of Change in Control. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of an Option, an Optionee will be permitted to surrender to the Company for cancellation within ninety (90) days after such Change in Control any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (a) (i) in the case of a Nonqualified Stock Option, the greater of (A) the Fair Market Value, on the day preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or (B) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered or
    (ii) in the case of an Incentive Stock Option, the Fair Market Value, on the day preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered, over (b) the aggregate exercise price for such Shares under the Option or portion thereof surrendered. The Committee has the discretion to modify an Option to include the provision set forth in the preceding sentence. In the event that the Committee requires exercise of Options at the time of such Change in Control, they shall be cancelled effective as of the Change in Control. The Committee may require cancellation of Options in the Agreement evidencing the Options or by resolution at the time of a Change in Control. Notwithstanding any other provision of this Plan or any Agreement, the Committee may require such cancellation without an Optionee's consent even if the cancellation is a modification of the terms of an Option. In the event an Optionee's employment or service with the Company and its Subsidiaries terminates following a Change in Control, each Option held by the Optionee that remains outstanding after the Change in Control and that was exercisable as of the date of termination of the Optionee's employment or service shall, notwithstanding any shorter period set forth in the Agreement evidencing the Option, remain exercisable for a period ending not before the earlier of (x) the first anniversary of the termination of the Optionee's employment or service or (y) the expiration of the stated term of the Option.

    8.  SARs.

        8.1 Grant. The Committee may in its discretion, either alone or in connection with the grant of an Option, grant SARs to Eligible Individuals in accordance with the Plan, the terms and conditions of which shall be set forth in an Agreement. If granted in connection with an Option, a SAR shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 8, be subject to the same terms and conditions as the related Option. A SAR may be granted (i) at any time if unrelated to an Option, or (ii) if related to an Option, at the time of grant.

        8.2 SAR Related to an Option.

            (a) Exercise. A SAR granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable. A SAR granted in connection with an Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price specified in the related Option Agreement.

            (b) Amount Payable. Upon the exercise of SARs related to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (A) the Appreciation Value of a Share, by (B) the number of SARs being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any SAR by including such a limit in the Agreement evidencing the SAR at the time it is granted.

            (c) Treatment of Related Options and SARs Upon Exercise. Upon the exercise of a SAR granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the SAR is exercised, and upon the exercise of an Option granted in connection with a SAR, the SAR shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

            8.3 SAR Unrelated to an Option. The Committee may grant SARs unrelated to Options. SARs unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 8.7), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. Upon exercise of a SAR unrelated to an Option, the Grantee shall be entitled to receive an amount determined by multiplying (A) the Appreciation Value of a Share, by (B) number of SARs being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any SAR by including such a limit in the Agreement evidencing the SAR at the time it is granted.

            8.4 Method of Exercise. The exercise of an Award of SARs shall be made only by a written notice delivered in person or by mail or telecopy to the Secretary of the Company at the Company's principal executive office (or through such other notification method that the Committee may adopt), specifying the number of SARs with respect to which the Award is being exercised. If requested by the Committee, the Grantee shall deliver the Agreement evidencing the SARs being exercised and the Agreement evidencing any related Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Grantee.

            8.5 Form of Payment. Payment of the amount determined under Sections 8.2(b) or 8.3 shall be made solely in cash.

            8.6 Effect of Change in Control. In the event of a Change in Control, all outstanding SARs shall become immediately and fully exercisable. In addition, to the extent set forth in an Agreement evidencing the grant of a SAR unrelated to an Option (including as such Agreement may be amended in the Committee's sole discretion prior the Change in Control), a Grantee will be entitled to receive a payment from the Company in cash (provided that the SARs have any Appreciation Value), as the Committee shall determine, with a value equal to (A) the greater of (x) the aggregate Appreciation Value, on the date of exercise, of the unexercised SARS and (y) the aggregate Adjusted Fair Market Value, on the date of exercise, of the unexercised SARs. In the event that the Committee requires exercise of SARs at the time of such Change in Control (even if they have no Appreciation Value), they shall be cancelled effective as of the Change in Control. The Committee may require cancellation of SARs in the Agreement evidencing the SARs or by resolution at the time of a Change in Control. Notwithstanding any other provision of this Plan or any Agreement, the Committee may require such cancellation without a Grantee's consent even if the cancellation is a modification of the terms of the SARs. In the event a Grantee's employment or other service with the Company terminates following a Change in Control and any SARs remain outstanding after the Change in Control, each SAR held by the Grantee that was exercisable as of the date of termination of the Grantee's employment or other service shall remain exercisable for a period ending not before the earlier of the first anniversary of (A) the termination of the Grantee's employment or (B) the expiration of the stated term of the SAR.

        8.7 Non-Transferability. No SARs shall be transferable by the Grantee otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act), and SARs shall be exercisable during the lifetime of such Grantee only by the Grantee or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may set forth in the Agreement evidencing an Award of SARs at the time of grant or thereafter, that the SARs may be transferred to members of the Grantee's immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Plan, a transferee of an Award of SARs shall be deemed to be the Grantee. For this purpose, immediate family means the Grantee's spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren. The terms of an Award shall be final, binding and conclusive upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

    9.  Restricted Stock.

        9.1 Grant. The Committee may grant Awards to Eligible Individuals of Restricted Stock, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine and (without limiting the generality of the foregoing) such Agreements may require that an appropriate legend be placed on Share certificates. Awards of Restricted Stock shall be subject to the terms and provisions set forth below in this Section 9.

        9.2 Rights of Grantee. Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Grantee as soon as reasonably practicable after the Award is granted provided that the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares. If a Grantee shall fail to execute the Agreement evidencing a Restricted Stock Award, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with a Restricted Stock Award shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares (other than Retained Distributions). The Company shall retain custody of all Retained Distributions made or declared with respect to the Restricted Stock and such Retained Distributions shall be subject to the same restrictions on terms and conditions as are applicable to the Restricted Stock.

        9.3 Non-transferability. Until all restrictions upon the Shares of Restricted Stock awarded to a Grantee shall have lapsed in the manner set forth in Section 9.4, such Shares and Retained Distribution shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

        9.4 Lapse of Restrictions.

            (a) Generally. Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine (the "Restricted Period"). The Agreement evidencing the Award shall set forth any such restrictions.

            (b) Effect of Change in Control. Unless the Committee shall determine otherwise at the time of the grant of an Award of Restricted Stock, the restrictions upon Shares of Restricted Stock shall lapse upon a Change in Control. The Agreement evidencing the Award shall set forth any such provisions.

        9.5 Treatment of Dividends.   At the time an Award of Shares of
    Restricted Stock is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on such Shares by the Company shall be
    (a) deferred until the lapsing of the restrictions imposed upon such Shares and (b) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Shares of Restricted Stock) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Shares of Restricted Stock (whether held in cash or as additional Shares of Restricted Stock), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Shares of Restricted Stock shall be forfeited upon the forfeiture of such Shares.

        9.6 Delivery of Shares. Upon the lapse of the restrictions on Shares of Restricted Stock, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

        10. Restricted Stock Units.

        10.1 Grant. The Committee may grant Awards of Restricted Stock Units to Eligible Individuals, which shall be evidenced by an Agreement between the Company and the Grantee. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine, subject to the terms and provisions set forth below in this
    Section 10.

        10.2 Rights of Grantees. Until all restrictions upon the Restricted Stock Units awarded to a Grantee shall have lapsed in the manner set forth in Section 10.5, the Grantee shall not be a shareholder of the Company, nor have any of the rights or privileges of a shareholder of the Company, including, without limitation, rights to receive dividends and voting rights.

        10.3 Restricted Stock Unit Account. The Company shall establish and maintain a separate account ("Restricted Stock Unit Account") for each Grantee who has received a grant of Restricted Stock Units, and such account shall be credited for the number of Restricted Stock Units granted to such Grantee. Unless otherwise provided in an applicable Restricted Stock Unit Agreement, a Grantee's Restricted Stock Unit Account shall be credited for any securities or other property (including regular cash dividends) distributed by the Company in respect of its Shares. Any such property shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate.

        10.4 Non-transferability. Until all restrictions upon the Restricted Stock Units awarded to a Grantee shall have lapsed in the manner set forth in Section 10.5, such Restricted Stock Units and any related securities, cash dividends or other property credited to a Restricted Stock Unit Account shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

        10.5 Vesting.

            (a) Generally. Restricted Stock Units awarded hereunder and any related securities, cash dividends or other property credited to the Restricted Stock Unit Account shall vest at such time or times and on such terms and conditions as the Committee may determine. The Agreement evidencing the Award of Restricted Stock Units shall set forth any such terms and conditions.

            (b) Effect of Change in Control. Unless the Committee shall determine otherwise at the time of the grant of an Award of Restricted Stock Units, the Restricted Stock Units and any related securities, cash dividends or other property credited to the Restricted Stock Unit Account shall vest upon a Change in Control. The Agreement evidencing the Award of Restricted Stock Units shall set forth any such provisions.

        10.6 Payment or Delivery of Shares and Other Property. As soon as practicable after each vesting date of an Award of Restricted Stock Units, payment shall be made in Shares or in cash or in a combination thereof (based upon the Fair Market Value of the Shares on the day all restrictions lapse), as determined by the Committee in its sole discretion. If payment is made in Shares, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares free of all restrictions hereunder. Any securities, cash dividends or other property credited to a Restricted Stock Unit Account other than Restricted Stock Units shall be paid in kind, or, in the discretion of the Committee, in cash.

    11. Performance Awards.

        11.1 Performance Units. The Committee, in its discretion, may grant Awards of Performance Units to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Performance Units may be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Objectives within the Performance Cycle, represent the right to receive payment as provided in Section 11.3(c) of (i) in the case of Share-denominated Performance Units, the Fair Market Value of a Share on the date the Performance Unit was granted, the date the Performance Unit became vested or any other date specified by the Committee, (ii) in the case of dollar-denominated Performance Units, the specified dollar amount or (iii) a percentage (which may be more than 100%) of the amount described in clause (i) or (ii) depending on the level of Performance Objective attainment; provided, however, that, the Committee may at the time a Performance Unit is granted specify a maximum amount payable in respect of a vested Performance Unit. Each Agreement shall specify the number of Performance Units to which it relates, the Performance Objectives which must be satisfied in order for the Performance Units to vest and the Performance Cycle within which such Performance Objectives must be satisfied.

            (a) Vesting and Forfeiture. Subject to Sections 11.3(c) and 11.4, a Grantee shall become vested with respect to the Performance Units to the extent that the Performance Objectives set forth in the Agreement are satisfied for the Performance Cycle.

            (b) Payment of Awards. Subject to Section 11.3(c), payment to Grantees in respect of vested Performance Units shall be made as soon as practicable after the last day of the Performance Cycle to which such Award relates unless the Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Agreement. Subject to Section 11.4, such payments may be made entirely in Shares valued at their Fair Market Value, entirely in cash, or in such combination of Shares and cash as the Committee in its discretion shall determine at any time prior to such payment; provided, however, that if the Committee in its discretion determines to make such payment entirely or partially in Shares of Restricted Stock, the Committee must determine the extent to which such payment will be in Shares of Restricted Stock and the terms of such Restricted Stock at the time the Award is granted.

        11.2 Performance Shares. The Committee, in its discretion, may grant Awards of Performance Shares to Eligible Individuals, the terms and conditions of which shall be set forth in an Agreement between the Company and the Grantee. Each Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

            (a) Rights of Grantee. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Grantee; provided, however, that no Performance Shares shall be issued until the Grantee has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Grantee shall fail to execute the Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow agent, the Grantee shall have, in the discretion of the Committee, all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

            (b) Non-transferability. Until any restrictions upon the Performance Shares awarded to a Grantee shall have lapsed in the manner set forth in Sections 11.2(c) or 11.4, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Grantee. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

            (c) Lapse of Restrictions. Subject to Sections 11.3(c) and 11.4, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Objectives as the Committee may, in its discretion, determine at the time an Award is granted.

            (d) Treatment of Dividends. At the time the Award of Performance Shares is granted, the Committee may, in its discretion, determine that the payment to the Grantee of dividends, or a specified portion thereof, declared or paid on Shares represented by such Award which have been issued by the Company to the Grantee shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Company for the account of the Grantee until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in shares of Stock (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

            (e) Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded hereunder, the Committee shall cause a stock certificate to be delivered to the Grantee with respect to such Shares, free of all restrictions hereunder.

    11.3 Performance Objectives.

            (a) Establishment. Performance Objectives for Performance Awards may be expressed in terms of (i) revenue, (ii) net income, (iii) operating income; (iv) earnings per Share, (v) Share price, (vi) pre-tax profits, (vii) net earnings, (viii) return on equity or assets,
        (ix) sales, (x) market share, (xi) total Shareholder return, (xii) total Shareholder return relative to peers or (xiii) any combination of the foregoing. Performance Objectives may be in respect of the performance of the Company, any of its Subsidiaries or Affiliates, any of its Divisions or segments or any combination thereof. Performance Objectives may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The Performance Objectives with respect to a Performance Cycle shall be established in writing by the Committee by the earlier of (x) the date on which a quarter of the Performance Cycle has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Cycle, and in any event while the performance relating to the Performance Objectives remain substantially uncertain.

            (b) Effect of Certain Events. At the time of the granting of a Performance Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Performance Award as Performance-Based Compensation, the Committee may provide for the manner in which performance will be measured against the Performance Objectives (or may adjust the Performance Objectives), include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures or other corporate transactions, core process redesigns, structural changes/outsourcing, and foreign exchange impacts.

            (c) Determination of Performance. Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Performance Award that is intended to constitute Performance-Based Compensation made to a Grantee who is subject to Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance

        Objectives have been satisfied to the extent necessary for such Award to qualify as Performance Based Compensation.

        11.4 Effect of Change in Control. In the event of a Change in Control, unless otherwise determined by the Committee and set forth in the Agreement evidencing the Award:

            (a) With respect to Performance Units, the Grantee shall (i) become vested in all outstanding of the Performance Units as if all Performance Objectives had been satisfied at the maximum level and (ii) be entitled to receive in respect of all Performance Units which become vested as a result of a Change in Control a cash payment within ten
        (10) days after such Change in Control.

            (b) With respect to Performance Shares, all restrictions shall lapse immediately on all outstanding Performance Shares as if all Performance Objectives had been satisfied at the maximum level.

            (c) The Agreements evidencing Performance Shares and Performance Units shall provide for the treatment of such Awards (or portions thereof), if any, which do not become vested as the result of a Change in Control, including, but not limited to, provisions for the adjustment of applicable Performance Objectives.

        11.5 Non-transferability. Until the vesting of Performance Units or the lapsing of any restrictions on Performance Shares, as the case may be, such Performance Units or Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

    12.  Other Share Based Awards.

    The Committee may grant a Share Award to any Eligible Individual on such terms and conditions as the Committee may determine in its sole discretion. Share Awards may be made as additional compensation for services rendered by the Eligible Individual or may be in lieu of cash or other compensation to which the Eligible Individual is entitled from the Company.

    13.  Effect of a Termination of Employment.

    Unless set forth in this Plan, the Agreement evidencing the grant of each Option and each Award shall set forth the terms and conditions applicable to such Option or Award upon a termination or change in the status of the employment of the Optionee or Grantee by the Company, or a Subsidiary, Affiliate or Division (including a termination or change by reason of the sale of a Subsidiary, Affiliate or Division), which shall be as the Committee may, in its discretion, determine at the time the Option or Award is granted or thereafter. Notwithstanding the foregoing, if the terms of any employment agreement require that Options or Awards granted to an individual receive a specific treatment upon termination of employment, such terms shall be deemed to have been included in the Optionee's or Grantee's Agreement evidencing the Option or Award as of the date of grant of such Option or Award provided that such terms do not conflict with any of the terms of the Plan.

    14.  Adjustment Upon Changes in Capitalization.

            (a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number, exercise price and class of Shares or other stock or securities with respect to which Options or Awards may be granted under the Plan, (ii) the maximum number, exercise price and class of Shares or other stock or securities that may be issued upon exercise of Incentive Stock Options, (iii) the maximum number, exercise price and class of Shares or other stock or securities with respect to which Options or Awards may be granted to any Eligible Individual in any one calendar year period, (iv) the number, exercise price and class of Shares or other stock or securities which are subject to outstanding Options or Awards granted under the Plan and (v) the Performance Objectives. As appropriate, such adjustment may include substituting stock or securities of another Company for the Shares covered by the original Option or Award.

            (b) Any such adjustment in the Shares or other stock or securities subject to: (i) outstanding Options or Awards that are intended to qualify as Performance-Based Compensation shall be made in such a manner as not to adversely affect the treatment of the Options or Awards as Performance-Based Compensation, or (ii) outstanding Incentive Stock Options (including any adjustments in the exercise price) shall be made, to the extent possible, in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and as permitted by Sections 422 and 424 of the Code.

            (c) If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to, or an Optionee shall be entitled to exercise an Option with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award or Option, as the case may be, prior to such Change in Capitalization.

    15.  Effect of Certain Transactions.

    Subject to Sections 7.4, 8.7, 9.4(b), 10.5(b) and 11.4 or as otherwise provided in an Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a "Transaction"), the Plan and the Options and Awards issued hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Option or Award shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Optionee and Grantee shall be entitled to receive in respect of each Share subject to any outstanding Options or Awards, as the case may be, upon exercise of any Option or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Options and Awards prior to such Transaction. The treatment of any Option or Award as provided in this Section 15 shall be conclusively presumed to be appropriate for purposes of Section 11.

    16.  Interpretation.

    Following the required registration of any equity security of the Company pursuant to Section 12 of the Exchange Act:

            (a) The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

            (b) Unless otherwise expressly stated in the relevant Agreement, each Option, and Performance Award granted under the Plan is intended to be Performance-Based Compensation. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Awards to fail to qualify as Performance-Based Compensation.

    17. Termination and Amendment of the Plan or Modification of Options and Awards.

    The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Award may be granted thereafter; provided, however, that no Option or Award may be granted after the first stockholders meeting after the Initial Public Offering unless the stockholders have approved the Plan at such meeting. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, modify or suspend the Plan or any Agreement hereunder; provided, however, that:

            (a) no such amendment, modification, suspension or termination shall: (i) impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee (unless expressly provided for and only to the extent provided for in Sections 7.4, 8.7, 14(b)(ii), or 15, (ii) deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan, or (iii) constitute a repricing of any Option or substitute a new Option for a previous Option which substitution would constitute a repricing, and

            (b) to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or exchange requirement.

    18.  Non-Exclusivity of the Plan.

    The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

    19.  Limitation of Liability.

    As illustrative of the limitations of liability of the Company, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

            (a) give any person any right to be granted an Option or Award other than at the sole discretion of the Committee;

            (b) give any person any rights whatsoever with respect to Shares except as specifically provided in the Plan;

            (c) limit in any way the right of the Company or any Subsidiary or Affiliate to terminate the employment of any person at any time; or

            (d) be evidence of any agreement or understanding, expressed or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

    20.  Regulations and Other Approvals; Governing Law.

        20.1 Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles thereof.

        20.2 The obligation of the Company to sell or deliver Shares with respect to Options and Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

        20.3 The Board may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Eligible Individuals granted Incentive Stock Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

        20.4 Each Option and Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Option or Award or the issuance of Shares, no Options or Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

        20.5 Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Option or Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Company in writing that the Shares acquired by such individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended or have an appropriate legend placed thereon to reflect their status as restricted securities as aforesaid.

    21.  Miscellaneous.

        21.1 Multiple Agreements. The terms of each Option or Award may differ from other Options or Awards granted under the Plan at the same time, or at some other time. The Committee may also grant more than one Option or Award to a given Eligible Individual during the term of the Plan, either in addition to, or in substitution for, one or more Options or Awards previously granted to that Eligible Individual unless such substitution would constitute a repricing.

        21.2 Withholding of Taxes.

            (a) At such times as an Optionee or Grantee recognizes taxable income in connection with the receipt of Shares or cash hereunder (a "Taxable Event"), the Optionee or Grantee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the "Withholding Taxes") prior to the issuance, or release from escrow, of such Shares or the payment of such cash. The Company shall have the right to deduct from any payment of cash to an Optionee or Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. The Committee may provide in the Agreement at the time of grant, or at any time thereafter, that the Optionee or Grantee, in satisfaction of the obligation to pay Withholding Taxes to the Company, may elect to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.

            (b) If an Optionee makes a disposition, within the meaning of
        Section 424(c) of the Code and the regulations promulgated thereunder, of any Share or Shares issued to such Optionee pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such Share or Shares to the Optionee pursuant to such exercise, the Optionee shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

        21.3 Substitute Options and Awards.

    The Committee shall have the authority to substitute Options and Awards under this Plan for any options and awards that are transferred to the Company or an Affiliate whether such transfer occurs due to a Change in Control or any other corporate action or transaction that the Committee deems appropriate for such substitution. The number of Shares covered by such substitute Options or Awards shall not reduce the aggregate number of Shares available for grant under the Plan; and shall not be subject to the other limitations set forth in
Section 4.1 unless required by applicable law. The date of grant of any replacement Option or Award shall relate back to the initial option or award being assumed or replaced, and service with the acquired business shall constitute service with the Company or its Affiliates the date it was adopted.

        21.4 Effective Date. The effective date of this Plan shall be the date it was adopted by the Board; provided, however, that no Options or Awards shall be granted hereunder unless and until the Company's stockholders have approved the Plan, and no Incentive Stock Options may be granted hereunder unless approval by the Company's Stockholders occurs within twelve (12) months of adoption of the Plan by the Board.

                                                                        Annex I
                              FIRST AMENDMENT TO
                    PLAINS EXPLORATION & PRODUCTION COMPANY
                           2002 STOCK INCENTIVE PLAN

    WHEREAS, Plains Exploration & Production Company (the "Company"), having previously adopted the Plains Exploration & Production Company 2002 Stock Incentive Plan (the "Plan"), and in accordance with the powers granted to the board of directors of the Company (the "Board") pursuant to Section 17 of the Plan, does hereby amend the Plan, effective as of the effective date of the approval by the stockholders of the Company of (i) the Plan, (ii) this amendment, and (iii) the merger of 3TEC Energy Corporation into a wholly-owned subsidiary of the Company as follows:

    RESOLVED, the first sentence of Section 4.1 of the Plan is hereby amended and replaced in its entirety by the following:

          "The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 1,500,000: provided, however, that in the aggregate, not more than 1,500,000 of the allotted Shares may be made the subject of Restricted Stock awards or Restricted Stock Units under Section 9 and 10 of the Plan respectively (other than Shares of Restricted Stock made in settlement of Performance Units pursuant to Section 11.1(b))."

    RESOLVED FURTHER, Section 4.4 of the Plan is hereby amended and replaced in its entirety by the following:

          "In no event may more than 1,500,000 Shares be issued upon the exercise of Incentive Stock Options granted under the Plan."

    FURTHER RESOLVED, each of the officers of the Company shall have authority to take such further action as they or any of them may deem necessary to effectuate the foregoing.

    Adopted by the Board on February 19, 2003.

                                                                        Annex J

                    PLAINS EXPLORATION & PRODUCTION COMPANY

                                (the "Company")

                              FIRST AMENDMENT TO
                        CHARTER OF THE AUDIT COMMITTEE

    Paragraph 2 under the Section titled "Organization" is hereby amended and replaced in its entirety by the following:

    "At least one member of the Committee shall be a financial expert who shall have, through (a) education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions, (b) experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions, (c) experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements, or (d) other relevant experience:

   . an understanding of generally accepted accounting principles and financial statements;

   . the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

   . experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company's financial statements, or experience actively supervising one or more persons engaged in such activities;

   . an understanding of internal controls and procedures for financial reporting;

   .  an understanding of audit committee functions;

   . such other experience as may be required to meet any additional requirements promulgated by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002."


    Adopted by the Board of Directors of the Company on February 19, 2003.